Filed Pursuant to Rule 424(b)(3)
Registration No. 333-219208

JOINT PROXY STATEMENT/PROSPECTUS

To the Stockholders of Digital Realty Trust, Inc. and the Stockholders of DuPont Fabros Technology, Inc.:

The board of directors of Digital Realty Trust, Inc., which we refer to as DLR, and the board of directors of DuPont Fabros Technology, Inc., which we refer to as DFT, have each unanimously approved an Agreement and Plan of Merger, dated as of June 8, 2017, as it may be amended from time to time, which we refer to as the merger agreement, by and among DLR, Penguins REIT Sub, LLC, a wholly owned subsidiary of DLR, which we refer to as REIT Merger Sub, Digital Realty Trust, L.P., a subsidiary of DLR, which we refer to as DLR OP, Penguins OP Sub 2, LLC, a wholly owned subsidiary of DLR OP, which we refer to as Merger Sub GP, Penguins OP Sub, LLC, a subsidiary of DLR OP and Merger Sub GP, which we refer to as OP Merger Sub, DFT and DuPont Fabros Technology, L.P., which we refer to as DFT OP. Pursuant to the merger agreement, DLR and DFT will combine through (i) a merger of DFT with and into REIT Merger Sub, with REIT Merger Sub surviving the merger as the Surviving Entity, which we refer to as the company merger and (ii) a merger of OP Merger Sub with and into DFT OP, with DFT OP surviving the merger as the Surviving Partnership, which we refer to as the partnership merger, and together with the company merger, the mergers. The Combined Company after the mergers, which we refer to as the Combined Company, will retain the name “Digital Realty Trust, Inc.” and will continue to trade on the New York Stock Exchange, or NYSE, under the symbol “DLR”. The executive officers of DLR immediately prior to the effective time of the company merger will continue to serve as the executive officers of the Combined Company, with A. William Stein continuing to serve as the Chief Executive Officer of the Combined Company. The obligations of DLR and DFT to effect the mergers are subject to the satisfaction or waiver of certain customary conditions set forth in the merger agreement (including the applicable approvals of each company’s stockholders).

If the company merger is completed pursuant to the merger agreement, (i) each share of DFT common stock outstanding immediately prior to the effective time of the company merger will convert into the right to receive 0.545 shares of DLR common stock and (ii) each share of 6.625% Series C Cumulative Redeemable Perpetual Preferred Stock of DFT, which we refer to as DFT Series C preferred stock, will convert into the right to receive one share of a newly designated class of preferred stock of DLR, the 6.625% Series C Cumulative Redeemable Perpetual Preferred Stock of DLR, which we refer to as the DLR Series C preferred stock, with substantially similar rights, privileges and preferences as the DFT Series C preferred stock.

Additionally, if the company merger is completed pursuant to the merger agreement, (i) each outstanding share of restricted DFT common stock granted under a DFT equity plan, which we refer to as DFT restricted share, will vest and all restrictions thereon will lapse, and each such DFT restricted share will be cancelled and converted into the right to receive 0.545 shares of DLR common stock, (ii) each outstanding DFT performance stock unit granted under a DFT equity plan will vest at the greater of (x) the applicable target-level of performance or (y) actual performance through the effective time of the company merger in accordance with the applicable award agreement, as determined by DFT in its sole discretion, and each such vested DFT performance stock unit will be cancelled and converted into the right to receive 0.545 shares of DLR common stock, and (iii) each outstanding and unexercised option to purchase shares of DFT common stock granted under a DFT equity plan, which we refer to as DFT stock option, will be assumed by DLR and converted into an option (x) covering a number of shares of DLR common stock equal to the number of shares of DFT common stock subject to such DFT stock option immediately prior to the effective time of the company merger multiplied by the exchange ratio of 0.545, rounded down to the nearest whole share; and (y) with an exercise price per share of DLR common stock equal to the exercise price per share of such DFT stock option as of immediately prior to the effective time of the company merger, divided by the exchange ratio of 0.545, rounded up to the nearest whole cent. As of August 7, 2017, there were no outstanding and unexercised DFT stock options.

If the partnership merger is completed pursuant to the merger agreement, each common unit of DFT OP outstanding immediately prior to the effective time of the partnership merger will be converted into the right to receive 0.545 common units in DLR OP. Alternatively, each limited partner (excluding DFT) holding such DFT OP common units may elect to receive 0.545 validly issued, fully paid and nonassessable shares of DLR common stock for any DFT OP common unit held by it (if a limited partner elects to receive DLR common stock for any or all of its DFT OP common units, it will be deemed to have redeemed its DFT OP common units for an equal number of shares of DFT common stock immediately prior to the partnership merger, with such DFT common stock converted into the right to receive DLR common stock and cash in lieu of fractional shares at the exchange ratio in the company merger pursuant to the exchange procedures described further in this joint proxy statement/prospectus). Each Series C preferred partnership unit of DFT OP will be converted into one validly issued Series C preferred partnership unit of DLR OP.

In connection with the mergers, we anticipate that DLR will issue or reserve a total of approximately 49,562,277 shares of DLR common stock, including (i) 42,886,082 shares of DLR common stock in exchange for the DFT common stock in the company merger (which includes 190,470 shares of DLR common stock in exchange for the DFT restricted shares), (ii) 359,983 shares of DLR common stock in exchange for DFT performance units assuming such DFT performance units vest at 300% of target upon closing of the company merger, (iii) no shares of DLR common stock in respect of DFT stock options that DLR will assume in the mergers (as of August 7, 2017, there were no outstanding and unexercised DFT stock options), and (iv) 6,316,212 shares of DLR common stock if all of the limited partners (excluding DFT) of DFT OP elect to receive DLR common stock instead of common units in DLR OP in connection with the partnership merger. Upon completion of the mergers, we estimate that continuing DLR stockholders will own approximately 77% of the issued and outstanding common stock of the Combined Company, and former DFT security holders will own approximately 23% of the issued and outstanding common stock of the Combined Company, assuming (1) all of the unvested DFT performance stock unit awards vest at the maximum level (i.e., 300% of target), provided that the actual number of DFT performance stock units that vest at the effective time of the company merger will be determined based on the greater of (i) the applicable target-level of performance or (ii) actual performance through the effective time of the company merger in accordance with the applicable award agreement, as determined by DFT in its sole discretion, and (2) all of the limited partners (excluding DFT) of DFT OP elect to receive shares of DLR common stock instead of common units in DLR OP.

In connection with the proposed mergers, DLR and DFT will each hold a special meeting of their respective stockholders. At the DLR special meeting, DLR stockholders will be asked to vote on (i) a proposal to approve the issuance of DLR common stock to DFT stockholders in the mergers and (ii) a proposal to approve one or more adjournments of the DLR meeting to another date, time or place, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the issuance of shares of DLR common stock in connection with the mergers. At the DFT special meeting, DFT stockholders will be asked to vote on (i) a proposal to approve the company merger and the other transactions contemplated by the merger agreement, (ii) an advisory (non-binding) proposal to approve certain compensation that may be paid or become payable to the named executive officers of DFT in connection with the mergers, and (iii) a proposal to approve one or more adjournments of the DFT meeting to another date, time or place, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the company merger and the other transactions contemplated by the merger agreement.

The record date for determining the stockholders entitled to receive notice of, and to vote at, the DLR special meeting and the DFT special meeting is August 14, 2017. The mergers cannot be completed unless, among other matters, (i) DFT stockholders approve the company merger and the other transactions contemplated by the merger agreement by the affirmative vote of at least a majority of the votes entitled to be cast on such proposal, and (ii) DLR stockholders approve the issuance of DLR common stock in connection with the mergers by the affirmative vote of at least a majority of all votes cast on the proposal.

The DLR board of directors has unanimously (i) determined and declared that the merger agreement, the mergers and the other transactions contemplated by the merger agreement, including the issuance of DLR common stock in connection with the mergers, are advisable and in the best interests of DLR and its stockholders, (ii) approved the merger agreement, the mergers and the other transactions contemplated by the merger agreement, and (iii) authorized and approved the issuance of shares of DLR common stock in connection with the mergers. The DLR board of directors unanimously recommends that DLR stockholders vote FOR the proposal to approve the issuance of shares of DLR common stock in connection with the mergers and FOR the proposal to approve one or more adjournments of the DLR meeting to another date, time or place, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the issuance of shares of DLR common stock in connection with the mergers.

The DFT board of directors has unanimously (i) determined that the mergers and the other transactions contemplated by the merger agreement are advisable and in the best interests of DFT and its stockholders, (ii) authorized and approved each of the mergers and the other transactions contemplated by the merger agreement, and (iii) approved and adopted the merger agreement. The DFT board of directors unanimously recommends that DFT stockholders vote FOR the proposal to approve the company merger and the other transactions contemplated by the merger agreement, FOR the advisory (non-binding) proposal to approve certain compensation that may be paid or become payable to the named executive officers of DFT in connection with the mergers, and FOR the proposal to approve one or more adjournments of the DFT meeting to another date, time or place, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the company merger and the other transactions contemplated by the merger agreement.

This joint proxy statement/prospectus contains important information about DLR, DFT, the mergers, the merger agreement and the special meetings. This document is also a prospectus for shares of DLR common stock and DLR Series C preferred stock that will be issued to DFT stockholders pursuant to the merger agreement. We encourage you to read this joint proxy statement/prospectus carefully before voting, including the section entitled “Risk Factors” beginning on page 36.

Your vote is very important, regardless of the number of shares of DLR common stock and/or DFT common stock you own. Whether or not you plan to attend the DLR special meeting and/or the DFT special meeting, as applicable, please submit a proxy to vote your shares as promptly as possible to make sure that your shares of DLR common stock and/or shares of DFT common stock, as applicable, are represented at the applicable special meeting. Please review this joint proxy statement/prospectus for more complete information regarding the mergers and the DLR special meeting and the DFT special meeting, as applicable.

Sincerely,

A. William Stein	Lammot J. du Pont
Chief Executive Officer	Chairman of the Board
Digital Realty Trust, Inc.	DuPont Fabros Technology, Inc.

Neither the Securities and Exchange Commission, nor any state securities regulatory authority has approved or disapproved of the mergers or the securities to be issued under this joint proxy statement/prospectus or has passed upon the adequacy or accuracy of the disclosure in this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated August 15, 2017, and is first being mailed to DLR and DFT stockholders on or about August 15, 2017.

DIGITAL REALTY TRUST, INC.

Four Embarcadero Center, Suite 3200

San Francisco, CA 94111 (415) 738-6500

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON SEPTEMBER 13, 2017

To the Stockholders of Digital Realty Trust, Inc.:

A special meeting of the stockholders of Digital Realty Trust, Inc., a Maryland corporation, which we refer to as DLR, will be held at Four Embarcadero Center, Suite 3200, San Francisco, CA 94111 on September 13, 2017, commencing at 10:30 a.m., local time, for the following purposes:

1.	to consider and vote on a proposal to approve the issuance of shares of DLR common stock to the security holders of DuPont Fabros Technology, Inc., a Maryland corporation, which we refer to as DFT, and DuPont Fabros Technology, L.P., which we refer to as DFT OP, pursuant to the Agreement and Plan of Merger, dated as of June 8, 2017, as it may be amended from time to time, which we refer to as the merger agreement, by and among DLR, Penguins REIT Sub, LLC, Digital Realty Trust, L.P., Penguins OP Sub 2, LLC, Penguins OP Sub, LLC, DFT and DFT OP (a copy of the merger agreement is attached as Annex A to the joint proxy statement/prospectus accompanying this notice); and

2.	to consider and vote on a proposal to approve one or more adjournments of the DLR special meeting to another date, time or place, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the issuance of shares of DLR common stock in connection with the mergers.

DLR does not expect to transact any other business at the DLR special meeting or any adjournment or postponement thereof. Please refer to the attached joint proxy statement/prospectus for further information with respect to the business to be transacted at the DLR special meeting. The board of directors of DLR, which we refer to as the DLR Board, has fixed the close of business on August 14, 2017 as the record date for determination of DLR stockholders entitled to receive notice of, and to vote at, the DLR special meeting and any adjournments of the DLR special meeting. Only holders of record of DLR common stock at the close of business on the record date are entitled to receive notice of, and to vote at, the DLR special meeting.

Approval of the proposal to approve the issuance of shares of DLR common stock in connection with the mergers requires the affirmative vote of at least a majority of all votes cast on the proposal. If you do not vote on the proposal to approve the issuance of shares of DLR common stock in connection with the mergers, this will have the same effect as a vote by you against the approval of such proposal. The company merger cannot be completed without the approval by DLR’s stockholders of the proposal to approve the issuance of shares of DLR common stock in connection with the mergers.

Approval of the proposal to approve one or more adjournments of the DLR special meeting to another date, time or place, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the issuance of shares of DLR common stock in connection with the mergers requires the affirmative vote of at least a majority of all votes cast on such proposal.

The DLR Board has unanimously (i) determined and declared that the merger agreement, the mergers and the other transactions contemplated by the merger agreement are advisable and in the best interests of DLR and its stockholders, (ii) approved the merger agreement, the mergers and the other transactions contemplated by the merger agreement, and (iii) authorized and approved the issuance of shares of DLR common stock in connection with the mergers. The DLR Board unanimously recommends that DLR stockholders vote FOR the proposal to approve the issuance of shares of DLR common stock in connection with the mergers and FOR the proposal to approve one or more adjournments of the DLR special meeting to another date, time or place, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the issuance of shares of DLR common stock in connection with the mergers.

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the special meeting, please submit a proxy to vote your shares as promptly as possible to make sure that your shares are represented at the DLR special meeting. If DLR stockholders of record return properly executed proxies but do not indicate how their shares of DLR common stock should be voted on a proposal, the shares of DLR common stock represented by their properly executed proxy will be voted as the DLR Board recommends and therefore, FOR the proposal to approve the issuance of DLR common stock in the mergers, and FOR the proposal to approve one or more adjournments of the DLR special meeting to another date, time or place, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the issuance of shares of DLR common stock in the mergers. Even if you plan to attend the DLR special meeting in person, we urge you to submit your proxy as promptly as possible by (1) accessing the Internet website specified on your proxy card, (2) calling the toll-free number specified on your proxy card or (3) completing, signing, dating and returning the enclosed proxy card in the accompanying postage-paid envelope prior to the DLR special meeting to ensure that your shares will be represented and voted at the DLR special meeting.

To submit a proxy, complete, sign, date and mail your proxy card in the preaddressed postage-paid envelope provided or, if the option is available to you, call the toll-free telephone number listed on your proxy card or use the Internet as described in the instructions on the enclosed proxy card to submit your proxy. Submitting a proxy will assure that your vote is counted at the special meeting if you do not attend in person. If your shares of DLR common stock are held in “street name” by your broker or other nominee, only your broker or other nominee can vote your shares of DLR common stock and the vote cannot be cast unless you provide instructions to your broker or other nominee on how to vote or obtain a legal proxy from your broker or other nominee. You should follow the directions provided by your broker or other nominee regarding how to instruct your broker or other nominee to vote your shares of DLR common stock. You may revoke your proxy at any time before it is voted. Please review the joint proxy statement/prospectus accompanying this notice for more complete information regarding the mergers and the DLR special meeting.

This notice and the enclosed joint proxy statement/prospectus are first being mailed to DLR’s stockholders on or about August 15, 2017.

By Order of the Board of Directors of Digital Realty Trust, Inc.,

Joshua A. Mills

Senior Vice President, General Counsel and Secretary

San Francisco, California

August 15, 2017

DUPONT FABROS TECHNOLOGY, INC.

401 9th Street NW, Suite 600

Washington, DC 20004 (202) 728-0044

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON SEPTEMBER 13, 2017

To the Stockholders of DuPont Fabros Technology, Inc.:

A special meeting of the stockholders of DuPont Fabros Technology, Inc., a Maryland corporation, which we refer to as DFT, will be held at Market Square North, 401 9th Street NW, 10th Floor, Washington, DC 20004 on September 13, 2017, commencing at 10:00 a.m., local time, for the following purposes:

1.	to consider and vote on a proposal to approve the business combination transaction in which DFT merges with and into Penguins REIT Sub, LLC, which we refer to as REIT Merger Sub, a wholly owned subsidiary of Digital Realty Trust, Inc., which we refer to as DLR, with REIT Merger Sub surviving the merger, which we refer to as the company merger, pursuant to the Agreement and Plan of Merger, dated as of June 8, 2017, as it may be amended from time to time, which we refer to as the merger agreement, by and among DLR, REIT Merger Sub, Digital Realty Trust, L.P., Penguins OP Sub 2, LLC, Penguins OP Sub, LLC, DFT and DuPont Fabros Technology, L.P. (a copy of the merger agreement is attached as Annex A to the joint proxy statement/prospectus accompanying this notice), and the other transactions contemplated by the merger agreement;

2.	to consider and vote on a non-binding advisory proposal to approve certain compensation that may be paid or become payable to certain executive officers of DFT in connection with the merger agreement and the transactions contemplated thereby; and

3.	to consider and vote on a proposal to approve one or more adjournments of the DFT special meeting to another date, time or place, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the company merger and the other transactions contemplated by the merger agreement.

DFT does not expect to transact any other business at the DFT special meeting or any adjournment or postponement thereof. Please refer to the attached joint proxy statement/prospectus for further information with respect to the business to be transacted at the DFT special meeting. The board of directors of DFT, which we refer to as the DFT Board, has fixed the close of business on August 14, 2017 as the record date for the determination of DFT’s stockholders entitled to receive notice of, and to vote at, DFT’s special meeting and any adjournments of the special meeting. Only holders of record of DFT common stock at the close of business on the record date are entitled to receive notice of, and to vote at, the DFT special meeting.

Approval of the proposal to approve the company merger and the other transactions contemplated by the merger agreement requires the affirmative vote of a majority of the votes entitled to be cast on such proposal. If you do not vote on the proposal to approve the company merger and the other transactions contemplated by the merger agreement, this will have the same effect as a vote by you against the approval of such proposal. The company merger cannot be completed without the approval by DFT’s stockholders of the proposal to approve the company merger and the other transactions contemplated by the merger agreement.

Approval of the non-binding advisory proposal to approve certain compensation that may be paid or become payable to certain executive officers of DFT in connection with the merger agreement and the transactions contemplated thereby requires, provided a quorum is present, the affirmative vote of at least a majority of all votes cast on such proposal.

Approval of the proposal to approve one or more adjournments of the DFT special meeting to another date, time or place, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the company merger and the other transactions contemplated by the merger agreement requires, whether or not a quorum is present, the affirmative vote of at least a majority of all votes cast on such proposal.

The DFT Board has unanimously (i) determined that the mergers and the other transactions contemplated by the merger agreement are advisable and in the best interests of DFT and its stockholders, (ii) authorized and approved each of the mergers and the other transactions contemplated by the merger agreement, and (iii) approved and adopted the merger agreement. The DFT Board unanimously recommends that the DFT stockholders vote FOR the proposal to approve the company merger and the other transactions contemplated by the merger agreement, FOR the non-binding advisory proposal to approve certain compensation that may be paid or become payable to certain executive officers of DFT in connection with the merger agreement and the transactions contemplated thereby, and FOR the proposal to approve one or more adjournments of the DFT special meeting to another date, time or place, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the company merger and the other transactions contemplated by the merger agreement.

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the DFT special meeting, please submit a proxy to vote your shares as promptly as possible to make sure that your shares are represented at the DFT special meeting. If DFT stockholders of record return properly executed proxies but do not indicate how their shares of DFT common stock should be voted on a proposal, the shares of DFT common stock represented by their properly executed proxy will be voted as the DFT Board recommends and therefore, FOR the proposal to approve the company merger and the other transactions contemplated by the merger agreement, FOR the non-binding advisory proposal to approve certain compensation that may be paid or become payable to certain executive officers of DFT in connection with the merger agreement and the transactions contemplated thereby, and FOR the proposal to approve one or more adjournments of the DFT special meeting to another date, time or place, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the company merger and the other transactions contemplated by the merger agreement. Even if you plan to attend the DFT special meeting in person, we urge you to submit your proxy as promptly as possible by (1) accessing the Internet website specified on your proxy card, (2) calling the toll-free number specified on your proxy card or (3) completing, signing, dating and returning the enclosed proxy card in the accompanying postage-paid envelope prior to the DFT special meeting to ensure that your shares will be represented and voted at the DFT special meeting.

To submit a proxy, complete, sign, date and mail your proxy card in the preaddressed postage-paid envelope provided or, if the option is available to you, call the toll-free telephone number listed on your proxy card or use the Internet as described in the instructions on the enclosed proxy card to submit your proxy. Submitting a proxy will assure that your vote is counted at the DFT special meeting if you do not attend in person. If your shares of DFT common stock are held in “street name” by your broker or other nominee, only your broker or other nominee can vote your shares of DFT common stock and the vote cannot be cast unless you provide instructions to your broker or other nominee on how to vote or obtain a legal proxy from your broker or other nominee. You should follow the directions provided by your broker or other nominee regarding how to instruct your broker or other nominee to vote your shares of DFT common stock. You may revoke your proxy at any time before it is voted. Please review the joint proxy statement/prospectus accompanying this notice for more complete information regarding the mergers and DFT’s special meeting.

This notice and the enclosed joint proxy statement/prospectus are first being mailed to DFT’s stockholders on or about August 15, 2017.

By Order of the Board of Directors of DuPont Fabros

Technology, Inc.,

Richard A. Montfort, Jr.

Executive Vice President, General Counsel and Secretary

Washington, DC

August 15, 2017

ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates important business and financial information about DLR and DFT from other documents that are not included in or delivered with this joint proxy statement/prospectus. See “Where You Can Find More Information and Incorporation by Reference” beginning on page 192.

Documents incorporated by reference are also available to DLR stockholders and DFT stockholders without charge upon written or oral request. You can obtain any of these documents by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers.

Digital Realty Trust, Inc. Four Embarcadero Center, Suite 3200 San Francisco, CA 94111 Attention: Investor Relations (415) 738-6500 www.digitalrealty.com	DuPont Fabros Technology, Inc. 401 9th St. NW, Suite 600 Washington, DC 20004 Attention: Investor Relations (202) 478-2330 www.dft.com

To receive timely delivery of the requested documents in advance of the applicable special meeting, you should make your request no later than Friday, September 1, 2017.

ABOUT THIS DOCUMENT

This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed by DLR (File No. 333- 219208) with the Securities and Exchange Commission, which we refer to as the SEC, constitutes a prospectus of DLR for purposes of the Securities Act of 1933, as amended, which we refer to as the Securities Act, with respect to the shares of DLR common stock to be issued to DFT stockholders in exchange for shares of DFT common stock pursuant to the merger agreement. This joint proxy statement/prospectus also constitutes a proxy statement for each of DLR and DFT for purposes of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. In addition, it constitutes a notice of meeting with respect to the DLR special meeting and a notice of meeting with respect to the DFT special meeting.

You should rely only on the information contained or incorporated by reference in this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated August 15, 2017. You should not assume that the information contained in, or incorporated by reference into, this joint proxy statement/prospectus is accurate as of any date other than that date. Neither our mailing of this joint proxy statement/prospectus to DLR stockholders and/or DFT stockholders nor the issuance by DLR of shares of its common stock to DFT stockholders pursuant to the merger agreement will create any implication to the contrary.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this joint proxy statement/prospectus regarding DLR has been provided by DLR and information contained in this joint proxy statement/prospectus regarding DFT has been provided by DFT.

ii

Covenants and Agreements	133
Conditions to Completion of the Mergers	148
Termination of the Merger Agreement	150
Miscellaneous Provisions	153

FINANCING RELATED TO THE MERGERS	155
Mortgage Loan	155
2024 Notes	156
2023 Notes and 2027 Notes	156
Series J Preferred Stock	156

TERMS OF THE NEW TAX PROTECTION AGREEMENT	157

DIRECTORS AND MANAGEMENT OF THE COMBINED COMPANY AFTER THE MERGERS	158

DESCRIPTION OF CAPITAL STOCK	159
General	159
Common Stock	159
6.625% Series C Cumulative Redeemable Perpetual Preferred Stock	163
5.875% Series G Cumulative Redeemable Preferred Stock	165
7.375% Series H Cumulative Redeemable Preferred Stock	167
6.350% Series I Cumulative Redeemable Preferred Stock	170
5.250% Series J Cumulative Redeemable Preferred Stock	172

COMPARISON OF RIGHTS OF THE DLR STOCKHOLDERS AND THE DFT STOCKHOLDERS	175

STOCKHOLDER PROPOSALS	189

LEGAL MATTERS	190

EXPERTS	191

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE	192

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION	195

Annex A—Agreement and Plan of Merger	A-1
Annex B—Form of Articles Supplementary to DLR’s Charter, Relating to the 6.625% Series C Cumulative Redeemable Perpetual Preferred Stock, par value $0.01 per share, of DLR	B-1
Annex C—Terms of the New Tax Protection Agreement	C-1
Annex D—Opinion, dated June 8, 2017, of Merrill Lynch, Pierce, Fenner & Smith Incorporated	D-1
Annex E—Opinion, dated June 8, 2017, of Citigroup Global Markets Inc.	E-1
Annex F—Opinion, dated June 8, 2017, of Goldman Sachs & Co. LLC	F-1
Annex G—Form of Amended and Restated Limited Liability Agreement of the Surviving Entity	G-1
Annex H—Form of Post-Effective Amended and Restated Partnership Agreement of DLR OP	H-1
Annex I—Form of Partnership Agreement of the Surviving Partnership	I-1

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QUESTIONS AND ANSWERS

The following are answers to some questions that DLR stockholders and DFT stockholders may have regarding the proposed transaction between DLR and DFT. DLR and DFT urge you to read carefully this entire joint proxy statement/prospectus, including the Annexes, and the documents incorporated by reference into this joint proxy statement/prospectus, because the information in this section does not provide all the information that might be important to you.

Unless stated otherwise, all references in this joint proxy statement/prospectus to:

•	the “Combined Company” are to DLR and its consolidated subsidiaries after the closing of the mergers;

•	the “company merger” are to a merger of DFT with and into REIT Merger Sub, with REIT Merger Sub surviving the merger;

•	“DFT” are to DuPont Fabros Technology, Inc., a Maryland corporation;

•	the “DFT Board” are to the board of directors of DFT;

•	“DFT common stock” are to the common stock of DFT, $0.001 par value per share;

•	“DFT OP” are to DuPont Fabros Technology, L.P., a Maryland limited partnership;

•	a “DFT OP common unit” are to a common unit in DFT OP;

•	a “DFT OP Series C preferred partnership unit” are to a Series C preferred partnership unit in DFT OP;

•	“DFT parties” are to DFT and DFT OP;

•	“DFT Series C preferred stock” are to the 6.625% Series C Cumulative Redeemable Perpetual Preferred Stock of DFT;

•	“DLR” are to Digital Realty Trust, Inc., a Maryland corporation;

•	the “DLR Board” are to the board of directors of DLR;

•	“DLR common stock” are to the common stock of DLR, $0.01 par value per share;

•	“DLR OP” are to Digital Realty Trust, L.P., a Maryland limited partnership;

•	a “DLR OP common unit” are to a common unit in DLR OP;

•	a “DLR OP Series C preferred partnership unit” are to a Series C preferred partnership unit in DLR OP;

•	“DLR parties” are to DLR, DLR OP, REIT Merger Sub, Merger Sub GP, and OP Merger Sub;

•	“DLR Series C preferred stock” are to the 6.625% Series C Cumulative Redeemable Perpetual Preferred Stock of DLR;

•	“Exchange Act” are to the Securities Exchange Act of 1934, as amended;

•	the “merger agreement” are to the agreement and plan of merger, dated as of June 8, 2017, by and among DLR, REIT Merger Sub, DLR OP, Merger Sub GP, OP Merger Sub, DFT and DFT OP, as it may be amended from time to time, a copy of which is attached as Annex A to this joint proxy statement/prospectus and is incorporated herein by reference;

•	the “mergers” are to, collectively, the company merger and the partnership merger;

•	“Merger Sub GP” are to Penguins OP Sub 2, LLC, a Maryland limited liability company and wholly owned subsidiary of DLR OP;

•	the “NYSE” are to the New York Stock Exchange;

•	“OP Merger Sub” are to Penguins OP Sub, LLC, a Maryland limited liability company and subsidiary of DLR OP and Merger Sub GP;

•	the “Outside Date” is November 15, 2017;

•	the “partnership merger” are to the merger of OP Merger Sub with and into DFT OP, with DFT OP surviving the merger;

•	“REIT Merger Sub” are to Penguins REIT Sub, LLC, a Maryland limited liability company and wholly owned subsidiary of DLR;

•	the “SEC” are to the U.S. Securities and Exchange Commission;

•	“Securities Act” are to the Securities Act of 1933, as amended;

•	the “Surviving Entity” are to REIT Merger Sub, a direct wholly owned subsidiary of DLR, after the effective time of the company merger; and

•	the “Surviving Partnership” are to DFT OP after the effective time of the partnership merger.

Q:	What is the proposed transaction?

A:	DLR and DFT have entered into a merger agreement pursuant to which (i) DFT will merge with and into REIT Merger Sub, with REIT Merger Sub surviving the merger as a wholly owned subsidiary of DLR and (ii) OP Merger Sub will merge with and into DFT OP, with DFT OP surviving the merger as a wholly owned subsidiary of DLR OP.

Q:	What will happen in the proposed transaction?

A:	At the effective time of the company merger, (i) each issued and outstanding share of DFT common stock will be converted automatically into the right to receive 0.545 (such ratio, the “exchange ratio”) shares of DLR common stock and (ii) each share of DFT Series C preferred stock will convert into the right to receive one share of a newly designated class of preferred stock of DLR, the DLR Series C preferred stock.

Additionally, at the effective time of the company merger, (i) each outstanding DFT restricted share granted under a DFT equity plan will vest and all restrictions thereon will lapse, and each such DFT restricted share will be cancelled and converted into the right to receive 0.545 shares of DLR common stock, (ii) each outstanding DFT performance stock unit granted under a DFT equity plan will vest at the greater of (x) the applicable target-level of performance or (y) actual performance through the effective time of the company merger in accordance with the applicable award agreement, as determined by DFT in its sole discretion, and each such vested DFT performance unit will be cancelled and converted into the right to receive 0.545 shares of DLR common stock, and (iii) each outstanding and unexercised DFT stock option granted under DFT equity plans will be assumed by DLR and converted into an option (x) covering a number of shares of DLR common stock equal to the number of shares of DFT common stock subject to such DFT stock option immediately prior to the effective time of the company merger multiplied by the exchange ratio of 0.545, rounded down to the nearest whole share; and (y) with an exercise price per share of DLR common stock equal to the exercise price per share of such DFT stock option as of immediately prior to the effective time of the company merger, divided by the exchange ratio of 0.545, rounded up to the nearest whole cent. As of August 7, 2017, there were no outstanding and unexercised DFT stock options.

At the effective time of the partnership merger, each DFT OP common unit outstanding immediately prior to the effective time of the partnership merger will convert into the right to receive 0.545 DLR OP common units. Alternatively, each limited partner (excluding DFT) holding such DFT OP common units may elect to receive 0.545 shares validly issued, fully paid and nonassessable of DLR common stock for any DFT OP common unit held by it. If a limited partner elects to receive DLR common stock for any or all of its DFT

OP common units, it will be deemed to have redeemed its DFT OP common units for an equal number of shares of DFT common stock immediately prior to the partnership merger, with such DFT common stock converted into the right to receive DLR common stock and cash in lieu of fractional shares at the exchange ratio in the company merger pursuant to the exchange procedures described further in this joint proxy statement/prospectus. Each DFT OP Series C preferred partnership unit will be converted into one validly issued DLR OP Series C preferred partnership unit. As of the record date, DFT is the only holder of DFT OP Series C preferred partnership units.

DFT stockholders and DFT OP unitholders that receive shares of DLR common stock or DLR OP common units will not receive any fractional shares of DLR common stock or fractional DLR OP common units, as applicable, in the mergers and instead will be paid cash (without interest) in lieu of any fractional share or unit to which they would otherwise be entitled.

See “The Merger Agreement—Merger Consideration; Effects of the Mergers” beginning on page 127 for detailed descriptions of the merger consideration and treatment of securities.

Q:	How will DLR stockholders be affected by the mergers and the issuance of shares of DLR common stock in connection with the mergers?

A:	After the company merger, each DLR stockholder will continue to own the shares of DLR common stock that the stockholder held immediately prior to the effective time of the company merger. As a result, each DLR stockholder will own shares of common stock in a larger company with more assets. However, because DLR will be (i) issuing new shares of DLR common stock to DFT stockholders in exchange for shares of DFT common stock (including DFT restricted shares) in the company merger, (ii) issuing new shares of DLR common stock in exchange for DFT performance stock units granted under a DFT equity plan that will be cancelled and converted into the right to receive shares of DLR common stock, and (iii) issuing new shares of DLR common stock to limited partners (excluding DFT) of DFT OP if any such limited partner elects to receive shares of DLR common stock instead of DLR OP common units in the partnership merger, each outstanding share of DLR common stock immediately prior to the effective time of the company merger will represent a smaller percentage of the aggregate number of shares of the Combined Company common stock outstanding after the mergers. Upon completion of the mergers, we estimate that continuing DLR stockholders will own approximately 77% of the issued and outstanding common stock of the Combined Company, and former DFT security holders will own approximately 23% of the issued and outstanding common stock of the Combined Company, assuming (1) all of the unvested DFT performance stock unit awards vest at the maximum level (i.e., 300% of target), provided that the actual number of DFT performance stock units that vest at the effective time of the company merger will be determined based on the greater of (i) the applicable target-level of performance or (ii) actual performance through the effective time of the company merger in accordance with the applicable award agreement, as determined by DFT in its sole discretion, and (2) all of the limited partners (excluding DFT) of DFT OP elect to receive shares of DLR common stock instead of DLR OP common units.

Q:	What happens if the market price of shares of DLR common stock or DFT common stock changes before the closing of the mergers?

A:	No change will be made to the exchange ratio of 0.545 if the market price of shares of DLR common stock or DFT common stock changes before the mergers. As a result, the value of the consideration to be received by DFT stockholders in the mergers will increase or decrease depending on the market price of shares of DLR common stock at the effective time of the company merger.

Q:	Why am I receiving this joint proxy statement/prospectus?

A:	The DLR Board and the DFT Board are using this joint proxy statement/prospectus to solicit proxies of DLR stockholders and DFT stockholders in connection with the merger agreement and the mergers. In addition, DLR is using this joint proxy statement/prospectus as a prospectus for DFT stockholders because DLR is offering shares of DLR common stock to be issued in connection with the merger. The mergers cannot be completed unless:

•	the holders of DLR common stock vote to approve the issuance of shares of DLR common stock in connection with the mergers; and

•	the holders of DFT common stock vote to approve the company merger and the other transactions contemplated by the merger agreement.

Each of DLR and DFT will hold separate meetings of their respective stockholders to obtain these approvals and to consider other proposals as described elsewhere in this joint proxy statement/prospectus.

This joint proxy statement/prospectus contains important information about the mergers and the other proposals being voted on at the special meetings of stockholders and you should read it carefully. The enclosed voting materials allow you to vote your shares of DLR common stock and/or DFT common stock, as applicable, without attending the applicable special meeting.

Your vote is important. You are encouraged to submit your proxy as promptly as possible.

Q:	Am I being asked to vote on any other proposals at the special meetings in addition to the merger proposals?

A:	DLR. At the DLR special meeting, DLR stockholders will be asked to consider and vote upon the following additional proposal:

•	To approve one or more adjournments of the DLR special meeting to another date, time or place, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the issuance of shares of DLR common stock in connection with the mergers.

DFT. At the DFT special meeting, DFT stockholders will be asked to consider and vote upon the following additional proposals:

•	A non-binding advisory proposal to approve certain compensation that may be paid or become payable to certain executive officers of DFT in connection with the merger agreement and the transactions contemplated thereby; and

•	To approve one or more adjournments of the DFT special meeting to another date, time or place, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the company merger and the other transactions contemplated by the merger agreement.

Q:	Why are DLR and DFT proposing the mergers?

A:	Among other reasons, if completed, the Combined Company is expected to have a pro forma enterprise value of approximately $33.6 billion (based on the closing price of DLR’s common stock on August 7, 2017 of $114.56 per share) and a total market capitalization of approximately $24.6 billion (based on the closing price of DLR’s common stock on August 7, 2017 of $114.56 per share), creating one of the largest data center real estate investment trusts (the “REITs” and each, a “REIT”) by total enterprise value and among the largest publicly traded U.S. REITs. In addition, the Combined Company is expected to benefit from a lower cost of capital and the creation of synergies resulting from the elimination of duplicative corporate functions. To review the reasons of the DLR Board and the DFT Board for the mergers in greater detail, see “The Mergers—Recommendation of the DLR Board of Directors and Its Reasons for the Mergers” beginning on page 74 and “The Mergers—Recommendation of the DFT Board of Directors and Its Reasons for the Mergers” beginning on page 77.

Q:	Who will be the board of directors and management of the Combined Company?

A:	Immediately following the effective time of the company merger, the board of directors of the Combined Company will be increased to 12 members, with the 10 current DLR directors, Laurence A. Chapman, Kathleen Earley, Kevin J. Kennedy, William G. LaPerch, Afshin Mohebbi, Mark R. Patterson, Mary Hogan Preusse, Dennis E. Singleton, A. William Stein and Robert H. Zerbst, continuing as directors of the
Combined Company. In addition, the DFT designees, Michael A. Coke and John T. Roberts, Jr., will join the board of directors of the Combined Company, to serve until the next annual meeting of the stockholders of the Combined Company (and until their successors qualify and are duly elected). Each of Mr. Coke and Mr. Roberts is currently a member of the DFT Board.

The executive officers of DLR immediately prior to the effective time of the company merger will continue to serve as the executive officers of the Combined Company, with A. William Stein continuing to serve as the Chief Executive Officer of the Combined Company. See “The Merger Agreement—Board of Directors, Partners and Officers of the Surviving Entities” on page 126 for more information.

Q:	Will DLR and DFT continue to pay dividends or distributions prior to the closing of the mergers?

A:	Yes.

The merger agreement permits the authorization and payment by DLR of regular quarterly dividends and by DLR OP of regular quarterly distributions, payable in accordance with past practice at a quarterly rate not to exceed (i) in respect of DLR common stock and DLR OP common units, $0.93 per share or unit, (ii) $0.367188 per share of DLR Series G preferred stock, (iii) $0.460938 per share of DLR Series H preferred stock and (iv) $0.396875 per share of DLR Series I preferred stock and any distribution that is reasonably necessary to maintain its REIT qualification and/or to avoid the imposition of U.S. federal income or excise tax.

The merger agreement permits the authorization and payment by DFT of regular quarterly dividends and by DFT OP of regular quarterly distributions, payable in accordance with past practice at a quarterly rate not to exceed $0.50 per share or unit of DFT common stock or DFT OP common units and $0.4140625 per share of DFT Series C preferred stock, and any distribution that is reasonably necessary to maintain its REIT qualification and/or to avoid the imposition of U.S. federal income or excise tax. The timing of quarterly dividends will be coordinated by DLR and DFT so that if either DLR stockholders or DFT stockholders receive a regular dividend for any particular period prior to the closing of the mergers, the stockholders of the other company will also receive a dividend for the same period.

Q:	When and where are the special meetings of the DLR and DFT stockholders?

A:	The DLR special meeting will be held at Four Embarcadero Center, Suite 3200, San Francisco, CA 94111 on September 13, 2017 commencing at 10:30 a.m., local time.

The DFT special meeting will be held at Market Square North, 401 9th Street NW, 10th Floor, Washington, DC 20004 on September 13, 2017 commencing at 10:00 a.m., local time.

Q:	Who can vote at the special meetings?

A:	DLR. All holders of DLR common stock of record as of the close of business on August 14, 2017, the record date for determining stockholders entitled to notice of and to vote at the DLR special meeting, are entitled to receive notice of and to vote at the DLR special meeting. As of the record date, there were 162,195,217 shares of DLR common stock outstanding and entitled to vote at the DLR special meeting, held by approximately 427 holders of record. Each share of DLR common stock is entitled to one vote on each proposal presented at the DLR special meeting.

DFT. All holders of DFT common stock of record as of the close of business on August 14, 2017, the record date for determining stockholders entitled to notice of and to vote at the DFT special meeting, are entitled to receive notice of and to vote at the DFT special meeting. As of the record date, there were 78,690,056 shares of DFT common stock outstanding and entitled to vote at the DFT special meeting, held by approximately 85 holders of record. Each share of DFT common stock is entitled to one vote on each proposal presented at the DFT special meeting.

Q:	What constitutes a quorum?

A:	DLR. DLR’s bylaws provide that the presence, in person or by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting on any matter will constitute a quorum.

DFT. DFT’s bylaws provide that the presence, in person or by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting will constitute a quorum.

Shares that are voted, in person or by proxy, and shares abstaining from voting are treated as present at each of the DLR special meeting and the DFT special meeting, respectively, for purposes of determining whether a quorum is present.

Q:	What vote is required to approve the proposals?

A:	DLR.

•	Approval of the proposal to approve the issuance of shares of DLR common stock in connection with the mergers requires the affirmative vote of at least a majority of the votes cast on such proposal.

•	Approval of the proposal to approve one or more adjournments of the DLR special meeting to another date, time or place, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the issuance of shares of DLR common stock in connection with the mergers requires the affirmative vote of at least a majority of all votes cast on such proposal.

DFT.

•	Approval of the proposal to approve the company merger and the other transactions contemplated by the merger agreement requires the affirmative vote of at least a majority of the votes entitled to be cast on such proposal.

•	Approval of the non-binding advisory proposal to approve certain compensation that may be paid or become payable to certain executive officers of DFT in connection with the merger agreement and the transactions contemplated thereby requires, provided a quorum is present, the affirmative vote of at least a majority of all votes cast on such proposal.

•	Approval of the proposal to approve one or more adjournments of the DFT special meeting to another date, time or place, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the company merger and the other transactions contemplated by the merger agreement requires, whether or not a quorum is present, the affirmative vote of at least a majority of all votes cast on such proposal.

Q:	How does the DLR Board recommend that DLR stockholders vote on the proposals?

A:

After careful consideration, the DLR Board has unanimously (i) determined and declared that the merger agreement, the mergers and the other transactions contemplated by the merger agreement are advisable and in the best interests of DLR and its stockholders, (ii) approved the merger agreement, the mergers and the other transactions contemplated by the merger agreement, and (iii) authorized and approved the issuance of shares of DLR common stock in connection with the mergers. The DLR Board unanimously recommends that DLR stockholders vote FOR the proposal to approve the issuance of shares of DLR common stock in connection with the mergers and FOR the proposal to approve one or more adjournments of the DLR special meeting to another date, time or place, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the issuance of shares of DLR common stock in connection with the mergers.

For a more complete description of the recommendation of the DLR Board, see “The Mergers—Recommendation of the DLR Board of Directors and Its Reasons for the Mergers” beginning on page 74.

Q:	How does the DFT Board recommend that DFT stockholders vote on the proposals?

A:	After careful consideration, the DFT Board has unanimously (i) determined that the mergers and the other transactions contemplated by the merger agreement are advisable and in the best interests of DFT and its stockholders, (ii) authorized and approved each of the mergers and the other transactions contemplated by the merger agreement, and (iii) approved and adopted the merger agreement. The DFT Board unanimously recommends that the DFT stockholders vote FOR the proposal to approve the company merger and the other transactions contemplated by the merger agreement, FOR the non-binding advisory proposal to approve certain compensation that may be paid or become payable to certain executive officers of DFT in connection with the merger agreement and the transactions contemplated thereby, and FOR the proposal to approve one or more adjournments of the DFT special meeting to another date, time or place, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the company merger and the other transactions contemplated by the merger agreement.

For a more complete description of the recommendation of the DFT Board, see “The Mergers—Recommendation of the DFT Board of Directors and Its Reasons for the Mergers” beginning on page 77.

Q:	Do any of DFT’s executive officers or directors have interests in the mergers that may differ from those of DFT stockholders?

A:	DFT’s executive officers and directors have interests in the mergers that are different from, or in addition to, their interests as DFT stockholders. The members of the DFT Board were aware of and considered these interests, among other matters, in evaluating the merger agreement and the mergers, and in recommending that DFT stockholders vote FOR the proposal to approve the company merger and the other transactions contemplated by the merger agreement. For a description of these interests, see the section entitled “The Mergers—Interests of DFT’s Directors and Executive Officers in the Mergers” beginning on page 110.

Q:	Are there any conditions to closing of the mergers that must be satisfied for the mergers to be completed?

A:	In addition to the approval of the DLR stockholders of the issuance of DLR common stock to DFT stockholders in the mergers and the approval of the DFT stockholders of the company merger and the other transactions contemplated by the merger agreement, there are a number of customary conditions that must be satisfied or waived for the mergers to be consummated. For a description of all of the conditions to the mergers, see “The Merger Agreement—Conditions to Completion of the Mergers” beginning on page 148.

Q:	Are there risks associated with the mergers that I should consider in deciding how to vote?

A:	Yes. There are a number of risks related to the mergers that are discussed in this joint proxy statement/prospectus described in the section entitled “Risk Factors” beginning on page 36.

Q:	If my shares of DLR common stock or my shares of DFT common stock are held in “street name” by my broker or other nominee, will my broker or other nominee vote my shares of DLR common stock or my shares of DFT common stock for me? What happens if I do not vote for a proposal?

A:	Unless you instruct your broker or other nominee how to vote your shares of DLR common stock and/or your shares of DFT common stock, as applicable, held in street name, your shares will NOT be voted. This is referred to as a “broker non-vote.” If you hold your shares of DLR common stock and/or your shares of DFT common stock in a stock brokerage account or if your shares are held by a broker or other nominee (that is, in street name), in order for your shares to be present and voted at the applicable special meeting, you must provide your broker or other nominee with instructions on how to vote your shares.

If you are a DLR stockholder, abstentions will be counted in determining the presence of a quorum, but broker non-votes will not be counted in determining the presence of a quorum. Abstentions will have the same effect as votes AGAINST the proposal to approve the issuance of shares of DLR common stock in connection with the mergers. Broker non-votes will not be counted as votes cast on such proposal and therefore will have no effect on the outcome of the proposal as long as a quorum is present. Abstentions will have no effect on the proposal to approve one or more adjournments of the DLR special meeting to another date, time or place, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the issuance of shares of DLR common stock in connection with the mergers. Broker non-votes will also have no effect on such proposal.

If you are a DFT stockholder, abstentions will be counted in determining the presence of a quorum, but broker non-votes will not be counted in determining the presence of a quorum. Abstentions and broker non-votes will have the same effect as votes AGAINST the proposal to approve the company merger and the other transactions contemplated by the merger agreement. Abstentions will have no effect on (i) the non-binding advisory proposal to approve certain compensation that may be paid or become payable to certain executive officers of DFT in connection with the merger agreement and the transactions contemplated thereby, or (ii) the proposal to approve one or more adjournments of the DFT special meeting to another date, time or place, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the company merger and the other transactions contemplated by the merger agreement. Broker non-votes will also have no effect on such proposals.

Q:	Will my rights as a stockholder of DLR or DFT change as a result of the mergers?

A:	The rights of DLR stockholders will be unchanged as a result of the mergers. DFT stockholders will have different rights following the effective time of the company merger due to the differences between the governing documents of DLR and DFT. For more information regarding the differences in stockholder rights, see “Comparison of Rights of the DLR Stockholders and the DFT Stockholders” beginning on page 175.

Q:	What is the New Tax Protection Agreement?

A:	In connection with DFT’s initial public offering in 2007, the DFT parties entered into a tax protection agreement (the “2007 Tax Protection Agreement”) with certain contributors of the initial properties (the “Protected Partners”) in order to, among other things, defer federal income tax liabilities of those partners that may have been incurred in connection with the initial public offering. In connection with the mergers, DLR and DLR OP will enter into a new agreement with similar terms (the “New Tax Protection Agreement”) with these partners who agree to enter into such agreement in order to replace the 2007 Tax Protection Agreement. The New Tax Protection Agreement will expire on March 1, 2023. If any of these partners do not agree to enter into the New Tax Protection Agreement, the 2007 Tax Protection Agreement will remain in effect for them. The terms of the New Tax Protection Agreement are attached as Annex C to this joint proxy statement/prospectus, which is incorporated herein by reference. See “Terms of the New Tax Protection Agreement” beginning on page 157 for more information.

Q:	When are the mergers expected to be completed?

A:	DLR and DFT expect to complete the mergers as soon as reasonably practicable following satisfaction of all of the required conditions. If DFT stockholders approve the company merger, if DLR stockholders approve the issuance of shares of DLR common stock in connection with the mergers, and if the other conditions to closing the mergers are satisfied or waived, it is currently expected that the mergers will be completed in the second half of 2017. However, there is no guarantee that the conditions to the mergers will be satisfied or that the mergers will close.

Q:	If I am a DFT stockholder do I need to do anything with my stock certificates now?

A:	No. You should not submit your stock certificates at this time. After the mergers are completed, if you held shares of DFT common stock, the exchange agent for DLR will send you a letter of transmittal and instructions for exchanging your shares of DFT common stock for shares of DLR common stock pursuant to the terms of the merger agreement. Upon surrender of a certificate or book-entry share for cancellation along with the executed letter of transmittal and other required documents described in the instructions, a DFT stockholder will receive shares of common stock of DLR pursuant to the terms of the merger agreement.

Q:	What are the anticipated U.S. federal income tax consequences to me of the proposed mergers?

A:	It is intended that the company merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code. The closing of the mergers is conditioned on the receipt by each of DLR and DFT of an opinion from its respective counsel to the effect that the company merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Assuming that the company merger qualifies as a reorganization, U.S. holders of shares of DFT common stock generally will not recognize gain or loss for U.S. federal income tax purposes upon the receipt of DLR common stock in exchange for DFT common stock in connection with the company merger, except with respect to cash received in lieu of fractional shares of DLR common stock. Holders of DFT common stock should read the discussion under the heading “The Mergers—U.S. Federal Income Tax Considerations” beginning on page 117 and consult their tax advisors to determine the tax consequences to them (including the application and effect of any state, local or non-U.S. income and other tax laws) of the company merger.

Q:	Are DFT stockholders entitled to appraisal rights?

A:	No. DFT stockholders are not entitled to exercise appraisal rights in connection with the mergers. See “The Merger Agreement—Merger Consideration; Effects of the Mergers—Appraisal Rights” beginning on page 130 for more information.

Q:	What do I need to do now?

A:	After you have carefully read this joint proxy statement/prospectus, please respond by completing, signing and dating your proxy card or voting instruction card and returning it in the enclosed preaddressed postage-paid envelope or, if available, by submitting your proxy by one of the other methods specified in your proxy card or voting instruction card as promptly as possible so that your shares of DLR common stock and/or your shares of DFT common stock will be represented and voted at the DLR special meeting or the DFT special meeting, as applicable.

Please refer to your proxy card or voting instruction card forwarded by your broker or other nominee to see which voting options are available to you.

The method by which you submit a proxy will in no way limit your right to vote at the DLR special meeting or the DFT special meeting, as applicable, if you later decide to attend the meeting in person.

However, if your shares of DLR common stock or your shares of DFT common stock are held in the name of a broker or other nominee, you must obtain a legal proxy, executed in your favor, from your broker or other nominee, to be able to vote in person at the DLR special meeting or the DFT special meeting, as applicable.

Q:	How will my proxy be voted?

A:	All shares of DLR common stock entitled to vote and represented by properly completed proxies received prior to the DLR special meeting, and not revoked, will be voted at the DLR special meeting as instructed on the proxies. If you properly sign, date and return a proxy card, but do not indicate how your shares of DLR common stock should be voted on a matter, the shares of DLR common stock represented by your proxy will be voted as the DLR Board recommends and therefore FOR the proposal to approve the issuance of shares of DLR common stock in connection with the mergers, and FOR the proposal to approve one or more adjournments of the DLR special meeting to another date, time or place, if necessary or appropriate in the view of the DLR Board, to solicit additional proxies in favor of the proposal to approve the issuance of shares of DLR common stock in connection with the mergers if there are not sufficient votes at the time of such adjournment to approve such proposal. If you do not provide voting instructions to your broker or other nominee, your shares of DLR common stock will NOT be voted at the DLR special meeting and will be considered broker non-votes.

All shares of DFT common stock entitled to vote and represented by properly completed proxies received prior to the DFT special meeting, and not revoked, will be voted at the DFT special meeting as instructed on the proxies. If you properly sign, date and return a proxy card, but do not indicate how your shares of DFT common stock should be voted on a matter, the shares of DFT common stock represented by your proxy will be voted as the DFT Board recommends and therefore FOR the proposal to approve the company merger and the other transactions contemplated by the merger agreement, FOR the non-binding advisory proposal to approve certain compensation that may be paid or become payable to certain executive officers of DFT in connection with the merger agreement and the transactions contemplated thereby, and FOR the proposal to approve one or more adjournments of the DFT special meeting to another date, time or place, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the company merger and the other transactions contemplated by the merger agreement. If you do not provide voting instructions to your broker or other nominee, your DFT common stock will NOT be voted at the DFT special meeting and will be considered broker non-votes.

Q:	Can I revoke my proxy or change my vote after I have delivered my proxy?

A:	Yes. You may revoke your proxy or change your vote at any time before your proxy is voted at the DLR special meeting or the DFT special meeting, as applicable. If you are a holder of record, you can do this in any of the three following ways:

•	by sending a written notice to the corporate secretary of DLR or the corporate secretary of DFT, as applicable, in time to be received before the DLR special meeting or the DFT special meeting, as applicable, stating that you would like to revoke your proxy;

•	by completing, signing and dating another proxy card and returning it by mail in time to be received before the DLR special meeting or the DFT special meeting, as applicable, or by submitting a later dated proxy by the Internet or telephone in which case your later-submitted proxy will be recorded and your earlier proxy revoked; or

•	by attending the DLR special meeting or the DFT special meeting, as applicable, and voting in person. Simply attending the DLR special meeting or the DFT special meeting, as applicable, without voting will not revoke your proxy or change your vote.

If your shares of DLR common stock or your shares of DFT common stock are held in an account at a broker or other nominee and you desire to change your vote or vote in person, you should contact your broker or other nominee for instructions on how to do so.

Q:	What does it mean if I receive more than one set of voting materials for the DLR special meeting or the DFT special meeting?

A:	You may receive more than one set of voting materials for the DLR special meeting and/or the DFT special meeting, as applicable, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares of DLR common stock or your shares of DFT common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold your shares of DLR common stock or your shares of DFT common stock. If you are a holder of record and your shares of DLR common stock or your shares of DFT common stock are registered in more than one name, you may receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive or, if available, please submit your proxy by telephone or over the Internet.

Q:	What happens if I am a stockholder of both DLR and DFT?

A:	You will receive separate proxy cards for each entity and must complete, sign and date each proxy card and return each proxy card in the appropriate preaddressed postage-paid envelope or, if available, by submitting a proxy by one of the other methods specified in your proxy card or voting instruction card for each entity.

Q:	Do I need identification to attend the DLR or DFT special meeting in person?

A:	Yes. Please bring proper identification, together with proof that you are a record owner of shares of DLR common stock or shares of DFT common stock, as the case may be. If your shares are held in street name, please bring acceptable proof of ownership, such as a letter from your broker or an account statement showing that you beneficially owned shares of DLR common stock or shares of DFT common stock, as applicable, on the applicable record date.

Q:	Will a proxy solicitor be used?

A:	Yes. DLR has engaged MacKenzie Partners, Inc., which we refer to as MacKenzie, to assist in the solicitation of proxies for the DLR special meeting, and DLR estimates it will pay MacKenzie a fee of approximately $13,750. DLR has also agreed to reimburse MacKenzie for reasonable expenses incurred in connection with the proxy solicitation and to indemnify MacKenzie against certain losses, claims, damages, liabilities and expenses. In addition to mailing proxy solicitation material, DLR’s directors, officers and employees may also solicit proxies in person, by telephone or by any other electronic means of communication deemed appropriate. No additional compensation will be paid to DLR’s directors, officers or employees for such services.

DFT has engaged Georgeson, which we refer to as Georgeson, to assist in the solicitation of proxies for the DFT special meeting and DFT estimates it will pay Georgeson a fee of approximately $8,000. DFT has also agreed to reimburse Georgeson for reasonable out-of-pocket expenses and disbursements incurred in connection with the proxy solicitation and to indemnify Georgeson against certain losses, claims, damages, liabilities and expenses. In addition to mailing proxy solicitation material, DFT’s directors, officers and employees may also solicit proxies in person, by telephone or by any other electronic means of communication deemed appropriate. No additional compensation will be paid to DFT’s directors, officers or employees for such services.

Q:	Who can answer my questions?

A:	If you have any questions about the mergers or how to submit your proxy or need additional copies of this joint proxy statement/prospectus, the enclosed proxy card or voting instructions, you should contact:

If you are a DLR stockholder:	If you are a DFT stockholder:
Digital Realty Trust, Inc. Attention: Investor Relations Four Embarcadero Center, Suite 3200 San Francisco, CA 94111 (415) 738-6500 www.digitalrealty.com	DuPont Fabros Technology, Inc. Attention: Investor Relations 401 9th St. NW, Suite 600 Washington, DC 20004 (202) 478-2330 www.dft.com

Proxy Solicitor:	Proxy Solicitor:
MacKenzie Partners, Inc. 105 Madison Avenue New York, NY 10016 Call Collect (212) 929-5500 Call Toll-Free (800) 322-2885 Email: DLR@mackenziepartners.com	Georgeson 1290 Avenue of the Americas, 9th Floor New York, NY 10104 Call Toll-Free (866) 296-6841 Email: DFT@georgeson.com

SUMMARY

The following summary highlights some of the information contained in this joint proxy statement/prospectus. This summary may not contain all of the information that is important to you. For a more complete description of the merger agreement, the mergers and the other transactions contemplated by the merger agreement, DLR and DFT encourage you to read carefully this entire joint proxy statement/prospectus, including the attached Annexes and the other documents to which we have referred you because this section does not provide all the information that might be important to you with respect to the mergers at the applicable special meeting. See also the section entitled “Where You Can Find More Information and Incorporation by Reference” beginning on page 192. We have included page references to direct you to a more complete description of the topics presented in this summary.

The Companies

Digital Realty Trust, Inc. and Digital Realty Trust, L.P. (See page 51)

Digital Realty Trust, Inc.

Four Embarcadero Center

Suite 3200

San Francisco, CA 94111

(415) 738-6500

Digital Realty Trust, Inc., a Maryland corporation, which we refer to as DLR, through its controlling interest in Digital Realty Trust, L.P., which we refer to as DLR OP, owns, acquires, develops and operates data centers. DLR is focused on providing data center, colocation and interconnection solutions for domestic and international customers across a variety of industry verticals ranging from financial services, cloud and information technology services, to manufacturing, energy, healthcare, and consumer products. As of June 30, 2017, DLR owned 145 properties, including five properties held for sale and 14 properties held as investments in unconsolidated joint ventures, with approximately 26.4 million rentable square feet, including approximately 1.2 million square feet of space under active development and approximately 1.8 million square feet of space held for future development, located throughout North America, Europe, Asia and Australia.

DLR common stock is listed on the NYSE, trading under the symbol “DLR”.

DuPont Fabros Technology, Inc. and DuPont Fabros Technology, L.P. (See page 52)

DuPont Fabros Technology, Inc.

401 9th Street NW

Suite 600

Washington, DC 20004

(202) 728-0044

DuPont Fabros Technology, Inc., a Maryland corporation, which we refer to as DFT, is a fully integrated, self-administered and self-managed real estate investment trust, or REIT, that owns, acquires, develops and operates wholesale data centers. DFT is the sole general partner of, and, as of August 7, 2017, owned 87.2% of the common economic interest in DuPont Fabros Technology, L.P., which we refer to as DFT OP, of which 0.9% are held as general partnership units. DFT designs and operates innovative, multi-tenant, wholesale data centers, and creates solutions with its customers that free them to focus on their core businesses. DFT’s facilities are designed to offer highly specialized, efficient and safe computing environments in a low-cost operating model. DFT’s customers include national and international enterprises across numerous industries, including technology, Internet, content providers, cloud providers, media, communications, healthcare and financial services.

DFT’s 12 data centers have a total of 3.5 million gross square feet and 301.5 megawatts of power available to DFT’s customers to operate their servers and computing equipment.

DFT common stock is listed on the NYSE, trading under the symbol “DFT”.

The Combined Company (See page 52)

References to the Combined Company are to DLR after the effective time of the company merger. The Combined Company will be named “Digital Realty Trust, Inc.” and will be a Maryland corporation. The Combined Company after the completion of the mergers is expected to have a pro forma enterprise value of approximately $33.6 billion (based on the closing price of DLR’s common stock on August 7, 2017 of $114.56 per share), and a total market capitalization of approximately $24.6 billion (based on the closing price of DLR’s common stock on August 7, 2017 of $114.56 per share). The Combined Company’s asset base after the completion of the mergers will consist primarily of 157 properties, and the Combined Company will have a footprint in high-demand metropolitan areas throughout the world.

The business of the Combined Company will be operated through DLR OP and its subsidiaries, including the Surviving Partnership. After giving effect to the mergers, DLR OP will hold a limited partnership interest in the Surviving Partnership, and a wholly owned subsidiary of DLR OP will be the general partner of the Surviving Partnership. The DLR parties will have the full, exclusive and complete responsibility for and discretion in the day-to-day management and control of DLR OP and the Surviving Partnership.

The common stock of the Combined Company will continue to be listed on the NYSE, trading under the symbol “DLR”.

The Combined Company’s principal executive offices will be located at Four Embarcadero Center, Suite 3200, San Francisco, California 94111, and its telephone number will be (415) 738-6500.

The Mergers

The Merger Agreement (See page 125)

The DLR parties and the DFT parties have entered into the merger agreement attached as Annex A to this joint proxy statement/prospectus, which is incorporated herein by reference. DLR and DFT encourage you to carefully read the merger agreement in its entirety because it is the principal document governing the mergers and the other transactions contemplated by the merger agreement.

The merger agreement provides that the closing of the mergers will take place at 6:00 a.m. Los Angeles time at the Los Angeles office of Latham & Watkins LLP on the second business day following the date on which the last of the conditions to closing of the mergers has been satisfied or waived.

The Mergers (See page 66)

Subject to the terms and conditions of the merger agreement, at the effective time of the company merger, DFT will merge with and into REIT Merger Sub, with REIT Merger Sub surviving the company merger as the Surviving Entity, which will be a wholly owned subsidiary of DLR.

The merger agreement also provides for the merger of OP Merger Sub with and into DFT OP, with DFT OP surviving the merger as the Surviving Partnership. At the effective time of the partnership merger, Merger Sub GP, a wholly owned subsidiary of DLR OP, will be the general partner of the Surviving Partnership, and DLR OP will be the limited partner of the Surviving Partnership.

The Merger Consideration (See page 127)

At the effective time of the company merger, each issued and outstanding share of DFT common stock will be converted automatically into the right to receive 0.545 shares of DLR common stock, par value $0.01 per share, which we refer to as the merger consideration. The exchange ratio will not be adjusted for changes in the market value of DLR common stock or DFT common stock. Because of this, the implied value of the merger consideration to be received by DFT stockholders in the company merger will fluctuate between now and the completion of the company merger. Based on the closing price of DLR common stock on the NYSE of $116.75 per share on June 8, 2017, the last trading date before the announcement of the proposed mergers, the merger consideration represented approximately $63.63 for each share of DFT common stock. Based on the closing price of DLR common stock on the NYSE of $114.56 per share on August 7, 2017, the latest practicable date before the date of this joint proxy statement/prospectus, the merger consideration represented approximately $62.44 for each share of DFT common stock.

Each share of DFT Series C preferred stock will be cancelled and converted into the right to receive one share of DLR Series C preferred stock. The DLR Series C preferred stock will have substantially similar rights, privileges and preferences as the DFT Series C preferred stock, and the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption and other rights and restrictions of DLR Series C preferred stock are set forth in the articles supplementary to DLR’s charter in the form attached as Annex B to this joint proxy statement/prospectus, which is incorporated herein by reference. Prior to the effective time of the company merger, DFT will deposit with an agent, for payment to holders of DFT Series C preferred stock prior to such time, an amount in cash equal to the aggregate of any accrued but unpaid dividend or distribution in respect of the DFT Series C preferred stock to, but not including, the closing date.

Additionally, at the effective time of the company merger, (i) each outstanding DFT restricted share granted under a DFT equity plan will vest and all restrictions thereon will lapse, and each such DFT restricted share will be cancelled and converted into the right to receive 0.545 shares of DLR common stock, (ii) each outstanding DFT performance stock unit granted under a DFT equity plan will vest at the greater of (x) the applicable target-level of performance or (y) actual performance through the effective time of the company merger in accordance with the applicable award agreement, as determined by DFT in its sole discretion, and each such vested DFT performance stock unit will be cancelled and converted into the right to receive 0.545 shares of DLR common stock, and (iii) each outstanding and unexercised DFT stock option granted under DFT equity plans will be assumed by DLR and converted into an option (x) covering a number of shares of DLR common stock equal to the number of shares of DFT common stock subject to such DFT stock option immediately prior to the effective time of the company merger multiplied by the exchange ratio of 0.545, rounded down to the nearest whole share; and (y) with an exercise price per share of DLR common stock equal to the exercise price per share of such DFT stock option as of immediately prior to the effective time of the company merger, divided by the exchange ratio of 0.545, rounded up to the nearest whole cent. As of August 7, 2017, there were no outstanding and unexercised DFT stock options.

In the partnership merger, each common unit of DFT OP outstanding immediately prior to the effective time of the partnership merger will be converted into the right to receive 0.545 common units in DLR OP. Alternatively, each limited partner (excluding DFT) holding such DFT OP common units may elect to receive 0.545 validly issued, fully paid and nonassessable shares of DLR common stock for any DFT OP common unit held by it. If a limited partner elects to receive DLR common stock for any or all of its DFT OP common units, it will be deemed to have redeemed its DFT OP common units for an equal number of shares of DFT common stock immediately prior to the partnership merger, with such DFT common stock converted into the right to receive DLR common stock and cash in lieu of fractional shares at the exchange ratio in the company merger pursuant to the exchange procedures described further in this joint proxy statement/prospectus. Each DFT OP Series C preferred partnership unit will be converted into one validly issued DLR OP Series C preferred partnership unit. As of the record date, DFT is the only holder of DFT OP Series C preferred partnership units.

DFT stockholders and DFT OP unitholders receiving shares of DLR common stock or DLR OP common units will not receive any fractional shares of DLR common stock or fractional DLR OP common units, as applicable, in the mergers but instead will be paid cash (without interest) in lieu of any fractional share or unit to which they would otherwise be entitled.

Upon completion of the mergers, we estimate that continuing DLR stockholders will own approximately 77% of the issued and outstanding common stock of the Combined Company and former DFT stockholders will own approximately 23% of the issued and outstanding common stock of the Combined Company, assuming (1) all of the unvested DFT performance stock unit awards vest at the maximum level (i.e., 300% of target), provided that the actual number of DFT performance stock units that vest at the effective time of the company merger will be determined based on the greater of (i) the applicable target-level of performance or (ii) actual performance through the effective time of the company merger in accordance with the applicable award agreement, as determined by DFT in its sole discretion, and (2) all of the limited partners (excluding DFT) of DFT OP elect to receive shares of DLR common stock instead of DLR OP common units.

You are urged to obtain current market prices of shares of DLR common stock and DFT common stock. You are cautioned that the trading price of the common stock of the Combined Company after the mergers may be affected by factors different from those currently affecting the trading prices of DLR common stock and DFT common stock, and therefore, the historical trading prices of DLR common stock and DFT common stock may not be indicative of the trading price of the Combined Company common stock. See “Risk Factors—Risks Related to the Mergers” beginning on page 36 for more information.

Terms of the New Tax Protection Agreement (See page 157)

In connection with DFT’s initial public offering in 2007, the DFT parties entered into the 2007 Tax Protection Agreement with the Protected Partners in order to, among other things, defer federal income tax liabilities of those partners that may have been incurred in connection with the initial public offering. In connection with the mergers, DLR and DLR OP will enter into the New Tax Protection Agreement with these partners who agree to enter into such agreement in order to replace the 2007 Tax Protection Agreement. The New Tax Protection Agreement will expire on March 1, 2023. If any of these partners do not agree to enter into the New Tax Protection Agreement, the 2007 Tax Protection Agreement will remain in effect for them. The terms of the New Tax Protection Agreement are attached as Annex C to this joint proxy statement/prospectus, which is incorporated herein by reference.

See “Terms of the New Tax Protection Agreement” beginning on page 157 for more information.

Financing Related to the Mergers (See page 155)

The mergers are not conditioned upon DLR having received any financing at or prior to the effective time of the mergers. However, in connection with the mergers and the transactions contemplated by the merger agreement, DLR has entered into a mortgage loan commitment letter with Citigroup Global Markets Inc., Bank of America, N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, which collectively we refer to as the Lenders.

Pursuant to the mortgage loan commitment letter, the Lenders have committed to provide a mortgage loan facility of up to $104 million, which we refer to as the mortgage loan facility, subject to the conditions set forth in the mortgage loan commitment letter. If drawn upon, the proceeds of the mortgage loan facility may be used to refinance certain existing mortgage indebtedness of DFT with respect to which KeyBank National Association is the current agent for a syndicate of lenders. The mortgage loan facility is structured as a secured mortgage loan facility available, at the option of the Lenders, in a 5-year term with a fixed interest rate or a 3-year term with a floating interest rate, with the collateral to be a property or properties acceptable to the Lenders. DLR and DLR OP have the right to use alternative financing in connection with the consummation of the mergers and are under no obligation to draw upon the mortgage loan financing commitment from the Lenders. DLR and DLR OP are currently exploring the availability of alternative financing.

The mortgage loan commitment letter expires on the earliest of (i) November 17, 2017, (ii) the last to occur of (a) the effectiveness of an amendment to the documentation for the existing KeyBank mortgage loan that is acceptable to DLR OP and that includes (x) a consent to the mergers and (y) a waiver of any default under the existing KeyBank mortgage loan resulting from the mergers and (b) the execution and delivery by all of the limited partner guarantors of modified or replacement tax protection agreements that are acceptable to DLR OP, (iii) the 270th day after the mortgage loan commitment letter, which was June 8, 2017, and (iv) the date the mortgage loan facility becomes effective.

DLR also entered into a bridge loan commitment letter with the Lenders, but such commitment has since been terminated as DLR raised alternative financing in connection with the mergers and the transactions contemplated by the merger agreement. The alternative financing included £250,000,000 aggregate principal amount of 2.750% Guaranteed Notes due 2024, $350,000,000 aggregate principal amount of 2.750% Notes due 2023, $1,000,000,000 aggregate principal amount of 3.700% Notes due 2027, and 8,000,000 shares of 5.250% Series J Cumulative Redeemable Preferred Stock.

See “The Merger Agreement—Financing Related to the Mergers” beginning on page 155 for more information.

Recommendation of the DLR Board of Directors (See page 74)

On June 8, 2017, after careful consideration, the DLR Board unanimously (i) determined and declared that the merger agreement, the mergers and the other transactions contemplated by the merger agreement are advisable and in the best interests of DLR and its stockholders, (ii) approved the merger agreement, the mergers and the other transactions contemplated by the merger agreement, and (iii) authorized and approved the issuance of shares of DLR common stock in connection with the mergers. Certain factors considered by the DLR Board in reaching its decision to approve the merger agreement, the mergers and the other transactions contemplated by the merger agreement can be found in the section entitled “The Mergers—Recommendation of the DLR Board of Directors and Its Reasons for the Mergers” beginning on page 74.

The DLR Board unanimously recommends that DLR stockholders vote FOR the proposal to approve the issuance of shares of DLR common stock in connection with the mergers and FOR the proposal to approve one or more adjournments of the DLR special meeting to another date, time or place, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the issuance of shares of DLR common stock in connection with the mergers.

Recommendation of the DFT Board of Directors (See page 77)

On June 8, 2017, after careful consideration, the DFT Board unanimously (i) determined that the mergers and the other transactions contemplated by the merger agreement are advisable and in the best interests of DFT and its stockholders, (ii) authorized and approved each of the mergers and the other transactions contemplated by the merger agreement, and (iii) approved and adopted the merger agreement. Certain factors considered by the DFT Board in reaching its decision to approve the merger agreement, the mergers and the other transactions contemplated by the merger agreement can be found in the section entitled “The Mergers—Recommendation of the DFT Board of Directors and Its Reasons for the Mergers” beginning on page 77.

The DFT Board unanimously recommends that the DFT stockholders vote FOR the proposal to approve the company merger and the other transactions contemplated by the merger agreement, FOR the non-binding advisory proposal to approve certain compensation that may be paid or become payable to certain executive officers of DFT in connection with the merger agreement and the transactions contemplated thereby, and FOR the proposal to approve one or more adjournments of the DFT special meeting to another date, time or place, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the company merger and the other transactions contemplated by the merger agreement.

Summary of Risks Related to the Mergers (See page 36)

You should consider carefully the risk factors described below together with all of the other information included in this joint proxy statement/prospectus before deciding how to vote. The risks related to the mergers and the other transactions contemplated by the merger agreement are described under the section “Risk Factors—Risks Related to the Mergers.”

•	The exchange ratio will not be adjusted in the event of any change in the share prices of either DLR or DFT common stock.

•	DLR and DFT stockholders will be diluted by the mergers.

•	Completion of the mergers is subject to many conditions and if these conditions are not satisfied or waived, the mergers will not be completed, which could result in the requirement that DLR pay to DFT a termination fee of $300 million or DFT pay to DLR a termination fee of $150 million.

•	Failure to complete the mergers could negatively affect the common stock prices and future business and financial results of both DLR and DFT.

•	The pendency of the mergers could adversely affect the business and operations of DLR and DFT.

•	The merger agreement contains provisions that could discourage a potential competing acquirer of DFT or could result in a competing acquisition proposal being at a lower price than it might otherwise be.

•	If the mergers are not consummated by the Outside Date, either DLR or DFT may terminate the merger agreement.

•	Some of the directors and executive officers of DFT have interests in the mergers that are different from, or in addition to, those of the other DFT stockholders.

•	The mergers will result in changes to the board of directors of the companies.

The DLR Special Meeting (See page 53)

The special meeting of the DLR stockholders will be held at Four Embarcadero Center, Suite 3200, San Francisco, CA 94111 on September 13, 2017, commencing at 10:30 a.m., local time.

At the DLR special meeting, the DLR stockholders will be asked to consider and vote upon the following matters:

1.	a proposal to approve the issuance of DLR common stock in connection with the mergers; and

2.	a proposal to approve one or more adjournments of the DLR special meeting to another date, time or place, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the issuance of shares of DLR common stock in connection with the mergers.

Approval of the proposal to approve the issuance of shares of DLR common stock in connection with the mergers requires the affirmative vote of at least a majority of all votes cast on such proposal.

Approval of the proposal to approve one or more adjournments of the DLR special meeting to another date, time or place, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the issuance of shares of DLR common stock in connection with the mergers requires the affirmative vote of at least a majority of all votes cast on such proposal.

At the close of business on the record date, directors and executive officers of DLR and their affiliates were entitled to vote 100,763 shares of DLR common stock, or less than 1% of the shares of DLR common stock issued and outstanding on that date. DLR currently expects that all DLR directors and executive officers will vote their shares of DLR common stock in favor of the proposal to approve the issuance of DLR common stock in connection with the mergers as well as the other proposal to be considered at the DLR special meeting, although none of them is contractually obligated to do so.

Your vote as a DLR stockholder is very important. Accordingly, please sign and return the enclosed proxy card whether or not you plan to attend the DLR special meeting in person.

The DFT Special Meeting (See page 57)

The special meeting of the DFT stockholders will be held at Market Square North, 401 9th Street NW, 10th Floor, Washington, DC 20004 on September 13, 2017, commencing at 10:00 a.m., local time.

At the DFT special meeting, the DFT stockholders will be asked to consider and vote upon the following matters:

1.	a proposal to approve the company merger and the other transactions contemplated by the merger agreement;

2.	a non-binding advisory proposal to approve certain compensation that may be paid or become payable to certain executive officers of DFT in connection with the merger agreement and the transactions contemplated thereby; and

3.	a proposal to approve one or more adjournments of the DFT special meeting to another date, time or place, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the company merger and the other transactions contemplated by the merger agreement.

Approval of the proposal to approve the company merger and the other transactions contemplated by the merger agreement requires the affirmative vote of a majority of the votes entitled to be cast on such proposal.

Approval of the non-binding advisory proposal to approve certain compensation that may be paid or become payable to certain executive officers of DFT in connection with the merger agreement and the transactions contemplated thereby requires, provided a quorum is present, the affirmative vote of at least a majority of all votes cast on such proposal.

Approval of the proposal to approve one or more adjournments of the DFT special meeting to another date, time or place, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the company merger and the other transactions contemplated by the merger agreement requires, whether or not a quorum is present, the affirmative vote of at least a majority of all votes cast on such proposal.

At the close of business on the record date, directors and executive officers of DFT and their affiliates were entitled to vote 677,355 shares of DFT common stock, or less than one percent (1%) of the shares of DFT common stock issued and outstanding on that date. DFT currently expects that all DFT directors and executive officers will vote their shares of DFT common stock in favor of the proposal to approve the company merger and the other transactions contemplated by the merger agreement as well as the other proposal to be considered at the DFT special meeting, although none of them is contractually obligated to do so.

Your vote as a DFT stockholder is very important. Accordingly, please sign and return the enclosed proxy card whether or not you plan to attend the DFT special meeting in person.

Opinions of Financial Advisors

Opinions of DLR’s Financial Advisors (See page 80)

Opinions of BofA Merrill Lynch and Citi

In connection with the company merger, each of Merrill Lynch, Pierce, Fenner & Smith Incorporated (“BofA Merrill Lynch”) and Citigroup Global Markets Inc. (“Citi”), DLR’s financial advisors, delivered to the DLR Board an oral opinion, which was confirmed, in each case, by delivery of a written opinion, dated June 8, 2017, as to the fairness, from a financial point of view and as of the date of the opinion, of the exchange ratio of 0.545 provided for in the company merger, to DLR. The full text of the written opinions, each dated June 8, 2017, of BofA Merrill Lynch and Citi, which describe, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, are attached as Annex D and Annex E, respectively, to this joint proxy statement/prospectus and are incorporated by reference herein in their entirety.

BofA Merrill Lynch and Citi provided their opinions to the DLR Board (in its capacity as such) for the benefit and use of the DLR Board in connection with and for purposes of its evaluation of the exchange ratio from a financial point of view. BofA Merrill Lynch and Citi’s opinions do not address any other aspect of the mergers and no opinion or view was expressed as to the relative merits of the company merger in comparison to other strategies or transactions that might be available to DLR or in which DLR might engage or as to the underlying business decision of DLR to proceed with or effect the company merger. BofA Merrill Lynch and Citi’s opinions do not address any other aspect of the company merger and do not constitute a recommendation to any stockholder as to how to vote or act in connection with the proposed company merger or any related matter.

For the opinion of BofA Merrill Lynch, see “The Mergers—Opinions of DLR’s Financial Advisors— Opinion of BofA Merrill Lynch” beginning on page 80 and Annex D. For the opinion of Citi, see “The Mergers—Opinions of DLR’s Financial Advisors— Opinion of Citi” beginning on page 89 and Annex E.

Opinion of DFT’s Financial Advisor (See page 95)

Opinion of Goldman Sachs

At a meeting of the DFT Board held on June 8, 2017, Goldman Sachs & Co. LLC (“Goldman Sachs”), DFT’s financial advisor, rendered to the DFT Board its oral opinion, subsequently confirmed in a written opinion dated June 8, 2017, to the effect that, as of the date of its written opinion and based upon and subject to the factors and assumptions set forth in Goldman Sachs’ written opinion, the exchange ratio of 0.545 shares of DLR common stock to be paid for each share of DFT common stock pursuant to the merger agreement was fair, from a financial point of view, to the holders (other than DLR and its affiliates) of DFT common stock.

The full text of the written opinion of Goldman Sachs, dated June 8, 2017, which sets forth assumptions made, procedures followed, matters considered, qualifications and limitations on the review undertaken in connection with the opinion, is attached to this joint proxy statement/prospectus as Annex F. The summary of the Goldman Sachs opinion contained in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of Goldman Sachs’ written opinion. Goldman Sachs’ advisory services and opinion were provided for the information and assistance of the DFT Board in connection with its consideration of the transaction contemplated by the merger agreement, and the opinion does not constitute a recommendation as to how any holder of DFT common stock, DFT OP common units or DFT OP Series C preferred partnership units should vote with respect to the transaction or any other matter.

See “The Mergers—Opinion of DFT’s Financial Advisor” beginning on page 95 and Annex F.

Treatment of the DFT Equity Awards (See pages 110 and 128 )

At the effective time of the company merger, each outstanding restricted share of DFT common stock granted under a DFT equity plan will vest and all restrictions thereon will lapse, and each such DFT restricted share will be cancelled and converted into the right to receive 0.545 shares of DLR common stock.

At the effective time of the company merger, each outstanding DFT performance stock unit granted under a DFT equity plan will vest at the greater of (i) the applicable target-level of performance or (ii) actual performance through the effective time of the company merger in accordance with the applicable award agreement, as determined by DFT in its sole discretion, and each such vested DFT performance stock unit will be cancelled and converted into the right to receive 0.545 shares of DLR common stock.

Additionally, at the effective time of the company merger, each outstanding and unexercised option to purchase DFT common stock granted under a DFT equity plan will be assumed by DLR and converted into a stock option (x) covering a number of shares of DLR common stock equal to the number of shares of DFT common stock subject to such DFT stock option immediately prior to the effective time of the company merger multiplied by the exchange ratio of 0.545, rounded down to the nearest whole share, and (y) with an exercise price per share of DLR common stock equal to the exercise price per share of such DFT stock option as of immediately prior to the effective time of the company merger, divided by the exchange ratio of 0.545, rounded up to the nearest whole cent. Each assumed option will be subject to substantially the same expiration and other terms and conditions applicable to the underlying DFT stock option immediately prior to the effective time of the company merger. As of August 7, 2017, there were no outstanding and unexercised DFT stock options.

For more information regarding treatment and valuation of DFT equity awards, see “The Mergers— Interests of DFT’s Directors and Executive Officers in the Mergers—Treatment of DFT Equity Awards” beginning on page 110 and “The Merger Agreement—Merger Consideration; Effects of the Merger—Treatment of DFT Equity Awards” beginning on page 128.

Directors and Management of the Combined Company After the Mergers (See page 126)

Immediately following the effective time of the company merger, the board of directors of the Combined Company will be increased to 12 members, with the 10 current DLR directors, Laurence A. Chapman, Kathleen Earley, Kevin J. Kennedy, William G. LaPerch, Afshin Mohebbi, Mark R. Patterson, Mary Hogan Preusse, Dennis E. Singleton, A. William Stein and Robert H. Zerbst, continuing as directors of the Combined Company. In addition, the DFT designees, Michael A. Coke and John T. Roberts, Jr., will join the board of directors of the Combined Company, to serve until the next annual meeting of the stockholders of the Combined Company (and until their successors qualify and are duly elected). Each of Mr. Coke and Mr. Roberts is currently a member of the DFT Board.

The executive officers of DLR immediately prior to the effective time of the company merger will continue to serve as the executive officers of the Combined Company, with A. William Stein continuing to serve as the Chief Executive Officer of the Combined Company. See “The Merger Agreement—Board of Directors, Partners and Officers of the Surviving Entities” on page 126 for more information.

Interests of DLR’s Directors and Executive Officers in the Mergers (See page 110)

None of DLR’s executive officers or members of the DLR Board is party to an arrangement with DLR, or participates in any DLR plan, program or arrangement, that provides such executive officer or board member with financial incentives that are contingent upon the consummation of the mergers.

Interests of DFT’s Directors and Executive Officers in the Mergers (See page 110)

In considering the recommendation of the DFT Board to approve the proposal to approve the company merger and the other transactions contemplated by the merger agreement and the non-binding advisory proposal to approve certain compensation that may be paid or become payable to certain executive officers of DFT in connection with the merger agreement and the transactions contemplated thereby, the DFT stockholders should be aware that directors and executive officers of DFT have interests in the mergers that may be different from, or in addition to, the interests of the DFT stockholders generally and that may present actual or potential conflicts of interests. The DFT Board was aware of those interests and considered them, among other matters, in reaching its decision to approve the merger agreement. For more information regarding these interests, see “The Mergers—Interests of DFT’s Directors and Executive Officers in the Mergers” beginning on page 110.

Listing of DLR Common Stock and DLR Series C Preferred Stock; Delisting and Deregistration of DFT Common Stock and DFT Series C Preferred Stock (See page 123)

It is a condition to each party’s obligation to complete the mergers that the shares of DLR common stock to be issued in connection with the mergers be approved for listing on the NYSE, subject to official notice of issuance. DLR has agreed to use its reasonable best efforts to have the application for the listing of the DLR common stock and DLR Series C preferred stock accepted by the NYSE as promptly as is practicable. After the company merger is completed, the shares of DFT common stock and DFT Series C preferred stock currently listed on the NYSE will cease to be listed on the NYSE and will be deregistered under the Exchange Act.

Stockholder Appraisal Rights in the Mergers (See page 130)

No dissenters’ or appraisal rights or rights of objecting stockholders will be available with respect to the mergers or the other transactions contemplated by the merger agreement.

Conditions to Completion of the Mergers (See page 148)

A number of customary conditions must be satisfied or waived, where legally permissible, before the mergers can be consummated. These include, among others:

•	approval by DFT stockholders of the mergers and the other transactions contemplated by the merger agreement;

•	approval by DLR stockholders of the issuance of shares of DLR common stock in connection with the mergers;

•	absence of any law or order of a governmental authority preventing or prohibiting the mergers;

•

declaration of effectiveness of the Form S-4 registration statement, of which this joint proxy statement/prospectus is a part, and if applicable, the OP Unit S-4 registration statement (as defined below), and the absence of any stop order suspending the effectiveness of such Form S-4 or OP Unit S-4 and any threat by the SEC to do so, or any commencement or threat of any proceeding to that effect;

•	approval of listing of the shares of DLR common stock on the NYSE, subject only to official notice of issuance;

•	truth and accuracy of the representations and warranties of each party made in the merger agreement as of the closing, subject to materiality standards;

•	performance of or compliance in material respects with obligations under the merger agreement; and

•	absence of any material adverse effect.

Neither DLR nor DFT can give any assurance as to when or if all of the conditions to the consummation of the mergers will be satisfied or waived or that the mergers will occur.

See “The Merger Agreement—Conditions to Completion of the Mergers” beginning on page 148 for more information.

Regulatory Approvals Required for the Mergers (See page 117)

DLR and DFT are not aware of any material federal or state regulatory requirements that must be complied with, or regulatory approvals that must be obtained, in connection with the mergers or the other transactions contemplated by the merger agreement.

No Solicitation and Change in Recommendation (See page 137)

Under the merger agreement, DFT has agreed not to, and to cause its subsidiaries not to, directly or indirectly: (i) solicit, initiate or knowingly facilitate, encourage or assist any inquiry or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Competing Proposal (as defined below), (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding any proposal or offer that constitutes, or would reasonably be expected to lead to, a Competing Proposal, or furnish to any other person information or afford to any other person access to the business, properties, assets or personnel of DFT or any of its subsidiaries, in each case, in connection with, or for the purpose of knowingly encouraging, facilitating or assisting, a Competing Proposal, (iii) enter into any contract (including any letter of intent or agreement in principle) with respect to a Competing Proposal, (iv) grant any waiver, amendment or release under any standstill or confidentiality agreement or any takeover statute (provided, that notwithstanding anything contained in the merger agreement to the contrary, DFT may waive any provision that prohibits a confidential proposal being made to the DFT Board), or (v) otherwise knowingly facilitate any effort or attempt to make a Competing Proposal.

However, prior to the approval of the company merger and the other transactions contemplated by the merger agreement by DFT common stockholders, DFT may, under certain specified circumstances, engage in discussions or negotiations with and provide non-public information regarding itself to a third party making an unsolicited, written Competing Proposal. Under the merger agreement, DFT is required to notify DLR promptly if it receives any Competing Proposal or inquiry or any request for non-public information in connection with a Competing Proposal.

Before the approval of the company merger and the other transactions contemplated by the merger agreement by DFT common stockholders, the DFT Board may, under certain specified circumstances, withdraw its recommendation of the company merger and terminate the merger agreement to enter into an alternative acquisition agreement with respect to a Superior Proposal (as defined below) if the DFT Board determines in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with the directors’ duties under applicable law.

For more information regarding the limitations on DFT and the DFT Board to consider other proposals, see “The Merger Agreement—Covenants and Agreements—No Solicitation and Change in Recommendation” beginning on page 137.

Termination of the Merger Agreement (See page 150)

The merger agreement may be terminated at any time by the mutual consent of DLR and DFT in a written instrument, even after approval of DFT stockholders or approval of DLR stockholders.

In addition, the merger agreement may also be terminated prior to the effective time of the company merger by either DLR or DFT under the following conditions, each subject to certain exceptions:

•	there has been a breach by the other party of any representation, warranty or covenant set forth in the merger agreement, which causes a condition of the merger agreement not to be satisfied (and such breach is not curable prior to the Outside Date or, if curable, not cured within the required timeline);

•	the mergers are not consummated by the Outside Date;

•	a governmental entity has issued a final, non-appealable order permanently restraining, enjoining or otherwise prohibiting the consummation of the mergers or the other transactions contemplated by the merger agreement;

•	the holders of DFT common stock do not approve the company merger and the other transactions contemplated by the merger agreement; or

•	the holders of DLR common stock do not approve the issuance of shares of DLR common stock in connection with the mergers.

The merger agreement may also be terminated by DLR if, prior to the approval of the mergers by DFT stockholders, the DFT Board:

•	fails to recommend to the DFT stockholders that they approve the company merger (the “DFT Board recommendation”) or fails to include the DFT Board recommendation in this joint proxy statement/prospectus;

•	changes, qualifies, withholds, withdraws or modifies, or publicly proposes to change, qualify, withhold, withdraw or, in a manner adverse to DLR, modify, the DFT Board recommendation;

•	takes any formal action or makes any recommendation or public statement or other disclosure in connection with a tender offer or exchange offer other than as provided in the merger agreement;

•	adopts, approves or recommends, or publicly proposes to approve or recommend to the DFT stockholders a Competing Proposal; or

•	fails to make or reaffirm the DFT Board recommendation within five business days following DLR’s written request to do so following DFT’s or its representatives’ receipt of a Competing Proposal or any material change thereto.

The merger agreement may also be terminated by DFT if:

•	DFT enters into an alternative acquisition agreement with respect to a Superior Proposal and pays a termination payment to DLR as described below;

•	all the mutual conditions and DLR’s conditions to closing the mergers have been satisfied or waived and the mergers have not been completed within two business days of delivery of written notice by DFT that it is ready to complete the mergers; or

•	the DLR Board fails to recommend to the DLR stockholders that they approve the issuance of shares of DLR common stock in connection with the mergers (the “DLR Board recommendation”), or changes, qualifies, withholds, withdraws or modifies (or publicly proposes to do so) the DLR Board recommendation.

For more information regarding the rights of DLR and DFT to terminate the merger agreement, see “The Merger Agreement—Termination of the Merger Agreement” beginning on page 150.

Termination Fee and Expenses (See page 152)

Generally, all fees and expenses incurred in connection with the mergers and the other transactions contemplated by the merger agreement will be paid by the party incurring those fees and expenses. Additionally, upon termination of the merger agreement in certain circumstances, the merger agreement provides for the payment of a termination fee to DLR by DFT of $150 million. The merger agreement also provides for the payment of a termination fee to DFT by DLR of $300 million upon termination of the merger agreement in certain circumstances.

See “The Merger Agreement—Termination of the Merger Agreement—Termination Payments” beginning on page 152 for more information.

Litigation Relating to the Mergers (See page 123)

Following the June 9, 2017 announcement that DLR and DFT had entered into the merger agreement, four purported stockholder class actions were filed in the United States District Court for the District of Columbia captioned: Scarantino v. DuPont Fabros Technology, Inc., et al., No. 1:17-cv-01428 (D.D.C.) (filed July 18, 2017); Canchola v. DuPont Fabros Technology, Inc., et al., No. 1:17-cv-01481 (D.D.C.) (filed July 24, 2017); Lawrence v. DuPont Fabros Technology, Inc., et al., No. 1:17-cv-01465 (D.D.C.) (filed July 24, 2017); and McCullough v. DuPont Fabros Technology, Inc., et al., No. 1:17-cv-01563 (D.D.C.) (filed August 2, 2017). All four complaints allege purported violations of the federal securities laws and name as defendants DFT and the members of the DFT Board. The Scarantino complaint also names as defendants DFT OP, DLR, DLR OP, REIT Merger Sub, OP Merger Sub, and Merger Sub GP. Plaintiffs in each of the four actions allege primarily that the disclosures regarding the proposed mergers in the Form S-4 Registration Statement filed with the SEC on July 10, 2017 were inadequate in violation of Section 14(a) and 20(a) of the Exchange Act, and Rule 14a-9. Plaintiffs seek to enjoin or rescind the mergers, or damages in the event the mergers are consummated, along with costs and attorneys’ fees. We believe that these claims are without merit, and intend to vigorously defend against them.

Material U.S. Federal Income Tax Consequences of the Company Merger (See page 117)

DLR and DFT intend that the company merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. The closing of the mergers is conditioned on the receipt by each of DLR and DFT of an opinion from its respective counsel to the effect that the company merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Assuming that the company merger qualifies as a reorganization, U.S. holders (as defined below) of shares of DFT common stock are not expected to recognize gain or loss as a result of the company merger (except with respect to the receipt of cash in lieu of fractional shares of DLR common stock).

For further discussion of certain U.S. federal income tax consequences of the company merger and the ownership and disposition of the Combined Company common stock, see “The Mergers—U.S. Federal Income Tax Considerations” beginning on page 117.

Holders of shares of DFT common stock should consult their tax advisors to determine the tax consequences to them (including the application and effect of any state, local or non-U.S. income and other tax laws) of the company merger and the ownership and disposition of the Combined Company common stock.

Accounting Treatment of the Mergers (See page 122)

DLR prepares its financial statements in accordance with U.S. generally accepted accounting principles, which we refer to as GAAP. The mergers will be accounted for by applying the acquisition method. See “The Merger — Accounting Treatment” beginning on page 122 for more information.

Comparison of Rights of DLR Stockholders and DFT Stockholders (See page 175)

The rights of DFT stockholders are currently governed by and subject to the provisions of the Maryland General Corporation Law (the “MGCL”), and the charter and bylaws of DFT. Upon consummation of the mergers, the rights of the former DFT stockholders and DFT OP unitholders who receive shares of DLR common stock in the mergers will be governed by the MGCL and the DLR charter and bylaws, rather than the charter and bylaws of DFT. In particular, as is typical for REITs to protect their status as a REIT, the DLR charter provides that, with limited exceptions, no person may beneficially own, or be deemed to beneficially own by virtue of the attribution provisions of the Code, more than 9.8% of the outstanding shares of DLR’s capital stock.

For a summary of certain differences between the rights of DLR stockholders and DFT stockholders, see “Comparison of Rights of the DLR Stockholders and the DFT Stockholders” beginning on page 175.

Selected Historical Financial Information of DLR

Except for the Other Financial Data as shown below, the following selected historical financial information for each of the years during the five-year period ended December 31, 2016 and the selected balance sheet data as of December 31 for each of the years in the five-year period ended December 31, 2016 have been derived from DLR’s audited consolidated financial statements. The selected historical financial information for the six months ended June 30, 2017 and 2016 and the selected balance sheet data as of June 30, 2017 and 2016 have been derived from DLR’s unaudited interim consolidated financial statements.

You should read the selected historical financial information presented below together with the consolidated financial statements and the related notes thereto and management’s discussion and analysis of financial condition and results of operations of DLR included in DLR’s Annual Report on Form 10-K for the year ended December 31, 2016 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, which are incorporated herein by reference. See also “Where You Can Find More Information and Incorporation by Reference” beginning on page 192.

	Six Months Ended June 30,		Year Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
	(Amounts in thousands, except share and per share data)
Statement of Operations Data:
Operating Revenues:
Rental	$816,702	$748,237	$1,542,511	$1,354,986	$1,256,086	$1,155,051	$990,715
Tenant reimbursements	180,630	172,429	355,903	359,875	350,234	323,286	272,309
Interconnection and other	115,526	95,326	204,317	40,759	—	—	—
Fee income	3,324	3,050	6,285	6,638	7,268	3,520	8,428
Other	376	91	33,197	1,078	2,850	402	7,615
Total operating revenues	1,116,558	1,019,133	2,142,213	1,763,336	1,616,438	1,482,259	1,279,067
Operating Expenses:
Rental property operating and maintenance	344,055	313,717	660,177	549,885	503,140	456,596	381,227
Property taxes	55,080	54,780	102,497	92,588	91,538	90,321	69,475
Insurance	5,168	4,653	9,492	8,809	8,643	8,743	9,600
Change in fair value of contingent consideration	—	—	—	(44,276)	(8,093)	(1,762)	(1,051)
Depreciation and amortization	354,577	344,610	699,324	570,527	538,513	475,464	382,553
General and administrative	72,156	65,445	152,733	105,549	93,188	65,653	57,209
Transaction expenses	17,558	5,515	20,491	17,400	1,303	4,605	11,120
Impairment on investments in real estate	—	—	—	—	126,470	—	—
Other	24	(1)	213	60,943	3,070	827	2,856
Total operating expenses	848,618	788,719	1,644,927	1,361,425	1,357,772	1,100,447	912,989
Operating income	267,940	230,414	497,286	401,911	258,666	381,812	366,078
Other Income (Expenses):
Equity in earnings of unconsolidated joint ventures	13,712	8,210	17,104	15,491	13,289	9,796	8,135
Gain on insurance settlement	—	—	—	—	—	5,597	—
Gain (loss) on sale of properties	(142)	1,097	169,902	94,604	15,945	—	—
Gain on contribution of investment properties to unconsolidated joint venture	—	—	—	—	95,404	115,609	—
Gain on sale of equity investment	—	—	—	—	14,551	—	—
Interest and other income (expense)	518	(3,949)	(4,564)	(2,381)	2,663	139	1,892
Interest expense	(113,032)	(117,170)	(236,480)	(201,435)	(191,085)	(189,399)	(157,108)
Tax expense	(4,862)	(4,361)	(10,385)	(6,451)	(5,238)	(1,292)	(2,647)
Loss from early extinguishment of debt	—	(964)	(1,011)	(148)	(780)	(1,813)	(303)
Net income	164,134	113,277	431,852	301,591	203,415	320,449	216,047
Net income attributable to noncontrolling interests	(1,945)	(1,353)	(5,665)	(4,902)	(3,232)	(5,961)	(5,713)
Net income attributable to Digital Realty Trust, Inc.	162,189	111,924	426,187	296,689	200,183	314,488	210,334
Preferred stock dividends	(31,898)	(44,848)	(83,771)	(79,423)	(67,465)	(42,905)	(38,672)
Issuance costs associated with redeemed preferred stock	(6,309)	—	(10,328)	—	—	—	—
Net income available to common stockholders	$123,982	$67,076	$332,088	$217,266	$132,718	$271,583	$171,662
Per Share Data:
Basic income per share available to common stockholders	$0.77	$0.46	$2.21	$1.57	$1.00	$2.12	$1.48
Diluted income per share available to common stockholders	$0.77	$0.46	$2.20	$1.56	$0.99	$2.12	$1.48
Cash dividend per common share	$1.86	$1.76	$3.52	$3.40	$3.32	$3.12	$2.92
Weighted average common shares outstanding:
Basic	160,069,201	146,694,916	149,953,662	138,247,606	133,369,047	127,941,134	115,717,667
Diluted	161,059,527	147,416,934	150,679,688	138,865,421	133,637,235	128,127,641	116,006,577

	As of June 30,		As of December 31,
	2017	2016	2016	2015	2014	2013	2012
	(Amounts in thousands)
Balance Sheet Data:
Net investments in real estate	$9,356,596	$8,645,169	$8,996,362	$8,770,212	$8,203,287	$8,384,086	$7,603,136
Total assets	12,579,571	11,292,375	12,192,585	11,416,063	9,526,784	9,626,830	8,819,214
Global revolving credit facility	563,063	88,535	199,209	960,271	525,951	724,668	723,729
Unsecured term loan	1,520,482	1,545,590	1,482,361	923,267	976,600	1,020,984	757,839
Unsecured senior notes, net of discount	4,351,148	4,252,570	4,153,797	3,712,569	2,791,758	2,364,232	1,738,221
Exchangeable senior debentures, net of discount	—	—	—	—	—	266,400	266,400
Mortgages and other secured loans, net of premiums	2,927	248,711	3,240	302,930	378,818	585,608	792,376
Total liabilities	7,548,277	6,966,733	7,060,288	6,879,561	5,612,546	5,980,318	5,320,830
Total stockholders’ equity	4,996,815	4,289,820	5,096,015	4,500,132	3,878,256	3,610,516	3,468,305
Noncontrolling interests	34,479	35,822	36,282	36,370	35,982	35,996	30,079
Total liabilities and equity	$12,579,571	$11,292,375	$12,192,585	$11,416,063	$9,526,784	$9,626,830	$8,819,214

	Six Months Ended June 30,		Year Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
	(Amounts in thousands)
Cash flows from (used in):
Operating activities	$519,312	$396,633	$912,262	$799,232	$655,888	$656,390	$542,948
Investing activities	(463,464)	(299,042)	(1,299,431)	(2,526,022)	(644,180)	(1,060,609)	(2,475,933)
Financing activities	(19,435)	(119,907)	351,931	1,749,029	(26,974)	401,832	1,948,635

	Six Months Ended June 30,		Year Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
	(Amounts in thousands) (unaudited)
Other Financial Data:
Reconciliation of Net Income to Funds From Operations (FFO)(1)
Net Income Available to Common Stockholders	$123,982	$67,076	$332,088	$217,266	$132,718	$271,583	$171,662
Adjustments:
Non-controlling interests in operating partnership	1,711	1,120	5,298	4,442	2,767	5,366	6,157
Real estate related depreciation & amortization(2)	348,457	333,955	682,810	563,729	533,823	471,281	378,970
Impairment of investments in real estate	—	—	—	—	126,470	—	—
Impairment charge related to Telx trade name	—	6,122	6,122	—	—	—	—
Unconsolidated JV real estate related depreciation & amortization	5,510	5,613	11,246	11,418	7,537	3,805	3,208
(Gain) loss on real estate transactions	142	(1,097)	(169,902)	(94,604)	(15,945)	—	—
Gain on contribution of properties to unconsolidated joint ventures	—	—	—	—	(95,404)	(115,609)	—
Gain on sale of assets held in unconsolidated joint venture	—	—	—	—	—	—	(2,325)
(Gain) on settlement of pre-existing relationship with Telx(3)	—	—	—	(14,355)	—	—	—

Funds From Operations	$479,802	$412,789	$867,662	$687,896	$691,966	$636,426	$557,672

(1)	DLR calculates funds from operations, or FFO, in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT. FFO represents net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from real estate transactions, excluding a gain from a pre-existing relationship, impairment charges, real estate related depreciation and amortization (excluding amortization of deferred financing costs), non-controlling interests in operating partnership and after adjustments for unconsolidated partnerships and joint ventures. Management uses FFO as a supplemental performance measure because, in excluding real estate related depreciation and amortization and gains and losses from property dispositions and after adjustments for unconsolidated partnerships and joint ventures, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. DLR also believes that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare DLR’s operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of DLR’s properties that result from use or market conditions, nor the level of capital expenditures and capitalized leasing commissions necessary to maintain the operating performance of DLR’s properties, all of which have real economic effect and could materially impact DLR’s financial condition and results from operations, the utility of FFO as a measure of DLR’s performance is limited. Other REITs may not calculate FFO in accordance with the NAREIT definition and, accordingly, DLR’s FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income computed in accordance with GAAP as a measure of DLR’s performance.
(2)

	Six Months Ended June 30,		Year Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
	(in thousands)
Depreciation & amortization per income statement	$354,577	$344,610	$699,324	$570,527	$538,513	$475,464	$382,553
Non-real estate depreciation	(6,120)	(4,533)	(10,392)	(6,798)	(4,690)	(4,183)	(3,583)
Impairment charge related to Telx trade name	—	(6,122)	(6,122)	—	—	—	—

Real estate related depreciation & amortization	$348,457	$333,955	$682,810	$563,729	$533,823	$471,281	$378,970

(3)	Included in Other Expenses on the Income Statement, offset by the write off of straight-line rent receivables related to the Telx Acquisition of $75.3 million.

Selected Historical Financial Information of DFT

The following selected historical financial information for each of the years during the five-year period ended December 31, 2016 and the selected balance sheet data as of December 31 for each of the years in the five-year period ended December 31, 2016 have been derived from DFT’s audited consolidated financial statements. The selected historical financial information for the six months ended June 30, 2017 and 2016 and the selected balance sheet data as of June 30, 2017 and 2016 have been derived from DFT’s unaudited interim consolidated financial statements.

You should read the selected historical financial information presented below together with the consolidated financial statements and the related notes thereto and management’s discussion and analysis of financial condition and results of operations of DFT included in DFT’s Annual Report on Form 10-K for the year ended December 31, 2016 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, which are incorporated herein by reference. See also “Where You Can Find More Information and Incorporation by Reference” beginning on page 192.

	Six Months Ended June 30		Year Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
	(in thousands)
Statement of Operations Data:
Revenues:
Base Rent	$184,199	$165,895	$345,022	$298,585	$285,716	$265,695	$236,810
Recoveries from tenants	91,368	80,389	169,668	139,537	124,853	104,271	91,049
Other revenues	4,627	6,403	14,011	14,278	7,023	5,143	4,586

Total revenues	280,194	252,687	528,701	452,400	417,592	375,109	332,445
Expenses:
Property operating costs	81,663	73,888	154,064	130,051	117,339	103,522	94,646
Real estate taxes and insurance	10,039	11,156	20,180	21,335	14,195	14,380	12,689
Depreciation and amortization	57,155	52,166	107,781	104,044	96,780	93,058	89,241
General and administrative	13,088	10,849	23,043	18,064	17,181	16,261	17,024
Transaction expenses	7,128	—	—	—	—	—	—
Impairment on investment in real estate	—	—	—	122,472	—	—	—
Other expenses	4,012	5,542	11,781	16,859	9,222	3,650	6,919

Total expenses	173,085	153,601	316,849	412,825	254,717	230,871	220,519
Operating income	107,109	99,086	211,852	39,575	162,875	144,238	111,926
Interest:
Expense incurred	(23,252)	(23,132)	(48,294)	(40,510)	(33,583)	(46,306)	(47,597)
Amortization of deferred financing costs	(1,619)	(1,764)	(3,712)	(3,151)	(2,980)	(3,349)	(3,496)
Gain on sale of real estate	—	23,064	22,833	—	—	—	—
Loss on early extinguishment of debt	—	—	(1,232)	—	(1,701)	(40,978)	—

Net income (loss)	82,238	97,254	181,447	(4,086)	124,611	53,605	60,833
Net (income) loss attributable to redeemable noncontrolling interests—operating partnership	(10,218)	(12,945)	(24,248)	5,993	(18,704)	(5,214)	(7,803)
Net income attributable to controlling interests	72,020	84,309	157,199	1,907	105,907	48,391	53,030
Preferred stock distributions	(6,666)	(13,775)	(20,739)	(27,245)	(27,245)	(27,245)	(27,053)
Issuance costs associated with redeemed preferred stock	—	(8,827)	(12,495)	—	—	—	—

Net income (loss) attributable to common shares	$65,354	$61,707	$123,965	$(25,338)	$78,662	$21,146	$25,977

	As of June 30,		As of December 31,
	2017	2016	2016	2015	2014	2013	2012
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$31,125	$277,036	$38,624	$31,230	$29,598	$38,733	$23,578
Net real estate	3,083,180	2,565,041	2,793,051	2,571,241	2,561,428	2,385,616	2,281,890
Total assets	3,316,466	3,042,983	3,038,464	2,815,492	2,822,727	2,664,555	2,520,748
Total liabilities	1,770,572	1,376,851	1,480,361	1,379,890	1,194,252	1,025,037	800,427
Redeemable noncontrolling interests—operating partnership	714,494	656,606	591,101	479,189	513,134	387,244	453,889
Total stockholders’ equity	831,400	1,009,526	967,002	956,413	1,115,341	1,252,274	1,266,432

	Six Months Ended June 30,		Year Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
	(in thousands) (unaudited)
Other Financial Data:
Net income (loss)	$82,238	$97,254	$181,447	$(4,086)	$124,611	$53,605	$60,833
Depreciation and amortization	57,155	52,166	107,781	104,044	96,780	93,058	89,241
Non real estate depreciation and amortization	(435)	(394)	(798)	(700)	(707)	(875)	(1,023)
Impairment on investment in real estate	—	—	—	122,472	—	—	—
Gain on sale of real estate	—	(23,064)	(22,833)	—	—	—	—

FFO(1)	$138,958	$125,962	$265,597	$221,730	$220,684	$145,788	$149,051

(1)	Funds from operations, or FFO, is used by industry analysts and investors as a supplemental operating performance measure for REITs. DFT calculates FFO in accordance with the definition that was adopted by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT. FFO, as defined by NAREIT, represents net income determined in accordance with GAAP, excluding extraordinary items as defined under GAAP, impairment charges on depreciable real estate assets and gains or losses from sales of previously depreciated operating real estate assets, plus specified non-cash items, such as real estate asset depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

DFT uses FFO as a supplemental performance measure because, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared period over period, captures trends in occupancy rates, rental rates and operating expenses. DFT also believes that, as a widely recognized measure of the performance of equity REITs, FFO may be used by investors as a basis to compare DFT’s operating performance with that of other REITs. However, because FFO excludes real estate related depreciation and amortization and captures neither the changes in the value of DFT’s properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of DFT’s properties, all of which have real economic effects and could materially impact DFT’s results from operations, the utility of FFO as a measure of DFT’s performance is limited.

While FFO is a relevant and widely used measure of operating performance of equity REITs, other equity REITs may use different methodologies for calculating FFO and, accordingly, FFO as disclosed by such other REITs may not be comparable to DFT’s FFO. Therefore, DFT believes that in order to facilitate a clear understanding of DFT’s historical operating results, FFO should be examined in conjunction with net income as presented in the consolidated statements of operations. FFO should not be considered as an alternative to net income or to cash flow from operating activities (each as computed in accordance with GAAP) or as an indicator of DFT’s liquidity, nor is it indicative of funds available to meet DFT’s cash needs, including DFT’s ability to pay dividends or make distributions.

Selected Unaudited Pro Forma Consolidated Financial Information (See page 195)

The following tables set forth selected unaudited pro forma consolidated financial information. The selected unaudited pro forma consolidated financial information combines the historical financial statements of DLR and DFT after giving effect to the mergers using the acquisition method of accounting and DLR’s preliminary estimates, assumptions and pro forma adjustments as described in DLR’s Current Report on Form 8-K, filed on August 14, 2017, which is incorporated by reference into this joint proxy statement/prospectus in its entirety, and in the accompanying notes to the unaudited pro forma consolidated financial information.

The selected unaudited pro forma consolidated financial information should be read in conjunction with DLR’s historical consolidated financial statements and DFT’s historical consolidated financial statements, including the notes thereto, which are incorporated by reference into this joint proxy statement/prospectus. The selected unaudited pro forma consolidated financial information has been derived from and should be read in conjunction with the unaudited pro forma consolidated financial information of DLR and DFT and accompanying notes included in DLR’s Current Report on Form 8-K, filed on August 14, 2017. See “Unaudited Pro Forma Consolidated Financial Information” on page 195.

The selected unaudited pro forma consolidated financial information is presented for illustrative purposes only and does not purport to be indicative of the results that would actually have been achieved if the transactions described above had occurred as presented in such statements or that may be achieved in the future. In addition, future results may vary significantly from the results reflected in such statements.

	Six Months Ended June 30, 2017	Year Ended December 31, 2016
	(in thousands, except per share data)
Statement of operations data:
Total operating revenues	$1,392,251	$2,661,374
Net income available to common stockholders	$98,040	$200,441
Net income per share available to common stockholders:
Basic	$0.48	$1.04
Diluted	$0.48	$1.04

As of June 30, 2017
(in thousands)
Balance Sheet Data:
Net investments in real estate	$13,392,000
Total assets	$20,411,428
Global revolving credit facility, net	$309,478
Unsecured term loan, net	$1,520,482
Unsecured senior notes, net	$6,010,345
Mortgage loans, including premiums, net	$106,927
Total liabilities	$9,480,815
Total stockholders’ equity	$10,131,309
Total liabilities and equity	$20,411,428

Unaudited Comparative Per Share Information

The following table sets forth for the year ended December 31, 2016 and the six months ended June 30, 2017, selected per share information for DLR common stock on a historical and pro forma basis and for DFT common stock on a historical and pro forma equivalent basis after giving effect to the mergers using the acquisition purchase method of accounting. The information in the table is unaudited. You should read the tables below together with the historical consolidated financial statements and related notes of DLR and DFT contained in their respective Annual Reports on Form 10-K for the year ended December 31, 2016, and each of DLR’s and DFT’s respective Quarterly Reports on Form 10-Q for the quarter ended June 30, 2017, which are incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information and Incorporation by Reference” beginning on page 192 for more information.

The pro forma consolidated DFT equivalent information shows the effect of the mergers from the perspective of an owner of DFT common stock and the information was computed by multiplying the DLR pro forma combined information by the exchange ratio of 0.545.

The unaudited pro forma consolidated per share data is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the transactions had been consummated at the beginning of the earliest period presented, nor is it necessarily indicative of future operating results or financial position. The pro forma adjustments are estimates based upon information and assumptions available at the time of the filing of this joint proxy statement/prospectus.

The pro forma income from continuing operations per share includes the combined income from continuing operations of DLR and DFT on a pro forma basis as if the transactions were consummated on January 1, 2016 and, with respect to net book value per share of common stock, on June 30, 2017.

	DLR		DFT
	Historical	Pro Forma Combined	Historical	Pro Forma Equivalent
For the year ended December 31, 2016
Net income per share of common stock, basic	$2.21	$1.04	$1.69	$0.57
Net income per share of common stock, diluted	$2.20	$1.04	$1.67	$0.57
Cash dividends declared per share of common stock	$3.52	$3.52	$1.91	$1.92
For the six months ended June 30, 2017
Net income per share of common stock, basic	$0.77	$0.48	$0.84	$0.26
Net income per share of common stock, diluted	$0.77	$0.48	$0.83	$0.26
Cash dividends declared per share of common stock	$1.86	$1.86	$1.00	$1.01
As of June 30, 2017
Net book value per share of common stock	$25.87	$43.67	$8.09	$23.80

Comparative DLR and DFT Market Price and Dividend Information

DLR’s Market Price Data

DLR common stock is listed on the NYSE under the symbol “DLR”. This table sets forth, for the periods indicated, the high and low sales prices per share of DLR common stock, as reported by the NYSE, and distributions declared per share of DLR common stock.

	Price Per Share of Common Stock		Distributions Declared Per Share(1)
	High	Low
2014
First Quarter	$57.52	$48.85	$0.83
Second Quarter	$59.50	$51.33	$0.83
Third Quarter	$67.75	$57.64	$0.83
Fourth Quarter	$70.92	$62.19	$0.83
2015
First Quarter	$75.39	$63.30	$0.85
Second Quarter	$69.12	$62.76	$0.85
Third Quarter	$69.83	$60.66	$0.85
Fourth Quarter	$77.26	$64.11	$0.85
2016
First Quarter	$89.34	$69.89	$0.88
Second Quarter	$109.08	$85.50	$0.88
Third Quarter	$113.21	$91.27	$0.88
Fourth Quarter	$98.79	$85.63	$0.88
2017
First Quarter	$109.00	$98.03	$0.93
Second Quarter	$121.53	$105.17	$0.93

(1)	Common stock cash distributions currently are declared quarterly by DLR.

DFT’s Market Price Data

DFT common stock is listed on the NYSE under the symbol “DFT”. This table sets forth, for the periods indicated, the high and low sales prices per share of DFT common stock, as reported by the NYSE, and distributions declared per share of DFT common stock.

	Price Per Share of Common Stock		Distributions Declared Per Share(1)
	High	Low
2014
First Quarter	$27.36	$23.21	$0.35
Second Quarter	$27.37	$22.77	$0.35
Third Quarter	$29.42	$25.80	$0.35
Fourth Quarter	$34.76	$26.56	$0.42
2015
First Quarter	$38.30	$30.43	$0.42
Second Quarter	$33.42	$29.06	$0.42
Third Quarter	$30.81	$24.88	$0.42
Fourth Quarter	$33.62	$25.60	$0.47
2016
First Quarter	$41.14	$28.83	$0.47
Second Quarter	$47.54	$39.35	$0.47
Third Quarter	$48.97	$41.20	$0.47
Fourth Quarter	$44.38	$37.54	$0.50
2017
First Quarter	$52.03	$43.71	$0.50
Second Quarter	$66.18	$48.70	$0.50

(1)	Common stock cash distributions currently are declared quarterly by DFT.

Recent Closing Prices

The table below sets forth the closing per share sales prices of DLR common stock and DFT common stock as reported by the NYSE on June 8, 2017, the last full trading day before the public announcement of the execution of the merger agreement by DLR and DFT, and on August 7, 2017, the latest practicable trading day before the date of this joint proxy statement/prospectus. The DFT pro forma equivalent closing share price is equal to the closing price of a share of DLR common stock on each such date multiplied by 0.545 (the exchange ratio of shares of DLR common stock for each share of DFT common stock).

	DLR Common Stock	DFT Common Stock	DFT Pro Forma Equivalent
June 8, 2017	$116.75	$55.36	$63.63
August 7, 2017	$114.56	$61.95	$62.44

The market price of DLR common stock and DFT common stock will fluctuate between the date of this joint proxy statement/prospectus and the effective time of the company merger. Because the number of shares of DLR common stock to be issued in the mergers for each share of DFT common stock is fixed in the merger agreement, the market value of DLR common stock to be received by DFT stockholders at the effective time of the company merger may vary significantly from the prices shown in the table above.

Following the transaction, DLR common stock will continue to be listed on the NYSE and, until the completion of the mergers, DFT common stock will continue to be listed on the NYSE.

RISK FACTORS

In addition to the other information included in this joint proxy statement/prospectus, including the matters addressed in the section entitled “Cautionary Statement Concerning Forward-Looking Statements,” whether you are a DLR stockholder or a DFT stockholder, you should carefully consider the following risks before deciding how to vote your shares of common stock of DLR and/or DFT. In addition, you should read and consider the risks associated with each of the businesses of DLR and DFT because these risks will also affect the Combined Company. These risks can be found in the respective Annual Reports on Form 10-K for the year ended December 31, 2016 and subsequent Quarterly Reports on Form 10-Q of DLR and DFT, each of which is filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. You should also read and consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information and Incorporation by Reference” beginning on page 192.

Risks Related to the Mergers

The exchange ratio will not be adjusted in the event of any change in the stock prices of either DLR or DFT.

Upon the consummation of the mergers, each outstanding share of DFT common stock will be converted automatically into the right to receive 0.545 shares of DLR common stock, with cash paid in lieu of any fractional shares, without interest. The exchange ratio of 0.545 will not be adjusted for changes in the market prices of either shares of DLR common stock or shares of DFT common stock. Changes in the market price of shares of DLR common stock prior to the mergers will affect the market value of the merger consideration that DFT stockholders will receive on the closing date of the mergers. Stock price changes may result from a variety of factors (many of which are beyond the control of DLR and DFT), including the following factors:

•	market reaction to the announcement of the mergers and the prospects of the Combined Company;

•	changes in the respective businesses, operations, assets, liabilities and prospects of DLR and DFT;

•	changes in market assessments of the business, operations, financial position and prospects of either company or the Combined Company;

•	market assessments of the likelihood that the mergers will be completed;

•	interest rates, general market and economic conditions and other factors generally affecting the market prices of DLR common stock and DFT common stock;

•	federal, state and local legislation, governmental regulation and legal developments in the businesses in which DLR and DFT operate; and

•	other factors beyond the control of DLR and DFT, including those described or referred to elsewhere in this “Risk Factors” section.

The market price of shares of DLR common stock at the closing of the mergers may vary from its price on the date the merger agreement was executed, on the date of this joint proxy statement/prospectus and on the date of the special meetings of DLR and DFT. As a result, the market value of the merger consideration represented by the exchange ratio will also vary. For example, based on the range of trading prices of shares of DLR common stock during the period after June 8, 2017, the last trading day before DLR and DFT announced the mergers, through August 7, 2017, the latest practicable date before the date of this joint proxy statement/prospectus, the exchange ratio of 0.545 represented a market value ranging from a low of $59.26 to a high of $66.23.

Because the mergers will be completed after the date of the DLR and DFT special meetings, at the time of your special meeting, you will not know the exact market value of the shares of DLR common stock upon completion of the mergers. If the market price of shares of DLR common stock increases between the date the merger agreement was signed or the date of the DLR and DFT special meetings and the closing of the mergers, DFT stockholders could receive shares of DLR common stock that have a market value upon completion of the mergers that is greater than the market value of such shares calculated pursuant to the exchange ratio on the date the merger agreement was signed or on the date of the special meetings, respectively. Additionally, if the market price of shares of DLR common stock declines between the date the merger agreement was signed or the date of the DLR and DFT special meetings and the closing of the mergers, DFT stockholders could receive shares of DLR common stock that have a market value upon completion of the mergers that is less than the market value of such shares calculated pursuant to the exchange ratio on the date the merger agreement was signed or on the date of the special meetings, respectively.

Therefore, while the ratio of shares of DLR common stock to be issued per share of DFT common stock is fixed, (1) DLR stockholders cannot be sure of the market value of the merger consideration that will be paid to DFT stockholders upon completion of the mergers and (2) DFT stockholders cannot be sure of the market value of the merger consideration they will receive upon completion of the mergers.

DLR and DFT stockholders will be diluted by the mergers.

The mergers will dilute the ownership position of DLR stockholders and result in DFT stockholders having an ownership stake in the Combined Company that is smaller than their current stake in DFT. Upon completion of the mergers, we estimate that continuing DLR stockholders will own approximately 77% of the issued and outstanding common stock of the Combined Company, and former DFT security holders will own approximately 23% of the issued and outstanding common stock of the Combined Company, assuming (1) all of the unvested DFT performance stock unit awards vest at the maximum level (i.e., 300% of target), provided that the actual number of DFT performance stock units that vest at the effective time of the company merger will be determined based on the greater of (i) the applicable target-level of performance or (ii) actual performance through the effective time of the company merger in accordance with the applicable award agreement, as determined by DFT in its sole discretion, and (2) all of the limited partners (excluding DFT) of DFT OP elect to receive shares of DLR common stock instead of DLR OP common units. Consequently, DLR stockholders and DFT stockholders, as a general matter, will have less influence over the management and policies of the Combined Company after the effective time of the company merger than each currently exercise over the management and policies of DLR and DFT, as applicable.

Completion of the mergers is subject to many conditions and if these conditions are not satisfied or waived, the mergers will not be completed, which could result in the requirement that DLR or DFT pay certain termination fees.

The merger agreement is subject to many conditions which must be satisfied or waived in order to complete the mergers. The mutual conditions of the parties include, among others: (i) the approval by the DFT stockholders of the company merger and the other transactions contemplated by the merger agreement; (ii) the approval by DLR stockholders of the issuance of DLR common stock to DFT stockholders; (iii) the absence of any law, order or injunction that would prohibit, restrain or make illegal the mergers; (iv) the approval for listing on the NYSE of DLR common stock to be issued in the mergers; and (v) the effectiveness of the registration statement on Form S-4 to be filed by DLR for purposes of registering the DLR common stock to be issued in connection with the mergers. In addition, each party’s obligation to consummate the mergers is subject to certain other conditions, including, among others: (a) the accuracy of the other party’s representations and warranties (subject to customary materiality qualifiers and other customary exceptions); (b) the other party’s compliance with its covenants and agreements contained in the merger agreement (subject to customary materiality qualifiers); (c) the absence of any change, event, circumstance or development arising during the period from the date of the merger agreement until the effective time of the company merger that has had or is reasonably likely to have a material adverse effect on the other party; (d) the receipt of an opinion of counsel of the other party to the effect that such party has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT; and (e) the receipt of an opinion of counsel of each party to the effect that the company merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. For a more complete summary of the conditions that must be satisfied or waived prior to completion of the mergers, see “The Merger Agreement—Conditions to Completion of the Mergers” beginning on page 148.

There can be no assurance that the conditions to closing of the mergers will be satisfied or waived or that the mergers will be completed. Failure to consummate the mergers may adversely affect DLR’s or DFT’s results of operations and business prospects for the following reasons, among others: (i) each of DLR and DFT will incur certain transaction costs, regardless of whether the proposed mergers close, which could adversely affect each company’s respective financial condition, results of operations and ability to make distributions to its stockholders; and (ii) the proposed mergers, whether or not they close, will divert the attention of certain management and other key employees of DLR and DFT from ongoing business activities, including the pursuit of other opportunities that could be beneficial to DLR or DFT, respectively. In addition, DLR or DFT may terminate the merger agreement under certain circumstances, including, among other reasons, if the mergers are not completed by the Outside Date, and if the merger agreement is terminated under certain circumstances specified in the merger agreement, DLR may be required to pay DFT a termination fee of $300 million, and DFT may be required to pay DLR a termination fee of $150 million. If the mergers are not consummated, the ongoing businesses of DLR and DFT could be adversely affected and the price of both DLR’s and DFT’s common stock might decline. See “The Merger Agreement—Termination of the Merger Agreement” beginning on page 150.

Failure to complete the mergers could negatively impact the stock prices and the future business and financial results of both DLR and DFT.

If the mergers are not completed, the ongoing businesses of DLR and DFT could be adversely affected and each of DLR and DFT will be subject to a variety of risks associated with the failure to complete the mergers, including the following:

•	DFT being required, under certain circumstances, to pay to DLR a termination fee of $150 million;

•	DLR being required, under certain circumstances, to pay to DFT a termination fee of $300 million;

•	DLR and/or DFT having to pay certain costs relating to the proposed mergers, such as legal, accounting, financial advisor, filing, printing and mailing fees; and

•	diversion of DLR and DFT management focus and resources from operational matters and other strategic opportunities while working to implement the mergers.

If the mergers are not completed, these risks could materially affect the business, financial results and stock prices of both DLR and DFT.

The pendency of the mergers could adversely affect the business and operations of DLR and DFT.

Prior to the effective time of the company merger, some customers, prospective customers or vendors of each of DLR and DFT may delay or defer decisions, which could negatively affect the revenues, earnings, cash flows and expenses of DLR and DFT, regardless of whether the mergers are completed. Similarly, current and prospective employees of DLR and DFT may experience uncertainty about their future roles with the Combined Company following the mergers, which may materially adversely affect the ability of each of DLR and DFT to attract and retain key personnel during the pendency of the mergers. In addition, due to operating restrictions in the merger agreement, each of DLR and DFT may be unable, during the pendency of the mergers, to pursue strategic transactions, undertake significant capital projects, undertake certain significant financing transactions and otherwise pursue other actions, even if such actions would prove beneficial.

The merger agreement contains provisions that could discourage a potential competing acquirer of DFT or could result in a competing acquisition proposal being at a lower price than it might otherwise be.

The merger agreement contains provisions that, subject to limited exceptions necessary to comply with the duties of the DFT Board, restrict the ability of DFT to solicit, initiate or knowingly facilitate any third party proposals to acquire beneficial ownership of at least 20% of the assets of, equity interest in, or businesses of, DFT. Prior to receiving DFT stockholder approval of the mergers, DFT may negotiate with a third party after receiving an unsolicited written proposal if the DFT Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that the unsolicited proposal could reasonably be likely to result in a transaction that is more favorable to the DFT stockholders from a financial point of view than the mergers. Once a third party proposal is received, DFT must notify DLR within 24 hours following receipt of the proposal and keep DLR informed of the status and terms of the proposal and associated negotiations. In response to such a proposal, DFT may, under certain circumstances, withdraw or modify its recommendation to DFT stockholders with respect to the mergers, and enter into an agreement to consummate a competing transaction with a third party, if the DFT Board determines in good faith, after consultation with outside legal counsel, that the competing proposal is more favorable to DFT stockholders from a financial point of view and that failure to take such action would be inconsistent with its duties under applicable law, and DFT pays the $150 million termination fee to DLR. See “The Merger Agreement—Covenants and Agreements—No Solicitation and Change of Recommendation” beginning on page 137 and “The Merger Agreement—Termination of the Merger Agreement” beginning on page 150.

These provisions could discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of DFT from considering or proposing such an acquisition, even if the potential competing acquirer was prepared to pay consideration with a higher per share value than the value proposed to be received or realized in the mergers, or might result in a potential competing acquirer proposing to pay a lower per share value than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable in certain circumstances under the merger agreement.

If the mergers are not consummated by the Outside Date, either DLR or DFT may terminate the merger agreement.

Either DLR or DFT may terminate the merger agreement if the mergers have not been consummated by the Outside Date. However, this termination right will not be available to a party if that party failed to fulfill its obligations under the merger agreement and that failure was a principal cause of, or resulted in, the failure to consummate the mergers.

There can be no assurance that DLR will be able to secure sufficient debt financing in connection with the mergers and the transactions contemplated by the merger agreement on acceptable terms, in a timely manner, or at all.

The mergers are not conditioned upon DLR having received any financing at or prior to the effective time of the mergers. However, in connection with the mergers and the transactions contemplated by the merger agreement, DLR has entered into a mortgage loan commitment letter, and issued and sold £250,000,000 aggregate principal amount of 2.750% Guaranteed Notes due 2024, $350,000,000 aggregate principal amount of 2.750% Notes due 2023, $1,000,000,000 aggregate principal amount of 3.700% Notes due 2027, and 8,000,000 shares of 5.250% Series J Cumulative Redeemable Preferred Stock. The proceeds obtained from any of the financing transactions listed above may be used, among other things, to pay costs and expenses incurred in connection with the mergers and the transactions contemplated by the merger agreement and to repay certain indebtedness of DFT and its subsidiaries. However, DLR has not entered into a definitive agreement related to the mortgage loan commitment. There can be no assurance that DLR will be able to secure such financing in a timely manner, or at all. If DLR is unable to secure such financing, DLR will nonetheless be required to close the mergers under the terms of the merger agreement. See “Financing Related to the Mergers” beginning on page 155 for more information.

Some of the directors and executive officers of DFT have interests in the mergers that are different from, or in addition to, those of the other DFT stockholders.

Some of the directors and executive officers of DFT have arrangements that provide them with interests in the mergers that are different from, or in addition to, those of the DFT stockholders, generally. These interests include, among other things, the continued service as a director or officer of the Combined Company or a severance payment if terminated upon, or following, consummation of the mergers. These interests, among other things, may influence or may have influenced the directors and executive officers of DFT to support or approve the company merger.

The mergers will result in changes to the board of directors of the Combined Company.

Upon completion of the mergers, the composition of the board of directors of the Combined Company will be different than the current DLR Board and the DFT Board. The DLR Board currently consists of ten directors and upon the consummation of the mergers, all of the directors of DLR immediately prior to the effective time of the company merger and two individuals designated by DFT, and reasonably satisfactory to DLR, are expected to comprise the board of directors of the Combined Company after the effective time of the company merger. As of the date of this joint proxy statement/prospectus, Michael A. Coke and John T. Roberts, Jr. are expected to be the two individuals to be designated by DFT. Each of Mr. Coke and Mr. Roberts is currently a member of the DFT Board. This new composition of the board of directors of the Combined Company may affect the future decisions of the Combined Company.

Risks Related to the Combined Company Following the Mergers

The Combined Company expects to incur substantial expenses related to the mergers.

The Combined Company expects to incur substantial expenses in connection with completing the mergers and integrating the business, operations, networks, systems, technologies, policies and procedures of DFT with those of DLR. There are several systems that must be integrated, including accounting and finance and asset management. While DLR has assumed that a certain level of transaction and integration expenses would be incurred, there are a number of factors beyond its control that could affect the total amount or the timing of the Combined Company’s integration expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. As a result, the transaction and integration expenses associated with the mergers could, particularly in the near term, exceed the savings that the Combined Company expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings related to the integration of the businesses following the completion of the mergers.

Following the mergers, the Combined Company may be unable to integrate the businesses of DLR and DFT successfully and realize the anticipated synergies and other benefits of the mergers or do so within the anticipated timeframe.

The mergers involve the combination of two companies that currently operate as independent public companies and their respective operating partnerships. The Combined Company is expected to benefit from the elimination of duplicative costs associated with supporting a public company platform and the leveraging of state of the art technology and systems. These savings are expected to be realized upon full integration following the closing of the mergers. However, the Combined Company will be required to devote significant management attention and resources to integrating the business practices and operations of DLR and DFT. Potential difficulties the Combined Company may encounter in the integration process include the following:

•	the inability to successfully combine the businesses of DLR and DFT in a manner that permits the Combined Company to achieve the cost savings anticipated to result from the mergers, which would result in the anticipated benefits of the mergers not being realized in the timeframe currently anticipated or at all;

•	the complexities associated with managing the combined businesses out of several different locations and integrating personnel from the two companies;

•	the additional complexities of combining two companies with different histories, cultures, regulatory restrictions, markets and customer bases;

•	potential unknown liabilities and unforeseen increased expenses, delays or regulatory conditions associated with the mergers; and

•	performance shortfalls as a result of the diversion of management’s attention caused by completing the mergers and integrating the companies’ operations.

For all these reasons, you should be aware that it is possible that the integration process could result in the distraction of the Combined Company’s management, the disruption of the Combined Company’s ongoing business or inconsistencies in the Combined Company’s operations, services, standards, controls, procedures and policies, any of which could adversely affect the ability of the Combined Company to maintain relationships with tenants, vendors and employees or to achieve the anticipated benefits of the mergers, or could otherwise adversely affect the business and financial results of the Combined Company.

Following the mergers, the Combined Company may be unable to retain key employees.

The success of the Combined Company after the mergers will depend in part upon its ability to retain key DLR and DFT employees. Key employees may depart either before or after the mergers because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the Combined Company following the mergers. Accordingly, no assurance can be given that DLR, DFT or, following the mergers, the Combined Company will be able to retain key employees to the same extent as in the past.

The Combined Company’s anticipated level of indebtedness will increase upon completion of the mergers and will increase the related risks DLR now faces.

In connection with the mergers, the Combined Company will assume and/or refinance certain indebtedness of DFT and will be subject to increased risks associated with debt financing, including an increased risk that the Combined Company’s cash flow could be insufficient to meet required payments on its debt. On June 30, 2017, DLR had indebtedness of $6.5 billion, including $0.6 billion of outstanding borrowings under its global revolving credit facility, a total of $6.5 billion of outstanding unsecured debt and a total of $3 million of outstanding mortgage debt. After giving effect to the mergers, the Combined Company’s total pro forma consolidated indebtedness will increase. Taking into account DLR’s existing indebtedness and the assumption and/or refinancing of indebtedness in the mergers, the Combined Company’s pro forma consolidated indebtedness as of June 30, 2017, after giving effect to the mergers, would be approximately $8.1 billion. The combined indebtedness is comprised of $7.8 billion of outstanding unsecured debt, including $0.3 billion of outstanding borrowings under its global revolving credit facility, a total of $0.1 billion of outstanding mortgage debt, and $0.2 billion of capital leases. As of August 7, 2017, the latest practicable date before the date of this joint proxy statement/prospectus, DLR had an outstanding balance of $136.4 million for its global revolving credit facility, and DFT had an outstanding balance of $422.3 million for its revolving credit facility.

The Combined Company’s increased indebtedness could have important consequences to holders of its common stock and preferred stock, including DFT stockholders who receive DLR common stock in the mergers, including:

•	increasing the Combined Company’s vulnerability to general adverse economic and industry conditions;

•	limiting the Combined Company’s ability to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements;

•	requiring the use of a substantial portion of the Combined Company’s cash flow from operations for the payment of principal and interest on its indebtedness, thereby reducing its ability to use its cash flow to fund working capital, acquisitions, capital expenditures and general corporate requirements;

•	limiting the Combined Company’s flexibility in planning for, or reacting to, changes in its business and its industry; and

•	putting the Combined Company at a disadvantage compared to its competitors with less indebtedness.

If the Combined Company defaults under a mortgage loan, it will automatically be in default under any other loan that has cross-default provisions, and it may lose the properties securing these loans. Although the Combined Company anticipates that it will pay off its mortgage payables as soon as prepayment penalties and other costs make it economically feasible to do so, the Combined Company cannot anticipate when such payment will occur.

The future results of the Combined Company will suffer if the Combined Company does not effectively manage its expanded operations following the mergers.

Following the mergers, the Combined Company expects to continue to expand its operations through additional acquisitions, some of which may involve complex challenges. The future success of the Combined Company will depend, in part, upon the ability of the Combined Company to manage its expansion opportunities, which may pose substantial challenges for the Combined Company to integrate new operations into its existing business in an efficient and timely manner, and upon its ability to successfully monitor its operations, costs, regulatory compliance and service quality, and to maintain other necessary internal controls. There is no assurance that the Combined Company’s expansion or acquisition opportunities will be successful, or that the Combined Company will realize its expected operating efficiencies, cost savings, revenue enhancements, synergies or other benefits.

In connection with the announcement of the merger agreement, four lawsuits have been filed and are pending as of August 7, 2017, seeking, among other things, to enjoin the mergers. An injunction or other adverse ruling being entered in these lawsuits may prevent the mergers from being effective or from becoming effective within the expected timeframe (if at all).

Since the announcement of the merger agreement on June 9, 2017, four putative class actions have been filed on behalf of alleged DFT stockholders in the United States District Court for the District of Columbia under the captions: Scarantino v. DuPont Fabros Technology, Inc., et al., Case 1:17-cv-01428, filed July 18, 2017, Canchola v. DuPont Fabros Technology, Inc., et al., Case 1:17-cv-01481, filed July 24, 2017, Lawrence v. DuPont Fabros Technology, Inc., et al., Case 1:17-cv-01465 filed July 24, 2017; and McCullough v. DuPont Fabros Technology, Inc., et al., Case 1:17-cv-01563, filed August 2, 2017. All four complaints name as defendants DFT and the members of the DFT Board. The Scarantino complaint also names as defendants DFT OP, DLR, DLR OP, REIT Merger Sub, OP Merger Sub, and Merger Sub GP. The complaints allege that the defendants violated various provisions of the federal securities laws by issuing allegedly materially incomplete and misleading disclosures in the Form S-4 Registration Statement filed with the SEC on July 10, 2017. The complaints seek injunctive relief, including enjoining or rescinding the mergers, and an award of other unspecified attorneys’ and other fees and costs, in addition to other relief. We may also be the target of similar litigation in the future.

While DFT and DLR management believe that the allegations in the complaints are without merit and intend to defend vigorously against these allegations, we cannot assure you as to the outcome of these, or any similar future lawsuits, including the costs associated with defending these claims or any other liabilities that may be incurred in connection with the litigation or settlement of these claims. If the plaintiffs are successful in obtaining an injunction prohibiting the parties from completing the mergers on the agreed-upon terms, such an injunction may prevent the completion of the mergers in the expected time frame, or may prevent the mergers from being completed altogether. Whether or not the plaintiffs’ claims are successful, this type of litigation is often expensive and diverts management’s attention and resources, which could adversely affect the operation of the businesses of DFT and DLR. For more information about litigation related to the mergers, see “The Mergers—Litigation Relating to the Mergers” beginning on page 123.

Counterparties to certain significant agreements with DLR or DFT may exercise contractual rights under such agreements in connection with the mergers.

DLR and DFT are each party to certain agreements that give the counterparty certain rights following a “change in control,” including in some cases the right to terminate the agreement. Under some such agreements, the mergers may constitute a change in control and therefore the counterparty may exercise certain rights under the agreement upon the closing of the mergers. Any such counterparty may request modifications of their respective agreements as a condition to granting a waiver or consent under their agreement. There can be no assurances that such counterparties will not exercise their rights under these agreements, including termination rights where available, or that the exercise of any such rights under, or modification of, these agreements will not adversely affect the business or operations of the Combined Company.

Risks Related to an Investment in the Combined Company’s Common Stock Following the Mergers

The market price and trading volume of the Combined Company common stock may be volatile.

The U.S. stock markets, including the NYSE, on which it is anticipated that the Combined Company common stock will be listed under the symbol “DLR”, have experienced significant price and volume fluctuations. As a result, the market price of shares of the Combined Company common stock is likely to be similarly volatile, and investors in shares of the Combined Company common stock may experience a decrease in the value of their shares, including decreases unrelated to the Combined Company’s operating performance or prospects. DLR and DFT cannot assure you that the market price of the Combined Company common stock will not fluctuate or decline significantly in the future.

In addition to the risks listed in this “Risk Factors” section, a number of factors could negatively affect the Combined Company’s share price or result in fluctuations in the price or trading volume of the Combined Company common stock, including:

•	the annual yield from distributions on the Combined Company common stock as compared to yields on other financial instruments;

•	equity issuances by the Combined Company, or future sales of substantial amounts of the Combined Company common stock by its existing or future stockholders, or the perception that such issuances or future sales may occur;

•	increases in market interest rates or a decrease in the Combined Company’s distributions to stockholders that lead purchasers of the Combined Company common stock to demand a higher yield;

•	changes in market valuations of similar companies;

•	fluctuations in stock market prices and volumes;

•	additions or departures of key management personnel;

•	the Combined Company’s operating performance and the performance of other similar companies;

•	actual or anticipated differences in the Combined Company’s quarterly operating results;

•	changes in expectations of future financial performance or changes in estimates of securities analysts;

•	publication of research reports about the Combined Company or its industry by securities analysts;

•	failure to qualify as a REIT for federal income tax purposes;

•	adverse market reaction to any indebtedness the Combined Company incurs in the future;

•	strategic decisions by the Combined Company or its competitors, such as acquisitions, divestments, spin-offs, joint ventures, strategic investments or changes in business strategy;

•	the passage of legislation or other regulatory developments that adversely affect the Combined Company or its industry;

•	speculation in the press or investment community;

•	changes in the Combined Company’s earnings;

•	failure to satisfy the listing requirements of the NYSE;

•	failure to comply with the requirements of the Sarbanes-Oxley Act;

•	actions by institutional stockholders of the Combined Company;

•	changes in accounting principles; and

•	general economic and/or market conditions, including factors unrelated to the Combined Company’s performance.

In the past, securities class action litigation has often been instituted against companies following periods of volatility in the price of their common stock. This type of litigation could result in substantial costs and divert the Combined Company’s management’s attention and resources, which could have a material adverse effect on the Combined Company’s cash flows, its ability to execute its business strategy and the Combined Company’s ability to make distributions to its stockholders.

The market price of shares of the common stock of the Combined Company may be affected by factors different from those affecting the prices of shares of DLR common stock or DFT common stock before the mergers.

The results of operations of the Combined Company, as well as the market price of the common stock of the Combined Company, after the mergers may be affected by other factors in addition to those currently affecting DLR’s or DFT’s results of operations and the market prices of DLR common stock and DFT common stock. These factors include:

•	a greater number of shares of the Combined Company common stock outstanding as compared to the number of currently outstanding shares of DLR common stock;

•	different stockholders; and

•	different assets and capitalizations.

Accordingly, the historical market prices and financial results of DLR and DFT may not be indicative for the Combined Company after the mergers. For a discussion of the businesses of DLR and DFT and certain risks to consider in connection with investing in those businesses, see the documents incorporated by reference by DLR and DFT into this joint proxy statement/prospectus referred to under “Where You Can Find More Information and Incorporation by Reference.”

The market price of the Combined Company’s common stock may decline as a result of the mergers.

The market price of the Combined Company’s common stock may decline as a result of the mergers if the Combined Company does not achieve the perceived benefits of the mergers as rapidly or to the extent anticipated by financial or industry analysts, or the effect of the mergers on the Combined Company’s financial results is not consistent with the expectations of financial or industry analysts.

In addition, upon consummation of the mergers, DLR stockholders and DFT stockholders will own interests in a Combined Company operating an expanded business with a different mix of properties, risks and liabilities. Current DLR stockholders and DFT stockholders may not wish to continue to invest in the Combined Company, or for other reasons may wish to dispose of some or all of their shares of the Combined Company’s common stock. If, following the effective time of the company merger, large amounts of the Combined Company’s common stock are sold, the price of the Combined Company’s common stock could decline.

After the mergers are completed, DFT stockholders who receive shares of DLR common stock in the mergers will have different rights that may be less favorable than their current rights as DFT stockholders.

After the closing of the mergers, DFT stockholders who receive shares of DLR common stock in the mergers will have different rights than they currently have as DFT stockholders. For a detailed discussion of the significant differences between the current rights as a stockholder of DFT and the rights as a stockholder of the Combined Company following the mergers, see “Comparison of Rights of the DLR Stockholders and the DFT Stockholders” beginning on page 175.

The Combined Company cannot assure you that it will be able to continue paying dividends at or above the rates currently paid by DLR and DFT.

The stockholders of the Combined Company may not receive dividends at the same rate they received dividends as DLR stockholders and as DFT stockholders following the mergers for various reasons, including the following:

•	the Combined Company may not have enough cash to pay such dividends due to changes in the Combined Company’s cash requirements, capital spending plans, cash flow or financial position;

•	decisions on whether, when and in which amounts to make any future distributions will remain at all times entirely at the discretion of the Combined Company’s board of directors, which reserves the right to change DLR’s current dividend practices at any time and for any reason;

•	the Combined Company may desire to retain cash to maintain or improve its credit ratings; and

•	the amount of dividends that the Combined Company’s subsidiaries may distribute to the Combined Company may be subject to restrictions imposed by state law, restrictions that may be imposed by state regulators, and restrictions imposed by the terms of any current or future indebtedness that these subsidiaries may incur.

Stockholders of the Combined Company will have no contractual or other legal right to dividends that have not been declared by the Combined Company’s board of directors.

The Combined Company may need to incur additional indebtedness in the future.

In connection with executing the Combined Company’s business strategies following the mergers, the Combined Company expects to evaluate the possibility of additional acquisitions and strategic investments, and the Combined Company may elect to finance these endeavors by incurring additional indebtedness. The amount of such indebtedness could have material adverse consequences for the Combined Company, including hindering the Combined Company’s ability to adjust to changing market, industry or economic conditions; limiting the Combined Company’s ability to access the capital markets to refinance maturing debt or to fund acquisitions or emerging businesses; limiting the amount of free cash flow available for future operations, acquisitions, dividends, stock repurchases or other uses; making the Combined Company more vulnerable to economic or industry downturns, including interest rate increases; and placing the Combined Company at a competitive disadvantage compared to less leveraged competitors.

The historical and unaudited pro forma combined financial information included elsewhere in this joint proxy statement/prospectus may not be representative of the Combined Company’s results following the effective time of the company merger, and accordingly, you have limited financial information on which to evaluate the Combined Company.

The unaudited pro forma combined financial information included elsewhere in this joint proxy statement/prospectus has been presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that actually would have occurred had the mergers been completed as of the date indicated, nor is it indicative of the future operating results or financial position of the Combined Company. The unaudited pro forma combined financial information does not reflect future events that may occur after the effective time of the company merger, including the costs related to the planned integration of the two companies and any future nonrecurring charges resulting from the mergers, and does not consider potential impacts of current market conditions on revenues or expense efficiencies. The unaudited pro forma combined financial information presented elsewhere in this joint proxy statement/prospectus is based in part on certain assumptions regarding the mergers that DLR and DFT believe are reasonable under the circumstances. DLR and DFT cannot assure you that the assumptions will prove to be accurate over time.

The Combined Company may incur adverse tax consequences if DLR or DFT has failed or fails to qualify as a REIT for U.S. federal income tax purposes.

Each of DLR and DFT has operated in a manner that it believes has allowed it to qualify as a REIT for U.S. federal income tax purposes under the Code and intends to continue to do so through the time of the company merger. DLR intends to continue operating in such a manner following the company merger. Neither DLR nor DFT has requested or plans to request a ruling from the Internal Revenue Service, or the IRS, that it qualifies as a REIT. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations. The complexity of these provisions and of the applicable Treasury Regulations is greater in the case of a REIT, like each of DLR and DFT, that holds its assets through a partnership. The determination of various factual matters and circumstances not entirely within the control of DLR or DFT may affect its ability to qualify as a REIT. In order to qualify as a REIT, each of DLR and DFT must satisfy a number of requirements, including requirements regarding the ownership of its stock and the composition of its gross income and assets. Also, a REIT must make distributions to stockholders aggregating annually at least 90% of its net taxable income, excluding any net capital gains.

If DLR (or, following the company merger, the Combined Company) loses its REIT status, or is determined to have lost its REIT status in a prior year, it will face serious tax consequences that would substantially reduce its cash available for distribution, including cash available to pay dividends to its stockholders, because:

•	it would be subject to U.S. federal income tax on its net income at regular corporate rates for the years it did not qualify for taxation as a REIT (and, for such years, would not be allowed a deduction for dividends paid to stockholders in computing its taxable income);

•	it could be subject to the federal alternative minimum tax and possibly increased state and local taxes for such periods;

•	unless it is entitled to relief under applicable statutory provisions, neither it nor any “successor” company could elect to be taxed as a REIT until the fifth taxable year following the year during which it was disqualified; and

•	for five years following re-election of REIT status, upon a taxable disposition of an asset owned as of such re-election, it could be subject to corporate level tax with respect to any built-in gain inherent in such asset at the time of re-election.

Even if DLR (or, following the company merger, the Combined Company) retains its REIT status, if DFT is determined to have lost its REIT status for a taxable year ending on or before the company merger, DFT would be subject to adverse tax consequences similar to those described above. This could substantially reduce the Combined Company’s cash available for distribution, including cash available to pay dividends to its stockholders, because, assuming that the Combined Company otherwise maintains its REIT qualification:

•	the Combined Company would be subject to corporate level tax with respect to the built-in gain on each asset of DFT existing at the time of the company merger if the Combined Company were to dispose of the DFT asset during the five-year period following the company merger;

•	the Combined Company would succeed to any earnings and profits accumulated by DFT for taxable periods that it did not qualify as a REIT, and the Combined Company would have to pay a special dividend and/or employ applicable deficiency dividend procedures (including interest payments to the IRS) to eliminate such earnings and profits (or if the Combined Company does not timely distribute those earnings and profits, the Combined Company could fail to qualify as a REIT); and

•	if DFT incurred any unpaid tax liabilities prior to the company merger, those tax liabilities would be transferred to the Combined Company as a result of the company merger

If there is an adjustment to DFT’s taxable income or dividends paid deductions, the Combined Company could elect to use the deficiency dividend procedure in order to maintain DFT’s REIT status. That deficiency dividend procedure could require the Combined Company to make significant distributions to its stockholders and to pay significant interest to the IRS.

As a result of all these factors, DLR’s (or following the company merger, the Combined Company’s) or DFT’s failure to qualify as a REIT could impair the Combined Company’s ability to expand its business and raise capital, and would materially adversely affect the value of its stock. In addition, for years in which the Combined Company does not qualify as a REIT, it would not otherwise be required to make distributions to stockholders.

In certain circumstances, even if the Combined Company qualifies as a REIT, it and its subsidiaries may be subject to certain U.S. federal, state, and other taxes, which would reduce the Combined Company’s cash available for distribution to its stockholders.

Even if the Combined Company has qualified and continues to qualify as a REIT, it may be subject to some federal, state and local taxes on its income or property and, in certain cases, a 100% penalty tax, in the event it sells property as a dealer. In addition, the Combined Company’s domestic corporate subsidiaries that are taxable REIT subsidiaries could be subject to federal and state taxes, and its foreign properties and companies are subject to tax in the jurisdictions in which they operate and are located. Any federal, state or other taxes the Combined Company pays will reduce its cash available for distribution to stockholders. See the section titled “United States Federal Income Tax Considerations” in the Registration Statement on Form S-3 filed by DLR with the SEC on July 28, 2017.

If the company merger does not qualify as a tax-free reorganization, there may be adverse tax consequences.

The company merger is intended to qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code. The closing of the mergers is conditioned on the receipt by each of DLR and DFT of an opinion of its respective counsel to the effect that the company merger will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code. If the company merger were to fail to qualify as a tax-free reorganization, then each DFT stockholder generally would recognize gain or loss, as applicable, equal to the difference between (i) the sum of the fair market value of the shares of DLR common stock and cash in lieu of any fractional share of DLR common stock received by the DFT stockholder in the company merger; and (ii) the DFT stockholder’s adjusted tax basis in its DFT common stock.

The Combined Company depends on key personnel for its future success, and the loss of key personnel or inability to attract and retain personnel could harm the Combined Company’s business.

The future success of the Combined Company depends in large part on its ability to hire and retain a sufficient number of qualified personnel. The future success of the Combined Company also depends upon the service of the Combined Company’s executive officers, who have extensive market knowledge and relationships and will exercise substantial influence over the Combined Company’s operational, financing, acquisition and disposition activity. Among the reasons that they are important to the Combined Company’s success is that each has a national or regional industry reputation that is expected to attract business and investment opportunities and assist the Combined Company in negotiations with lenders, existing and potential tenants and industry personnel.

Many of the Combined Company’s other key executive personnel, particularly its senior managers, also have extensive experience and strong reputations in the industry. In particular, the extent and nature of the relationships that these individuals have developed with financial institutions and existing and prospective customers is critically important to the success of the Combined Company’s business. The loss of services of one or more members of the Combined Company’s senior management team, or the Combined Company’s inability to attract and retain highly qualified personnel, could adversely affect the Combined Company’s business, diminish the Combined Company’s investment opportunities and weaken its relationships with lenders, business partners, existing and prospective customers and industry personnel, which could materially and adversely affect the Combined Company.

DLR and DFT face other risks.

The foregoing risks are not exhaustive, and you should be aware that, following the mergers, the Combined Company will face various other risks, including those discussed in reports filed by DLR and DFT with the SEC. See “Where You Can Find More Information and Incorporation by Reference” beginning on page 192.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus and the documents incorporated by reference into this joint proxy statement/prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements are based on current expectations, estimates and projections about the industry and markets in which DLR and DFT operate and beliefs of, and assumptions made by, DLR management and DFT management and involve uncertainties that could significantly affect the financial results of DLR, DFT or the Combined Company. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements, which generally are not historical in nature. Such forward-looking statements include, but are not limited to, statements about the anticipated benefits of the business combination transaction involving DLR and DFT, including future financial and operating results, and the Combined Company’s plans, objectives, expectations and intentions. All statements that address operating performance, events or developments that DLR and DFT expect or anticipate will occur in the future—including statements relating to expected synergies, improved liquidity and balance sheet strength—are forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Although DLR and DFT believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, DLR and DFT can give no assurance that their expectations will be attained and therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Some of the factors that may affect outcomes and results include, but are not limited to:

•	each of DLR’s and DFT’s success, or the success of the Combined Company, in implementing its business strategy and its ability to identify, underwrite, finance, consummate and integrate acquisitions or investments;

•	changes in national, regional and local economic conditions;

•	changes in financial markets and interest rates, or to the business or financial condition of DLR, DFT or the Combined Company or their respective businesses;

•	the nature and extent of future competition;

•	each of DLR’s and DFT’s ability, or the ability of the Combined Company, to pay down, refinance, restructure and/or extend its indebtedness as it becomes due;

•	the ability and willingness of DLR, DFT and the Combined Company to maintain its qualification as a REIT due to economic, market, legal, tax or other considerations;

•	availability to DLR, DFT and the Combined Company of financing and capital;

•	each of DLR’s and DFT’s ability, or the ability of the Combined Company, to deliver high quality properties and services, to attract and retain qualified personnel and to attract and retain customers;

•	the impact of any financial, accounting, legal or regulatory issues or litigation that may affect DLR, DFT or the Combined Company;

•	risks associated with achieving expected revenue synergies or cost savings as a result of the mergers;

•	risks associated with the companies’ ability to consummate the mergers, the timing of the closing of the mergers and unexpected costs or unexpected liabilities that may arise from the mergers, whether or not consummated; and

•	those additional risks and factors discussed in reports filed with the SEC, by DLR and DFT from time to time, including those discussed under the heading “Risk Factors” in their respective most recently filed reports on Forms 10-K and 10-Q.

Should one or more of the risks or uncertainties described above or elsewhere in this joint proxy statement/prospectus occur, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this joint proxy statement/prospectus.

All forward-looking statements, expressed or implied, included in this joint proxy statement/prospectus are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that DLR, DFT or persons acting on their behalf may issue.

Neither DLR nor DFT undertakes any duty to update any forward-looking statements appearing in this joint proxy statement/prospectus.

THE COMPANIES

Digital Realty Trust, Inc. and Digital Realty Trust, L.P.

Four Embarcadero Center

Suite 3200

San Francisco, CA 94111

DLR, through its controlling interest in DLR OP and the subsidiaries of DLR OP, is engaged in the business of owning, acquiring, developing and operating data centers. DLR is focused on providing data center, colocation and interconnection solutions for domestic and international customers across a variety of industry verticals ranging from financial services, cloud and information technology services, to manufacturing, energy, healthcare, and consumer products. DLR OP, a Maryland limited partnership, is the entity through which DLR, a Maryland corporation, conducts its business and owns its assets. DLR operates as a REIT for federal income tax purposes.

As of June 30, 2017, DLR’s portfolio consisted of 145 operating properties, including five properties held for sale and 14 properties held as investments in unconsolidated joint ventures, of which 104 are located throughout the United States, 32 are located in Europe, four are located in Asia, three are located in Australia and two are located in Canada.

DLR is diversified in major metropolitan areas where data center and technology customers are concentrated, including the Atlanta, Boston, Chicago, Dallas, Los Angeles, New York, Northern Virginia, Phoenix, San Francisco, Seattle and Silicon Valley metropolitan areas in the United States, the Amsterdam, Dublin, Frankfurt, London and Paris metropolitan areas in Europe and the Singapore, Sydney, Melbourne, Hong Kong and Osaka metropolitan areas in the Asia Pacific region. As of June 30, 2017, DLR’s properties contained a total of approximately 26.4 million rentable square feet, including approximately 1.2 million square feet of space under active development and approximately 1.8 million square feet of space held for future development. The 14 properties held as investments in unconsolidated joint ventures have an aggregate of approximately 1.9 million rentable square feet. The 16 parcels of developable land DLR owns comprised approximately 426 acres. As of June 30, 2017, DLR’s portfolio, including the 14 properties held as investments in unconsolidated joint ventures and excluding space under active development and space held for future development, was approximately 89.1% leased. The types of properties within DLR’s portfolio include:

•	Data centers, which provide secure, continuously available environments for the exchange, processing and storage of critical electronic information. Data centers are used for digital communication, disaster recovery purposes, transaction processing and housing corporate IT operations;

•	Internet gateway data centers, which serve as hubs for Internet and data communications within and between major metropolitan areas; and

•	Office and other non-data center space.

Unlike traditional office and flex/research and development space, the location of and improvements to DLR’s facilities, including network density, interconnection infrastructure and connectivity-centric customers in certain of DLR’s facilities, are generally essential to DLR’s customers’ businesses, which DLR believes results in high occupancy levels, longer average lease terms and customer relationships and lower turnover. In addition, many of DLR’s properties have tenant improvements that have been installed at DLR’s tenants’ expense. The tenant improvements in DLR’s facilities are generally readily adaptable for use by similar tenants.

DLR was incorporated in the state of Maryland on March 9, 2004. DLR OP was organized in the state of Maryland on July 21, 2004. DLR’s principal executive offices are located at Four Embarcadero Center, Suite 3200, San Francisco, California 94111. DLR’s telephone number at that location is (415) 738-6500. DLR’s website is located at www.digitalrealty.com. The information found on, or otherwise accessible through, DLR’s website is not incorporated into, and does not form a part of, this joint proxy statement/prospectus or any other report or document DLR files with or furnishes to the SEC.

DuPont Fabros Technology, Inc. and DuPont Fabros Technology, L.P.

401 9th Street NW

Suite 600

Washington D.C. 20004

DFT is a fully integrated, self-administered and self-managed real estate investment trust, or REIT, that owns, acquires, develops and operates wholesale data centers. DFT is the sole general partner of DuPont Fabros Technology, L.P., which we refer to as DFT OP. DFT OP, a Maryland limited partnership, and its wholly owned subsidiaries conduct all of DFT’s business, hold all of the real estate assets of DFT and generate substantially all capital required by DFT’s business. DFT is the sole general partner of DFT OP and, as of August 7, 2017, owned approximately 87.2% of the common economic interest in DFT OP, of which 0.9% are held as general partnership units, with the remaining interests being owned by investors. As the sole general partner of DFT OP, DFT has exclusive control of DFT OP’s day-to-day management.

DFT designs and operates innovative, multi-tenant, wholesale data centers, and creates solutions with its customers that free them to focus on their core businesses. DFT’s facilities are designed to offer highly specialized, efficient and safe computing environments in a low-cost operating model. DFT’s customers include national and international enterprises across numerous industries, including technology, Internet, content providers, cloud providers, media, communications, healthcare and financial services. DFT’s 12 data centers have a total of 3.5 million gross square feet and 301.5 megawatts of power available to DFT’s customers to operate their servers and computing equipment.

DFT common stock is listed on the NYSE, trading under the symbol “DFT”.

DFT was incorporated in the state of Maryland in 2007. DFT’s principal executive offices are located at 401 9th Street NW, Suite 600, Washington, DC 20004, and its telephone number is (202) 728-0044. DFT’s website is located at www.dft.com. The information found on, or otherwise accessible through, DFT’s website is not incorporated into, and does not form a part of, this joint proxy statement/prospectus or any other report or document DFT files with or furnishes to the SEC.

The Combined Company

References to the Combined Company are to DLR after the effective time of the company merger. The Combined Company will be named “Digital Realty Trust, Inc.” and will be a Maryland corporation. At the effective time of the company merger, all of the directors of DLR immediately prior to the effective time of the company merger and two individuals designated by DFT, and found reasonably satisfactory by DLR, will comprise the board of directors of the Combined Company. The Combined Company is expected to have a pro forma enterprise value of approximately $33.6 billion (based on the closing price of DLR’s common stock on August 7, 2017 of $114.56 per share), and a total market capitalization of approximately $24.6 billion (based on the closing price of DLR’s common stock on August 7, 2017 of $114.56 per share). The Combined Company’s asset base will consist primarily of 157 properties. The Combined Company will have a footprint in high-demand metropolitan areas throughout the world.

The business of the Combined Company will be operated through DLR OP and its subsidiaries, including the Surviving Partnership. On a pro forma basis giving effect to the mergers, DLR OP will hold a limited partnership interest in the Surviving Partnership, and a wholly owned subsidiary of DLR OP will be the general partner of the Surviving Partnership. The DLR parties will have the full, exclusive and complete responsibility for and discretion in the day-to-day management and control of DLR OP and the Surviving Partnership.

The common stock of the Combined Company will be listed on the NYSE, trading under the symbol “DLR”.

The Combined Company’s principal executive offices will be located at Four Embarcadero Center, Suite 3200, San Francisco, California 94111, and its telephone number will be (415) 738-6500.

THE DLR SPECIAL MEETING

This joint proxy statement/prospectus is being furnished in connection with the solicitation of proxies from DLR stockholders for use at the DLR special meeting. This joint proxy statement/prospectus and accompanying form of proxy are first being mailed to the DLR stockholders on or about August 15, 2017.

Date, Time, Place and Purpose of the DLR Special Meeting

The special meeting of the DLR stockholders will be held at Four Embarcadero Center, Suite 3200, San Francisco, CA 94111 on September 13, 2017, commencing at 10:30 a.m., local time for the following purposes:

1.	to consider and vote on a proposal to approve the issuance of shares of DLR common stock in connection with the mergers; and

2.	to consider and vote on a proposal to approve one or more adjournments of the DLR special meeting to another date, time or place, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the issuance of shares of DLR common stock in the mergers.

This joint proxy statement/prospectus also contains information regarding the DFT special meeting, including the items of business for that special meeting. DLR stockholders are not voting on the proposals to be voted on at the DFT special meeting.

Recommendation of the DLR Board of Directors

The DLR Board has unanimously (i) determined and declared that the merger agreement, the mergers and the other transactions contemplated by the merger agreement are advisable and in the best interests of DLR and its stockholders, (ii) approved the merger agreement, the mergers and the other transactions contemplated by the merger agreement, and (iii) authorized and approved the issuance of shares of DLR common stock in connection with the mergers. The DLR Board unanimously recommends that DLR stockholders vote FOR the proposal to approve the issuance of DLR common stock in the mergers, and FOR the proposal to approve one or more adjournments of the DLR special meeting to another date, time or place, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the issuance of shares of DLR common stock in the mergers. For the reasons for this recommendation, see “The Mergers—Recommendation of the DLR Board of Directors and Its Reasons for the Mergers” beginning on page 74.

DLR Record Date; Who Can Vote at the DLR Special Meeting

Only holders of record of DLR common stock at the close of business on August 14, 2017, DLR’s record date, are entitled to notice of, and to vote at, the DLR special meeting and any adjournment of the special meeting. As of the record date, there were 162,195,217 shares of DLR common stock outstanding and entitled to vote at the DLR special meeting, held by approximately 427 stockholders of record.

Each share of DLR common stock owned on DLR’s record date is entitled to one vote on each proposal at the DLR special meeting.

Required Vote; Quorum

Approval of the proposal to approve the issuance of shares of DLR common stock in connection with the mergers requires the affirmative vote of at least a majority of all votes cast on such proposal.

Approval of the proposal to approve one or more adjournments of the DLR special meeting to another date, time or place, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the issuance of shares of DLR common stock in connection with the mergers requires the affirmative vote of at least a majority of all votes cast on such proposal.

Regardless of the number of shares of DLR common stock you own, your vote is important. Please complete, sign, date and promptly return the enclosed proxy card today or vote by phone or Internet.

DLR’s bylaws provide that the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting on any matter constitutes a quorum at a meeting of its stockholders. Shares that are voted and shares abstaining from voting are treated as being present at the DLR special meeting for purposes of determining whether a quorum is present.

Abstentions and Broker Non-Votes

Abstentions will be counted in determining the presence of a quorum, but broker non-votes will not be counted in determining the presence of a quorum. Abstentions will have the same effect as votes AGAINST the proposal to approve the issuance of shares of Digital Realty common stock in connection with the mergers. Broker non-votes will not be counted as votes cast on such proposal and therefore will have no effect on the outcome of the proposal as long as a quorum is present. Abstentions will have no effect on the proposal to approve one or more adjournments of the DLR special meeting to another date, time or place, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the issuance of shares of DLR common stock in connection with the mergers. Broker non-votes will also have no effect on such proposal.

Manner of Submitting Proxy

DLR stockholders may vote for or against the proposals submitted at the DLR special meeting in person or by proxy. DLR stockholders can authorize a proxy in the following ways:

•	Internet. DLR stockholders may submit a proxy over the Internet by going to www.proxyvote.com. Once at the website, they should follow the instructions to submit a proxy.

•	Telephone. DLR stockholders may submit a proxy using the toll-free number at 1-800-690-6903 and follow the recorded instructions. DLR stockholders will be asked to provide the control number from the enclosed proxy card.

•	Mail. DLR stockholders may submit a proxy by completing, signing, dating and returning their proxy card or voting instruction card in the preaddressed postage-paid envelope provided.

DLR stockholders should refer to their proxy cards or the information forwarded by their broker or other nominee to see which options are available to them.

The Internet and telephone proxy submission procedures are designed to authenticate stockholders and to allow them to confirm that their instructions have been properly recorded. If you submit a proxy over the Internet or by telephone, then you need not return a written proxy card or voting instruction card by mail. The Internet and telephone facilities available to record holders will close at 11:59 P.M. Eastern Time on September 12, 2017.

The method by which DLR stockholders submit a proxy will in no way limit their right to vote at the DLR special meeting if they later decide to attend the meeting and vote in person. If shares of DLR common stock are held in the name of a broker or other nominee, DLR stockholders must obtain a proxy, executed in their favor, from the broker or other nominee, to be able to vote in person at the DLR special meeting.

All shares of DLR common stock entitled to vote and represented by properly completed proxies received prior to the DLR special meeting, and not revoked, will be voted at the DLR special meeting as instructed on the proxies. If DLR stockholders of record return properly executed proxies but do not indicate how their shares of DLR common stock should be voted on a proposal, the shares of DLR common stock represented by their properly executed proxy will be voted as the DLR Board recommends and therefore, FOR the proposal to approve the issuance of DLR common stock in the mergers, and FOR the proposal to approve one or more adjournments of the DLR special meeting to another date, time or place, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the issuance of shares of DLR common stock in the mergers. If you do not provide voting instructions to your broker or other nominee, your shares of DLR common stock will NOT be voted and will be considered broker non-votes.

Shares Held in “Street Name”

If DLR stockholders hold shares of DLR common stock in an account of a broker or other nominee and they wish to vote such shares, they must return their voting instructions to the broker or other nominee.

If DLR stockholders hold shares of DLR common stock in an account of a broker or other nominee and attend the DLR special meeting, they should bring a letter from their broker or other nominee identifying them as the beneficial owner of such shares of DLR common stock and authorizing them to vote.

If DLR stockholders hold their shares in “street name” and they fail to provide their broker or other nominee with any instructions regarding how to vote their shares of DLR common stock, their shares of DLR common stock held by brokers and other nominees will NOT be voted, and will NOT be present for purposes of determining a quorum.

Revocation of Proxies or Voting Instructions

DLR stockholders of record may change their vote or revoke their proxy at any time before it is exercised at the DLR special meeting by:

•	submitting notice in writing to DLR’s Secretary at Digital Realty Trust, Inc., Four Embarcadero Center, Suite 3200, San Francisco, California 94111, Attn: Corporate Secretary;

•	executing and delivering a later-dated proxy card or submitting a later-dated proxy by telephone or on the Internet; or

•	voting in person at the DLR special meeting.

Attending the DLR special meeting without voting will not revoke your proxy.

DLR stockholders who hold shares of DLR common stock in an account of a broker or other nominee may revoke their voting instructions by following the instructions provided by their broker or other nominee.

Tabulation of Votes

DLR will appoint an Inspector of Election for the DLR special meeting to determine whether a quorum is present and tabulate affirmative and negative votes and abstentions.

Solicitation of Proxies; Payment of Solicitation Expenses

The solicitation of proxies from DLR stockholders is made on behalf of the DLR Board. DLR will pay the cost of soliciting proxies from DLR stockholders. DLR has engaged MacKenzie to assist in the solicitation of proxies for the special meeting and DLR estimates it will pay MacKenzie a fee of approximately $13,750. DLR has also agreed to reimburse MacKenzie for reasonable expenses incurred in connection with the proxy solicitation and to indemnify MacKenzie against certain losses, claims, damages, liabilities and expenses. In addition to mailing proxy solicitation materials, DLR’s directors and officers, and employees of DLR may also solicit proxies in person, by telephone or by any other electronic means of communication deemed appropriate. No additional compensation will be paid to DLR’s directors or officers, or to employees of DLR for such services.

In accordance with the regulations of the SEC and NYSE, DLR also will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of shares of DLR common stock.

PROPOSALS SUBMITTED TO DLR STOCKHOLDERS

Common Stock Issuance Proposal

(Proposal 1 on the DLR Proxy Card)

DLR stockholders are asked to approve the issuance of DLR common stock in connection with the mergers. For a summary and detailed information regarding this proposal, see the information about the mergers and the merger agreement throughout this joint proxy statement/prospectus, including the information set forth in sections entitled “The Mergers” beginning on page 66 and “The Merger Agreement” beginning on page 125. A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus.

Pursuant to the merger agreement, approval of this proposal is a condition to the closing of the mergers. If the proposal is not approved, the mergers will not be completed.

DLR is requesting that DLR stockholders approve the issuance of DLR common stock in connection with the mergers. Approval of this proposal requires the affirmative vote of at least a majority of all votes cast at the special meeting on the proposal.

Recommendation of the DLR Board of Directors

The DLR Board unanimously recommends that DLR stockholders vote FOR the proposal to approve the issuance of shares of DLR common stock in connection with the mergers.

DLR Adjournment Proposal

(Proposal 2 on the DLR Proxy Card)

The DLR stockholders are being asked to approve a proposal that will give the DLR Board the authority to adjourn the DLR special meeting one or more times to another date, time or place, if necessary or appropriate, to permit, among other things, further solicitation of proxies, if necessary or appropriate, to obtain additional votes in favor of the proposal to approve the issuance of shares of DLR common stock in connection with the mergers if there are not sufficient votes at the time of the DLR special meeting to approve such proposal.

If, at the DLR special meeting, the number of shares of DLR common stock present in person or represented by proxy and voting in favor of the proposal to approve the issuance of shares of DLR common stock in connection with the mergers is insufficient to approve the proposal, DLR intends to move to adjourn the DLR special meeting in order to enable the DLR Board to solicit additional proxies for approval of the proposal.

DLR is asking DLR stockholders to approve one or more adjournments of the special meeting to another date, time or place, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the issuance of shares of DLR common stock in connection with the mergers. Approval of this proposal requires the affirmative vote of at least a majority of all votes cast at the special meeting on the proposal.

Recommendation of the DLR Board of Directors

The DLR Board unanimously recommends that DLR stockholders vote FOR the proposal to approve one or more adjournments of the DLR special meeting to another date, time or place, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the issuance of shares of DLR common stock in connection with the mergers.

Other Business

No business may be brought before the DLR special meeting except as set forth in the notice.

THE DFT SPECIAL MEETING

This joint proxy statement/prospectus is being furnished in connection with the solicitation of proxies from DFT stockholders for use at the DFT special meeting. This joint proxy statement/prospectus and accompanying form of proxy are first being mailed to DFT stockholders on or about August 15, 2017.

Date, Time, Place and Purpose of the DFT Special Meeting

The special meeting of the DFT stockholders will be held at Market Square North, 401 9th Street NW, 10th Floor, Washington, DC 20004, on September 13, 2017, commencing at 10:00 a.m., local time, for the following purposes:

1.	to consider and vote on a proposal to approve the company merger and the other transactions contemplated by the merger agreement;

2.	to consider and vote on a non-binding advisory proposal to approve certain compensation that may be paid or become payable to certain executive officers of DFT in connection with the merger agreement and the transactions contemplated thereby; and

3.	to consider and vote on a proposal to approve one or more adjournments of the DFT special meeting to another date, time or place, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the company merger and the other transactions contemplated by the merger agreement.

This joint proxy statement/prospectus also contains information regarding the DLR special meeting, including the items of business for that special meeting. DFT stockholders are not voting on the proposals to be voted on at the DLR special meeting.

Recommendation of the DFT Board of Directors

The DFT Board has unanimously (i) determined that the mergers and the other transactions contemplated by the merger agreement are advisable and in the best interests of DFT and its stockholders, (ii) authorized and approved each of the mergers and the other transactions contemplated by the merger agreement, and (iii) approved and adopted the merger agreement. The DFT Board unanimously recommends that the DFT stockholders vote FOR the proposal to approve the company merger and the other transactions contemplated by the merger agreement, FOR the non-binding advisory proposal to approve certain compensation that may be paid or become payable to certain executive officers of DFT in connection with the merger agreement and the transactions contemplated thereby, and FOR the proposal to approve one or more adjournments of the DFT special meeting to another date, time or place, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the company merger and the other transactions contemplated by the merger agreement. For the reasons for this recommendation, see “The Mergers—Recommendation of the DFT Board of Directors and Its Reasons for the Mergers” beginning on page 77.

DFT Record Date; Who Can Vote at the DFT Special Meeting

Only holders of record of DFT common stock at the close of business on August 14, 2017, DFT’s record date, are entitled to notice of, and to vote at, the DFT special meeting and any adjournment of the special meeting. As of the record date, there were 78,690,056 shares of DFT common stock outstanding and entitled to vote at the DFT special meeting, held by approximately 85 stockholders of record.

Each share of DFT common stock owned on DFT’s record date is entitled to one vote on each proposal at the DFT special meeting.

Required Vote; Quorum

Approval of the proposal to approve the company merger and the other transactions contemplated by the merger agreement requires the affirmative vote of a majority of the votes entitled to be cast on such proposal.

Approval of the non-binding advisory proposal to approve certain compensation that may be paid or become payable to certain executive officers of DFT in connection with the merger agreement and the transactions contemplated thereby requires, provided a quorum is present, the affirmative vote of at least a majority of all votes cast on such proposal.

Approval of the proposal to approve one or more adjournments of the DFT special meeting to another date, time or place, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the company merger and the other transactions contemplated by the merger agreement requires, whether or not a quorum is present, the affirmative vote of at least a majority of all votes cast on such proposal.

Regardless of the number of shares of DFT common stock you own, your vote is important. Please complete, sign, date and promptly return the enclosed proxy card today or vote by phone or Internet.

DFT’s bylaws provide that the presence, in person or by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting will constitute a quorum. Shares that are voted and shares abstaining from voting are treated as being present at the DFT special meeting for purposes of determining whether a quorum is present.

Abstentions and Broker Non-Votes

Abstentions will be counted in determining the presence of a quorum, but broker non-votes will not be counted in determining the presence of a quorum. Abstentions and broker non-votes will have the same effect as votes AGAINST the proposal to approve the company merger and the other transactions contemplated by the merger agreement. Abstentions will have no effect on (i) the non-binding advisory proposal to approve certain compensation that may be paid or become payable to certain executive officers of DFT in connection with the merger agreement and the transactions contemplated thereby, or (ii) the proposal to approve one or more adjournments of the DFT special meeting to another date, time or place, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the company merger and the other transactions contemplated by the merger agreement. Broker non-votes will also have no effect on such proposals.

Manner of Submitting Proxy

DFT stockholders may vote for or against the proposals submitted at the DFT special meeting in person or by proxy. DFT stockholders can authorize a proxy in the following ways:

•	Internet. DFT stockholders may submit a proxy over the Internet by going to www.envisionreports.com/DFT. Once at the website, they should follow the instructions to submit a proxy.

•	Telephone: DFT stockholders may submit a proxy using the toll-free number at 1-800-652-8683 and follow the recorded instructions. DFT stockholders will be asked to provide the control number from the enclosed proxy card.

•	Mail: DFT stockholders may submit a proxy by completing, signing, dating and returning their proxy card or voting instruction card in the preaddressed postage-paid envelope provided.

DFT stockholders should refer to their proxy cards or the information forwarded by their broker or other nominee to see which options are available to them.

The Internet and telephone proxy submission procedures are designed to authenticate stockholders and to allow them to confirm that their instructions have been properly recorded. If you submit a proxy over the Internet or by telephone, then you need not return a written proxy card or voting instruction card by mail. The Internet and telephone facilities available to record holders will close at 1:00 A.M. Eastern Time on September 13, 2017.

The method by which DFT stockholders submit a proxy will in no way limit their right to vote at the DFT special meeting if they later decide to attend the meeting and vote in person. If shares of DFT common stock are held in the name of a broker or other nominee, DFT stockholders must obtain a proxy, executed in their favor, from the broker or other nominee, to be able to vote in person at the DFT special meeting.

All shares of DFT common stock entitled to vote and represented by properly completed proxies received prior to the DFT special meeting, and not revoked, will be voted at the DFT special meeting as instructed on the proxies. If DFT stockholders of record return properly executed proxies but do not indicate how their shares of DFT common stock should be voted on a proposal, the shares of DFT common stock represented by their properly executed proxy will be voted as the DFT Board recommends and therefore, FOR the proposal to approve the company merger and the other transactions contemplated by the merger agreement, FOR the non-binding advisory proposal to approve certain compensation that may be paid or become payable to certain executive officers of DFT in connection with the merger agreement and the transactions contemplated thereby, and FOR the proposal to approve one or more adjournments of the DFT special meeting to another date, time or place, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the company merger and the other transactions contemplated by the merger agreement. If you do not provide voting instructions to your broker or other nominee, your shares of DFT common stock will NOT be voted and will be considered broker non-votes.

Shares Held in “Street Name”

If DFT stockholders hold shares of DFT common stock in an account of a broker or other nominee and they wish to vote such shares, they must return their voting instructions to the broker or other nominee.

If DFT stockholders hold shares of DFT common stock in an account of a broker or other nominee and attend the DFT special meeting, they should bring a letter from their broker or other nominee identifying them as the beneficial owner of such shares of DFT common stock and authorizing them to vote.

If DFT stockholders hold their shares in “street name” and they fail to provide their broker or other nominee with any instructions regarding how to vote their shares of DFT common stock, their shares of DFT common stock held by brokers and other nominees will NOT be voted, and will NOT be present for purposes of determining a quorum.

Revocation of Proxies or Voting Instructions

DFT stockholders of record may change their vote or revoke their proxy at any time before it is exercised at the DFT special meeting by:

•	submitting notice in writing to DFT’s Secretary at DuPont Fabros Technology, Inc., 401 9th Street, NW, Suite 600, Washington, DC 20004, Attn: Secretary;

•	executing and delivering a later-dated proxy card or submitting a later-dated proxy by telephone or on the Internet; or

•	voting in person at the DFT special meeting.

Attending the DFT special meeting without voting will not revoke your proxy.

DFT stockholders who hold shares of DFT common stock in an account of a broker or other nominee may revoke their voting instructions by following the instructions provided by their broker or other nominee.

Tabulation of Votes

DFT will appoint an Inspector of Election for the DFT special meeting to determine whether a quorum is present and tabulate affirmative and negative votes and abstentions.

Solicitation of Proxies; Payment of Solicitation Expenses

The solicitation of proxies from DFT stockholders is made on behalf of the DFT Board. DFT will pay the cost of soliciting proxies from DFT stockholders. DFT has engaged Georgeson to assist in the solicitation of proxies for the special meeting and DFT estimates it will pay Georgeson a fee of approximately $8,000. DFT has also agreed to reimburse Georgeson for reasonable expenses incurred in connection with the proxy solicitation and to indemnify Georgeson against certain losses, claims, damages, liabilities and expenses. In addition to mailing proxy solicitation materials, DFT’s directors and officers, and employees of DFT may also solicit proxies in person, by telephone or by any other electronic means of communication deemed appropriate. No additional compensation will be paid to DFT’s directors or officers, or to employees of DFT for such services.

In accordance with the regulations of the SEC and NYSE, DFT also will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of shares of DFT common stock.

PROPOSALS SUBMITTED TO DFT STOCKHOLDERS

Company Merger Proposal

(Proposal 1 on the DFT Proxy Card)

DFT stockholders are asked to approve the company merger and the other transactions contemplated by the merger agreement. For a summary and detailed information regarding this proposal, see the information about the mergers and the merger agreement throughout this joint proxy statement/prospectus, including the information set forth in sections entitled “The Mergers” beginning on page 66 and “The Merger Agreement” beginning on page 125. A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus.

Pursuant to the merger agreement, approval of this proposal is a condition to the consummation of the mergers. If this proposal is not approved, the mergers will not be completed.

DFT is requesting that DFT stockholders approve the proposal to approve the company merger and the other transactions contemplated by the merger agreement. Approval of this proposal requires the affirmative vote of a majority of the votes entitled to be cast on such proposal.

Recommendation of the DFT Board of Directors

The DFT Board unanimously recommends that DFT stockholders vote FOR the proposal to approve the company merger and the other transactions contemplated by the merger agreement.

DFT Compensation Proposal

(Proposal 2 on the DFT Proxy Card)

This section sets forth information relating to the non-binding, advisory vote on merger-related compensation that may be paid or become payable to certain DFT executive officers. Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Section 14A of the Exchange Act, DFT is providing its stockholders with the opportunity to cast an advisory (non-binding) vote on the compensation that may be paid or become payable to DFT’s named executive officers (“NEOs”), as determined in accordance with Item 402(t) of Regulation S-K, that is based upon or otherwise relates to the proposed mergers and the transactions contemplated under the merger agreement and arises from any form of arrangement or understanding, whether written or unwritten, between DFT or the Combined Company and the NEOs. DFT therefore is asking its stockholders to vote on the adoption of the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to DuPont Fabros Technology, Inc.’s named executive officers in connection with the mergers and the agreements or understandings pursuant to which such compensation may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in “Advisory Vote Regarding Merger-Related Compensation,” are hereby APPROVED.”

The information set forth in the table below is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about certain compensation that may be paid or become payable to each of DFT’s NEOs that is based on or otherwise relates to the transactions contemplated under the merger agreement. DFT’s NEOs are Christopher P. Eldredge, DFT’s President and Chief Executive Officer, Jeffrey H. Foster, DFT’s Executive Vice President, Chief Financial Officer and Treasurer, Scott A. Davis, DFT’s Executive Vice President and Chief Technology Officer, Richard A. Montfort, DFT’s Executive Vice President, General Counsel and Secretary, and Brian D. Doricko, DFT’s former Senior Vice President and Chief Revenue Officer. Mr. Doricko resigned from employment with DFT on March 17, 2017, and, therefore, will not receive any compensation that is based upon or otherwise relates to the transactions contemplated under the merger agreement. Therefore, no information is provided in the table below for Mr. Doricko.

Please note that the amounts indicated below are estimates based on the material assumptions described in the notes to the table below, which may or may not actually occur, and do not reflect compensation actions that could occur after the date of this joint proxy statement/prospectus and before the closing of the mergers. As a result, the actual amounts, if any, which may become payable to an NEO may differ in material respects from the amounts set forth below. Furthermore, for purposes of calculating such amounts, DFT has assumed:

•	A closing date for the mergers of August 7, 2017, the latest practicable date prior to the filing of this joint proxy statement/prospectus;

•	The consummation of the mergers constitutes a “change in control” for purposes of the applicable plan or agreement;

•	A qualifying termination of the NEO’s employment (e.g., a termination by DFT without cause or by the NEO for good reason) in connection with a change in control on August 7, 2017; and

•	A price per share of DFT common stock of $63.07, which equals the average closing price of DFT common stock over the first five business days following June 9, 2017.

For purposes of this discussion, “single-trigger” refers to payments and benefits that arise solely as a result of the closing of the mergers and “double trigger” refers to payments and benefits that require two conditions, which are the closing of the mergers and a qualifying termination of the applicable NEO’s employment following the closing of the mergers.

Golden Parachute Compensation

Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Total ($)(4)
Christopher P. Eldredge	3,437,500	22,012,628	31,200	25,481,328
Jeffrey H. Foster	1,840,425	8,188,378	19,500	10,048,303
Scott A. Davis	1,950,438	7,277,899	19,500	9,247,837
Richard A. Montfort	1,584,981	3,845,883	19,500	5,450,364

(1)	These amounts represent the “double-trigger” cash severance payments to which each NEO may become entitled under his employment agreement or severance agreement, as applicable, with DFT, which are described in more detail in the section entitled “The Mergers—Interests of DFT’s Directors and Executive Officers in the Mergers” beginning on page 110 of this joint proxy statement/prospectus. The amounts become payable in the event that, within three months before or 12 months following a change in control, the NEO’s employment is terminated by DFT without cause or by the NEO for good reason. For each NEO, the cash severance payments are comprised of the following amounts: (i) an amount equal to 24 months of his then-current annual base salary, (ii) an amount equal to two times the average of the three most recent annual incentive payments to the NEO under DFT’s short-term incentive compensation plan (or, for Mr. Eldredge only, since fewer than three such payments have been paid to him during his employment term, the highest payment paid to him during his employment term), and (iii) an amount equal to the NEO’s annual target bonus for the year of termination under DFT’s short-term incentive compensation plan, prorated to reflect the number of days that he was employed by DFT during such year. Each NEO’s receipt of severance is subject to his execution and non-revocation of a general release of claims, return of all DFT property, and compliance with the restrictive covenants set forth in his employment agreement or severance agreement, as applicable, and his non-disclosure, assignment and non-solicitation agreement with DFT, which covenants are described in more detail in the section entitled “The Mergers—Interests of DFT’s Directors and Executive Officers in the Mergers.”

The following table separately quantifies the value of each component of cash severance that the NEOs may become entitled to receive upon a termination of the NEO’s employment by DFT without cause or by the NEO for good reason, in each case within three months before or 12 months following a change in control.

Name	Salary Severance ($)	Bonus Severance ($)	Pro Rata Bonus ($)	Total Cash Severance ($)
Christopher P. Eldredge	1,200,000	1,787,500	450,000	3,437,500
Jeffrey H. Foster	836,000	816,325	188,100	1,840,425
Scott A. Davis	876,000	877,338	197,100	1,950,438
Richard A. Montfort	718,000	705,431	161,550	1,584,981

(2)	These amounts represent the amounts payable pursuant to the merger agreement, on a “single-trigger” basis, to each NEO in respect of the unvested shares of restricted DFT common stock and unvested performance stock units held by him as of August 7, 2017, the latest practicable date prior to the filing of this joint proxy statement/prospectus. Pursuant to the merger agreement, at the effective time of the company merger, (i) each outstanding share of restricted DFT common stock will vest and all restrictions thereon will lapse, and each such share of restricted DFT common stock will be cancelled and converted into the right to receive 0.545 shares of DLR common stock and (ii) each outstanding performance stock unit will vest at the greater of the applicable target-level of performance and actual performance through the effective time of the company merger in accordance with the applicable award agreement, as determined by DFT in its sole discretion, and each such vested DFT performance stock unit will be cancelled and converted into the right to receive 0.545 shares of DLR common stock, as described in more detail in the section entitled “The Mergers—Interests of DFT’s Directors and Executive Officers in the Mergers” beginning on page 110 of this joint proxy statement/prospectus.

The following table quantifies the value, based on the assumed price per share of DFT common stock of $63.07, which is equal to the average closing price of DFT common stock over the first five business days following June 9, 2017, of the unvested shares of restricted DFT common stock and unvested performance stock units held by the NEOs that may be accelerated pursuant to the merger agreement, assuming that the completion of the company merger had occurred on August 7, 2017 and that all unvested performance stock units vested at the maximum level (i.e., 300% of target).

Name	Number of Unvested Shares of Restricted Stock (#)	Value of Unvested Shares of Restricted Stock ($)	Number of Unvested Performance Stock Units (#)	Value of Unvested Performance Stock Units ($)	Total ($)
Christopher P. Eldredge	61,646	3,888,013	95,791	18,124,615	22,012,628
Jeffrey H. Foster	11,000	693,770	39,610	7,494,608	8,188,378
Scott A. Davis	38,174	2,407,634	25,740	4,870,265	7,277,899
Richard A. Montfort	10,551	665,452	16,809	3,180,431	3,845,883
(3)	These amounts represent the estimated value of the “double-trigger” continued health care severance benefits (up to 18 months for Mr. Eldredge and 12 months for each other NEO) following the termination of employment, to which each NEO may become entitled under his employment agreement or severance agreement, as applicable, with DFT, which are described in more detail in the section entitled “The Mergers—Interests of DFT’s Directors and Executive Officers in the Mergers” beginning on page 110 of this joint proxy statement/prospectus.
(4)

Each employment agreement and severance agreement includes a Code Section 280G “best pay” cutback, such that if any payments or benefits that an NEO is entitled to receive under his employment agreement or severance agreement, as applicable, or otherwise, would constitute a “parachute payment” under Section 280G and would be subject to the excise tax imposed by Section 4999 of the Code, the aggregate payments and benefits will either be delivered in full or delivered in a lesser amount that would result in no portion of the aggregate payments and benefits being subject to the excise tax, whichever results in the receipt by the NEO of the greatest amount of aggregate payments and benefits on an after-tax basis.

However, for purposes of this disclosure and the table set forth above, DFT has not taken into account any potential reduction in payments or benefits as a result of the “best pay” cutback provision and, accordingly, has disclosed the full value of each NEO’s payments and benefits.

Narrative Disclosure to Golden Parachute Compensation Table

DFT is a party to an employment agreement with Mr. Eldredge and severance agreements with each of Messrs. Foster, Davis and Montfort, each of which provides for severance payments and benefits upon a qualifying termination of the applicable NEO’s employment in connection with a change in control. For more information related to these agreements, see the footnote disclosures above and the section entitled “The Mergers – Interests of DFT’s Directors and Executive Officers in the Mergers” beginning on page 110 of this joint proxy statement/prospectus.

Each of the NEOs holds unvested shares of restricted DFT stock and unvested performance stock units, which will vest and be cancelled and converted into the right to receive shares of DLR common stock upon the closing of the mergers. For more information related to the treatment of such DFT equity awards in connection with the mergers, see the footnote disclosures above and the section entitled “The Mergers—Interests of DFT’s Directors and Executive Officers in the Mergers” beginning on page 110 of this joint proxy statement/prospectus.

Vote Required

The vote regarding the non-binding advisory proposal to approve certain compensation that may be paid or become payable to certain executive officers of DFT in connection with the merger agreement and the transactions contemplated thereby is a vote separate and apart from the vote on the proposal to approve the company merger and the other transactions contemplated by the merger agreement. Because the vote regarding merger-related compensation is advisory only, it will not be binding on either DFT or DLR regardless of whether the mergers are completed. Accordingly, if the mergers are completed, the merger-related compensation will become payable in connection with the mergers and a qualifying termination of employment, subject only to the conditions applicable thereto, regardless of the outcome of this non-binding, advisory vote. For purposes of the non-binding advisory proposal to approve certain compensation that may be paid or become payable to certain executive officers of DFT in connection with the merger agreement and the transactions contemplated thereby, a failure to vote, a failure to instruct your broker or nominee to vote or an abstention from voting will have no effect.

Approval of the non-binding advisory proposal to approve certain compensation that may be paid or become payable to certain executive officers of DFT in connection with the merger agreement and the transactions contemplated thereby requires, provided a quorum is present, the affirmative vote of at least a majority of all votes cast on such proposal.

Recommendation of the DFT Board of Directors

The DFT Board unanimously recommends that DFT stockholders vote FOR the non-binding advisory proposal to approve certain compensation that may be paid or become payable to certain executive officers of DFT in connection with the merger agreement and the transactions contemplated thereby.

DFT Adjournment Proposal

(Proposal 3 on the DFT Proxy Card)

The DFT stockholders are being asked to approve a proposal that will give the DFT Board the authority to adjourn the DFT special meeting one or more times to another date, time or place, if necessary or appropriate, to permit, among other things, further solicitation of proxies, if necessary or appropriate, to obtain additional votes in favor of the proposal to approve the company merger and the other transactions contemplated by the merger agreement if there are not sufficient votes at the time of the DFT special meeting to approve such proposal.

If, at the DFT special meeting, the number of shares of DFT common stock present or represented by proxy and voting for the approval of the proposal to approve the company merger and the other transactions contemplated by the merger agreement is insufficient to approve such proposal, DFT intends to move to adjourn the DFT special meeting to another place, date or time in order to enable the DFT Board to solicit additional proxies for approval of the proposal.

DFT is asking DFT stockholders to approve one or more adjournments of the special meeting to another date, time or place, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the company merger and the other transactions contemplated by the merger agreement. Approval of this proposal requires, whether or not a quorum is present, the affirmative vote of at least a majority of all votes cast on such proposal.

Recommendation of the DFT Board of Directors

The DFT Board unanimously recommends that DFT stockholders vote FOR the proposal to approve one or more adjournments of the DFT special meeting to another date, time or place, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the company merger and the other transactions contemplated by the merger agreement.

Other Business

No business may be brought before the DFT special meeting except as set forth in this notice.

THE MERGERS

The following is a description of the material aspects of the mergers. While DLR and DFT believe that the following description covers the material terms of the mergers, the description may not contain all of the information that is important to DLR stockholders and DFT stockholders. DLR and DFT encourage DLR stockholders and DFT stockholders to carefully read this entire joint proxy statement/prospectus, including the merger agreement and the other documents attached to this joint proxy statement/prospectus and incorporated herein by reference, for a more complete understanding of the mergers.

General

Each of the DLR Board and the DFT Board has unanimously declared advisable, and each has unanimously approved, the merger agreement, the mergers and the other transactions contemplated by the merger agreement. Based on, among other factors, the reasons described below in the section “—Recommendation of the DLR Board of Directors and Its Reasons for the Mergers” and the receipt of a fairness opinion from each of BofA Merrill Lynch and Citi, the DLR Board believes that the exchange ratio is fair, from a financial point of view, to DLR. The fairness opinions of BofA Merrill Lynch and Citi are more fully described under the section “—Opinions of DLR’s Financial Advisors.” Based on, among other factors, the reasons described below in the section “—Recommendation of the DFT Board of Directors and Its Reasons for the Mergers” and the receipt of a fairness opinion from Goldman Sachs, the DFT Board believes that the merger consideration to be received by holders of DFT common stock is fair, from a financial point of view, to such holders. The fairness opinion of Goldman Sachs is more fully described under the section “—Opinion of DFT’s Financial Advisor.” In the mergers, DFT will merge with and into REIT Merger Sub, with REIT Merger Sub continuing as the Surviving Entity, and OP Merger Sub will merge with and into DFT OP, with DFT OP continuing as the Surviving Partnership. DFT stockholders will receive the merger consideration described below under “The Merger Agreement—Merger Consideration; Effects of the Mergers.”

Background of the Mergers

The board of directors and management teams of DFT and DLR periodically and in the ordinary course have, from time to time, evaluated and considered a variety of financial and strategic opportunities as part of their respective long-term strategies to enhance value for their stockholders, including potential acquisitions, divestitures, business combinations and other transactions.

As part of each party’s ongoing evaluation of business opportunities in the data center industry, DFT and DLR engaged in preliminary discussions in 2014 in connection with exploring a potential transaction. DFT and DLR entered into a confidentiality agreement dated May 19, 2014 (the “2014 Confidentiality Agreement”) to permit the exchange of additional information, but the parties did not engage in significant diligence and discussions ended shortly thereafter without leading to a transaction.

On March 1, 2017, the DLR Board held a regularly scheduled meeting at which members of DLR’s management team updated the DLR Board on current strategic opportunities, including various benefits and considerations with respect to a possible business combination transaction with DFT.

On March 15, 2017, A. William Stein, Chief Executive Officer of DLR, contacted Christopher P. Eldredge, Chief Executive Officer of DFT, by telephone to set up a lunch meeting.

On March 24, 2017, Mr. Stein and Mr. Eldredge met for lunch in Ashburn, Virginia and discussed the industry in general, as well as their respective companies. During this discussion, Mr. Stein indicated that DLR was interested in pursuing a possible business combination transaction with DFT. Mr. Stein indicated that DLR was prepared to offer an all-stock deal and discussed a fixed exchange ratio of 0.51 to 0.53 shares of DLR common stock for each outstanding share of DFT common stock, which reflected a purchase price between

$52.50 and $55.00 per share of DFT common stock based on the price of DLR common stock at that time. Mr. Stein mentioned that DLR had already had preliminary discussions with Citi to act as DLR’s financial advisor in the possible business combination transaction, reviewed public information regarding DFT and expected to be able to complete its diligence review within 30 days if DFT was interested in moving forward with consideration of a possible business combination. Mr. Eldredge communicated to Mr. Stein that he did not believe the DFT Board would be interested in a transaction at the price Mr. Stein proposed and that the price would need to be meaningfully higher. Mr. Eldredge indicated he would report DLR’s interest in a possible business combination to the DFT Board.

Later on March 24, 2017, Mr. Eldredge provided a written summary to the DFT Board regarding his discussion with Mr. Stein.

On March 29, 2017, Mr. Eldredge received a letter from Mr. Stein regarding a possible business combination transaction between DLR and DFT (the “March 29th Letter”). The March 29th Letter contemplated an all-stock transaction at a fixed exchange ratio of between 0.51 and 0.53 shares of DLR common stock for each outstanding share of DFT common stock, which implied a pro forma ownership of the Combined Company of approximately 22% to 23% for DFT’s equityholders and which represented an implied value of between $53.74 and $55.85 per share of DFT common stock (based on the closing price of DLR’s common stock on March 29, 2017). The March 29th Letter also noted that DLR envisioned appointing a member of the DFT Board to the DLR Board. In addition, the March 29th Letter stated that DLR was prepared to complete its diligence review in approximately three to four weeks and to enter into a definitive merger agreement shortly thereafter, and requested a 30-day exclusivity period to conduct diligence and negotiate a mutually acceptable merger agreement. The March 29th Letter was accompanied by a proposed form of Confidentiality Agreement (based on the 2014 Confidentiality Agreement) for the purpose of exchanging additional information.

Between March 29, 2017 and April 2, 2017, Mr. Eldredge spoke on several occasions with Lammot J. du Pont, chairman of the DFT Board. Also during that time, Mr. Eldredge or Mr. du Pont spoke with all members of the DFT Board regarding the March 29th Letter. The DFT Board members concurred that DFT would not be interested in a transaction with DLR on the terms proposed in the March 29th Letter and that Mr. Eldredge should call Mr. Stein to communicate the DFT Board’s position.

On April 3, 2017, Mr. Eldredge contacted Mr. Stein by telephone. Mr. Eldredge informed Mr. Stein that the DFT Board was not interested in a business combination transaction on the terms proposed in the March 29th Letter.

On April 10, 2017, Scott Peterson, Chief Investment Officer of DLR, contacted Mr. Eldredge by email to set up a time to discuss Mr. Eldredge’s conversations with Mr. Stein.

On April 12, 2017, Mr. Peterson contacted Mr. Eldredge by telephone to discuss DFT’s reaction to the March 29th Letter. During the course of such conversation, Mr. Eldredge reiterated that DFT was not interested in a business combination transaction on the terms proposed in the March 29th Letter.

On April 18, 2017, Mr. Stein sent another letter to Mr. Eldredge reaffirming DLR’s interest in a business combination transaction with DFT (the “April 18th Letter”). The April 18th Letter contemplated an all-stock transaction at a fixed exchange ratio of between 0.52 and 0.53 shares of DLR common stock for each outstanding share of DFT common stock, which implied a pro forma ownership of the Combined Company of approximately 22% to 23% for DFT’s equityholders and which represented an implied value of between $58.24 and $59.36 per share of DFT common stock (based on the closing price of DLR’s common stock on April 18, 2017). The April 18th Letter also stated that DLR was willing to discuss providing a meaningful component of the merger consideration in the form of cash. In addition, the April 18th Letter reiterated that DLR was prepared to offer DFT representation on the DLR Board, but did not specify a number of DFT representatives. The April 18th Letter noted that DLR was prepared to complete its diligence review in approximately two to three weeks and to enter into a definitive merger agreement shortly thereafter, and requested a 21-day exclusivity period to conduct diligence and negotiate mutually acceptable documentation.

On April 21, 2017, Mr. Eldredge notified Mr. Stein that DFT was focused on its upcoming earnings call, which was scheduled for April 27, 2017, that he would discuss with the DFT Board and that he would respond to the April 18th Letter after DFT’s earnings call.

On May 2, 2017, the DFT Board met telephonically, with representatives of management, Hogan Lovells US LLP (“Hogan Lovells”), DFT’s outside legal advisor, and a potential financial advisor in attendance. Jeffrey H. Foster, Executive Vice President, Chief Financial Officer and Treasurer of DFT, reviewed and discussed with the DFT Board certain financial information regarding DFT, including information regarding DFT’s business model, strategy, financial condition, prospects and development plans. A representative of Hogan Lovells reviewed with the DFT Board the fiduciary duties of members of a board under applicable law when evaluating a strategic business combination transaction proposal. During this meeting Mr. Foster and a representative of the potential financial advisor reviewed and discussed with the DFT Board the April 18th Letter and the communications between representatives of DFT and DLR, as well as potential strategic alternatives and financial information regarding DLR. During this discussion, the DFT Board considered issues associated with a potential strategic combination with DLR, including the benefits and risks associated with pursuing a strategic combination. The DFT Board concluded that although DLR’s April 18th proposal was not sufficient, the DFT Board believed that it was worth exploring with DLR whether that proposal could be improved.

On May 3, 2017, Mr. Eldredge contacted Mr. Stein by telephone. Mr. Eldredge reported that the DFT Board had met to discuss the April 18th Letter, that the DFT Board did not believe DLR’s proposal was sufficient, that DFT was in the process of engaging a financial advisor and that he would follow-up after the DFT Board had further discussions.

Later in the day on May 3, 2017, the DFT Board met telephonically, with representatives of management and Hogan Lovells in attendance. At the meeting, Mr. du Pont updated the DFT Board on developments since the last DFT Board meeting held on May 2, 2017. The DFT Board discussed the retention of a financial advisor to assist DFT in its evaluation of the strategic combination proposal. To facilitate the selection of a financial advisor for the DFT Board, the DFT Board established a committee comprised of five directors: Mr. du Pont, Michael A. Coke, Thomas D. Eckert, Frederic V. Malek and John T. Roberts (the “DFT Committee”).

Following the meeting of the DFT Board, the DFT Committee met telephonically, with representatives of Hogan Lovells in attendance. The DFT Committee discussed the process of engaging a financial advisor and discussed possible financial advisors to contact. After discussion, the DFT Committee authorized Mr. du Pont to pursue the engagement of Goldman Sachs as financial advisor.

Later on May 3, 2017, Mr. du Pont contacted a representative from Goldman Sachs to discuss the potential investment advisor engagement, including Goldman Sachs’ qualifications and existing relationships with DFT and DLR. On May 7, 2017, DFT and Goldman Sachs signed an engagement letter, and Goldman Sachs began working with the DFT Board as DFT’s financial advisor in connection with the potential combination with DLR.

On May 7, 2017, the DFT Board met telephonically, with representatives of management, Goldman Sachs and Hogan Lovells in attendance. At the meeting, representatives of Goldman Sachs discussed with the DFT Board DLR’s proposed financial terms for a strategic combination, public market information regarding DFT, DLR and other data center industry participants and the potential financial impact on DLR of a proposed combination. The DFT Board discussed financial considerations and potential benefits of a proposed combination transaction, including potential synergies, diversification of customer base and ability to obtain capital as an investment grade company, as well as timing considerations regarding a possible transaction. After discussion, the DFT Board directed Goldman Sachs to make a counter proposal to DLR for a transaction under which DFT stockholders would receive merger consideration per share with a value equal to 0.56 shares of DLR common stock, with 35% of the merger consideration paid in the form of cash and the remaining merger consideration to be paid in the form of DLR common stock. The DFT Board then agreed to reconvene on May 8, 2017 to continue discussion of a proposed strategic combination with DLR.

Later on May 7, 2017, representatives of Goldman Sachs reached out to representatives of DLR, BofA Merrill Lynch, DLR’s other financial advisor, and Citi and communicated the DFT Board’s counter proposal.

On May 8, 2017, the DFT Board met telephonically, with representatives of management and Hogan Lovells in attendance. The DFT Board continued to discuss the proposed transaction. Following discussion, the DFT Board directed Mr. du Pont to request that Goldman Sachs compile additional financial information with respect to the proposed transaction for the DFT Board’s review.

On May 8 and May 9, 2017, the DLR Board held a regularly scheduled meeting at which members of DLR’s management team updated the DLR Board regarding the progress of the discussions with DFT regarding a possible business combination transaction and discussed with the DLR Board the possible transaction. Following such update and discussion, the DLR Board gave support to DLR’s management to continue to discuss a possible transaction with DFT.

On May 9, 2017, representatives of BofA Merrill Lynch and Citi, at the direction of DLR, communicated to representatives of Goldman Sachs a revised proposal from DLR for an all-stock combination at a fixed exchange ratio of 0.54 shares of DLR common stock for each outstanding share of DFT common stock.

On May 9, 2017, the DFT Board met telephonically, with representatives of management, Goldman Sachs and Hogan Lovells in attendance. At the meeting, Mr. du Pont updated the DFT Board on the status of discussions between Goldman Sachs and DLR’s financial advisors. Mr. du Pont noted that while DLR had indicated in the April 18th Letter that DLR would be willing to provide a cash component to the purchase price, it was only willing to do so based on a lower merger consideration value than the latest all-stock merger consideration value proposed by DLR. A representative of Goldman Sachs reviewed with the DFT Board updated financial information regarding the potential financial impact on DLR of the business combination. The DFT Board discussed responses to the latest terms proposed by BofA Merrill Lynch and Citi. Following discussion, the DFT Board instructed Goldman Sachs to respond to the DLR’s financial advisors and propose an all-stock combination at an exchange ratio of 0.555 shares of DLR common stock for each outstanding share of DFT common stock. Later that day, representatives of Goldman Sachs communicated DFT’s proposal to BofA Merrill Lynch and Citi.

On May 10, 2017, the DFT Board met telephonically, with representatives of Hogan Lovells in attendance. At the meeting, Mr. du Pont updated the DFT Board on transaction developments since the last DFT Board meeting. The DFT Board also discussed in greater detail the additional terms anticipated to be included in definitive documentation if the DFT Board determined to proceed with negotiation of a business combination transaction with DLR. The DFT Board also approved a severance program for non-executive employees.

On May 11, 2017, representatives of BofA Merrill Lynch and Citi, at the direction of DLR, communicated to Goldman Sachs a proposal from DLR for an all-stock transaction at a fixed exchange ratio of 0.545 shares of DLR common stock for each outstanding share of DFT common stock.

Also on May 11, 2017, the DFT Board met telephonically, with representatives of management and Hogan Lovells in attendance. At the meeting, Mr. du Pont updated the DFT Board on the status of negotiations with DLR. Mr. du Pont reported DLR’s latest proposal of an all-stock transaction with a fixed exchange ratio of 0.545 shares of DLR common stock for each outstanding share of DFT common stock. The DFT Board discussed DLR’s latest proposal, including the proposed exchange ratio and the all-stock nature of the transaction. Following discussion, the DFT Board agreed to proceed with discussions with DLR regarding a business combination transaction on the basis of an all-stock combination at a fixed exchange ratio of 0.545 shares of

DLR common stock for each outstanding share of DFT common stock, subject to negotiation of a mutually acceptable definitive merger agreement and satisfactory completion of due diligence. The DFT Board also determined that it was prepared to grant DLR exclusivity through June 5, 2017 for the parties to complete their due diligence and negotiate a definitive merger agreement. Following this meeting, Mr. du Pont instructed Goldman Sachs to communicate the DFT Board’s position to BofA Merrill Lynch and Citi. Later that day, representatives from Goldman Sachs contacted representatives from BofA Merrill Lynch and Citi by telephone to communicate DFT’s willingness to proceed with discussions of a business combination transaction based on the exchange ratio of 0.545 shares of DLR common stock for each outstanding share of DFT common stock.

On May 12, 2017, DLR’s legal advisor, Latham & Watkins LLP (“Latham & Watkins”), provided an initial draft of a proposed exclusivity agreement to Hogan Lovells, which provided for an exclusivity period running through June 12, 2017.

On May 13, 2017, DFT and DLR entered into a Confidentiality Agreement, which superseded and replaced the 2014 Confidentiality Agreement. Thereafter and continuing until execution of the definitive merger agreement on June 8, 2017, the management teams of DLR and DFT, together with their respective financial, legal and accounting advisors, performed a diligence review with respect to the other company through a review of publicly available and non-public information and a series of telephonic discussions.

On May 15, 2017, DFT and DLR entered into an exclusivity agreement (the “Exclusivity Agreement”), which provided for an exclusivity period running through June 5, 2017.

On May 21, 2017, Hogan Lovells received a draft merger agreement from Latham & Watkins. Over the next several weeks, DLR and DFT, together with their respective legal and financial advisors, negotiated the draft merger agreement and related transaction documentation.

On May 24, 2017, Hogan Lovells provided Latham & Watkins with initial comments on the draft merger agreement on behalf of DFT. The revised draft provided for, among other things: largely reciprocal representations and interim operating covenants; revisions to the circumstances in which termination fees are payable by the parties; revised termination fee amounts; removal of certain closing conditions and covenants; and three DFT Board seats on the Combined Company’s board of directors.

On May 26, 2017, representatives of Hogan Lovells and Latham & Watkins met telephonically to discuss open points in the draft merger agreement.

On May 27, 2017, the non-management members of the DFT Board met telephonically with representatives of Hogan Lovells in attendance. The non-management members of the DFT Board discussed a number of issues related to the ongoing negotiations and received an update from Hogan Lovells regarding the results of due diligence on DLR to date.

Also on May 27, 2017, Hogan Lovells received a revised draft of the proposed merger agreement from Latham & Watkins. The revised draft showed that the parties had a difference of opinion with respect to covenants, closing conditions, termination fees, termination rights and board seats on the Combined Company’s board. The revised draft further included a requirement for DFT unitholders to agree to new tax protection arrangements.

Later on May 27, 2017, representatives of DFT, DLR, their respective financial advisors, Hogan Lovells and Latham & Watkins met telephonically on several occasions to discuss the open points in the draft merger agreement.

On May 28, 2017, Hogan Lovells received from Latham & Watkins a draft term sheet regarding a new Tax Protection Agreement (the “TPA Term Sheet”) to be presented to DFT unitholders. Representatives of Hogan Lovells and Latham & Watkins held numerous conference calls between May 28, 2017 and June 7, 2017 to discuss comments to and finalize the TPA Term Sheet.

On May 28, 2017, Latham & Watkins received a revised draft of the proposed merger agreement from Hogan Lovells. The revised draft provided for, among other things, revisions to certain covenants, removal of certain closing conditions, changes to termination rights and termination fees and three DFT Board seats on the Combined Company’s board of directors. The draft additionally required only certain DFT unitholders to sign the TPA Term Sheet.

On May 29, 2017, representatives of Hogan Lovells and Latham & Watkins met telephonically to discuss open points in the latest draft of the proposed merger agreement.

Also on May 29, 2017, the non-management members of the DFT Board met telephonically with representatives of Ernst & Young, LLP, DFT’s independent registered public accounting firm (“E&Y”), and Hogan Lovells present. The DFT Board discussed a number of issues related to the ongoing negotiations.

On May 30, 2017, the non-management members of the DFT Board met telephonically with representatives of Hogan Lovells in attendance. The non-management members of the DFT Board discussed a number of issues related to the ongoing negotiations.

Early in the morning on May 31, 2017, Hogan Lovells received a revised draft of the merger agreement from Latham & Watkins. The latest draft reinserted several of the points that had been removed or modified in the draft circulated on May 28, 2017, including with respect to covenants, closing conditions and the new tax protection arrangement.

Also on May 31, 2017, the DLR Board held a special meeting with representatives of management, BofA Merrill Lynch, Citi and Latham & Watkins in attendance at the invitation of the DLR Board at which it discussed the proposed business combination with DFT. At the meeting, DLR’s management reviewed again the strategic rationale and the anticipated benefits and considerations of the proposed transaction, the history and status of the negotiations with DFT regarding the proposed merger agreement and provided a summary of the terms of the proposed transaction, including the terms of the draft merger agreement. During the meeting, Latham & Watkins reviewed with the DLR Board various legal matters related to the draft merger agreement and the proposed business combination with DFT and BofA Merrill Lynch and Citi also presented to the DLR Board their preliminary financial analysis with respect to DFT, DLR and the proposed business combination.

Later on during the day on May 31, 2017, and after consultation with DFT’s legal advisors and members of the DFT Board and management, Mr. du Pont contacted Mr. Stein by telephone and communicated that DFT was not prepared to proceed with a transaction based on the latest draft of the proposed merger agreement and that, based on the positions taken in DLR’s latest draft, further negotiation would not be productive. Mr. du Pont reiterated DFT’s position on principal open points as had been expressed in the May 28th draft of the proposed merger agreement.

Later on May 31, 2017, Mr. Foster contacted Mr. Peterson by telephone to discuss DFT’s position regarding the principal open issues on the proposed merger agreement. During this discussion, Mr. Foster reiterated DFT’s position on principal open issues as had been expressed in the May 28th draft of the proposed merger agreement.

In the evening on May 31, 2017, Mr. du Pont contacted Mr. Eldredge and Mr. Stein. Mr. du Pont again emphasized the importance of DFT’s position on the open issues in the proposed merger agreement.

On June 1, 2017, Mr. Stein contacted Mr. du Pont and Mr. Eldredge to inform them that DLR had revised its position on some of the open issues and that a summary chart would be circulated. Later that day, Latham & Watkins circulated a chart summarizing DLR’s position on open issues to Hogan Lovells.

On June 2, 2017, the DFT Board met telephonically, with representatives of Hogan Lovells and Goldman Sachs present. A representative of Hogan Lovells provided an update on the status of negotiations with DLR and the open deal issues. The DFT Board reviewed the open points and instructed management to provide a revised draft of the proposed merger agreement to DLR that presented DFT’s position on all of the open issues, including the principal open issues, and to inform DLR that this version of the proposed merger agreement contained the terms on which DFT was prepared to proceed with a business combination transaction with DLR. Later on June 2, 2017, Mr. du Pont communicated to Mr. Stein the DFT Board’s position regarding the key open issues. That evening, Hogan Lovells circulated a revised draft of the proposed merger agreement.

On June 3, 2017, Hogan Lovells received from Latham & Watkins a revised version of the proposed merger agreement. The revised draft of the proposed merger agreement contained, among other things, closing conditions and terminations fees, many of which had been reinserted from Latham & Watkins’s May 31, 2017 draft of the proposed merger agreement, as well as extensions of the outside date. Following review and consultation with DFT’s financial and legal advisors, DFT’s management and members of the DFT Board, Mr. du Pont contacted Mr. Stein and communicated that DFT was not prepared to proceed with a strategic combination with DLR on the terms set forth in the latest draft merger agreement. Mr. du Pont also stated that, given the back and forth on the remaining open issues, DFT did not believe continuing negotiations would be productive.

Later on June 3, 2017, Mr. Stein communicated to Mr. du Pont that he hoped that the parties and their attorneys could address outstanding issues. On the morning of June 4, 2017 Mr. du Pont and Mr. Stein spoke by telephone. During such call, Mr. du Pont communicated that the June 3, 2017 draft of the proposed merger agreement was not acceptable to DFT. Mr. du Pont and Mr. Stein discussed outstanding issues. Throughout the day, DFT and DLR’s legal and financial advisors participated in numerous calls to work out outstanding issues; however, DFT ultimately informed DLR that as a result of the positions taken by DLR in the latest draft of the proposed merger agreement, DFT was not prepared to discuss a possible business combination further and DFT turned off access to the virtual data site being used for due diligence. On the morning of June 4, 2017, DFT delivered to DLR a return or destroy letter pursuant to the Confidentiality Agreement.

On June 5, 2017, Hogan Lovells received from Latham & Watkins a further revised version of the proposed merger agreement. The draft accepted substantially all of the changes included in the June 2, 2017 draft of the proposed merger agreement circulated by Hogan Lovells. Later on June 5, 2017, DFT revoked the return or destroy letter it had previously delivered, once again granted DLR and its representatives access to the virtual data site and DFT and DLR executed an amendment to the Exclusivity Agreement to extend exclusivity through June 8, 2017.

Also on June 5, 2017, Mr. Foster contacted Andrew Power, Chief Financial Officer of DLR, by telephone to discuss that DFT may need additional financing prior to closing of the transaction, if closing is unexpectedly delayed. During this discussion, Mr. Foster communicated that seeking such financing from a financial institution not involved with the discussions between DLR and DFT could increase the risk of pre-mature disclosure of the discussions. Therefore, DFT requested that, as an accommodation, an affiliate of Goldman Sachs provide DFT with a commitment for a bridge loan facility so such financing would be available to DFT, if necessary (the “Bridge Loan Facility”). The parties agreed that the proposed merger agreement would allow for the Bridge Loan Facility.

From June 6, 2017 through June 8, 2017, Latham & Watkins and Hogan Lovells met telephonically on numerous occasions and resolved all outstanding points on the proposed merger agreement and disclosure letter. Mr. du Pont and Mr. Stein participated in certain of these calls to resolve outstanding points.

On June 7, 2017, the DLR Board met telephonically with representatives of management, BofA Merrill Lynch, Citi and Latham & Watkins in attendance at the invitation of the DLR Board. At the meeting, DLR’s management, together with Latham & Watkins, provided an update to the DLR Board on the negotiation of the proposed merger agreement and summarized the results of its due diligence review of DFT. During the meeting, Latham & Watkins also reviewed with the DLR Board the directors’ legal duties under applicable law in connection with transactions of this type and BofA Merrill Lynch and Citi presented to the DLR Board updated financial analyses with respect to DFT, DLR and the proposed business combination. The DLR Board discussed with those representatives in attendance the remaining open issues with respect to the proposed transaction and discussed the acceptable resolutions of such issues.

On June 7, 2017, the DFT Board met telephonically with representatives of management, Goldman Sachs and Hogan Lovells in attendance. During the meeting, Hogan Lovells reviewed with the DFT Board the directors’ fiduciary duties under applicable law in connection with transactions of this type. Representatives from Hogan Lovells then summarized the current terms of the proposed merger agreement. Representatives from Goldman Sachs summarized the financial terms of the proposed transaction and Goldman Sachs’s financial analysis of the proposed transaction.

Following the meeting of the full DFT Board, members of the DFT Board and representatives of Hogan Lovells met without any members of management present and further discussed the transaction. Management rejoined the call and Mr. Foster then discussed with the DFT Board the proposed Bridge Loan Facility. The terms of the proposed Bridge Loan Facility were reflected in a draft term sheet distributed to the DFT Board. It was noted that the proposed Bridge Loan Facility is not necessary for the proposed DLR transaction, is permitted under the terms of the proposed merger agreement and may not ultimately be necessary. Following discussion of the terms of the proposed Bridge Loan Facility and the potential conflicts of interest that may arise by reason of an affiliate of Goldman Sachs providing the proposed Bridge Loan Facility, the DFT Board approved the proposed Bridge Loan Facility, including an affiliate of Goldman Sachs providing such facility.

Later on June 7, 2017, Mr. du Pont and Mr. Stein discussed the remaining outstanding issues regarding the proposed merger agreement, including the number of DFT designees on the Combined Company’s board of directors.

On June 8, 2017, the DLR Board met telephonically with representatives of management, BofA Merrill Lynch, Citi and Latham & Watkins in attendance at the invitation of the DLR Board. At the meeting, Latham & Watkins provided an update to the DLR Board on the negotiation of the proposed merger agreement and reviewed the resolution of the remaining issues since the last meeting of the DLR Board. Also at this meeting, BofA Merrill Lynch and Citi each separately reviewed with the DLR Board its financial analysis of the proposed exchange ratio and delivered to the DLR Board an oral opinion, which was confirmed by delivery of a written opinion dated June 8, 2017, to the effect that, as of that date and based on and subject to various assumptions and limitations described in its opinion, the exchange ratio of 0.545 provided for in the company merger was fair, from a financial point of view, to DLR. Following discussions and deliberations by the DLR Board, the DLR Board unanimously (i) determined and declared the merger agreement, the mergers and the other transactions contemplated by the merger agreement, including the issuance of DLR common stock in connection with the mergers, advisable and in the best interests of DLR and its stockholders, (ii) approved the merger agreement, the mergers and the other transactions contemplated by the merger agreement, and (iii) authorized and approved the issuance of shares of DLR common stock in connection with the mergers.

Later on June 8, 2017, the DFT Board met telephonically with representatives of Goldman Sachs and Hogan Lovells present. At the meeting, a representative of Hogan Lovells summarized the terms of the final draft of the merger agreement. Representatives of Goldman Sachs presented to the DFT Board Goldman Sachs’ financial analysis summarized below under “—Opinion of DFT’s Financial Advisor—Opinion of Goldman Sachs” and rendered the oral opinion of Goldman Sachs, confirmed by delivery of a written opinion dated June 8, 2017 to the DFT Board to the effect that, as of June 8, 2017 and based on and subject to the assumptions, limitations and qualifications described in the written opinion, the exchange ratio of 0.545 shares of DLR common stock to be paid for each share of DFT common stock pursuant to the merger agreement was fair, from a financial point of view, to the holders (other than DLR and its affiliates) of DFT common stock. The DFT Board, with the advice and assistance of its financial advisors and outside legal counsel and DFT’s management, evaluated and discussed the terms of the merger agreement and the transactions contemplated thereby, taking into consideration a variety of factors, including those described in the “The Mergers—Recommendation of the DFT Board and its Reasons for the Mergers.” Following these presentations and discussions, the DFT Board, by a unanimous vote of all directors, (i) concluded that the merger agreement and the transactions contemplated thereby, including the company merger and the partnership merger, were advisable and in the best interests of DFT and its stockholders, (ii) approved and adopted the merger agreement and the plan of merger, (iii) directed that the merger agreement and the company merger pursuant to the plan of merger be submitted for approval at a meeting of DFT stockholders and (iv) recommended the approval of the merger agreement and the company merger pursuant to the plan of merger by DFT stockholders. The DFT Board then discussed the principal terms of the proposed Bridge Loan Arrangement, previously discussed at the June 7, 2017 DFT Board meeting, and approved the Bridge Loan Arrangement.

The parties executed the merger agreement the night of June 8, 2017 and issued a joint press release announcing the transaction before the open of the U.S. financial markets on June 9, 2017.

Recommendation of the DLR Board of Directors and Its Reasons for the Mergers

In evaluating the mergers, the DLR Board consulted with its legal and financial advisors and DLR’s management and, after consideration, the DLR Board has unanimously determined and declared that the merger agreement, the mergers and the other transactions contemplated by the merger agreement, including the issuance of shares of DLR common stock in connection with the mergers, are advisable and in the best interests of DLR and its stockholders. The DLR Board has unanimously approved the merger agreement, the mergers and the other transactions contemplated by the merger agreement, including the issuance of DLR common stock in connection with the mergers.

In deciding to declare advisable and approve and adopt the merger agreement, the mergers and the other transactions contemplated by the merger agreement, including the issuance of DLR common stock in connection with the mergers, and to recommend that DLR stockholders vote to approve the issuance of shares of DLR common stock in connection with the mergers, the DLR Board considered various factors that it viewed as supporting its decision, including the following material factors described below:

•	The Transactions Deliver Key Strategic and Financial Benefits. The DLR Board expects that the mergers will provide a number of significant potential strategic and financial benefits, including the following:

•	Increases Size and Scale: The Combined Company is expected to have a pro forma enterprise value of approximately $33.6 billion (based on the closing price of DLR’s common stock on August 7, 2017 of $114.56 per share), and a total market capitalization of approximately $24.6 billion (based on the closing price of DLR’s common stock on August 7, 2017 of $114.56 per share), creating one of the largest data center REITS by total enterprise value and among the largest publicly traded U.S. REITs.

•	Enhances Ability to Serve Top U.S. Metro Areas: DFT’s portfolio is concentrated in top U.S. data center metro areas across Northern Virginia, Chicago and Silicon Valley. The transaction will help grow DLR’s presence in strategic, high demand metro areas with strong growth prospects, while achieving significant diversification benefits for DFT from the combination with DLR’s existing footprint of 145 properties across 33 global metropolitan areas.

•	Expands Hyper-Scale Product Offering: DFT’s 12 purpose-built, in-service data centers will significantly expand DLR’s hyper-scale product offering and improve its ability to meet the rapidly growing needs of cloud and cloud-like customers, in addition to enterprise customers undertaking the shift to a hybrid cloud architecture. Conversely, the transaction enables DFT to address a broader set of customers’ data center requirements, with the addition of DLR’s colocation and interconnection product offerings.

•	Solidifies Blue-Chip Customer Base: DFT’s impressive roster of blue-chip customers will further enhance the credit quality of DLR’s existing customer base. On a combined basis, investment grade or equivalent customers will represent more than 50% of total revenue. The transaction also significantly reduces DFT’s customer concentration. The Combined Company’s top three customers will account for approximately 18% of revenue compared to 59% for DFT on a standalone basis.

•	Development Pipeline Provides External Growth Potential: DFT’s six data center development projects currently under construction are 48% pre-leased and represent 78.6 megawatts, or MW, of critical load and a total expected investment of approximately $765 million, which is roughly a 26% expansion of its standalone critical load capacity. These projects are located in Ashburn, Chicago, Santa Clara and Toronto, all metro areas where DLR has an existing presence. These six projects are expected to be delivered over the next 12 months, representing a solid pipeline of future growth potential. In addition, DFT owns strategic land holdings in Ashburn and Oregon and future development capacity in Toronto, which will support the future delivery of up to 163 MW of incremental capacity, along with 56 acres of land recently acquired in the Phoenix area.

•	Creates Substantial Anticipated Cost Efficiencies and Financial Benefits: The combination of the two companies is expected to create an opportunity to realize lower cost of capital and up to $18 million of annual overhead synergy, resulting from the elimination of duplicative corporate functions. Upon closing, the transaction is expected to be immediately accretive to financial metrics, and is expected to further improve balance sheet strength.

•	Generates Incremental Operating Efficiencies: The two companies’ operating models are highly complementary, and the Combined Company is expected to provide the most comprehensive product offering in the data center sector. Given the enhanced size and scale, the Combined Company is also expected to have the most efficient cost structure and the highest earnings before interest, taxes, depreciation and amortization (“EBITDA”) margin of any U.S.-based publicly-traded data center REIT.

•	Fixed Exchange Ratio. The DLR Board also considered that the fixed exchange ratio, which will not fluctuate as a result of changes in the market prices of shares of DLR common stock or DFT common stock, provides certainty as to the respective pro forma percentage ownership of the Combined Company.

•	Opinions of Financial Advisors. The DLR Board considered the financial analyses presented to it by BofA Merrill Lynch and Citi and the separate opinions of BofA Merrill Lynch and Citi, each dated June 8, 2017, to the DLR Board as to the fairness, from a financial point of view and as of the date of the opinion, of the exchange ratio of 0.545 provided for in the company merger, to DLR, as more fully described below in the section entitled “Opinions of DLR’s Financial Advisors” beginning on page 80.

•	Familiarity with Businesses. The DLR Board considered its knowledge of the business, operations, financial condition, earnings and prospects of DLR and DFT, taking into account the results of DLR’s due diligence review of DFT, as well as its knowledge of the current and prospective environment in which DLR and DFT operate, including economic and market conditions.

•	High Likelihood of Consummation. The DLR Board considered the commitment on the part of both parties to complete the mergers as reflected in their respective obligations under the terms of the merger agreement, and the likelihood that the stockholder approvals needed to complete the mergers would be obtained in a timely manner.

The DLR Board also considered a variety of risks and other potentially negative factors concerning the merger agreement, the mergers and the other transactions contemplated by the merger agreement, including the following material factors:

•	the risk of diverting management focus and resources from operational matters and other strategic opportunities while working to implement the merger;

•	the risk that, notwithstanding the likelihood of the mergers being completed, the mergers may not be completed, or that completion may be unduly delayed, including the effect of the pendency of the mergers and the effect such failure to be completed may have on the trading price of DLR common stock and DLR’s operating results, particularly in light of the costs incurred in connection with the transaction;

•	the risk that, under the terms of the merger agreement, DLR must pay to DFT a $300 million termination fee if DFT terminates the merger agreement because (i) all of the conditions under the merger agreement have been waived or satisfied, DFT has notified DLR that it is ready, willing and able to consummate the closing of the mergers, and the mergers are not consummated on the later of the date the closing of the mergers is required to have occurred pursuant to the merger agreement and the expiration of two business days following DFT’s delivery of such notice, or (ii) the DLR Board has failed to recommend to its stockholders that the approval of the issuance of shares of DLR common stock in connection with the mergers by the DLR stockholders be given or failed to include the DLR Board recommendation in this joint proxy statement/prospectus or changed, qualified, withheld, withdrew or modified, or publicly proposed to change, qualify, withhold, withdraw or, in a manner adverse to DFT, modify, the DLR Board recommendation;

•	the risk that, under the terms of the merger agreement, DFT has the ability, under certain specified circumstances, to consider an alternative acquisition transaction if the DFT Board determines it could reasonably be expected to lead to a Superior Proposal and provides the DFT Board with the ability, under certain specified circumstances, to make a change in recommendation and to terminate the merger agreement following such change in recommendation in order to enter into an agreement with respect to a Superior Proposal upon payment of a $150 million termination fee to DLR;

•	the risk that the anticipated strategic and financial benefits of the mergers may not be realized;

•	the risk that the cost savings, operational synergies and other benefits to the holders of the Combined Company common stock expected to result from the mergers might not be fully realized or not realized at all, including as a result of possible changes in the data center industry affecting the markets in which the Combined Company will operate;

•	the risk of other potential difficulties in integrating the two companies and their respective operations;

•	the substantial costs to be incurred in connection with the transaction, including the transaction expenses arising from the mergers and the costs of integrating the businesses of DLR and DFT;

•	the restrictions on the conduct of DLR’s business prior to the completion of the mergers, which could delay or prevent DLR from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of DLR absent the pending completion of the merger; and

•	other matters described under the section “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements.”

This discussion of the foregoing information and material factors considered by the DLR Board in reaching its conclusions and recommendations is not intended to be exhaustive and is not provided in any specific order or ranking. In view of the wide variety of factors considered by the DLR Board in evaluating the merger agreement and the transactions contemplated by it, including the issuance of DLR common stock in connection with the mergers, and the complexity of these matters, the DLR Board did not find it practicable to, and did not attempt to, quantify, rank or otherwise assign relative weight to those factors. In addition, different members of the DLR Board may have given different weight to different factors. The DLR Board did not reach any specific conclusion with respect to any of the factors considered and instead conducted an overall review of such factors and determined that, in the aggregate, the potential benefits considered outweighed the potential risks or possible negative consequences of approving the merger agreement, the mergers and the other transactions contemplated by the merger agreement, including the issuance of DLR common stock in connection with the mergers.

This explanation of the reasoning of the DLR Board and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 49.

After careful consideration, for the reasons set forth above, the DLR Board unanimously recommends that DLR stockholders vote FOR the issuance of shares of DLR common stock in connection with the mergers, and FOR the proposal to approve one or more adjournments of the DFT special meeting to another date, time or place, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the issuance of shares of DLR common stock in connection with the mergers.

Recommendation of the DFT Board of Directors and Its Reasons for the Mergers

In evaluating the mergers, the DFT Board consulted with DFT’s management and its legal and financial advisors and, after careful consideration, the DFT Board has unanimously determined that the mergers and the other transactions contemplated by the merger agreement are advisable and in the best interests of DFT and its stockholders. The DFT Board has unanimously authorized and approved each of the mergers and the other transactions contemplated by the merger agreement and has unanimously approved and adopted the merger agreement.

In determining that the mergers and the other transactions contemplated by the merger agreement are advisable and in the best interests of DFT and its stockholders, in authorizing and approving the mergers and the other transactions contemplated by the merger agreement, in approving and adopting the merger agreement and in recommending that DFT stockholders vote to approve the company merger and the other transactions contemplated by the merger agreement, the DFT Board considered various factors that it viewed as supporting its decisions, including the following material factors described below:

•	the receipt of DLR common stock as merger consideration provides DFT common stockholders with the opportunity to have an ownership stake in the Combined Company, which is expected to provide a number of significant potential strategic opportunities and benefits, including the following:

•	the mergers combine two portfolios with complementary businesses in top U.S. metropolitan areas, allowing the Combined Company to meet growing demand for hyper-scale and public cloud services and have access to a large blue-chip customer base and increased scale and reach;

•	the Combined Company’s differentiated portfolio strategy is expected to capitalize on value-creating growth opportunities, support customer growth with a full spectrum of data center solutions across a global platform and help mitigate the impact of the risk that expiring DFT leases may not be re-leased successfully or at all;

•	the Combined Company will be among the largest publicly traded U.S. REITs (and one of the largest publicly traded data center REITs) based on equity market capitalization, and its meaningful scale and investment grade rating are expected to allow it to capitalize on operating cost and capital purchasing efficiencies, and gain more efficient access to capital, giving it significant competitive advantages over its smaller, less efficient peers;

•	the Combined Company’s portfolio will be balanced from a geographic and customer perspective, which together with the scale of the combined operations are expected to result in a substantial amount of benefits for the Combined Company and its stakeholders; and

•	the transaction is expected to be accretive in the first full year;

•	the merger consideration had an implied value per share of DFT common stock of $63.63, which represented a premium of approximately 14.9% to DFT’s stock price, based on closing prices on June 8, 2017, the last trading day prior to the public announcement of the merger agreement;

•	the exchange ratio in the company merger is fixed and will not fluctuate as a result of changes in the market value of DFT common stock or DLR common stock, which provides certainty as to the respective pro forma percentage ownership of the Combined Company and limits the impact of external factors on the company merger;

•	the merger consideration, consisting of DLR common stock, which will be listed for trading on the NYSE, continues to provide liquidity for DFT common stockholders desiring to liquidate their investment after the company merger;

•	the financial analyses presented to the DFT Board by Goldman Sachs and the opinion of Goldman Sachs rendered to the DFT Board to the effect that, as of June 8, 2017 and based upon and subject to the assumptions made, matters considered and limitations, qualifications and conditions set forth in such written opinion, the exchange ratio of 0.545 shares of DLR common stock to be paid for each share of DFT common stock pursuant to the merger agreement is fair, from a financial point of view, to the holders (other than DLR and its affiliates) of DFT common stock. For more information, see “—Opinion of DFT’s Financial Advisor—Opinion of Goldman Sachs”;

•	the merger agreement permits DFT to continue to pay its stockholders regular quarterly dividends of up to $0.50 per share of DFT common stock through consummation of the company merger;

•	the company merger is subject to approval by holders of a majority of the outstanding shares of DFT common stock;

•	the merger agreement provides DFT with the ability, under certain specified circumstances, to consider an alternative acquisition transaction if the DFT Board determines it could reasonably be expected to lead to a Superior Proposal and provides the DFT Board with the ability, under certain specified circumstances, to make a change in recommendation and to terminate the merger agreement following such change in recommendation in order to enter into an agreement with respect to a Superior Proposal upon payment of a $150 million termination fee;

•	the commitment on the part of each of DFT and DLR to complete the company merger as reflected in their respective obligations under the terms of the merger agreement and the absence of any required government consents, and the likelihood that the company merger will be completed on a timely basis; and

•	the other terms of the merger agreement, including representations, warranties and covenants of the parties, as well as the conditions to their respective obligations under the merger agreement.

The DFT Board also considered a variety of risks and other potentially negative factors in considering the merger agreement, the mergers and the other transactions contemplated by the merger agreement, including the following material factors:

•	that, because the exchange ratio is fixed in the merger agreement and will not fluctuate as a result of changes in the market value of DFT common stock or DLR common stock, a decline in the value of DLR common stock unmatched by a similar decline in the value of DFT common stock, or an increase in the value of DFT common stock without a similar increase in the value of DLR common stock, would reduce the relative value of the DLR common stock received in the company merger;

•	the risk that the cost savings, operational synergies and other benefits to the DFT stockholders expected to result from the company merger might not be fully realized or not realized at all, including as a result of possible changes in the data center industry affecting the markets in which the Combined Company will operate or as a result of potential difficulties integrating the two companies and their respective operations;

•	the risk that a different strategic alternative potentially could be more beneficial to DFT stockholders than the proposed company merger;

•

that, under the terms of the merger agreement, DFT must pay to DLR a $150 million termination fee if the merger agreement is terminated under certain circumstances, which might discourage or deter other parties from proposing an alternative transaction that may be more advantageous to DFT stockholders, or which may become payable in circumstances where no alternative transaction or Superior Proposal is available to DFT;

•	the terms of the merger agreement place limitations on the ability of DFT to solicit, initiate, knowingly encourage or knowingly facilitate any inquiries or the making of any proposal by or with a third party with respect to a competing transaction and to furnish information to, or enter into discussions with, a third party interested in pursuing an alternative strategic transaction;

•	the risk that one or more of the conditions to the parties’ obligations to complete the company merger will not be satisfied or waived;

•	the risk of diverting management focus and resources from operational matters and other strategic opportunities while working to implement the company merger;

•	that, if the mergers do not close, DFT’s employees will have expended extensive time and efforts to complete the transaction and will have experienced significant distractions from their work during the pendency of the transactions;

•	that, if the mergers do not close, the DFT business will have experienced harm due to DFT’s management and employees diverting their focus and resources from operational matters while working to implement the company merger;

•	the possibility that the mergers may not be completed, or may be unduly delayed, for reasons beyond the control of DFT or DLR, including because DFT stockholders and/or DLR stockholders may not approve the company merger and the other transactions contemplated by the merger agreement, as well as the risk that DFT may have to draw on the Bridge Loan Facility due to such incompletion or delay;

•	provisions in the merger agreement restricting operation of DFT’s business during the period between the signing of the merger agreement and consummation of the company merger may delay or prevent DFT from undertaking business opportunities that may arise or other actions it would otherwise take with respect to its operations absent the pending completion of the company merger;

•	the expenses to be incurred in connection with the company merger; and

•	the types and nature of the risks described under the section entitled “Risk Factors” beginning on page 36.

This discussion of the foregoing information and material factors considered by the DFT Board in reaching its conclusions and recommendations is not intended to be exhaustive and is not provided in any specific order or ranking. In view of the wide variety of factors considered by the DFT Board in evaluating the merger agreement and the transactions contemplated by it, and the complexity of these matters, the DFT Board did not find it practicable to, and did not attempt to, quantify, rank or otherwise assign relative weight to those factors. In addition, different members of the DFT Board may have given different weight to different factors. The DFT Board did not reach any specific conclusion with respect to any of the factors considered and instead conducted an overall review of such factors and determined that, in the aggregate, the potential benefits considered outweighed the potential risks or possible negative consequences of approving the merger agreement, the mergers and the other transactions contemplated by the merger agreement.

This explanation of the reasoning of the DFT Board and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 49.

After careful consideration, for the reasons set forth above, the DFT Board unanimously recommends to the DFT stockholders that they vote FOR the proposal to approve the company merger and the other transactions contemplated by the merger agreement, FOR the non-binding advisory proposal to approve certain compensation that may be paid or become payable to certain executive officers of DFT in connection with the merger agreement and the transactions contemplated thereby, and FOR the proposal to approve one or more adjournments of the DFT special meeting to another date, time or place, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the company merger and the other transactions contemplated by the merger agreement.

Opinions of DLR’s Financial Advisors

Opinion of BofA Merrill Lynch

DLR has retained BofA Merrill Lynch to act as DLR’s financial advisor in connection with the company merger. BofA Merrill Lynch is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. DLR selected BofA Merrill Lynch to act as DLR’s financial advisor in connection with the company merger on the basis of BofA Merrill Lynch’s experience in transactions similar to the company merger, its reputation in the investment community and its familiarity with DLR and its business.

On June 8, 2017, at a meeting of the DLR Board held to evaluate the company merger, BofA Merrill Lynch delivered to the DLR Board an oral opinion, which was confirmed by delivery of a written opinion dated June 8, 2017, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its opinion, the exchange ratio of 0.545 provided for in the company merger was fair, from a financial point of view, to DLR.

The full text of BofA Merrill Lynch’s written opinion to the DLR Board, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex D to this document and is incorporated by reference herein in its entirety. The following summary of BofA Merrill Lynch’s opinion is qualified in its entirety by reference to the full text of the opinion. BofA Merrill Lynch delivered its opinion to the DLR Board for the benefit and use of the DLR Board (in its capacity as such) in connection with and for purposes of its evaluation of the exchange ratio from a financial point of view. BofA Merrill Lynch’s opinion does not address any other aspect of the mergers and no opinion or view was expressed as to the relative merits of the company merger in comparison to other strategies or transactions that might be available to DLR or in which DLR might engage or as to the underlying business decision of DLR to proceed with or effect the company merger. BofA Merrill Lynch’s opinion does not address any other aspect of the company merger and does not constitute a recommendation to any stockholder as to how to vote or act in connection with the proposed company merger or any related matter.

In connection with rendering its opinion, BofA Merrill Lynch, among other things:

•	reviewed certain publicly available business and financial information relating to DFT and DLR;

•	reviewed certain internal financial and operating information with respect to the business, operations and prospects of DFT furnished to or discussed with BofA Merrill Lynch by the management of DFT, including certain financial forecasts relating to DFT prepared by the management of DFT (such forecasts for purposes of this section, the “DFT Forecasts”);

•	reviewed certain financial forecasts relating to DFT prepared by the management of DLR based in part upon the DFT Forecasts (for purposes of this section, the “DLR-DFT Forecasts”) and discussed with the management of DLR its assessments as to the relative likelihood of achieving the future financial results reflected in the DFT Forecasts and the DLR-DFT Forecasts;

•	reviewed certain internal financial and operating information with respect to the business, operations and prospects of DLR furnished to or discussed with BofA Merrill Lynch by the management of DLR,

including certain financial forecasts relating to DLR and certain estimates as to the net asset values of the data center properties owned by DLR, in each case prepared by the management of DLR (such forecasts for purposes of this section, the “DLR Forecasts”, and such net asset value estimates for purposes of this section, the “DLR NAV Estimates”);

•	reviewed certain estimates prepared by the management of DLR as to the amount and timing of cost savings anticipated by the management of DLR to result from the merger (collectively, for purposes of this section, the “Cost Savings”) and as to the net asset values of the data center properties owned by DFT (such estimates for purposes of this section, the “DFT NAV Estimates”);

•	discussed the past and current business, operations, financial condition and prospects of DFT with members of senior management of DFT and DLR, and discussed the past and current business, operations, financial condition and prospects of DLR with members of senior management of DLR;

•	reviewed the potential pro forma financial impact of the company merger on the future financial performance of DLR, including the potential effect on DLR’s estimated funds from operations (“FFO”) and adjusted funds from operations (“AFFO”);

•	reviewed the trading histories for DFT common stock and DLR common stock and a comparison of such trading histories with each other and with the trading histories of other companies BofA Merrill Lynch deemed relevant;

•	compared certain financial and stock market information of DFT and DLR with similar information of other companies BofA Merrill Lynch deemed relevant;

•	reviewed the relative financial contributions of DFT and DLR to the future financial performance of the Combined Company on a pro forma basis;

•	reviewed a draft, dated June 7, 2017, of the merger agreement (the “Draft Agreement”); and

•	performed such other analyses and studies and considered such other information and factors as BofA Merrill Lynch deemed appropriate.

In arriving at its opinion, BofA Merrill Lynch assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and relied upon the assurances of the managements of DLR and DFT that they were not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the DFT Forecasts, BofA Merrill Lynch was advised by DFT, and assumed, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of DFT as to the future financial performance of DFT. With respect to the DLR-DFT Forecasts, the DLR Forecasts, the DFT NAV Estimates, the DLR NAV Estimates and the Cost Savings, BofA Merrill Lynch assumed, at the direction of DLR, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of DLR as to the future financial performance of DFT, DLR, the values of the data center properties owned by DFT and DLR, respectively, and the other matters covered thereby and, based on the assessments of the management of DLR as to the relative likelihood of achieving future financial results reflected in the DFT Forecasts, the DLR-DFT Forecasts, BofA Merrill Lynch relied, at the direction of DLR, on the DLR-DFT Forecasts for the purposes of its opinion. BofA Merrill Lynch further relied, at the direction of DLR, on the assessments of the management of DLR as to DLR’s ability to achieve the Cost Savings and have been advised by DLR, and have assumed, that the Cost Savings will be realized in the amounts at the times projected.

BofA Merrill Lynch did not make nor was it provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of DFT or DLR, nor did it make any physical inspection of the properties or assets of DFT or DLR. BofA Merrill Lynch did not evaluate the solvency or fair value of DFT or DLR under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. BofA Merrill Lynch assumed, at the direction of DLR, that the company merger would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the company merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would be material to its analysis or its opinion. BofA Merrill Lynch assumed, at the direction of DLR, that the final executed agreement would not differ in any material respect from the Draft Agreement it reviewed.

BofA Merrill Lynch also assumed, at the direction of DLR, that for U.S. federal income tax purposes, the partnership merger will qualify as and constitute a tax-free “assets-over” form of merger governed by Treasury Regulations Section 1.708-1(c)(3)(i) and the company merger will qualify as a tax-free reorganization under the provisions of Section 368(a) of the Code. BofA Merrill Lynch was advised by DLR and DFT, and has assumed, at the direction of DLR, that each of DLR and DFT has operated in conformity with the requirements for qualification as a REIT for U.S. federal income tax purposes since it first qualified as a REIT and have further assumed, at the direction of DLR, that the company merger and the related transactions would not adversely affect such REIT status or operations of the single combined entity resulting from the company merger for U.S. federal income tax purposes.

BofA Merrill Lynch expressed no view or opinion as to any terms or other aspects of the related transactions or any other aspects of the company merger (other than the exchange ratio to the extent expressly specified in its opinion), including, without limitation, the form or structure of the company merger, the form or structure, or financial or other terms, of any related transactions, aspects or implications of any voting agreement or any governance or other arrangements, agreements or understandings entered into in connection with or related to the company merger, the related transactions or otherwise. BofA Merrill Lynch’s opinion was limited to the fairness, from a financial point of view, to DLR of the exchange ratio and no opinion or view was expressed with respect to any consideration received in connection with the company merger by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the company merger, or class of such persons, relative to the exchange ratio. Furthermore, no opinion or view was expressed as to the relative merits of the company merger in comparison to other strategies or transactions that might be available to DLR or in which DLR might engage or as to the underlying business decision of DLR to proceed with or effect the company merger. BofA Merrill Lynch did not express any opinion as to what the value of DLR common stock actually would be when issued or the prices at which DLR common stock or DFT common stock would trade at any time, including following announcement or consummation of the company merger. In addition, BofA Merrill Lynch expressed no opinion or recommendation as to how any stockholder should vote or act in connection with the company merger or any related matter. Except as described above, DLR imposed no other limitations on the investigations made or procedures followed by BofA Merrill Lynch in rendering its opinion.

BofA Merrill Lynch expressed no view or opinion with respect to, and relied upon the assessments of DLR, DFT and their respective representatives regarding, legal, regulatory, accounting, tax and similar matters relating to DLR, DFT, their related entities and security holders and the company merger and related transactions, as to which BofA Merrill Lynch understood that DLR and DFT obtained such advice as they deemed necessary from qualified professionals.

BofA Merrill Lynch’s opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Merrill Lynch as of, the date of its opinion. It should be understood that subsequent developments may affect its opinion, and BofA Merrill Lynch does not have any obligation to update, revise or reaffirm its opinion. The issuance of BofA Merrill Lynch’s opinion was approved by a fairness opinion review committee of BofA Merrill Lynch.

The discussion set forth below in the sections entitled “Selected Publicly Traded Companies Analyses,” “Discounted Cash Flow Analyses” and “Net Asset Value Analyses” represents a brief summary of the material financial analyses presented by BofA Merrill Lynch to the DLR Board in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BofA Merrill Lynch, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BofA Merrill Lynch. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BofA Merrill Lynch.

Discounted Cash Flow Analyses

BofA Merrill Lynch performed separate discounted cash flow analyses of DFT and DLR to calculate ranges of implied present values of the unlevered, after-tax free cash flows that DFT and DLR were forecasted to generate from July 1, 2017 to December 31, 2022 utilizing the DLR-DFT Forecasts and the DLR Forecasts, respectively.

DFT. In performing a discounted cash flow analysis of DFT, present values (as of July 1, 2017 based on mid-year convention) of the unlevered cash flows and terminal values were calculated using a selected discount rate range of 7.1% to 8.4%. BofA Merrill Lynch derived implied terminal values for DFT by applying perpetual growth rates of 1.75% to 2.25% to DFT’s terminal year unlevered free cash flow. The present value of all of the unlevered free cash flows were then adjusted for DFT’s cash, debt and preferred equity balances as of June 30, 2017. This analysis indicated an approximate implied per share equity value reference range for DFT of $47.72 to $76.66.

DLR. In performing a discounted cash flow analysis of DLR, present values (as of July 1, 2017 based on mid-year convention) of the unlevered cash flows and terminal values were calculated using a selected discount rate range of 6.5% to 7.8%. BofA Merrill Lynch derived implied terminal values for DLR by applying perpetual growth rates of 2.00% to 2.50% to DLR’s terminal year unlevered free cash flow. The present value of all of the unlevered free cash flows were then adjusted for DLR’s cash, debt and preferred equity balances. This analysis indicated an approximate implied per share equity value reference range for DLR of $103.73 to $172.25.

Utilizing the approximate implied per share equity value reference range described above, BofA Merrill Lynch calculated the following approximate implied exchange ratio reference range, as compared to the exchange ratio:

Implied Exchange Ratio Reference Range	Exchange Ratio
0.277x – 0.739x	0.545x

Net Asset Value Analyses

BofA Merrill Lynch performed separate net asset value analyses of DFT and DLR in which BofA Merrill Lynch reviewed DFT’s and DLR’s respective assets and liabilities based on financial and other information and data, as described below.

DFT. BofA Merrill Lynch performed a net asset value analysis of DFT based on the DLR-DFT Forecasts and DFT NAV Estimates. An estimated range of operating real estate values for DFT was calculated by applying a capitalization rate range of 6.25%—7.75%, which was based on DLR management guidance, to DFT’s forward twelve month stabilized property level net operating income (excluding management fee recoveries). Separately, BofA Merrill Lynch estimated the value resulting from (i) the pre-leased 2017 development properties using an unlevered discounted cash flow analysis and applying a terminal cap rate range of 6.0%—7.5% and a discount rate range of 6.5%—7.8% and (ii) the construction in progress and land held for development by applying a 1.2 times multiple to the book value of such construction in progress and land held for development as of June 30,

2017. Additionally, BofA Merrill Lynch estimated the value of the management fee recoveries by applying a multiple range of 5.0x to 7.0x to such fee recoveries. Finally, BofA Merrill Lynch added the value of other tangible assets, including cash and cash equivalents and other assets to derive gross asset value. From gross asset value, BofA Merrill Lynch deducted debt balances, preferred equity and other tangible liabilities to derive net asset value. This analysis indicated an approximate implied per share equity value reference range for DFT of $44.22 to $58.77.

DLR. BofA Merrill Lynch performed a net asset value analysis of DLR based on the DLR Forecasts and DLR NAV Estimates. An estimated range of operating real estate values for DLR was calculated by applying a blended capitalization rate range of 6.04%—7.09%, which was based on guidance from DLR management, to DLR’s forward twelve month stabilized property level net operating income. Separately, BofA Merrill Lynch estimated the value resulting from the construction in progress and land held for development by applying a 1.2 times multiple to the book value of such construction in progress and land held for development. Additionally, BofA Merrill Lynch estimated the value resulting from the development and management fees by applying a multiple range of 6.0x to 10.0x to such fees. BofA Merrill Lynch then added the value of other tangible real estate and non-real estate assets, including pre-stabilized inventory at cost, cash and cash equivalents and other assets to derive gross asset value. From gross asset value, BofA Merrill Lynch deducted capital required to deliver the 2017 backlog, debt balances, preferred equity and other tangible liabilities to derive net asset value. This analysis indicated an approximate implied per share equity value reference range for DLR of $85.32 to $107.48.

Utilizing the approximate implied per share equity value reference ranges derived for DFT and DLR described above, BofA Merrill Lynch calculated the following approximate implied exchange ratio reference range, as compared to the exchange ratio:

Implied Exchange Ratio Reference Range	Exchange Ratio
0.411x – 0.689x	0.545x

Selected Publicly Traded Companies Analyses

BofA Merrill Lynch performed separate selected public companies analyses of DFT and DLR in which BofA Merrill Lynch reviewed and compared financial and operating data relating to DLR, DFT and the selected publicly traded companies listed below.

DFT. In performing a selected public companies analysis of DFT, BofA Merrill Lynch reviewed publicly available financial and stock market information for DFT and the following five selected companies that BofA Merrill Lynch viewed as generally relevant as U.S. publicly traded data center REITs (which we refer to as the “DFT selected REITs”):

•	Equinix, Inc.

•	CoreSite Realty Corporation

•	CyrusOne Inc.

•	QTS Realty Trust, Inc.

•	DLR

BofA Merrill Lynch reviewed, among other things, (i) enterprise values of the DFT selected REITs, calculated as equity values based on closing stock prices on June 7, 2017, plus debt, preferred stock and minority interest, and less cash and cash equivalents, as a multiple of calendar year 2018 estimated earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA, (ii) closing stock prices on June 7, 2017 of the DFT selected REITs as a multiple of calendar year 2018 estimated FFO per share and

(iii) closing stock prices on June 7, 2017 of the DFT selected REITs as a multiple of calendar year 2018 estimated AFFO per share. Financial data of the DFT selected REITs were based on public filings and publicly available consensus estimates. Financial data of DFT were based on the DLR-DFT Forecasts.

The overall low to high calendar year 2018 estimated EBITDA multiples observed for the DFT selected REITs were 16.6x to 21.0x (with a mean of 18.7x and a median of 18.9x). BofA Merrill Lynch noted that, based on the closing stock price of DFT on June 7, 2017 and the DLR-DFT Forecasts, the implied calendar year 2018 estimated EBITDA multiple for DFT was 16.2x. BofA Merrill Lynch then applied calendar year 2018 estimated EBITDA multiples derived from the DFT selected REITs of 16.0x to 19.0x to corresponding data of DFT, based on the DLR-DFT Forecasts. This analysis indicated an approximate implied per share equity value reference range for DFT, based on the calendar year 2018 estimated EBITDA multiples, of $54.61 to $68.50.

The overall low to high calendar year 2018 estimated FFO per share multiples observed for the selected DFT REITs were 16.9x to 22.1x (with a mean of 19.1x and a median of 18.2x). BofA Merrill Lynch noted that, based on the closing stock price of DFT on June 7, 2017 and the DLR-DFT Forecasts, the implied calendar year 2018 estimated FFO per share multiple for DFT was 16.1x. BofA Merrill Lynch then applied selected ranges of calendar year 2018 estimated FFO per share multiples derived from the selected DFT REITs of 16.5x to 19.5x, to corresponding data of DFT based on the DLR-DFT Forecasts. This analysis indicated approximate implied per share equity value reference ranges for DFT, based on the calendar year 2018 estimated FFO per share multiples, of $56.93 to $67.28.

The overall low to high calendar year 2018 estimated AFFO per share multiples observed for the selected DFT REITs were 17.0x to 23.7x (with a mean of 20.1x and a median of 20.0x). BofA Merrill Lynch noted that, based on the closing stock price of DFT on June 7, 2017 and the DLR-DFT Forecasts, the implied calendar year 2018 estimated AFFO per share multiple for DFT was 15.9x. BofA Merrill Lynch then applied selected ranges of calendar year 2018 estimated AFFO per share multiples derived from the selected DFT REITs of 16.5x to 20.5x, to corresponding data of DFT based on the DLR-DFT Forecasts. This analysis indicated approximate implied per share equity value reference ranges for DFT, based on the calendar year 2018 estimated AFFO per share multiples, of $57.75 and $71.75.

DLR. In performing a selected public companies analysis of DLR, BofA Merrill Lynch reviewed publicly available financial and stock market information for DLR and the following five selected companies that BofA Merrill Lynch viewed as generally relevant as U.S. publicly traded data center REITs (which we refer to as the “DLR selected REITs”):

•	Equinix, Inc.

•	CoreSite Realty Corporation

•	CyrusOne Inc.

•	QTS Realty Trust, Inc.

•	DFT

BofA Merrill Lynch reviewed, among other things, (i) enterprise values of the DLR selected REITs, calculated as equity values based on closing stock prices on June 7, 2017, plus debt, preferred stock and minority interest, and less cash and cash equivalents, as a multiple of calendar year 2018 EBITDA, (ii) closing stock prices on June 7, 2017 of the DLR selected REITs as a multiple of calendar year 2018 estimated FFO per share and (iii) closing stock prices on June 7, 2017 of the DLR selected REITs as a multiple of calendar year 2018 estimated AFFO per share. Financial data of the DLR selected REITs were based on public filings and publicly available consensus estimates. Financial data of DLR were based on the DLR Forecasts.

The overall low to high calendar year 2018 estimated EBITDA multiples observed for the DLR selected REITs were 16.6x to 21.0x (with a mean of 18.3x and a median of 17.2x). BofA Merrill Lynch noted that, based on the closing stock price of DLR on June 7, 2017 and the DLR Forecasts, the implied calendar year 2018 estimated EBITDA multiple for DLR was 19.0x. BofA Merrill Lynch then applied calendar year 2018 estimated EBITDA multiples derived from the DLR selected REITs of 17.5x to 19.5x to corresponding data of DLR, based on the DLR Forecasts. This analysis indicated an approximate implied per share equity value reference range for DLR, based on the calendar year 2018 estimated EBITDA multiples, of $105.03 to $122.07.

The overall low to high calendar year 2018 estimated FFO per share multiples observed for the selected DLR REITs were 16.5x to 22.1x (with a mean of 18.8x and a median of 17.0x). BofA Merrill Lynch noted that, based on the closing stock price of DLR on June 7, 2017 and the DLR Forecasts, the implied calendar year 2018 estimated FFO per share multiple for DLR was 18.1x. BofA Merrill Lynch then applied selected ranges of calendar year 2018 estimated FFO per share multiples derived from the selected DLR REITs of 18.0x to 20.0x, to corresponding data of DLR based on the DLR Forecasts. This analysis indicated approximate implied per share equity value reference ranges for DLR, based on the calendar year 2018 estimated FFO per share multiples, of $117.02 to $130.02.

The overall low to high calendar year 2018 estimated AFFO per share multiples observed for the selected DLR REITs were 16.3x to 23.7x (with a mean of 19.4x and a median of 17.8x). BofA Merrill Lynch noted that, based on the closing stock price of DLR on June 7, 2017 and the DLR Forecasts, the implied calendar year 2018 estimated AFFO per share multiple for DLR was 19.9x. BofA Merrill Lynch then applied selected ranges of calendar year 2018 estimated AFFO per share multiples derived from the selected DLR REITs of 18.5x to 20.5x, to corresponding data of DLR based on the DLR Forecasts. This analysis indicated approximate implied per share equity value reference ranges for DLR, based on the calendar year 2018 estimated AFFO per share multiples, of $109.31 to $121.13.

Utilizing the approximate implied per share equity value reference ranges derived for DLR and DFT described above, BofA Merrill Lynch calculated the following approximate implied exchange ratio reference range, as compared to the exchange ratio:

Implied Exchange Ratio Reference Range			Exchange Ratio
2018E EBITDA	2018E FFO	2018E AFFO
0.447x – 0.652x	0.438x – 0.575x	0.477x – 0.656x	0.545x

No company or business used in these analyses is identical or directly comparable to DLR or DFT. Accordingly, an evaluation of the results of these analyses is not entirely mathematical. Rather, these analyses involve complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies or businesses to which DLR or DFT were compared.

Other Factors

Has/Gets Analysis

BofA Merrill Lynch performed a has/gets analysis to calculate the theoretical change in value for DLR stockholders resulting from the company merger based on a comparison of (i) the of the pro forma ownership by DLR stockholders of the Combined Company following the company merger, and (ii) the 100% ownership by DLR stockholders of the DLR common stock on a stand-alone basis. For DLR on a stand-alone basis, BofA Merrill Lynch used the reference range obtained in its discounted cash flow analysis described above under “Discounted Cash Flow Analyses.” BofA Merrill Lynch then performed the same analysis with respect to the Combined Company on a pro forma basis, giving effect to the company merger. For the pro forma analysis, BofA Merrill Lynch used a discount rate range of 6.1% to 7.4% and a perpetuity growth rate of 1.75% to 2.25%. This analysis yielded the following implied per share equity value reference ranges for DLR common stock on a stand-alone basis and for the Combined Company:

Per Share Equity Value Reference Ranges for DLR Common Stock
Stand-Alone	$103.73 - $172.25
Pro Forma	$111.93 - $188.05

Other

In rendering its opinion, BofA Merrill Lynch also reviewed and considered other factors, including:

•	historical trading performance of DLR common stock and DFT common stock during the 52-week period ended June 7, 2017, which indicated low and high closing prices for DLR common stock and DFT common stock during such period of approximately $87.54 and $119.77 per share and $38.02 and $56.16 per share, respectively, as compared to the closing price of DLR common stock and DFT common stock on June 7, 2017 of $118.02 per share and $55.54 per share, respectively;

•	publicly available research analysts’ price targets for DLR common stock and DFT common stock, which indicated low to high price targets for DLR common stock and DFT common stock of approximately $88.00 to $127.00 per share and $37.00 to $60.00 per share, as compared to the closing price of DLR common stock and DFT common stock on June 7, 2017 of $118.02 per share and $55.54 per share, respectively; and

•	selected publicly available Wall Street research analysts’ net asset value per share estimates for DLR and DFT as reflected in selected publicly available Wall Street research analysts’ reports and other publicly available information, which indicated, among other things, an overall low to high estimated net asset value per share range for DLR of approximately $80.10 to $128.63 per share and an overall low to high estimated net asset value per share range for DFT of approximately $28.42 to $58.80 per share as compared to the closing price of DLR common stock and DFT common stock on June 7, 2017 of approximately $118.02 per share and approximately $55.54 per share, respectively.

Miscellaneous

As noted above, the discussion set forth above in the sections entitled “Selected Publicly Traded Companies Analyses,” “Discounted Cash Flow Analyses” and “Net Asset Value Analyses” is a summary of the material financial analyses presented by BofA Merrill Lynch to the DLR Board in connection with its opinion and is not a comprehensive description of all analyses undertaken by BofA Merrill Lynch in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. BofA Merrill Lynch believes that its analyses summarized above must be considered as a whole. BofA Merrill Lynch further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BofA Merrill Lynch’s analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, BofA Merrill Lynch considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of DLR and DFT. The estimates of the future performance of DLR and DFT in or underlying BofA Merrill Lynch’s analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA Merrill Lynch’s analyses. These analyses were prepared solely as part of BofA Merrill Lynch’s analysis of the fairness, from a financial point of view, of the exchange ratio provided for in the company merger and were provided to the DLR Board in connection with the delivery of BofA Merrill Lynch’s opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Merrill Lynch’s view of the actual values of DLR or DFT.

The type and amount of consideration payable in the company merger was determined through negotiations between DLR and DFT, rather than by any financial advisor, and was approved by the DLR Board. The decision to enter into the merger agreement was solely that of the DLR Board. As described above, BofA Merrill Lynch’s opinion and analyses were only one of many factors considered by the DLR Board in its evaluation of the proposed company merger and should not be viewed as determinative of the views of the DLR Board or management with respect to the company merger.

DLR has agreed to pay BofA Merrill Lynch for its services in connection with the mergers an aggregate fee of $14 million, $2 million of which was payable in connection with its opinion and a significant portion of which is contingent upon the completion of the mergers. DLR also has agreed to reimburse BofA Merrill Lynch for its expenses incurred in connection with BofA Merrill Lynch’s engagement and to indemnify BofA Merrill Lynch, any controlling person of BofA Merrill Lynch and each of their respective directors, officers, employees, agents and affiliates against specified liabilities, including liabilities under the federal securities laws. BofA Merrill Lynch and its affiliates may also provide and arrange bridge and mortgage financings in connection with the funding of certain liabilities. Assuming an aggregate bridge facility size of $1.4 billion and mortgage facility size of $104 million, BofA Merrill Lynch and its affiliates anticipate earning fees for such services of between $1 million and $2 million.

BofA Merrill Lynch and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of their businesses, BofA Merrill Lynch and its affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in the equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of DLR, DFT and certain of their respective affiliates.

BofA Merrill Lynch and its affiliates have in the past provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to DLR and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as financial advisor to DLR in connection with certain acquisition transactions; (ii) having acted or acting as co-lead arranger or bookrunner for, and as lender (including letter of credit lender) under, certain credit facilities of DLR and/or certain of its affiliates; (iii) having acted or acting as manager or underwriter for various debt and equity offerings of DLR and/or certain of its affiliates and as an agent under DLR’s “at-the market” equity distribution program; (iv) having provided or providing certain derivatives and foreign exchange trading services to DLR; and (v) having provided or providing certain treasury and trade management services and products to DLR. From May 1, 2015 through April 30, 2017, BofA Merrill Lynch and its affiliates derived aggregate revenues from DLR and its affiliates of approximately $26 million for investment and corporate banking services.

Opinion of Citi

DLR has retained Citi as its financial advisor in connection with the mergers. In connection with this engagement, DLR requested that Citi evaluate the fairness, from a financial point of view, of the exchange ratio of 0.545 provided for in the company merger as of the date of Citi’s opinion. On June 8, 2017, at a meeting of the DLR Board, Citi rendered to the DLR Board an oral opinion, which was subsequently confirmed by delivery of a written opinion, dated June 8, 2017, to the effect that, as of that date and based on and subject to the matters, considerations and limitations set forth in the opinion, Citi’s work and other factors it deemed relevant, each as described in greater detail below, the exchange ratio was fair, from a financial point of view, to DLR.

The full text of Citi’s written opinion, dated June 8, 2017, to the DLR Board, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications on the scope of review undertaken, is attached to this joint proxy statement/prospectus as Annex E and is incorporated into this joint proxy statement/prospectus by reference in its entirety. You are urged to read the opinion carefully and in its entirety. Citi’s opinion, the issuance of which was authorized by Citi’s fairness opinion committee, was provided to the DLR Board (in its capacity as such) in connection with its evaluation of the mergers and was limited to the fairness, from a financial point of view, as of the date of the opinion, to DLR of the exchange ratio. Citi’s opinion does not address any other aspects or implications of the mergers and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the mergers. Citi’s opinion does not address the underlying business decision of DLR to effect the mergers, the relative merits of the mergers as compared to any alternative business strategies that might exist for DLR or the effect of any other transaction in which DLR may engage. The following is a summary of Citi’s opinion and the methodology that Citi used to render its opinion.

In arriving at its opinion, Citi, among other things:

•	reviewed the Draft Agreement;

•	held discussions with certain senior officers and other representatives and advisors of DLR and DFT concerning the businesses, operations and prospects of DFT and held discussions with certain officers, directors and other representatives and advisors of DLR concerning the business, operations and prospects of DLR;

•	examined certain publicly available business and financial information and data relating to DFT as well as certain financial forecasts and other information and data relating to DFT that were provided to Citi by the management of DFT;

•	examined certain financial forecasts related to DFT provided by the management of DLR (for purposes of this section, the “Adjusted DFT Forecasts”) and discussed with the management of DLR its assessments as to the relative likelihood of achieving the future financial results reflected in such financial forecasts;

•	examined certain publicly available business and financial information and data relating to DLR as well as certain financial forecasts and other information and data relating to DLR that were provided by the management of DLR (for purposes of this section, the “DLR Forecasts”), including information and data relating to the potential strategic implications and operational benefits, including cost savings, anticipated by the management of DLR to result from the company merger (including the amount, timing and achievability thereof);

•	reviewed the financial terms of the company merger as set forth in the merger agreement in relation to, among other things, current and historical market prices of DLR common stock and DFT common stock, the historical and projected operating data of DLR and DFT, including net asset values of the data center properties owned by DLR and DFT provided by DLR management (for purposes of this section, the “NAV Estimates”), and the capitalization and financial condition of DLR and DFT;

•	analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Citi considered relevant in evaluating those of DLR and DFT;

•	evaluated certain potential pro forma financial effects of the company merger on DLR; and

•	conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Citi deemed relevant and appropriate in arriving at its opinion.

In rendering its opinion, Citi assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citi and upon the assurances of the managements of DFT and DLR that they were not aware of any relevant information that was omitted or that remained undisclosed to Citi. With respect to the financial forecasts relating to DFT that were provided by DFT management, Citi has been advised by the management of DFT that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of DFT as to the future financial performance of DFT and other matters covered thereby. With respect to the Adjusted DFT Forecasts, the DLR Forecasts and the NAV Estimates, Citi has assumed, with DLR’s consent, that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of DLR as to the future financial performance of DFT and DLR and the other matters covered thereby. Citi further assumed, with DLR’s consent, that the potential strategic implications and the operational benefits anticipated to result from the company merger, including cost savings, will be realized in the amounts and at the times projected. Citi relied, at DLR’s direction, upon the assessments of the managements of DLR and DFT as to the ability to integrate the business operations of DLR and DFT in accordance with these forecasts.

Citi assumed, with DLR’s consent, that the mergers would be consummated in accordance with their terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the mergers, no delay, limitation, restriction or condition would be imposed that would be material to Citi’s analysis or opinion. Representatives of DLR advised Citi, and Citi further assumed, that the final terms of the merger agreement would not vary in any material respect from those set forth in the Draft Agreement. Citi also assumed, at the direction of DLR, that, for United States federal income tax purposes, the partnership merger would qualify as and constitute a tax-free “assets-over” form of merger governed by Treasury Regulations Section 1.708-1(c)(3)(i) and the company merger would qualify as a tax-free reorganization under the provisions of Section 368(a) of the Code. Citi was advised by DLR and DFT, and has assumed, at the direction of DLR, that each of DLR and DFT has operated in conformity with the requirements for qualification as a REIT for United States federal income tax purposes since it first qualified as a REIT and further assumed, at the direction of DLR, that the mergers would not adversely affect such REIT status or operations of the single combined entity resulting from the company merger for United States federal income tax purposes. Citi’s opinion related to the relative values of DLR and DFT. Citi did not express any opinion as to what the value of DLR common stock actually would be when issued pursuant to the company merger or the price at which shares of DLR common stock would trade at any time. Citi did not make, nor was it provided with, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of DLR or DFT nor did Citi make any physical inspection of the properties or assets of DLR or DFT. Citi expressed no view as to, and its opinion did not address, the underlying business decision of DLR to effect the mergers, the relative merits of the mergers as compared to any alternative business strategies or transactions that might exist for DLR or the effect of any other transaction in which DLR might engage. Citi also expressed no view as to, and its opinion did not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the mergers, or any class of such persons, relative to the exchange ratio. Citi’s opinion was necessarily based upon information available to Citi, and financial, stock market and other conditions and circumstances existing, as of the date of its opinion. The issuance of Citi’s opinion was authorized by Citi’s fairness opinion committee.

In preparing its opinion, Citi performed a variety of financial, comparative and other analyses, including those described below. The summary of these analyses is not a complete description of Citi’s opinion or the analyses underlying, and factors considered in connection with, Citi’s opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. Citi arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole, and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion. Accordingly, Citi believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying such analyses and its opinion.

The financial forecasts furnished to Citi for DLR and DFT were prepared by the management of DLR, and, in each case, were used by Citi at the direction of the management of DLR. DLR does not publicly disclose internal management financial forecasts of the type provided to Citi in connection with Citi’s analysis of the mergers, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections.

In its analyses, Citi considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of DLR and DFT. No company, business or transaction used in those analyses as a comparison is identical or directly comparable to DLR, DFT or the mergers and an evaluation of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments reviewed or transactions analyzed.

The estimates contained in Citi’s analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the results derived from, Citi’s analyses are inherently subject to substantial uncertainty.

Citi was not requested to, and it did not, recommend the specific consideration payable in the mergers. The type and amount of consideration payable in the mergers was determined through negotiations between DLR and DFT and the decision to enter into the mergers was solely that of the DLR Board. Citi’s opinion was only one of many factors considered by the DLR Board in its evaluation of the mergers and should not be viewed as determinative of the views of the DLR Board or DLR’s management with respect to the mergers or the consideration payable in the mergers.

The following is a summary of the material financial analyses presented to the DLR Board in connection with the delivery of Citi’s opinion. Some of these analyses included public information, including observed multiples, that had been updated to the latest available information as of the time of the presentation and which were presented orally to the DLR Board at its meeting on June 8, 2017. The financial analyses summarized below include information presented in tabular format. In order to fully understand Citi’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Citi’s financial analyses. All of the equity reference ranges, other than with respect to the historical trading analysis, have been rounded to the nearest dollar unless indicated otherwise.

Discounted Cash Flow Analyses

Citi performed a discounted cash flow analysis of each of DFT and DLR in which Citi calculated the estimated present value of the stand-alone unlevered free cash flows that DFT and DLR were forecasted to generate during the second half of the calendar year ending December 31, 2017 through the full calendar year ending December 31, 2021. Financial data used in this analysis was based on the Adjusted DFT Forecasts and the DLR Forecasts.

With respect to Citi’s discounted cash flow analysis of DFT, unlevered free cash flow was calculated by taking EBITDA, subtracting capital expenditures for recurring maintenance and development, subtracting land purchase costs, subtracting tenant improvements and leasing commissions, and adjusting for certain non-cash items. Citi also calculated a range of terminal asset values of DFT at the end of the forecast period ending December 31, 2021 by applying a one-year growth rate to the unlevered free cash flow of DFT during the final year of the forecast period and applying a selected range of perpetuity growth rates of 1.25% to 1.75% per annum. The unlevered free cash flows and the range of terminal asset values were then discounted to present values using a range of discount rates from 6.7% to 7.4% based on an estimate of DFT’s weighted average cost of capital. The present value of the unlevered free cash flows and the range of terminal asset values were then adjusted for DFT’s cash and debt balances as of June 30, 2017.

With respect to Citi’s discounted cash flow analysis of DLR, unlevered free cash flow was calculated by taking EBITDA, subtracting capital expenditures for recurring maintenance and development, adding disposition proceeds, subtracting tenant improvements and leasing commissions, and adjusting for changes in working capital and subtracting certain cash income taxes. Citi also calculated a range of terminal asset values of DLR at the end of the forecast period ending December 31, 2021 by applying a one-year growth rate to the unlevered free cash flow of DLR during the final year of the forecast period and applying a selected range of perpetuity growth rates of 1.25% to 1.75% per annum. The unlevered free cash flows and the range of terminal asset values were then discounted to present values using a range of discount rates from 5.9% to 6.7% based on an estimate of DLR’s weighted average cost of capital. The present value of the unlevered free cash flows and the range of terminal asset values were then adjusted for DLR’s cash and debt balances as of June 30, 2017.

	Equity Value per DFT Share	Equity Value per DLR Share
Discounted cash flow analysis	$56.00 – $77.81	$123.35 – $174.76

Net Asset Value Analysis

Citi also prepared a per share net asset value analysis for DFT using next twelve months (“NTM”) estimated adjusted net operating income and asset and liability balances expected as of June 30, 2017. Citi applied a range of capitalization rates, which differed by asset type and which were based on guidance from DLR management, of 6.25% to 7.75% to the NTM estimated adjusted net operating income, which was based on guidance from DLR management, to arrive at an aggregate value for the property portfolio. Separately, Citi estimated the value resulting from (i) the pre-leased 2017 developments by discounting the expected cash flows from such developments at a discount rate of 6.5—7.8% and (ii) the construction in progress by applying a 20% value improvement to the book value of such construction in progress as of June 30, 2017. Finally, Citi estimated the value of the management fee recovery by applying a multiple of 5.0x to 7.0x to such fee. To this aggregate value amount, Citi added the value of other tangible real estate and non-real estate assets, including land, cash and cash equivalents and other assets from unconsolidated entities, and deducted debt balances, preferred equity, other tangible liabilities, liabilities from unconsolidated entities and a debt mark-to-market adjustment.

Citi prepared a per share net asset value analysis for DLR using estimated NTM adjusted net operating income and asset and liability balances expected as of June 30, 2017. Citi applied a range of capitalization rates, which differed by asset type and which were based on guidance from DLR management, of 5.0% to 8.0% to the estimated NTM adjusted net operating income for each asset type in DLR’s portfolio to arrive at an aggregate value for the property portfolio. Separately, Citi estimated the value resulting from the development and management fee by applying a multiple of 6.0x to 10.0x to such fee. To this aggregate value amount, Citi added the value of other tangible real estate and non-real estate assets, including land and cash and cash equivalents, and deducted debt balances, capitalized franchise and income taxes, accounts payable, accrued expenses, other tangible liabilities and a debt mark-to-market adjustment.

The analysis indicated the following equity values per share of DFT common stock and DLR common stock:

	Equity Value per DFT Share	Equity Value per DLR Share
Net asset valuation analysis	$44.22 – $58.77	$85.32 – $107.48

Selected Public Companies Analyses

Using publicly available information, including (a) published equity research analysts’ estimates of calendar year 2018 earnings before interest, taxes, depreciation and amortization, which we refer to as EBITDA, (b) published equity research analysts’ estimates of calendar year 2018 funds from operations, which we refer to as FFO, per share, and (c) published equity research analysts’ estimates of calendar year 2018 adjusted funds from operations, which we refer to as AFFO, per share, and, in the case of DLR and DFT, projections provided by DLR management, Citi analyzed certain trading multiples for EBITDA, FFO and AFFO of the following publicly traded REITs:

•	Equinix, Inc.

•	DLR

•	CyrusOne, Inc.

•	DFT

•	CoreSite Realty Corporation

•	QTS Realty Trust, Inc.

For each of the selected REITs (other than DLR and DFT), using information as of June 7, 2017, Citi calculated (i) the multiple of firm value (which we define as the sum of (x) the equity market price per share multiplied by the number of shares outstanding and (y) the value of the outstanding debt and preferred equity as well as minority interest (where applicable) less (z) the value of the outstanding cash and cash equivalents) to the mean estimate of 2018 EBITDA, as reported by equity research analysts, (ii) the multiple of equity market price per share to the mean estimate of 2018 FFO per share, as reported by equity research analysts, and (iii) the multiple of equity market price per share to the mean estimate of 2018 AFFO per share, as reported by equity research analysts.

For DLR and DFT, using the Adjusted DFT Forecasts and the DLR Forecasts and market price information as of June 7, 2017, Citi calculated (i) the multiple of firm value to the estimate of 2018 EBITDA, (ii) the multiple of equity market price per share to the estimate of 2018 FFO per share and (iii) the multiple of equity market price per share to the estimate of 2018 AFFO per share.

Based on the above analysis, Citi then applied multiple reference ranges of 16.2x to 21.0x for 2018 estimated EBITDA per share, 16.1x to 22.1x for 2018 estimated FFO per share and 15.9x to 23.7x for 2018 estimated AFFO per share (which ranges were selected based on the maximum and minimum multiples based on the selected publicly traded REITs referenced above). The analysis indicated the following equity values per share for DFT common stock and DLR common stock:

	Equity Value per DFT Share	Equity Value per DLR Share
Firm Value / 2018E EBITDA multiple	$55.54 – $77.63	$93.96 – $134.72
Price / 2018E FFO per share multiple	$55.54 – $76.30	$105.16 – $144.55
Price / 2018E AFFO per share multiple	$55.54 – $82.84	$94.21 – $140.62

Relative Value Analysis

Based upon a comparison of the range of implied equity values for each of DLR and DFT calculated pursuant to the trading multiples analysis, the net asset value analysis and the discounted cash flow analysis, Citi calculated ranges of implied exchange ratio for the company merger. This analysis indicated the following implied exchange ratios:

Range of Implied Exchange Ratio
Discounted Cash Flow analysis	0.320x – 0.631x
Net Asset Value analysis	0.411x – 0.689x
Firm Value / 2018E EBITDA multiple	0.412x – 0.826x
Price / 2018E FFO per share multiple	0.384x – 0.726x
Price / 2018E AFFO per share multiple	0.395x – 0.879x

Citi then compared the ranges of implied exchange ratio above to the exchange ratio, noting that it fell within such ranges.

Other Information

Citi also observed certain additional information that was not considered part of Citi’s financial analyses with respect to its opinion, but was referenced for informational purposes, including, among other things:

•	an illustrative pro forma financial impact of the mergers on DLR’s estimated FFO and AFFO per share for calendar years ending December 31, 2018 through December 31, 2021, in each case after giving effect to potential strategic implications and operational benefits anticipated to result from the mergers.

•	historical trading performance of DLR common stock and DFT common stock during the 52-week period ended June 7, 2017, which indicated low and high closing prices for DLR common stock and DFT common stock during such period of approximately $87.54 and $119.77 per share and $38.02 and $56.16 per share, respectively, as compared to the closing price of DLR common stock and DFT common stock on June 7, 2017 of $118.02 per share and $55.54 per share, respectively;

•	selected publicly available Wall Street research analysts’ net asset value per share estimates for DLR and DFT as reflected in selected publicly available Wall Street research analysts’ reports and other publicly available information, which indicated, among other things, an overall low to high estimated net asset value per share range for DLR of approximately $80.10 to $128.63 per share and an overall low to high estimated net asset value per share range for DFT of approximately $28.42 to $58.80 per share as compared to the closing price of DLR common stock on June 7, 2017 of approximately $118.02 per share and the closing price of DFT common stock of approximately $55.54 per share; and

•	publicly available research analysts’ price targets for DLR common stock and DFT common stock, which indicated low to high price targets for DLR common stock and DFT common stock of approximately $88.00 to $127.00 per share and $37.00 to $60.00 per share, as compared to the closing price of DLR common stock and DFT common stock on June 7, 2017 of $118.02 per share and $55.54 per share, respectively.

Miscellaneous

Under the terms of Citi’s engagement in connection with the mergers, DLR has agreed to pay Citi an aggregate fee of $14 million, $2 million of which was payable upon delivery by Citi of its opinion and the remainder of which is payable contingent upon consummation of the mergers. In addition to the amount payable upon delivery by Citi of its opinion, in the event that the mergers are not consummated and DLR receives a termination fee from DFT, Citi may receive a fee of $12 million. In addition, subject to certain limitations, DLR has agreed to reimburse Citi for certain expenses, including reasonable travel and other expenses incurred by Citi in performing its services, including reasonable fees and expenses of its legal counsel, and to indemnify Citi and related parties against liabilities, including liabilities under federal securities laws, arising from Citi’s engagement.

Citi and its affiliates in the past have provided, and currently are providing and in the future may provide investment banking, commercial banking and other similar financial services to DLR and its affiliates unrelated to the mergers, for which services Citi and its affiliates have received and expect to receive compensation, including having acted or acting as (i) joint bookrunner for certain equity and bond offerings and (ii) administrative agent, joint lead arranger and joint lead bookrunner, and as a lender under certain credit facilities. Citi and its affiliates may also provide and arrange bridge and mortgage financings for the funding of certain liabilities. Assuming an aggregate bridge facility size of $1.4 billion and mortgage facility size of $104 million, Citi and its affiliates anticipate earning fees for such services of between $1 million and $2 million. During the past two-year period to the date of Citi’s opinion, Citi and its affiliates received aggregate fees from DLR and its affiliates of approximately $12 million. Although Citi and its affiliates have not provided investment banking, commercial banking or other similar financial services to DFT during such two-year period for which Citi and its affiliates received compensation, Citi and its affiliates in the future may provide investment banking, commercial banking and other similar financial services to DFT and/or its affiliates for which services Citi and its affiliates would expect to receive compensation. In the ordinary course of its business, Citi and its affiliates may actively trade or hold the securities of DLR, DFT and their respective affiliates for its own account or for the account of its customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Citi and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with DLR, DFT and their respective affiliates.

DLR selected Citi to act as its financial advisor in connection with the mergers based on Citi’s reputation, experience and familiarity with DLR and its business. Citi is an internationally recognized investment banking firm that regularly engages in the valuation of businesses and their securities in connection with transactions and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

Opinion of DFT’s Financial Advisor

Opinion of Goldman Sachs

At a meeting of the DFT Board held on June 8, 2017, Goldman Sachs rendered to the DFT Board its oral opinion, subsequently confirmed in writing, to the effect that, as of June 8, 2017, and based upon and subject to the factors and assumptions set forth in Goldman Sachs’ written opinion, the exchange ratio of 0.545 shares of DLR common stock to be paid for each share of DFT common stock pursuant to the merger agreement was fair, from a financial point of view, to the holders (other than DLR and its affiliates) of DFT common stock.

The full text of the written opinion of Goldman Sachs, dated June 8, 2017, which sets forth assumptions made, procedures followed, matters considered, qualifications and limitations on the review undertaken in connection with the opinion, is attached to this joint proxy statement/prospectus as Annex F. The summary of the Goldman Sachs opinion contained in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of Goldman Sachs’ written opinion. Goldman Sachs’ advisory services and opinion were provided for the information and assistance of the DFT Board in connection with its consideration of the transaction contemplated by the merger agreement, and the opinion does not constitute a recommendation as to how any holder of DFT common stock, DFT OP common units or DFT OP Series C preferred partnership units should vote with respect to the mergers and the other transactions contemplated by the merger agreement or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to stockholders and Annual Reports on Form 10-K of DFT and DLR for the five fiscal years ended December 31, 2016;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of DFT and DLR;

•	certain other communications from DFT and DLR to their respective stockholders;

•	certain publicly available research analyst reports for DFT and DLR; and

•	certain internal financial analyses and forecasts for DFT prepared by its management, and for DLR on a stand-alone basis prepared by its management, and certain financial analyses and forecasts for DLR on a pro forma basis for the transaction contemplated by the merger agreement prepared by the management of DFT with respect to the quarter ending June 30, 2017 and prepared by the management of DLR with respect to periods thereafter, in each case, as approved for Goldman Sachs’ use by DFT (referred to as the “Forecasts”), including certain operating synergies projected by the management of DLR to result from the transaction contemplated by the merger agreement, as approved for Goldman Sachs’ use by DFT (referred to as the “Synergies”).

Goldman Sachs also held discussions with members of the senior managements of DFT and DLR regarding their assessment of the strategic rationale for, and the potential benefits of, the mergers and the other transactions contemplated by the merger agreement and the past and current business operations, financial condition and future prospects of DLR and with members of the senior management of DFT regarding their assessment of the past and current business operations, financial condition and future prospects of DFT; reviewed the reported price and trading activity for DFT common stock and DLR common stock; compared certain financial and stock market information for DFT and DLR with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the data center industry and in the real estate investment trust industry generally; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

For purposes of rendering its opinion, Goldman Sachs, with the consent of the DFT Board, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with the consent of the DFT Board that the Forecasts, including the Synergies, were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of DFT. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of DFT or DLR or any of their respective subsidiaries and Goldman Sachs was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the transaction contemplated by the merger agreement would be obtained without any adverse effect on DFT or DLR or on the expected benefits of the mergers and the other transactions contemplated by the merger agreement in any way meaningful to its analysis. Goldman Sachs also assumed that the transaction contemplated by the merger agreement would be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion did not address the underlying business decision of DFT to engage in the transaction contemplated by the merger agreement, or the relative merits of the transaction as compared to any strategic alternatives that may be available to DFT; nor did it address any legal, regulatory, tax or accounting matters. Goldman Sachs was not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition, or other business combination with, DFT or any other alternative transaction. Goldman Sachs’ opinion addressed only the fairness from a financial point of view to the holders (other than DLR and its affiliates) of DFT common stock, as of June 8, 2017, of the exchange ratio of 0.545 shares of DLR common stock to be paid for each share of DFT common stock pursuant to the merger agreement. Goldman Sachs does not express any view on, and its opinion did not address, any other term or aspect of the merger agreement or transaction, or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the transaction contemplated by the merger agreement, including, the partnership merger, the fairness of the mergers and the other transactions contemplated by the merger agreement to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of DFT or the holders of any class of securities (including DFT OP common units and DFT OP Series C preferred partnership units), creditors, or other constituencies of DFT OP; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of DFT, or class of such persons, in connection with the transaction contemplated by the merger agreement, whether relative to the exchange ratio pursuant to the merger agreement or otherwise. Goldman Sachs has not expressed any opinion as to the prices at which DLR common stock will trade at any time or as to the impact of the transaction contemplated by the merger agreement on the solvency or viability of DFT, DFT OP, DLR or DLR OP or the ability of DFT, DFT OP, DLR or DLR OP to pay their respective obligations when they come due. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. Goldman Sachs’ advisory services and its opinion were provided for the information and assistance of the DFT Board in connection with its consideration of the transaction contemplated by the merger agreement and its opinion does not constitute a recommendation as to how any holder of shares of DFT common stock, DFT OP common units or DFT OP Series C preferred partnership units should vote with respect to the transaction contemplated by the merger agreement or any other matter. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses presented by Goldman Sachs to the DFT Board in connection with Goldman Sachs rendering its opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before June 7, 2017 and is not necessarily indicative of current market conditions.

Implied Premia and Multiple Analysis

Goldman Sachs calculated an implied value of $64.32 for the exchange ratio of 0.545 shares of DLR common stock to be paid for each share of DFT common stock by multiplying the closing price of $118.02 per share of DLR common stock on June 7, 2017 by 0.545.

Goldman Sachs also calculated the premium (or discount) represented by both (i) the closing price of $55.54 for the shares of DFT common stock on June 7, 2017 (which Goldman Sachs calculated to be equal to 0.471x the closing price per share of DLR common stock on June 7, 2017) and (ii) the implied value of $64.32 for the exchange ratio (calculated as described above), in each case in relation to:

•	the closing price per share of DFT common stock as of June 7, 2017 of $55.54;

•	the average closing price per share of DFT common stock over the 30 calendar day period ending June 7, 2017 of $53.36;

•	the average closing price per share of DFT common stock over the 52-week period ending June 7, 2017 of $46.27; and

•	the highest intraday price per share of DFT common stock over the 52-week period ending June 7, 2017 of $56.50.

The results of those calculations are as follows:

Reference Price for the DFT Shares	Implied Premium (Discount) Represented by June 7, 2017 DFT Closing Price	Implied Premium (Discount) Represented by Implied Value of the Exchange Ratio
June 7, 2017 Closing Price	—	15.8%
30-Day Average	4.1%	20.5%
52-Week Average	20.0%	39.0%
52-Week High	(1.7)%	13.8%

In addition, Goldman Sachs calculated implied equity values for DFT by using the closing price per share of DFT common stock as of June 7, 2017, (which we refer to as the “Implied DFT Standalone Equity Value”) and by using the implied value of the exchange ratio (which we refer to as the “Implied DFT Transaction Equity Value”), and multiplying those prices by the number of fully diluted outstanding shares of DFT common stock as of June 7, 2017, calculated using information provided by DFT’s management. Goldman Sachs also calculated implied enterprise values for DFT using the closing price per share of DFT common stock as of June 7, 2017 (which we refer to as the “Implied DFT Standalone Enterprise Value”) and using the implied value of the exchange ratio (which we refer to as the “Implied DFT Transaction Enterprise Value”) by adding to the Implied DFT Standalone Equity Value and the Implied DFT Transaction Equity Value, respectively, the estimate of DFT’s net debt (defined as debt less cash) and preferred stock as of March 31, 2017, as reflected in DFT’s public filings.

Using the foregoing, Goldman Sachs calculated the following multiples:

•	Implied DFT Standalone Enterprise Value and Implied DFT Transaction Enterprise Value, as a multiple of estimated earnings before interest, taxes, depreciation and amortization, or EBITDA, of DFT for 2017 and 2018, respectively, as reflected in the Forecasts and the median estimates published by the Institutional Brokers’ Estimate System (which we refer to as “IBES Estimates”);

•	Implied DFT Standalone Equity Value and Implied DFT Transaction Equity Value, as a multiple of estimated funds from operations, or FFO, of DFT for 2017 and 2018, respectively, as reflected in the Forecasts and the IBES Estimates; and

•	Implied DFT Standalone Equity Value and Implied DFT Transaction Equity Value, as a multiple of estimated adjusted funds from operations, or AFFO, of DFT for 2017 and 2018, respectively, as reflected in the Forecasts and the IBES Estimates.

The results of these calculations were as follows:

		Implied Multiples using June 7, 2017 DFT Closing Price	Implied Multiples using Implied Value for the Exchange Ratio

Enterprise Value as a multiple of 2017E EBITDA	IBES Estimates	18.3x	20.6x
	Forecasts	18.5x	20.8x
Equity Value as a multiple of 2017E FFO	IBES Estimates	18.0x	20.9x
	Forecasts	18.1x	21.0x
Equity Value as a multiple of 2017E AFFO	IBES Estimates	17.5x	20.3x
	Forecasts	17.6x	20.3x
Enterprise Value as a multiple of 2018E EBITDA	IBES Estimates	16.0x	17.9x
	Forecasts	15.4x	17.3x
Equity Value as a multiple of 2018E FFO	IBES Estimates	16.5x	19.1x
	Forecasts	16.2x	18.8x
Equity Value as a multiple of 2018E AFFO	IBES Estimates	16.2x	18.7x
	Forecasts	16.0x	18.5x

Goldman Sachs also calculated an implied equity value for DLR using the closing price per share of DLR common stock as of June 7, 2017 (which we refer to as the “Implied DLR Standalone Equity Value”) and multiplying the price per share by the number of fully diluted outstanding shares of DLR common stock, calculated based on information provided by DLR’s management. Goldman Sachs then calculated the implied ownership for the holders of DFT common stock in the pro forma combined company using the relative values of the Implied DLR Standalone Equity Value as compared to both the Implied DFT Standalone Equity Value and Implied DFT Transaction Equity Value. The results of these calculations were as follows:

	Implied DFT Standalone Equity Value	Implied DFT Transaction Equity Value
Implied Pro Forma DFT Ownership	20.6%	23.2%

Goldman Sachs also calculated implied enterprise values for DLR using the closing price per share of DLR common stock as of June 7, 2017 (which we refer to as the “Implied DLR Standalone Enterprise Value”) by adding to the Implied DLR Standalone Equity Value the estimate of DLR’s net debt (defined as debt less cash) and preferred stock as of March 31, 2017, as reflected in DLR’s public filings.

Using the foregoing, Goldman Sachs calculated the following multiples:

•	Implied DLR Standalone Enterprise Value, as a multiple of EBITDA of DLR for 2017 and 2018, respectively, as reflected in the Forecasts and the IBES Estimates;

•	Implied DLR Standalone Equity Value, as a multiple of estimated FFO of DLR for 2017 and 2018, respectively, as reflected in the Forecasts and the IBES Estimates; and

•	Implied DLR Standalone Equity Value, as a multiple of estimated AFFO of DLR for 2017 and 2018, respectively, as reflected in the Forecasts and the IBES Estimates.

The results of these calculations were as follows:

Implied Multiples using June 7, 2017 DLR Closing Price
Enterprise Value as a multiple of 2017E EBITDA	IBES Estimates	20.5x
	Forecasts	20.6x
Equity Value as a multiple of 2017E FFO	IBES Estimates	19.5x
	Forecasts	19.5x
Equity Value as a multiple of 2017E AFFO	IBES Estimates	21.6x
	Forecasts	21.3x
Enterprise Value as a multiple of 2018E EBITDA	IBES Estimates	19.0x
	Forecasts	19.2x
Equity Value as a multiple of 2018E FFO	IBES Estimates	18.3x
	Forecasts	18.2x
Equity Value as a multiple of 2018E AFFO	IBES Estimates	19.9x
	Forecasts	20.0x

Illustrative Levered Discounted Cash Flow Analyses

Goldman Sachs performed illustrative levered discounted cash flow analyses for each of DFT on a standalone basis, for the pro forma combined company and for DLR on a standalone basis, in each case using the Forecasts.

Using discount rates ranging from 7.0% to 8.2%, reflecting estimates of the cost of equity for DFT on a standalone basis, Goldman Sachs derived a range of illustrative present values per share of DFT common stock on a standalone basis, by discounting to present value as of March 31, 2017, estimates of the dividends per share of DFT common stock for the period from March 31, 2017 through the end of 2021, as reflected in the Forecasts (which reflect completion of a DFT equity capital raise of $300 million in 2017), and illustrative terminal values per share of DFT common stock as of December 31, 2021 derived by applying a terminal EBITDA multiple range of 14.0x to 17.0x to estimated terminal year EBITDA for DFT as reflected in the Forecasts, subtracting an estimate of DFT’s net debt and preferred stock as of December 31, 2021, as reflected in the Forecasts, and dividing the result by the number of fully diluted shares of DFT common stock estimated to be then outstanding, as reflected in the Forecasts. This analysis resulted in a range of illustrative implied equity values of $52.45 to $69.14 per share of DFT common stock on a standalone basis.

Using discount rates ranging from 4.8% to 6.0%, reflecting estimates of the cost of equity for the pro forma combined company, Goldman Sachs derived a range of illustrative present values per share of the pro forma combined company common stock by discounting to present value as of March 31, 2017, estimates of the pro forma combined company’s dividends per share for the period from March 31, 2017 through the end of 2021, as reflected in the Forecasts, and illustrative terminal values per share as of December 31, 2021, derived by applying a terminal EBITDA multiple range of 15.5x to 18.5x to estimated terminal year EBITDA for the pro forma combined company, as reflected in the Forecasts, subtracting an estimate of the pro forma combined company’s net debt and preferred stock as of December 31, 2021, as reflected in the Forecasts, and dividing the result by the number of fully diluted shares of the pro forma combined company estimated to be then outstanding, as reflected in the Forecasts. This analysis resulted in a range of illustrative implied equity values of $119.66 to $154.87 per share of the pro forma combined company. Goldman Sachs multiplied this range of illustrative implied equity values by the exchange ratio of 0.545 to derive implied equity values of $65.22 to $84.41 for the 0.545 shares of DLR to be paid for each share of DFT common stock pursuant to the merger agreement.

Using discount rates ranging from 4.8% to 6.0%, reflecting estimates of the cost of equity for DLR on a standalone basis, Goldman Sachs derived a range of illustrative present values per share of DLR common stock on a standalone basis, by discounting to present value as of March 31, 2017, estimates of the dividends per share of DLR common stock for the period from March 31, 2017 through the end of 2021, as reflected in the Forecasts, and illustrative terminal values per share of DLR common stock as of December 31, 2021 derived by applying a terminal EBITDA multiple range of 16.0x to 19.0x to estimated terminal year EBITDA for DLR, as reflected in the Forecasts, subtracting an estimate of DLR’s net debt and preferred stock as of December 31, 2021, as reflected in the Forecasts, and dividing the result by the number of fully diluted shares of DLR common stock estimated to be then outstanding, as reflected in the Forecasts. This analysis resulted in a range of illustrative implied equity values of $125.03 to $160.49 per share of DLR common stock on a standalone basis.

Goldman Sachs then compared a range of illustrative present values per share of DFT common stock on a standalone basis (derived as described above but using only a midpoint discount rate of 7.6%) to a range of illustrative present values per share of DLR common stock on a standalone basis (derived as described above but using only a midpoint discount rate of 5.4%), to derive a range of implied exchange ratios from 0.34x to 0.53x.

Illustrative Present Value of Future Stock Price Analyses

Goldman Sachs performed an illustrative analysis of the implied present value of theoretical future prices per share of DFT common stock on a standalone basis and of the pro forma combined company (including the present value of the dividends projected to be paid through the date upon which those future prices are calculated), which is designed to provide an indication of the present value of a theoretical future value of the equity of DFT and the pro forma combined company for the years ending December 31, 2018, 2019 and 2020 as a function of their respective estimated future EBITDA and one-year forward EBITDA multiples (and the projected dividends).

Goldman Sachs calculated illustrative implied future equity values per share of DFT common stock on a standalone basis as of December 31, 2018, 2019 and 2020 by applying one-year forward EBITDA multiples ranging from 14.0x to 17.0x to estimated EBITDA for DFT for 2019, 2020 and 2021, respectively, as reflected in the Forecasts (which reflect completion of a DFT equity capital raise of $300 million in 2017), subtracting an estimate of DFT’s net debt and preferred stock as of December 31, 2018, 2019 and 2020, respectively, as reflected in the Forecasts, and dividing the result by the number of fully diluted shares of DFT common stock estimated to be outstanding as of each such date, as reflected in the Forecasts. By applying a discount rate of 7.6%, reflecting an estimate of DFT’s cost of equity on a standalone basis, Goldman Sachs discounted to present value as of March 31, 2017, both the theoretical future values per share it derived and the estimated dividends to be paid per share of DFT common stock from March 31, 2017 through the end of the applicable year, as reflected in the Forecasts, to yield illustrative present values per share of DFT common stock on a stand-alone basis ranging from $45.72 to $64.55.

Goldman Sachs also performed an analysis of the illustrative implied future equity values per share of the pro forma combined company as of December 31, 2018, 2019 and 2020 by applying one-year forward EBITDA multiples ranging from 15.5x to 18.5x to estimated EBITDA for the pro forma combined company for 2019, 2020 and 2021, respectively, as reflected in the Forecasts, subtracting an estimate of the pro forma combined company net debt and preferred stock as of December 31, 2018, 2019 and 2020, respectively, as reflected in the Forecasts, and dividing the result by the number of fully diluted shares of the pro forma combined company estimated to be outstanding as of each such date, as reflected in the Forecasts. By applying a discount rate of 5.4%, reflecting an estimate of the pro forma combined company’s cost of equity, Goldman Sachs discounted to present value as of March 31, 2017, both the theoretical future values per share it derived and the estimated dividends to be paid per share of the pro forma combined company from March 31, 2017 through the end of the applicable year as reflected in the Forecasts to yield illustrative present values per share of the pro forma combined company ranging from $95.98 to $141.39. Goldman Sachs multiplied this range of illustrative present values per share by the exchange ratio of 0.545 to derive illustrative implied equity values of $52.31 to $77.06 for the 0.545 shares of DLR to be paid for each share of DFT common stock pursuant to the merger agreement.

Selected Transactions Analysis

Goldman Sachs analyzed certain information relating to the following transactions involving companies in the data center industry since 2014. For each of the selected transactions, Goldman Sachs analyzed transaction value as a multiple of the target company’s forward estimated EBITDA, which is referred to below as “the Implied Forward EBITDA Multiples.” Each of the target companies’ transaction value and forward estimated EBITDA were based on publicly available information at the time the transaction was announced.

The transactions considered and the month and year each transaction was announced were as follows:

Target	Acquiror	Announcement
Sentinel Data Centers	CyrusOne, Inc.	February 2017
Verizon Communications Inc. Data Center Portfolio	Equinix, Inc.	December 2016
Equinix, Inc. European Portfolio	Digital Realty Trust, Inc.	May 2016
Windstream Holdings, Inc.’s Data Center Business	TierPoint, LLC	October 2015
Telx Group Inc.	Digital Realty Trust, Inc.	July 2015
Telecity Group, PLC	Equinix, Inc.	May 2015
Cervalis Holdings LLC	CyrusOne, Inc.	April 2015
Latisys Holdings, LLC	Zayo Group, LLC	January 2015
Viawest, Inc.	Shaw Communications Inc.	July 2014

Goldman Sachs then applied an illustrative range of the Implied Forward EBITDA Multiples of 10.5x to 15.5x (with a median of 13.3x), representing the minimum and maximum multiple across the nine (9) transactions set forth above, to next twelve months (four quarters ending June 30, 2018) EBITDA reflected in the Forecasts to obtain a range of implied values per share of $27.64 to $48.68.

While none of the companies that participated in the selected transactions are directly comparable to DFT, Goldman Sachs selected these transactions because each of the target companies in the selected transactions was involved in the data center industry. Goldman Sachs also noted that economic and market conditions were not directly comparable during the timing of each of the selected transactions and the transaction contemplated by the merger agreement.

Selected Transactions Premia Analysis

Goldman Sachs analyzed publicly available information regarding the implied premia paid in 26 acquisition transactions announced since 2011 through June 7, 2017 involving U.S. public REITs measured against the closing stock price of the target company on the last day prior to the announcement of the transaction and against the 52-week stock price high of the target company as of the last day prior to the announcement of the transaction. The following tables present the results of this review:

Premia to 1 Day Prior

Percentile	Premium
75th Percentile	17.3%
Median	14.2%
25th Percentile	8.5%

Premia to 52-Week High

Percentile	Premium
75th Percentile	10.1%
Median	(1.1)%
25th Percentile	(5.4)%

Goldman Sachs then applied an illustrative implied premia range of 8.5% to 17.3%, corresponding to the 25th and 75th percentiles for transactions announced since 2011 involving the U.S. public REITs industry measured against the closing stock price of the target company on the last day prior to the announcement of the transaction, to the closing price of $55.54 for the shares of DFT common stock on June 7, 2017 to obtain a range of implied values per share of $60.25 to $65.13.

Illustrative Accretion/Dilution Analysis

For each year from 2018 through 2021, Goldman Sachs compared the estimated FFO and AFFO per share of DLR on a standalone basis to the estimated FFO and AFFO per share of DLR on a pro forma basis giving effect to the proposed transaction contemplated by the merger agreement, in each case as reflected in the Forecasts. Based on the comparisons, Goldman Sachs calculated that the proposed transaction contemplated by the merger agreement would be accretive to the FFO and AFFO per share of DLR for each year from 2018 through 2021.

General

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment, after considering the results of all its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to DFT or DLR or the proposed transaction contemplated by the merger agreement.

Goldman Sachs prepared these analyses for purposes of providing its opinion to the DFT Board that, as of June 8, 2017, the date of its written opinion, and based upon and subject to the factors and assumptions set forth in Goldman Sachs’ written opinion, the exchange ratio of 0.545 shares of DLR common stock to be paid for each share of DFT common stock pursuant to the merger agreement was fair, from a financial point of view, to the holders (other than DLR and its affiliates) of DFT common stock. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon projections of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of DFT, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The exchange ratio was determined through arm’s-length negotiations between DFT and DLR and was approved by the DFT Board. Goldman Sachs provided advice to DFT during these negotiations. Goldman Sachs did not, however, recommend any specific exchange ratio to DFT or that any specific exchange ratio constituted the only appropriate exchange ratio for the proposed transaction contemplated by the merger agreement.

As described above, Goldman Sachs’ opinion was one of many factors taken into consideration by the DFT Board in considering the proposed transaction contemplated by the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the delivery of its fairness opinion to the DFT Board and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex F to this joint proxy statement/prospectus.

Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of DFT, DLR, any of their respective affiliates and third parties or any currency or commodity that may be involved in the transaction contemplated by the merger agreement. Goldman Sachs has acted as financial advisor to DFT in connection with, and has participated in certain of the negotiations leading to, the transaction contemplated by the merger agreement. In addition, Goldman Sachs has provided certain financial advisory and/or underwriting services to DFT and/or its affiliates from time to time for which its Investment Banking Division has received, and may receive, compensation, including having acted as a book-running manager with respect to a public offering of DFT OP’s 5.625% Senior Notes due 2023 (aggregate principal amount $250,000,000) in June 2015; as a book-running manager with respect to a public offering of 6,620,000 shares of DFT common stock in March 2016; and as book-running manager with respect to a public offering of 7,000,000 shares of DFT Series C preferred stock in May 2016. During the two-year period ended June 8, 2017, Goldman Sachs has received compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to DFT and/or its affiliates of approximately $4 million. Goldman Sachs also has provided certain financial advisory and/or underwriting services to DLR and/or its affiliates from time to time for which its Investment Banking Division has received, and may receive, compensation, including having acted as a co-manager with respect to a public offering of 10,500,000 shares of DLR common stock in July 2015; as co-manager with respect to a public offering of 10,000,000 shares of 6.350% Series I Cumulative Redeemable Preferred Stock of DLR in August 2015; and as a book-running manager with respect to a private placement of Digital Delta Holdings, LLC’s, a wholly owned subsidiary of DLR, 3.400% Notes due 2020 (aggregate principal amount $500,000,000) and 4.750% Notes due 2025 (aggregate principal amount $450,000,000) in October 2015. During the two-year period ended June 8, 2017, Goldman Sachs has received compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to DLR and/or its affiliates of approximately $1 million. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to DFT, DLR and their respective affiliates for which its Investment Banking Division may receive compensation.

The DFT Board selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transaction contemplated by the merger agreement. Pursuant to a letter agreement dated May 7, 2017, DFT engaged Goldman Sachs to act as its financial advisor in connection with the transaction contemplated by the merger agreement. The engagement letter between DFT and Goldman Sachs provides for a transaction fee that is estimated, based on the information available as of the date of announcement, at approximately $32 million, of which a $2 million fee was payable upon the presentation by Goldman Sachs to the DFT Board of the results of financial analysis undertaken to enable Goldman Sachs to render its fairness opinion and the remaining balance of which is contingent upon consummation of the proposed transaction contemplated by the merger agreement. At the request of the DFT Board, in connection with the transaction contemplated by the merger agreement, an affiliate of Goldman Sachs has entered into a commitment to provide DFT OP with a 364-day bridge facility, subject to the terms of such commitment, and pursuant to which one or more affiliates of Goldman Sachs will receive fees. In addition, DFT has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Certain DLR Unaudited Prospective Financial Information

DLR does not as a matter of course make public long-term projections as to future revenues, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, in connection with the mergers and the other transactions contemplated by the merger agreement, DLR’s management prepared and provided to the DLR Board in connection with its evaluation of the mergers and the other transactions contemplated by the merger agreement, and to its financial advisors BofA Merrill Lynch and Citi, certain unaudited prospective financial information regarding DLR’s operations for fiscal years 2017 through 2021 (the “DLR Projections”). The below summary of the DLR Projections is included for the purpose of providing DLR stockholders and DFT stockholders access to certain nonpublic information that was furnished to certain parties in connection with the mergers and the other transactions contemplated by the merger agreement, and such information may not be appropriate for other purposes, and is not included to influence the voting decision of any DLR stockholder or DFT stockholder.

The DLR Projections were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with GAAP, the published guidelines of the SEC regarding projections and forward-looking statements or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections. The inclusion of the DLR Projections should not be regarded as an indication that such information is predictive of actual future events or results and such information should not be relied upon as such, and readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the DLR Projections. The DLR Projections included in this joint proxy statement/prospectus have been prepared by, and are the responsibility of, DLR’s management.

While presented with numeric specificity, this unaudited prospective financial information was based on numerous variables and assumptions (including assumptions related to industry performance and general business, economic, market and financial conditions and additional matters specific to DLR’s business) that are inherently subjective and uncertain and are beyond the control of DLR’s management. Important factors that may affect actual results and cause this unaudited prospective financial information not to be achieved include, but are not limited to, risks and uncertainties relating to DLR’s business (including its ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, general business and economic conditions and other factors described in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.” This unaudited prospective financial information also reflects numerous variables, expectations and assumptions available at the time they were prepared as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in this unaudited prospective financial information. Accordingly, there can be no assurance that the projected results summarized below will be realized. DLR stockholders and DFT stockholders are urged to review the most recent SEC filings of DLR for a description of the reported and anticipated results of operations and financial condition and capital resources, including in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in DLR’s Annual Report on Form 10-K for the year ended December 31, 2016, and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, which are incorporated by reference into this joint proxy statement/prospectus.

None of DLR, DFT or their respective officers, trustees, directors, affiliates, advisors or other representatives can give you any assurance that actual results will not differ materially from this unaudited prospective financial information.

DLR UNDERTAKES NO OBLIGATION TO UPDATE OR OTHERWISE REVISE OR RECONCILE THE BELOW UNAUDITED PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE THIS UNAUDITED PROSPECTIVE FINANCIAL INFORMATION WAS GENERATED OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH INFORMATION ARE SHOWN TO BE IN ERROR. SINCE THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION COVERS MULTIPLE YEARS, SUCH INFORMATION BY ITS NATURE BECOMES LESS PREDICTIVE WITH EACH SUCCESSIVE YEAR.

DLR and DFT may calculate certain non-GAAP financial metrics, including EBITDA, FFO, AFFO and Unlevered Free Cash Flows using different methodologies. Consequently, the financial metrics presented in each company’s prospective financial information disclosures and in the sections of this joint proxy statement/prospectus with respect to the opinions of the financial advisors to DLR and DFT may not be directly comparable to one another.

DLR has not made and makes no representation to DFT or any DLR stockholder or DFT stockholder, in the merger agreement or otherwise, concerning the below unaudited prospective financial information or regarding DLR’s ultimate performance compared to the unaudited prospective financial information or that the projected results will be achieved. In light of the foregoing factors and the uncertainties inherent in the unaudited prospective financial information, DLR urges all DLR stockholders and DFT stockholders not to place undue reliance on such information and to review DLR’s most recent SEC filings for a description of DLR’s reported financial results.

Neither KPMG LLP nor any other independent accountants have compiled, examined or performed any audit or other procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability. The report of KPMG LLP contained in DLR’s Form 10-K for the year ended December 31, 2016, which is incorporated by reference into this prospectus/proxy statement, relates to the historical financial information of DLR. It does not extend to the unaudited prospective financial information and should not be read to do so. Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the dates on which it was prepared.

The DLR Projections were based on numerous variables and assumptions, including the following: approximately $0.8—$1.0 billion of annual development capital expenditures assumed over the five-year term, approximately 7%—10% year-over-year GAAP net operating income growth over the five-year term and a dividend payout ratio of approximately 70% of AFFO, as defined below for the purposes of this section.

The DLR Projections were provided to the DLR Board and each of DLR’s financial advisors, BofA Merrill Lynch and Citi. The following table presents a summary of the DLR Projections for the calendar years ending 2017 through 2021 for DLR on a standalone basis.

	Year Ending December 31,
	2017E	2018E	2019E	2020E	2021E
	($ in millions, except per share values)
Adjusted EBITDA(1)	$1,303	$1,396	$1,529	$1,685	$1,844
Core FFO per Share(2)(3)	$6.06	$6.50	$7.12	$7.91	$8.66
AFFO per Share(3)(4)	$5.54	$5.91	$6.43	$7.18	$7.96
Unlevered Free Cash Flows(5)	$464	$434	$540	$681	$840

(1)

DLR believes that earnings before interest, loss from early extinguishment of debt, income taxes and depreciation and amortization, or EBITDA, and Adjusted EBITDA (as defined below), are useful supplemental performance measures because they allow investors to view DLR’s performance without the impact of non-cash depreciation and amortization or the cost of debt and, with respect to Adjusted EBITDA, severance-related expense, equity acceleration, and legal expenses, transaction and integration expenses, (gain) on real estate transactions, loss on currency forwards, other non-core expense adjustments, noncontrolling interests, preferred stock dividends and issuance costs associated with redeemed preferred stock. DLR calculates Adjusted EBITDA as EBITDA, excluding severance-related expense, equity acceleration, and legal expenses, transaction and integration expenses, (gain) loss on real estate transactions, non-cash (gain) on lease termination, loss on currency forwards, other non-core expense adjustments, noncontrolling interests, preferred stock dividends and issuance costs associated with redeemed preferred stock. In addition, DLR believes EBITDA and Adjusted EBITDA are frequently used by securities analysts, investors and other interested parties in the evaluation of REITs. Because EBITDA and Adjusted EBITDA are calculated before recurring cash charges including interest expense and income taxes, exclude capitalized costs, such as leasing commissions, and are not adjusted for capital expenditures or other recurring cash requirements of DLR’s business, their utility as a measure of DLR’s performance is limited. Other REITs may calculate EBITDA and Adjusted EBITDA differently than DLR does; accordingly, DLR’s EBITDA and Adjusted EBITDA may not be comparable to such other REITs’ EBITDA and Adjusted

EBITDA. Accordingly, EBITDA and Adjusted EBITDA should be considered only as supplements to net income computed in accordance with GAAP as a measure of DLR’s financial performance.
(2)	DLR presents core funds from operations (“core FFO”), as a supplemental operating measure because, in excluding certain items that do not reflect core revenue or expense streams, it provides a performance measure that, when compared year over year, captures trends in DLR’s core business operating performance. DLR calculates core FFO by adding to or subtracting from funds from operations, or FFO, (i) termination fees and other non-core revenues, (ii) transaction and integration expenses, (iii) loss from early extinguishment of debt, (iv) issuance costs associated with redeemed preferred stock, (v) severance, equity acceleration, and legal expenses, (vi) loss on currency forwards and (vii) other non-core expense adjustments. Because certain of these adjustments have a real economic impact on DLR’s financial condition and results from operations, the utility of core FFO as a measure of DLR’s performance is limited. Other REITs may not calculate core FFO in a consistent manner. Accordingly, DLR’s core FFO may not be comparable to other REITs’ core FFO. Core FFO should be considered only as a supplement to net income computed in accordance with GAAP as a measure of DLR’s performance.
DLR calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). FFO represents net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from real estate transactions, excluding a gain from a pre-existing relationship, impairment charges, real estate related depreciation and amortization (excluding amortization of deferred financing costs), non-controlling interests in operating partnership and after adjustments for unconsolidated partnerships and joint ventures. DLR uses FFO as a supplemental performance measure because, in excluding real estate related depreciation and amortization and gains and losses from property dispositions and after adjustments for unconsolidated partnerships and joint ventures, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. DLR also believes that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare DLR’s operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of DLR’s properties that result from use or market conditions, nor the level of capital expenditures and capitalized leasing commissions necessary to maintain the operating performance of DLR’s properties, all of which have real economic effect and could materially impact DLR’s financial condition and results from operations, the utility of FFO as a measure of DLR’s performance is limited. Other REITs may not calculate FFO in accordance with the NAREIT definition and, accordingly, DLR’s FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income computed in accordance with GAAP as a measure of DLR’s performance.
(3)	Per share values based on the weighted average common stock and units outstanding and the effect of dilutive securities. Per share values exclude the effect of dilutive series G, series H and series I preferred stock, that may be converted upon the occurrence of specified change in control transactions as described in the articles supplementary governing the series G, series H and series I preferred stock, as applicable, which DLR considers highly improbable.
(4)	DLR presents adjusted funds from operations, or AFFO, as a supplemental operating measure because, when compared year over year, it assesses DLR’s ability to fund dividend and distribution requirements from DLR’s operating activities. DLR also believes that, as a widely recognized measure of the operations of REITs, AFFO will be used by investors as a basis to assess DLR’s ability to fund dividend payments in comparison to other REITs, including on a per share and unit basis. DLR calculates AFFO by adding to or subtracting from core FFO (i) non-real estate depreciation, (ii) amortization of deferred financing costs, (iii) amortization of debt discount/premium, (iv) non-cash stock-based compensation expense, (v) straight-line rent revenue, (vi) straight-line rent expense, (vii) above- and below-market rent amortization, (viii) deferred non-cash tax expense, (ix) capitalized leasing compensation, (x) recurring capital expenditures and (xi) capitalized internal leasing commissions. Other REITs may not calculate AFFO in a consistent manner. Accordingly, DLR’s AFFO may not be comparable to other REITs’ AFFO. AFFO should be considered only as a supplement to net income computed in accordance with GAAP as a measure of DLR’s performance.
(5)

DLR calculates unlevered free cash flows by adding to or subtracting from AFFO (i) preferred stock dividends, (ii) cash interest expense, (iii) non-cash stock-based compensation expense, (iv) development capital expenditures, (v) net proceeds from real estate transactions, (vi) severance, equity acceleration, and legal expenses, (vii) transaction and integration expenses and (viii) changes in working capital. Other REITs may not calculate unlevered free cash flows in a consistent manner. Accordingly, DLR’s unlevered free cash flows may not be comparable to other REITs’ unlevered free cash flows. Unlevered free cash flows should be considered only as a supplement to net income computed in accordance with GAAP as a measure of DLR’s performance.

Certain DFT Unaudited Prospective Financial Information

Although DFT periodically may issue limited financial guidance to investors, DFT does not as a matter of course make public long-term projections as to future revenues, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, in connection with the mergers and the other transactions contemplated by the merger agreement, DFT’s management prepared and provided to the DFT Board in connection with its evaluation of the mergers and the other transactions contemplated by the merger agreement, and to its financial advisor Goldman Sachs, including in connection with Goldman Sachs’ financial analyses described above under the section entitled “—Opinion of DFT’s Financial Advisor,” certain unaudited prospective financial information regarding DFT’s operations for fiscal years 2017 through 2021 (the “DFT Projections”). The below summary of the DFT Projections is included for the purpose of providing DFT stockholders and DLR stockholders access to certain nonpublic information that was furnished to certain parties in connection with the mergers and the other transactions contemplated by the merger agreement, and such information may not be appropriate for other purposes, and is not included to influence the voting decision of any DFT stockholder or DLR stockholder.

The DFT Projections were not prepared with a view toward public disclosure, the published guidelines of the SEC regarding projections and forward-looking statements or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections. The inclusion of the DFT Projections should not be regarded as an indication that such information is predictive of actual future events or results and such information should not be relied upon as such, and readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the DFT Projections. The DFT Projections included in this joint proxy statement/prospectus have been prepared by, and are the responsibility of, DFT’s management.

While presented with numeric specificity, this unaudited prospective financial information was based on numerous variables and assumptions (including assumptions related to industry performance and general business, economic, market and financial conditions and additional matters specific to DFT’s business) that are inherently subjective and uncertain and are beyond the control of DFT’s management. Important factors that may affect actual results and cause this unaudited prospective financial information not to be achieved include, but are not limited to, risks and uncertainties relating to DFT’s business (including its ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, general business and economic conditions and other factors described in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.” This unaudited prospective financial information also reflects numerous variables, expectations and assumptions available at the time they were prepared as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in this unaudited prospective financial information. Accordingly, there can be no assurance that the projected results summarized below will be realized. DFT stockholders and DLR stockholders are urged to review the most recent SEC filings of DFT for a description of the reported and anticipated results of operations and financial condition and capital resources, including in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in DFT’s Annual Report on Form 10-K for the year ended December 31, 2016 and the Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, which are incorporated by reference into this joint proxy statement/prospectus.

None of DFT, DLR or their respective officers, trustees, directors, affiliates, advisors or other representatives can give you any assurance that actual results will not differ materially from this unaudited prospective financial information.

DFT UNDERTAKES NO OBLIGATION TO UPDATE OR OTHERWISE REVISE OR RECONCILE THE BELOW UNAUDITED PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE THIS UNAUDITED PROSPECTIVE FINANCIAL INFORMATION WAS GENERATED OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH INFORMATION ARE SHOWN TO BE IN ERROR. SINCE THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION COVERS MULTIPLE YEARS, SUCH INFORMATION BY ITS NATURE BECOMES LESS PREDICTIVE WITH EACH SUCCESSIVE YEAR.

DFT and DLR may calculate certain non-GAAP financial metrics, including EBITDA, FFO and AFFO using different methodologies. Consequently, the financial metrics presented in each company’s prospective financial information disclosures and in the sections of this joint proxy statement/prospectus with respect to the opinions of the financial advisors to DFT and DLR may not be directly comparable to one another.

DFT has not made and makes no representation to DLR or any DFT stockholder or DLR stockholder, in the merger agreement or otherwise, concerning the below unaudited prospective financial information or regarding DFT’s ultimate performance compared to the unaudited prospective financial information or that the projected results will be achieved. In light of the foregoing factors and the uncertainties inherent in the unaudited prospective financial information, DFT urges all DFT stockholders and DLR stockholders not to place undue reliance on such information and to review DFT’s most recent SEC filings for a description of DFT’s reported financial results.

Neither Ernst & Young LLP nor any other independent accountants have compiled, examined or performed any audit or other procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability. The report of Ernst & Young LLP contained in DFT’s Form 10-K for the year ended December 31, 2016, which is incorporated by reference into this prospectus/proxy statement, relates to the historical financial information of DFT. It does not extend to the unaudited prospective financial information and should not be read to do so. Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the dates on which it was prepared.

The DFT Projections were based on numerous variables and assumptions, including the following: a $400 million unsecured notes offering assumed in each of 2017 and 2019 to pay down the line of credit used to fund development, a $300 million equity offering assumed in 2017 to fund development in connection with recently signed leases, approximately $2.0 billion of development capital expenditures assumed over the five-year term, approximately 1% same store growth over the five-year term, a dividend payout ratio of approximately 60% of AFFO, as defined below for the purposes of this section, and land acquisitions for three development projects.

The DFT Projections were provided to the DFT Board and DFT’s financial advisor, Goldman Sachs. The following table presents a summary of the DFT Projections for the calendar years ending 2017 through 2021 for DFT on a standalone basis.

	Year Ending December 31,
	2017E	2018E	2019E	2020E	2021E
	($ in millions, except per share values)
EBITDA(1)	$356	$428	$482	$523	$579
FFO per Share(2)	$3.07	$3.42	$3.70	$4.04	$4.46
AFFO per Share(3)	$3.16	$3.47	$3.74	$4.10	$4.56
Unlevered Free Cash Flows(4)	$361	$426	$480	$522	$581

(1)	DFT calculates EBITDA as earnings before interest, taxes, depreciation and amortization.
(2)	DFT calculates Funds From Operations, or FFO, in accordance with standards established by the National Association of Real Estate Investment Trusts (“NAREIT”), which defines FFO as net income or loss (calculated in accordance with GAAP), excluding extraordinary items as defined under GAAP, impairment charges on depreciable real estate assets and gains or losses from sales of previously depreciated operating real estate assets, plus specified non-cash items, such as real estate asset depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. DFT presents FFO attributable to common shares and OP units, which is FFO excluding preferred stock dividends. FFO attributable to common shares and OP units per share is calculated on a basis consistent with net income attributable to common shares and OP units and reflects adjustments to net income for preferred stock dividends.
(3)	AFFO is FFO excluding severance expense and equity accelerations, gain or loss on early extinguishment of debt, gain or loss on derivative instruments and write-offs of original issuance costs for redeemed preferred shares, straight-line revenue, compensation paid with DFT common shares, below market lease amortization and write-offs net of above market lease amortization and write-offs, non-real estate depreciation and amortization, amortization of deferred financing costs, improvements to real estate and capitalized leasing commissions.
(4)	DFT calculates Unlevered Free Cash Flow as AFFO before interest expense and preferred stock dividends. For the avoidance of doubt, it excludes a charge for development capital expenditures.

Interests of DLR’s Directors and Executive Officers in the Mergers

None of DLR’s executive officers or members of the DLR Board is party to an arrangement with DLR, or participates in any DLR plan, program or arrangement, that provides such executive officer or board member with financial incentives that are contingent upon the consummation of the mergers.

Interests of DFT’s Directors and Executive Officers in the Mergers

In considering the recommendation of the DFT Board to approve the mergers and the other transactions contemplated by the merger agreement, DFT stockholders should be aware that directors and executive officers of DFT have certain interests in the mergers that may be different from, or in addition to, the interests of DFT stockholders generally. The DFT Board was aware of those interests and considered them, among other matters, in reaching its decision to approve the merger agreement. These interests include the interests described below in this section.

Treatment of DFT Equity Awards

DFT Restricted Shares

Under the merger agreement, at the effective time of the company merger, each DFT restricted share granted under a DFT equity plan that is outstanding as of immediately prior to the effective time of the company merger will vest and all restrictions thereupon will lapse, and each such DFT restricted share will be cancelled and converted into the right to receive 0.545 shares of DLR common stock in accordance with the merger agreement, subject to applicable withholding requirements.

The merger consideration payable to each holder of DFT restricted shares in respect of his or her restricted shares will be aggregated and rounded down to the nearest whole share of DLR common stock, and each such holder will be entitled to receive such number of whole shares of DLR common stock with any fractional shares being treated as described below. No fractional shares of DLR common stock will be issued, but instead each holder of DFT restricted shares converted pursuant to the merger agreement who would otherwise have been entitled to receive a fraction of a share of DLR common stock in respect of his or her DFT restricted shares will receive cash, without interest, in an amount equal to such fractional part of a share of DLR common stock multiplied by the volume weighted average price of DLR common stock for the 10 trading days immediately prior to the closing date.

DFT Performance Stock Units

Under the merger agreement, at the effective time of the company merger, DFT performance stock units that are outstanding as of immediately prior to the effective time of the company merger will vest at the greater of (i) the applicable target-level of performance or (ii) actual performance through the effective time of the company merger in accordance with the applicable award agreement, as determined by DFT in its sole discretion, and each such vested DFT performance stock unit will be cancelled and converted into the right to receive 0.545 shares of DLR common stock, subject to applicable withholding requirements.

The merger consideration payable to each holder of DFT performance stock units in respect of his or her performance stock units will be aggregated and rounded down to the nearest whole share of DLR common stock, and each such holder will be entitled to receive such number of whole shares of DLR common stock with any fractional shares being treated as described below. No fractional shares of DLR common stock will be issued, but instead each holder of DFT performance stock units converted pursuant to the merger agreement who would otherwise have been entitled to receive a fraction of a share of DLR common stock in respect of his or her DFT performance stock units will receive cash, without interest, in an amount equal to such fractional part of a share of DLR common stock multiplied by the volume weighted average price of DLR common stock for the 10 trading days immediately prior to the closing date.

DFT Stock Options

Under the merger agreement, at the effective time of the company merger, each DFT stock option granted under a DFT equity plan that is outstanding and unexercised as of immediately prior to the effective time of the company merger will be assumed by DLR and converted into a stock option (x) covering a number of shares of DLR common stock equal to the number of shares of DFT common stock subject to such DFT stock option immediately prior to the effective time of the company merger multiplied by the exchange ratio of 0.545, rounded down to the nearest whole share; and (y) with an exercise price per share of DLR common stock equal to the exercise price per share of such DFT stock option as of immediately prior to the effective time of the company merger, divided by the exchange ratio of 0.545, rounded up to the nearest whole cent. Each assumed option will be subject to substantially the same expiration and other terms and conditions applicable to the underlying DFT stock option as of immediately prior to the effective time of the company merger. As of August 7, 2017, there were no outstanding and unexercised DFT stock options.

Value of Outstanding DFT Equity Awards

The table below sets forth the number of shares of DFT common stock subject to restricted stock and performance stock unit awards held by DFT’s executive officers as of August 7, 2017, the aggregate values of such restricted stock and performance stock unit awards, and the number of shares of DLR common stock with respect to which such restricted stock and performance stock unit awards are expected to be converted in connection with the mergers. None of DFT’s non-employee directors hold any restricted stock, performance stock unit or stock option awards.

The amounts listed below are estimated based on an assumed closing date of August 7, 2017, the latest practicable date prior to the filing of this joint proxy statement/prospectus, and assumes a DFT stock price on such date equal to $63.07 per share, which is equal to the average closing price of DFT common stock over the first five business days following June 9, 2017. In addition, the amounts listed below reflect equity award holdings as of August 7, 2017, and assume that the unvested performance stock units will vest at the maximum level (i.e., 300% of target). However, the actual amounts, if any, to be received by a director, named executive officer or other executive officer will depend on the outstanding restricted shares and performance stock units held by such individuals as of the closing and the per share consideration payable in the mergers and, accordingly, may differ from the amounts set forth below.

	DFT Restricted Shares			DFT Performance Stock Units
	Number of Unvested DFT Restricted Shares (#)	Aggregate Value of Unvested DFT Restricted Shares ($)	Number of DLR Shares Issuable in respect of DFT Restricted Shares(1) (#)	Number of Unvested DFT Performance Stock Units (#)	Aggregate Value of Unvested DFT Performance Stock Units ($)	Number of DLR Shares Issuable in respect of DFT Performance Stock Units, at Maximum Vesting of 300%(1) (#)
Named Executive Officers
Lammot J. du Pont	—	—	—	—	—	—
Christopher P. Eldredge	61,646	3,888,013	33,597	95,791	18,124,615	156,618
Jeffrey H. Foster	11,000	693,770	5,995	39,610	7,494,608	64,763
Scott A. Davis	38,174	2,407,634	20,804	25,740	4,870,265	42,085
Richard A. Montfort, Jr	10,551	665,452	5,750	16,809	3,180,431	27,484
Other Executive Officers
Maria Kenny	8,096	510,615	4,412	22,444	4,246,629	36,697
James W. Armstrong	5,373	338,875	2,928	6,832	1,292,683	11,170

(1)	In addition to shares of DLR common stock, each such individual will be entitled to receive an amount in cash, in lieu of any fractional share of DLR common stock otherwise issuable to such executive officers and directors in respect of such DFT restricted shares or performance stock units (as applicable), equal to the fractional part of such share of DLR common stock multiplied by the volume weighted average price of DLR common stock during the ten trading days immediately prior to the effective time of the company merger.

For more information on the equity holdings of DFT’s directors and executive officers, see the table entitled “The Mergers—Security Ownership of DFT’s Directors and Executive Officers and Current Beneficial Owners” beginning on page 115.

Directors of DLR after the Mergers

Immediately following the effective time of the company merger, the board of directors of the Combined Company will be increased to 12 members, with the 10 current DLR directors, Laurence A. Chapman, Kathleen Earley, Kevin J. Kennedy, William G. LaPerch, Afshin Mohebbi, Mark R. Patterson, Mary Hogan Preusse, Dennis E. Singleton, A. William Stein and Robert H. Zerbst, continuing as directors of the Combined Company. In addition, the DFT designees, Michael A. Coke and John T. Roberts, Jr., will join the board of directors of the Combined Company, to serve until the next annual meeting of the stockholders of the Combined Company (and until their successors qualify and are duly elected). Each of Mr. Coke and Mr. Roberts is currently a member of the DFT Board. See “The Merger Agreement—Board of Directors, Partners and Officers of the Surviving Entities” on page 126 for more information.

Directors’ and Officers’ Insurance and Indemnification

In connection with the mergers, DFT’s directors and officers will receive certain insurance and indemnification under the merger agreement. For specific terms, see “The Merger Agreement—Covenants and Agreements—Directors’ and Officers’ Insurance and Indemnification” beginning on page 143.

Employment Agreements and Severance Agreements

DFT is a party to an employment agreement with Mr. Eldredge and severance agreements with each of Messrs. Davis, Foster, Montfort and Armstrong, and Ms. Kenny. Pursuant to such agreements, in the event the applicable executive’s employment is terminated by DFT without cause or by the executive for good reason, in each case within three months before or 12 months following a change in control, the executive will receive the following:

•	A lump sum payment equal to 24 months of his or her then-current annual base salary;

•	a lump sum payment equal to two times the average of the three most recent annual incentive payments to the executive (including any payment approved but not yet paid) under DFT’s short-term incentive compensation plan (or, if fewer than three such payments have been paid or approved for payment to the executive during his or her employment term, the highest annual incentive payment paid or approved for payment to the executive during his or her employment term);

•	a lump sum payment equal to the executive’s annual target bonus for the year of termination under DFT’s short-term incentive compensation plan, prorated to reflect the number of days that he or she was employed by DFT during such year; and

•	if the executive timely elects and remains eligible for continued coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), DFT will reimburse insurance premiums paid by the executive and his or her eligible dependents under DFT’s group health plan for the continuation of health care coverage under COBRA during the 12-month period (or 18-month period for Mr. Eldredge) after the date of termination, provided that DFT will be required to reimburse only up to the amount of premiums it was paying on behalf of the executive and his or her eligible dependents immediately prior to the date of termination (and provided that such reimbursements will cease if the executive becomes eligible for benefits under a group health plan of another employer).

Each executive’s receipt of the foregoing severance benefits is subject to his or her execution and non-revocation of a general release of claims, return of all DFT property, compliance with the cooperation and non-disparagement covenants under his or her employment agreement or severance agreement, as applicable, and compliance with the post-termination obligations under his or her non-disclosure, assignment and non-solicitation agreement with DFT (the “Non-Disclosure Agreement”). The Non-Disclosure Agreements contain restrictive covenants relating to the non-disclosure of DFT proprietary information, the assignment of inventions and other intellectual property, non-competition, which runs for one year following the executive’s termination of employment, and non-solicitation (of certain employees, tenants and prospective tenants), which runs for one year following the executive’s termination of employment.

Each employment agreement and severance agreement includes a Code Section 280G “best pay” cutback, such that if any payments or benefits that the executive is entitled to receive under the employment agreement or severance agreement, or otherwise, would constitute a “parachute payment” under Section 280G and would be subject to the excise tax imposed by Section 4999 of the Code, the aggregate payments and benefits will either be delivered in full or delivered in a lesser amount that would result in no portion of the aggregate payments and benefits being subject to the excise tax, whichever results in the receipt by the executive of the greatest amount of aggregate payments and benefits on an after-tax basis.

For purposes of Mr. Eldredge’s employment agreement, “cause” generally means, subject to certain notice and cure rights provided in the employment agreement, his (i) willful and continued failure to substantially perform his duties with DFT (other than any such failure resulting from incapacity due to physical or mental illness), (ii) commission of an act of fraud or dishonesty resulting in economic or financial injury to DFT or its subsidiaries or affiliates, (iii) conviction of a felony (other than a violation of traffic laws) or a crime involving moral turpitude, (iv) breach of any fiduciary duty owed to DFT which results in economic or other injury to DFT or its subsidiaries or affiliates, (v) gross misconduct in the performance of his duties under the employment agreement that results in economic or other injury DFT or its subsidiaries or affiliates, (vi) material breach of any of his other obligations under the employment agreement, (vii) violation of DFT’s Code of Business Conduct and Ethics, or (viii) refusal to follow or implement a clear, reasonable and legal directive of the DFT Board.

For purposes of the severance agreements, “cause” generally means, subject to certain notice and cure rights provided in the severance agreements, the executive’s (i) material breach of any covenant or condition under the severance agreement, (ii) conviction of a felony (other than a violation of traffic laws) or a crime involving moral turpitude, (iii) commission of any act constituting theft, fraud, embezzlement or misappropriation against DFT or one of its subsidiaries or affiliates, (iv) misconduct, immoral or disreputable conduct, or violation of DFT policy that materially, adversely impacts DFT, (v) violation of DFT’s Code of Business Conduct and Ethics, (vi) refusal to follow or implement a clear, reasonable and legal directive of DFT, (vii) breach of fiduciary duty, or (viii) gross negligence or gross incompetence in the performance of the executive’s duties.

For purposes of the employment agreement and severance agreements, “good reason” generally means, without the executive’s written consent and subject to certain notice and cure rights set forth in the applicable agreement, the occurrence of any of the following: (i) DFT’s assignment of any duties materially inconsistent with the executive’s position (including status, office, titles and reporting requirements) (for Mr. Eldredge only), (ii) the material diminution in the executive’s position (for Mr. Eldredge only), authority, duties or responsibilities, (iii) a relocation of more than 50 miles of the principal place where the executive is required to perform services or, for Mr. Eldredge only, the assignment of the executive to any place of employment other than DFT’s headquarters, (iv) other than for across-the-board reductions generally applicable to DFT’s senior executives, a greater than 5% reduction by DFT in either (A) the executive’s then-current annualized base salary or (B) the executive’s then-current target bonus opportunity, (v) the failure of DFT to obtain a written agreement from any successor to DFT to fully assume DFT’s obligations and to perform under the employment or severance agreement, or (vi) any other failure by DFT to perform any material obligation under, or breach by DFT of any material provision of, the employment or severance agreement.

See the section entitled “Proposals Submitted to DFT Stockholders—DFT Compensation Proposal” beginning on page 61 of this joint proxy statement/prospectus for an estimate of the severance payments and benefits that the NEOs may become entitled to receive upon a termination of an NEO’s employment by DFT without cause or by the NEO for good reason, in each case within three months before or 12 months following the closing of the mergers. Based on the assumptions described in such section, including the assumption that the closing date for the mergers will be August 7, 2017, the latest practicable date prior to the filing of this joint proxy statement/prospectus, the aggregate value of the severance payments and benefits that Ms. Kenny and Mr. Armstrong may become entitled to receive upon a termination of the executive’s employment by DFT without cause or by the executive for good reason, in each case within three months before or 12 months following the closing of the mergers, is set forth in the table below.

Name	Salary Severance ($)	Bonus Severance ($)	Pro Rata Bonus ($)	Health Benefits ($)	Total ($)
Maria Kenny	642,000	525,711	144,450	19,500	1,331,661
James W. Armstrong	494,000	320,097	74,100	19,500	907,697

2017 Short-Term Incentive Compensation Plan

The merger agreement provides that DLR will maintain DFT’s 2017 annual bonus plan and will pay to each continuing employee who was a participant in the plan immediately prior to the effective time of the company merger, including each of DFT’s executive officers, a 2017 award thereunder, in accordance with the terms of such plan, with such modifications to the performance objectives as DLR deems appropriate to reflect the mergers, subject to such continuing employee’s continued employment with DLR through December 31, 2017. The merger agreement further provides that each such continuing employee’s bonus payment in respect of calendar year 2017 will not be less than his or her target award opportunity as in effect on the date of the merger agreement. Each executive officer’s target award opportunity for calendar year 2017 is as follows:

Name	Target Award Opportunity
Christopher P. Eldredge	$750,000
Jeffrey H. Foster	$313,500
Scott A. Davis	$328,500
Richard A. Montfort	$269,250
Maria Kenny	$240,750
James W. Armstrong	$123,500

Security Ownership of DFT’s Directors and Executive Officers and Current Beneficial Owners

The following table sets forth certain information regarding the beneficial ownership, as of August 7, 2017, of shares of DFT common stock and shares of DFT common stock for which DFT OP common units are redeemable by (a) each of DFT’s named executive officers, (b) each of DFT’s directors, (c) DFT’s executive officers and directors as a group and (d) each person known to DFT to be the beneficial owner of more than five percent of shares of DFT common stock. As of August 7, 2017, 78,690,056 shares of DFT common stock and 90,279,435 DFT OP common units were outstanding, of which 11,589,379 DFT OP common units were held by limited partners excluding DFT. DFT OP common units are redeemable by the holder for cash or, at DFT’s election if the holder has elected to redeem his or her common units, shares of DFT common stock on a one-for-one basis. DFT is the sole general partner of DFT OP and, as of August 7, 2017, owned approximately 87.2% of the DFT OP common units, of which 0.9% are held as general partnership units. The DFT OP common units are not included in any of the calculations in the table below.

Each person named in the table has sole voting and investment power with respect to all of the shares of DFT common stock and DFT preferred stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. Unless otherwise indicated, the address of each named person is c/o DuPont Fabros Technology, Inc., 401 9th Street NW, Washington, DC 20004.

	Common Stock
Name of Beneficial Owner	Number of Shares of Common Stock and Operating Partnership Common Units Beneficially Owned		Percentage of All Shares of Common Stock(1)	Percentage of All Shares of Common Stock and Operating Partnership Common Units(2)
Lammot J. du Pont	3,397,809	(3)	4.1%	3.8%
Christopher P. Eldredge	66,490		0.1%	0.1%
Jeffrey H. Foster	23,509		0.0%	0.0%
Scott A. Davis	94,997		0.1%	0.1%
Richard A. Montfort, Jr.	42,399		0.1%	0.0%
Maria Kenny	140,909	(4)	0.2%	0.2%
James Armstrong	8,066		0.0%	0.0%
Brian D. Doricko	7,772	(5)	0.0%	0.0%
Michael A. Coke	28,258		0.0%	0.0%
Thomas D. Eckert	37,622		0.0%	0.0%
Frederic V. Malek	258,159	(6)	0.3%	0.3%
John T. Roberts, Jr.	22,721		0.0%	0.0%
Mary M. Styer	7,921		0.0%	0.0%
John H. Toole	40,371	(7)	0.1%	0.0%
All Directors and Executive Officers as a group (14 persons)	4,177,003		5.1%	4.6%
More than Five Percent Beneficial Owners
The Vanguard Group, Inc.	13,557,691	(8)	17.2%	15.0%
100 Vanguard Boulevard Malvern, PA 19355
Cohen & Steers, Inc.	9,205,513	(9)	11.7%	10.2%
280 Park Avenue, 10th Floor New York, NY 10017
BlackRock Inc.	6,826,812	(10)	8.7%	7.6%
55 East 52nd Street New York, NY 10055
Vanguard Specialized Funds-
Vanguard REIT Index Fund 100 Vanguard Boulevard Malvern, PA 19355	5,735,666	(11)	7.3%	6.4%

(1)	For purposes of this calculation, the number of common shares deemed outstanding includes (a) 78,690,056 shares of DFT common stock outstanding on August 7, 2017, and (b) the number of shares of DFT common stock issuable to the named person(s) upon redemption of DFT OP common units that he or she currently holds on a one-for-one basis.
(2)	For purposes of this calculation, the number of shares of DFT common stock and DFT OP common units deemed outstanding includes (a) 78,690,056 shares of DFT common stock outstanding on August 7, 2017, and (b) 11,589,379 DFT OP common units outstanding on August 7, 2017 held by limited partners excluding DFT. As of August 7, 2017, there were no outstanding and unexercised DFT stock options.
(3)

Represents (i) 119,489 shares of DFT common stock held directly by Mr. du Pont, (ii) 33,972 shares of DFT common stock that represent the pecuniary interest held by Mr. du Pont through an entity in which

Mr. du Pont has an ownership interest and of which he is an executive officer; (iii) 2,751,228 DFT OP common units held directly by Mr. du Pont or indirectly through a limited liability company of which Mr. du Pont is the sole member; and (iv) 493,120 DFT OP common units that represent the pecuniary interest held by Mr. du Pont through entities in which Mr. du Pont has an ownership interest and of which he is an executive officer or managing member. Mr. du Pont has pledged 1,250,000 DFT OP common units as collateral to secure a personal line of credit. An entity in which Mr. du Pont has a 29% ownership interest and of which he is an executive officer has pledged approximately 325,000 DFT OP common units to secure bank loans.
(4)	Represents (i) 60,909 shares of DFT common stock held directly by Ms. Kenny, (ii) 10,000 shares held indirectly by Ms. Kenny, and (iii) 70,000 DFT OP common units held indirectly by Ms. Kenny.
(5)	In March 2017, Mr. Doricko resigned from his position with DFT.
(6)	Represents (i) 101,775 shares of DFT common stock held directly by Mr. Malek, (ii) 9,799 DFT OP common units owned directly by Mr. Malek, and (iii) 146,585 DFT OP common units indirectly owned through trusts of which Mr. Malek’s children are the beneficiaries.
(7)	Represents (i) 11,455 shares of DFT common stock held directly by Mr. Toole, and (ii) 28,916 DFT OP common units held directly by Mr. Toole.
(8)	Based on information provided in a Schedule 13G/A filed on February 9, 2017, The Vanguard Group, Inc. has sole voting power with respect to 245,366 shares, sole dispositive power with respect to 13,324,609 shares, shared voting power with respect to 88,451 shares and shared dispositive power with respect to 233,082 shares.
(9)	Based on information provided in a Schedule 13G/A filed on February 14, 2017, (a) Cohen & Steers, Inc. has sole voting power with respect to 7,923,569 shares and sole dispositive power with respect to 9,205,513 shares; (b) Cohen & Steers Capital Management, Inc. beneficially owns 9,036,917 shares and has sole voting power with respect to 7,866,783 of such shares and sole dispositive power with respect to 9,036,917 shares; and (c) Cohen & Steers UK Limited beneficially owns 168,596 shares and has sole voting power with respect to 56,786 of such shares and sole dispositive power with respect to 168,596 shares. According to the Schedule 13G/A, Cohen & Steers, Inc. holds, directly and indirectly, 100% of the ownership interests in Cohen & Steers Capital Management, Inc.
(10)	Based on information provided in a Schedule 13G/A filed on January 23, 2017, BlackRock Inc. has sole voting power with respect to 6,557,350 shares and sole dispositive power with respect to 6,826,812 shares.
(11)	Based on information provided in a Schedule 13G/A filed on February 13, 2017, Vanguard Specialized Funds-Vanguard REIT Index Fund has sole voting power with respect to 5,735,666 shares.

Regulatory Approvals Required for the Mergers

DLR and DFT are not aware of any material federal or state regulatory requirements that must be complied with, or regulatory approvals that must be obtained, in connection with the mergers or the other transactions contemplated by the merger agreement.

U.S. Federal Income Tax Considerations

The following is a summary of the material U.S. federal income tax consequences of the company merger to U.S. holders and non-U.S. holders (each as defined below) of shares of DFT common stock and of the ownership and disposition of the Combined Company common stock received in the company merger.

This summary is for general information only and is not tax advice. The information in this summary is based on:

•	the Code;

•	current, temporary and proposed Treasury Regulations promulgated under the Code;

•	the legislative history of the Code;

•	administrative interpretations and practices of the IRS; and

•	court decisions;

in each case, as of the date of this joint proxy statement/prospectus. In addition, the administrative interpretations and practices of the IRS include its practices and policies as expressed in private letter rulings that are not binding on the IRS except with respect to the particular taxpayers who requested and received those rulings. Future legislation, Treasury Regulations, administrative interpretations and practices and/or court decisions may adversely affect the tax considerations contained in this summary. Any such change could apply retroactively to transactions preceding the date of the change. We have not requested and do not intend to request a ruling from the IRS regarding the federal income tax consequences of the company merger or the Combined Company’s qualification as a REIT, and the statements in this joint proxy statement/prospectus are not binding on the IRS or any court. Thus, we can provide no assurance that the tax considerations contained in this summary will not be challenged by the IRS or will be sustained by a court if challenged by the IRS. This summary does not discuss any state, local or non-U.S. tax consequences, or any tax consequences arising under any federal tax laws other than federal income tax laws.

This summary assumes you hold shares of DFT common stock and, following the company merger, shares of the Combined Company common stock as “capital assets” (generally, property held for investment within the meaning of Section 1221 of the Code). It does not address all U.S. federal income tax consequences that may be relevant to you in light of your particular circumstances. In addition, except where specifically noted, this discussion does not address the tax consequences relevant to persons subject to special rules, including, without limitation:

•	banks, insurance companies, and other financial institutions;

•	tax-exempt organizations or governmental organizations;

•	S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	persons who hold shares of DFT common stock (or, following the company merger, the Combined Company common stock) pursuant to the exercise of any employee stock option or otherwise as compensation;

•	persons subject to the alternative minimum tax;

•	regulated investment companies and REITs;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	broker, dealers or traders in securities;

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons holding shares of DFT common stock (or, following the company merger, the Combined Company common stock) as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	persons deemed to sell DFT common stock (or, following the company merger, the Combined Company common stock) under the constructive sale provisions of the Code; or

•	United States persons whose functional currency is not the U.S. dollar.

When we use the term “U.S. holder,” we mean a holder of shares of DFT common stock or, following the company merger, the Combined Company common stock who, for U.S. federal income tax purposes, is or is treated as:

•	an individual who is a citizen or resident of the United States;
•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust that (1) is subject to the primary supervision of a United States court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes.

If you are an individual, corporation, estate or trust that holds shares of DFT common stock or, following the company merger, the Combined Company common stock and you are not a U.S. holder, you are a “non-U.S. holder.”

If an entity treated as a partnership for U.S. federal income tax purposes holds shares of DFT common stock or, following the company merger, the Combined Company common stock, the tax treatment of a partner in the partnership generally will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding shares of DFT common stock or, following the company merger, the Combined Company common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. YOU SHOULD CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE COMPANY MERGER AND THE OWNERSHIP AND DISPOSITION OF THE COMBINED COMPANY COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Material U.S. Federal Income Tax Consequences of the Company Merger

It is a condition to the completion of the mergers that Latham & Watkins LLP (or other counsel reasonably acceptable to DLR) and Hogan Lovells US LLP (or other counsel reasonably acceptable to DFT) each render an opinion to its client to the effect that the company merger will constitute a reorganization within the meaning of Section 368(a) of the Code. Latham & Watkins LLP and Hogan Lovells US LLP are providing opinions to DLR and DFT, respectively, to the same effect in connection with the filing of this joint proxy statement/prospectus. Such opinions will be subject to customary exceptions, assumptions and qualifications, and will be based on representations made by DLR and DFT regarding factual matters (including those contained in the tax representation letters provided by DLR and DFT), and covenants undertaken by DLR and DFT. If any assumption or representation is inaccurate in any way, or any covenant is not complied with, the tax consequences of the company merger could differ from those described in the tax opinions and in this summary. These tax opinions represent the legal judgment of counsel rendering the opinion and are not binding on the IRS or the courts. No ruling from the IRS has been or is expected to be requested in connection with the company merger, and there can be no assurance that the IRS would not assert, or that a court would not sustain, a position contrary to the conclusions set forth in the tax opinions. If the condition relating to either tax opinion to be delivered at closing is waived, this joint proxy statement/prospectus will be amended and recirculated.

Provided the company merger is treated as a reorganization within the meaning of Section 368(a) of the Code, the U.S. federal income tax consequences of the company merger will be as follows:

•	DFT will not recognize any gain or loss as a result of the company merger.

•	A U.S. holder of DFT common stock will not recognize any gain or loss upon receipt of the Combined Company common stock in exchange for its DFT common stock in connection with the company merger, except with respect to cash received in lieu of any fractional share of the Combined Company common stock, as discussed below.

•	A U.S. holder will have an aggregate tax basis in the Combined Company common stock it receives in the company merger equal to the U.S. holder’s aggregate tax basis in its DFT common stock surrendered pursuant to the company merger, reduced by the portion of the U.S. holder’s tax basis in its DFT common stock surrendered in the company merger that is allocable to any fractional share of the Combined Company common stock. If a U.S. holder acquired any of its shares of DFT common stock at different prices and/or at different times, Treasury Regulations provide guidance on how such U.S. holder may allocate its tax basis to the Combined Company common stock received in the company merger. U.S. holders that hold multiple blocks of DFT common stock should consult their tax advisors regarding the proper allocation of their basis among the Combined Company common stock received in the company merger under these Treasury Regulations.

•	The holding period of the Combined Company common stock received by a U.S. holder in connection with the company merger will include the holding period of the DFT common stock surrendered in connection with the company merger.

•	Cash received by a U.S. holder in lieu of a fractional share of the Combined Company common stock in the company merger will be treated as if such fractional share had been issued in connection with the company merger and then redeemed by the Combined Company, and such U.S. holder generally will recognize capital gain or loss with respect to such cash payment, measured by the difference, if any, between the amount of cash received and the U.S. holder’s tax basis in such fractional share. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period in respect of such fractional share is greater than one year. Non-corporate U.S. shareholders are generally subject to tax on long-term capital gains at reduced rates under current law. The deductibility of capital losses is subject to limitations.

•	A non-U.S. holder of DFT common stock will not recognize any gain or loss upon receipt of the Combined Company common stock in exchange for its DFT common stock in connection with the company merger if (1) such non-U.S. holder has owned, actually or constructively, 10% or less of DFT’s outstanding common stock during the five-year period ending on the date of the company merger (or, if shorter, the period during which the non-U.S. holder held the stock) or (2) DFT is a “domestically controlled qualified investment entity.” A domestically controlled qualified investment entity includes a REIT in which, at all times during a specified testing period, less than 50% in value of its outstanding shares are held directly or indirectly by non-U.S. holders. Because DFT is publicly traded, it cannot be certain that it is domestically controlled. If DFT is not domestically controlled, a non-U.S. holder that owns or has owned more than 10% in value of DFT’s common stock will be subject to U.S. federal income tax on that holder’s gain in its DFT common stock unless (A) the Combined Company is not domestically-controlled, (B) either the Combined Company common stock is not regularly traded on an established securities market or, if such common stock is regularly traded on an established securities market, the non-U.S. holder receives more than 10% in value of the Combined Company common stock, and (C) the non-U.S. holder complies with certain U.S. return filing requirements, in which case only the gain attributable to fractional shares exchanged for cash would be subject to U.S. federal income tax. If a non-U.S. holder is subject to tax on its exchange of DFT common stock in the company merger, its gain will be measured by the excess of (i) the sum of the fair market value of the Combined Company common stock received in the exchange plus any cash received over (ii) the non-U.S. holder’s adjusted tax basis in its DFT common stock.

Certain Reporting Requirements

Under applicable Treasury Regulations, “significant holders” of DFT common stock generally will be required to comply with certain reporting requirements. A U.S. holder should be viewed as a “significant holder” if, immediately before the company merger, such holder held 5% or more, by vote or value, of the total outstanding DFT common stock. Significant holders generally will be required to file a statement with the holder’s U.S. federal income tax return for the taxable year that includes the Closing. That statement must set forth the holder’s tax basis in, and the fair market value of, the shares of DFT common stock surrendered pursuant to the company merger (both as determined immediately before the surrender of shares), the date of the company merger, and the name and employer identification number of DLR, DFT and REIT Merger Sub, and the holder will be required to retain permanent records of these facts. U.S. holders should consult their tax advisors as to whether they may be treated as a “significant holder.”

Backup Withholding

Certain holders of shares of DFT common stock may be subject to backup withholding with respect to any cash received in the mergers. Backup withholding generally will not apply, however, to a holder of shares of DFT common stock that furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on IRS Form W-9, or provides a properly completed IRS Form W-8BEN or W-8BEN-E, or is otherwise exempt from backup withholding and provides appropriate proof of the applicable exemption. Backup withholding is not an additional tax and any amounts withheld will be allowed as a refund or credit against the holder’s U.S. federal income tax liability, if any, provided that the holder timely furnishes the required information to the IRS.

Tax Opinions from Counsel Regarding REIT Qualification of DFT and DLR

It is a condition to the obligation of DLR to complete the company merger that DLR receive an opinion from Hogan Lovells US LLP (or other counsel to DFT reasonably acceptable to DLR) to the effect that, for all taxable years commencing with DFT’s taxable year ended December 31, 2007 through its taxable year which ends with the company merger, DFT has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code. The opinion of Hogan Lovells US LLP (or such other counsel) will be subject to customary exceptions, assumptions and qualifications, and be based on representations made by DFT and DLR regarding factual matters (including those contained in tax representation letters provided by DFT and DLR) relating to the organization and operation of DFT, the Combined Company, and their subsidiaries.

It is a condition to the obligation of DFT to complete the company merger that DFT receive an opinion from Latham & Watkins LLP (or other counsel to DLR reasonably acceptable to DFT) to the effect that, for all taxable years commencing with DLR’s taxable year ended December 31, 2004, DLR has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its past, current, and intended future organization and operations will permit DLR (as the Combined Company) to continue to qualify for taxation as a REIT under the Code for its taxable year that includes the company merger and subsequent taxable years. The opinion of Latham & Watkins LLP (or such other counsel) will be subject to customary exceptions, assumptions and qualifications, and be based on representations made by DLR and DFT regarding factual matters (including those contained in tax representation letters provided by DLR and DFT), and covenants undertaken by DLR, relating to the organization and operation of DLR, DFT, the Combined Company and their subsidiaries.

Neither of the opinions described above will be binding on the IRS or the courts. The Combined Company intends to continue to operate in a manner to qualify as a REIT following the company merger, but there is no guarantee that it will qualify or remain qualified as a REIT. Qualification and taxation as a REIT depends upon the ability of the Combined Company to meet, through actual annual (or, in some cases, quarterly) operating results, requirements relating to income, asset ownership, distribution levels and diversity of share ownership, and the various REIT qualification requirements imposed under the Code. Given the complex nature of the REIT qualification requirements, the ongoing importance of factual determinations and the possibility of future changes in the circumstances of the Combined Company, there can be no assurance that the actual operating results of the Combined Company will satisfy the requirements for taxation as a REIT under the Code for any particular taxable year.

Tax Liabilities and Attributes Inherited from DFT

If DFT failed to qualify as a REIT for any of its taxable years for which the applicable period for assessment had not expired, DFT would be liable for (and the Combined Company would be obligated to pay) U.S. federal income tax on its taxable income for such years at regular corporate rates, and, assuming the company merger qualified as a reorganization within the meaning of Section 368(a) of the Code, the Combined Company must distribute any earnings and profits of DFT by the close of the taxable year in which the company merger occurs and would be subject to tax on the built-in gain on each DFT asset existing at the time of the company merger if the Combined Company were to dispose of the DFT asset in a taxable transaction during the five-year period following the company merger. Such tax would be imposed at the highest regular corporate rate in effect as of the date of the sale. Moreover, even if DFT qualified as a REIT at all relevant times, the Combined Company similarly would be liable for other unpaid taxes (if any) of DFT (such as the 100% tax on gains from any sales treated as “prohibited transactions”). Furthermore, after the company merger the asset and gross income tests applicable to REITs will apply to all of the assets of the Combined Company, including the assets the Combined Company acquires from DFT, and to all of the gross income of the Combined Company, including the income derived from the assets the Combined Company acquires from DFT. As a result, the nature of the assets that the Combined Company acquires from DFT and the gross income the Combined Company derives from such assets will be taken into account in determining the qualification of the Combined Company as a REIT.

Qualification as a REIT requires DFT to satisfy numerous requirements, some on an annual and others on a quarterly basis, as described below with respect to DFT. There are only limited judicial and administrative interpretations of these requirements, and qualification as a REIT involves the determination of various factual matters and circumstances which were not entirely within the control of DFT.

Material U.S. Federal Income Tax Considerations Applicable to Holders of the Combined Company Common Stock

For a summary of the material U.S. federal income tax considerations applicable to holders of the Combined Company common stock regarding the ownership and disposition of the Combined Company common stock received in the company merger and the tax treatment of the Combined Company as a REIT, please read the discussion under the heading “United States Federal Income Tax Considerations” included in the Registration Statement on Form S-3 filed by DLR with the SEC on July 28, 2017.

Accounting Treatment

DLR prepares its financial statements in accordance with GAAP. The mergers will be accounted for by applying the acquisition method, which requires the identification of the acquirer, the determination of the acquisition date, the recognition and measurement, at fair value, of the identifiable assets acquired, liabilities assumed and any noncontrolling interest in the consolidated subsidiaries of the acquiree and recognition and measurement of goodwill or a gain from a bargain purchase.

Exchange of Shares in the Mergers

DLR will appoint American Stock Transfer & Trust Company as the exchange agent for the exchange of shares of DFT common stock for shares of DLR common stock and the payment of cash in lieu of any fractional shares of DLR common stock. As promptly as practicable after the effective time of the company merger, the exchange agent will send to each holder of record of shares of DFT common stock at the effective time of the company merger who holds shares of DFT common stock in certificated or book-entry form a letter of transmittal and instructions for effecting the exchange of DFT common stock certificates or book-entry shares for the merger consideration the holder is entitled to receive under the merger agreement. Upon surrender of stock certificates or book-entry shares for cancellation along with the executed letter of transmittal and other documents described in the instructions, a DFT stockholder will receive any whole shares of DLR common stock such holder is entitled to receive and cash in lieu of any fractional shares of DLR common stock such holder is entitled to receive. After the effective time of the company merger, DFT will not register any transfers of shares of DFT common stock.

DLR stockholders need not take any action with respect to their stock certificates or book-entry shares.

Dividends

The merger agreement permits DLR to continue to pay a regular quarterly distribution or distributions, in accordance with past practice at a quarterly rate not to exceed (i) $0.93 per share or unit of DLR common stock and DLR OP common units, (ii) $0.367188 per share of DLR Series G preferred stock, (iii) $0.460938 per share of DLR Series H preferred stock, and (iv) $0.396875 per share of DLR Series I preferred stock, and any distribution that is reasonably necessary to maintain its REIT qualification and/or to avoid the imposition of U.S. federal income or excise tax. The merger agreement permits DFT to pay a regular quarterly distribution or distributions, in accordance with past practice at a quarterly rate not to exceed $0.50 per share of DFT common stock and per unit of DFT OP common units and $0.4140625 per share of DFT Series C preferred stock, and any distribution that is reasonably necessary to maintain its REIT qualification and/or to avoid the imposition of U.S. federal income or excise tax. The timing of quarterly dividends will be coordinated by DLR and DFT so that if either DLR stockholders or DFT stockholders receive a dividend for any particular quarter prior to the closing date, the stockholders of the other entity will also receive a dividend for that quarter prior to the closing date. If DLR or DFT authorizes or pays dividends in excess of its permitted regular dividends, then the other party may authorize or pay dividends in an aggregate amount equal to such excess.

Listing of DLR Common Stock and DLR Series C Preferred Stock

It is a condition to each party’s obligation to complete the mergers that the shares of DLR common stock issuable in connection with the mergers be approved for listing on the NYSE, subject to official notice of issuance. DLR has agreed to use its reasonable best efforts to have the application for the listing of the DLR common stock and the DLR Series C preferred stock accepted by the NYSE as promptly as is practicable following submission of the NYSE listing application.

Delisting and Deregistration of DFT Common Stock and DFT Series C Preferred Stock

After the mergers are completed, the shares of DFT common stock and DFT Series C preferred stock currently listed on the NYSE will cease to be listed on the NYSE and will be deregistered under the Exchange Act.

Litigation Relating to the Mergers

Following the June 9, 2017 announcement that DLR and DFT had entered into the merger agreement, four purported stockholder class actions were filed in the United States District Court for the District of Columbia captioned: Scarantino v. DuPont Fabros Technology, Inc., et al., No. 1:17-cv-01428 (D.D.C.) (filed July 18, 2017); Canchola v. DuPont Fabros Technology, Inc., et al., No. 1:17-cv-01481 (D.D.C.) (filed July 24, 2017); Lawrence v. DuPont Fabros Technology, Inc., et al., No. 1:17-cv-01465 (D.D.C.) (filed July 24, 2017); and McCullough v. DuPont Fabros Technology, Inc., et al., No. 1:17-cv-01563 (D.D.C.) (filed August 2, 2017). All four complaints allege purported violations of the federal securities laws and name as defendants DFT and the members of the DFT Board. The Scarantino complaint also names as defendants DFT OP, DLR, DLR OP, REIT Merger Sub, OP Merger Sub, and Merger Sub GP. Plaintiffs in each of the four actions allege primarily that the disclosures regarding the proposed mergers in the Form S-4 Registration Statement filed with the SEC on July 10, 2017 were inadequate in violation of Section 14(a) and 20(a) of the Exchange Act, and Rule 14a-9. Plaintiffs seek to enjoin or rescind the mergers, or damages in the event the mergers are consummated, along with costs and attorneys’ fees. We believe that these claims are without merit, and intend to vigorously defend against them.

THE MERGER AGREEMENT

This section of this joint proxy statement/prospectus summarizes the material provisions of the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus and is incorporated herein by reference. As a stockholder, you are not a third party beneficiary of the merger agreement and therefore you may not directly enforce any of its terms and conditions.

This summary may not contain all of the information about the merger agreement that is important to you. DLR and DFT urge you to carefully read the full text of the merger agreement because it is the legal document that governs the mergers. The merger agreement is not intended to provide you with any factual information about DLR or DFT. In particular, the assertions embodied in the representations and warranties contained in the merger agreement (and summarized below) are qualified by information each of DLR and DFT filed with the SEC prior to the effective date of the merger agreement, as well as by certain disclosure letters each of the parties delivered to the other in connection with the signing of the merger agreement, which modify, qualify and create exceptions to the representations and warranties set forth in the merger agreement. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may apply contractual standards of materiality in a way that is different from what may be viewed as material by investors or that is different from standards of materiality generally applicable under the U.S. federal securities laws or may not be intended as statements of fact, but rather as a way of allocating risk among the parties to the merger agreement. The representations and warranties and other provisions of the merger agreement and the description of such provisions in this joint proxy statement/prospectus should not be read alone but instead should be read in conjunction with the other information contained in the reports, statements and filings that each of DLR and DFT files with the SEC and the other information in this joint proxy statement/prospectus. See “Where You Can Find More Information and Incorporation by Reference” beginning on page 192.

DLR and DFT acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, each of them is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this joint proxy statement/prospectus not misleading.

Form, Effective Time and Closing of the Mergers

The merger agreement provides for the combination of DLR and DFT through the merger of DFT with and into REIT Merger Sub, with REIT Merger Sub surviving the merger as the Surviving Entity upon the terms and subject to the conditions set forth in the merger agreement. The merger agreement also provides for the merger of OP Merger Sub with and into DFT OP, with DFT OP surviving the merger as the Surviving Partnership. DLR, REIT Merger Sub, DLR OP, Merger Sub GP, and OP Merger Sub are collectively referred to as the DLR parties, and DFT and DFT OP are collectively referred to herein as the DFT parties.

On the closing date of the mergers, the DFT parties and the DLR parties will cause the articles of merger with respect to the partnership merger (the “articles of partnership merger”) to be duly executed, filed with and accepted for record by the State Department of Assessments and Taxation of the State of Maryland (the “SDAT”). The partnership merger will become effective when the articles of partnership merger are accepted for record by the SDAT or on such other date and time agreed to by DLR and DFT (not to exceed five business days after the articles of partnership merger are accepted for record by the SDAT) and specified in the articles of partnership merger. On the closing date of the mergers and immediately after filing the articles of partnership merger, DFT and REIT Merger Sub will cause the articles of merger with respect to the company merger (the “articles of merger”) to be duly executed, filed with and accepted for record by the SDAT. The company merger will become effective when the articles of merger are accepted for record by the SDAT or on such other date and time agreed to by DFT and REIT Merger Sub (not to exceed five business days after the articles of merger are accepted for record by the SDAT) and specified in the articles of merger.

The merger agreement provides that the closing of the mergers will take place at 6:00 a.m., Los Angeles time, at the Los Angeles office of Latham & Watkins LLP on the second business day following the date on which the last of the conditions to closing of the mergers (described below under “—Conditions to Completion of the Mergers”) have been satisfied or waived (other than the conditions that by their nature are to be satisfied at the closing of the mergers, but subject to the satisfaction or waiver of those conditions), or at another date or place to be agreed to by DLR and DFT in writing.

Governing Documents

Prior to the effective time of the company merger, DLR will supplement its charter to include articles supplementary in the form attached as Annex B to this joint proxy statement/prospectus, relating to the 6.625% Series C Cumulative Redeemable Perpetual Preferred Stock, par value $0.01 per share, of DLR, which we refer to as the DLR Series C preferred stock. At the effective time of the company merger, the charter of DLR, as so supplemented, will be the charter of DLR, until thereafter amended subject to the provisions under the merger agreement regarding directors’ and officers’ insurance and indemnification (see “—Covenants and Agreements—Directors’ and Officers’ Insurance and Indemnification” beginning on page 143 for more information).

At the effective time of the company merger, the articles of organization of REIT Merger Sub as in effect immediately prior to such effective time will become the articles of organization of the Surviving Entity. The limited liability agreement of REIT Merger Sub, as in effect immediately prior to the effective time of the company merger, will, if necessary, be amended and restated in its entirety to read in the form attached as Annex G to this joint proxy statement/prospectus, which is incorporated herein by reference, until thereafter amended subject to provisions under the merger agreement regarding directors’ and officers’ insurance and indemnification (see “—Covenants and Agreements—Directors’ and Officers’ Insurance and Indemnification” beginning on page 143 for more information).

At the effective time of the partnership merger, the Fourteenth Amended and Restated Agreement of Limited Partnership of DLR OP, dated as of October 13, 2015 (the “DLR OP partnership agreement”), will be amended and restated in its entirety substantially in the form attached as Annex H to this joint proxy statement/prospectus, which we refer to as the “post-effective amended and restated partnership agreement” and is incorporated herein by reference.

Further, at the effective time of the partnership merger, the Amended and Restated Agreement of Limited Partnership of DFT OP, dated as of October 24, 2007, as amended, modified or supplemented (the “DFT OP partnership agreement”), as in effect immediately prior to such effective time, will be amended and restated in its entirety in the form attached as Annex I to this joint proxy statement/prospectus, which is incorporated herein by reference, and become the partnership agreement of the Surviving Partnership.

Board of Directors, Partners and Officers of the Surviving Entities

As of the effective time of the company merger, the DLR Board will be comprised of (i) the members of the DLR Board as of immediately prior to such effective time and (ii) two individuals designated by the DFT Board prior to the closing of the mergers; provided that such individuals must be reasonably acceptable to the Nominating and Corporate Governance Committee of the DLR Board. The officers of DLR immediately prior to the effective time of the company merger will remain the officers of DLR as of such effective time. See “Directors and Management of the Combined Company After the Mergers” on page 158 for more information.

As of the effective time of the partnership merger, the officers of OP Merger Sub immediately prior to such effective time will become the officers of the Surviving Partnership. Merger Sub GP, a wholly owned subsidiary of DLR OP, will become the general partner of the Surviving Partnership, and DLR OP will become the limited partner of the Surviving Partnership as of such effective time.

Merger Consideration; Effects of the Mergers

Merger Consideration

At the effective time of the company merger and by virtue of the company merger, each outstanding share of DFT common stock (including the DFT restricted shares granted under the DFT equity plans to be treated as described below in “—Treatment of DFT Equity Awards—DFT Restricted Shares”) will be cancelled and converted into the right to receive the merger consideration of 0.545 shares of DLR common stock. The merger consideration payable to each holder of DFT common stock will be aggregated and rounded down to the nearest whole share, and each such holder will be entitled to receive such number of whole shares of DLR common stock with any fractional shares being treated as described below. No fractional shares of DLR common stock will be issued, but instead each holder of shares of DFT common stock converted pursuant to the company merger who would otherwise have been entitled to receive a fraction of a share of DLR common stock, will receive cash, without interest, in an amount equal to such fractional part of a share of DLR common stock multiplied by the volume weighted average price of DLR common stock for the 10 trading days immediately prior to the closing date.

Preferred Merger Consideration

Each share of DFT Series C preferred stock will be cancelled and converted into the right to receive the consideration of one validly issued, fully paid and nonassessable share of DLR Series C preferred stock, which we refer to as the preferred merger consideration. The DLR Series C preferred stock will have substantially similar rights, privileges and preferences as the DFT Series C preferred stock, and the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption and other rights and restrictions of DLR Series C preferred stock are as set forth in the articles supplementary to DLR’s charter in the form attached as Annex B to this joint proxy statement/prospectus.

Prior to the effective time of the company merger, DFT will deposit with an agent, for payment to holders of DFT Series C preferred stock prior to such time, an amount in cash equal to the aggregate of any accrued but unpaid dividend or distribution in respect of the DFT Series C preferred stock to, but not including, the closing date.

Procedures for Surrendering Shares of DFT Common Stock and DFT Series C Preferred Stock

The cancellation and conversion of shares of DFT common stock and DFT Series C preferred stock, as applicable, into the right to receive the merger consideration or the preferred merger consideration, respectively, will occur automatically at the effective time of the company merger. In accordance with the merger agreement, DLR will appoint American Stock Transfer & Trust Company as the exchange agent to handle the payment and delivery of the merger consideration, the preferred merger consideration, and the cash payments to be delivered in lieu of fractional shares. Prior to the effective time of the company merger, DLR will deliver to the exchange agent (i) evidence of the DLR common stock and DLR Series C preferred stock in book-entry form equal to the aggregate merger consideration and aggregate preferred merger consideration, respectively, and (ii) cash in immediately available funds in an amount sufficient to pay for any fractional shares. Not later than five business days after the effective time of the company merger, DLR will cause the exchange agent to mail (and make available for collection by hand) to each record holder of shares of DFT common stock or DFT Series C preferred stock, a letter of transmittal and instructions explaining how to surrender stock certificates or non-certified shares represented by book-entry (the “book-entry shares”) of DFT common stock or DFT Series C preferred stock, as applicable, to the exchange agent.

Each holder of DFT common stock or DFT Series C preferred stock that surrenders its stock certificate to the exchange agent together with a duly completed letter of transmittal, and each holder of DFT common stock or DFT Series C preferred stock that holds book-entry shares of such stock, will receive the merger consideration or preferred merger consideration, as applicable, due to such stockholder (including cash in lieu of any fractional shares). After the effective time of the company merger, each stock certificate or book-entry share that previously represented shares of DFT common stock or DFT Series C preferred stock will only represent the right to receive the merger consideration or preferred merger consideration into which those shares of DFT common stock or DFT preferred stock have been converted, as applicable.

Partnership Merger Consideration

Each DFT OP common unit issued and outstanding immediately prior to the effective time of the partnership merger will be converted into the right to receive the consideration 0.545 validly issued DLR OP common units, which we refer to as the partnership merger consideration; provided that in lieu of receiving DLR OP common units in the partnership merger, each limited partner (excluding DFT) of DFT OP (each a “minority limited partner”) will have the right to elect to receive a number of shares of DLR common stock equal to the number of DFT OP common units held by such limited partner immediately prior to the effective time of the partnership merger multiplied by the exchange ratio of 0.545. Any minority limited partner making such election will be deemed to have elected to redeem its DFT OP common units pursuant to Section 8.6 of the DFT OP partnership agreement, effective immediately prior to the effective time of the partnership merger and will be treated as having received in exchange for its partnership units an equal number of shares of DFT common stock as of such time. Such shares of DFT common stock deemed to be issued upon any such redemption will be subject to the same exchange procedures as all other shares of DFT common stock as described above.

Each DFT OP Series C preferred partnership unit will be converted into one validly issued DLR OP Series C preferred partnership unit in connection with the partnership merger. As of the record date, DFT is the only holder of DFT OP Series C preferred partnership units.

No fractional DLR OP common units or fractional shares of DLR common stock will be issued in connection with the partnership merger. DLR OP common units or shares of DLR common stock (as applicable) issuable to each DFT OP unitholder will be rounded down to the nearest whole unit or share (as applicable). Each such holder who would otherwise have been entitled to receive a fraction of DLR OP common units or shares of DLR common stock (as applicable) will be entitled to receive cash, without interest, in an amount equal to such fractional part of DLR OP common units or shares of DLR common stock (as applicable) multiplied by the volume weighted average price of DLR common stock for the 10 trading days immediately prior to the closing date. Each new holder of DLR OP common units and/or DLR OP Series C preferred partnership units will be admitted as a limited partner of DLR OP in accordance with the terms of the post-effective amended and restated partnership agreement following the effective time of the partnership merger.

Adjustment to Merger Consideration

The merger consideration, partnership merger consideration, exchange ratio and other dependent items will be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into DFT common stock, DFT OP common units, DLR common stock, or DLR OP common units, as applicable), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of shares of DFT common stock, DFT OP common units, DLR common stock, or DLR OP common units outstanding after the date of the merger agreement and prior to the effective time of the company merger and effective time of the partnership merger, as applicable, so as to provide the holders of DFT common stock and DFT OP common units with the same economic effect as contemplated by the merger agreement prior to such event and as so adjusted will, from and after the date of such event, be the merger consideration, partnership merger consideration, exchange ratio or other dependent items.

Treatment of DFT Equity Awards

For more information regarding valuation of DFT equity awards, see “The Mergers—Interests of DFT’s Directors and Executive Officers in the Mergers—Treatment of DFT Equity Awards” beginning on page 110.

DFT Restricted Shares

Under the merger agreement, at the effective time of the company merger, each restricted DFT share granted under a DFT equity plan that is outstanding as of immediately prior to the effective time of the company merger will vest and all restrictions thereupon will lapse, and each such DFT restricted share will be cancelled and converted into the right to receive 0.545 shares of DLR common stock in accordance with the merger agreement, subject to applicable withholding requirements.

The merger consideration payable to each holder of DFT restricted shares in respect of his or her restricted shares will be aggregated and rounded down to the nearest whole share of DLR common stock, and each such holder will be entitled to receive such number of whole shares of DLR common stock with any fractional shares being treated as described below. No fractional shares of DLR common stock will be issued, but instead each holder of DFT restricted shares converted pursuant to the merger agreement who would otherwise have been entitled to receive a fraction of a share of DLR common stock in respect of his or her DFT restricted shares will receive cash, without interest, in an amount equal to such fractional part of a share of DLR common stock multiplied by the volume weighted average price of DLR common stock for the 10 trading days immediately prior to the closing date.

DFT Performance Stock Units

Under the merger agreement, at the effective time of the company merger, DFT performance stock units granted under a DFT equity plan that are outstanding as of immediately prior to the effective time of the company merger will vest at the greater of (i) the applicable target-level of performance or (ii) actual performance through the effective time of the company merger in accordance with the applicable award agreement, as determined by DFT in its sole discretion, and each such vested DFT performance stock unit will be cancelled and converted into the right to receive 0.545 shares of DLR common stock, subject to applicable withholding requirements.

The merger consideration payable to each holder of DFT performance stock units in respect of his or her performance stock units will be aggregated and rounded down to the nearest whole share of DLR common stock, and each such holder will be entitled to receive such number of whole shares of DLR common stock with any fractional shares being treated as described below. No fractional shares of DLR common stock will be issued, but instead each holder of DFT performance stock units converted pursuant to the merger agreement who would otherwise have been entitled to receive a fraction of a share of DLR common stock in respect of his or her DFT performance stock units will receive cash, without interest, in an amount equal to such fractional part of a share of DLR common stock multiplied by the volume weighted average price of DLR common stock for the 10 trading days immediately prior to the closing date.

DFT Stock Options

Under the merger agreement, at the effective time of the company merger, each DFT stock option granted under a DFT equity plan that is outstanding and unexercised as of immediately prior to the effective time of the company merger will be assumed by DLR and converted into a stock option (x) covering a number of shares of DLR common stock equal to the number of shares of DFT common stock subject to such DFT stock option immediately prior to the effective time of the company merger multiplied by the exchange ratio of 0.545, rounded down to the nearest whole share; and (y) with an exercise price per share of DLR common stock equal to the exercise price per share of such DFT stock option as of immediately prior to the effective time of the company merger, divided by the exchange ratio of 0.545, rounded up to the nearest whole cent. Each assumed option will be subject to substantially the same expiration and other terms and conditions applicable to the underlying DFT stock option as of immediately prior to the effective time of the company merger. As of August 7, 2017, there were no outstanding and unexercised DFT stock options.

Withholding

All payments under the merger agreement will be paid without interest and subject to applicable withholding requirements.

Appraisal Rights

No dissenters’ or appraisal rights will be available to holders of DFT common stock, DFT Series C preferred stock, DFT OP common units, or DFT OP Series C preferred partnership units, as applicable, with respect to the company merger, the partnership merger, or the other transactions contemplated by the merger agreement.

Representations and Warranties

The merger agreement contains a number of representations and warranties made by the DLR parties, on the one hand, and the DFT parties, on the other hand. The representations and warranties were made by the parties as of the date of the merger agreement and are brought down at closing for purposes of determining whether the conditions to closing are satisfied, but do not survive the effective time of the company merger. Certain of these representations and warranties are subject to specified exceptions and qualifications contained in the merger agreement and qualified by information with respect to each of DLR and DFT filed with the SEC prior to the date of the merger agreement and in the disclosure letters delivered in connection with the merger agreement.

Representations and Warranties of the DFT parties

The merger agreement includes representations and warranties by the DFT parties relating to, among other things:

•	organization, valid existence, good standing and qualification to conduct business, and subsidiaries;

•	capitalization;

•	due authorization, execution, delivery and validity of the merger agreement;

•	board approval;

•	absence of any conflict with or violation of organizational documents or applicable laws, and the absence of any violation or breach of, or default or consent requirements under, certain agreements;

•	SEC documents and financial statements;

•	internal controls, compliance with the Sarbanes-Oxley Act and the absence of improper payments;

•	absence of certain changes since January 1, 2017;

•	absence of undisclosed liabilities;

•	litigation;

•	employee benefit plans;

•	labor and employment matters;

•	tax matters, including qualification as a REIT;

•	material contracts;

•	inapplicability of the Investment Company Act of 1940, as amended;

•	environmental matters;

•	intellectual property;

•	compliance with laws and permits;

•	real properties;

•	information in the Form S-4 registration statement and this joint proxy statement/prospectus;

•	receipt of opinion from Goldman Sachs;

•	insurance;

•	related party transactions;

•	lack of mortgage backed securities;

•	lack of mortgage loans;

•	broker’s, investment banker’s, financial advisor’s or other similar fees;

•	exemption of the mergers from anti-takeover statutes;

•	absence of dissenters’, appraisal or similar rights in connection with the mergers;

•	required stockholder vote in connection with the mergers; and

•	transaction expenses.

Representations and Warranties of the DLR Parties

The merger agreement includes representations and warranties by the DLR parties relating to, among other things:

•	organization, valid existence, good standing and qualification to conduct business, and subsidiaries;

•	capitalization;

•	due authorization, execution, delivery and validity of the merger agreement;

•	board approval;

•	absence of any conflict with or violation of organizational documents or applicable laws, and the absence of any violation or breach of, or default or consent requirements under, certain agreements;

•	SEC filings and financial statements;

•	internal controls, compliance with the Sarbanes-Oxley Act and the absence of improper payments;

•	absence of certain changes since January 1, 2017;

•	absence of undisclosed liabilities;

•	litigation;

•	employee benefit plans;

•	labor and employment matters;

•	tax matters, including qualification as a REIT;

•	material contracts;

•	inapplicability of the Investment Company Act of 1940, as amended;

•	environmental matters;

•	intellectual property;

•	compliance with laws and permits;

•	real properties;

•	information in the Form S-4 registration statement and this joint proxy statement/prospectus;

•	receipt of opinions from BofA Merrill Lynch and Citi;

•	insurance;

•	ownership of DFT common stock;

•	broker’s, investment banker’s, financial advisor’s or other similar fees;

•	required stockholder vote in connection with the mergers;

•	related party transactions;

•	financing related to the mergers; and

•	operations of REIT Merger Sub, Merger Sub GP and OP Merger Sub.

Definition of “Material Adverse Effect”

Many of the representations of the DLR parties and the DFT parties are qualified by a “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, has had, or would reasonably be expected to have a material adverse effect). For the purposes of the merger agreement, “material adverse effect” means any change, effect, development, circumstance, condition, state of facts, event or occurrence (the “Effect”) that has or could reasonably be expected to have (i) a material adverse effect on the condition (financial or otherwise), business, properties, assets, liabilities or results of operations of DLR and its subsidiaries, taken as a whole, or DFT and its subsidiaries, taken as a whole, as applicable, or (ii) a material adverse effect on the ability of DLR or DLR OP, or DFT or DFT OP, as applicable, to consummate the mergers. However, with respect to clause (i) above, no Effects resulting or arising from the following will be deemed to constitute a material adverse effect or will be taken into account when determining whether a material adverse effect has occurred or is reasonably likely to exist or occur:

•	any changes after the date of the merger agreement in general United States or global economic conditions ;

•	any changes after the date of the merger agreement to the industry or industries in which DLR and its subsidiaries, or DFT and its subsidiaries, as applicable, operate;

•	any changes after the date of the merger agreement in GAAP (or any interpretation thereof in accordance with the Financial Accounting Standards Board Statements of Financial Accounting Standards and Interpretations);

•	any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any applicable law of or by any governmental entity after the date of the merger agreement;

•	any actions taken, or the failure to take any action, if such action or such failure to take action is at the written request or with the prior written consent of the other party;

•	any Effect attributable to the negotiation, execution or announcement of the merger agreement and the transactions contemplated thereby (including the mergers), including any litigation arising therefrom (provided, that this clause will be disregarded for purposes of any representations and warranties of the DFT parties set forth in the merger agreement relating to (i) absence of any conflict with or violation of organizational documents or applicable laws, and the absence of any violation or breach of, or default or consent requirements under, certain agreements and (ii) to the extent related thereto, accuracy of certain representations and warranties of the DFT parties as a closing condition for the benefit of the DLR parties) (see “—Conditions to Completion of the Mergers—Additional Closing Conditions for the Benefit of DLR” beginning on page 149 for more information”);

•	any failure by DLR or DFT to meet any internal or published projections, estimates or expectations of DLR’s or DFT’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, as applicable, or any failure by DLR or DFT to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself, as applicable;

•	any Effects after the date of the merger agreement arising out of changes in geopolitical conditions, acts of terrorism or sabotage, the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions or other force majeure events, including any material worsening of such conditions threatened or existing as of the date of the merger agreement; and

•	any reduction in the credit rating of DLR or its subsidiaries, in and of itself, or DFT or its subsidiaries, in and of itself, as applicable;

except to the extent, (a) in the case of the first, second, third, fourth and eighth bullet points above, that such circumstances do not disproportionately have a greater adverse impact on DLR and its subsidiaries, taken as a whole, or DFT and its subsidiaries, taken as a whole, as applicable, relative to other similarly situated participants in the industries in which such entities operate generally and (b) in the case of the seventh and ninth bullet points above, the facts or occurrences giving rise or contributing to such circumstances that are not otherwise excluded from the definition of “material adverse effect” may be taken into account.

Covenants and Agreements

Conduct of Business of DFT Pending the Mergers

DFT has agreed to certain restrictions on itself and its subsidiaries until the earlier of the effective time of the company merger or the valid termination of the merger agreement. In general, except with DLR’s prior written approval (which consent will not be unreasonably withheld, delayed or conditioned), or as otherwise expressly required or permitted by the merger agreement, or required by law, DFT has agreed that it will, and will cause each of its subsidiaries to, conduct its business in all material respects in the ordinary course of business consistent with past practice, and use its reasonable best efforts to maintain in all material respects its assets and properties in their current condition (ordinary wear and tear excepted), preserve its business organizations intact in all material respects, and maintain existing relations and goodwill with governmental entities, alliances, customers, lenders, tenants and business associates in all material respects. Without limiting the foregoing, DFT has also agreed that, except with DLR’s prior written approval (which consent will not be unreasonably withheld, delayed or conditioned), or as otherwise required by the merger agreement, or required by law, it will not, and it will not permit any of its subsidiaries to (subject to certain exceptions, including certain items previously disclosed to DLR), directly or indirectly:

•	amend its charter, bylaws or equivalent organizational documents;

•	adjust, split, combine, subdivide or reclassify any shares of capital stock of DFT or any of its subsidiary;

•

authorize, declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of DFT or any DFT subsidiary or other equity securities or ownership interests in DFT or any DFT subsidiary, except for (A) the authorization and payment of regular quarterly dividends not to exceed a quarterly rate of $0.50 per share or unit of DFT common stock and DFT OP common units and $0.4140625 per share of DFT Series C preferred stock (it being agreed that (i) the time of any such quarterly dividends will be coordinated so that if either the holders of DFT common stock or holders of DLR common stock receive a dividend for a particular quarter prior to the closing date, then the holders of DLR common stock and holders of DFT common stock, respectively, will receive a dividend for such quarter prior to the closing date, and (ii) if DLR authorizes or pays dividends in excess of its permitted dividends as described below, then DFT may authorize or pay dividends in an aggregate amount equal to such excess), (B) the declaration and payment of dividends or other distributions to DFT or any DFT subsidiary by any directly or indirectly wholly owned DFT subsidiary and (C) dividends or other distributions by any DFT subsidiary that is not wholly owned, directly or indirectly, by DFT, in accordance with the terms of the organizational documents of such DFT subsidiary;

•	redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, directly or indirectly, any capital stock or other DFT equity interests, except from (i) the withholding of shares of DFT common stock to satisfy tax withholding obligations with respect to DFT equity awards, or the surrender of shares of DFT common stock to satisfy the exercise price of DFT stock options, or (ii) with respect to the redemption or exchange of any partnership units of DFT OP in accordance with the terms of the DFT OP partnership agreement;

•	grant any person any DFT equity awards or any right or option to acquire any capital stock or other DFT equity interests, other than grants of DFT equity awards to newly hired or engaged officers, employees, consultants, managers or directors of DFT or its subsidiaries in the ordinary course of business consistent with past practice;

•	issue, deliver or sell any additional capital stock or other DFT equity interests;

•	enter into any contract with respect to the sale, voting, registration or repurchase of any capital stock or other DFT equity interests;

•	acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real property, personal property (other than personal property at a total cost of less than $5,000,000 in the aggregate), corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof;

•	sell, pledge, assign, transfer dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets, except for (i) pledges and encumbrances on property and assets in the ordinary course of business consistent with past practices and that would constitute permitted liens, and (ii) with respect to property or assets with a value of less than $5,000,000 in the aggregate;

•	incur, create, assume, refinance, replace or prepay any indebtedness for borrowed money or issue or amend the terms of any debt securities or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the indebtedness of any other person (other than DFT OP or a DFT subsidiary), except for (i) indebtedness under DFT’s existing credit facility for working capital purposes in the ordinary course of business consistent with past practice or (ii) refinancing of existing indebtedness of DFT or its subsidiaries to the extent the aggregate principal amount of such indebtedness is not increased as a result thereof;

•	make any loans, advances or capital contributions to, or investments in, any other person or entity (including to any of its officers, directors, affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, except by DFT, DFT OP or a DFT subsidiary that is wholly owned by DFT or DFT OP to DFT, DFT OP or a DFT subsidiary that is wholly owned by DFT or DFT OP, and loans or advances made to non-affiliate tenants in the ordinary course of business consistent with past practice;

•	enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any DFT material contract (or any contract that, if existing as of the date of the merger agreement, would be a DFT material contract), except any termination or renewal that occurs automatically under existing material contracts, the entry into modifications, amendments of, or waiver or consents under, any mortgage or related agreement required or necessitated by the merger agreement or the transactions contemplated by the merger agreement;

•	modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, or enter into any lease expansion with respect to, any material DFT lease;

•	enter into or renew any DFT lease;

•	enter into any new DFT property lease, or amend, modify, renew, extend, surrender or terminate any DFT property lease (except for any renewal or extension right exercised in accordance with the existing terms of a DFT property lease);

•	make application to any governmental entity for any change in the zoning, approved site plan, special use permit, planned development approval or other land use entitlement, affecting any DFT real property; or settle any insurance claims in excess of $5,000,000 or agree to any material condemnation or payment of material condemnation proceeds;

•	waive, release, assign, commence, settle or compromise any pending or threatened legal proceeding (i) of or against DFT or any of its subsidiaries or (ii) involving any present, former or purported holder or group of holders of DFT common stock to the extent it requires payment by DFT of an amount in excess of $1,000,000 in the aggregate, entails the incurrence of any obligation or liability of DFT in excess of such amount, or imposes any non-monetary relief; provided that DFT or any of its subsidiaries may waive, release, assign, commence, settle or compromise any property tax appeals or legal proceedings against any tenants under company leases in the ordinary course of business consistent with past practice and where the requested relief does not exceed $1,000,000;

•	(i) hire or engage any employee or consultant, other than the hiring or engagement of employees below the level of director or consultants, in each case, in the ordinary course of business consistent with past practice to replace employees and consultants whose service with DFT or any DFT subsidiary terminates prior to the closing of the mergers or to fill a vacant position previously disclosed to DLR, (ii) materially increase the amount, rate or terms of compensation or benefits of any officer or director of DFT or any DFT subsidiary, (iii) accelerate the vesting or payment of any compensation or benefits under any DFT benefit plan except as required by the terms of any DFT benefit plan as in effect on the date of the merger agreement, (iv) enter into, adopt, amend or terminate any DFT benefit plan, except as required by law, or (v) take any action to fund or in any other way secure the payment of compensation or benefits under any DFT benefit plan, other than as required by law or the terms of any DFT benefit plan as in effect on the date of the merger agreement;

•	make any material change to its methods of accounting in effect at December 31, 2016, except as required by a change in GAAP or applicable law or make any change, other than in the ordinary course of business consistent with past practice, with respect to accounting policies, unless required by GAAP or the SEC;

•	enter into any new line of business;

•	knowingly take any action, or knowingly fail to take any action, which action or failure would reasonably be expected to cause: (i) DFT to fail to qualify as a REIT; or (ii) any DFT subsidiary to cease to be treated as any of (a) a partnership or disregarded entity for United States federal income tax purposes or (b) a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

•	(i) enter into any tax protection agreement, (ii) make, change or rescind any material election relating to taxes, (iii) change a material method of tax accounting, (iv) file or amend any material tax return, except as permitted in the merger agreement, (v) settle or compromise any material federal, state, local or foreign tax liability, audit, claim or assessment, (vi) enter into any closing agreement related to material taxes, (vii) knowingly surrender any right to claim any material tax refund, or (viii) give or request any waiver of a statute of limitation with respect to any tax return, except in each case (a) if required by law or (b) if necessary (1) to preserve DFT’s qualification as a REIT under the Code or (2) to qualify or preserve the status of any DFT subsidiary as a disregarded entity or partnership for United States federal income tax purposes or as a REIT, qualified REIT subsidiary or a taxable REIT subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

•	adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization;

•	amend or modify the engagement letters entered into with Goldman Sachs, in a manner adverse to DFT, any DFT subsidiary or DLR, or engage other financial advisers in connection with the transactions contemplated by the merger agreement;

•	make or commit to make any capital expenditures in excess of $1,000,000 individually or $5,000,000 in the aggregate, except as set forth in the individual property budgets for each DFT property made available to DLR prior to the date of the merger agreement;

•	enter into, amend, modify or terminate, or grant any waiver under any DFT related party agreement;

•	take any action under DFT’s governing documents or otherwise that would give dissenters’, appraisal or similar rights to the holders of DFT common stock with respect to the mergers or the other transactions contemplated by the merger agreement;

•	take or commit to take any action that will result in adjustment to the conversion factor (as defined in the DFT OP partnership agreement) prior to the effective time of the partnership merger;

•	incur or pay transaction expenses in amounts greater than an amount previously disclosed to DLR; or

•	authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

However, nothing in the merger agreement prohibits DFT from taking any action that, in the reasonable judgment of DFT, upon advice of counsel, is reasonably necessary for DFT to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the effective time of the company merger or to avoid incurring entity level income or exercise taxes under the Code, including making dividend or other distribution payments to the DFT stockholders.

Conduct of Business of DLR Pending the Mergers

DLR has agreed to certain restrictions on itself and its subsidiaries until the earlier of the effective time of the company merger or the valid termination of the merger agreement. In general, except with DFT’s prior written consent (which consent will not be unreasonably withheld, delayed or conditioned), or as otherwise expressly required or permitted by the merger agreement, or required by law, DLR has agreed that it will, and will cause each of its subsidiaries to, conduct its business in all material respects in the ordinary course of business consistent with past practice (it being understood that this provision will not restrict DLR, DLR OP or any DLR subsidiary from the issuance of DLR equity interests, the incurrence of any indebtedness or the entry into any transactions, each as permitted by the merger agreement) and use its reasonable best efforts to maintain in all material respects its assets and properties in their current condition (ordinary wear and tear excepted), preserve its business organizations intact in all material respects, and maintain existing relations and goodwill with governmental entities, alliances, customers, lenders, tenants, employees and business associates in all material respects. Without limiting the foregoing, DLR has also agreed that, except with DFT’s prior written approval (which consent will not be unreasonably withheld, delayed or conditioned), as otherwise required by the merger agreement, or required by law, DLR will not, and it will not permit any of its subsidiaries to (subject to certain exceptions, including certain items previously disclosed to DFT), directly or indirectly:

•	amend the charter or bylaws or other equivalent organizational documents of DLR or the DLR OP partnership agreement, except as contemplated by the post-effective amended and restated partnership agreement;

•	adjust, split, combine, subdivide or reclassify any shares of capital stock of DLR or any DLR subsidiary;

•

authorize, declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of DLR, DLR equity interests, or other equity securities or ownership interests in DLR, except for (A) the authorization and payment of regular quarterly dividend and distributions not to exceed a quarterly rate of (i) $0.93 per share or unit of DLR common stock and DLR OP common units, (ii) $0.367188 per share of DLR Series G preferred stock, (iii) $0.460938 per share of DLR Series H preferred stock, and (iv) $0.396875 per share of DLR Series I preferred stock (it being agreed that (i) the time of any such quarterly dividends will be coordinated so that, if either the holders of DFT common stock or holders of DLR common stock receive a dividend for a particular quarter prior to the closing date, then the holders of DLR common stock and holders of DFT common stock, respectively, will receive a dividend for such quarter prior to the closing date, and (ii) if DFT authorizes or pays dividends in excess of its permitted dividends as described above, then DLR may authorize or pay dividends in an aggregate amount equal to such excess), (B) the declaration and payment of dividends or other distributions to DLR or any DLR subsidiary by any DLR subsidiary that is directly or indirectly wholly owned by DLR or DLR OP, and (C) dividends or other distributions by any DLR subsidiary that is not wholly owned, directly or indirectly, by DLR, in accordance with the terms of the organization documents of such DLR subsidiary;

•	redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, directly or indirectly, any capital stock or other DLR equity interests, except (i) the withholding of shares of DLR common stock to satisfy tax withholding obligations with respect to, or the surrender of shares of DLR common stock to satisfy the exercise price of, DLR equity awards, (ii) with respect to the redemption or exchange of any DLR OP common unit in accordance with the terms of the agreement of limited partnership of DLR OP or (iii) in an aggregate amount not to exceed $25,000,000;

•	enter into any new line of business;

•	knowingly take any action, or knowingly fail to take any action, which action or failure would reasonably be expected to cause (i) DLR to fail to qualify as a REIT or (ii) any DLR subsidiary to cease to be treated as any of (1) a partnership or disregarded entity for United States federal income tax purposes or (2) a REIT, a qualified REIT Subsidiary or a taxable REIT subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

•	(A) make, change or rescind any material election relating to taxes, (B) change a material method of tax accounting, (C) settle or compromise any material federal tax liability, audit, claim or assessment, or (D) enter into any closing agreement related to material federal taxes, except in each case (i) if required by law or (ii) if necessary (x) to preserve the DLR’s qualification as a REIT under the Code or (y) to qualify or preserve the status of any DLR subsidiary as a disregarded entity or partnership for United States federal income tax purposes or as a REIT, qualified REIT subsidiary or taxable REIT subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

•	take any action under the DLR governing documents or otherwise (including by resolution) that would give dissenters’, appraisal or similar rights to the holders of DLR common stock with respect to the mergers or the other transactions contemplated by the merger agreement; or

•	authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

However, nothing in the merger agreement prohibits DLR from taking any action that, in the reasonable judgment of DLR, upon advice of counsel, is reasonably necessary for DLR to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the effective time of the company merger or to avoid incurring entity level income or excise taxes under the Code, including making dividend or other distribution payments to the DLR stockholders.

No Solicitation and Change in Recommendation

DFT will not, and will cause each of its subsidiaries and shall use reasonable best efforts to cause its and its subsidiaries’ representatives not to, directly or indirectly, (i) solicit, initiate or knowingly facilitate, encourage or assist any inquiry or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Competing Proposal (defined below), (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding any proposal or offer that constitutes, or would reasonably be expected to lead to, a Competing Proposal, or furnish to any other person information or afford to any other person access to the business, properties, assets or personnel of DFT or any of its subsidiaries, in each case, in connection with, or for the purpose of knowingly encouraging, facilitating or assisting, a Competing Proposal, (iii) enter into any contract (including any letter of intent or agreement in principle) with respect to a Competing Proposal (each, a “DFT acquisition agreement”), (iv) grant any waiver, amendment or release under any standstill or confidentiality agreement or any takeover statute (provided, that notwithstanding anything contained in the merger agreement to the contrary, DFT may waive any provision that prohibits a confidential proposal being made to the DFT Board), or (v) otherwise knowingly facilitate any effort or attempt to make a Competing Proposal.

For the purposes of the merger agreement, a “Competing Proposal” means any inquiry, proposal or offer from any person (other than DLR and its subsidiaries) or “group”, relating to, in a single transaction or series of related transactions, any (i) acquisition of assets of DFT and its subsidiaries equal to 20% or more of DFT’s consolidated assets or to which 20% or more of DFT’s revenues or earnings on a consolidated basis are attributable, (ii) acquisition of 20% or more of the outstanding DFT common stock, (iii) tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of the outstanding DFT common stock, (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving DFT or (v) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated revenues or earnings and DFT common stock involved is 20% or more, in each case, other than the transactions contemplated by the merger agreement.

Notwithstanding the restrictions set forth above, the merger agreement provides that, at any time prior to obtaining the approval of the company merger by the DFT stockholders, DFT and its representatives may, in response to a written Competing Proposal from any person or group of persons, which was not preceded by a material breach by DFT of the non-solicitation provisions in the merger agreement, (i) contact such person or group of persons solely to clarify the terms and conditions thereof and (ii) if the DFT Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Competing Proposal constitutes or is reasonably expected to lead to a Superior Proposal, then DFT and its representatives may (a) furnish, pursuant to an acceptable confidentiality agreement (a copy of which DFT must promptly (and in any event within 24 hours) provide to DLR following the execution thereof), information (including non-public information) with respect to DFT and its subsidiaries to the person or group of persons who has made such Competing Proposal; provided, that DFT will promptly provide to DLR any material non-public information concerning DFT or any of its subsidiaries that is provided to any person given such access which was not previously provided to DLR or its representatives; and (b) engage in or otherwise participate in discussions or negotiations with the person or group of persons making such Competing Proposal.

DFT must promptly (and in any event within 24 hours) notify DLR and DLR OP after it or any of its subsidiaries or any of their respective representatives has received any request for discussions, negotiations or non-public information concerning DFT or any of its subsidiaries. Such notice to DLR will indicate the identity of the person making such request and include the material terms and conditions of any such Competing Proposal.

DFT will keep DLR reasonably informed on a current basis of any material developments, discussions or negotiations regarding any Competing Proposal (whether made before or after the date of the merger agreement) and upon the request of DLR will apprise DLR of the status of such Competing Proposal. DFT agrees that it and its subsidiaries will not enter into any agreement with any person subsequent to the date of the merger agreement which prohibits DFT from providing any information to DLR.

Except as described below, the DFT Board may not (i) (a) fail to recommend to the DFT stockholders that they approve the company merger or fail to include the DFT Board recommendation in this joint proxy statement/prospectus, (b) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or, in a manner adverse to DLR, modify, the DFT Board recommendation, (c) take any formal action or make any recommendation or public statement or other disclosure in connection with a tender offer or exchange offer other than as provided in the merger agreement, (d) adopt, approve or recommend, or publicly propose to approve or recommend to the DFT stockholders a Competing Proposal, or (e) fail to make or reaffirm the DFT Board recommendation within five business days following DLR’s written request to do so following DFT’s or its representatives’ receipt of a Competing Proposal or any material change thereto (each of the actions described in this clause (i) being referred to as a “DFT Adverse Recommendation Change”), (ii) authorize, cause or permit DFT or any of its subsidiaries to enter into any DFT acquisition agreement (other than an acceptable confidentiality agreement) or (iii) take any action in connection with the termination of the merger agreement in connection with a Competing Proposal. Notwithstanding anything to the contrary above, prior to the time the DFT stockholder approval is obtained, but not after, the DFT Board may make a DFT Adverse Recommendation Change, terminate the merger agreement and enter into any DFT acquisition agreement with respect to a Competing Proposal, if and only if, DFT receives a Competing Proposal (x) that was not preceded by a material breach by DFT of the non-solicitation provisions in the merger agreement and (y) that the DFT Board determines in good faith, after consultation with its financial advisors and outside legal counsel, constitutes a Superior Proposal.

For purposes of the merger agreement, “Superior Proposal” means any bona fide, written Competing Proposal that was not preceded by a material breach by DFT of the non-solicitation provisions of the merger agreement and that the DFT Board has determined, after consulting with DFT’s outside legal counsel and financial advisors, is reasonably likely to be consummated in accordance with its terms and that if consummated, would reasonably be likely to result in a transaction more favorable to the DFT stockholders from a financial point of view than the transactions contemplated by the merger agreement (including any revisions to the terms of the merger agreement proposed by DLR in response to such proposal or otherwise); provided, that for purposes of the definition of “Superior Proposal,” the references to “20%” in the definition of Competing Proposal will be deemed to be references to “50%.”

The DFT Board is not entitled to effect a DFT Adverse Recommendation Change unless (i) the DFT Board has determined in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with the directors’ duties under applicable law, (ii) DFT has given DLR at least five business days’ prior written notice of its intention to effect a DFT Adverse Recommendation Change or terminate the merger agreement, which notice will specify in reasonable detail the basis for the DFT Adverse Recommendation Change or termination and the identity of the party making such Superior Proposal and the material terms thereof and include copies of the current drafts of all material agreements between DFT and the party making such Superior Proposal and relating to such Superior Proposal (to the extent in DFT’s possession), (iii) DFT has negotiated, and will have caused its representatives to negotiate, in good faith with DLR during such notice period, to the extent DLR wishes to negotiate; and (iv) following the end of such notice period, the DFT Board has considered in good faith any proposed revisions to the merger agreement proposed by DLR (or as to other proposals made by DLR) in writing, and has determined, after consultation with its financial advisors and outside legal counsel that such Superior Proposal would continue to constitute a Superior Proposal if such revisions were to be given effect.

The merger agreement does not prohibit the DFT Board from: (i) taking and disclosing to the DFT stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any “stop, look and listen” communication to the DFT stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act, in either case, if the DFT Board has determined in good faith, after consultation with legal counsel, that the failure to do so would create a material risk of a breach by the DFT Board of the directors’ duties under applicable law; provided, that any disclosures (other than those made pursuant to clause (ii) above that address the approval or recommendation by the DFT Board of the transactions contemplated by the merger agreement and that are not an express rejection of any applicable Competing Proposal or an express reaffirmation of the DFT Board recommendation will be deemed to be a DFT Adverse Recommendation Change.

The merger agreement required DFT to, and required DFT to cause each of its subsidiaries and its and their respective representatives to, immediately cease any activities, discussions or negotiations with any third party with respect to a Competing Proposal and request that any such third party promptly return and/or destroy all confidential information concerning DFT and its subsidiaries to the extent permitted pursuant to a confidentiality agreement with any such third party.

Form S-4; Joint Proxy Statement; Election Solicitation Statement

(i) DFT and DLR agreed to prepare and cause to be filed with the SEC the joint proxy statement included in this joint proxy statement/prospectus, (ii) DLR agreed to prepare and cause to be filed with the SEC, the Form S-4 with respect to the DLR common stock issuable in the mergers, which will include this joint proxy statement/prospectus, and (iii) DFT OP and DLR agreed to prepare a consideration election statement (the “Election Solicitation Statement”) for each holder of DFT OP common units to elect to receive (A) DLR OP common units or (B) DLR common stock, as promptly as reasonably practicable. Each of DFT and DLR agreed to use its reasonable best efforts to: (w) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing; (x) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act or Securities Act; (y) mail or deliver this joint proxy statement/prospectus to its respective stockholders (as applicable) as promptly as practicable after the Form S-4 is declared effective; and (z) keep the Form S-4 effective for so long as necessary to complete the mergers.

DFT OP agreed to use reasonable best efforts to mail or deliver the Election Solicitation Statement to DFT OP unitholders at the same time as DFT mails this joint proxy statement/prospectus to its stockholders as provided above. DLR shall use its reasonable best efforts to have the application for the listing of the DLR common stock and the DLR Series C preferred stock accepted by the NYSE as promptly as is practicable following submission of the NYSE listing application.

DLR and DLR OP have the right, to the extent necessary (and following consultation with DFT), to prepare and file a Form S-4 with respect to DLR OP common units issued in connection with the partnership merger (the “OP Unit S-4 registration statement”) to be issued in connection with the partnership merger. DFT and DFT OP will cooperate in the preparation of the OP Unit S-4 registration statement, and the effectiveness of the OP Unit S-4 registration statement will be a condition to each party’s obligations to effect the mergers. In the event DLR and DLR OP determine to prepare and file the OP Unit S-4 registration statement, (i) DLR and DLR OP will prepare and cause to be filed with the SEC, as promptly as reasonably practicable after such determination, the OP Unit S-4 registration statement, and (ii) all references in the merger agreement to “Form S-4” will be deemed to refer to the Form S-4 registration statement and the OP Unit S-4 registration statement, collectively.

DFT and DLR each agreed to use its reasonable best efforts to cause the joint proxy statement to be mailed to its stockholders that are entitled to vote at its stockholder meeting and to hold its stockholder meeting as soon as practicable after the Form S-4 registration statement is declared effective. DFT agreed to include in this joint proxy statement/prospectus its recommendation to its stockholders that they approve the company merger and the other transactions contemplated by the merger agreement and solicit and use its reasonable best efforts to obtain the approval of the company merger and the other transactions contemplated by the merger agreement. DLR agreed to include in this joint proxy statement/prospectus its recommendation to its stockholders that they approve the issuance of shares of DLR common stock in connection with the mergers, and solicit and use its reasonable best efforts to obtain the approval of the issuance of shares of DLR common stock in connection with the mergers.

Access to Information; Confidentiality; Notice of Certain Events; Updated Title Policies

The merger agreement requires DFT, on the one hand, and DLR, on the other, to cause each of their respective subsidiaries to provide to the other reasonable access during normal business hours and upon reasonable advance notice to all of their respective properties, offices, books, contracts, commitments, personnel and records, a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws (to the extent not publicly available) and all other information (financial or otherwise) concerning its business, properties and personnel as such other party may reasonably request, taking into account the relative size of the parties.

Each of DFT and DLR will hold, and will cause its representatives and affiliates to hold, any nonpublic information in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of their existing confidentiality agreement.

DFT, on the one hand, and DLR, on the other, have agreed to give prompt notice to the other of any notice or other communication received by such party (i) from any governmental entity in connection with the merger agreement, the mergers or the other transactions contemplated by the merger agreement, (ii) from any person alleging that the consent of such person (or another person) is or may be required in connection with the mergers or the other transactions contemplated by the merger agreement, or (iii) with respect to DFT only, of any written notice received from any person in connection with (a) any violation or default under or notice to terminate, not renew or challenge the validity or enforceability of any DFT material contract or any material DFT lease or (b) any event or circumstance that would give rise to any option to purchase, right of first refusal or first offer, or any other right to purchase in favor of any person under any DFT material contract or material DFT lease, which, in each case of clause (a) or (b) would, individually, cause losses to DFT or any DFT subsidiary of more than $5,000,000 or, in the aggregate, cause losses to DFT or any DFT subsidiary of more than $1,000,000.

DFT, on the one hand, and DLR, on the other, have agreed to give prompt notice to the other of any legal proceeding commenced or, to any party’s knowledge, threatened against, such party or any of its subsidiaries or affiliates or otherwise relating to, involving or affecting such party or any of its subsidiaries or affiliates, in each case in connection with, arising from, or otherwise relating to, the mergers or any other transaction contemplated by the merger agreement.

DFT, on the one hand, and DLR, on the other, have agreed to give prompt notice to the other upon becoming aware of the occurrence or impending occurrence of any event, change, development or circumstance relating to it or any of its subsidiaries, respectively, which makes or is reasonably likely to make any of the conditions set forth in merger agreement to not be satisfied. The failure to deliver any notices described above, in and of itself, will not result in the failure of, or otherwise affect, any of the conditions set forth in the merger agreement.

DLR has the right, but not the obligation, at DLR’s sole cost, to attempt to cause a national title company designated by DLR (a “title company”) to deliver as of the closing of the mergers, (i) (A) with respect to any DFT property that is owned in fee, an ALTA Form B (revised 2006) extended coverage owner’s title insurance policy issued by a title company, dated the closing date, in the face amount designated by DLR and showing DFT or a DFT subsidiary to be the holder of the fee interest in such DFT property, and (ii) with respect to any DFT property that is subject to a DFT property lease, an ALTA Form B (revised 2006) extended coverage leasehold title insurance policy issued by a title company, dated the closing date (the documents described in (i) and (ii) collectively, the “updated title policies”). DFT and DFT subsidiaries will use commercially reasonable efforts to deliver to the title companies such customary statements, releases, undertakings, affidavits, instruments and indemnities as the title companies shall reasonably require to issue the updated title policies, provided no officer, employee or other agent of DFT shall be obligated to assume any personal obligation in connection therewith. The receipt of any updated title policies will not be a condition to closing of the mergers.

Consents and Approvals

Each of DFT and DLR will, and will cause their respective subsidiaries to, use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable under applicable law or pursuant to any contract to consummate and make effective, as promptly as practicable, the mergers and the other transactions contemplated by the merger agreement, including (i) the taking of all actions necessary to cause the conditions to closing of the mergers to be satisfied, (ii) the obtaining of all necessary actions, or nonactions, waivers, consents and approvals from governmental entities or other persons necessary in connection with the consummation of the mergers and the other transactions contemplated by the merger agreement, making of all necessary registrations and filings (including filings with governmental entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental entity or other persons necessary in connection with the consummation of the mergers and the other transactions contemplated by the merger agreement, (iii) defending of any legal proceedings, whether judicial or administrative, challenging the merger agreement or the consummation of the mergers or the other transactions contemplated by the merger agreement, including seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed, the avoidance of each and every impediment under any antitrust, merger control, competition or trade regulation law that may be asserted by any governmental entity with respect to the mergers so as to enable the closing of the mergers to occur as soon as reasonably possible (“Antitrust Clearances”) and (iv) the execution and delivery of any additional instruments necessary to consummate the mergers and other transactions contemplated by the merger agreement and to fully carry out the purposes of the merger agreement.

Notwithstanding the foregoing or any other provisions in the merger agreement, nothing contained in the merger agreement (including the provision above) will require or obligate DLR or any of its affiliates to, and DFT will not, without the prior written consent of DLR, in each case in connection with obtaining any approval or consent from any governmental entity with respect to the mergers: (1) commence or defend any litigation with any governmental entity or private party, (2) pay or commit to pay any material amount of cash or other consideration, or incur or commit to incur any material liability or other obligation, including any agreement to delay the closing, in connection with obtaining any authorization, consent, order, registration or approval of a governmental entity, or (3) agree or otherwise be required to sell, divest, dispose of, license, hold separate, or take or commit to take any action that limits in any respect its freedom of action with respect to, or its ability to retain, any businesses, products, rights, services, licenses, or assets of DLR, DFT, or any of their respective subsidiaries, or any interest or interests therein, except that, to the extent necessary in order to avoid or lift a preliminary or permanent injunction (including, without limitation, if the staff has recommended a suit to enjoin the transactions contemplated by the merger agreement to the front office) sought by any governmental entity that would prevent the closing, DLR will agree to do the following and no more than the following: DLR will offer and continue to offer to agree to divest, hold separate, or otherwise dispose of one or more of its or its subsidiaries’ properties (excluding any internet gateway property) or one or more of DFT’s or DFT’s subsidiaries’ properties, up to but not exceeding, in the aggregate, 37 megawatts of critical power capacity (an “Acceptable Action”). Notwithstanding the foregoing, so long as DLR has offered an Acceptable Action in order to obtain Antitrust Clearances, DLR will not be required to undertake any other (x) sale, divestiture or disposition of any assets, properties or businesses of DFT or DLR or their respective subsidiaries, (y) action with respect to DFT or DLR or their respective subsidiaries that may limit DLR’s, DFT’s or their respective subsidiaries’ freedom of action with respect to the operation of their respective businesses; or (z) action of any type.

Each of DFT and DLR have agreed to give any notices to any person, and each of DFT and DLR will use its reasonable best efforts to obtain any consents from any person that are necessary, proper or advisable to consummate the mergers. Each of the parties will furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required governmental filings or submissions and will cooperate in responding to any inquiry from a governmental entity, including promptly informing the other party of such inquiry, consulting in advance before making any presentations or submissions to a governmental entity, and supplying each other with copies of all material correspondence, filings or communications between either party and any governmental entity with respect to the merger agreement. To the extent reasonably practicable, the parties or their representatives will generally have the right to review in advance, and each of the parties will consult the other on, all the information relating to the other and each of their affiliates that appears in any filing made with, or written materials submitted to, any governmental entity in connection with the mergers and the other transactions contemplated by the merger agreement. To the extent reasonably practicable, neither DFT nor DLR may participate independently in any meeting or engage in any substantive conversation with any governmental entity in respect of any filing, investigation or other inquiry without giving the other party prior notice of such meeting or conversation and, to the extent permitted by applicable law, without giving the other party the opportunity to attend or participate in any such meeting with such governmental entity.

DLR will take the lead in coordinating communications with any governmental entity, developing strategies for responding to any investigation or other inquiry by any governmental entity, and formulating proposals to any governmental entity related to approvals and consents. DLR will consult in advance with DFT and take DFT’s views into account in making any decision related to the above.

Publicity

DFT and DLR have agreed, subject to certain exceptions, that they and their respective affiliates, will receive consent from each other before issuing any press release or other announcement with respect to the mergers or the merger agreement.

Directors’ and Officers’ Insurance and Indemnification

DLR has agreed to honor and fulfill in all respects the obligations of DFT to the fullest extent permissible under applicable law, under DFT’s governing documents in effect on June 8, 2017 and under any indemnification or other similar agreements in effect on such date to the individuals covered by such DFT governing documents or indemnification or other similar agreements, including each director and executive officer of DFT (the “covered persons”), arising out of or relating to actions or omissions in their capacity as such occurring at or prior to the effective time of the company merger, including in connection with the approval of the merger agreement and the transactions contemplated thereby.

For a period of six years after the effective time of the company merger, pursuant to the terms of the merger agreement, DLR (but only to the extent the covered persons would be permitted to be indemnified by DFT under DFT’s governing documents and applicable laws) will (i) indemnify and hold harmless each covered person against and from any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to: (A) any action or omission or alleged action or omission in such covered person’s capacity as such, or (B) the merger agreement and any of the transactions contemplated thereby; and (ii) pay in advance of the final disposition of any such claim, action, suit, proceeding or investigation the expenses (including reasonable attorneys’ fees) of any covered person upon receipt, to the extent required by applicable law, of an undertaking by or on behalf of such covered person to repay such amount if it shall ultimately be determined that such covered person is not entitled to be indemnified.

Notwithstanding anything to the contrary contained in this provision or elsewhere in the merger agreement, DLR will not settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding or investigation of a covered person for which indemnification may be sought as described above unless such settlement, compromise, consent or termination includes an unconditional release of such covered person from all liability arising out of such claim, action, suit, proceeding or investigation.

For a period of six years after the effective time of the company merger, DLR has agreed to cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by DFT (provided, that DLR may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from or related to facts or events which occurred at or before the effective time of the company merger; provided, however, that DLR will not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 300% of the annual premiums paid as of June 8, 2017 by DFT for such insurance (such 300% amount, the “base premium”); provided, further, if such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the base premium, DLR will maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to the base premium.

Employee Matters

Under the merger agreement, DLR has agreed that:

•	during the period commencing on the closing date and ending on December 31 of the calendar year following the calendar year in which the closing date occurs, DLR will provide to each continuing employee (i) a base salary or hourly wage rate, as applicable, that is no lower than the base salary or hourly wage rate provided to such continuing employee immediately prior to the closing, (ii) (A) with respect to the period commencing on the closing date and ending on December 31 of the year in which the closing date occurs, annual cash bonus opportunities that are no less favorable than the annual cash bonus opportunities provided to such continuing employee immediately prior to the closing, and (B) with respect to the period from January 1 through December 31 of the calendar year following the calendar year in which the closing date occurs, annual cash bonus opportunities that are no less favorable than the annual cash bonus opportunities provided to similarly situated employees of DLR, and (iii) health and welfare benefits (excluding equity compensation, severance and retirement benefits) that are no less favorable, in the aggregate, than those provided to either similarly situated employees of DLR or to such continuing employee immediately prior to the closing;

•	each continuing employee who, following the closing date, participates in DLR’s employee benefit plans will generally receive credit under such plans for his or her years of service with DFT before the effective time of the company merger for purposes of eligibility, vesting and participation. In addition, DLR will use commercially reasonable efforts to cause such DLR benefit plans to (i) waive all pre-existing condition exclusions and actively-at-work requirements for each continuing employee and his or her covered dependents; and (ii) credit such continuing employee with any copayments, deductibles and other eligible expenses incurred by such continuing employee and/or his or her covered dependents during the plan year ending on the closing date for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements under the corresponding DLR benefit plan for the applicable plan year; and

•	DLR will maintain DFT’s annual bonus plan for 2017 until at least the end of calendar year 2017, and will pay to each continuing employee who was a participant in the plan immediately prior to the closing date a 2017 award thereunder, in accordance with the terms of such plan, with such modifications to the performance objectives as DLR deems appropriate to reflect the mergers, subject to such continuing employee’s continued employment with DLR through December 31, 2017; provided that each such continuing employee’s payout in respect of calendar year 2017 will not be less than his or her target award opportunity as in effect on the date of the merger agreement.

In addition, unless DLR provides written notice to the contrary, DFT will terminate its 401(k) plan, effective at least one day prior to the closing of the mergers. DLR will also assume DFT’s obligations under the DFT Severance Benefit Plan and each DFT severance and employment agreement as of the closing of the mergers.

Takeover Statutes

DFT and DLR have agreed to use their respective reasonable best efforts: (i) to take all action necessary so that no takeover statute is or becomes applicable to the mergers or any of the other transactions contemplated by the merger agreement; and (ii) if any such takeover statute is or becomes applicable to any of the foregoing, to take all action necessary so that the mergers and the other transactions contemplated by the merger agreement may be consummated as promptly as practicable on the terms contemplated by the merger agreement and otherwise to eliminate or minimize the effect of such takeover statute on the mergers and the other transactions contemplated by the merger agreement.

Tax Matters

Each of DFT and DLR agreed to use its reasonable best efforts to cause the company merger to qualify as a reorganization within the meaning of Section 368(a) of the Code and cause the partnership merger to qualify as an “assets-over” merger pursuant to Treasury Regulations Section 1.708-1(c)(3)(i), including by executing and delivering tax representation letters as stated in the merger agreement.

DFT agreed to distribute cash to its stockholders in its taxable year ending with the company merger in an amount equal to or in excess of the amount required to be distributed pursuant to Section 857(a) of the Code in respect of such taxable year (taking into account all distributions made by DFT prior to the effective time of the company merger) such that DFT will not be subject to tax under Sections 857(b) or 4981 of the Code in respect of such taxable year.

In connection with the mergers and to the extent required by Section 9.3 of the 2007 Tax Protection Agreement, DLR and DLR OP agreed to be bound by the 2007 Tax Protection Agreement, as amended, and assume all rights and obligations of DFT and DFT OP thereunder, except with respect to DFT OP unitholders who enter into the New Tax Protection Agreement as contemplated by the merger agreement and the terms of the New Tax Protection Agreement attached as Annex C to this joint proxy statement/prospectus. See “Terms of the New Tax Protection Agreement” beginning on page 157 for more information.

Financing Cooperation

The obligations of DLR and DFT to consummate the mergers are not subject to any financing condition or the receipt of any financing by DLR. However, as detailed in the merger agreement, DFT will provide to DLR, and will cause the respective officers and employees of DFT, and use its reasonable best efforts to cause the representatives of DFT to provide to DLR, at DLR’s sole expense, all cooperation reasonably requested by DLR that is necessary or reasonably required in connection with any (i) unsecured third party financing transaction, (ii) any private or public offering of securities of DLR or DLR OP (including, without limitation, DLR common stock, preferred stock or debt securities), (iii) any offer to exchange securities of DFT or its subsidiaries for any securities of DLR or any DLR subsidiary but only to the extent effective on or after the closing (an “Exchange Offer”), or (iv) the consent solicitation and/or redemption of the Notes (as defined below), in each case, that DLR or DLR OP may pursue in good faith prior to the effective time of the partnership merger. DLR and DFT will cooperate and use reasonable best efforts to obtain customary payoff letters and lien releases with respect to existing indebtedness of DFT and DFT subsidiaries that DLR or DLR OP intends to repay in full at closing, subject to the occurrence of the closing.

Such cooperation includes using DFT’s reasonable best efforts to: (i) furnish to DLR upon request by DLR all information with respect to business, operations, financial condition, projections and prospects of DFT as may be reasonably requested by DLR or any third party financing source, including all financial statements, financial data and other information regarding DFT and its subsidiaries of the type that would be required by Regulation S-X and Regulation S-K promulgated under the Securities Act for a public offering of securities of DLR or DLR OP (including for use in DLR’s or DLR OP’s preparation of pro forma financial statements), including updates to any such information as may be reasonably requested by DLR (including so as to remain current pursuant to Rule 3-12 under Regulation S-X); (ii) request DFT’s independent accountants to prepare and deliver “comfort letters,” dated the date of each final offering document used in connection with any securities offering by DLR (with appropriate bring-down comfort letters delivered on each closing date of any such offering, including in connection with the exercise of an option to purchase additional securities of DLR), in compliance with professional standards (including providing “negative assurance” comfort and AU 722, Interim Financial Information (or successor standard) review of interim financial statements) and otherwise on terms reasonably acceptable to DLR; (iii) provide representative letters to DFT’s independent accountants; (iv) request DFT’s independent accountants to provide consent to use of their reports in materials relating to any financing, including SEC filings and offering memoranda that include or incorporate DFT’s consolidated financial information and their reports thereon in accordance with normal customary practice; and (v) provide documentation and other information that debt financing sources reasonably determine is necessary under applicable “know your customer” and anti-money laundering rules and regulations.

DFT is not be required to (i) pay any reimbursable fee or incur any liability in connection with any of the financing activities contemplated above; (ii) take any action that would unreasonably interfere with the ongoing operations of DFT or any DFT subsidiary in any material respect; (iii) provide such cooperation to the extent it would cause any condition to the closing to fail to be satisfied or otherwise cause any breach of the merger agreement; (iv) take any action that will conflict with or violate its respective organizational documents or any applicable laws or result in the contravention of, or would reasonably be expected to result in a material violation of, or material default under, any contract to which DFT or any DFT subsidiary is a party or the respective indentures governing the applicable series of Notes; (v) prepare separate financial statements for any DFT subsidiary (other than DFT OP) or change any fiscal period, or (vi) with respect to an Exchange Offer, enter into any document, agreement or other instrument that will be effective prior to the closing. No personal liability shall be imposed on any officers, directors or other representatives of DFT.

Upon request by DFT, DLR will promptly reimburse DFT for all reasonable and documented out-of-pocket costs and expenses paid to third parties (including advisor’s fees and expenses) incurred by DFT or DFT OP in connection with the cooperation provided by or other action taken by DFT or DFT OP pursuant to the above and indemnify and hold harmless DFT, DFT subsidiaries, and their respective officers, directors and other representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with any such financing transaction or public offering, any information utilized in connection therewith or any action taken by DFT or any DFT subsidiary pursuant to the cooperation described above; provided, however, that this indemnity does not apply with respect to liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties resulting from a willful or intentional breach of any representation, warranty, covenant or agreement of DFT or any DFT subsidiary under the merger agreement.

DFT OP will, if requested by DLR, as soon as reasonably practicable after the date of the merger agreement, use its reasonable best efforts to commence a consent solicitation with respect to any or all of (x) DFT OP’s outstanding 5.875% senior unsecured notes due 2021 and (y) DFT OP’s outstanding 5.625% senior unsecured notes due 2023 (collectively, the “Notes”), on such terms and conditions as may be specified by DLR to amend or waive, or obtain consent under, certain provisions of the respective indentures governing each series of Notes, which amendments, waivers or consents may include the elimination of all or substantially all of the restrictive covenants and certain other provisions (including, without limitation, provisions that would require DFT OP to offer to repurchase the outstanding Notes as a result of any “Change of Control” (as defined in the applicable indenture) occurring in connection with the transactions contemplated by the merger agreement) (the “Notes COC Consents”) contained in the respective indentures governing such series of Notes that can be eliminated upon the favorable vote of the holders of a majority of the principal amount (the “Consent Solicitations”). Any documentation relating to any Consent Solicitation (including all amendments or supplements thereto) (the “Solicitation Documents”) and all material requested to be published or mailed to the holders of the Notes in connection with any Consent Solicitation shall be subject to the prior review of (which review shall be made as promptly as reasonably practicable), and comment by DFT and shall be reasonably acceptable to DFT; provided that, in any event, the parties agree that promptly upon expiration of any Consent Solicitation, assuming the requisite consents have been received with respect to such series of Notes, DFT OP and the guarantors thereto shall execute a supplemental indenture to the respective indentures governing each series of Notes and shall use reasonable best efforts to cause the trustee under each such indenture to enter into such supplemental indenture prior to or substantially simultaneously with the execution thereof by DFT OP and the guarantors party thereto. Any amendment to an indenture contemplated by any Consent Solicitation (other than any Notes COC Consent) shall revert to the form in effect prior to the effectiveness of any such amendment and be of no further effect if the closing does not occur.

At DLR’s expense, DFT shall use its reasonable best efforts, and shall cause DFT subsidiaries to use their reasonable best efforts, to provide all cooperation reasonably requested by DLR that is necessary or reasonably required in connection with the Consent Solicitations, including, without limitation, (i) executing supplemental indentures to the applicable indentures governing each series of Notes, (ii) using reasonable best efforts to cause the trustee under each such indenture to enter such supplemental indenture prior to or substantially simultaneously with execution thereof by DFT OP and the guarantors party thereto and (iii) providing the information necessary to distribute the applicable Solicitation Documents to the holders of the applicable series of Notes. If requested by DLR in writing in connection with any Consent Solicitation with respect to the Notes, DFT and DFT subsidiaries will use their reasonable best efforts, or will use their reasonable best efforts to cause their counsel, to deliver legal opinions in customary form and scope relating to DFT, DFT subsidiaries and/or the indentures governing the Notes required in connection with the Consent Solicitations. DFT and DFT subsidiaries will, if requested by DLR at DLR’s expense, use their reasonable best efforts, or will use their reasonable best efforts to cause their counsel, to provide all cooperation reasonably requested by DLR that is necessary or reasonably required in connection with a redemption of either or both series of Notes and the satisfaction and discharge of the respective indentures governing each series of Notes, including, without limitation, (i) delivering to the trustee under the respective indenture governing each series of Notes (each, as applicable, the “trustee”) a notice of redemption with respect to each such series of Notes to be delivered to the holders of each such series of Notes, (ii) requesting a nationally recognized firm of independent public accountants to deliver a written certificate to the trustee regarding the sufficiency of funds or U.S. government obligations deposited in trust to pay principal of and interest on such series of Notes to redemption and to pay all other sums payable under the respective indenture governing such series of Notes, (iii) delivering to the trustee officers’ certificates and opinions of counsel in each case stating that all conditions precedent provided for in the respective indenture governing each series of Notes relating to the satisfaction and discharge of such indenture have been complied with and (iv) requesting that the trustee acknowledge in writing such satisfaction and discharge.

For details on DLR’s financing commitments in connection with the mergers, see “Financing Related to the Mergers” beginning on page 155.

Other Covenants and Agreements

The merger agreement contains certain other covenants and agreements, including covenants and agreements related to:

•	DFT and DLR each taking all steps as may be reasonably necessary or advisable to cause dispositions of DFT equity securities (including derivative securities) or acquisitions of DLR equity securities (including derivative securities) pursuant to the transactions contemplated by the merger agreement by each individual who is a director or officer of DFT subject to Section 16 of the Exchange Act (or who will become so subject as a result of the transactions contemplated by the merger agreement) to be exempt under Rule 16b-3 promulgated under the Exchange Act, and that upon request, DFT will promptly furnish DLR with all requisite information for DLR to take actions contemplated by this provision;

•	DFT and DLR each notifying the other, as the case may be, of any legal proceeding related to the merger agreement, the mergers or the other transactions contemplated by the merger agreement that is brought against DFT and/or its officers, directors and/or representatives by security holders of DFT, or is brought against DLR and/or its officers, directors, and/or representatives by security holders of DLR;

•	DFT using reasonable best efforts to cause to be delivered to DLR resignations executed by each director of DFT and its subsidiaries in office immediately prior to the effective time of the company merger;

•	restrictions on DFT and DFT OP, and DLR and DLR OP, from declaring a dividend to their respective stockholders and unitholders after the date of the merger agreement, except to the extent permitted under the merger agreement or required to maintain REIT status or avoid the imposition of entity level income or excise tax under the Code;

•	DLR and DLR OP using reasonable best efforts to cause DLR OP common units to be issued in connection with the partnership merger to be included on its existing registration statement, to permit the resale of the DLR common stock that may be issued upon redemption of DLR OP common units issued in connection with the partnership merger;

•	DFT and DLR jointly cooperating and using their commercially reasonable efforts to offer to each DFT OP unitholder who is a Protected Partner and who currently is a guarantor of the Quill Loan Agreement (as defined below) (other than DFT OP unitholders as set forth on schedule A of the merger agreement) the opportunity to enter into the New Tax Protection Agreement and to enter into guarantees of indebtedness of DLR OP as contemplated by the terms of the New Tax Protection Agreement (see “Terms of the New Tax Protection Agreement” beginning on page 157 for more information);

•	in accordance with the terms of the New Tax Protection Agreement, the parties using commercially reasonable efforts to cooperate to extend the maturity date of the Credit Agreement, dated as of March 27, 2013, by and among Quill Equity LLC, DFT OP, the lenders from time to time party thereto and KeyBank National Association, as agent, as amended, restated, supplemented or otherwise modified prior to the closing date (the “Quill Loan Agreement”) or, at DLR’s option, obtaining a new nonrecourse mortgage loan as contemplated by the terms of the New Tax Protection Agreement (for more information see “Terms of the New Tax Protection Agreement” beginning on page 157; and

•	DFT and DLR agreeing to take certain actions previously disclosed to DLR.

Conditions to Completion of the Mergers

Mutual Closing Conditions

The obligation of each of the DLR parties and the DFT parties to effect the mergers is subject to the satisfaction or, to the extent permitted by law, waiver, at or prior to the closing date, of the following conditions:

•	approval of the company merger and the other transactions contemplated by the merger agreement by DFT stockholders;

•	approval of the issuance of shares of DLR common stock in connection with the mergers by DLR stockholders;

•	the absence of any law or order of a governmental authority preventing or prohibiting the mergers;

•	the Form S-4 registration statement and, if applicable, the OP Unit S-4 registration statement, have been declared effective by the SEC and no stop order suspending the effectiveness is in place or threatened by the SEC and no proceeding to that effect shall have been commenced or threatened; and

•	the shares of DLR common stock to be issued in the mergers shall have been approved for listing on the NYSE, subject only to official notice of issuance.

Additional Closing Conditions for the Benefit of DLR

The obligations of the DLR parties to effect the mergers are subject to the satisfaction or, to the extent permitted by law, waiver, at or prior to the effective time of the mergers, of the following additional conditions:

•	the accuracy as of the date of the merger agreement and the closing (except that representations and warranties that by their terms speak specifically as of the date of the merger agreement or another date will be true and correct as of such date) of certain representations and warranties made in the merger agreement by each of DFT and DFT OP regarding certain aspects of its capital structure, except for de minimis inaccuracies;

•	the accuracy in all material respects as of the date of the merger agreement and the closing (except that representations and warranties that by their terms speak specifically as of the date of the merger agreement or another date will be true and correct as of such date) of certain representations and warranties made in the merger agreement by each of DFT and DFT OP regarding its organization and subsidiaries, certain aspects of its capital structure, corporate authority relative to the merger agreement, brokers and expenses, applicability of takeover statutes, and DFT stockholders’ required vote for the mergers;

•	the accuracy in all respects as of the date of the merger agreement of certain representations and warranties made in the merger agreement by each of DFT and DFT OP regarding the absence of a material adverse effect since January 1, 2017;

•	the accuracy of all other representations and warranties made in the merger agreement by each of DFT and DFT OP (disregarding any materiality or material adverse effect qualifications contained in such representations and warranties) as of the date of the merger agreement and as of the closing, except for any such inaccuracies that do not have and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on DFT;

•	receipt by DLR of an officer’s certificate signed by a duly authorized executive officer of DFT certifying that the closing conditions described in the four preceding bullet points have been satisfied;

•	each of DFT and DFT OP having performed or complied with in all material respects all obligations required to be performed by it under the merger agreement on or prior to the effective time of the company merger (except that DFT and DFT OP shall be deemed to have performed and complied with all financing cooperation obligations except where there has been a willful breach by DFT or any DFT subsidiary), and receipt by DLR of a certificate signed by a duly authorized executive officer of DFT to such effect;

•	no material adverse effect with respect to DFT shall have occurred since June 8, 2017;

•	receipt by DLR of an opinion dated as of the closing date from Hogan Lovells US LLP or other counsel reasonably acceptable to DLR to the effect that for all taxable periods commencing with DFT’s taxable year ended December 31, 2007 through and including DFT’s taxable year that ends on the effective time of the company merger, DFT has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code; and

•	receipt by DLR of an opinion dated as of the effective date of the Form S-4 registration statement from Latham & Watkins LLP or other counsel reasonably acceptable to DLR regarding the company merger’s qualification as a reorganization within the meaning of Section 368(a) of the Code.

Additional Closing Conditions for the Benefit of DFT

The obligations of DFT to effect the mergers are subject to the satisfaction or, to the extent permitted by law, waiver, at or prior to the effective time of the company merger, of the following additional conditions:

•

the accuracy as of the date of the merger agreement and the closing (except that representations and warranties that by their terms speak specifically as of the date of the merger agreement or another date will be true and correct as of such date) of certain representations and warranties made in the merger agreement by DLR regarding certain aspects of its capital structure, except for de minimis inaccuracies;

•	the accuracy in all respects as of the date of the merger agreement of certain representations and warranties made in the merger agreement by DLR regarding the absence of a material adverse effect since January 1, 2017;

•	the accuracy of all other representations and warranties made in the merger agreement by DLR and DLR OP (disregarding any materiality qualifications contained in such representations and warranties) as of the date of the merger agreement and as of the closing (except that representations and warranties that by their terms speak specifically as of the date of the merger agreement or another date will be true and correct as of such date), except where any failures of any such representations and warranties to be true and correct would not reasonably be expected, individually or in the aggregate, to prevent, materially impede or materially delay the consummation of the transactions contemplated by the merger agreement;

•	receipt by DFT of an officer’s certificate signed by a duly authorized executive officer of DLR certifying that the closing conditions described in the three preceding bullet points have been satisfied;

•	DLR and DLR OP having performed in all material respects all obligations required to be performed by it under the merger agreement on or prior to the effective time of the company merger, and receipt by DFT of a certificate signed on behalf of DLR by a duly authorized executive officer of DLR to such effect;

•	receipt by DFT of an opinion dated as of the closing date from Latham & Watkins LLP or other counsel reasonably acceptable to DFT, to the effect that for all taxable periods commencing with DLR’s taxable year ended December 31, 2004 through and including DLR’s taxable year ended December 31, 2016, DLR has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code and that its proposed method of operation will enable DLR to continue to meet the requirements for qualification and taxation as a REIT under the Code for its taxable year which includes the effective time of the company merger and future taxable years;

•	receipt by DFT of an opinion dated as of the effective date of the Form S-4 registration statement from Hogan Lovells US LLP or other counsel reasonably acceptable to DFT regarding the company merger’s qualification as a reorganization within the meaning of Section 368(a) of the Code; and

•	no material adverse effect with respect to DLR shall have occurred since June 8, 2017.

Termination of the Merger Agreement

Termination by Mutual Agreement

The merger agreement may be terminated at any time by the mutual consent of DLR and DFT in a written instrument, even after approval of DFT stockholders or approval of DLR stockholders.

Termination by Either DLR or DFT

The merger agreement may also be terminated prior to the effective time of the company merger by either DLR or DFT if:

•	there has been a breach by the other party or parties of any representation, warranty or covenant set forth in the merger agreement, which causes a condition of the merger agreement not to be satisfied (and such breach is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (i) thirty calendar days after the receipt of notice thereof by the defaulting party from the non-defaulting party or (ii) three business days before the Outside Date);

•	the effective time of the company merger will not have occurred by midnight, Baltimore, Maryland time on the Outside Date;

•	a governmental entity of competent jurisdiction, that is within a jurisdiction that is material to the business and operations of DFT, has issued a final, non-appealable order permanently restraining, enjoining or otherwise prohibiting the consummation of the mergers or the other transactions contemplated by the merger agreement;

•	the holders of DFT common stock do not vote to approve the company merger and the other transactions contemplated by the merger agreement at the DFT special meeting or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken; or

•	the holders of DLR common stock do not approve the issuance of shares of DLR common stock in connection with the mergers at the DLR special meeting or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken.

Termination by DLR

The merger agreement may be terminated by DLR at any time prior to the receipt of the approval of the company merger and the other transactions contemplated by the merger agreement at the DFT special meeting, if the DFT Board has effected a DFT Adverse Recommendation Change, in that the DFT Board (a) fails to recommend to the DFT stockholders that they approve the company merger or fails to include the DFT Board recommendation in this joint proxy statement/prospectus, (b) changes, qualifies, withholds, withdraws or modifies, or publicly proposes to change, qualify, withhold, withdraw or, in a manner adverse to DLR, modify, the DFT Board recommendation, (c) takes any formal action or makes any recommendation or public statement or other disclosure in connection with a tender offer or exchange offer other than as provided in the merger agreement, (d) adopts, approves or recommends, or publicly proposes to approve or recommend to the DFT stockholders a Competing Proposal, or (e) fails to make or reaffirm the DFT Board recommendation within five business days following DLR’s written request to do so following DFT’s or its representatives’ receipt of a Competing Proposal or any material change thereto.

Termination by DFT

The merger agreement may also be terminated by DFT if:

•	prior to the receipt of the approval of the company merger and the other transactions contemplated by the merger agreement at the DFT special meeting, in order to concurrently enter into any DFT acquisition agreement that constitutes a Superior Proposal and that was not preceded by a material breach by DFT of the non-solicitation provisions of the merger agreement, DFT, prior to or concurrently with such termination, pays a termination fee to DLR as described below;

•	(i) all of the conditions that are mutual conditions or conditions in favor of the DLR parties have been satisfied (other than any such conditions that by their nature are to be satisfied at the closing and which were, at the time of termination, capable of being satisfied at the closing of the mergers) or waived in writing by the DLR parties, (ii) DFT has irrevocably notified DLR in writing that it is ready, willing and able to consummate the closing of the mergers and all of the conditions set forth in the merger agreement in favor of DFT (other than any such conditions that by their nature are to be satisfied at the closing and which were, at the time of termination, capable of being satisfied at the closing of the mergers) have been satisfied or that DFT is willing to waive any such unsatisfied conditions for the purpose of consummating the closing of the mergers, and (iii) the mergers are not consummated on the later of the date the closing of the mergers is required to have occurred pursuant to the merger agreement and the expiration of two business days following DFT’s delivery of such notice; or

•

prior to the receipt of the approval of the company merger and the other transactions contemplated by the merger agreement at the DFT special meeting, if the DLR Board has (i) failed to recommend to its stockholders that the approval of the issuance of shares of DLR common stock in connection with the mergers by the DLR stockholders be given or failed to include the DLR Board recommendation in this joint proxy statement/prospectus, or (ii) changed, qualified, withheld, withdrew or modified, or publicly proposed to change, qualify, withhold, withdraw or, in a manner adverse to DFT, modify, the DLR Board recommendation.

Termination Payments

DFT has agreed to pay DLR a termination payment in the amount of $150,000,000, if the merger agreement is terminated by:

•	(i) (a) DLR due to DFT’s breach of DFT’s representations or warranties set forth in the merger agreement or (b) either DLR or DFT because (A) the effective time of the company merger has not occurred before the Outside Date, or (B) DFT stockholders do not approve the company merger and the other transactions contemplated by the merger agreement, (ii) prior to such termination DFT received a Competing Proposal, which Competing Proposal was publicly made, proposed or communicated if the merger agreement is terminated pursuant to clause (i)(B) above, prior to the DFT special meeting (or termination of the merger agreement if there has been no DFT special meeting) and (iii) within 12 months of the termination, DFT enters into a definitive agreement with respect to a Competing Proposal which Competing Proposal is later consummated, or a Competing Proposal is consummated; provided that the reference to “20%” in the definition of Competing Proposal above is deemed to be references to “50%”;

•	DFT, if prior to the receipt of the approval of the company merger and the other transactions contemplated by the merger agreement at the DFT special meeting, in order to concurrently enter into any DFT acquisition agreement that constitutes a Superior Proposal and that was not preceded by a material breach of the non-solicitation provisions of the merger agreement; or

•	DLR, prior to the receipt of the approval of the company merger and the other transactions contemplated by the merger agreement at the DFT special meeting, if the DFT Board has effected a DFT Adverse Recommendation Change.

DLR has agreed to pay DFT a termination payment in the amount of $300,000,000, if the merger agreement is terminated by:

•	DFT, after (i) all of the conditions that are mutual conditions or conditions in favor of the DLR parties have been satisfied (other than any such conditions that by their nature are to be satisfied at the closing and which were, at the time of termination, capable of being satisfied at the closing of the mergers) or waived in writing by the DLR parties, (ii) DFT has irrevocably notified DLR in writing that it is ready, willing and able to consummate the closing of the mergers and all of the conditions set forth in the merger agreement in favor of DFT (other than any such conditions that by their nature are to be satisfied at the closing and which were, at the time of termination, capable of being satisfied at the closing of the mergers) have been satisfied or that DFT is willing to waive any such unsatisfied conditions for the purpose of consummating the closing of the mergers, and (iii) the mergers are not consummated on the later of the date the closing of the mergers is required to have occurred pursuant to the merger agreement and the expiration of two business days following DFT’s delivery of such notice; or

•	DFT, prior to the receipt of the approval of the issuance of shares of DLR common stock in connection with the mergers at the DLR special meeting, if the DLR Board has (i) failed to recommend to its stockholders that the approval of the issuance of shares of DLR common stock in connection with the mergers by the DLR stockholders be given or failed to include the DLR Board recommendation in this joint proxy statement/prospectus, or (ii) changed, qualified, withheld, withdrew or modified, or publicly proposed to change, qualify, withhold, withdraw or, in a manner adverse to DFT, modify, the DLR Board recommendation.

Effect of Termination

Notwithstanding anything to the contrary in the merger agreement, in the event that DFT or DLR terminates the merger agreement, the merger agreement will become void and have no effect, without any liability or obligation on the part of either party under the merger agreement, except that certain provisions, including the covenants in the merger agreement relating to confidentiality and the provisions relating to termination, termination fees, other fees and expenses, governing law, and injunctive relief will survive such termination.

No such termination, however, will relieve any party from any liability or damages resulting from the willful breach by a party of any of its representations, warranties, covenants or agreements set forth in the merger agreement, subject to the clause that the DFT termination payment or the DLR termination payment will be the maximum liability of the applicable party for any willful breach of its representations, warranties, covenants or agreements set forth in the agreement. If either party terminates the merger agreement and such termination would result in the obligation to pay a termination fee, the payment of such termination fee (if accepted by the other party) will be the sole and exclusive remedy of such party against the other party for any loss or damage suffered as a result of the failure of the mergers to be consummated or for a breach or failure to perform hereunder or otherwise.

Miscellaneous Provisions

Payment of Expenses

All expenses incurred in connection with the merger agreement and the other transactions contemplated by the merger agreement will be paid by the party incurring such expenses, except that the parties will each pay fifty percent (50%) of the expenses of any financial printer (other than printing and mailing expenses relating to sending communications to their own respective stockholders, which each party will bear separately). Notwithstanding anything to the contrary contained above, from and after the effective time of the company merger, DLR will pay the amount of any transfer taxes incurred in connection with the merger agreement and the transactions contemplated by the merger agreement.

Specific Performance

The parties to the merger agreement are entitled to an injunction or injunctions and to specifically enforce the terms and provisions of the merger agreement to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under the merger agreement.

Amendment

The parties to the merger agreement may amend the merger agreement by written agreement executed and delivered by their duly authorized officers, provided that, after the approval of the mergers and the other transactions contemplated by the merger agreement by DFT stockholders or approval of the issuance of shares of DLR common stock in connection with the mergers by DLR stockholders, no amendment will be permitted to be made which by law requires further approval by such stockholders without obtaining such further approval. Notwithstanding anything to the contrary contained in the merger agreement, the sections in the merger agreement with respect to lack of rights or claims against third party financing sources in connection with the merger agreement, definitions of terms, entirety of the merger agreement and third party beneficiaries, governing law, jurisdiction, waiver of jury trial and amendment of the merger agreement (and any provision of the merger agreement to the extent a modification, waiver or termination of such provision would modify the substance of such sections) may not be modified, waived or terminated in a manner that is adverse in any respect to any third party financing source without the prior written consent of such third party financing source.

Waiver

Prior to the effective time of the company merger, any DLR party or any DFT party may extend the time for performance of any obligations or other acts of the other, waive any inaccuracies in the representations and warranties of the other or waive the other party’s compliance with any agreements or conditions contained in the merger agreement.

Governing Law

The merger agreement is governed by the laws of the State of Maryland, without giving effect to conflicts of laws principles.

FINANCING RELATED TO THE MERGERS

Mortgage Loan

The mergers are not conditioned upon DLR or DLR OP having received any financing at or prior to the effective time of the company merger. However, in connection with the mergers and the transactions contemplated by the merger agreement, DLR OP has entered into a mortgage loan commitment letter with the Lenders, pursuant to which the Lenders have committed to provide a mortgage loan facility of up to $104 million to one or more to be formed wholly owned subsidiaries of DLR OP, which we refer to as the mortgage loan facility, subject to the conditions set forth in the mortgage loan commitment letter. If drawn upon, the proceeds of the mortgage loan facility may be used to refinance certain existing mortgage indebtedness of DFT with respect to which KeyBank National Association is the current agent for a syndicate of lenders. The mortgage loan facility is structured as a secured mortgage loan facility available, at the option of the Lenders, in a 5-year term with a fixed interest rate or a 3-year term with a floating interest rate, with the collateral to be a property or properties acceptable to the Lenders.

The obligations of the Lenders to provide the financing under the mortgage loan commitment letter are subject to a number of conditions (including conditions that do not relate directly to the merger agreement), including without limitation: (i) the execution of the mortgage loan facility documentation by the borrowers thereunder; (ii) consummation of the mergers in accordance with the merger agreement (without giving effect to any amendments, modifications or waivers to the merger agreement that are materially adverse to the interests of the Lenders without the prior consent of the Lenders) substantially simultaneously with the funding of the mortgage loan facility; (iii) that since June 8, 2017, there has not been any “Company Material Adverse Effect” (as such term is defined in the merger agreement); (iv) delivery of certain customary financial statements with respect to DLR and property level information with respect to the collateral; (v) delivery of certain customary closing documents; (vi) payment of all costs, fees, expenses and other compensation as contemplated by the mortgage loan commitment letter; (vii) satisfactory completion of the Lenders’ due diligence with respect to the collateral; and (viii) the accuracy of certain customary representations and warranties.

The mortgage loan commitment letter expires on the earliest of (i) November 17, 2017, (ii) the last to occur of (a) the effectiveness of an amendment to the documentation for the existing KeyBank mortgage loan that is acceptable to DLR OP and that includes (x) a consent to the mergers and (y) a waiver of any default under the existing KeyBank mortgage loan resulting from the mergers and (b) the execution and delivery by all of the limited partner guarantors of modified or replacement tax protection agreements that are acceptable to DLR OP, (iii) the 270th day after the mortgage loan commitment letter, which was June 8, 2017, and (iv) the date the mortgage loan facility becomes effective.

The mortgage loan facility does not amortize. Borrowings will be made at the following interest rates: (i) if the Lenders select the fixed interest rate option, a per annum rate equal to the greater of (a) the sum of (x) 200 basis points plus (y) the value of the 5 year “offer-side” swap rate (as determined by the agent) rounded up to the nearest 1/8th of 1% and (b) 3.70% or (ii) if the Lenders select the floating interest rate option, a per annum rate equal to LIBOR plus 275 basis points for interest periods of 1 month.

In addition, the terms of the mortgage loan financing commitment include the following, without limitation: (i) a maturity date at (a) if the Lenders select the fixed interest rate option, 5 years from the closing of the mortgage loan facility or (b) if the Lenders select the floating interest rate option, 3 years (with extension options for two additional years, exercisable subject to customary conditions) from the closing of the mortgage loan facility, (ii) a minimum debt yield of 20%, (iii) a maximum loan to value ratio of 30%, (iv) customary covenants with respect to reserves and cash management, and (iii) customary representations and warranties, affirmative and negative covenants, events of default and conditions to borrowings.

Pursuant to such mortgage loan financing commitment and in accordance with the terms of a fee letter entered into among the Lenders and DLR OP, the Lenders expect to receive certain customary fees, some of which are based on their pro rata participation under the commitment letter, from DLR OP, including certain fees payable depending on various circumstances and contingencies. In addition, the fee letter includes certain customary “market-flex” provisions.

DLR and DLR OP have the right to use alternative financing in connection with the consummation of the mergers and are under no obligation to draw upon the mortgage loan financing commitment from the Lenders. DLR is currently exploring the availability of alternative financing.

DLR also entered into a bridge loan commitment letter with the Lenders, but such commitment has since been terminated as DLR raised alternative financing in connection with the mergers. The alternative financing is described below.

2024 Notes

On July 21, 2017, Digital Stout Holding, LLC, of which DLR OP is the sole member, issued and sold £250,000,000 aggregate principal amount of 2.750% Guaranteed Notes due 2024 (the “2024 Notes”). If the mergers are not consummated on or prior to December 15, 2017, or the merger agreement is terminated at any time prior to such date, Digital Stout Holding, LLC will be required to redeem all of the 2024 Notes outstanding on a special mandatory redemption date at a redemption price equal to 101% of the principal amount of the 2024 Notes, plus accrued and unpaid interest, if any, up to, but not including, the special mandatory redemption date.

2023 Notes and 2027 Notes

On August 7, 2017, DLR OP issued and sold $350,000,000 aggregate principal amount of 2.750% Notes due 2023 and $1,000,000,000 aggregate principal amount of 3.700% Notes due 2027 (together, the “USD Notes”). If the mergers are not consummated on or prior to December 15, 2017 or the merger agreement is terminated at any time prior to such date, DLR OP will be required to redeem the USD Notes on a special mandatory redemption date at a redemption price equal to 101% of the principal amount of the USD Notes, plus accrued and unpaid interest, if any, up to, but not including, the special mandatory redemption date.

Series J Preferred Stock

On August 7, 2017, DLR also issued and sold 8,000,000 shares of 5.250% Series J Cumulative Redeemable Preferred Stock (liquidation preference $25 per share). The underwriters for this offering have a 30-day option to purchase up to 1,200,000 additional shares.

TERMS OF THE NEW TAX PROTECTION AGREEMENT

The following is a summary of selected material provisions of the New Tax Protection Agreement and is qualified in its entirety by reference to the full text of the terms of the New Tax Protection Agreement. A copy of the Terms of the New Tax Protection Agreement is attached as Annex C to this joint proxy statement/prospectus and incorporated herein by reference. This summary does not purport to be complete and may not contain all of the information about the New Tax Protection Agreement that may be important to you. You are encouraged to read the terms of the New Tax Protection Agreement carefully and in its entirety.

In connection with the initial public offering of DFT in 2007, DFT, DFT OP and the Protected Partners entered into the 2007 Tax Protection Agreement to assist the Protected Partners in deferring certain U.S. federal income tax liabilities that may have otherwise resulted from the contribution transactions undertaken in connection with the initial public offering and the ownership of interests in DFT OP and to set forth certain agreements with respect to other tax matters. In connection with the mergers, certain Protected Partners will enter into the New Tax Protection Agreement with DLR and DLR OP that will replace and supersede the 2007 Tax Protection Agreement, effective as of and conditioned upon the occurrence of the closing of the mergers. Pursuant to the New Tax Protection Agreement, DLR OP generally will be required to offer the Protected Partners an opportunity to guarantee, at DLR’s option, an existing DFT loan and/or a new mortgage loan secured by certain assets of DLR OP or DFT with a term ending on or after March 1, 2023. DLR OP must offer the Protected Partners a new guarantee opportunity in the event any guaranteed loan is repaid prior to March 1, 2023. If DLR OP fails to offer the guarantee opportunity or to allocate guaranteed debt to a Protected Partner as required under the New Tax Protection Agreement, DLR OP generally would be required to indemnify each Protected Partner for the tax liability resulting from such failure, as determined under the New Tax Protection Agreement.

The New Tax Protection Agreement will also include, among other things, provisions related to tax allocations, reporting and information sharing and will provide that DLR will control all tax audits. These provisions will remain largely consistent with the terms of the 2007 Tax Protection Agreement. The terms of the New Tax Protection Agreement are attached as Annex C to this joint proxy statement/prospectus.

DLR OP’s obligations under the New Tax Protection Agreement will terminate on March 1, 2023.

If Protected Partners do not agree to the New Tax Protection Agreement, they will continue to be entitled to the protections of the 2007 Tax Protection Agreement. The terms of the 2007 Tax Protection Agreement are similar to those described above, except that DLR OP’s obligation to make debt available for guarantee by Protected Partners under this agreement is not absolute, and only requires DLR OP to use commercially reasonable efforts to provide such debt. However, unlike the New Tax Protection Agreement, there is no stated expiration date for DLR OP’s obligations under the 2007 Tax Protection Agreement.

DIRECTORS AND MANAGEMENT OF THE COMBINED COMPANY AFTER THE MERGERS

Immediately following the effective time of the company merger, the board of directors of the Combined Company will be increased to 12 members, with the 10 current DLR directors, Laurence A. Chapman, Kathleen Earley, Kevin J. Kennedy, William G. LaPerch, Afshin Mohebbi, Mark R. Patterson, Mary Hogan Preusse, Dennis E. Singleton, A. William Stein and Robert H. Zerbst, continuing as directors of the Combined Company. In addition, the DFT designees, Michael A. Coke and John T. Roberts, Jr., will join the board of directors of the Combined Company, to serve until the next annual meeting of the stockholders of the Combined Company (and until their successors qualify and are duly elected). Each of Mr. Coke and Mr. Roberts is currently a member of the DFT Board.

The executive officers of DLR immediately prior to the effective time of the company merger will continue to serve as the executive officers of the Combined Company, with A. William Stein continuing to serve as the Chief Executive Officer of the Combined Company. See “The Merger Agreement—Board of Directors, Partners and Officers of the Surviving Entities” on page 126 for more information.

DESCRIPTION OF CAPITAL STOCK

General

The following is a summary of some of the terms of DLR’s capital stock, DLR’s charter and DLR’s bylaws. You should read DLR’s charter and bylaws and the applicable provisions of Maryland law for complete information on DLR’s capital stock. The following summary is not complete and is subject to, and qualified in its entirety by reference to, the provisions of DLR’s charter and bylaws. To obtain copies of these documents, see “Where You Can Find More Information and Incorporation by Reference” beginning on page 192.

The description of DLR’s capital stock in this section applies to the capital stock of the Combined Company after the mergers. See “Comparison of Rights of the DLR Stockholders and the DFT Stockholders” beginning on page 175 for additional information.

As of August 7, 2017, the total number of shares of stock of all classes which DLR has authority to issue is 375,000,000 shares, consisting of 265,000,000 shares of common stock, $.01 par value per share, and 110,000,000 shares of preferred stock, $.01 par value per share.

As of August 7, 2017, 162,195,217 shares of DLR common stock were issued and outstanding (which includes 317,026 unvested restricted shares). 3,717,114 shares of common stock have been reserved for issuance under the Digital Realty Trust, Inc., Digital Services Inc. and Digital Realty Trust, L.P. 2004 and 2014 Incentive Award Plans in connection with existing and future awards. In addition, as of August 7, 2017, 10,000,000 shares of DLR’s 5.875% Series G Cumulative Redeemable Preferred Stock, 14,600,000 shares of DLR’s 7.375% Series H Cumulative Redeemable Preferred Stock, 10,000,000 shares of DLR’s 6.350% Series I Cumulative Redeemable Preferred Stock and 8,000,000 shares of DLR’s 5.250% Series J Cumulative Redeemable Preferred Stock were issued and outstanding.

Common Stock

The following description of DLR common stock sets forth certain general terms and provisions of DLR common stock. This description is in all respects subject to and qualified in its entirety by reference to the applicable provisions of DLR’s charter and bylaws. The common stock is listed on the NYSE under the symbol “DLR”.

All outstanding shares of the common stock are duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other class or series of stock and to the provisions of DLR’s charter regarding the restrictions on transfer of stock, holders of shares of the common stock are entitled to receive dividends on such stock if, as and when authorized by the DLR Board out of assets legally available therefor and declared by DLR and to share ratably in the assets of DLR legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding up after payment or establishment of reserves for all known debts and liabilities.

Subject to the provisions of DLR’s charter regarding the restrictions on transfer of stock and except as may be otherwise specified therein with respect to any class or series of common stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors and, except as provided with respect to any other class or series of stock, the holders of such shares will possess the exclusive voting power. There is no cumulative voting in the election of the board of directors, which means that the holders of a majority of the outstanding shares of the common stock can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors.

Holders of shares of the common stock have no preference, conversion, exchange, sinking fund or redemption rights, have no preemptive rights to subscribe for any securities of DLR and generally have no appraisal rights unless the DLR Board determines that appraisal rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which stockholders would otherwise be entitled to exercise appraisal rights. Subject to the provisions of DLR’s charter regarding the restrictions on transfer of stock, shares of the common stock will have equal dividend, liquidation and other rights.

Under the Maryland General Corporation Law, or MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, convert, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless the action is approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Except for certain charter amendments relating to the removal of directors and the vote required for certain amendments, DLR’s charter provides that these actions may be taken if declared advisable by a majority of the board of directors and approved by the vote of stockholders entitled to cast a majority of the votes entitled to be cast on the matter. However, Maryland law permits a corporation to transfer all or substantially all of its assets without the approval of the stockholders of the corporation to one or more persons if all of the equity interests of the person or persons are owned, directly or indirectly, by the corporation. In addition, operating assets may be held by a corporation’s subsidiaries and these subsidiaries may be able to transfer all or substantially all of such assets without a vote of the parent corporation’s stockholders.

DLR’s charter authorizes its board of directors to reclassify any unissued shares of the common stock into other classes or series of stock and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series.

Power to Increase Authorized Stock and Issue Additional Shares of the Common Stock.

The board of directors has the power to amend DLR’s charter from time to time without stockholder approval to increase or decrease the aggregate number of authorized shares of stock or the number of authorized shares of any issued series of stock, to issue additional authorized but unissued shares of stock and to classify or reclassify unissued shares of stock into other classes or series of stock and thereafter to cause DLR to issue such classified or reclassified shares of stock. Subject to the limited rights of holders of the series C preferred stock (after the closing of the mergers), series G preferred stock, series H preferred stock, series I preferred stock and series J preferred stock and each other parity class or series of preferred stock, voting together as a single class, to approve certain issuances of senior classes or series of stock, the additional classes or series, as well as the common stock, will be available for issuance without further action by the DLR stockholders, unless stockholder consent is required by applicable law or the rules of any stock exchange or automated quotation system on which the securities may be listed or traded.

Restrictions on Ownership and Transfer.

In order for DLR to qualify as a REIT under the Code, its stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities such as qualified pension plans) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

DLR’s charter contains restrictions on the ownership and transfer of the common stock, preferred stock and capital stock that are intended to assist DLR in complying with these requirements and continuing to qualify as a REIT. The relevant sections of the charter provide that, subject to the exceptions described below, no person or entity may beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% (by value or by number of shares, whichever is more restrictive) of the outstanding shares of the common stock or of any series of preferred stock, or more than 9.8% of the value of DLR’s outstanding capital stock. DLR refers to these restrictions as the “common stock ownership limit,” the “preferred stock ownership limit” and the “aggregate stock ownership limit,” respectively. A person or entity that becomes subject to one of the ownership limits by virtue of a violative transfer that results in a transfer to a trust, as set forth below, is referred to as a “purported beneficial transferee” if, had the violative transfer been effective, the person or entity would have been a record owner and beneficial owner or solely a beneficial owner of the common stock, any series of preferred stock, or the capital stock, as applicable, or is referred to as a “purported record transferee” if, had the violative transfer been effective, the person or entity would have been solely a record owner of the common stock, any series of the preferred stock, or the capital stock, as applicable.

The constructive ownership rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% of the common stock or any series of the preferred stock or less than 9.8% of the value of the outstanding capital stock (or the acquisition of an interest in an entity that owns, actually or constructively, DLR’s capital stock) by an individual or entity could, nevertheless, cause that individual or entity, or another individual or entity, to own constructively more than 9.8% of the outstanding common stock or a series of the preferred stock or capital stock, as applicable, and thereby subject such stock to the applicable ownership limit.

The DLR Board may, in its sole discretion waive, prospectively or retroactively, the common stock ownership limit or aggregate stock ownership limit with respect to a particular stockholder if it:

•	determines that such waiver will not cause any individual’s beneficial ownership of shares of DLR’s capital stock to violate the aggregate stock ownership limit and that any exemption from the applicable ownership limit will not jeopardize DLR’s status as a REIT; and

•	determines that such stockholder does not and will not own, actually or constructively, an interest in a tenant of DLR that would cause DLR to own, actually or constructively, more than a 9.8% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant or that any such ownership would not cause DLR to fail to qualify as a REIT under the Code.

The DLR Board may also, in its sole discretion waive, prospectively or retroactively, the preferred stock ownership limit with respect to a particular stockholder if it determines that such waiver will not: (1) cause any individual’s beneficial ownership of shares of DLR’s capital stock to violate the aggregate stock ownership limit, or (2) jeopardize DLR’s status as a REIT.

In connection with a waiver of an ownership limit or at any other time, the board of directors may increase the applicable ownership limit for one or more persons and decrease the applicable ownership limit for all other persons and entities; provided, however, that the decreased ownership limit will not be effective for any person or entity whose percentage ownership in the common stock, any series of the preferred stock or capital stock, as applicable, exceeds the decreased ownership limit until such time as such person or entity’s percentage ownership equals or falls below the decreased ownership limit; but any further acquisition of the common, preferred or capital stock, as applicable, in excess of such percentage ownership will be in violation of the applicable ownership limit. Additionally, the new ownership limit, as applicable, may not allow five or fewer stockholders to beneficially own more than 49% in value of DLR’s outstanding capital stock.

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of DLR’s stock that will or may violate any of the foregoing restrictions on transferability and ownership will be required to give notice immediately to DLR and provide it with such other information as it may request in order to determine the effect of such transfer on its status as a REIT. The foregoing provisions on transferability and ownership will not apply if the DLR Board determines that it is no longer in DLR’s best interests to attempt to qualify, or to continue to qualify, as a REIT.

Pursuant to DLR’s charter, if any purported transfer of DLR’s stock or any other event would otherwise result in any person violating the ownership limits or such other limit as established by the board of directors or would result in DLR’s being “closely held” under Section 856(h) of the Code or otherwise failing to qualify as a REIT, then that number of shares in excess of the applicable ownership limit or causing DLR to be “closely held” or otherwise to fail to qualify as a REIT (rounded up to the nearest whole share) will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by DLR and the intended transferee will acquire no rights in such shares. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in the transfer to the trust. Any dividend or other distribution paid to the purported record transferee, prior to DLR’s discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand for distribution to the beneficiary of the trust, and the trustee may reduce the amount payable to the purported record transferee upon the sale of the shares transferred to the trustee (as described below) by the amount of any such dividends or other distributions which have not been repaid to the trustee. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent a violation of the applicable ownership limit or the DLR’s being “closely held” or otherwise failing to qualify as a REIT, then the charter provides that the transfer of the shares in excess of the ownership limit will be void. If any transfer would result in shares of DLR’s stock being beneficially owned by fewer than 100 persons, then any such purported transfer will be void and of no force or effect and the intended transferee will acquire no rights in the shares.

Shares of DLR’s stock transferred to the trustee are deemed offered for sale to DLR, or its designee, at a price per share equal to the lesser of (1) the price paid by the purported record transferee for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares of DLR’s stock at market price, the last sales price reported on the NYSE on the trading day immediately preceding the day of the event which resulted in the transfer of such shares of DLR’s stock to the trust) and (2) the market price on the date DLR, or its designee, accepts such offer. DLR may reduce the amount payable to the purported record transferee by the amount of dividends and distributions which have been paid to the purported record transferee and are owed by the purported record transferee to the trustee. DLR will pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary. DLR has the right to accept such offer until the trustee has sold the shares of DLR’s stock held in the trust pursuant to the clauses discussed below. Upon a sale DLR, the interest of the charitable beneficiary in the shares sold terminates and the trustee must distribute the net proceeds of the sale to the purported record transferee and any dividends or other distributions held by the trustee with respect to such stock will be paid to the charitable beneficiary.

If DLR does not buy the shares, the trustee must, within 20 days of receiving notice from DLR of the transfer of shares to the trust, sell the shares to a person or entity designated by the trustee who could own the shares without violating the common stock ownership limit or the preferred stock ownership limit, as applicable, and the aggregate stock ownership limit or such other limit as established by the DLR Board. After that, the trustee must distribute to the purported record transferee an amount equal to the lesser of (1) the price paid by the purported record transferee or owner for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares at market price, the last sales price reported on the NYSE on the trading day immediately preceding the day of the event which resulted in the transfer of such shares of DLR’s stock to the trust) and (2) the sales proceeds (net of commissions and other expenses of sale) received by the trustee for the shares. The trustee may reduce the amount payable to the purported record transferee by the amount of dividends and distributions which have been paid to the purported record transferee and are owed by the purported record transferee to the trustee. Any net sales proceeds in excess of the amount payable to the purported record transferee will be immediately paid to the charitable beneficiary, together with any dividends or other distributions thereon. In addition, if prior to discovery by DLR that shares of its stock have been transferred to a trust, such shares of stock are sold by a purported record transferee, then such shares shall be deemed to have been sold on behalf of the trust and to the extent that the purported record transferee received an amount for or in respect of such shares that exceeds the amount that such purported record transferee was entitled to receive, such excess amount shall be paid to the trustee upon demand. The purported beneficial transferee or purported record transferee has no rights in the shares held by the trustee.

In addition, if the board of directors or other permitted designees determine in good faith that a proposed transfer would violate the restrictions on ownership and transfer set forth in the charter, the board of directors or other permitted designees will take such action as it deems or they deem advisable to refuse to give effect to or to prevent such transfer, including, but not limited to, causing DLR to redeem shares of common stock or preferred stock, refusing to give effect to the transfer on DLR’s books or instituting proceedings to enjoin the transfer.

Any beneficial owner or constructive owner of shares of DLR’s stock and any person or entity (including the stockholder of record) who is holding shares of DLR’s stock for a beneficial owner must, on request, provide DLR with a completed questionnaire containing the information regarding the ownership of such shares, as set forth in the applicable Treasury Regulations. In addition, any person or entity that is a beneficial owner or constructive owner of shares of DLR’s stock and any person or entity (including the stockholder of record) who is holding shares of DLR’s stock for a beneficial owner or constructive owner shall, on request, be required to disclose to DLR in writing such information as DLR may request in order to determine the effect, if any, of such stockholder’s actual and constructive ownership of shares of DLR’s stock on its status as a REIT and to ensure compliance with the common stock ownership limit, the preferred stock ownership limit and the aggregate stock ownership limit, or as otherwise permitted by the DLR Board.

All certificates representing shares of DLR’s common stock and preferred stock bear a legend referring to the restrictions described above.

Transfer Agent and Registrar. The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company, LLC.

6.625% Series C Cumulative Redeemable Perpetual Preferred Stock

General. In connection with the closing of the mergers, DLR will file with the State Department of Assessments and Taxation of the State of Maryland articles supplementary creating the series C preferred stock as a series of DLR’s preferred stock, designated as the 6.625% Series C Cumulative Redeemable Perpetual Preferred Stock. The following description of the series C preferred stock is qualified in its entirety by reference to such articles supplementary and DLR’s charter. The series C preferred stock will be validly issued, fully paid and nonassessable.

DLR intends to apply for listing of the series C preferred stock on the NYSE.

Ranking. The series C preferred stock will rank, with respect to dividend rights and rights upon DLR’s liquidation, dissolution or winding-up:

•	senior to all classes or series of the common stock and to any other class or series of stock expressly designated as ranking junior to the series C preferred stock;

•	on parity with any class or series of stock expressly designated as ranking on parity with the series C preferred stock, including the series G preferred stock, the series H preferred stock, the series I preferred stock and the series J preferred stock; and

•	junior to any other class or series of stock expressly designated as ranking senior to the series C preferred stock.

Dividend Rate and Payment Date. Holders of the series C preferred stock will be entitled to receive cumulative cash dividends on the series C preferred stock from and including the date of original issue, payable quarterly in arrears on or about the last calendar day of March, June, September and December of each year, commencing on December 29, 2017, at the rate of 6.625% per annum of the $25.00 liquidation preference per share (equivalent to an annual amount of $1.65625 per share). Dividends on the series C preferred stock will accrue whether or not DLR has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are authorized or declared.

Liquidation Preference. In the event of a liquidation, dissolution or winding up, holders of the series C preferred stock will have the right to receive $25.00 per share, plus accrued and unpaid dividends (whether or not earned or declared) up to but excluding the date of payment, before any payment is made to holders of the common stock and any other class or series of stock ranking junior to the series C preferred stock as to liquidation rights. The rights of holders of series C preferred stock to receive their liquidation preference will be subject to the proportionate rights of any other class or series of stock ranking on parity with the series C preferred stock as to liquidation.

Optional Redemption. The series C preferred stock may not be redeemed prior to May 15, 2021, except in limited circumstances to preserve DLR’s status as a REIT and pursuant to the special optional redemption right described below. On and after May 15, 2021, the series C preferred stock will be redeemable at DLR’s option, in whole or in part at any time or from time to time, for cash at a redemption price of $25.00 per share, plus accrued and unpaid dividends (whether or not authorized or declared) up to but excluding the redemption date. However, unless full cumulative dividends on the series C preferred stock for all past dividend periods have been, or contemporaneously are, paid or an amount in cash sufficient for the payment thereof is set apart, no shares of series C preferred stock may be redeemed; provided, that the foregoing restriction does not prevent DLR from taking action necessary to preserve its status as a REIT. Any partial redemption will be on a pro rata basis.

Special Optional Redemption. Upon the occurrence of a Change of Control, DLR may, at its option, redeem the series C preferred stock, in whole or in part within 120 days after the first date on which such Change of Control occurred, by paying $25.00 per share, plus any accrued and unpaid dividends to, but not including, the date of redemption. If, prior to the Change of Control Conversion Date (as defined below), DLR exercises any of its redemption rights relating to the series C preferred stock (whether its optional redemption right or its special optional redemption right), the holders of series C preferred stock will not have the conversion right described below.

No Maturity, Sinking Fund or Mandatory Redemption. The series C preferred stock will not have a stated maturity date and DLR will not be required to redeem the series C preferred stock at any time. Accordingly, the series C preferred stock will remain outstanding indefinitely, unless DLR decides, at its option, to exercise its redemption right or, under circumstances where the holders of the series C preferred stock have a conversion right, such holders decide to convert the series C preferred stock into common stock. The series C preferred stock is not subject to any sinking fund.

Voting Rights. Holders of series C preferred stock generally will have no voting rights. However, if DLR is in arrears on dividends on the series C preferred stock for six or more quarterly periods, whether or not consecutive, holders of the series C preferred stock (voting together as a class with the holders of all other classes or series of parity preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote at a special meeting called upon the written request of at least 10% of such holders or at the next annual meeting of stockholders and each subsequent annual meeting of stockholders for the election of two additional directors to serve on the DLR Board until all accumulated dividends with respect to the series C preferred stock and any other class or series of parity preferred stock have been fully paid. In addition, DLR may not make certain material and adverse changes to the terms of the series C preferred stock without the affirmative vote of the holders of at least two-thirds of the outstanding shares of series C preferred stock and all other shares of any class or series ranking on parity with the series C preferred stock that are entitled to similar voting rights (voting together as a single class).

Conversion. Upon the occurrence of a Change of Control, each holder of series C preferred stock will have the right (unless, prior to the Change of Control Conversion Date, DLR has provided or provides notice of its election to redeem the series C preferred stock) to convert some or all of the series C preferred stock held by such holder on the date the series of C preferred stock is to be converted, which DLR refers to as the Change of Control Conversion Date, into a number of shares of common stock per share of series C preferred stock to be converted equal to the lesser of:

•	the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference plus the amount of any accrued and unpaid dividends to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a series C preferred stock dividend payment and prior to the corresponding series C preferred stock dividend payment date, in which case no additional amount for such accrued and unpaid dividends will be included in this sum) by (ii) the Common Stock Price (as defined below); and

•	0.6389035 (i.e., the Share Cap), subject to certain adjustments;

subject, in each case, to provisions for the receipt of alternative consideration as described in the articles supplementary relating to the series C preferred stock.

The “Common Stock Price” will be (i) if the consideration to be received in the Change of Control by the holders of common stock is solely cash, the amount of cash consideration per share of common stock, (ii) if the consideration to be received in the Change of Control by holders of common stock is other than solely cash, the average of the closing price per share of common stock on the ten consecutive trading days immediately preceding, but not including, the effective date of such Change of Control and (iii) if there is not a readily determinable closing price for the common stock, the fair market value of such other consideration received in the Change of Control per share of common stock as determined by the DLR Board or a committee thereof.

If, prior to the Change of Control Conversion Date, DLR has provided or provides a redemption notice, whether pursuant to its special optional redemption right in connection with a Change of Control or its optional redemption right, holders of series C preferred stock will not have any right to convert the series C preferred stock into shares of DLR’s common stock in connection with the Change of Control and any shares of series C preferred stock selected for redemption that have been tendered for conversion will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date.

Except as provided above in connection with a Change of Control, the series C preferred stock will not be convertible into or exchangeable for any other securities or property.

Transfer Agent and Registrar. The transfer agent and registrar for the series C preferred stock will be American Stock Transfer & Trust Company, LLC.

5.875% Series G Cumulative Redeemable Preferred Stock

General. The DLR Board and a duly authorized committee thereof approved articles supplementary creating the series G preferred stock as a series of DLR’s preferred stock, designated as the 5.875% Series G Cumulative Redeemable Preferred Stock. The following description of the series G preferred stock is qualified in its entirety by reference to such articles supplementary and DLR’s charter. The series G preferred stock is validly issued, fully paid and nonassessable.

The series G preferred stock is currently listed on the NYSE as “DLR Pr G”.

Ranking. The series G preferred stock ranks, with respect to dividend rights and rights upon DLR’s liquidation, dissolution or winding-up:

•	senior to all classes or series of the common stock and to any other class or series of the stock expressly designated as ranking junior to the series G preferred stock;

•	on parity with any class or series of DLR’s stock expressly designated as ranking on parity with the series G preferred stock, including the series C preferred stock (after the closing of the mergers), series H preferred stock, series I preferred stock and series J preferred stock; and

•	junior to any other class or series of stock expressly designated as ranking senior to the series G preferred stock.

Dividend Rate and Payment Date. Holders are entitled to receive cumulative cash dividends on the series G preferred stock from and including the date of original issue, payable quarterly in arrears on or about the last calendar day of March, June, September and December of each year, at the rate of 5.875% per annum of the $25.00 liquidation preference per share (equivalent to an annual amount of $1.46875 per share). Dividends on the series G preferred stock will accrue whether or not DLR has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are authorized or declared.

Liquidation Preference. In the event of a liquidation, dissolution or winding up, holders of the series G preferred stock will have the right to receive $25.00 per share, plus accrued and unpaid dividends (whether or not earned or declared) up to but excluding the date of payment, before any payment is made to holders of the common stock and any other class or series of stock ranking junior to the series G preferred stock as to liquidation rights. The rights of holders of series G preferred stock to receive their liquidation preference will be subject to the proportionate rights of any other class or series of stock ranking on parity with the series G preferred stock as to liquidation.

Optional Redemption. The series G preferred stock may not be redeemed prior to April 9, 2018, except in limited circumstances to preserve DLR’s status as a REIT and pursuant to the special optional redemption right described below. On and after April 9, 2018, the series G preferred stock will be redeemable at DLR’s option, in whole or in part at any time or from time to time, for cash at a redemption price of $25.00 per share, plus accrued and unpaid dividends (whether or not authorized or declared) up to but excluding the redemption date. However, unless full cumulative dividends on the series G preferred stock for all past dividend periods have been, or contemporaneously are, paid or an amount in cash sufficient for the payment thereof is set apart, no shares of series G preferred stock may be redeemed unless all outstanding shares of series G preferred stock are simultaneously redeemed; provided, that the foregoing restriction does not prevent DLR from taking action necessary to preserve its status as a REIT. Any partial redemption will be on a pro rata basis.

Special Optional Redemption. Upon the occurrence of a Change of Control, DLR may, at its option, redeem the series G preferred stock, in whole or in part within 120 days after the first date on which such Change of Control occurred, by paying $25.00 per share, plus any accrued and unpaid dividends to, but not including, the date of redemption. If, prior to the Change of Control Conversion Date (as defined below), DLR exercises any of its redemption rights relating to the series G preferred stock (whether its optional redemption right or its special optional redemption right), the holders of series G preferred stock will not have the conversion right described below.

No Maturity, Sinking Fund or Mandatory Redemption. The series G preferred stock has no stated maturity date and DLR is not required to redeem the series G preferred stock at any time. Accordingly, the series G preferred stock will remain outstanding indefinitely, unless DLR decides, at its option, to exercise its redemption right or, under circumstances where the holders of the series G preferred stock have a conversion right, such holders decide to convert the series G preferred stock into common stock. The series G preferred stock is not subject to any sinking fund.

Voting Rights. Holders of series G preferred stock generally have no voting rights. However, if DLR is in arrears on dividends on the series G preferred stock for six or more quarterly periods, whether or not consecutive, holders of the series G preferred stock (voting together as a class with the holders of all other classes or series of parity preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote at a special meeting called upon the written request of at least 10% of such holders or at the next annual meeting of stockholders and each subsequent annual meeting of stockholders for the election of two additional directors to serve on the board of directors until all unpaid dividends with respect to the series G preferred stock and any other class or series of parity preferred stock have been paid or declared and a sum sufficient for the payment thereof set aside for payment. In addition, DLR may not make certain material and adverse changes to the terms of the series G preferred stock without the affirmative vote of the holders of at least two-thirds of the outstanding shares of series G preferred stock and all other shares of any class or series ranking on parity with the series G preferred stock that are entitled to similar voting rights (voting together as a single class).

Conversion. Upon the occurrence of a Change of Control, each holder of series G preferred stock will have the right (unless, prior to the Change of Control Conversion Date, DLR has provided or provides notice of its election to redeem the series G preferred stock) to convert some or all of the series G preferred stock held by such holder on the date the series of G preferred stock is to be converted, which DLR refers to as the Change of Control Conversion Date, into a number of shares of common stock per share of series G preferred stock to be converted equal to the lesser of:

•	the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference plus the amount of any accrued and unpaid dividends to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a series G preferred stock dividend payment and prior to the corresponding series G preferred stock dividend payment date, in which case no additional amount for such accrued and unpaid dividends will be included in this sum) by (ii) the Common Stock Price (as defined below); and

•	0.7532 (i.e., the Share Cap), subject to certain adjustments;

subject, in each case, to provisions for the receipt of alternative consideration as described in the articles supplementary relating to the Series G preferred stock.

The “Common Stock Price” will be (i) if the consideration to be received in the Change of Control by the holders of common stock is solely cash, the amount of cash consideration per share of common stock or (ii) if the consideration to be received in the Change of Control by holders of common stock is other than solely cash (x) the average of the closing sale prices per share of common stock (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control as reported on the principal U.S. securities exchange on which the common stock is then traded, or (y) the average of the last quoted bid prices for DLR’s common stock in the over-the-counter market as reported by Pink Sheets LLC or similar organization for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if the common stock is not then listed for trading on a U.S. securities exchange.

If, prior to the Change of Control Conversion Date, DLR has provided or provides a redemption notice, whether pursuant to its special optional redemption right in connection with a Change of Control or its optional redemption right, holders of series G preferred stock will not have any right to convert the series G preferred stock into shares of the common stock in connection with the Change of Control and any shares of series G preferred stock selected for redemption that have been tendered for conversion will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date.

Except as provided above in connection with a Change of Control, the series G preferred stock is not convertible into or exchangeable for any other securities or property.

Transfer Agent and Registrar. The transfer agent and registrar for the series G preferred stock is American Stock Transfer & Trust Company, LLC.

7.375% Series H Cumulative Redeemable Preferred Stock

General. The DLR Board and a duly authorized committee thereof approved articles supplementary creating the series H preferred stock as a series of DLR’s preferred stock, designated as the 5.875% Series H Cumulative

Redeemable Preferred Stock. The following description of the series H preferred stock is qualified in its entirety by reference to such articles supplementary and DLR’s charter. The series H preferred stock is validly issued, fully paid and nonassessable.

The series H preferred stock is currently listed on the NYSE as “DLR Pr H”.

Ranking. The series H preferred stock ranks, with respect to dividend rights and rights upon DLR’s liquidation, dissolution or winding-up:

•	senior to all classes or series of the common stock and to any other class or series of stock expressly designated as ranking junior to the series H preferred stock;

•	on parity with any class or series of stock expressly designated as ranking on parity with the series H preferred stock, including the series C preferred stock (after the closing of the mergers), series G preferred stock, series I preferred stock and series J preferred stock; and

•	junior to any other class or series of stock expressly designated as ranking senior to the series H preferred stock.

Dividend Rate and Payment Date. Holders are entitled to receive cumulative cash dividends on the series H preferred stock from and including the date of original issue, payable quarterly in arrears on or about the last calendar day of March, June, September and December of each year, at the rate of 7.375% per annum of the $25.00 liquidation preference per share (equivalent to an annual amount of $1.84375 per share). Dividends on the series H preferred stock will accrue whether or not DLR has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are authorized or declared.

Liquidation Preference. In the event of a liquidation, dissolution or winding up, holders of the series H preferred stock will have the right to receive $25.00 per share, plus accrued and unpaid dividends (whether or not earned or declared) up to but excluding the date of payment, before any payment is made to holders of the common stock and any other class or series of stock ranking junior to the series H preferred stock as to liquidation rights. The rights of holders of series H preferred stock to receive their liquidation preference will be subject to the proportionate rights of any other class or series of stock ranking on parity with the series H preferred stock as to liquidation.

Optional Redemption. The series H preferred stock may not be redeemed prior to March 26, 2019, except in limited circumstances to preserve DLR’s status as a REIT and pursuant to the special optional redemption right described below. On and after March 26, 2019, the series H preferred stock will be redeemable at DLR’s option, in whole or in part at any time or from time to time, for cash at a redemption price of $25.00 per share, plus accrued and unpaid dividends (whether or not authorized or declared) up to but excluding the redemption date. However, unless full cumulative dividends on the series H preferred stock for all past dividend periods have been, or contemporaneously are, paid or an amount in cash sufficient for the payment thereof is set apart, no shares of series H preferred stock may be redeemed unless all outstanding shares of series H preferred stock are simultaneously redeemed; provided, that the foregoing restriction does not prevent DLR from taking action necessary to preserve its status as a REIT. Any partial redemption will be on a pro rata basis.

Special Optional Redemption. Upon the occurrence of a Change of Control, DLR may, at its option, redeem the series H preferred stock, in whole or in part within 120 days after the first date on which such Change of Control occurred, by paying $25.00 per share, plus any accrued and unpaid dividends to, but not including, the date of redemption. If, prior to the Change of Control Conversion Date (as defined below), DLR exercises any of its redemption rights relating to the series H preferred stock (whether its optional redemption right or its special optional redemption right), the holders of series H preferred stock will not have the conversion right described below.

No Maturity, Sinking Fund or Mandatory Redemption. The series H preferred stock has no stated maturity date and DLR is not required to redeem the series H preferred stock at any time. Accordingly, the series H preferred stock will remain outstanding indefinitely, unless DLR decides, at its option, to exercise its redemption right or, under circumstances where the holders of the series H preferred stock have a conversion right, such holders decide to convert the series H preferred stock into common stock. The series H preferred stock is not subject to any sinking fund.

Voting Rights. Holders of series H preferred stock generally have no voting rights. However, if DLR is in arrears on dividends on the series H preferred stock for six or more quarterly periods, whether or not consecutive, holders of the series H preferred stock (voting together as a class with the holders of all other classes or series of parity preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote at a special meeting called upon the written request of at least 10% of such holders or at the next annual meeting of stockholders and each subsequent annual meeting of stockholders for the election of two additional directors to serve on the board of directors until all unpaid dividends with respect to the series H preferred stock and any other class or series of parity preferred stock have been paid or declared and a sum sufficient for the payment thereof set aside for payment. In addition, DLR may not make certain material and adverse changes to the terms of the series H preferred stock without the affirmative vote of the holders of at least two-thirds of the outstanding shares of series H preferred stock and all other shares of any class or series ranking on parity with the series H preferred stock that are entitled to similar voting rights (voting together as a single class).

Conversion. Upon the occurrence of a Change of Control, each holder of series H preferred stock will have the right (unless, prior to the Change of Control Conversion Date, DLR has provided or provides notice of its election to redeem the series H preferred stock) to convert some or all of the series H preferred stock held by such holder on the date the series of H preferred stock is to be converted, which DLR refers to as the Change of Control Conversion Date, into a number of shares of common stock per share of series H preferred stock to be converted equal to the lesser of:

•	the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference plus the amount of any accrued and unpaid dividends to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a series H preferred stock dividend payment and prior to the corresponding series H preferred stock dividend payment date, in which case no additional amount for such accrued and unpaid dividends will be included in this sum) by (ii) the Common Stock Price (as defined below); and

•	0.9632 (i.e., the Share Cap), subject to certain adjustments;

subject, in each case, to provisions for the receipt of alternative consideration as described in the articles supplementary relating to the Series H preferred stock.

The “Common Stock Price” will be (i) if the consideration to be received in the Change of Control by the holders of common stock is solely cash, the amount of cash consideration per share of common stock or (ii) if the consideration to be received in the Change of Control by holders of common stock is other than solely cash (x) the average of the closing sale prices per share of the common stock (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control as reported on the principal U.S. securities exchange on which the common stock is then traded, or (y) the average of the last quoted bid prices for the DLR’s common stock in the over-the-counter market as reported by Pink Sheets LLC or similar organization for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if the common stock is not then listed for trading on a U.S. securities exchange.

If, prior to the Change of Control Conversion Date, DLR has provided or provides a redemption notice, whether pursuant to its special optional redemption right in connection with a Change of Control or its optional redemption right, holders of series H preferred stock will not have any right to convert the series H preferred stock into shares of DLR’s common stock in connection with the Change of Control and any shares of series H preferred stock selected for redemption that have been tendered for conversion will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date.

Except as provided above in connection with a Change of Control, the series H preferred stock is not convertible into or exchangeable for any other securities or property.

Transfer Agent and Registrar. The transfer agent and registrar for the series H preferred stock is American Stock Transfer & Trust Company, LLC.

6.350% Series I Cumulative Redeemable Preferred Stock

General. The DLR Board and a duly authorized committee thereof approved articles supplementary creating the series I preferred stock as a series of DLR’s preferred stock, designated as the 6.350% Series I Cumulative Redeemable Preferred Stock. The following description of the series I preferred stock is qualified in its entirety by reference to such articles supplementary and DLR’s charter. The series I preferred stock is validly issued, fully paid and nonassessable.

The series I preferred stock is currently listed on the NYSE as “DLR Pr I”.

Ranking. The series I preferred stock ranks, with respect to dividend rights and rights upon DLR’s liquidation, dissolution or winding-up:

•	senior to all classes or series of the common stock and to any other class or series of stock expressly designated as ranking junior to the series I preferred stock;

•	on parity with any class or series of stock expressly designated as ranking on parity with the series I preferred stock, including the series C preferred stock (after the closing of the mergers), series G preferred stock, series H preferred stock and series J preferred stock; and

•	junior to any other class or series of stock expressly designated as ranking senior to the series I preferred stock.

Dividend Rate and Payment Date. Holders are entitled to receive cumulative cash dividends on the series I preferred stock from and including the date of original issue, payable quarterly in arrears on or about the last calendar day of March, June, September and December of each year, at the rate of 6.350% per annum of the $25.00 liquidation preference per share (equivalent to an annual amount of $1.5875 per share). Dividends on the series I preferred stock will accrue whether or not DLR has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are authorized or declared.

Liquidation Preference. In the event of a liquidation, dissolution or winding up, holders of the series I preferred stock will have the right to receive $25.00 per share, plus accrued and unpaid dividends (whether or not earned or declared) up to but excluding the date of payment, before any payment is made to holders of the common stock and any other class or series of stock ranking junior to the series I preferred stock as to liquidation rights. The rights of holders of series I preferred stock to receive their liquidation preference will be subject to the proportionate rights of any other class or series of stock ranking on parity with the series I preferred stock as to liquidation.

Optional Redemption. The series I preferred stock may not be redeemed prior to August 24, 2020, except in limited circumstances to preserve DLR’s status as a REIT and pursuant to the special optional redemption right described below. On and after August 24, 2020, the series I preferred stock will be redeemable at DLR’s option, in whole or in part at any time or from time to time, for cash at a redemption price of $25.00 per share, plus accrued and unpaid dividends (whether or not authorized or declared) up to but excluding the redemption date. However, unless full cumulative dividends on the series I preferred stock for all past dividend periods have been, or contemporaneously are, paid or an amount in cash sufficient for the payment thereof is set apart, no shares of series I preferred stock may be redeemed unless all outstanding shares of series I preferred stock are simultaneously redeemed; provided, that the foregoing restriction does not prevent DLR from taking action necessary to preserve its status as a REIT. Any partial redemption will be on a pro rata basis.

Special Optional Redemption. Upon the occurrence of a Change of Control, DLR may, at its option, redeem the series I preferred stock, in whole or in part within 120 days after the first date on which such Change of Control occurred, by paying $25.00 per share, plus any accrued and unpaid dividends to, but not including, the date of redemption. If, prior to the Change of Control Conversion Date (as defined below), DLR exercises any of its redemption rights relating to the series I preferred stock (whether its optional redemption right or its special optional redemption right), the holders of series I preferred stock will not have the conversion right described below.

No Maturity, Sinking Fund or Mandatory Redemption. The series I preferred stock has no stated maturity date and DLR is not required to redeem the series I preferred stock at any time. Accordingly, the series I preferred stock will remain outstanding indefinitely, unless DLR decides, at its option, to exercise its redemption right or, under circumstances where the holders of the series I preferred stock have a conversion right, such holders decide to convert the series I preferred stock into common stock. The series I preferred stock is not subject to any sinking fund.

Voting Rights. Holders of series I preferred stock generally have no voting rights. However, if DLR is in arrears on dividends on the series I preferred stock for six or more quarterly periods, whether or not consecutive, holders of the series I preferred stock (voting together as a class with the holders of all other classes or series of parity preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote at a special meeting called upon the written request of at least 10% of such holders or at the next annual meeting of stockholders and each subsequent annual meeting of stockholders for the election of two additional directors to serve on the DLR Board until all unpaid dividends with respect to the series I preferred stock and any other class or series of parity preferred stock have been paid or declared and a sum sufficient for the payment thereof set aside for payment. In addition, DLR may not make certain material and adverse changes to the terms of the series I preferred stock without the affirmative vote of the holders of at least two-thirds of the outstanding shares of series I preferred stock and all other shares of any class or series ranking on parity with the series I preferred stock that are entitled to similar voting rights (voting together as a single class).

Conversion. Upon the occurrence of a Change of Control, each holder of series I preferred stock will have the right (unless, prior to the Change of Control Conversion Date, DLR has provided or provides notice of its election to redeem the series I preferred stock) to convert some or all of the series I preferred stock held by such holder on the date the series of I preferred stock is to be converted, which DLR refers to as the Change of Control Conversion Date, into a number of shares of common stock per share of series I preferred stock to be converted equal to the lesser of:

•	the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference plus the amount of any accrued and unpaid dividends to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a series I preferred stock dividend payment and prior to the corresponding series I preferred stock dividend payment date, in which case no additional amount for such accrued and unpaid dividends will be included in this sum) by (ii) the Common Stock Price (as defined below); and

•	0.76231 (i.e., the Share Cap), subject to certain adjustments;

subject, in each case, to provisions for the receipt of alternative consideration as described in the articles supplementary relating to the Series I preferred stock.

The “Common Stock Price” will be (i) if the consideration to be received in the Change of Control by the holders of common stock is solely cash, the amount of cash consideration per share of common stock or (ii) if the consideration to be received in the Change of Control by holders of common stock is other than solely cash (x) the average of the closing sale prices per share of the common stock (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control as reported on the principal U.S. securities exchange on which the common stock is then traded, or (y) the average of the last quoted bid prices for the DLR’s common stock in the over-the-counter market as reported by Pink Sheets LLC or similar organization for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if the common stock is not then listed for trading on a U.S. securities exchange.

If, prior to the Change of Control Conversion Date, DLR has provided or provides a redemption notice, whether pursuant to its special optional redemption right in connection with a Change of Control or its optional redemption right, holders of series I preferred stock will not have any right to convert the series I preferred stock into shares of DLR’s common stock in connection with the Change of Control and any shares of series I preferred stock selected for redemption that have been tendered for conversion will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date.

Except as provided above in connection with a Change of Control, the series I preferred stock is not convertible into or exchangeable for any other securities or property.

Transfer Agent and Registrar. The transfer agent and registrar for the series I preferred stock is American Stock Transfer  & Trust Company, LLC.

5.250% Series J Cumulative Redeemable Preferred Stock

General. The DLR Board and a duly authorized committee thereof approved articles supplementary creating the series J preferred stock as a series of DLR’s preferred stock, designated as the 5.250% Series J Cumulative Redeemable Preferred Stock. The following description of the series J preferred stock is qualified in its entirety by reference to such articles supplementary and DLR’s charter. The series J preferred stock is validly issued, fully paid and nonassessable.

The series J preferred stock is currently listed on the NYSE as “DLR Pr J”.

Ranking. The series J preferred stock will rank, with respect to dividend rights and rights upon DLR’s liquidation, dissolution or winding-up:

•	senior to all classes or series of the common stock and to any other class or series of stock expressly designated as ranking junior to the series J preferred stock;

•	on parity with any class or series of stock expressly designated as ranking on parity with the series J preferred stock, including the series C preferred stock (after the closing of the mergers), series G preferred stock, series H preferred stock and series I preferred stock; and

•	junior to any other class or series of stock expressly designated as ranking senior to the series J preferred stock.

Dividend Rate and Payment Date. Holders are entitled to receive cumulative cash dividends on the series J preferred stock from and including the date of original issue, payable quarterly in arrears on or about the last calendar day of March, June, September and December of each year, at the rate of 5.250% per annum of the $25.00 liquidation preference per share (equivalent to an annual amount of $1.3125 per share). Dividends on the series J preferred stock will accrue whether or not DLR has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are authorized or declared.

Liquidation Preference. In the event of a liquidation, dissolution or winding up, holders of the series J preferred stock will have the right to receive $25.00 per share, plus accrued and unpaid dividends (whether or not earned or declared) up to but excluding the date of payment, before any payment is made to holders of the common stock and any other class or series of stock ranking junior to the series J preferred stock as to liquidation rights. The rights of holders of series J preferred stock to receive their liquidation preference will be subject to the proportionate rights of any other class or series of stock ranking on parity with the series J preferred stock as to liquidation.

Optional Redemption. The series J preferred stock may not be redeemed prior to August 7, 2022, except in limited circumstances to preserve DLR’s status as a REIT and pursuant to the special optional redemption right described below. On and after August 7, 2022, the series J preferred stock will be redeemable at DLR’s option, in whole or in part at any time or from time to time, for cash at a redemption price of $25.00 per share, plus accrued and unpaid dividends (whether or not authorized or declared) up to but excluding the redemption date. However, unless full cumulative dividends on the series J preferred stock for all past dividend periods have been, or contemporaneously are, paid or an amount in cash sufficient for the payment thereof is set apart, no shares of series J preferred stock may be redeemed unless all outstanding shares of series J preferred stock are simultaneously redeemed; provided, that the foregoing restriction does not prevent DLR from taking action necessary to preserve its status as a REIT. Any partial redemption will be on a pro rata basis.

Special Optional Redemption. Upon the occurrence of a Change of Control, DLR may, at its option, redeem the series J preferred stock, in whole or in part within 120 days after the first date on which such Change of Control occurred, by paying $25.00 per share, plus any accrued and unpaid dividends to, but not including, the date of redemption. If, prior to the Change of Control Conversion Date (as defined below), DLR exercises any of its redemption rights relating to the series J preferred stock (whether its optional redemption right or its special optional redemption right), the holders of series J preferred stock will not have the conversion right described below.

No Maturity, Sinking Fund or Mandatory Redemption. The series J preferred stock has no stated maturity date and DLR is not required to redeem the series J preferred stock at any time. Accordingly, the series J preferred stock will remain outstanding indefinitely, unless DLR decides, at its option, to exercise its redemption right or, under circumstances where the holders of the series J preferred stock have a conversion right, such holders decide to convert the series J preferred stock into common stock. The series J preferred stock is not subject to any sinking fund.

Voting Rights. Holders of series J preferred stock generally have no voting rights. However, if DLR is in arrears on dividends on the series J preferred stock for six or more quarterly periods, whether or not consecutive, holders of the series J preferred stock (voting together as a class with the holders of all other classes or series of parity preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote at a special meeting called upon the written request of at least 10% of such holders or at the next annual meeting of stockholders and each subsequent annual meeting of stockholders for the election of two additional directors to serve on the DLR Board until all unpaid dividends with respect to the series J preferred stock and any other class or series of parity preferred stock have been paid or declared and a sum sufficient for the payment thereof set aside for payment. In addition, DLR may not make certain material and adverse changes to the terms of the series J preferred stock without the affirmative vote of the holders of at least two-thirds of the outstanding shares of series J preferred stock and all other shares of any class or series ranking on parity with the series J preferred stock that are entitled to similar voting rights (voting together as a single class).

Conversion. Upon the occurrence of a Change of Control, each holder of series J preferred stock will have the right (unless, prior to the Change of Control Conversion Date, DLR has provided or provides notice of its election to redeem the series J preferred stock) to convert some or all of the series J preferred stock held by such holder on the date the series of J preferred stock is to be converted, which DLR refers to as the Change of Control

Conversion Date, into a number of shares of common stock per share of series J preferred stock to be converted equal to the lesser of:

•	the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference plus the amount of any accrued and unpaid dividends to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a series J preferred stock dividend payment and prior to the corresponding series J preferred stock dividend payment date, in which case no additional amount for such accrued and unpaid dividends will be included in this sum) by (ii) the Common Stock Price (as defined below); and

•	0.42521 (i.e., the Share Cap), subject to certain adjustments;

subject, in each case, to provisions for the receipt of alternative consideration as described in the articles supplementary relating to the Series J preferred stock.

The “Common Stock Price” will be (i) if the consideration to be received in the Change of Control by the holders of common stock is solely cash, the amount of cash consideration per share of common stock or (ii) if the consideration to be received in the Change of Control by holders of common stock is other than solely cash (x) the average of the closing sale prices per share of the common stock (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control as reported on the principal U.S. securities exchange on which the common stock is then traded, or (y) the average of the last quoted bid prices for the DLR’s common stock in the over-the-counter market as reported by Pink Sheets LLC or similar organization for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if the common stock is not then listed for trading on a U.S. securities exchange.

If, prior to the Change of Control Conversion Date, DLR has provided or provides a redemption notice, whether pursuant to its special optional redemption right in connection with a Change of Control or its optional redemption right, holders of series J preferred stock will not have any right to convert the series J preferred stock into shares of DLR’s common stock in connection with the Change of Control and any shares of series J preferred stock selected for redemption that have been tendered for conversion will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date.

Except as provided above in connection with a Change of Control, the series J preferred stock is not convertible into or exchangeable for any other securities or property.

Transfer Agent and Registrar. The transfer agent and registrar for the series J preferred stock is American Stock Transfer & Trust Company, LLC.

COMPARISON OF RIGHTS OF THE DLR STOCKHOLDERS AND

THE DFT STOCKHOLDERS

The rights of DFT stockholders are currently governed by and subject to the provisions of the MGCL, and the charter and bylaws of DFT. Upon consummation of the mergers, the rights of the former DFT stockholders who receive DLR common stock will be governed by the MGCL and the charter and bylaws of DLR, rather than the charter and bylaws of DFT.

The following is a summary of the material differences between the rights of DLR stockholders (which will be the rights of DLR stockholders following the merger) and DFT stockholders, but does not purport to be a complete description of those differences or a complete description of the terms of the DLR common stock subject to issuance in the mergers. The following summary is qualified in its entirety by reference to the relevant provisions of (i) Maryland law; (ii) the DLR charter; (iv) the DFT charter; (v) the DLR bylaws; and (vi) the DFT bylaws.

This section does not include a complete description of all differences among the rights of DLR stockholders and DFT stockholders, nor does it include a complete description of the specific rights of such stockholders.

Furthermore, the identification of some of the differences in the rights of such holders as material is not intended to indicate that other differences that may be equally important do not exist. You are urged to read carefully the relevant provisions of Maryland law, as well as the governing corporate instruments of each of DLR and DFT, copies of which are available, without charge, to any person, including any beneficial owner to whom this joint proxy statement/prospectus is delivered, by following the instructions listed under “Where You Can Find More Information and Incorporation by Reference.”

	Rights of DLR Stockholders (which will be the rights of stockholders of the Combined Company following the mergers)	Rights of DFT Stockholders
Corporate Governance	DLR is a Maryland corporation that has elected to be taxed as a REIT for U.S. federal income tax purposes. The rights of DLR stockholders are governed by the MGCL, the DLR charter and the DLR bylaws.	DFT is a Maryland corporation that has elected to be taxed as a REIT for U.S. federal income tax purposes. The rights of DFT stockholders are governed by the MGCL, the DFT charter and the DFT bylaws.

Authorized Capital Stock	DLR is authorized to issue an aggregate of 375,000,000 shares of capital stock, consisting of 265,000,000 shares of common stock, $0.01 par value per share, and 110,000,000 shares of preferred stock, $0.01 par value per share, subject to specific designations.	DFT is authorized to issue an aggregate of 300,000,000 shares of capital stock, consisting of 250,000,000 shares of common stock, $0.001 par value per share, and 50,000,000 shares of preferred stock, $0.001 par value per share, subject to specific designations.

	At August 7, 2017, there were issued and outstanding 162,195,217 shares of DLR common stock. At August 7, 2017, there were issued and outstanding 10,000,000 shares of the series G preferred stock,	At August 7, 2017, there were issued and outstanding 78,690,056 shares of DFT common stock. At August 7, 2017, there were issued and outstanding 8,050,000 shares of the DFT Series C preferred stock.

	Rights of DLR Stockholders (which will be the rights of stockholders of the Combined Company following the mergers)	Rights of DFT Stockholders

14,600,000 shares of the series H preferred stock, 10,000,000 shares of the series I preferred stock, and 8,000,000 shares of the series J preferred stock.

Preferred Stock. The DLR Board is authorized to issue shares of any class of stock, and to classify or reclassify any unissued shares of stock by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of such shares of stock.

Preferred Stock. The DFT Board is authorized to issue shares of any class of stock, and to classify or reclassify any unissued shares of stock by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of such shares of stock.

Voting Rights

Each outstanding share of DLR common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors and, except as provided with respect to any other class or series of stock, the holders of such shares will possess the exclusive voting power.

Preferred Stock. Holders of DLR preferred stock generally have no voting rights. However, if the company is in arrears on dividends on any series of preferred stock for six or more quarterly periods, whether or not consecutive, holders of such series (voting together as a class with the holders of all other classes or series of parity preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote at a special meeting called upon the written request of at least 10% of such holders or at the company’s next annual meeting and each subsequent annual meeting of stockholders for the election of

Each outstanding share of DFT common stock entitles the holder to one vote on all matters submitted to a vote of stockholders.

Preferred Stock. Holders of DFT preferred stock generally have no voting rights. However, if the company is in arrears on dividends on any series of preferred stock for six or more quarterly periods, whether or not consecutive, holders of such series (voting together as a class with the holders of all other classes or series of parity preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote at a special meeting called upon the written request of not less than a majority of all of the votes entitled to be cast at such meeting or at the company’s next annual meeting and each subsequent annual meeting of stockholders for the election of additional directors to serve on the DFT Board until all unpaid dividends with respect to any series of preferred stock have

	Rights of DLR Stockholders (which will be the rights of stockholders of the Combined Company following the mergers)	Rights of DFT Stockholders
	two additional directors to serve on the DLR Board until all unpaid dividends with respect to any series of preferred stock have been paid or declared and a sum sufficient for the payment thereof set aside for payment. In addition, DLR may not make certain material and adverse changes to the terms of any series of preferred stock without the affirmative vote of the holders of at least two-thirds of the outstanding shares of the affected series and all other shares of any class or series ranking on parity with such series of preferred stock that are entitled to similar voting rights (voting together as a single class).	been paid or declared and a sum sufficient for the payment thereof for the then current quarterly dividend period set aside for payment. In addition, DFT may not (i) amend, alter or repeal any provision of the DFT charter; or (ii) authorize, create, or increase the authorized amount of any class or series of capital stock having rights senior to the affected series with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up without the affirmative vote of the holders of at least two-thirds of the outstanding shares of the affected series and all other shares of any class or series ranking on parity with such series of preferred stock that are entitled to similar voting rights (voting together as a single class).

Cumulative Voting	Holders of DLR stock do not have the right to cumulate their votes with respect to the election of directors.	DFT stockholders do not have the right to cumulate their votes with respect to the election of directors.

Size of the Board of Directors	The DLR charter provides that the number of directors shall never be less than the minimum number of directors pursuant to the MGCL, with the number of directors established by the DLR Board, as provided in the DLR charter. The bylaws currently provide that the number of directors shall not be more than fifteen. The current size of the DLR Board is ten.	The DFT charter and bylaws provide for the minimum number of directors pursuant to the MGCL, with a maximum of 15 directors. The number of directors shall be established by a vote of the majority of the DFT Board, as provided in the DFT charter and bylaws. The current size of the DFT Board is eight.

Classified Board and Term of Directors	The DLR Board is not classified. The directors of DLR hold office until the next succeeding annual meeting of stockholders and until their successors qualify and are duly elected.	The DFT Board is not classified. The directors of DFT hold office until the next succeeding annual meeting of stockholders and until their successors qualify and are duly elected.

	Rights of DLR Stockholders (which will be the rights of stockholders of the Combined Company following the mergers)	Rights of DFT Stockholders
Election of Directors	A majority of all the votes cast at a meeting at which a quorum is present is sufficient to elect a director in an uncontested election. In a contested election (where a determination is made that the number of director nominees is expected to exceed the number of directors to be elected at a meeting), directors will be elected by a plurality of the votes cast.	In an uncontested election, the affirmative vote of a majority of the votes cast at a meeting at which a quorum is present is sufficient to elect a director. In a contested election, the plurality of the votes cast at a meeting at which a quorum is present is sufficient to elect a director.

Removal of Directors	Subject to the rights of holders of any series of preferred stock, any director, or the entire board, may be removed from office at any time, but only for cause and then only by the affirmative vote of at least two thirds of the votes entitled to be cast generally in the election of directors.	Subject to the rights of holders of one or more classes or series of preferred stock to elect or remove one or more directors, any director, or the entire DFT Board, may be removed from office at any time, but only for cause and then only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors.

Filling Vacancies of Directors	Pursuant to an election under Subtitle 8 of the MGCL, any vacancies on the DLR Board may be filled only by a majority of the remaining directors, whether or not sufficient to constitute a quorum.	DFT’s bylaws provide that any vacancies on the DFT Board may be filled in accordance with Section 3-804(c) of the MGCL. Any director on the DFT Board who is elected to fill a vacancy shall serve for the remainder of the full term in which the vacancy occurred and until a successor is elected and qualifies.

Amendment of Charter	Except for amendments to provisions governing removal of directors and the vote required for certain amendments, and except for those amendments permitted to be made without stockholder approval under Maryland law or by specific provision in the charter, any amendment to the DLR charter shall be valid only if declared advisable by the DLR Board and approved by the affirmative vote of holders of shares entitled to cast a majority	Under the MGCL, a Maryland corporation generally cannot amend its charter unless declared advisable by its board of directors and approved by the affirmative vote of its stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of a charter amendment by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter.

	Rights of DLR Stockholders (which will be the rights of stockholders of the Combined Company following the mergers)	Rights of DFT Stockholders
	of all the votes entitled to be cast on the matter. Any amendment to provisions governing the removal of directors and the vote required for certain amendments shall be valid only if declared advisable by the DLR Board and approved by the affirmative vote of holders of shares entitled to cast at least two-thirds of all the votes entitled to be cast on the matter.	The DFT charter provides that, except for those amendments permitted to be made without stockholder approval under Maryland law, any amendment to the DFT charter must be declared advisable by the DFT Board and approved by the affirmative vote of a majority vote of all stockholders entitled to cast a vote on the matter; however, any amendment to Article VII, Section 5.8 of the DFT charter shall be valid only if approved by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter.

Bylaw Amendments	DLR’s Board has the exclusive power to adopt, alter or repeal any provision of DLR’s bylaws and to make any new bylaws.	DFT’s bylaws may be altered, amended or repealed by the vote of a majority of the entire DFT Board or by the affirmative vote of a majority of all the votes entitled to be cast on the matter.

Mergers, Consolidations, Conversion, Dissolution, Statutory Share Exchanges or Sales of Substantially all Assets	Mergers, consolidations, conversion, dissolution, statutory share exchanges or sales of substantially all assets shall be valid only if declared advisable by the DLR Board and approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.	Mergers, consolidations, conversion, dissolution, statutory share exchanges or sales of substantially all assets shall be valid only if declared advisable by the DFT Board and approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.

Ownership Limitations	With certain limited exceptions, no person may beneficially own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% in value of the outstanding shares of DLR’s capital stock or more than 9.8% (by value or number of shares, whichever is more restrictive) of the outstanding shares of DLR’s common stock or any series of DLR’s preferred stock (which limit may be waived by the DLR Board with respect to a particular

With certain limited exceptions, no person (other than a qualified institutional investor or an excepted holder) may actually or constructively own more than 3.3% of the outstanding shares of DFT common stock by value or by number of shares, whichever is more restrictive, or 3.3% of DFT’s outstanding shares of capital stock by value.

The DFT charter permits certain qualified institutional investors to

	Rights of DLR Stockholders (which will be the rights of stockholders of the Combined Company following the mergers)	Rights of DFT Stockholders

stockholder if the board determines).

In the event of a purported transfer or other event that would, if effective, result in the ownership of shares in violation of the ownership limitation, that number of shares that would be owned by the transferee in excess of the ownership limit are automatically transferred to a trust for the benefit of a charitable beneficiary. The purported transferee has no right to receive dividends or other distributions on or vote such shares. DLR or its designee may purchase such shares for cash.

actually or constructively own up to 9.8% of DFT common stock by value or by number, whichever is more restrictive, or 9.8% of DFT’s outstanding capital stock (which limit may be waived by the DFT Board with respect to a particular stockholder if the DFT Board determines).

In the event of a transfer or other event that would, if effective, result in the ownership of shares in violation of the ownership limitation, the number of shares that would be owned by the transferee, known as the prohibited owner, in excess of the ownership limit will be automatically transferred to a charitable trust for the exclusive benefit of a charitable beneficiary, and the prohibited owner will not acquire any rights in such shares. The prohibited owner will not benefit economically from ownership of any shares of stock held in the charitable trust, will have no rights to dividends or other distributions and will not possess any rights to vote or other rights attributable to the shares of stock held in the charitable trust.

Annual Meetings of the Stockholders	The annual meeting of the DLR stockholders shall be held at a date and time set by the DLR Board.	The annual meeting of DFT stockholders shall be held at a date and time set by the DFT Board during the month of May of each year, or in the absence of such determination, on the third Thursday in the month of May at 10:00 a.m., Eastern Time.

Special Meetings of the Stockholders	A special meeting of DLR stockholders may be called by the chairman of the DLR Board, the DLR Board, the chief executive officer or president and must be called by the secretary to act on	A special meeting of DFT stockholders may be called by the chairman of the DFT Board, the chief executive officer or president, a majority of the DFT Board or upon the written request

	Rights of DLR Stockholders (which will be the rights of stockholders of the Combined Company following the mergers)	Rights of DFT Stockholders

any matter that may properly be considered at a meeting of stockholders upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast on such matter at any such special meeting of stockholders.

Business transacted at the special meeting of stockholders will be limited to the purposes specifically designated in the notice.

of stockholders entitled to cast not less than a majority of all the votes entitled to be cast at any such special meeting of stockholders.

Business transacted at the special meeting of stockholders will be limited to the purposes specifically designated in the notice to stockholders.

Advance Notice Provisions for Stockholder Nominations and Stockholder Business Proposals

The DLR bylaws provide that nominations for election to the DLR Board and the proposal of business to be considered by the stockholders may be made only:

•    pursuant to the notice of an annual meeting;

•    by or at the direction of the DLR Board; or

•    by a stockholder who is a stockholder of record both at the time of giving the advance notice required by the company’s bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated or any such other business and who has complied with the advance notice procedures set forth in the company’s bylaws.

In general, notice of stockholder nominations or business proposals for an annual meeting must be delivered not less than 120 days nor more than 150 days prior to the first anniversary of the date of the preceding year’s proxy statement, unless the annual meeting is advanced or delayed more than 30 days from the

The DFT bylaws provide that nominations for election to the DFT Board and the proposal of business to be considered by the stockholders may be made only:

•    pursuant to DFT’s notice of a meeting;

•    by or at the direction of the DFT Board; or

•    by a stockholder who is a stockholder of record both at the time of giving the advance notice required by the company’s bylaws and at the time of the meeting, who is entitled to vote at the meeting and who has complied with the advance notice procedures set forth in the company’s bylaws.

In general, notice of stockholder nominations or business for an annual meeting must be delivered not later than on the 90th day prior to the first anniversary of the date of the preceding year’s annual meeting nor earlier than the 120th day prior to the first anniversary of the date of the preceding year’s annual meeting, unless the annual meeting is advanced or delayed more than 30 days from the anniversary date of the preceding

	Rights of DLR Stockholders (which will be the rights of stockholders of the Combined Company following the mergers)	Rights of DFT Stockholders

anniversary date of the preceding year’s annual meeting, in which case notice must be delivered not later than the 120th day prior to the annual meeting, or, if later, the tenth day following the day on which the public announcement of the date of the meeting is first made.

Notice of stockholder nominations for a special meeting must be delivered not earlier than the 120th day prior to the special meeting, and not later than the close of business on the later of the 90th day prior to the meeting or the tenth day following the day on which the public announcement is first made of the date of the meeting and the nominees proposed by the DLR Board.

year’s annual meeting, in which case notice must be delivered not earlier than the 120th day prior to the annual meeting and not later than the later of the 90th day prior to the annual meeting or the tenth day following the day on which the public announcement of the date of the meeting is first made.

Notice of stockholder nominations for a special meeting must be delivered not earlier than the 120th day prior to the special meeting, and not later than the later of the 90th day prior to the special meeting or the tenth day following the day on which the public announcement is first made of the date of the meeting and the nominees proposed by the DFT Board.

Notice of Stockholder Meetings

The DLR bylaws provide that not less than 10 nor more than 90 days before each meeting of stockholders, DLR shall give notice to each stockholder entitled to vote at such meeting, and to each stockholder not entitled to vote but who is entitled to notice of the meeting, written or electronic notice stating the time and place of the meeting, and in the case of a special meeting or as otherwise may be required by Maryland law, the purpose for which the meeting is called. The notice shall be given by mail, by presenting it to such stockholder personally, by leaving it at the stockholder’s residence or usual place of business or by any other means permitted by Maryland law.

The DFT bylaws provide that not less than 10 nor more than 90 days before each meeting of stockholders, DFT shall give notice to each stockholder entitled to vote at such meeting, and to each stockholder not entitled to vote who is entitled to notice of the meeting, written or printed notice stating the time and place of the meeting and, in the case of a special meeting or as otherwise may be required by Maryland law, the purpose for which the meeting is called. The notice shall be given by mail, by presenting it to such stockholder personally, by leaving it at the stockholder’s residence or usual place of business or by any other means permitted by Maryland law.

State Anti-Takeover Statutes	Maryland law provides that holders of “control shares” of a Maryland corporation acquired in	Maryland law provides that holders of “control shares” of a Maryland corporation acquired in

Rights of DLR Stockholders (which will be the rights of stockholders of the Combined Company following the mergers)	Rights of DFT Stockholders

a “control share acquisition” have no voting rights with respect to the control shares except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquirer, by officers of the corporation or by employees who are also directors of the corporation. “Control shares” are shares of stock of the corporation which, if aggregated with other shares controlled by the acquirer, would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: one-tenth or more but less than one-third, one-third or more but less than a majority, or a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. Generally, a “control share acquisition” means the acquisition of outstanding control shares. A control share acquisition does not include shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or to acquisitions approved or exempted by the charter or bylaws of the corporation. As permitted under Maryland law, DLR’s bylaws provide that DLR has elected not to be governed by the provisions of the control share acquisition statute.

Under Maryland law, certain “business combinations” (which include a merger, consolidation, share exchange and certain transfers, issuances or reclassifications of equity securities) between a Maryland a “control share acquisition” have no voting rights with respect to the control shares except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquirer, by officers of the corporation or by employees who are also directors of the corporation. “Control shares” are shares of stock of the corporation which, if aggregated with other shares controlled by the acquirer, would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: one-tenth or more but less than one-third, one-third or more but less than a majority, or a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. Generally, a “control share acquisition” means the acquisition of outstanding control shares. A control share acquisition does not include shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or to acquisitions approved or exempted by the charter or bylaws of the corporation. As permitted under Maryland law, DFT’s bylaws provide that DFT has elected not to be governed by the provisions of the control share acquisition statute.

Under Maryland law, certain “business combinations” (which include a merger, consolidation, share exchange and certain transfers, issuances or reclassifications of equity securities) between a Maryland

Rights of DLR Stockholders (which will be the rights of stockholders of the Combined Company following the mergers)	Rights of DFT Stockholders
corporation and any person who beneficially owns ten percent or more of the voting power of the corporation’s outstanding voting stock, or an affiliate or associate of the corporation who beneficially owned ten percent or more of the voting power at any time within the preceding two years, in each case referred to as an “interested stockholder,” or an affiliate thereof, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must be recommended by the corporation’s board of directors and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder or its affiliates or associates. The super-majority vote requirements do not apply, however, to business combinations that are approved or exempted by the corporation’s board of directors prior to the time that the interested stockholder becomes an interested stockholder or the business combination satisfies certain minimum price, form of consideration and procedural requirements. As permitted under Maryland law, the DLR Board has by resolution opted out of the business combination provisions of the MGCL and, consequently, the five-year prohibition and the supermajority vote requirements will not apply to business combinations between DLR and any interested stockholder of DLR. The DLR charter provides that holders of	corporation and any person who beneficially owns ten percent or more of the voting power of the corporation’s outstanding voting stock, or an affiliate or associate of the corporation who beneficially owned ten percent or more of the voting power at any time within the preceding two years, in each case referred to as an “interested stockholder,” or an affiliate thereof, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must be recommended by the corporation’s board of directors and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder or its affiliates or associates. The super-majority vote requirements do not apply, however, to business combinations that are approved or exempted by the corporation’s board of directors prior to the time that the interested stockholder becomes an interested stockholder or the business combination satisfies certain minimum price, form of consideration and procedural requirements. As permitted under Maryland law, the DFT Board has adopted a resolution exempting DFT from the business combination provisions of Subtitle 6 of Title 3 of the MGCL relating to business combinations with interested stockholders or affiliates of interested stockholders.

Rights of DLR Stockholders (which will be the rights of stockholders of the Combined Company following the mergers)	Rights of DFT Stockholders

DLR stock are not entitled to exercise any rights of an objecting stockholder provided for under Maryland law unless the DLR Board determines that such rights apply.

Under certain provisions of Maryland law relating to unsolicited takeovers, a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors may elect to be subject, by provision in its charter or bylaws or by resolutions of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions: (i) a classified board, (ii) a two-thirds vote requirement for removing a director, (iii) a requirement that the number of directors be fixed only by vote of the directors, (iv) that any and all vacancies on the board of directors may be filled by the remaining directors, even if the remaining directors do not constitute a quorum, and for the remainder of the full term of the class of directors in which the vacancy occurred, and (v) a majority requirement for the calling of a stockholder-requested special meeting of stockholders. Through provisions in DLR’s charter and bylaws unrelated to the statute, DLR already has a two-thirds vote requirement for the removal of directors, has a majority requirement for stockholder-requested special meetings, and vests in the board of directors the sole power to fix the number of directorships, provided that the number is not less than the minimum number required by Maryland law. Pursuant to DLR’s election to be subject to

Under Maryland law, “objecting stockholders” are granted certain rights, including appraisal rights. As permitted under Maryland law, DFT’s charter provides that DFT has elected not to be bound by the “objecting stockholders” statute.

Under certain provisions of Maryland law relating to unsolicited takeovers, a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors may elect to be subject, by provision in its charter or bylaws or by resolutions of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions: (i) a classified board, (ii) a two-thirds vote requirement for removing a director, (iii) a requirement that the number of directors be fixed only by vote of the directors, (iv) that any and all vacancies on the board of directors may be filled by the remaining directors, even if the remaining directors do not constitute a quorum, and for the remainder of the full term of the class of directors in which the vacancy occurred, and (v) a majority requirement for the calling of a stockholder-requested special meeting of stockholders.

Through provisions in DFT’s charter and bylaws unrelated to the statute, DFT already has a two-thirds vote requirement for the removal of directors, has a majority requirement for stockholder-requested special meetings, and vests in the board of directors the sole power to fix the number of directorships, provided that the number is not less than the

	Rights of DLR Stockholders (which will be the rights of stockholders of the Combined Company following the mergers)	Rights of DFT Stockholders
	Section 3-804(c) of the MGCL, DLR’s charter and bylaws provide that, except as may be provided by the DLR Board in setting the terms of any class or series of preferred stock, any vacancy on the board of directors may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred.	minimum number required by Maryland law. Pursuant to DFT’s election to be subject to Section 3-804(c) of the MGCL, DFT’s charter and bylaws provide that, except as may be provided by the DFT Board in setting the terms of any class or series of preferred stock, any vacancy on the board of directors may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred. Pursuant to another election made by the DFT Board, the DFT Board cannot elect to be subject to the remaining provisions of this statute without first being approved by the DFT stockholders by the affirmative vote of at least a majority of the votes cast on the matter by stockholders entitled to vote on such matter.

Stockholder Rights Plan	DLR does not have a stockholder rights plan in effect.	DFT does not have a stockholder rights plan in effect.

Liability and Indemnification of Directors and Officers	DLR’s charter contains provisions limiting, to the maximum extent that Maryland law in effect from time to time permits, the liability of directors or officers of DLR to DLR or its stockholders for money damages. Therefore, DLR directors and officers shall have no liability to DLR or its stockholders for money or other damages except to the extent that (i) it is proven that the director or officer actually received an improper personal benefit or profit, or (ii) a judgment or other final adjudication adverse to the director or officer is entered in a proceeding based on a finding in

DFT’s charter contains provisions limiting the liability of directors and officers, to the maximum extent that Maryland law in effect from time to time permits, such that no present or former director or officer of DFT shall be liable to DFT or its stockholders for money damages.

DFT’s charter permits DFT, and DFT’s bylaws obligate DFT, to the maximum extent permitted by Maryland law, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, to pay or reimburse reasonable

	Rights of DLR Stockholders (which will be the rights of stockholders of the Combined Company following the mergers)	Rights of DFT Stockholders

the proceeding that the action, or failure to act, of the director or officer, was the result of active and deliberate dishonesty, and was material to the cause of action.

DLR’s charter permits DLR, and DLR’s bylaws obligate DLR, to the maximum extent permitted by Maryland law, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any of DLR’s present or former directors or officers who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or (ii) any individual who, while serving as a director or officer of DLR and at DLR’s request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made party to the proceeding by reason of his or her service in that capacity. DLR may, with the approval of the DLR Board, provide such indemnification and payment or reimbursement of expenses to an individual who served a predecessor of DLR in any such capacities described above, or to any employee or agent of DLR or a predecessor of DLR.

expenses in advance of final disposition of a proceeding to (i) any individual who is a present or former director or officer of DFT and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity or (ii) any individual who, while serving as a director or officer of DFT and at the request of DFT, serves or has served as a director, officer, partner or trustee of another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made party to the proceeding by reason of his or her service in that capacity. DFT may, with the approval of the DFT Board, provide such indemnification and advancement of expenses to an individual who served a predecessor of DFT in any such capacities described above, or to any employee or agent of DFT or a predecessor of DFT.

Distributions	The DLR bylaws provide that the DLR Board may authorize dividends and other distributions upon shares of DLR’s stock, subject to provisions of law and the DLR charter. Before payment of any dividends or other	The DFT bylaws provide that the DFT Board may authorize dividends and other distributions upon shares of DFT’s stock, subject to provisions of law and the DFT charter. Before payment of any dividends or other

Rights of DLR Stockholders (which will be the rights of stockholders of the Combined Company following the mergers)	Rights of DFT Stockholders
distributions, the DLR Board may set aside out of the assets of DLR available for dividends or other distributions such sums as the DLR Board may from time to time, in its absolute discretion, think proper as a reserve fund for contingencies, for equalizing dividends, for repairing or maintaining any property of DLR or for such other purposes of the DLR Board shall determine, and the DLR Board may modify or abolish any such reserve.	distributions, the DFT Board may set aside out of the assets of DFT available for dividends or other distributions such sum or sums as the DFT Board may from time to time, in its absolute discretion, think proper as a reserve fund for contingencies, for equalizing dividends or other distributions, for repairing or maintaining any property of DFT or for such other purposes as the DFT Board shall determine to be in the best interests of the company, and the DFT Board may modify or abolish any such reserve.

STOCKHOLDER PROPOSALS

2018 DLR Annual Meeting of Stockholders

If the mergers are completed, the DFT stockholders will become the stockholders of DLR. DLR’s first regularly scheduled annual meeting of stockholders following the completion of the mergers will occur in 2018. A date has not been set for DLR’s 2018 annual meeting of stockholders. Any stockholder proposal pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act, to be considered for inclusion in DLR’s proxy materials for the 2018 annual meeting of stockholders must be received at DLR’s principal executive offices, Four Embarcadero Center, Suite 3200, San Francisco, California 94111, no later than November 29, 2017.

In addition, any DLR stockholder who wishes to propose a nominee to the DLR Board or propose any other business to be considered by the stockholders (other than a stockholder proposal included in DLR’s proxy materials pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act) must comply with the advance notice provisions and other requirements of Article II, Section 11 of DLR’s bylaws, which are on file with the SEC and may be obtained by any stockholder who sends a written request to such effect to Investor Relations, Digital Realty Trust, Inc., Four Embarcadero Center, Suite 3200, San Francisco, CA 94111. These notice provisions require that nominations of individuals for election to the DLR Board and the proposal of business to be considered by the stockholders for the 2018 annual meeting of stockholders must be received no earlier than October 30, 2017 and no later than 5:00 p.m., Pacific Time on November 29, 2017. All proposals should be submitted to the attention of DLR’s secretary at DLR’s principal executive offices at the address above. All proposals must be in writing and otherwise in compliance with applicable SEC requirements and DLR’s bylaws.

2018 DFT Annual Meeting of Stockholders

DFT will not hold an annual meeting of stockholders in 2018 if the mergers are completed because DFT will have been merged out of existence in the company merger. However, if the merger agreement is terminated for any reason, DFT expects to hold an annual meeting of stockholders in 2018. A date has not been set for DFT’s 2018 annual meeting.

If DFT holds an annual meeting in 2018, for stockholder proposals to be brought before the 2018 annual meeting, DFT’s bylaws provide that any eligible proposing stockholder must give written notice to DFT’s secretary.

Any stockholder proposal pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act, to be considered for inclusion in DFT’s proxy materials for the 2018 annual meeting of stockholders must be received at DFT’s principal executive on or before December 4, 2017. All proposals should be submitted to the attention of DFT’s secretary at DFT’s principal executive offices. All proposals must be in writing and otherwise in compliance with applicable SEC requirements and DFT’s bylaws. DFT will determine whether or not to include any proposal in its proxy statement and form of proxy on a case-by-case basis in accordance with its judgment and the regulations governing the solicitations of proxies and other relevant regulations of the SEC. DFT will not consider proposals received after December 4, 2017 for inclusion in its proxy materials for its 2018 annual meeting of stockholders. Stockholder proposals submitted outside the processes of Rule 14a-8 of the rules promulgated under the Securities Exchange Act of 1934, as amended, will be considered untimely if received after March 14, 2018.

Pursuant to DFT’s bylaws, in order for a stockholder to nominate a candidate for election as a director at an annual meeting of stockholders or propose business for consideration at such meeting, notice must be given in writing to DFT’s secretary not later than the close of business on the 90th day prior to the first anniversary of the date of the preceding year’s annual meeting of stockholders nor earlier than the 120th day prior to the first anniversary of the date of the preceding year’s annual meeting of stockholders. As a result, any notice given by or on behalf of a stockholder pursuant to the provisions of DFT’s bylaws must be delivered in writing via personal delivery or United States certified mail, postage prepaid to DFT’s secretary not earlier than February 12, 2018, and not later than March 14, 2018, in order to be included in the agenda for DFT’s annual meeting.

LEGAL MATTERS

It is a condition to the mergers that DLR and DFT receive opinions from Latham & Watkins LLP and Hogan Lovells US LLP, respectively, concerning the U.S. federal income tax consequences of the mergers. The validity of the shares of DLR to be issued in the mergers will be passed upon for DLR by Venable LLP.

EXPERTS

DLR

The consolidated financial statements and financial statement schedule III of DLR and DLR OP and subsidiaries as of December 31, 2016 and 2015, and for each of the years in the three-year period ended December 31, 2016, and management’s assessment of the effectiveness of internal control over financial reporting of DLR as of December 31, 2016 have been incorporated by reference herein and in reliance upon the reports of KPMG LLP, independent registered public accounting firm, whose reports are incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

DFT

The consolidated financial statements of DFT and DFT OP at December 31, 2016 and 2015, and for each of the three years in the period ended December 31, 2016 (including schedules therein), incorporated by reference in this joint proxy statement/prospectus of DLR and DFT, which is referred to and made a part of this prospectus and registration statement of DLR, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE

DLR and DFT each file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, including DLR and DFT, who file electronically with the SEC. The address of that site is www.sec.gov.

Investors may also consult DLR’s or DFT’s website for more information about DLR or DFT, respectively. DLR’s website is www.digitalrealty.com. DFT’s website is www.dft.com. Information included on these websites is not incorporated by reference into this joint proxy statement/prospectus.

DLR has filed with the SEC a registration statement of which this joint proxy statement/prospectus forms a part. The registration statement registers the shares of DLR common stock to be issued to DFT stockholders in the mergers. The registration statement, including the exhibits and schedules thereto, contains additional relevant information about DLR common stock. The rules and regulations of the SEC allow DLR and DFT to omit certain information included in the registration statement from this joint proxy statement/prospectus.

In addition, the SEC allows DLR and DFT to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information included directly in this joint proxy statement/prospectus or later filed. This joint proxy statement/prospectus contains summaries of certain provisions contained in some of the DLR or DFT documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents.

This joint proxy statement/prospectus incorporates by reference the documents listed below that DLR has previously filed with the SEC; provided, however, that we are not incorporating by reference, in each case, any documents, portions of documents or information deemed to have been furnished and not filed in accordance with SEC rules. The documents listed below contain important information about DLR, its financial condition or other matters.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017 and June 30, 2017.

•	Current Reports on Form 8-K, filed on May 11, 2017, May 23, 2017, June 9, 2017, June 15, 2017, July 10, 2017, July 12, 2017, July 12, 2017, July 21, 2017, August 2, 2017, August 7, 2017, August 9, 2017, August 11, 2017 and August 14, 2017 (other than documents or portions of those documents not deemed to be filed).

•	Proxy Statement for DLR’s 2017 Annual Meeting of Stockholders, on Schedule 14A filed with the SEC on March 29, 2017.

•	The section captioned “United States Federal Income Tax Considerations” in the Registration Statement on Form S-3 filed on July 28, 2017.

In addition, DLR incorporates by reference herein any filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement that contains this joint proxy statement/prospectus and prior to the effectiveness of this joint proxy statement/prospectus and any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the effective date of the mergers (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K or exhibits filed under Item 9.01 relating to those Items, unless expressly stated otherwise therein). Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

You can obtain any of the documents listed above from the SEC, through the SEC’s website at the address described above or from DLR by requesting them in writing or by telephone at the following address:

Digital Realty Trust, Inc.

Four Embarcadero Center, Suite 3200

San Francisco, CA 94111

Attention: Investor Relations

(415) 738-6500

www.digitalrealty.com

These documents are available from DLR without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this joint proxy statement/prospectus forms a part.

This joint proxy statement/prospectus also incorporates by reference the documents listed below that DFT has previously filed with the SEC; provided, however, that we are not incorporating by reference, in each case, any documents, portion of documents or information deemed to have been furnished and not filed in accordance with SEC rules. The documents listed below contain important information about DFT, its financial condition or other matters.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017 and June 30, 2017.

•	Current Reports on Form 8-K, filed on January 10, 2017, February 22, 2017, February 23, 2017, June 9, 2017 and June 15, 2017 (other than documents or portions of those documents not deemed to be filed).

•	Proxy Statement for DFT’s 2017 Annual Meeting of Stockholders, on Schedule 14A filed with the SEC on April 13, 2017.

In addition, DFT incorporates by reference any filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement that contains this joint proxy statement/prospectus and prior to the effectiveness of this joint proxy statement/prospectus and any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the date of the DFT special meeting (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K or exhibits filed under Item 9.01 relating to those Items, unless expressly stated otherwise therein). Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

You can obtain any of these documents from the SEC, through the SEC’s website at the address described above, or DFT will provide you with copies of these documents, without charge, upon written or oral request to:

DuPont Fabros Technology, Inc.

401 9th St. NW, Suite 600

Washington, DC 20004

Attention: Investor Relations

(202) 478-2330

www.dft.com

If you are a stockholder of DLR or a stockholder of DFT and would like to request documents, please do so by Friday, September 1, 2017, to receive them before the DLR special meeting or the DFT special meeting, as applicable. If you request any documents from DLR or DFT, DLR or DFT, as applicable, will mail them to you by first class mail, or another equally prompt means, within one business day after DLR or DFT receives your request.

If you have any questions about the mergers or how to submit your proxy, or you need additional copies of this joint proxy statement/prospectus, the enclosed proxy card or voting instructions, you can also contact MacKenzie, DLR’s proxy solicitor, or Georgeson, DFT’s proxy solicitor, at the following addresses and telephone numbers:

If you are a DLR stockholder:	If you are a DFT stockholder:

MacKenzie Partners, Inc. 105 Madison Avenue	Georgeson 1290 Avenue of the Americas, 9th Floor
New York, NY 10016 Call Collect (212) 929-5500	New York, NY 10104 Call Toll-Free (866) 296-6841
Call Toll-Free (800) 322-2885 Email: DLR@mackenziepartners.com	Email: DFT@georgeson.com

This document is a prospectus of DLR and is a joint proxy statement of DLR and DFT for the DLR special meeting and the DFT special meeting. Neither DLR nor DFT has authorized anyone to give any information or make any representation about the mergers or DLR or DFT that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that DLR or DFT has incorporated by reference into this joint proxy statement/prospectus. Therefore, if anyone does give you different, additional or inconsistent information, you should not rely on it. The information contained in this joint proxy statement/prospectus speaks only as of the date of this joint proxy statement/prospectus unless the information specifically indicates that another date applies.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

This joint proxy statement/prospectus incorporates by reference the unaudited pro forma consolidated financial information of DLR and DFT included in the Current Report on Form 8-K, filed on August 14, 2017.

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

DIGITAL REALTY TRUST, INC.,

DIGITAL REALTY TRUST, L.P.,

PENGUINS REIT SUB, LLC,

PENGUINS OP SUB, LLC,

PENGUINS OP SUB 2, LLC,

DUPONT FABROS TECHNOLOGY, INC.,

and

DUPONT FABROS TECHNOLOGY, L.P.

dated as of

June 8, 2017

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (hereinafter referred to as this “Agreement”), dated June 8, 2017, is by and among Digital Realty Trust, Inc., a Maryland corporation (“DLR”), Penguins REIT Sub, LLC, a Maryland limited liability company and wholly owned subsidiary of DLR (“REIT Merger Sub”), Digital Realty Trust, L.P., a Maryland limited partnership and subsidiary of DLR (“DLR OP”), Penguins OP Sub 2, LLC, a Maryland limited liability company and wholly owned subsidiary of DLR OP (“Merger Sub GP”), and Penguins OP Sub, LLC, a Maryland limited liability company and subsidiary of DLR OP and Merger Sub GP (“OP Merger Sub” and, together with DLR, REIT Merger Sub, DLR OP and Merger Sub GP, the “DLR Parties”), DuPont Fabros Technology, Inc., a Maryland corporation (the “Company”), and DuPont Fabros Technology, L.P., a Maryland limited partnership and subsidiary of the Company (the “Company Operating Partnership”). All capitalized terms used in this Agreement shall have the meaning ascribed to such terms in Section 9.5 or as otherwise defined elsewhere in this Agreement unless the context clearly provides otherwise. DLR, REIT Merger Sub, DLR OP, Merger Sub GP, OP Merger Sub, the Company Operating Partnership and the Company are each sometimes referred to herein as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, the Parties wish to effect a business combination through a merger of the Company with and into REIT Merger Sub, with REIT Merger Sub being the surviving entity (the “Company Merger”), and (i) each share of common stock, par value $0.001 per share, of the Company (the “Company Common Stock” or “Company Shares”) issued and outstanding immediately prior to the Company Merger Effective Time will be converted into the right to receive the Merger Consideration and (ii) each share of 6.625% Series C Cumulative Redeemable Perpetual Preferred Stock, par value $0.001 per share, of the Company (the “Company Series C Preferred Stock) issued and outstanding immediately prior to the Company Merger Effective Time will be converted into the right to receive the Preferred Merger Consideration, upon the terms and conditions set forth in this Agreement and in accordance with the Maryland General Corporation Law (the “MGCL”) and the Maryland Limited Liability Company Act (the “MLLCA”);

WHEREAS, the Parties also wish to effect a merger of the Company Operating Partnership in connection with the Company Merger, in which OP Merger Sub shall merge with and into the Company Operating Partnership with the Company Operating Partnership being the surviving entity (the “Partnership Merger” and, together with the Company Merger, the “Mergers”), and each outstanding Company Partnership Unit held by a Person other than the Company immediately prior to the Partnership Merger Effective Time will be converted into the right to receive New DLR OP Units or, at the election of such Person, the Merger Consideration, upon the terms and conditions set forth in this Agreement and in accordance with the Maryland Revised Uniform Limited Partnership Act (the “MRULPA”) and the MLLCA;

WHEREAS, the board of directors of the Company (the “Company Board of Directors”) has (a) duly and validly authorized the execution and delivery of this Agreement and declared advisable the Company Merger and the other transactions contemplated by this Agreement (collectively, the “Transactions”), (b) directed that the Company Merger and the other Transactions each be submitted for consideration at a meeting of the Company’s stockholders and (c) subject to Section 5.3(e), resolved to recommend that the Company’s stockholders vote in favor of the approval of the Company Merger and the other Transactions (the “Company Board Recommendation”) and to include such recommendation in the Joint Proxy Statement;

WHEREAS, the board of directors of DLR (the “DLR Board of Directors”) has (a) duly and validly authorized the execution and delivery of this Agreement and declared advisable the Mergers and the other Transactions, (b) directed that the issuance of shares of common stock, par value $0.01 per share, of DLR (the “DLR Common Stock”) in connection with the Mergers be submitted for consideration at a meeting of DLR’s stockholders, and (c) resolved to recommend that the stockholders of DLR vote in favor of the issuance of DLR Common Stock in connection with the Mergers and to include such recommendation in the Joint Proxy Statement (the “DLR Board Recommendation”);

WHEREAS, the Company on its own behalf and as the sole general partner of the Company Operating Partnership has approved this Agreement, the Partnership Merger and the other Transactions and deemed it advisable and in the best interests of the Company Operating Partnership to enter into this Agreement and to consummate the Partnership Merger and the other Transactions on the terms and conditions set forth herein;

WHEREAS, DLR on its own behalf and as the sole general partner of DLR OP has approved this Agreement, the Mergers and the other Transactions and deemed it advisable and in the best interests of DLR OP to enter into this Agreement and to perform its obligations hereunder on the terms and conditions set forth herein;

WHEREAS, DLR on its own behalf and as the sole member of REIT Merger Sub has approved this Agreement, the Company Merger and the other Transactions and deemed it advisable and in the best interests of REIT Merger Sub to enter into this Agreement and to consummate the Company Merger and the other Transactions on the terms and conditions set forth herein;

WHEREAS, DLR OP and Merger Sub GP, constituting all of the members of OP Merger Sub, have approved this Agreement, the Partnership Merger and the other Transactions and deemed it advisable and in the best interests of OP Merger Sub to enter into this Agreement and to consummate the Partnership Merger and the other Transactions and to perform its obligations hereunder on the terms and conditions set forth herein;

WHEREAS, as an inducement to the DLR Parties to enter into this Agreement, certain of the holders of Company Partnership Units, each as set forth on Schedule A hereto, have agreed to enter into a New Tax Protection Agreement with terms substantially as set forth on Exhibit A attached hereto (the “Terms of New Tax Protection Agreement”) which New Tax Protection Agreement shall become effective as of and conditioned upon the occurrence of the Closing;

WHEREAS, DLR, REIT Merger Sub, DLR OP, Merger Sub GP, OP Merger Sub, the Company Operating Partnership and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Mergers and also prescribe various conditions to the Mergers.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT

ARTICLE I

THE MERGERS

Section 1.1 The Partnership Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the MRULPA and the MLLCA, at the Partnership Merger Effective Time, OP Merger Sub shall be merged with and into the Company Operating Partnership, whereupon the separate existence of OP Merger Sub will cease, with the Company Operating Partnership surviving the Partnership Merger (the Company Operating Partnership, as the surviving entity in the Partnership Merger, sometimes being referred to herein as the “Surviving Partnership”), such that following the Partnership Merger, DLR OP will hold a limited partnership interest in the Surviving Partnership with Merger Sub GP being the general partner of the Surviving Partnership. The Partnership Merger shall have the effects provided in this Agreement and as specified in Section 10-208 of the MRULPA and Section 4A-709 of the MLLCA.

Section 1.2 The Company Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the MGCL and the MLLCA, at the Company Merger

Effective Time, the Company shall be merged with and into REIT Merger Sub, whereupon the separate existence of the Company will cease, with REIT Merger Sub surviving the Company Merger (REIT Merger Sub, as the surviving entity in the Company Merger, sometimes being referred to herein as the “Surviving Entity”), such that following the Company Merger, the Surviving Entity will be a wholly-owned Subsidiary of DLR. The Company Merger shall have the effects provided in this Agreement and as specified in Section 3-114 of the MGCL and Section 4A-709 of the MLLCA.

Section 1.3 Closing. The closing of the Mergers (the “Closing”) will take place (a) at 6:00 a.m., Los Angeles time, at the Los Angeles offices of Latham & Watkins LLP located at 355 South Grand Avenue, Los Angeles, CA 90071, on the second (2nd) business day after the satisfaction or waiver of the last of the conditions set forth in Article VII to be satisfied or waived (other than any such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing); (b) at such other date or place as is agreed to in writing by the Company and DLR. The date on which the Closing actually takes place is referred to as the “Closing Date.”

Section 1.4 Effective Time.

(a) On the Closing Date, the Company, the Company Operating Partnership, DLR, REIT Merger Sub, DLR OP, Merger Sub GP and OP Merger Sub shall (i) cause articles of merger with respect to the Partnership Merger (the “Articles of Partnership Merger”) to be duly executed, filed with and accepted for record by the State Department of Assessments and Taxation of Maryland (the “SDAT”) as provided under the MRULPA and the MLLCA and (ii) make any other filings, recordings or publications required to be made by the Company Operating Partnership or OP Merger Sub under the MRULPA and the MLLCA in connection with the Partnership Merger. The Partnership Merger shall become effective at such time as the Articles of Partnership Merger are accepted for record by the SDAT or on such other date and time (not to exceed five (5) business days from the date the Articles of Partnership Merger are accepted for record by the SDAT) as shall be agreed to by the Company and DLR and specified in the Articles of Partnership Merger (such date and time being hereinafter referred to as the “Partnership Merger Effective Time”), it being understood and agreed that the Parties shall cause the Partnership Merger Effective Time to occur immediately prior to the Company Merger Effective Time.

(b) On the Closing Date, and immediately after the filing of the Articles of Partnership Merger, the Company and REIT Merger Sub shall (i) cause articles of merger with respect to the Company Merger (the “Articles of Merger”) to be duly executed, filed with and accepted for record by the SDAT in accordance with the MGCL and the MLLCA, and (ii) make any other filings, recordings or publications required to be made by the Company or REIT Merger Sub under the MGCL and the MLLCA in connection with the Company Merger. The Company Merger shall become effective at such time as the Articles of Merger are accepted for record by the SDAT or on such other date and time (not to exceed five (5) business days from the date the Articles of Merger are accepted for record by the SDAT) as shall be agreed to by the Company and REIT Merger Sub and specified in the Articles of Merger (such date and time being hereinafter referred to as the “Company Merger Effective Time”), it being understood and agreed that the Parties shall cause the Company Merger Effective Time to occur immediately after the Partnership Merger Effective Time.

Section 1.5 Governing Documents.

(a) Prior to the Company Merger Effective Time, DLR shall supplement, effective no later than the Company Merger Effective Time, its charter to include articles supplementary in the form attached hereto as Exhibit B relating to the 6.625% Series C Cumulative Redeemable Perpetual Preferred Stock, par value $0.01 per share, of DLR (the “DLR Series C Preferred Stock”). At the Company Merger Effective Time, the charter of DLR, as so supplemented (the “Amended DLR Charter”), shall be the charter of DLR, until thereafter amended, subject to Section 6.4, in accordance with applicable Law and the applicable provisions of the charter.

(b) At the Company Merger Effective Time, the articles of organization of REIT Merger Sub, as in effect immediately prior to the Company Merger Effective Time, shall be and become the articles of organization of the Surviving Entity and the limited liability company agreement of REIT Merger Sub, as in effect immediately prior to the Company Merger Effective Time, shall, if necessary, be amended and restated in its entity to read in the form attached hereto as Exhibit C (the “Surviving Entity Operating Agreement”), until thereafter amended, subject to Section 6.4, in accordance with applicable Law and the applicable provisions of such limited liability company agreement.

(c) At the Partnership Merger Effective Time, (i) the DLR OP Partnership Agreement, as in effect immediately prior to the Partnership Merger Effective Time, shall be amended and restated so as to read in its entirety substantially in the form attached hereto as Exhibit D (it being understood that the name of the Surviving Partnership set forth therein may be changed at DLR’s reasonable request) (the “Post-Effective Amended and Restated Partnership Agreement”), until thereafter amended in accordance with applicable Law and the applicable provisions of such limited partnership agreement and (ii) the Company Operating Partnership Agreement, as in effect immediately prior to the Partnership Merger Effective Time, shall be amended and restated so as to read in its entirety in the form attached hereto as Exhibit E (the “Surviving Partnership Agreement”), until thereafter amended, subject to Section 6.4, in accordance with applicable Law and the applicable provisions of such limited partnership agreement.

Section 1.6 Manager, General Partner and Officers of the Surviving Entities.

(a) The Board of Directors of DLR as of the Company Merger Effective Time shall be comprised of (i) the members of the Board of Directors of DLR as of immediately prior to the Company Merger Effective Time and (ii) two (2) individuals designated by the Board of Directors of the Company prior to the Closing; provided that such individuals must be reasonably acceptable to the Nominating and Governance Committee of DLR. The officers of DLR immediately prior to the Company Merger Effective Time shall remain the officers of DLR as of the Company Merger Effective Time.

(b) Merger Sub GP shall be and become the general partner of the Surviving Partnership and DLR OP shall be and become the limited partner of the Surviving Partnership as of the Partnership Merger Effective Time. The officers of OP Merger Sub immediately prior to the Partnership Merger Effective Time shall be and become the officers of the Surviving Partnership as of the Partnership Merger Effective Time.

Section 1.7 Tax Consequences. The Parties intend that, for United States federal income tax purposes (and, where applicable, state and local income tax purposes), (i) the Company Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code, and this Agreement shall be, and is hereby adopted as, a “plan of reorganization” for purposes of Section 354 and 361 of the Code, and (ii) the Partnership Merger shall qualify as and constitute an “assets-over” form of merger governed by Treasury Regulations Section 1.708-1(c)(3)(i) pursuant to which the Company Operating Partnership contributes all of its assets and liabilities to DLR OP in exchange for the OP Merger Consideration and the Preferred OP Merger Consideration in a transaction qualifying under Section 721(a) of the Code and immediately thereafter, the Company Operating Partnership distributes such OP Merger Consideration and Preferred OP Merger Consideration to the holders of the Company Partnership Units and the Company Series C Preferred Partnership Units, respectively, with DLR OP being a continuation of DLR OP pursuant to Treasury Regulations Section 1.708-1(c)(1). Notwithstanding the foregoing, the receipt by the holders of Company Partnership Units of shares of DLR Common Stock or cash pursuant to this Agreement shall be treated as a sale by such holders of their Company Partnership Units and a purchase by DLR OP of such Company Partnership Units for United States federal income tax purposes (the “Sale Treatment”), and the Company Operating Partnership’s transfer of its assets and liabilities to DLR OP, to the extent attributable to the Sale Treatment, shall be treated as occurring pursuant to Sections 731 and 732(b) of the Code. The Company and the Company Operating Partnership shall use their commercially reasonable efforts to obtain the written consent of the holders of Company Partnership Units with respect to the Sale Treatment and such written consent shall be a condition to an election by any such holder to receive shares of DLR Common Stock pursuant to the Partnership Merger.

ARTICLE II

TREATMENT OF SECURITIES

Section 2.1 Treatment of Capital Stock.

(a) At the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of the holders of any securities of the Company or of REIT Merger Sub:

(i) Treatment of Company Capital Stock.

A. Treatment of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Company Merger Effective Time (other than Company Shares to be cancelled in accordance with Section 2.4(a)) shall be converted into the right to receive 0.545 (the “Exchange Ratio”) of a validly issued, fully paid and nonassessable share of DLR Common Stock (the “Merger Consideration”). The Merger Consideration payable to each holder of Company Shares will be aggregated and rounded down to the nearest whole share and each such holder shall be entitled to receive such number of whole shares of DLR Common Stock with any fractional shares being treated in accordance with Section 2.6. From and after the Company Merger Effective Time, all such Company Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a Company Share shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such Company Share in accordance with Section 2.2, including the right to receive, pursuant to Section 2.6, cash in lieu of fractional shares of DLR Common Stock, if any, into which such shares of Company Common Stock have been converted pursuant to this Section 2.1(a) (the “Common Fractional Share Consideration”), together with the amounts, if any, payable pursuant to Section 2.2(f).

B. Treatment of Company Series C Preferred Stock. Each share of Company Series C Preferred Stock shall be cancelled and converted into the right to receive one validly issued, fully paid and nonassessable share of DLR Series C Preferred Stock (the “Preferred Merger Consideration”) and shall have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption and other rights and restrictions as set forth in the Amended DLR Charter.

(ii) Treatment of REIT Merger Sub Capital Stock. Each share of REIT Merger Sub Common Stock issued and outstanding immediately prior to the Company Merger Effective Time shall survive the Company Merger and continue to represent a validly issued, fully paid and nonassessable share of REIT Merger Sub Common Stock.

(b) At the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any action on the part of the holders of any securities of the Company Operating Partnership or DLR OP:

(i) Treatment of Partnership Units. (A) Each Company Partnership Unit (other than a Company Series C Preferred Partnership Unit which shall be converted pursuant to clause (B) hereof) issued and outstanding immediately prior to the Partnership Merger Effective Time shall be converted into the right to receive a fraction of a validly issued DLR OP Common Unit (referred to herein as the “New DLR OP Units” or the “OP Merger Consideration”) equal to (x) the Exchange Ratio multiplied by (y) one, and (B) each Company Series C Preferred Partnership Unit shall be converted into one validly issued DLR OP Series C Preferred Partnership Unit (referred to herein as the “New DLR OP Preferred OP Units” or the “Preferred OP Merger Consideration”); provided that in lieu of receiving New DLR OP Units in the Partnership Merger, each limited partner (excluding the Company) of the Company Operating Partnership (each a “Minority Limited Partner”) shall have the right to elect to receive for each Company Partnership Unit held by such Minority Limited Partner immediately prior to the Partnership Merger Effective Time a number of shares of DLR Common Stock equal to the Exchange Ratio, and any Minority Limited Partner so

electing shall be deemed to have elected to redeem its Company Partnership Units pursuant to Section 8.6 of the Company Operating Partnership Agreement, effective immediately prior to the Partnership Merger Effective Time and shall be treated as having received in exchange for its Company Partnership Units an equal number of shares of Company Common Stock as of such time, without any further action being required by such Minority Limited Partner. For the avoidance of doubt, such shares of Company Common Stock deemed to be issued upon any such redemption shall be subject to the same exchange procedures as all other shares of Company Common Stock and the DLR Common Stock issuable in exchange therefor shall be “Merger Consideration” for all purposes herein. No fractional New DLR OP Units or fractional shares of DLR Common Stock will be issued in the Partnership Merger. The New DLR OP Units or shares of DLR Common Stock (as applicable) issuable to each holder of Company Partnership Units shall be rounded down to the nearest whole unit or share (as applicable) and each such holder shall be entitled receive such number of whole New DLR OP Units or shares of DLR Common Stock (as applicable) with any fractional units or shares being treated in accordance with Section 2.6 (the “OP Fractional Unit Consideration” and, together with the Common Fractional Share Consideration, the “Fractional Share Consideration”). Each holder of New DLR OP Units and/or New DLR OP Preferred OP Units shall be admitted as a limited partner of DLR OP in accordance with the terms of the Post-Effective Amended and Restated Partnership Agreement following the Partnership Merger Effective Time. Section 5.4 of the Post-Effective Amended and Restated Partnership Agreement, which provides for a pro rata reduction in the distributions set forth in Section 5.1 of the Post-Effective Amended and Restated Partnership Agreement with respect to the period during which the Closing Date occurs, shall not apply to the New DLR OP Units issued in connection with the Partnership Merger.

(ii) Treatment of OP Merger Sub Ownership Interests. (A) The ownership interests in OP Merger Sub that are held by Merger Sub GP immediately prior to the Partnership Merger Effective Time shall be cancelled and converted into the general partner interest in the Surviving Partnership and Merger Sub GP shall be admitted as the general partner of the Surviving Partnership and (B) the ownership interests in OP Merger Sub that are held by DLR OP immediately prior to the Partnership Merger Effective Time shall be cancelled and converted into the limited partner interest in the Surviving Partnership and DLR OP shall be admitted as a limited partner of the Surviving Partnership.

(c) Adjustment to Merger Consideration. The Merger Consideration, the OP Merger Consideration, Exchange Ratio and other dependent items shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock, Company Partnership Units, DLR Common Stock or DLR Partnership Units, as applicable), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of shares of Company Common Stock, Company Partnership Units, DLR Common Stock or DLR Partnership Units outstanding after the date hereof and prior to the Company Merger Effective Time and Partnership Merger Effective Time, as applicable, so as to provide the holders of Company Common Stock and Company Partnership Units with the same economic effect as contemplated by this Agreement prior to such event and as so adjusted shall, from and after the date of such event, be the Merger Consideration, the OP Merger Consideration, Exchange Ratio or other dependent items.

Section 2.2 Payment for Securities; Surrender of Certificates.

(a) Exchange Fund. Prior to the Partnership Merger Effective Time, DLR shall designate American Stock Transfer & Trust Company to act as the exchange agent in connection with the Mergers (the “Exchange Agent”). Prior to the Company Merger Effective Time, DLR shall deposit, or cause DLR OP to deposit, with the Exchange Agent (i) evidence of DLR Common Stock and DLR Series C Preferred Stock in book-entry form issuable pursuant to Section 2.1(a)(i) equal to the aggregate Merger Consideration (excluding any Fractional Share Consideration) and aggregate Preferred Merger Consideration and (ii) cash in immediately available funds in an amount sufficient to pay the Fractional Share Consideration and any dividends or other distributions under Section 2.2(f) (such evidence of book-entry shares of DLR Common Stock and DLR Series C Preferred Stock and cash amounts, together with any dividends or other distributions with respect thereto, the “Exchange Fund”), in each case, for the sole benefit of the holders of shares of Company Common Stock, Company Series C Preferred Stock and DLR (solely to the extent any amounts in the Exchange Fund are in excess of the amounts payable pursuant to Section 2.1(a)(i)). In the event the Exchange Fund shall be insufficient to pay the aggregate Fractional Share Consideration and any dividends or other distributions under Section 2.2(f), DLR shall, or shall cause DLR OP to, promptly deposit additional funds with the Exchange Agent in an amount which is equal to the deficiency in the amount required to make such payment. DLR shall cause the Exchange Agent to make, and the Exchange Agent shall make, delivery of the Merger Consideration, including payment of the Fractional Share Consideration and Preferred Merger Consideration and any amounts payable in respect of dividends or other distributions on shares of DLR Common Stock or DLR Series C Preferred Stock in accordance with Section 2.2(f) out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement. The cash portion of the Exchange Fund shall be invested by the Exchange Agent as reasonably directed by DLR; provided, however, that any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated P-1 or A-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available), and that no such investment or loss thereon shall affect the amounts payable to holders of Certificates or Book-Entry Shares pursuant to this Article II. Any interest and other income resulting from such investments shall be paid to DLR on the earlier of (i) one (1) year after the Company Merger Effective Time or (ii) the full payment of the Exchange Fund; provided, that any amounts in the Exchange Fund in excess of the amounts payable under Section 2.1(a)(i) shall be promptly paid to DLR.

(b) Procedures for Surrender. Promptly after the Company Merger Effective Time (but in no event later than five (5) business days after the Company Merger Effective Time), DLR shall cause the Exchange Agent to mail (and make available for collection by hand) to each holder of record of (i) a certificate or certificates which immediately prior to the Company Merger Effective Time represented outstanding Company Shares or shares of Company Series C Preferred Stock (the “Certificates”) or (ii) non-certificated Company Shares or shares of Company Series C Preferred Stock represented by book-entry (“Book-Entry Shares”) and, in each case, whose Company Shares or shares of Company Series C Preferred Stock, as applicable, were converted pursuant to Section 2.1 into the right to receive the Merger Consideration or the Preferred Merger Consideration, as applicable, (A) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent and shall be in such form and have such other provisions as DLR may reasonably specify and (B) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for payment of the Merger Consideration or the Preferred Merger Consideration, as applicable, including any amount payable in respect of the Fractional Share Consideration in accordance with Section 2.6 and any dividends or other distributions on shares of DLR Common Stock in accordance with Section 2.2(f). Upon surrender of a Certificate (or an affidavit of loss in lieu thereof) or Book-Entry Share for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by DLR, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Merger Consideration or Preferred Merger Consideration (as applicable) for each share of Company Common Stock or Company Series C Preferred Stock (as applicable) formerly represented by such Certificate or Book-Entry Share pursuant to the provisions of this Article II (rounded down to the nearest whole share, if applicable), any Fractional Share Consideration that such holder has the right to receive pursuant to the provisions of Section 2.6, and any amounts that such holder has the right to receive in respect of dividends or other distributions on shares of DLR Common Stock or DLR Series C Preferred Stock in accordance with Section 2.2(f) for each Company Share or share of Company Series C Preferred Stock formerly represented by such Certificate or Book-Entry Share, to be mailed (or made available for collection by hand if so elected by the surrendering holder) within five (5) business days following the later to occur of (i) the Company Merger Effective Time or (ii) the Exchange Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share, and the Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share so surrendered shall be forthwith cancelled. The Exchange Agent shall accept such Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If payment of the Merger Consideration or Preferred Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent of payment that (i) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (ii) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration or Preferred Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of DLR that such Tax either has been paid or is not required to be paid. Payment of the applicable Merger Consideration or Preferred Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. Until surrendered as contemplated by this Section 2.2, each Certificate and Book-Entry Share shall be deemed at any time after the Company Merger Effective Time to represent only the right to receive the applicable Merger Consideration or Preferred Merger Consideration (as applicable), including any amount payable in respect of the Fractional Share Consideration in accordance with Section 2.6 and any dividends or other distributions on shares of DLR Common Stock or DLR Series C Preferred Stock in accordance with Section 2.2(f), without interest thereon. Shares of DLR Common Stock or DLR Series C Preferred Stock deliverable pursuant to this Section 2.2(b) in exchange for shares of Company Common Stock or Company Series C Preferred Stock, respectively, shall be in uncertificated book-entry form.

(c) Transfer Books; No Further Ownership Rights in Company Shares. At the Company Merger Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Company Shares or Company Series C Preferred Stock on the records of the Company. From and after the Company Merger Effective Time, the holders of Company Shares and shares of Company Series C Preferred Stock outstanding immediately prior to the Company Merger Effective Time shall cease to have any rights with respect to such Company Shares or shares of Company Series C Preferred Stock except as otherwise provided for herein or by applicable Law. If, after the Company Merger Effective Time, Certificates or Book-Entry Shares are presented to DLR for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(d) Termination of Exchange Fund; No Liability. At any time following twelve (12) months after the Company Merger Effective Time, DLR shall be entitled to require the Exchange Agent to deliver to it any funds (including any interest received with respect thereto) remaining in the Exchange Fund that have not been disbursed, or for which disbursement is pending subject only to the Exchange Agent’s routine administrative procedures, to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look only to DLR and DLR OP (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the applicable Merger Consideration or Preferred Merger Consideration, including any amount payable in respect of the Fractional Share Consideration in accordance with Section 2.6 and any dividends or other distributions on shares of DLR Common Stock or DLR Series C Preferred Stock in accordance with Section 2.2(f), payable upon due surrender of their Certificates or Book-Entry Shares and compliance with the procedures in Section 2.2(b), without any interest thereon. Notwithstanding the foregoing, none of DLR, DLR OP, the Surviving Entity, the Surviving Partnership, Merger Sub GP or the Exchange Agent or any other Person shall be liable to any holder of a Certificate or Book-Entry Share for any Merger Consideration or Preferred Merger Consideration or other amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof in a form reasonably satisfactory to DLR and the

Exchange Agent, and if required by DLR or the Exchange Agent, the posting by the holder thereof of a bond in the amount and the form reasonably required by DLR or the Exchange Agent as indemnity against any claim that may be made against DLR with respect to such Certificates, the applicable Merger Consideration or Preferred Merger Consideration payable in respect thereof pursuant to Section 2.1 hereof, including any amount payable in respect of the Fractional Share Consideration in accordance with Section 2.6 and any dividends or other distributions on shares of DLR Common Stock or DLR Series C Preferred Stock in accordance with Section 2.2(f).

(f) Dividends with Respect to DLR Capital Stock. No dividends or other distributions with respect to DLR Common Stock or DLR Series C Preferred Stock with a record date after the Company Merger Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share with respect to the shares of DLR Common Stock or DLR Series C Preferred Stock issuable hereunder, and all such dividends and other distributions paid with respect to such shares of DLR Common Stock or DLR Series C Preferred Stock to which such holder is entitled pursuant to this Agreement shall be paid by DLR to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate or Book-Entry Share (or affidavit of loss in lieu thereof) in accordance with this Agreement. Subject to applicable Laws, following surrender of any such Certificate or Book-Entry Share (or affidavit of loss in lieu thereof) there shall be paid to the holder thereof, without interest, (i) the amount of dividends or other distributions with a record date after the Company Merger Effective Time theretofore paid with respect to such shares of DLR Common Stock or DLR Series C Preferred Stock, as applicable, to which such holder is entitled pursuant to this Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Company Merger Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of DLR Common Stock or DLR Series C Preferred Stock, as applicable.

(g) Payment of Dividends with Respect to Company Series C Preferred Stock. Prior to the Company Merger Effective Time, the Company shall deposit, or shall cause to be deposited, with the Exchange Agent, for further payment to holders prior to such time of the Company Series C Preferred Stock an amount in cash equal to the aggregate of any accrued but unpaid dividend or distribution in respect of the Company Series C Preferred Stock to, but not including, the Closing Date in accordance with Section 5.1(c), including any Company Permitted Dividend with respect to the Company Series C Preferred Stock, that shall not then have been paid to the holders of Company Series C Preferred Stock.

Section 2.3 Dissenter’s Rights. No dissenters’ or appraisal rights shall be available with respect to the Company Merger, the Partnership Merger or the other Transactions.

Section 2.4 Treatment of Company Equity Awards.

(a) At the Company Merger Effective Time, each share of restricted Company Common Stock granted under the Company Equity Plans (each, a “Restricted Company Share”) that is outstanding as of immediately prior to the Company Merger Effective Time shall vest and all restrictions thereupon shall lapse, and each such Restricted Company Share shall be cancelled and converted into the right to receive, subject to Section 2.5, the Merger Consideration in accordance with Section 2.1(a) and Section 2.2, including any amount payable in respect of the Fractional Share Consideration in accordance with Section 2.6, and any dividends or other distributions on shares of DLR Common Stock in accordance with Section 2.2(f).

(b) At the Company Merger Effective Time, each award of performance stock units granted under the Company Equity Plans (collectively, the “Company PSUs”) that is outstanding as of immediately prior to the Company Merger Effective Time shall vest at the greater of (i) the applicable target-level of performance or (ii) actual performance through such Company Merger Effective Time in accordance with the applicable Company PSU award agreement, as determined by the Company in its sole discretion, and each such vested Company PSU shall be cancelled and converted into the right to receive, subject to Section 2.5, the Merger Consideration in accordance with Section 2.1(a) and Section 2.2, including any amount payable in respect of the

Fractional Share Consideration in accordance with Section 2.6, and any dividends or other distributions on shares of DLR Common Stock in accordance with Section 2.2(f).

(c) At the Company Merger Effective Time, each option to purchase shares of Company Common Stock granted under the Company Equity Plans (each, a “Company Option” and, together with the Restricted Company Shares and the Company PSUs, the “Company Equity Awards”) that is outstanding and unexercised as of immediately prior to the Company Merger Effective Time (whether vested or unvested) shall be converted automatically into an option (x) covering a number of shares of DLR Common Stock equal to the number of shares of Company Common Stock subject to such Company Option immediately prior to the Company Merger Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole share; and (y) with an exercise price per share of DLR Common Stock equal to the exercise price per share of such Company Option as of immediately prior to the Partnership Merger Effective Time, divided by the Exchange Ratio, rounded up to the nearest whole cent (each such Company Option so converted and assumed, an “Assumed Option”). Each Assumed Option shall be subject to substantially the same vesting, expiration and other terms and conditions applicable to the underlying Company Option as of immediately prior to the Partnership Merger Effective Time.

(d) From and after the Company Merger Effective Time, the holders of Company Equity Awards shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and/or the Assumed Options in accordance with this Section 2.4.

(e) The Company shall, prior to the Company Merger Effective Time, take all actions, including providing all notices and obtaining all consents, that are necessary or desirable to give effect to the transactions contemplated by this Section 2.4. DLR shall have the opportunity to review and approve any written materials in advance of their distribution to holders of Company Equity Awards, which approval shall not be unreasonably delayed or withheld.

Section 2.5 Withholding. All amounts payable pursuant to this Article II shall be paid without interest (unless otherwise noted). Any payments made pursuant to this Agreement shall be net of all applicable withholding Taxes that the Company, any Company Subsidiary, DLR, REIT Merger Sub, DLR OP, Merger Sub GP, OP Merger Sub, the Surviving Entity, the Surviving Partnership and the Exchange Agent, as the case may be, shall be required to deduct and withhold under applicable Law. To the extent that amounts are so deducted and withheld by the applicable payor and remitted to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid in respect of which such deduction and withholding was made.

Section 2.6 Fractional Shares and Units.

(a) No certificate or scrip representing fractional shares of DLR Common Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of DLR. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock converted pursuant to the Company Merger who would otherwise have been entitled to receive a fraction of a share of DLR Common Stock, shall be entitled to receive from out of the Exchange Fund, in lieu thereof, cash, without interest, in an amount equal to such fractional part of a share of DLR Common Stock multiplied by the VWAP of DLR Common Stock.

(b) No certificate or scrip representing fractional New DLR OP Units shall be issued upon the conversion of Company Partnership Units, and such fractional units shall not entitle the owner thereof to vote or to any other rights of a partner of DLR OP or a stockholder of DLR. Notwithstanding any other provision of this Agreement, each holder of shares of Company Partnership Units converted pursuant to the Partnership Merger who would otherwise have been entitled to receive a fraction of a New DLR OP Unit, shall be entitled to receive from DLR OP, in lieu thereof, cash, without interest, in an amount equal to such fractional part of a New DLR OP Unit multiplied by the VWAP of DLR Common Stock.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND COMPANY OPERATING PARTNERSHIP

The Company and the Company Operating Partnership represent and warrant to DLR, jointly and severally, as set forth in this Article III. The following representations and warranties by the Company and the Company Operating Partnership are qualified in their entirety by reference to the disclosures (i) in the Company SEC Documents (excluding any disclosures contained or referenced therein under the captions “Risk Factors” or “Forward Looking Statements” or any other disclosures contained or referenced therein relating to information, factors or risks that are predictive, cautionary or forward-looking in nature) filed on or after January 1, 2017 and prior to the date hereof (other than matters required to be disclosed for purposes of Section 3.8(b) or otherwise specifically required to be disclosed for purposes of Article III, which matters shall only be qualified by specific disclosure in the respective corresponding section of the Company Disclosure Letter) and (ii) set forth in the disclosure letter delivered by the Company to DLR immediately prior to the execution of this Agreement (the “Company Disclosure Letter”). Each disclosure set forth in the Company Disclosure Letter shall qualify the Section to which it corresponds and any other Section to the extent the applicability of the disclosure to each other Section is reasonably apparent from the text of the disclosure made.

Section 3.1 Organization and Qualification; Subsidiaries.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Maryland and has the requisite corporate power and authority to conduct its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has delivered to or made available to DLR and DLR OP, prior to the execution of this Agreement, true and complete copies of any amendments to the Company Governing Documents and the Company Operating Partnership Agreement not filed as of the date hereof with the SEC. The Company is in compliance with the terms of the Company Governing Documents in all material respects. The Company Operating Partnership is in compliance with the terms of the Company Operating Partnership Agreement in all material respects.

(b) Section 3.1(b) of the Company Disclosure Letter sets forth as of the date hereof a true and complete list of the Subsidiaries of the Company (each, a “Company Subsidiary”), together with the jurisdiction of organization or incorporation, as the case may be, of each Company Subsidiary. Each Significant Subsidiary (i) is duly organized, validly existing, in good standing (with respect to jurisdictions which recognize such concept) under the Laws of the jurisdiction of its organization and is in compliance in all material respects with the terms of its constituent organizational or governing documents, (ii) has all requisite corporate, partnership, limited liability company or other company (as the case may be) power and authority to conduct its business as now being conducted, and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Except for the equity interests of the Company Subsidiaries, the Company does not own, directly or indirectly, any other capital stock, debt securities or equity securities (including any securities convertible into shares or equity interests of) or other capital interests of any other Person.

(d) Section 3.1(d) of the Company Disclosure Letter sets forth a true and complete list of each Company Subsidiary that is a real estate investment trust within the meaning of Sections 856 through 860 of the

Code (a “REIT”), a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code (“Qualified REIT Subsidiary”) or a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code (“Taxable REIT Subsidiary”).

Section 3.2 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 250,000,000 shares of Company Common Stock and (ii) 50,000,000 shares of preferred stock, par value $0.001 per share (the “Company Preferred Stock”), of which (x) 8,050,000 shares are designated as 7.875% Series A Cumulative Redeemable Perpetual Preferred Stock (“Company Series A Preferred Stock”), (y) 7,130,000 shares are designated as 7.625% Series B Cumulative Redeemable Perpetual Preferred Stock (“Company Series B Preferred Stock”), and (z) 8,050,000 shares are designated as Company Series C Preferred Stock. At the close of business on June 6, 2017, (A) 77,836,110 shares of Company Common Stock were issued and outstanding (which includes 352,293 Restricted Company Shares), (B) 8,050,000 shares of Company Preferred Stock were issued and outstanding, of which (1) no shares of Company Series A Preferred Stock were issued or outstanding, (2) no shares of Company Series B Preferred Stock were issued or outstanding, and (3) 8,050,000 shares of Company Series C Preferred Stock were issued and outstanding, (C) 1,797,702 shares of Company Common Stock were reserved for issuance in connection with future grants of awards under the Company Equity Plans and (D) 1,411,998 shares of Company Common Stock were reserved for issuance pursuant to the terms of outstanding awards granted pursuant to the Company Equity Plans (consisting of 751,479 shares of Company Common Stock subject to outstanding Company Options, and 660,519 shares of Company Common Stock subject to outstanding awards of Company PSUs). All of the outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable. Except as set forth in this Section 3.2, there is no other outstanding capital stock of the Company. There are no bonds, debentures, notes or other Indebtedness having general voting rights (or convertible into securities having such rights) (“Voting Debt”) of the Company or any Company Subsidiary issued and outstanding. Except for the Company Equity Awards set forth on Section 3.2(a) of the Company Disclosure Letter, there are no (x) options, warrants, calls, profits interest units, stock appreciation rights, restricted stock, restricted stock units, “phantom” stock rights, performance units, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any kind, including any stockholder rights plan, relating to the issued or unissued capital stock of the Company or Partnership Units or other equity interests in the Company Operating Partnership, obligating the Company or any Company Subsidiary to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or any Company Subsidiary or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company or any Company Subsidiary to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment (collectively, “Company Equity Interests”) or (y) outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Company Shares or any capital stock of, or other Company Equity Interests in, the Company, any Company Subsidiary or any other Person, including under any stock repurchase plan, or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in the Company, any Company Subsidiary or any other Person.

(b) There are no voting trusts, proxies or other agreements to which the Company or any Company Subsidiary is a party with respect to the voting of Company Common Stock or any capital stock of, or other Company Equity Interest of, the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has granted any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to any of its capital stock or other Company Equity Interests. No Company Shares are owned by any Company Subsidiary. There are no outstanding obligations to which the Company or any Company Subsidiary is a party (i) restricting the transfer of or (ii) limiting the exercise of voting rights with respect to any capital stock or other Company Equity Interests in any Company Subsidiary (including the Company Operating Partnership).

(c) Except with respect to the Company Operating Partnership, the Company or another Company Subsidiary owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other Company

Equity Interests of each of the Company Subsidiaries, free and clear of any Liens (other than transfer and other restrictions under applicable federal and state securities Laws and other than, in the case of Company Subsidiaries that are immaterial to the Company, immaterial Liens), and all of such shares of capital stock or other Company Equity Interests have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

(d) Section 3.2(d) of the Company Disclosure Letter sets forth as of the date hereof a list of all of the partners of the Company Operating Partnership, together with the number and type of Company Partnership Units held by each such partner in the Company Operating Partnership. Other than the Company Partnership Units owned by the limited partners of the Company Operating Partnership set forth in Section 3.2(d) of the Company Disclosure Letter, the Company directly owns all of the issued and outstanding Company Partnership Units of the Company Operating Partnership, free and clear of any Liens, and all Company Partnership Units have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights. As of the date hereof, there is no capital stock or other Company Equity Interests of the Company Operating Partnership issued and outstanding other than such Company Partnership Units. As of the date hereof, the Company Partnership Units are redeemable by the applicable holders thereof pursuant to, and in accordance with, the terms of the Company Operating Partnership Agreement for cash or, at the option of the Company, Company Common Stock at a “Conversion Factor” (as such term is defined in the Company Operating Partnership Agreement) equal to one share of Company Common Stock for each Company Partnership Unit, subject to any adjustment pursuant to Section 2.1(c).

(e) All dividends or other distributions on the shares of Company Common Stock and any material dividends or other distributions on any securities of any Company Subsidiary which have been authorized and declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

(f) Section 3.2(f) of the Company Disclosure Letter sets forth as of the date hereof a list of: (1) for each Company Option outstanding as of the date of this Agreement: (A) the name of the holder thereof; (B) the number of shares of Company Common Stock issuable upon the exercise of such Company Option; (C) the exercise price thereof; (D) the date of grant thereof, and (E) whether such Company Option is intended to be an “incentive stock option” within the meaning of Section 422 of the Code; (2) for each holder of Restricted Company Shares outstanding as of the date of this Agreement, (A) the name of the holder thereof; (B) the number of outstanding Restricted Company Shares; and (C) the date of grant of such Restricted Company Shares; and (3) for each holder of Company PSUs outstanding as of the date of this Agreement, (A) the name of the holder thereof; (B) the target number of shares of Company Common Stock subject to such award of Company PSUs; and (C) the date of grant thereof. Each grant of a Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective by all necessary corporate action, including, as applicable, approval by the Company Board of Directors, or a committee thereof, and each Company Option, Restricted Company Share and Company PSU grant was made in accordance in all material respects with the terms of the applicable Company Equity Plan and applicable Law. The per share exercise price of each Company Option was not less than the fair market value of a share of Company Common Stock on the applicable grant date.

(g) To the knowledge of the Company, no Person is an Indemnitee (as such term is defined in the Company Operating Partnership Agreement.

Section 3.3 Authorization; Validity of Agreement; Company Action.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly and validly authorized by the Company Board of Directors and no other corporate action on the part of the

Company, pursuant to the MGCL or otherwise, is necessary to authorize the execution and delivery by the Company of this Agreement, and the consummation by it of the Transactions, subject, in the case of the Company Merger, to the approval of the Company Merger and the other Transactions by the Company Stockholder Approval and the filing of the Articles of Merger with, and acceptance for record of the Articles of Merger by, the SDAT. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by the Company Operating Partnership, DLR, REIT Merger Sub, DLR OP, Merger Sub GP and OP merger Sub is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that the enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

(b) The Company Operating Partnership has all necessary limited partnership power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by the Company Operating Partnership of this Agreement, and the consummation by it of the Transactions, have been duly and validly authorized by the general partner of the Company Operating Partnership and no other limited partnership action on the part of the Company Operating Partnership or the Minority Limited Partners, pursuant to the MRULPA or otherwise, is necessary to authorize the execution and delivery by the Company Operating Partnership of this Agreement, and the consummation by it of the Transactions, subject, in the case of the Partnership Merger, to the filing of the Articles of Partnership Merger with, and acceptance for record of the Articles of Partnership Merger by, the SDAT. This Agreement has been duly executed and delivered by the Company Operating Partnership and, assuming due and valid authorization, execution and delivery hereof by Company, DLR, REIT Merger Sub, DLR OP, Merger Sub GP and OP Merger Sub is a valid and binding obligation of the Company Operating Partnership enforceable against the Company Operating Partnership in accordance with its terms, except that the enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

Section 3.4 Board Approvals.

(a) The Company Board of Directors at a duly held meeting has unanimously (i) determined that this Agreement, the Company Merger and the other Transactions are advisable, and in the best interests of the Company, (ii) duly and validly authorized the execution and delivery of this Agreement and declared advisable the Company Merger and the other Transactions, (iii) directed that the Company Merger and the other Transactions be submitted for consideration at the Company Stockholder Meeting, and (iv) subject to Section 5.3(e), resolved to recommend that the Company’s stockholders vote in favor of the approval of the Company Merger and the other Transactions and to include such recommendation in the Joint Proxy Statement.

(b) The general partner of the Company Operating Partnership has (i) determined that this Agreement, the Partnership Merger and the other Transactions are advisable, and in the best interests of the Company Operating Partnership and (ii) duly and validly authorized the execution and delivery of this Agreement and declared advisable the Partnership Merger and the other Transactions.

Section 3.5 Consents and Approvals; No Violations. None of the execution, delivery or performance of this Agreement by the Company or the Company Operating Partnership, the consummation by the Company of the Company Merger or any of the other Transactions, the consummation by the Company Operating Partnership of the Partnership Merger or any of the other Transactions, or compliance by the Company or the Company Operating Partnership with any of the provisions of this Agreement will (a) contravene, conflict with or result in any breach of any provision of the Company Governing Documents, the Company Operating Partnership Agreement or the comparable organizational or governing documents of any Significant Subsidiary, (b) require any filing by the Company or any Significant Subsidiary with, or the obtaining of any permit, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or commission or other governmental, quasi-governmental or other regulatory authority, instrumentality or agency, whether foreign, federal, state, local or supranational (a “Governmental Entity”) (except for (i) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), (ii) any filings as may be required under the MGCL or the MRULPA in connection with the Mergers, (iii) such filings with the Securities and Exchange Commission (the “SEC”) as may be required to be made by the Company in connection with this Agreement and the Mergers, including (A) a joint proxy statement in preliminary and definitive form relating to the Company Stockholder Meeting and the DLR Stockholder Meeting (together with any amendments or supplements thereto, the “Joint Proxy Statement”) and (B) a registration statement on Form S-4 pursuant to which the offer and sale of shares of DLR Common Stock in the Mergers will be registered pursuant to the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) and in which the Joint Proxy Statement will be included (together with any amendments or supplements thereto, the “Form S-4”), (iv) compliance with any applicable requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), (v) compliance with any applicable requirements under the antitrust and competition laws of jurisdictions other than those of the United States (collectively, the “Foreign Antitrust Laws”), (vi) such filings as may be required under the rules and regulations of the NYSE in connection with this Agreement or the Mergers, or (vii) such filings as may be required in connection with state and local transfer Taxes), (c) result in a modification, violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right, including, but not limited to, any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Company Material Contract, Company Property Lease, Company Lease or Company Tax Protection Agreement, (d) assuming the making of all filings and notifications as may be required under the HSR Act and the Foreign Antitrust Laws and the receipt of all clearances, authorizations, approvals, consents and waiting period expirations or terminations as may be required under the HSR Act and the Foreign Antitrust Laws, violate any Order or Law applicable to the Company or any Company Subsidiaries or any of their properties, assets or operations, or (e) result in the creation or imposition of any Lien on any asset of the Company or any Company Subsidiaries; except in each of clauses (b), (c), (d) or (e) where (x) any failure to obtain such permits, authorizations, consents or approvals, (y) any failure to make such filings or (z) any such modifications, violations, rights, impositions, breaches or defaults has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.6 Company SEC Documents and Financial Statements.

(a) The Company has filed or furnished (as applicable), on a timely basis, with the SEC all forms, reports, certifications, schedules, statements and other documents required by it to be filed or furnished (as applicable) since and including January 1, 2014 under the Exchange Act or the Securities Act (together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”)) (such documents and any other documents filed or furnished by the Company with the SEC, as have been amended since the time of their filing, collectively, the “Company SEC Documents”). As of their respective filing dates, the Company SEC Documents (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder. All of the audited financial statements and unaudited interim consolidated financial statements of the Company included in the Company SEC Documents (including the related notes and schedules thereto) (collectively, the “Company Financial Statements”), (i) have been prepared from, are in accordance with, and accurately reflect the books and records of the Company and its consolidated Subsidiaries in all material respects, (ii) complied as of their respective dates in all material respects with the then-applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (iii) have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor or like form under the Exchange Act, which adjustments are not, in the aggregate, material to the Company), and (iv) fairly present, in all material respects, the financial position and the results of operations and cash flows of the Company and its consolidated Subsidiaries as of the times and for the periods referred to therein. Except for the Company Operating Partnership, no Company Subsidiary is required to file periodic reports with the SEC.

(b) The Company Operating Partnership has filed or furnished (as applicable), on a timely basis, with the SEC all forms, reports, certifications, schedules, statements and other documents required by it to be filed or furnished (as applicable) since and including January 1, 2014 under the Exchange Act or the Securities Act (together with all certifications required pursuant to the Sarbanes-Oxley Act) (such documents and any other documents filed or furnished by the Company Operating Partnership with the SEC, as have been amended since the time of their filing, collectively, the “Company Operating Partnership SEC Documents”). As of their respective filing dates, the Company Operating Partnership SEC Documents (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder. All of the audited financial statements and unaudited interim financial statements of the Company Operating Partnership included in the Company Operating Partnership SEC Documents (including the related notes and schedules thereto) (collectively, the “Company Operating Partnership Financial Statements” and, together with the Company Financial Statements, the “Financial Statements”), (A) have prepared from, are in accordance with, and accurately reflect the books and records of the Company Operating Partnership and its consolidated Subsidiaries in all material respects, (B) complied as of their respective dates in all material respects with the then-applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (C) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor or like form under the Exchange Act, which adjustments are not, in the aggregate, material to the Company Operating Partnership), and (iv) fairly present, in all material respects, the financial position and the results of operations and cash flows of the Company Operating Partnership and its consolidated Subsidiaries as of the times and for the periods referred to therein.

Section 3.7 Internal Controls; Sarbanes-Oxley Act; Improper Payments.

(a) Since January 1, 2014, the Company has designed and maintained a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that transactions are executed in accordance with management’s general or specific authorizations, (iii) that transactions are recorded as necessary to permit preparation of financial statements and to maintain asset accountability, (iv) that access to assets is permitted only in accordance with management’s general or specific authorization and (v) that the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Since January 1, 2014, (x) the Company has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure, (y) to the knowledge of the Company, such disclosure controls and procedures are effective in timely alerting the principal executive officer and principal financial officer of the Company to material information required to be included in the Company’s periodic reports required under the Exchange Act, and (z) to the knowledge of the Company as of the date of this Agreement, the principal executive officer and principal financial officer of the Company have disclosed to the Company’s auditors and the audit committee of the Company Board of Directors (and made summaries of such disclosures available to DLR) (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other individuals who have a significant role in the Company’s internal controls over financial reporting. As of the date of this Agreement, the principal executive officer and principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act and the regulations of the SEC promulgated thereunder, and the statements contained in all such certifications were, as of their respective dates made, complete and correct in all material respects.

(b) Since January 1, 2014 through the date of this Agreement, the Company has not received written notification from its independent accountants of any (i) “significant deficiency” or (ii) “material weakness” in the Company’s internal control over financial reporting. For the purposes of this Section 3.7(b), the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Release 2004-001 of the Public Company Accounting Oversight Board, as in effect on the date hereof (it being understood that despite the date limitation in the previous sentence the occurrence of a significant deficiency or a material weakness in the Company’s internal controls over financial reporting may be taken into account when determining whether a Company Material Adverse Effect has occurred pursuant to Section 7.2(c)).

(c) Neither the Company nor any Company Subsidiary nor, to the knowledge of the Company, any director, officer, or Representative of the Company or any Company Subsidiary has (i) used any corporate funds for any unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment to any foreign or domestic government official or employee or (iii) made any unlawful bribe, rebate, payoff, include payment, kickback or other unlawful payment to any foreign or domestic government official or employee, in each case, in violation in any material respect of any applicable Anti-Corruption Law. Neither the Company nor any of its Subsidiaries has received any written communication that alleges that the Company or any of its Subsidiaries, or any of their respective Representatives, is, or may be, in violation of, or has, or may have, any liability under, any Anti-Corruption Law.

Section 3.8 Absence of Certain Changes.

(a) Except as contemplated by this Agreement or in the Company SEC Documents filed or furnished prior to the date hereof, since January 1, 2017, the Company has conducted, in all material respects, its business in the ordinary course consistent with past practice.

(b) From January 1, 2017 through the date hereof, no Effects have occurred, which have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) From January 1, 2017 through the date of this Agreement, neither the Company nor any of its Subsidiaries has taken any action or agreed, committed or arranged to take any action that would be prohibited by Section 5.1(a) (solely with respect to the Company and the Company Operating Partnership), Section 5.1(b) (solely with respect to the Company and the Company Operating Partnership), Section 5.1(c) (solely with respect to the Company and the Company Operating Partnership), or Section 5.1(d), (m), (n), (o), (p), (q), (r) or (s) if taken following the entry into this Agreement by the Company.

Section 3.9 No Undisclosed Liabilities. Except (a) as reflected or otherwise reserved against the Company’s consolidated balance sheet as of December 31, 2016, (b) for liabilities and obligations incurred since January 1, 2017 in the ordinary course of business consistent with past practice and (c) for liabilities and obligations incurred under this Agreement or in connection with the Transactions, neither the Company nor any Company Subsidiary has incurred any liabilities or obligations (whether accrued, absolute, contingent or otherwise) that would be required by GAAP to be reflected on a consolidated balance sheet of the Company, other than as have not had and would not be reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.10 Litigation. As of the date hereof, there is no claim, action, suit, arbitration, alternative dispute resolution action or any other judicial or administrative proceeding, in Law or equity (each, a “Legal Proceeding”), pending against (or to the Company’s knowledge, threatened against or naming as a party thereto), the Company, a Company Subsidiary or any executive officer or director of the Company (in their capacity as such) nor, to the knowledge of the Company, is there any investigation of a Governmental Entity pending or threatened against the Company or any Company Subsidiary, other than as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (it being understood that despite the date limitation in this sentence any such Legal Proceeding or investigation may be taken into account when determining whether a Company Material Adverse Effect has occurred pursuant to Section 7.2(c)). Neither the Company nor any Company Subsidiary is subject to any outstanding Order of a Governmental Entity which has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.11 Company Benefit Plans.

(a) Section 3.11(a) of the Company Disclosure Letter lists all Company Benefit Plans other than any fringe benefit, perquisite or other similar policies, in each case, whether written or unwritten, which are immaterial. Neither the Company nor any Company Subsidiary has made any commitment to adopt or enter into any additional Company Benefit Plan or to amend or terminate any existing Company Benefit Plan.

(b) The Company has made available to DLR a true and complete copy, as applicable, of (i) each Company Benefit Plan (including any amendments thereto) and descriptions of all material terms of any such plan that is not in writing, (ii) the three most recent annual reports with accompanying schedules and attachments, (iii) the most recent summary plan description for each Company Benefit Plan, (iv) the most recently received determination or opinion letter, if any, issued by the IRS, (v) the three most recently prepared actuarial reports and financial statements, if any, relating to the Company Benefit Plan, (vi) all material records, notices and filings concerning IRS or U.S. Department of Labor audits or investigations that were pending during the last three years, and (vii) all non-routine, written communications and filings with any Governmental Entity relating to any Company Benefit Plan that were sent or received during the last three years.

(c) Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS or is the subject of a favorable opinion letter from the IRS on the form of such Company Benefit Plan and, to the Company’s knowledge, there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status of any such Company Benefit Plan. Each trust established in connection with any Company Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and no fact or event has occurred that would reasonably be expected to adversely affect the exempt status of any such trust.

(d) No Company Benefit Plan is, and neither the Company nor any Company Subsidiary nor any of their respective ERISA Affiliates sponsors, maintains or contributes to, has at any time sponsored, maintained, contributed to or participated in or has any liability or obligation, whether fixed or contingent, with respect to (i) any multiemployer plan (within the meaning of Section 3(37) of ERISA), (ii) any single employer plan or other pension plan that is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, (iii) any multiple employer plan (within the meaning of Section 413(c) of the Code), or (iv) any multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA).

(e) Neither the Company nor any Company Subsidiary has any obligation to provide (whether under an Company Benefit Plan or otherwise) health, accident, disability, life or other welfare or insurance benefits to any current or former Service Providers of the Company or any Company Subsidiary (or any spouse, beneficiary or dependent of the foregoing) beyond the termination of employment or other service of such Service Provider, other than health continuation coverage pursuant to Section 4980B of the Code or any similar state Law (“COBRA”). The Company, the Company Subsidiaries and each of their respective ERISA Affiliates are in compliance in all material respects with (i) the applicable requirements of COBRA and (ii) the applicable requirements of the Patient Protection and Affordable Care Act of 2010, as amended.

(f) Except as would not have a Company Material Adverse Effect, each Company Benefit Plan has been maintained, operated and administered in compliance with its terms and the applicable requirements of ERISA, the Code and any other applicable Laws. With respect to the Company Benefit Plans, no event has occurred and, to the knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company could be subject to any material liability (other than routine claims for benefits) under the terms thereof, or with respect thereto, or under any applicable Law.

(g) The Company has provided to DLR accurate and complete copies of the Company Equity Plans and each form of award agreement thereunder, and all grants of Company Equity Awards have been made pursuant to such agreements.

(h) All contributions required to have been made under the terms of any Company Benefit Plan have been timely paid or made in full or, to the extent not yet due, properly accrued on the latest balance sheet of the Company in accordance with the terms of the Company Benefit Plan and all applicable Laws. With respect to each Company Benefit Plan, (i) no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code), breach of fiduciary duty or other failure to act or comply in connection with the administration or investment of the assets of such Company Benefit Plan has occurred that would reasonably be expected to result in material liability to the Company or any Company Subsidiary, and (ii) none of the assets of the Company, any Company Subsidiary or any of their respective ERISA Affiliates is, or may reasonably be expected to become, the subject of any lien arising under ERISA or the Code.

(i) No Legal Proceeding is pending or, to the Company’s knowledge, threatened against, by or on behalf of any Company Benefit Plan or the assets, fiduciaries or administrators thereof (other than routine claims for benefits) that would reasonably be expected to result in material liability to the Company or any Company Subsidiary.

(j) No Company Benefit Plan, and neither the Company, nor any Company Subsidiary nor any Company Benefit Plan fiduciary with respect to any Company Benefit Plan, in any case, is the subject of an audit or investigation by the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Entity, nor is any such audit or investigation pending or, to the Company’s knowledge, threatened.

(k) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise) will (i) entitle any current or former Service Provider of the Company or any Company Subsidiary to any payment or benefit; (ii) increase the amount of compensation or benefits due to any such Service Provider; or (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit to any such Service Provider.

(l) Each Company Benefit Plan that is governed by the laws of any jurisdiction other than the United States or provides compensation or benefits to any current or former Service Provider of the Company or any Company Subsidiary (or any dependent thereof) who resides outside of the United States (each a “Foreign Company Benefit Plan”) is set forth on Section 3.11(l) of the Company Disclosure Letter. With respect to each Foreign Company Benefit Plan, (i) such Foreign Company Benefit Plan has been maintained, funded and administered in material compliance with applicable laws and the requirements of such Foreign Company Benefit Plan’s governing documents and any applicable collective bargaining agreements, (ii) all contributions to such Foreign Company Benefit Plan have been timely paid or made in full or, to the extent not yet due, properly accrued on the latest balance sheet of the Company in accordance with the terms of the Foreign Company Benefit Plan and all applicable laws, (iii) such Foreign Company Benefit Plan has obtained from the Governmental Entity having jurisdiction with respect to such Foreign Company Benefit Plan any required determinations, if any, that such Foreign Company Benefit Plan is in compliance in all material respects with the applicable laws and regulations of the relevant jurisdiction if such determinations are required in order to give effect to such Foreign Company Benefit Plan, (iv) there are no pending or, to the Company’s knowledge, threatened investigations by any Governmental Entity, Legal Proceedings or claims (except for claims for benefits in the ordinary course) against such Foreign Company Benefit Plan, and (v) neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise) will create or otherwise result in any liability with respect to such Foreign Company Benefit Plan. No Foreign Company Benefit Plan has any unfunded or underfunded liabilities not accurately accrued in accordance with GAAP.

Section 3.12 Labor Matters.

(a) Neither the Company nor any of the Company Subsidiaries is or has at any time been bound by any collective bargaining or similar agreement with respect to its employees. There is no labor strike, work stoppage, picketing, lockout, walkout or other organized work interruption pending or, to the Company’s knowledge, threatened against the Company or any of the Company Subsidiaries, and neither the Company nor any of the Company Subsidiaries has experienced any such organized work interruption during the past three years. There are no labor unions or other organizations representing or purporting to represent and, to the Company’s knowledge, no union organization campaign is in progress with respect to, any employees of the Company or any of the Company Subsidiaries. There are no unfair labor practice charges pending before the National Labor Relations Board or any other Governmental Entity, nor any grievances, complaints, claims or judicial or administrative proceedings, in each case, which are pending or, to the Company’s knowledge, threatened by or on behalf of any employees of the Company or any of the Company Subsidiaries.

(b) Except as would not have a Company Material Adverse Effect, the Company and each Company Subsidiary is in compliance with all applicable Laws, statutes, rules and regulations respecting employment and employment practices, terms and conditions of employment of employees, former employees and prospective employees, wages and hours, pay equity, discrimination in employment, wrongful discharge, collective bargaining, fair labor standards, occupational health and safety, personal rights or any other labor and employment-related matters.

(c) The Company and each Company Subsidiary has paid in full to all of its employees or adequately accrued in accordance with GAAP all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees. The Company and each Company Subsidiary has properly classified all of its Service Providers as either employees or independent contractors and as exempt or non-exempt for all purposes (including for purposes of the Company Benefit Plans), if applicable, and has made all appropriate filings in connection with services provided by, and compensation paid to, such Service Providers.

(d) During the three years prior to the date of this Agreement, neither the Company nor any of the Company Subsidiaries has engaged in or effectuated any “plant closing” or employee “mass layoff” (in each case, as defined in the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local statute, rule or regulation) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of the Company Subsidiaries. The Company has delivered to DLR a true and complete list of layoffs, by location, implemented by the Company or any Company Subsidiary in the ninety (90)-day period preceding the Closing.

(e) No executive or key employee of the Company or any of the Company Subsidiaries has informed the Company or any of the Company Subsidiaries in writing of any plan to terminate employment with or services for the Company or any of the Company Subsidiaries, and, to the Company’s knowledge, no such

Person or Persons has any plans to terminate employment with or services for the Company or any of the Company Subsidiaries.

Section 3.13 Taxes.

(a) The Company and each Company Subsidiary have timely filed with the appropriate Governmental Entity all income Tax Returns and all other material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct in all material respects. The Company and each Company Subsidiary have duly paid (or there has been paid on their behalf), or made adequate provisions in accordance with GAAP for, all material amounts of Taxes required to be paid by them, whether or not shown on any Tax Return. True and materially complete copies of all United States federal income Tax Returns that have been filed with the IRS by the Company and the Company Subsidiaries with respect to the taxable years ending on or after December 31, 2013 have been provided or made available to DLR.

(b) The Company was formed under the laws of Maryland as a corporation on March 2, 2007. On April 17, 2007, the Company filed an election to be treated as an S corporation with an effective date of March 2, 2007. The Company filed a second S-corporation election on July 27, 2007 and requested relief for filing late. The Company received a letter, dated December 11, 2007, from the IRS acknowledging that its S-corporation election was effective as of the date of the Company’s formation. The Company revoked its tax status as an S corporation by filing a properly executed statement providing that it revokes the election made under Code Section 1362(a) (the “Revocation Statement”) effective as of October 23, 2007 (the “Revocation Date”). The Company obtained the properly executed consent of stockholders holding a majority of its issued and outstanding shares of common stock on the Revocation Date and attached such consents to the Revocation Statement. The Revocation Statement and the stockholder consents attached thereto and the filing of such Revocation Statement complied in all respects with the requirements set forth under Treasury Regulations Sections 1.1362-6(a)(3) and 1.1362-6(b).

(c) The Company (i) for all taxable years commencing with the Company’s taxable year ended December 31, 2007 and through December 31, 2016 has been subject to taxation as a REIT and has satisfied all requirements to qualify as a REIT for such years; (ii) has operated since January 1, 2017 in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate (including with regard to the REIT distribution requirements in the taxable year that includes and/or ends on the Closing Date) in such a manner as to qualify as a REIT for its taxable year that will end with the Company Merger; and (iv) has not to its knowledge taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS or any other Governmental Entity to its status as a REIT, and to the knowledge of the Company, no such challenge is pending or threatened.

(d) (i) There are no current disputes, audits, examinations, investigations or other proceedings pending with regard to any material amounts of Taxes or material Tax Returns of the Company or any of the Company Subsidiaries and neither the Company nor any of the Company Subsidiaries is a part of any Legal Proceeding relating to Taxes; (ii) the Company and the Company Subsidiaries have not received a written notice or announcement of any audits, examinations, investigation or other proceedings; (iii) no deficiency for Taxes of the Company or any of the Company Subsidiaries has been claimed, proposed or assessed, or threatened, in each case, in writing, by any Governmental Entity, which deficiency has not yet been settled, except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect; and (iv) neither the Company nor any Company Subsidiary has in the past three years received a claim in writing by a Governmental Entity in any jurisdiction in which it does not file Tax Returns or pay any Taxes that it is or may be subject to taxation by that jurisdiction.

(e) Each Company Subsidiary that is a REIT, partnership, joint venture or limited liability company and that has not elected to be a Taxable REIT Subsidiary has been since its formation treated for United States federal income tax purposes as a partnership, disregarded entity, or Qualified REIT Subsidiary, as the case may be, and not as a corporation or an association taxable as a corporation. No Company Subsidiary is a corporation for United States federal income tax purposes, other than a corporation that qualifies as a REIT, a Qualified REIT Subsidiary or as a Taxable REIT Subsidiary. Section 3.13(e) of the Company Disclosure Letter sets forth a true and complete list of (i) the classification for United States federal income tax purposes of each Company Subsidiary and (ii) the type of and percentage of interest (including capital account balances) held, directly or indirectly, by the Company or any Company Subsidiary in each entity treated as a partnership for income tax purposes.

(f) The Company Operating Partnership has no more than 34 partners (other than the Company) (including any Person treated as a partner under Treasury Regulations Section 1.7704-1(h)(3)).

(g) Neither the Company nor any Company Subsidiary holds directly or indirectly any asset, the disposition of which would be subject to (or to rules similar to) Section 1374 of the Code, and neither the Company nor any Company Subsidiary (other than Taxable REIT Subsidiaries) has or has had any earnings and profits attributable to any non-REIT year within the meaning of Section 857 of the Code.

(h) The Company and the Company Subsidiaries have complied, in all material respects, with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including but not limited to withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws, and are not liable for any arrears of wages or any taxes or any penalty for failure to withhold or pay such amounts.

(i) There are no Company Tax Protection Agreements (as hereinafter defined) in force at the date hereof, and, as of the date hereof, no Person has raised in writing, or to the knowledge of the Company threatened to raise, a material claim against the Company or any Company Subsidiary for any breach of any Company Tax Protection Agreements. As used herein, “Company Tax Protection Agreements” means any written agreement to which the Company or any Company Subsidiary is a party pursuant to which: (i) any liability to holders of limited partnership interests in a Company Subsidiary Partnership relating to Taxes may arise, whether or not as a result of the consummation of the Transactions; and/or (ii) in connection with the deferral of income Taxes of a holder of limited partnership interests in a Company Subsidiary Partnership, the Company or the Company Subsidiaries have agreed to (A) maintain a minimum level of debt, continue a particular debt or provide rights to guarantee, or otherwise assume economic risk of loss with respect to, debt, (B) retain or not dispose of assets, or engage in transactions of comparable tax effect, for a period of time that has not since expired, (C) only dispose of assets in a particular manner, (D) make or refrain from making a Tax election, (E) use (or refrain from using) a specified method of taking into account book-tax disparities under Section 704(c) of the Code with respect to one or more assets of such party or any of its direct or indirect Subsidiaries, and/or (F) use (or refrain from using) a particular method for allocating one or more liabilities of such party or any of its direct or indirect Subsidiaries under Section 752 of the Code. As used herein, “Company Subsidiary Partnership” means a Company Subsidiary that is a partnership for United States federal income tax purposes.

(j) There are no Tax Liens upon any property or assets of the Company or any Company Subsidiary except for Permitted Liens.

(k) There are no Tax allocation or Tax sharing agreements or similar arrangements with respect to or involving the Company or any Company Subsidiary, except for customary indemnification provisions contained in credit or other commercial agreements entered into in the ordinary course of business and the primary purposes of which do not relate to Taxes, and after the Closing Date neither the Company nor any Company Subsidiary shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(l) Since the Company’s formation (i) neither the Company nor any Company Subsidiary has incurred any material liability for Taxes under Sections 857(b), 860(c) or 4981 of the Code, and (ii) neither the Company nor any Company Subsidiary has incurred any material liability for Taxes other than (x) in the ordinary course of business or consistent with past practice, or (y) transfer or similar Taxes arising in connection with acquisitions or dispositions of property. No event has occurred and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentence will be imposed upon the Company or the Company Subsidiaries.

(m) (i) Neither the Company nor any of the Company Subsidiaries has extended or waived (nor granted any extension or waiver of) the limitation period for the assessment or collection of any material Tax that has not since expired; and (ii) neither the Company nor any of the Company Subsidiaries currently is the beneficiary of any extension of time within which to file any material Tax Return that remains unfiled.

(n) Neither the Company nor any Company Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract (excluding customary indemnification provisions contained in credit or other commercial agreements entered into in the ordinary course of business and the primary purposes of which do not relate to Taxes), or otherwise.

(o) Neither the Company nor any of the Company Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law), and neither the Company nor any Company Subsidiary has requested, has received or is subject to any written ruling of a Governmental Entity or has entered into any written agreement with a Governmental Entity with respect to any Taxes.

(p) Since January 1, 2010, neither the Company nor any Company Subsidiary has entered into any transaction that constitutes a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(q) Neither the Company nor any Company Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(r) Neither DLR nor any DLR Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) change in method of accounting of the Company or any Company Subsidiary for a taxable period ending on or prior to the Closing Date, (ii) installment sale by the Company or any Company Subsidiary made on or prior to the Closing Date or (iii) election by the Company or any Company Subsidiary under Section 108(i) of the Code made prior to the Closing Date.

(s) No written power of attorney that has been granted by the Company or any Company Subsidiary (other than to the Company or a Company Subsidiary) currently is in force with respect to any matter relating to Taxes.

(t) As of the date of this Agreement, the Company is not aware of any fact or circumstance that could reasonably be expected to (i) prevent the Company Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) prevent the Partnership Merger from qualifying as an “assets-over” merger pursuant to Treasury Regulations Section 1.708-1(c)(3)(i).

(u) No compensation has been or would reasonably be expected to be includable in the gross income of any “service provider” (within the meaning of Section 409A of the Code) of the Company or any Company Subsidiary as a result of the operation of Section 409A of the Code.

(v) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise) will result in any “parachute payment” under Section 280G of the Code (or any corresponding provision of state, local, or foreign Tax Law) with respect to any Service Provider of the Company or any Company Subsidiary.

(w) There is no contract, agreement, plan or arrangement to which the Company or any Company Subsidiary is a party which requires the Company or any Company Subsidiary to pay a Tax gross-up or reimbursement payment to any Person, including with respect to any Tax-related payments under Section 409A of the Code or Section 280G of the Code.

Section 3.14 Contracts.

(a) Except as filed as exhibits to the Company SEC Documents filed prior to the date hereof, Section 3.14(a) of the Company Disclosure Letter sets forth a list of each note, bond, mortgage, lien, indenture, lease, license, contract or agreement, arrangement or other instrument or obligation (but excluding any Company Leases or Company Property Leases) (“Contract”), to which the Company or any Company Subsidiary is a party or by which any of its properties or assets are bound which, to the Company’s knowledge and as of the date hereof:

(i) is required to be filed as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K promulgated by the SEC or required to be disclosed by the Company in a Current Report on Form 8-K;

(ii) obligates the Company or any Company Subsidiary to make non-contingent aggregate annual expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $5,000,000 and is not cancelable within 90 days without material penalty to the Company or any Company Subsidiary;

(iii) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area with respect to the Company, or upon consummation of the Transactions, DLR or its Subsidiaries, or which restricts the conduct of any line of business that is material to the Company and the Company Subsidiaries, taken as a whole;

(iv) constitutes an Indebtedness obligation of the Company or any Company Subsidiary with a principal amount as of the date hereof greater than $5,000,000;

(v) requires the Company or any Company Subsidiary to dispose of or acquire assets or properties (other than any real property) or involves any pending or contemplated merger, consolidation or similar business combination transaction;

(vi) constitutes an interest rate cap, interest rate collar, interest rate, currency or commodity derivative or other contract or agreement relating to a hedging transaction;

(vii) sets forth the operational terms of a joint venture, partnership or similar arrangement;

(viii) constitutes a loan to any Person (other than a wholly owned Company Subsidiary) by the Company or any Company Subsidiary in an amount in excess of $5,000,000;

(ix) is a Company IP Agreement that is material to the operation of the business of the Company and Company Subsidiaries substantially as currently conducted;

(x) prohibits the pledging of the capital stock of the Company or any Company Subsidiary or prohibits the issuance of guarantees by any Company Subsidiary;

(xi) has continuing “earn-out” or other similar contingent purchase price payment obligations;

(xii) is an agreement with, or Contract for the employment of, any employee of the Company or any Company Subsidiary that: (A) provides for annual cash compensation which may exceed $250,000,

(B) provides for the payment of any cash or other compensation or benefits upon or in connection with the consummation of the transactions contemplated by this Agreement, and/or (C) provides for the payment of severance or termination pay or benefits upon a termination of the agreement or the applicable employee’s employment with the Company or a Company Subsidiary; or

(xiii) is (A) not made in the ordinary course of business consistent with past practice and (B) material to the Company and the Company Subsidiaries, taken as a whole.

(b) Each Contract of the type described above in Section 3.14(a) and in effect as of the date hereof, whether or not set forth in Section 3.14(a) of the Company Disclosure Letter, is referred to herein as a “Company Material Contract.” Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, each Company Material Contract is legal, valid and binding on the Company and each Company Subsidiary that is a party thereto, and is in full force and effect, except as may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). Except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (A) neither the Company nor any Company Subsidiary, nor, to the Company’s knowledge, any other party thereto, is in breach or violation of, or default under, any Company Material Contract, and (B) no event has occurred that with notice or lapse of time or both would constitute a violation, breach or default under any Company Material Contract. Neither the Company nor any Company Subsidiary has received notice of any violation or default under or notice to terminate, not renew or challenge the validity or enforceability of any Company Material Contract, except for violations, defaults, notices to terminate or not renew or challenges to the validity or enforceability of any Company Material Contract that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c) The Company has delivered or made available to DLR or provided to DLR for review, prior to the execution of this Agreement, true and complete copies of all of the Company Material Contracts.

Section 3.15 Investment Company Act. Neither the Company nor any Company Subsidiary is required to be registered as an investment company under the Investment Company Act of 1940, as amended.

Section 3.16 Environmental Matters. Except in each case as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect:

(a) The Company and each Company Subsidiary are, and have been since January 1, 2014, in compliance with all Environmental Laws.

(b) The Company and each Company Subsidiary have all the Environmental Permits necessary to own, lease and conduct their current operations and are in compliance with their respective Environmental Permits, and all such Environmental Permits are in good standing. All such Environmental Permits are in full force and effect, and there are no proceedings pending or, to the knowledge of the Company, threatened that would result in the revocation, suspension or material modification of any such Environmental Permit.

(c) Neither the Company nor any Company Subsidiary has received any written notice, demand, letter or claim alleging that the Company or any Company Subsidiary is in violation of, or liable under, any Environmental Law, and no judicial, administrative or compliance Order has been issued against the Company or any Company Subsidiary which remains unresolved. There is no litigation, investigation, request for information or other proceeding pending, or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary under any Environmental Law.

(d) Neither the Company nor any Company Subsidiary has entered into or agreed to any consent Order or is subject to any judgment, decree or judicial, administrative or compliance Order relating to compliance with

Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances and no investigation, litigation or other proceeding is pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary under any Environmental Law.

(e) Neither the Company nor any Company Subsidiary has assumed, by contract or, to the knowledge of the Company, by operation of Law, any liability under any Environmental Law or relating to any Hazardous Substances, or is an indemnitor in connection with any claim asserted or threatened by any third-party indemnitee in writing for any liability under any Environmental Law or relating to any Hazardous Substances.

(f) Neither the Company nor any Company Subsidiary has caused, and to the knowledge of the Company, no third party has caused any release of any Hazardous Substances that would be required to be investigated or remediated by, or that would reasonably be expected to result in a liability of, the Company or any Company Subsidiary under any Environmental Law.

(g) Notwithstanding any other provision in this Agreement, and except for Section 3.5 (Consents and Approvals; No Violations), Section 3.6 (Company SEC Documents and Financial Statements), Section 3.8 (Absence of Certain Changes), Section 3.9 (No Undisclosed Liabilities), Section 3.19(c) (Properties) and Section 3.22 (Insurance), this Section 3.16 (Environmental Matters) sets forth the sole representations and warranties of the Company and the Company Operating Partnership with respect to Environmental Laws, Hazardous Substances or other environmental matters.

Section 3.17 Intellectual Property.

(a) Section 3.17(a) of the Company Disclosure Letter sets forth as of the date hereof a true, correct and complete list of all Owned Company IP that is registered, issued or the subject of a pending application, and all material unregistered Owned Company IP, and lists: (i) for each patent or patent application, the owner, the application, publication, or patent number, the filing date and/or the issuance date, the prosecution status (e.g. issued, pending or abandoned), the normal expiration date and the country of issuance or filing; (ii) for each trademark or service mark that is registered or subject to a pending application for registration, the owner, the application number or registration number, the jurisdiction of the application or registration, and the date filed or issued; (iii) each domain name registered and the owner; and (iv) for each registered copyright or pending application for registration, the owner, the application number or registration number and date of application or registration and the jurisdiction of the application or registration.

(b) As of the date hereof, there are no disputes pending or, to the knowledge of the Company, threatened regarding any agreement (1) under which the Company or any Company Subsidiary uses or has the right to use any Licensed Company IP or (2) under which the Company or any Company Subsidiary has licensed or otherwise permitted others the right to use any Company IP (such agreements described in clauses (1) and (2) above, the “Company IP Agreements”).

(c) The Company or one of the Company Subsidiaries owns or otherwise has all necessary rights to all Intellectual Property Rights used or held for use in the conduct of the business of the Company as conducted prior to the Closing Date except such Intellectual Property Rights that, if not possessed by the Company or one of the Company Subsidiaries, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) The Company or one of the Company Subsidiaries owns and possesses all right, title and interest in and to the Owned Company IP free and clear of all Liens, other than Permitted Liens and the Company IP Agreements.

(e) The operation of the Company’s business has not infringed upon, misappropriated or otherwise violated, and is not infringing upon, misappropriating or otherwise violating, the Intellectual Property Rights of another Person, and no action, claim or proceeding alleging infringement, misappropriation, or other violation of any Intellectual Property Right of another Person is pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiaries, except, in each case, for any such infringement or misappropriation that has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since January 1, 2014, the Company has not received any written notice relating to any actual or alleged infringement, misappropriation, or violation of any Intellectual Property Right of another Person by the Company or any Company Subsidiary. To the knowledge of the Company, no Person or any of such Person’s products or services or other operation of such Person’s business is infringing upon, misappropriating or otherwise violating any Company IP in any material respect.

(f) Except for such proceedings or actions that, if resolved against the Company or any Company Subsidiary, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no proceedings or actions pending before any Governmental Entity challenging the ownership, validity or enforceability of the Owned Company IP or, to the knowledge of the Company, the Licensed Company IP and, since January 1, 2014, no such proceedings or actions have been threatened in writing against the Company or any Company Subsidiary.

(g) The information technology systems used by the Company or any Company Subsidiary (“IT Systems”) are designed, implemented, operated and maintained in a commercially reasonable manner to provide a commercially reasonable degree of redundancy, reliability, scalability and security with respect to the businesses of the Company and the Company Subsidiaries. Without limiting the foregoing, (i) the Company and each Company Subsidiary has taken commercially reasonable steps and implemented commercially reasonable procedures intended to ensure that its IT Systems are free from any malware, spyware, virus or other code designed or intended to materially disrupt, disable or harm the operation of, or provide unauthorized access to, a computer system or network or other device on which such code is stored or installed, and (ii) the Company and each Company Subsidiary has in effect commercially reasonable disaster recovery plans, procedures and facilities for its business and has taken steps intended to safeguard the security and the integrity of its IT Systems. To the knowledge of the Company, there have been no unauthorized intrusions or breaches of security with respect to the IT Systems, except for any intrusions or breaches which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(h) The Company and each Company Subsidiary comply, and have complied, in all material respects with such party’s contractual commitments to third parties regarding personally identifiable information and such party’s customers’ confidential information uploaded or otherwise provided or made accessible to the Company or any Company Subsidiary in connection with any product or service offered by the Company or any Company Subsidiary (collectively, “Sensitive Information”). The Company and each Company Subsidiary comply and have since January 1, 2014 complied with all applicable Laws related to the collection, use, access to, transmission, disclosure, alteration or handling of Sensitive Information, except for any non-compliance that has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(i) The Company and each Company Subsidiary has taken commercially reasonable measures designed to protect and maintain the confidential nature of any Sensitive Information to which the Company or any Company Subsidiary has access and to protect such Sensitive Information against loss, theft and unauthorized access or disclosure. Such measures are consistent with and have conformed to any contractual commitments of the Company and each Company Subsidiary to its customers and other third parties relating to information security in all material respects. To the knowledge of the Company, there has been no unauthorized access to, or unauthorized disclosure or use of, Sensitive Information in the possession or control of the Company or any Company Subsidiary, except for any access or disclosure which has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received any written claims, notices or complaints regarding the Company’s or any Company Subsidiary’s information handling or security practices or the disclosure, retention, misuse or security of any Sensitive Information.

Section 3.18 Compliance with Laws; Permits.

(a) (i) Each of the Company and the Company Subsidiaries has complied and is in compliance with all Laws which affect the business, properties, assets or operations of the Company and the Company Subsidiaries and (ii) no notice, charge or assertion has been received by the Company or any Company Subsidiary or, to the Company’s knowledge, threatened against the Company or any Company Subsidiary alleging any non-compliance with any such Laws, except with respect to clauses (i) and (ii) above, for such non-compliance that has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries are in compliance in all material respects with all applicable Laws relating to the ownership and operation of the Company Properties, (ii) neither the Company nor the Company Subsidiaries has received any written notice from any Governmental Entity alleging any material violation of any applicable Law relating to the ownership and operation of the Company Properties, and (iii) to the Company’s knowledge, no Legal Proceeding or Order by any Governmental Entity exists or is pending against the Company Properties, alleging any material failure to comply with Laws relating to the ownership and operation of the Company Properties.

(c) The Company and the Company Subsidiaries are in possession of all authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Entity necessary for the Company and the Company Subsidiaries to own, lease and operate their properties or for the Company and the Company Subsidiaries to carry on their respective businesses substantially as is being conducted as of the date hereof, materially in accordance with applicable Laws, and substantially in the manner described in the Company SEC Documents filed prior to the date hereof (the “Company Permits”), and all such Company Permits are valid, and in full force and effect, except, in each case, where the failure to possess and maintain such Company Permits in full force and effect has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.19 Properties.

(a) Section 3.19(a) of the Company Disclosure Letter sets forth a list of the address of each real property (and noting whether such real property is) owned, leased (as lessee or sublessee) (including ground leased) or licensed (as licensee) by the Company or any Company Subsidiary as of the date hereof (all such real property, together with all right, title and interest of the Company and any Company Subsidiary in and to (i) all buildings, structures and other improvements and fixtures located on or under such real property and (ii) all easements, rights and other appurtenances to such real property, are individually referred to herein as a “Company Property” and collectively referred to herein as the “Company Properties”).

(b) Section 3.19(b)(i) of the Company Disclosure Letter sets forth a list of the address of each facility and real property which, as of the date hereof, is under contract by the Company or a Company Subsidiary for purchase or which is required under a binding contract to be leased or subleased or licensed by the Company or a Company Subsidiary after the date hereof. Except as is set forth in Section 3.19(b)(ii) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary is (x) obligated to dispose of any Company Property or acquire any interest in real property or (y) bound by any unexpired option to purchase agreement, right of first refusal or first offer or any other right to purchase, ground lease or otherwise acquire any Company Property or any portion thereof, in each case with a fair market value in excess of $5,000,000.

(c) The Company or a Company Subsidiary has good and marketable freehold or fee simple title or valid leasehold title (as applicable) to, each of the Company Properties, in each case, free and clear of Liens, except for Permitted Liens.

(d) Neither the Company nor any Company Subsidiary has received written notice that, or has knowledge of, (i) any certificate, permit or license from any Governmental Entity having jurisdiction over any of the Company Properties or any agreement, easement or other right that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Company Properties or that is necessary to permit the lawful use and operation of all utilities, parking areas, retention ponds, driveways, roads and other means of egress and ingress to and from any of the Company Properties is not in full force and effect as of the date hereof, except for such failures to be in full force and effect that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, or of any pending threat of modification or cancellation of any of same, that would reasonably be expected to have a Company Material Adverse Effect, or (ii) any uncured violation of any Laws affecting any of the Company Properties which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

(e) No certificate, variance, permit or license from any Governmental Entity having jurisdiction over any of the Company Properties or any agreement, easement or other right that is necessary to permit the current use of the buildings and improvements on any of the Company Properties or that is necessary to permit the current use of all parking areas, driveways, roads and other means of egress and ingress to and from any of the Company Properties has failed to be obtained or is not in full force and effect, and neither the Company nor any Company Subsidiary has received written notice of any outstanding threat of modification, violation or cancellation of any such certificate, variance, permit or license, except for any of the foregoing as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(f) Except for discrepancies, errors or omissions that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, the rent roll summary attached to Section 3.19(f) of the Company Disclosure Letter correctly references each Company Lease that was in effect as of the dates shown therein and to which the Company or any Company Subsidiary is a party as lessor or sublessor or licensor with respect to each of the applicable Company Properties (together with all amendments, modifications, guarantees, renewals and extensions exercised related thereto, the “Company Leases”). True and complete copies in all material respects of the Company Leases, in each case in effect as of the date hereof, have been made available to DLR.

(g) True and complete copies in all material respects of all ground and other leases affecting the interest of the Company or any Company Subsidiary in the Company Properties pursuant to which the Company or any Company Subsidiary is lessee or sublessee and all amendments, modifications (including pursuant to any estoppel), guarantees, renewals and extensions exercised related thereto (collectively, the “Company Property Leases”) in effect as of the date hereof, have been made available to DLR.

(h) Except as individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (A) neither the Company nor any Company Subsidiary, nor, to the Company’s knowledge, any other party thereto, is in breach or violation of, or default under, any Company Lease or Company Property Lease, (B) no event has occurred that with notice or lapse of time or both would constitute a violation, breach or default under any Company Lease or Company Property Lease and (C) each Company Lease and each Company Property Lease is legal, valid and binding on the Company and each Company Subsidiary that is a party thereto, and is in full force and effect, except as may be limited by (1) bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (2) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). Neither the Company nor any Company Subsidiary has received notice of any violation or default under or notice to terminate, not renew or challenge the validity or enforceability of any Company Lease or Company Property Lease, except for violations, defaults, notices to terminate or challenges to the validity or enforceability of any Company Lease or Company Property Lease that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(i) As of the date hereof, no purchase option (if any) has been exercised under any Company Lease for which the purchase has not closed prior to the date hereof.

(j) Neither the Company nor any Company Subsidiary is a party to any agreement pursuant to which the Company or any Company Subsidiary manages or manages the development of any real property for any Person other than the Company or a Company Subsidiary.

(k) The Company and each Company Subsidiary, as applicable, is in possession of title insurance policies or valid marked-up title commitments evidencing title insurance with respect to each Company Property (each, a “Company Title Insurance Policy” and, collectively, the “Company Title Insurance Policies”). A copy of each Company Title Insurance Policy in the possession of the Company has been made available to DLR. No written claim has been made against any Company Title Insurance Policy, which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

(l) The Company and the Company Subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all personal property owned, used, or held for use by them as of the date hereof (other than property owned by tenants under a Company Lease and used or held in connection with the applicable tenancy and other than property owned by any third party managers), except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. None of the Company’s or any of the Company Subsidiaries’ ownership of or leasehold interest in any such personal property is subject to any Liens, except for Permitted Liens. As of the date hereof neither the Company nor any Company Subsidiary has any leased personal property.

(m) Section 3.19(m) of the Company Disclosure Letter lists the parties currently providing third-party property management services to the Company Properties and a list of the Company Properties currently managed by each such party. Correct and complete copies in all material respects of all agreements pursuant to which such parties provide such third-party property management services to the Company Properties (together with all amendments and modifications and all renewals and extensions exercised related thereto), in each case in effect as of the date hereof, have been made available to DLR.

(n) The Company Properties and all personal property owned, used, or held for use, in connection therewith, (i) are, to the knowledge of the Company, in working order sufficient for their normal operation in the manner currently being operated and without any structural defects, other than as may be disclosed in any physical condition reports that have been made available to DLR and other than repairs and maintenance necessary in the ordinary course given such property’s age and intended use, and (ii) are, to the knowledge of the Company, adequate and suitable for the purposes for which they are presently being used except as in each case would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect.

(o) Except as set forth on Section 3.19(o) of the Company Disclosure Letter, no Company Lease contains any non-compete or exclusivity provisions with respect to any line of business or geographic area with respect to the Company, or upon consummation of the Transactions, DLR or its Subsidiaries, or which restricts the conduct of any line of business that is material to the Company and the Company Subsidiaries, taken as a whole.

(p) The Company has received no written notice of, nor to the Company’s knowledge, is there threatened, any appropriation, condemnation or like proceeding or order materially affecting any Company Property or any part thereof (or sale or other disposition of any Company Property or any part thereof in lieu of any condemnation or like action) except as would not, individually or in the aggregate be reasonably expected to have a Company Material Adverse Effect.

(q) To the knowledge of the Company, Section 3.19(q) of the Company Disclosure Letter sets forth a true and complete list of all agreements which require the Company or any Company Subsidiary to pay any leasing, brokerage or similar commission in connection with the Company Leases or Company Property Leases. The Company has delivered or made available to DLR true, correct and complete (in all material respects) copies of all such leasing, brokerage, and commission agreements, and no such leasing, brokerage or commission agreements have been amended, modified or terminated except as set forth in Section 3.19(q) of the Company Disclosure Letter.

(r) Except as set forth on Section 3.19(r) of the Company Disclosure Letter, there are no Infrastructure Agreements affecting the Company Properties other than such Infrastructure Agreements as are reasonable and customary and entered into in the ordinary course and which do not impose material obligations on the Company or any Company Subsidiary. The Company and each Company Subsidiary holds such right, title and interest in and to the Infrastructure Agreements as is reasonably necessary to conduct its business as presently conducted, and neither the Company nor any Company Subsidiary has experienced any unresolved disputes or issue related to the Infrastructure Agreements that have arisen in connection with the Infrastructure Agreements, except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (i) neither the Company nor any Company Subsidiary, nor, to the Company’s knowledge, any other party thereto, is in breach or violation of, or default under, any Infrastructure Agreement, (ii) no event has occurred that with notice or lapse of time or both would constitute a violation, breach or default under any Infrastructure Agreement and (iii) each Infrastructure Agreement is legal, valid and binding on the Company and each Company Subsidiary that is a party thereto, and is in full force and effect, except as may be limited by (A) bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (B) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

(s) None of the Company nor any Company Subsidiary has entered into any Company Lease or other agreement to provide electric power to any Person (x) except in the ordinary course of business or (y) that, in the case of any Operating Company Property, would obligate the Company to provide, to tenants under Company Leases at such Operating Company Property, electric power in excess of the aggregate amount of electric power available at such Operating Company Property.

(t) Section 3.19(t) of the Company Disclosure Letter lists (i) each Company Property that is under construction and/or development as of the date of this Agreement and describes the status of such construction and/or development as of the date hereof (each, a “Development Property”) and (ii) all properties currently proposed for development or commencement of construction prior to the Closing Date by the Company and each Company Subsidiary pursuant to binding agreements. With respect to each Development Property, the Company and Company Subsidiaries have obtained all necessary and appropriate certificates, permits (including all building permits), licenses, agreements, easements and other rights which are necessary to permit the construction and development thereof, including all utilities, driveways, roads and other means of egress and ingress to and from any such Development Property as necessary for such construction and development and the lawful use and operation thereof upon completion. Neither the Company nor any Company Subsidiary has received notice of any intention on the part of any Person to cancel, suspend or modify any of such certificates, permits, licenses, agreements, easements or other rights. With respect to each Development Property, Section 3.19(t)(ii) of the Company Disclosure Letter sets forth (A) the total budgeted costs of development and construction for such Development Property, (B) the total amount spent or incurred by the Company or a Company Subsidiary in connection therewith as of the date hereof, (C) the Company’s good faith estimate of the aggregate costs to complete such Development Property in accordance with the current plans and specifications therefor and (D) whether, to the Company’s knowledge, there are any anticipated material cost overruns (including the nature and amount thereof, if any) or material change orders.

Section 3.20 Information in the Form S-4 and Joint Proxy Statement. None of the information supplied or to be supplied in writing by or on behalf of the Company or any Company Subsidiary for inclusion or incorporation by reference in (i) the Form S-4 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Joint Proxy Statement will, at the date it is first mailed to the stockholders of the Company and of DLR, at the time of the Company Stockholder Meeting and the DLR Stockholder Meeting, at the time the Form S-4 is declared effective by the SEC or at the Partnership Merger Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. None of the information supplied or to be supplied in writing by or on behalf of the Company or any Company Subsidiary for inclusion or incorporation by reference in the Election Solicitation Statement will, at the date it is first mailed to the unitholders of the Company Operating Partnership, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. All documents that the Company is responsible for filing with the SEC in connection with the Transactions, to the extent relating to the Company or any Company Subsidiary or other information supplied by or on behalf of the Company or any Company Subsidiary for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act or Exchange Act, as applicable, and the rules and regulations of the SEC thereunder and each such document required to be filed with any Governmental Entity (other than the SEC) will comply in all material respects with the provisions of any applicable Law as to the information required to be contained therein. The representations and warranties contained in this Section 3.20 will not apply to statements or omissions included in the Form S-4, the Joint Proxy Statement or the Election Solicitation Statement to the extent based upon information supplied to the Company or the Company Operating Partnership by or on behalf of DLR, REIT Merger Sub, DLR OP, Merger Sub GP or OP Merger Sub.

Section 3.21 Opinion of Financial Advisors. The Company Board of Directors has received the oral opinion of Goldman Sachs & Co. LLC (the “Company Financial Advisor”), to be confirmed in writing, to the effect that, as of the date hereof and based on and subject to the assumptions, qualifications, limitations and other matters set forth in such opinion, the Exchange Ratio pursuant to this Agreement is fair, from a financial point of view to the holders (other than DLR and its affiliates) of the Company Shares.

Section 3.22 Insurance. The Company and the Company Subsidiaries are either self-insured or have policies of insurance covering the Company, the Company Subsidiaries or any of their respective properties or assets, including policies of property, fire, workers’ compensation, products liability, directors’ and officers’ liability, and other casualty and liability insurance, and in each case in such amounts and with respect to such risks and losses, which the Company believes are adequate for the operation of its business. All such insurance policies are in full force and effect, no written notice of or, to the knowledge of the Company, threat of, cancellation, non-renewal, alteration in coverage or premium increase has been received by the Company or any Company Subsidiary under such policies, and there is no existing default or event which, with the giving of notice or lapse of time or both, has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, all premiums payable under such insurance policies have been paid.

Section 3.23 Related Party Agreements. Except as set forth in the Company SEC Documents made through and including the date hereof or as permitted by this Agreement, from January 1, 2014 through the date hereof, there have been no agreements, arrangements or understandings between the Company or any Company Subsidiary (or binding on any of their respective properties or assets), on the one hand, and any affiliate (including any past or present officer or director or employee of the Company or the Company Operating Partnership) thereof, on the other hand (other than those exclusively among the Company and the Company Subsidiaries), that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC (a “Company Related Party Agreement”).

Section 3.24 Mortgage Backed Securities. Neither the Company nor any Company Subsidiary is the owner of or issuer of market mortgage backed securities.

Section 3.25 Mortgage Loans. Neither the Company nor any Company Subsidiary is the holder of any mortgage loans.

Section 3.26 Brokers; Expenses. No broker, investment banker, financial advisor or other Person (other than the Company Financial Advisor and the Persons listed on Section 3.26 of the Company Disclosure Letter, whose fees and expenses shall be paid by the Company), is entitled to receive any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement, the Company Merger or the Partnership Merger based upon arrangements made by or on behalf of Company or the Company Operating Partnership. Correct and complete copies of all agreements between the Company and the Company Financial Advisor concerning this Agreement and the Transactions, including any fee arrangement, have been previously made available to DLR.

Section 3.27 Takeover Statutes. Assuming the accuracy of the representations and warranties of DLR, REIT Merger Sub, DLR OP, Merger Sub GP and OP Merger Sub in Section 4.23, the Company Board of Directors has taken all action necessary to render inapplicable to the Company Merger and the other Transactions, the restrictions on business combinations contained in Subtitle 6 of Title 3 of the MGCL and Subtitle 7 of Title 3 of the MGCL. No other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti- takeover statute or similar federal or state Law (collectively, “Takeover Statutes”) are applicable to this Agreement, the Company Merger, the Partnership Merger or the other Transactions.

Section 3.28 Dissenters’ Rights. As of the date hereof, no dissenters’, appraisal or similar rights are available to the holders of Company Common Stock or the Company Partnership Units with respect to the Company Merger, the Partnership Merger or the other Transactions.

Section 3.29 Vote Required. The Company Stockholder Approval is the only vote of the holders of any class or series of shares of stock of the Company necessary to approve the Transactions, including the Mergers. No vote of the holders of Company Partnership Units is necessary to approve the Transactions, including the Mergers.

Section 3.30 Transaction Expenses. Section 3.30 of the Company Disclosure Letter sets forth the Company’s good faith estimate, as of the date of this Agreement, of the total Expenses to be incurred by the Company and the Company Subsidiaries prior to the Closing in connection with the transactions contemplated by this Agreement.

Section 3.31 Investigation; Limitation on Warranties; Disclaimer of Other Representations and Warranties. The Company and the Company Operating Partnership have conducted their own independent review and analysis of the business, operations, assets, intellectual property, technology, liabilities, results of operations, financial condition and prospects of DLR and the DLR Subsidiaries and acknowledge that the Company and the Company Operating Partnership have been provided access to personnel, properties, premises and records of DLR and the DLR Subsidiaries for such purposes. In entering into this Agreement, the Company and the Company Operating Partnership have relied solely upon the representations and warranties set forth in this Agreement and their independent investigation and analysis of DLR and the DLR Subsidiaries, and the Company and the Company Operating Partnership acknowledge and agree that they have not been induced by and have not relied upon any representations, warranties or statements, whether express or implied, made by DLR, any of the DLR Subsidiaries, or any of their respective affiliates, stockholders, controlling persons or DLR’s Representatives that are not expressly set forth in this Agreement, whether or not such representations, warranties or statements were made in writing or orally. The Company and the Company Operating Partnership acknowledge and agree that, except for the representations and warranties expressly set forth in this Agreement, none of DLR, REIT Merger Sub, DLR OP, Merger Sub GP or OP Merger Sub makes, or has made, any representations or warranties relating to itself or its business or otherwise in connection with the Company Merger and the Partnership Merger, and the Company and the Company Operating Partnership are not relying on any representation or warranty except for those expressly set forth in this Agreement.

Section 3.32 No Other Representations or Warranties. Except for the representations and warranties set forth in this Article III, neither the Company, the Company Operating Partnership nor any other Person makes any express or implied representation or warranty with respect to the Company or the Company Operating Partnership or with respect to any other information provided to DLR, REIT Merger Sub, DLR OP, Merger Sub GP or OP Merger Sub in connection with the Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE DLR PARTIES

The DLR Parties represent and warrant to the Company, jointly and severally, as set forth in this Article IV. The following representations and warranties by the DLR Parties are qualified in their entirety by reference to the disclosures (i) in the DLR SEC Documents (excluding any disclosures contained or referenced therein under the captions “Risk Factors” or “Forward Looking Statements” or any other disclosures contained or referenced therein relating to information, factors or risks that are predictive, cautionary or forward-looking in nature) filed on or after January 1, 2017 and prior to the date hereof (other than matters requested to be disclosed for purposes of Section 4.8(b) or otherwise specifically required to be disclosed for purposes of Article IV, which matters shall only be qualified by specific disclosure in the respective corresponding section of the DLR Disclosure Letter) and (ii) set forth in DLR’s disclosure letter delivered to the Company immediately prior to the execution of this Agreement (the “DLR Disclosure Letter”). Each disclosure set forth in the DLR Disclosure Letter shall qualify the Section to which it corresponds and any other Section to the extent the applicability of the disclosure to each other Section is reasonably apparent from the text of the disclosure made.

Section 4.1 Organization and Qualification; Subsidiaries.

(a) Each of the DLR Parties is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of the State of Maryland and has the requisite corporate or other power, as the case may be, and authority to conduct its business as now being conducted. Each of the DLR Parties is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a DLR Material Adverse Effect. DLR has delivered to or made available to the Company, prior to the execution of this Agreement, true and complete copies of any amendments to the DLR Governing Documents not filed as of the date hereof with the SEC and is in compliance with the terms of the DLR Governing Documents in all material respects. DLR OP has delivered to or made available to the Company, prior to the execution of this Agreement, true and complete copies of any amendments to the DLR OP Partnership Agreement not filed as of the date hereof with the SEC and is in compliance with the terms of the DLR OP Partnership Agreement in all material respects. REIT Merger Sub has delivered to or made available to the Company, prior to the execution of this Agreement, true and complete copies of any amendments to the REIT Merger Sub Governing Documents not filed as of the date hereof with the SEC and is in compliance with the terms of the REIT Merger Sub Governing Documents in all material respects.

(b) Section 4.1(b)(i) of the DLR Disclosure Letter sets forth as of June 6, 2017 a true and complete list of the Subsidiaries of DLR (each, a “DLR Subsidiary”), together with the jurisdiction of organization or incorporation, as the case may be, of each DLR Subsidiary. Each Significant Subsidiary (i) is duly organized, validly existing, in good standing (with respect to jurisdictions which recognize such concept) under the Laws of the jurisdiction of its organization and is in compliance in all material respects with the terms of its constituent organizational or governing documents, (ii) has all requisite corporate, partnership, limited liability company or other company (as the case may be) power and authority to conduct its business as now being conducted, and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a DLR Material Adverse Effect.

(c) Except for the equity interests of the DLR Subsidiaries, the Company does not own, directly or indirectly, any other capital stock, debt securities or equity securities (including any securities convertible into shares or equity interests of) or other capital interests of any other Person.

(d) Section 4.1(d) of the DLR Disclosure Letter sets forth a true and complete list of each DLR Subsidiary that is a REIT, a Qualified REIT Subsidiary or a Taxable REIT Subsidiary.

Section 4.2 Capitalization.

(a) The authorized capital stock of DLR consists of (i) 265,000,000 shares of DLR Common Stock and (ii) 110,000,000 shares of preferred stock, par value $0.01 per share (“DLR Preferred Stock”), of which, as of the date hereof, (x) 10,350,000 shares are designated as 5.875% Series G Cumulative Redeemable Preferred Stock (the “DLR Series G Preferred Stock”), (y) 15,800,000 shares are designated as 7.375% Series H Cumulative Redeemable Preferred Stock (the “DLR Series H Preferred Stock”) and (z) 11,500,000 shares are designated as 6.350% Series I Cumulative Redeemable Preferred Stock (the “DLR Series I Preferred Stock”). At the close of business on June 6, 2017 (A) 162,180,489 shares of DLR Common Stock were issued and outstanding (which includes 321,737 unvested restricted shares), (B) 10,000,000 shares of DLR Series G Preferred Stock, 14,600,000 shares of DLR Series H Preferred Stock and 10,000,000 shares of DLR Series I Preferred Stock were issued and outstanding, respectively, (C) 3,748,171 shares of DLR Common Stock were reserved for issuance in connection with future grants of awards under the DLR Equity Plan and (D) 1,931,275 shares of DLR Common Stock were reserved for issuance pursuant to the terms of outstanding awards granted pursuant to the DLR Equity Plan. All of the outstanding shares of DLR capital stock are duly authorized, validly issued, fully paid and nonassessable, and all shares of DLR Common Stock to be issued in connection with the Mergers, when so issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and will be issued in compliance with applicable securities Laws. Except as set forth in this Section 4.2, there is no other outstanding capital stock of DLR. There are no bonds, debentures, notes or other Indebtedness having general voting rights (or convertible into securities having such rights) (“DLR Voting Debt”) of DLR or any DLR Subsidiary issued and outstanding. Except for awards granted under the DLR Equity Plans (the “DLR Equity Awards”) and DLR Partnership Units outstanding as of the date hereof, there are, as of the date hereof, no (x) options, warrants, calls, LTIP Units or profits interest units, stock appreciation rights, restricted stock, restricted stock units, “phantom” stock rights, performance units, other equity or equity-linked compensation awards, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any kind, including any stockholder rights plan, relating to the issued or unissued capital stock of DLR or any DLR Subsidiary or units in DLR OP, obligating DLR or any DLR Subsidiary to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or DLR Voting Debt of, or other equity interest in, DLR or any DLR Subsidiary or securities convertible into or exchangeable for such shares or equity interests, or obligating DLR or any DLR Subsidiary to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment (collectively, “DLR Equity Interests”) or (y) outstanding contractual obligations of DLR to repurchase, redeem or otherwise acquire any shares of DLR Common Stock or any capital stock of, or other DLR Equity Interests in, DLR or any DLR Subsidiary or any other Person, including under any stock repurchase plan, or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in DLR, any DLR Subsidiary or any other Person.

(b) There are no voting trusts, proxies or other agreements to which DLR or any DLR Subsidiary is a party with respect to the voting of the DLR Common Stock or any capital stock of, or other DLR Equity Interest, of DLR or any DLR Subsidiary. Neither DLR nor any DLR Subsidiary has granted any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to any capital stock or other DLR Equity Interests. There are no outstanding obligations to which DLR or any DLR Subsidiary is a party (i) restricting the transfer of, or (ii) limiting the exercise of voting rights with respect to, any capital stock or other DLR Equity Interests in any DLR Subsidiary (including DLR OP).

(c) DLR, DLR OP or another DLR Subsidiary owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other DLR Equity Interests of each of the DLR Subsidiaries (other than DLR Partnership Units held by limited partners), free and clear of any Liens (other than transfer and other restrictions under applicable federal and state securities Laws and Liens as may be applicable to the equity interests of non-wholly owned DLR Subsidiaries and equity investees, and other than, in the case of DLR Subsidiaries that are immaterial to DLR, immaterial Liens), and all of such shares of capital stock or other DLR Equity Interests have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

(d) Section 4.2(d) of the DLR Disclosure Letter sets forth as of the date hereof a list of all of the partners of DLR OP, together with the number and type of DLR Partnership Units held by each such partner in DLR OP. Other than the DLR Partnership Units owned by the limited partners of DLR OP set forth in Section 4.2(d) of the DLR Disclosure Letter, DLR directly owns all of the issued and outstanding DLR Partnership Units of DLR OP, free and clear of any Liens, and all DLR Partnership Units have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights. As of the date hereof, there is no capital stock or other DLR Equity Interests of DLR OP issued and outstanding other than such DLR Partnership Units.

(e) All dividends or other distributions on the shares of DLR Common Stock and any material dividends or other distributions on any securities of any DLR Subsidiary which have been authorized and declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

Section 4.3 Authorization; Validity of Agreement; Necessary Action.

Each of the DLR Parties has all necessary corporate and limited partnership, as applicable, power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Mergers and the other Transactions. The execution, delivery and performance by the DLR Parties of this Agreement and the consummation by each of them of the Mergers and the other Transactions have been duly and validly authorized by all necessary corporate, limited liability company or limited partnership, as applicable, action on the part of such DLR Party, subject to receipt of the DLR Stockholder Approval and the adoption or approval of this Agreement by DLR as the sole shareholder of REIT Merger Sub, and no other corporate, limited liability company or limited partnership, as applicable, action on the part of any DLR Party is necessary to authorize the execution and delivery by the DLR Parties of this Agreement and the consummation by them of the Mergers and the other Transactions, subject, in the case of the Mergers, to the filing of the Articles of Merger and Articles of Partnership Merger with, and acceptance for record of the Articles of Merger and Articles of Partnership Merger by, the SDAT and, in the case of the issuance of DLR Common Stock in connection with the Mergers, to the approval of such issuance by the DLR Stockholder Approval. This Agreement has been duly executed and delivered by each DLR Party and, assuming due and valid authorization, execution and delivery hereof by the Company and the Company Operating Partnership, is a valid and binding obligation of each DLR Party enforceable against each of them in accordance with its terms, except that the enforcement hereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

Section 4.4 Board Approvals.

(a) The DLR Board of Directors, at a duly held meeting, has (i) duly and validly authorized the execution and delivery of this Agreement and declared advisable the Mergers and the other Transactions, (ii) directed that the issuance of shares of DLR Common Stock in connection with the Mergers be submitted for consideration at the DLR Stockholder Meeting, and (iii) resolved to recommend that the stockholders of DLR vote in favor of the approval of the issuance of shares of DLR Common Stock in connection with the Mergers and to include such recommendation in the Joint Proxy Statement.

(b) DLR, in its capacity as the sole member of REIT Merger Sub, has duly and validly authorized the execution and delivery of this Agreement by REIT Merger Sub and the consummation by REIT Merger Sub of the Company Merger and the other Transactions and no other consent or approval by or on behalf of REIT Merger Sub is necessary to authorize REIT Merger Sub’s entry into this Agreement or consummation of the Company Merger or other Transactions.

(c) The general partner of DLR OP has (i) determined that this Agreement, the Mergers and the other Transactions are advisable, and in the best interests of DLR OP and (ii) duly and validly authorized the execution and delivery of this Agreement and declared advisable the Mergers and the other Transactions.

(d) Each of Merger Sub GP and DLR OP in its capacity as a member of OP Merger Sub has duly and validly authorized the execution and delivery of this Agreement by OP Merger Sub and the consummation by OP Merger Sub of the Partnership Merger and the other Transactions and no other consent or approval by or on behalf of OP Merger Sub is necessary to authorize OP Merger Sub’s entry into this Agreement or consummation of the Partnership Merger or other Transactions.

Section 4.5 Consents and Approvals; No Violations. None of the execution, delivery or performance of this Agreement by any DLR Party, the consummation by the DLR Parties of the Mergers or any of the other Transactions or compliance by the DLR Parties with any of the provisions of this Agreement will (a) contravene, conflict with or result in any breach of any provision of the DLR Governing Documents, the DLR OP Partnership Agreement or the comparable organizational or governing documents of any other DLR Party or any Significant Subsidiary, (b) require any filing by any DLR Party or any Significant Subsidiary with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Entity (except for (i) compliance with any applicable requirements of the Exchange Act, (ii) any filings as may be required under the MGCL, the MRULPA or the MLLCA in connection with the Mergers, (iii) such filings with the SEC as may be required to be made by DLR in connection with this Agreement and the Mergers, including the Joint Proxy Statement and the Form S-4, (iv) compliance with any applicable requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (v) compliance with any applicable requirements under the antitrust and competition laws of jurisdictions other than those of the United States, (vi) such filings as may be required under the rules and regulations of the NYSE in connection with this Agreement or the Mergers, or (vii) such filings as may be required in connection with state and local transfer Taxes), (c) result in a modification, violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right, including, but not limited to, any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract that is material to DLR, (d) violate any Order or Law applicable to any DLR Party or any DLR Subsidiary or any of their properties, assets or operations, or (e) result in the creation or imposition of any Lien on any asset of any DLR Party or any DLR Subsidiaries other than DLR Permitted Liens; except in each of clauses (b), (c), (d) or (e) where (x) any failure to obtain such permits, authorizations, consents or approvals, (y) any failure to make such filings or (z) any such modifications, violations, rights, impositions, breaches or defaults has not had and would not reasonably be expected to have, individually or in the aggregate, a DLR Material Adverse Effect.

Section 4.6 DLR SEC Documents and DLR Financial Statements.

(a) DLR has filed or furnished (as applicable), on a timely basis, with the SEC all forms, reports, certifications, schedules, statements and other documents required by it to be filed or furnished (as applicable) since and including January 1, 2014 under the Exchange Act or the Securities Act (together with all certifications required pursuant to the Sarbanes-Oxley Act) (such documents and any other documents filed or furnished by DLR with the SEC, as have been amended since the time of their filing, collectively, the “DLR SEC Documents”). As of their respective filing dates, the DLR SEC Documents (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder. All of the audited financial statements and unaudited interim financial statements of DLR included in the DLR SEC Documents (including the related notes and schedules thereto) (collectively, the “DLR Financial Statements”) (i) have been prepared from, are in accordance with, and accurately reflect the books and records of DLR and the consolidated DLR Subsidiaries in all material respects, (ii) complied as of their respective dates in all material respects with the then-applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (iii) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor or like form under the Exchange Act, which adjustments are not, in the aggregate, material to DLR), and (iv) fairly present, in all material respects, the financial position and the results of operations and cash flows of DLR and its consolidated Subsidiaries as of the times and for the periods referred to therein. Except for DLR OP, no DLR Subsidiary is required to file periodic reports with the SEC.

(b) DLR OP has filed or furnished (as applicable), on a timely basis, with the SEC all forms, reports, certifications, schedules, statements and other documents required by it to be filed or furnished (as applicable) since and including January 1, 2014 under the Exchange Act or the Securities Act (together with all certifications required pursuant to the Sarbanes-Oxley Act) (such documents and any other documents filed or furnished by DLR OP with the SEC, as have been amended since the time of their filing, collectively, the “DLR OP SEC Documents”). As of their respective filing dates, the DLR OP SEC Documents (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder. All of the audited financial statements and unaudited interim financial statements of DLR OP included in the DLR OP SEC Documents (including the related notes and schedules thereto) (i) have been prepared from, are in accordance with, and accurately reflect the books and records of DLR OP and its consolidated Subsidiaries in all material respects, (ii) complied as of their respective dates in all material respects with the then-applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (iii) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor or like form under the Exchange Act, which adjustments are not, in the aggregate, material to DLR OP), and (iv) fairly present, in all material respects, the financial position and the results of operations and cash flows of DLR OP and its consolidated Subsidiaries as of the times and for the periods referred to therein.

Section 4.7 Internal Controls; Sarbanes-Oxley Act; Improper Payments.

(a) Since January 1, 2014, DLR has designed and maintained a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that transactions are executed in accordance with management’s general or specific authorizations, (iii) that transactions are recorded as necessary to permit preparation of financial statements and to maintain asset accountability, (iv) that access to assets is permitted only in accordance with management’s general or specific authorization and (v) that the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Since January 1, 2014, (x) DLR has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by DLR in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to DLR’s management as appropriate to allow timely decisions regarding required disclosure, (y) to the knowledge of DLR, such disclosure controls and procedures are effective in timely alerting the principal executive officer and principal financial officer of DLR to material information required to be included in DLR’s periodic reports required under the Exchange Act and (z) to the knowledge of DLR as of the date of this Agreement, the principal executive officer and principal financial officer of DLR have disclosed to DLR’s auditors and the audit committee of the DLR Board of Directors (and made summaries of such disclosures available to the Company) (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect DLR’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in DLR’s internal controls over financial reporting. As of the date of this Agreement, the principal executive officer and principal financial officer of DLR have made all certifications required by the Sarbanes-Oxley Act and the regulations of the SEC promulgated thereunder, and the statements contained in all such certifications were, as of their respective dates made, complete and correct in all material respects.

(b) Since January 1, 2014 through the date of this Agreement, DLR has not received written notification from its independent accountants of any (i) “significant deficiency” or (ii) “material weakness” in DLR’s internal control over financial reporting. For the purposes of this Section 4.7(b), the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Release 2004-001 of the Public Company Accounting Oversight Board, as in effect on the date hereof (it being understood that despite the date limitation in the previous sentence the occurrence of a significant deficiency or a material weakness in DLR’s internal controls over financial reporting may be taken into account when determining whether a DLR Material Adverse Effect has occurred pursuant to Section 7.3(d)).

(c) Neither DLR nor any DLR Subsidiary nor, to the knowledge of DLR, any director, officer or Representative of DLR or any DLR Subsidiary has (i) used any corporate funds for any unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment to any foreign or domestic government official or employee or (iii) made any unlawful bribe, rebate, payoff, include payment, kickback or other unlawful payment to any foreign or domestic government official or employee, in each case, in violation in any material respect of any applicable Anti-Corruption Law. Neither DLR nor any DLR Subsidiary has received any written communication that alleges that DLR or any DLR Subsidiary, or any of their respective Representatives, is, or may be, in violation of, or has, or may have, any liability under, any Anti-Corruption Law.

Section 4.8 Absence of Certain Changes.

(a) Except as contemplated by this Agreement or in the DLR SEC Documents filed or furnished prior to the date hereof, since January 1, 2017, DLR has conducted, in all material respects, its business in the ordinary course consistent with past practice.

(b) From January 1, 2017 through the date hereof, no Effects have occurred, which have had or would reasonably be expected to have, individually or in the aggregate, a DLR Material Adverse Effect.

Section 4.9 No Undisclosed Liabilities. Except (a) as reflected or otherwise reserved against on DLR’s balance sheet as of December 31, 2016, (b) for liabilities and obligations incurred since January 1, 2017 in the ordinary course of business consistent with past practice and (c) for liabilities and obligations incurred under this Agreement or in connection with the Transactions, neither DLR nor any DLR Subsidiary has incurred any liabilities or obligations (whether accrued, absolute, contingent or otherwise) that would be required by GAAP to be reflected on a consolidated balance sheet, other than as have not had and would not be reasonably be expected to have, individually or in the aggregate, a DLR Material Adverse Effect.

Section 4.10 Litigation. As of the date hereof, there is no Legal Proceeding pending against (or to DLR’s knowledge, threatened against or naming as a party thereto), DLR, a DLR Subsidiary or any executive officer or director of DLR (in their capacity as such) nor, to the knowledge of DLR, is there any investigation of a Governmental Entity pending or threatened against DLR or any DLR Subsidiary, other than as have not had and would not reasonably be expected to have, individually or in the aggregate, a DLR Material Adverse Effect (it being understood that despite the date limitation in this sentence any such Legal Proceeding or investigation may be taken into account when determining whether a DLR Material Adverse Effect has occurred pursuant to Section 7.3(d)). Neither DLR nor any DLR Subsidiary is subject to any outstanding Order of a Governmental Entity which has had or would reasonably be expected to have, individually or in the aggregate, a DLR Material Adverse Effect.

Section 4.11 DLR Benefit Plans.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a DLR Material Adverse Effect, no DLR Benefit Plan is, and neither DLR nor any DLR Subsidiaries nor any of their respective ERISA Affiliates sponsors, maintains or contributes to, has at any time sponsored, maintained, contributed to or participated in or has any liability or obligation, whether fixed or contingent, with respect to (i) any multiemployer plan (within the meaning of Section 3(37) of ERISA), (ii) any single employer plan or other pension plan that is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, (iii) any multiple employer plan (within the meaning of Section 413(c) of the Code), or (iv) any multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA).

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a DLR Material Adverse Effect, each DLR Benefit Plan has been maintained, operated and administered in compliance with its terms and the applicable requirements of ERISA, the Code and any other applicable Laws.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a DLR Material Adverse Effect, with respect to each DLR Benefit Plan that is governed by the laws of any jurisdiction other than the United States or provides compensation or benefits to any current or former Service Provider of DLR or any DLR Subsidiary (or any dependent thereof) who resides outside of the United States (each a “Foreign DLR Benefit Plan”), (i) such Foreign DLR Benefit Plan has been maintained, funded and administered in compliance with applicable laws and the requirements of such Foreign DLR Benefit Plan’s governing documents and any applicable collective bargaining agreements, (ii) such Foreign DLR Benefit Plan has obtained from the Governmental Entity having jurisdiction with respect to such Foreign DLR Benefit Plan any required determinations, if any, that such Foreign DLR Benefit Plan is in compliance in all material respects with the applicable laws and regulations of the relevant jurisdiction if such determinations are required in order to give effect to such Foreign DLR Benefit Plan, and (iii) there are no pending or, to DLR’s knowledge, threatened investigations by any Governmental Entity, Legal Proceedings or claims (except for claims for benefits in the ordinary course) against such Foreign DLR Benefit Plan.

Section 4.12 Labor Matters.

(a) Neither DLR nor any of the DLR Subsidiaries is or has at any time been bound by any collective bargaining or similar agreement with respect to its employees residing in the United States. There is no labor strike, work stoppage, picketing, lockout, walkout or other organized work interruption pending or, to DLR’s knowledge, threatened against DLR or any of the DLR Subsidiaries, and neither DLR nor any of the DLR Subsidiaries has experienced any such organized work interruption during the past three years. There are no labor unions or other organizations representing or purporting to represent and, to DLR’s knowledge, no union organization campaign is in progress with respect to, any employees of DLR or any of the DLR Subsidiaries residing in the United States. There are no unfair labor practice charges pending before the National Labor Relations Board or any other Governmental Entity, nor any grievances, complaints, claims or judicial or administrative proceedings, in each case, which are pending or, to DLR’s knowledge, threatened by or on behalf of any employees of DLR or any of the DLR Subsidiaries.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a DLR Material Adverse Effect, DLR and each of the DLR Subsidiaries are in compliance with all applicable Laws, statutes, rules and regulations respecting employment and fair employment practices, terms and conditions of employment of employees, former employees and prospective employees, wages and hours, pay equity, discrimination in employment, wrongful discharge, collective bargaining, fair labor standards, occupational health and safety, personal rights or any other labor and employment-related matters.

(c) During the three years prior to the date of this Agreement, neither DLR nor any of the DLR Subsidiaries has engaged in or effectuated any “plant closing” or employee “mass layoff” (in each case, as defined in the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local statute, rule or regulation) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of DLR or any of the DLR Subsidiaries.

Section 4.13 Taxes.

(a) DLR and each DLR Subsidiary have timely filed with the appropriate Governmental Entity all income Tax Returns and all other material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct in all material respects. DLR and each DLR Subsidiary have duly paid (or there has been paid on their behalf), or made adequate provisions in accordance with GAAP for, all material amounts of Taxes required to be paid by them, whether or not shown on any Tax Return. True and materially complete copies of all United States federal income Tax Returns that have been filed with the IRS by DLR, DLR OP and Digital Services, Inc. with respect to the taxable years ending on or after December 31, 2013 have been provided or made available to the Company.

(b) DLR (i) for all taxable years commencing with DLR’s taxable year ended December 31, 2004 and through December 31, 2016 has been subject to taxation as a REIT and has satisfied all requirements to qualify as a REIT for such years; (ii) has operated since January 1, 2017 in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner as to qualify as a REIT for its taxable year ending December 31, 2017 and in the future; and (iv) has not to its knowledge taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS or any other Governmental Entity to its status as a REIT, and to the knowledge of DLR, no such challenge is pending or threatened.

(c) (i) There are no current disputes, audits, examinations, investigations or other proceedings pending with regard to any material amounts of Taxes or material Tax Returns of DLR or any of the DLR Subsidiaries and neither DLR nor any of the DLR Subsidiaries is a part of any Legal Proceeding relating to Taxes; (ii) DLR and the DLR Subsidiaries have not received a written notice or announcement of any audits, examinations, investigation or other proceedings; (iii) no deficiency for Taxes of DLR or any of the DLR Subsidiaries has been claimed, proposed or assessed, or threatened, in each case, in writing, by any Governmental Entity, which deficiency has not yet been settled, except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a DLR Material Adverse Effect; and (iv) neither DLR nor any DLR Subsidiary has in the past three years received a claim in writing by a Governmental Entity in any jurisdiction in which it does not file Tax Returns or pay any Taxes that it is or may be subject to taxation by that jurisdiction.

(d) There are no DLR Tax Protection Agreements (as hereinafter defined) in force at the date hereof, and, as of the date hereof, no Person has raised in writing, or to the knowledge of DLR threatened to raise, a material claim against DLR or any DLR Subsidiary for any breach of any DLR Tax Protection Agreements. As used herein, “DLR Tax Protection Agreements” means any written agreement to which DLR or any DLR Subsidiary is a party pursuant to which: (i) any liability to holders of limited partnership interests in a DLR Subsidiary Partnership relating to Taxes may arise, whether or not as a result of the consummation of the Transactions; and/or (ii) in connection with the deferral of income Taxes of a holder of limited partnership interests in a DLR Subsidiary Partnership, DLR or the DLR Subsidiaries have agreed to (A) maintain a minimum level of debt, continue a particular debt or provide rights to guarantee, or otherwise assume economic risk of loss with respect to, debt, (B) retain or not dispose of assets, or engage in transactions of comparable tax effect, for a period of time that has not since expired, (C) only dispose of assets in a particular manner, (D) make or refrain from making a Tax election, (E) use (or refrain from using) a specified method of taking into account book-tax disparities under Section 704(c) of the Code with respect to one or more assets of such party or any of its direct or indirect Subsidiaries, and/or (F) use (or refrain from using) a particular method for allocating one or more liabilities of such party or any of its direct or indirect Subsidiaries under Section 752 of the Code. As used herein, “DLR Subsidiary Partnership” means a DLR Subsidiary that is a partnership for United States federal income tax purposes.

(e) Since DLR’s formation (i) neither DLR nor any DLR Subsidiary has incurred any material liability for Taxes under Sections 857(b), 860(c) or 4981 of the Code, and (ii) neither DLR nor any DLR Subsidiary has incurred any material liability for Taxes other than (x) in the ordinary course of business or consistent with past practice, or (y) transfer or similar Taxes arising in connection with acquisitions or dispositions of property. No event has occurred and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentence will be imposed upon DLR or the DLR Subsidiaries.

(f) Neither DLR nor any DLR Subsidiary has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law), and neither DLR nor any DLR Subsidiary has requested, has received or is subject to any written ruling of a Governmental Entity or has entered into any written agreement with a Governmental Entity with respect to any Taxes.

(g) Since January 1, 2010, neither DLR nor any DLR Subsidiary has entered into any transaction that constitutes a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(h) As of the date of this Agreement, DLR is not aware of any fact or circumstance that could reasonably be expected to (i) prevent the Company Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) prevent the Partnership Merger from qualifying as an “assets-over” merger pursuant to Treasury Regulations Section 1.708-1(c)(3)(i).

Section 4.14 Contracts.

(a) Except as filed as exhibits to the DLR SEC Documents filed prior to the date hereof, Section 4.14(a) of the DLR Disclosure Letter sets forth a list of each Contract, or any series thereof, to which DLR or any DLR Subsidiary is a party or by which any of its properties or assets are bound which, to DLR’s knowledge and as of the date hereof:

(i) is required to be filed as an exhibit to DLR’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K promulgated by the SEC or required to be disclosed by the Company in a Current Report on Form 8-K;

(ii) materially restricts the conduct of any line of business that is material to DLR and the DLR Subsidiaries, taken as a whole.

(iii) constitutes an Indebtedness obligation of DLR or any DLR Subsidiary with a principal amount as of the date hereof greater than $10,000,000 (other than non-recourse indebtedness secured by a property and recourse solely (other than under a non-recourse carve-out guaranty) to the special purpose entity that is the property owner);

(iv) requires DLR or any DLR Subsidiary to dispose of or acquire assets or properties (other than in connection with the expiration of a DLR Lease or a ground lease affecting a DLR Property) that (together with all of the assets and properties subject to such requirement in such Contract) have a fair market value in excess of $10,000,000, or involves any pending or contemplated merger, consolidation or similar business combination transaction involving assets that have a fair market value in excess of $10,000,000, except, in each case, as set forth in any DLR Lease, DLR Ground Lease, or recorded property declarations, reciprocal easement agreements or restrictive covenant agreements affecting any DLR Property; or

(v) is (A) not made in the ordinary course of business consistent with past practice and (B) material to DLR and the DLR Subsidiaries, taken as a whole.

(b) Each Contract of the type described above in Section 4.14(a) and in effect as of the date hereof, whether or not set forth in Section 4.14(a) of the DLR Disclosure Letter, is referred to herein as a “DLR Material Contract.” Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a DLR Material Adverse Effect, each DLR Material Contract is legal, valid and binding on DLR and each DLR Subsidiary that is a party thereto, and is in full force and effect, except as may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). Except as, individually or in the aggregate, have not had and would not reasonably be expected to have a DLR Material Adverse Effect, (A) neither DLR nor any DLR Subsidiary, nor, to DLR’s knowledge, any other party thereto, is in breach or violation of, or default under, any DLR Material Contract, and (B) no event has occurred that with notice or lapse of time or both would constitute a violation, breach or default under any DLR Material Contract. Neither DLR nor any DLR Subsidiary has received notice of any violation or default under or notice to terminate, not renew or challenge the validity or enforceability of any DLR Material Contract, except for violations, defaults, notices to terminate or not renew or challenges to the validity or enforceability of any DLR Material Contract that would not, individually or in the aggregate, reasonably be expected to have a DLR Material Adverse Effect.

(c) DLR has delivered or made available to the Company or provided to the Company for review, prior to the execution of this Agreement, true and complete copies of all of the DLR Material Contracts.

Section 4.15 Investment Company Act. Neither DLR nor any DLR Subsidiary is required to be registered as an investment company under the Investment Company Act of 1940, as amended.

Section 4.16 Environmental Matters. Except in each case as, individually or in the aggregate, would not reasonably be expected to have a DLR Material Adverse Effect:

(a) DLR and each DLR Subsidiary are, and have been since January 1, 2014, in compliance with all Environmental Laws.

(b) DLR and each DLR Subsidiary have all the Environmental Permits necessary to own, lease and conduct their current operations and are in compliance with their respective Environmental Permits, and all such Environmental Permits are in good standing. All such Environmental Permits are in full force and effect, and there are no proceedings pending or, to the knowledge of DLR, threatened that would result in the revocation, suspension or material modification of any such Environmental Permit.

(c) Neither DLR nor any DLR Subsidiary has received any written notice, demand, letter or claim alleging that DLR or any DLR Subsidiary is in violation of, or liable under, any Environmental Law, and no judicial, administrative or compliance Order has been issued against DLR or any DLR Subsidiary which remains unresolved. There is no litigation, investigation, request for information or other proceeding pending, or, to the knowledge of DLR, threatened against DLR or any DLR Subsidiary under any Environmental Law.

(d) Neither DLR nor any DLR Subsidiary has entered into or agreed to any consent Order or is subject to any judgment, decree or judicial, administrative or compliance Order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances and no investigation, litigation or other proceeding is pending or, to the knowledge of DLR, threatened against DLR or any DLR under any Environmental Law.

(e) Neither DLR nor any DLR Subsidiary has assumed, by contract or, to the knowledge of DLR, by operation of Law, any liability under any Environmental Law or relating to any Hazardous Substances, or is an indemnitor in connection with any claim asserted or threatened by any third-party indemnitee in writing for any liability under any Environmental Law or relating to any Hazardous Substances.

(f) Neither DLR nor any DLR Subsidiary has caused, and to the knowledge of DLR, no third party has caused any release of any Hazardous Substances that would be required to be investigated or remediated by, or that would reasonably be expected to result in a liability of, DLR or any DLR Subsidiary under any Environmental Law.

(g) Notwithstanding any other provision in this Agreement, and except for Sections 4.5 (Consents and Approvals; No Violations), Section 4.6 (DLR SEC Documents and DLR Financial Statements), Section 4.8 (Absence of Certain Changes), Section 4.9 (No Undisclosed Liabilities), Section 4.19(c) (Properties) and Section 4.22 (Insurance), this Section 4.16 (Environmental Matters) sets forth the sole representations and warranties of the DLR and the DLR Subsidiaries with respect to Environmental Laws, Hazardous Substances or other environmental matters.

Section 4.17 Intellectual Property. To the knowledge of DLR, DLR or one of the DLR Subsidiaries owns or otherwise has all necessary rights to all Intellectual Property Rights used in or held for use in the conduct of the business of DLR as conducted prior to the Closing Date except such Intellectual Property Rights that, if not possessed by DLR or one of the DLR Subsidiaries, would not reasonably be expected to have, individually or in the aggregate, a DLR Material Adverse Effect. The operation of DLR’s business has not infringed upon, misappropriated or otherwise violated, and is not infringing upon, misappropriating or otherwise violating, the Intellectual Property Rights of another Person, and no action, claim or proceeding alleging infringement, misappropriation, or other violation of any Intellectual Property Right of another Person is pending or, to the knowledge of DLR, threatened against DLR or any DLR Subsidiaries, except, in each case, for any such infringement or misappropriation that has not had or would not reasonably be expected to have, individually or in the aggregate, a DLR Material Adverse Effect.

Section 4.18 Compliance with Laws; Permits.

(a) (i) Each of DLR and the DLR Subsidiaries has complied and is in compliance with all Laws which affect the business, properties, assets or operations of DLR and the DLR Subsidiaries, and (ii) no notice, charge or assertion has been received by DLR or any DLR Subsidiary or, to DLR’s knowledge, threatened against DLR or any DLR Subsidiary alleging any non-compliance with any such Laws, except with respect to clauses (i) and (ii) above, for such non-compliance that has not had and would not reasonably be expected to have, individually or in the aggregate, a DLR Material Adverse Effect.

(b) DLR and the DLR Subsidiaries are in possession of all authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Entity necessary for DLR and the DLR Subsidiaries to own, lease and operate their properties or carry on their respective businesses substantially in the manner described in the DLR SEC Documents filed prior to the date hereof and substantially as is being conducted as of the date hereof (the “DLR Permits”), and all such DLR Permits are valid, and in full force and effect, except, in each case, where the failure to possess and maintain such DLR Permits in full force and effect has not had and would not reasonably be expected to have, individually or in the aggregate, a DLR Material Adverse Effect.

Section 4.19 Properties.

(a) Section 4.19(a) of the DLR Disclosure Letter sets forth a list of the address of each DLR Property (and noting whether such real property is) owned, leased (as lessee or sublessee) (including ground leased) or licensed (as licensee) by DLR or any DLR Subsidiary as of the date hereof.

(b) DLR or a DLR Subsidiary has good and marketable freehold or fee simple title or valid leasehold title or license (as applicable) to each of the DLR Properties, as of the date hereof, in each case, free and clear of Liens other than DLR Permitted Liens, except as would not reasonably be expected to have, individually or in the aggregate, a DLR Material Adverse Effect. For the purposes of this Agreement, “DLR Permitted Liens” means (i) Liens securing any Indebtedness of DLR or a DLR Subsidiary set forth on Section 4.19(b)(i) of the DLR

Disclosure Letter or disclosed in the DLR SEC Documents or incurred by DLR or any DLR Subsidiary in compliance with this Agreement, (ii) Liens that result from any statute or other Liens for Taxes or assessments that are not delinquent or the validity of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves on the DLR Financial Statements (if such reserves are required pursuant to GAAP), (iii) Liens arising under any DLR Material Contracts or other service contracts, management agreements, leasing commission agreements, or other agreements or obligations set forth in Section 4.19(b)(iii) of the DLR Disclosure Letter or disclosed in the DLR SEC Documents, (iv) any DLR Leases or any ground leases or air rights agreements affecting any DLR Property, (v) zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over any DLR Property which do not materially and adversely impair the current use of the underlying asset, (vi) Liens that are disclosed on the existing title insurance policies of DLR or would be disclosed on an accurate survey, and, with respect to leasehold interests, Liens on the underlying fee or leasehold interest of the applicable ground lessor, lessor or sublessor, (vii) any cashiers’, landlords’, workers’, mechanics’, carriers’, workmen’s, repairmen’s and materialmen’s Liens and other similar Liens imposed by Law and incurred in the ordinary course of business that are not yet delinquent or the validity of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves on the DLR Financial Statements (if such reserves are required pursuant to GAAP), and (viii) any other non-monetary Liens, limitations, restrictions or title defects that do not materially impair the value of the applicable DLR Property or the continued use and operation of the applicable DLR Property as currently used and operated.

(c) Except as individually or in the aggregate, would not reasonably be expected to have a DLR Material Adverse Effect, (1) neither DLR nor any DLR Subsidiary is and, to the knowledge of DLR, no other party is in breach or violation of, or default under, any (i) ground lease affecting the interest of DLR or any DLR Subsidiary in the DLR Properties pursuant to which DLR or any DLR Subsidiary is lessee or sublessee (together with all amendments, modifications (including pursuant to any estoppel), renewals and extensions exercised related thereto) (each, a “DLR Ground Lease”) or (ii) DLR Lease with aggregate annual rent payments to DLR or the DLR Subsidiaries in excess of $10,000,000 (collectively, clauses (i) and (ii), the “Material DLR Leases”), (2) no event has occurred which would result in a breach or violation of, or a default under, any Material DLR Lease by DLR or any DLR Subsidiary, or, to the knowledge of DLR, any other party thereto (in each case, with or without notice or lapse of time or both) and no tenant under a Material DLR Lease is in monetary default under such Material DLR Lease, and (3) each Material DLR Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to DLR or a DLR Subsidiary and, to the knowledge of DLR, with respect to the other parties thereto, except as may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). Neither DLR nor any DLR Subsidiary has received notice of any violation or default under or notice to terminate, or challenge the validity or enforceability of any DLR Lease, except for violations, defaults, notices to terminate or challenges to the validity or enforceability of any DLR Lease that would not, individually or in the aggregate, reasonably be expected to have a DLR Material Adverse Effect.

(d) DLR and each DLR Subsidiary, as applicable, is in possession of title insurance policies or valid marked-up title commitments evidencing title insurance with respect to each DLR Property that is located in the United States of America (each, a “DLR Title Insurance Policy” and, collectively, the “DLR Title Insurance Policies”). No written claim has been made against any DLR Title Insurance Policy, which, individually or in the aggregate, would reasonably be expected to have a DLR Material Adverse Effect.

(e) As of the date hereof, no purchase option (if any) has been exercised under any DLR Lease for which the purchase has not closed prior to the date hereof.

(f) Neither DLR nor any DLR Subsidiary has received written notice that, or has knowledge of, (i) any certificate, permit or license from any Governmental Entity having jurisdiction over any of the DLR Properties or any agreement, easement or other right that is necessary to permit the lawful use and operation of the buildings and improvements on any of the DLR Properties or that is necessary to permit the lawful use and operation of all utilities, parking areas, retention ponds, driveways, roads and other means of egress and ingress to and from any of the DLR Properties is not in full force and effect as of the date hereof, except for such failures to be in full force and effect that, individually or in the aggregate, would not reasonably be expected to have a DLR Material Adverse Effect, or of any pending threat of modification or cancellation of any of same, that would reasonably be expected to have a DLR Material Adverse Effect, or (ii) any uncured violation of any Laws affecting any of the DLR Properties which, individually or in the aggregate, would reasonably be expected to have a DLR Material Adverse Effect.

(g) No certificate, variance, permit or license from any Governmental Entity having jurisdiction over any of the DLR Properties or any agreement, easement or other right that is necessary to permit the current use of the buildings and improvements on any of the DLR Properties or that is necessary to permit the current use of all parking areas, driveways, roads and other means of egress and ingress to and from any of the DLR Properties has failed to be obtained or is not in full force and effect, and neither DLR nor any DLR Subsidiary has received written notice of any outstanding threat of modification, violation or cancellation of any such certificate, variance, permit or license, except for any of the foregoing as, individually or in the aggregate, would not reasonably be expected to have a DLR Material Adverse Effect.

(h) DLR and the DLR Subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all material personal property owned, used or held for use by them as of the date hereof (other than property owned by tenants and used or held in connection with the applicable tenancy and other than property owned by any third party managers), except as, individually or in the aggregate, would not reasonably be expected to have a DLR Material Adverse Effect. As of the date hereof, none of DLR’s or any of the DLR Subsidiaries’ ownership of or leasehold interest in any such personal property is subject to any Liens, except for DLR Permitted Liens and Liens that would not reasonably be expected to have a DLR Material Adverse Effect.

(i) Except as would not, individually or in the aggregate, reasonably be expected to have a DLR Material Adverse Effect, the DLR Properties (i) are, to the knowledge of DLR, in working order sufficient for their normal operation in the manner currently being operated and without any material structural defects, other than as may be disclosed in any physical condition reports that have been made available to the Company and other than repairs and maintenance necessary in the ordinary course given such property’s age and intended use, and (ii) are, to the knowledge of DLR, adequate and suitable for the purposes for which they are presently being used.

(j) No DLR Lease contains any non-compete or exclusivity provisions with respect to any line of business or geographic area with respect to DLR, or upon consummation of the Transactions, the Company or its Subsidiaries, or which restricts the conduct of any line of business that is material to DLR and the DLR Subsidiaries, taken as a whole.

(k) Except as would not, individually or in the aggregate, reasonably be expected to have a DLR Material Adverse Effect, there is no pending, or to DLR’s knowledge threatened, appropriation, condemnation or like proceeding or order materially affecting any DLR Property or any part thereof (or sale or other disposition of any DLR Property or any part thereof in lieu of any condemnation or like action).

Section 4.20 Information in the Form S-4 and Joint Proxy Statement. None of the information supplied or to be supplied in writing by or on behalf of DLR or any DLR Subsidiary for inclusion or incorporation by reference in (i) the Form S-4 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Joint Proxy Statement will, at the date it is first mailed to the stockholders of the Company and of DLR, at the time of the Company Stockholder Meeting and the DLR Stockholder Meeting, at the time the Form S-4 is declared effective by the SEC or at the Company Merger Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. None of the information supplied or to be supplied in writing by or on behalf of DLR or any DLR Subsidiary for inclusion or incorporation by reference in the Election Solicitation Statement will, at the date it is first mailed to the unitholders of the Company Operating Partnership, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. All documents that DLR is responsible for filing with the SEC in connection with the Transactions, to the extent relating to DLR or any DLR Subsidiary or other information supplied by or on behalf of DLR or any DLR Subsidiary for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act or Exchange Act, as applicable, and the rules and regulations of the SEC thereunder and each such document required to be filed with any Governmental Entity (other than the SEC) will comply in all material respects with the provisions of any applicable Law as to the information required to be contained therein. The representations and warranties contained in this Section 4.20 will not apply to statements or omissions included in the Form S-4, the Joint Proxy Statement or the Election Solicitation Statement to the extent based upon information supplied to DLR by or on behalf of the Company or the Company Operating Partnership.

Section 4.21 Opinion of DLR Financial Advisors. The DLR Board of Directors has received the opinion of each of the DLR Financial Advisors to the effect that, as of the date hereof and based on and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Exchange Ratio is fair, from a financial point of view, to DLR.

Section 4.22 Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a DLR Material Adverse Effect, (a) DLR and the DLR Subsidiaries are either self-insured or have policies of insurance covering DLR, the DLR Subsidiaries or any of their respective employees, properties or assets, including policies of property, fire, workers’ compensation, products liability, directors’ and officers’ liability, and other casualty and liability insurance, and in each case in such amounts and with respect to such risks and losses, which DLR believes are adequate for the operation of its business and (b) all such insurance policies are in full force and effect, no written notice of or, to the knowledge of DLR, threat of, cancellation, non-renewal, alteration in coverage or premium increase has been received by DLR or any DLR Subsidiary under such policies, and there is no existing default or event. Except as individually or in the aggregate, have not had and would not reasonably be expected to have a DLR Material Adverse Effect, all premiums payable under such insurance policies have been paid.

Section 4.23 Ownership of Company Common Stock. None of the DLR Parties nor any of their respective affiliates is, nor at any time during the last three (3) years has been, an “interested stockholder” or an “affiliate” of an interested stockholder of the Company, each as defined in Section 3-601 of the MGCL. Neither DLR nor any of its Subsidiaries, nor any of their respective affiliates, beneficially owns, directly or indirectly (other than investments made in the ordinary course of business in their investment portfolios that, in the aggregate, do not exceed 5% of the Company Common Stock), any shares of Company Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Company Common Stock or any securities of any Company Subsidiary and neither DLR nor any of its Subsidiaries has any rights to acquire any shares of Company Common Stock except pursuant to this Agreement. Neither DLR nor any of its Subsidiaries is a “Related Person” as defined in the Company Certificate.

Section 4.24 Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person (other than the DLR Financial Advisors) is entitled to receive any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the Mergers based upon arrangements made by or on behalf of DLR or any of its Subsidiaries.

Section 4.25 Vote Required.

(a) The DLR Stockholder Approval is the only vote of the holders of any class or series of shares of stock of DLR necessary to approve the Transactions, including the issuance of DLR Common Stock in connection with the Mergers.

(b) No approval of the partners of DLR OP (other than DLR) is necessary to approve the Transactions, including the approval of the Post-Effective Amended and Restated Partnership Agreement.

Section 4.26 Related Party Agreements. Except as set forth in the DLR SEC Documents made through and including the date hereof or as permitted by this Agreement, from January 1, 2014 through the date hereof, there have been no agreements, arrangements or understandings between DLR or any DLR Subsidiary, on the one hand, and any affiliate (including any officer or director) thereof, on the other hand (other than those exclusively among DLR and the DLR Subsidiaries), that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC.

Section 4.27 Financing. DLR has delivered to the Company true, correct and complete copies, as of the date of this Agreement, of executed commitment letters and any fee letters (which may be redacted to the extent requested by the counterparty thereto) related thereto between DLR OP and the financial institutions identified therein (including any lenders who become party thereto by joinder) to provide, subject to the terms and conditions therein, debt financing in the amounts set forth therein.

Section 4.28 Operations of REIT Merger Sub, Merger Sub GP and OP Merger Sub. Each of REIT Merger Sub, Merger Sub GP and OP Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations and has not incurred any liabilities other than in connection with such transactions.

Section 4.29 Investigation; Limitation on Warranties; Disclaimer of Other Representations and Warranties. The DLR Parties have conducted their own independent review and analysis of the business, operations, assets, intellectual property, technology, liabilities, results of operations, financial condition and prospects of the Company and the Company Subsidiaries and acknowledge that the DLR Parties have been provided access to personnel, properties, premises and records of the Company and the Company Subsidiaries for such purposes. In entering into this Agreement, the DLR Parties have relied solely upon the representations and warranties set forth in this Agreement and their independent investigation and analysis of the Company and the Company Subsidiaries, and the DLR Parties acknowledge and agree that they have not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by the Company, any of the Company Subsidiaries, or any of their respective affiliates, stockholders, controlling persons or Company Representatives that are not expressly set forth in this Agreement, whether or not such representations, warranties or statements were made in writing or orally. The DLR Parties acknowledge and agree that, except for the representations and warranties expressly set forth in this Agreement, the Company does not make, or has not made, any representations or warranties relating to itself or its business or otherwise in connection with the Mergers and the DLR Parties are not relying on any representation or warranty except for those expressly set forth in this Agreement.

Section 4.30 No Other Representations or Warranties. Except for the representations and warranties set forth in this Article IV, none of the DLR Parties or any other Person makes any express or implied representation or warranty with respect to the DLR Parties or with respect to any other information provided to the Company and its Subsidiaries in connection with the Transactions.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGERS

Section 5.1 Conduct of Business by the Company Pending the Closing. The Company agrees that between the date of this Agreement and the Company Merger Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except (a) as set forth in Section 5.1 of the Company Disclosure Letter, (b) as required pursuant to this Agreement (including Section 6.13), (c) as may be required by Law or (d) as consented to in writing by DLR (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall, and shall cause each of the Company Subsidiaries to, (x) conduct its business in all material respects in the ordinary course of business consistent with past practice and (y) use their respective reasonable best efforts to maintain in all material respects their assets and properties in their current condition (ordinary wear and tear excepted), preserve their business organizations intact in all material respects, and maintain existing relations and goodwill with Governmental Entities, alliances, customers, lenders, tenants and business associates in all material respects. Without limiting the generality of the foregoing, and except (i) as set forth in Section 5.1 of the Company Disclosure Letter, (ii) as required pursuant to this Agreement (including Section 6.13), (iii) as required by Law or (iv) as consented to in writing by DLR (which consent shall not be unreasonably withheld, delayed or conditioned), between the date of this Agreement and the Company Merger Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, the Company shall not, and shall not permit any Company Subsidiary to, directly or indirectly:

(a) amend its charter, bylaws or equivalent organizational documents;

(b) adjust, split, combine, subdivide or reclassify any shares of capital stock of the Company or any Company Subsidiary;

(c) subject to the second sentence of Section 6.14(a), authorize, declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of the Company or other equity interests of any Company Subsidiary, Company Equity Interests, or other equity securities or ownership interests in the Company or any Company Subsidiary, except for (A) the authorization and payment by the Company of regular quarterly dividends and by Company Operating Partnership of regular quarterly distributions, payable in accordance with past practice at a quarterly rate not to exceed $0.50 per share or unit of Company Common Stock or Company Partnership Units and $0.4140625 per share of Company Series C Preferred Stock (the dividends and distributions described in this clause (c)(A), the “Company Permitted Dividend” and together with the DLR Permitted Common Dividend, each a “Permitted Dividend”) (it being agreed (i) that the timing of any such quarterly dividends will be coordinated so that, if either the holders of Company Common Stock or the holders of DLR Common Stock receive a dividend for a particular quarter prior to the Closing Date, then the holders of DLR Common Stock and the holders of Company Common Stock, respectively, shall receive a dividend for such quarter prior to the Closing Date and (ii) that if DLR authorizes or pays dividends in excess of the DLR Permitted Dividends pursuant to Section 6.14(a), then the Company may authorize or pay (as the case may be) dividends in an aggregate amount equal to such excess), (B) the declaration and payment of dividends or other distributions to the Company or any Company Subsidiary by any directly or indirectly wholly owned Company Subsidiary and (C) dividends or other distributions by any Company Subsidiary that is not wholly owned, directly or indirectly, by the Company, in accordance with the terms of the organizational documents of such Company Subsidiary;

(d) (A) redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, directly or indirectly, any capital stock or other Company Equity Interests, except from (i) the withholding of shares of Company Common Stock to satisfy Tax withholding obligations with respect to Company Equity Awards, or the surrender of shares of Company Common Stock to satisfy the exercise price of Company Options, or (ii) with respect to the redemption or exchange of any partnership units of the Company Operating Partnership in accordance with the terms of the Company Operating Partnership Agreement, (B) grant any Person any

Company Equity Award or any right or option to acquire any Company Equity Interests, other than grants of Company Equity Awards to newly hired or engaged Service Providers of the Company or any Company Subsidiary in the ordinary course of business consistent with past practice, (C) issue, deliver or sell any additional capital stock or other Company Equity Interests, or (D) enter into any Contract with respect to the sale, voting registration or repurchase of any capital stock or other Company Equity Interests; provided, however, that the Company may issue shares of Company Common Stock (A) upon the vesting, exercise and/or settlement, as applicable, of any Company Equity Award outstanding as of the date hereof to the extent required under the terms of the applicable Company Equity Plan and award agreement, in each case, as in effect as of the date hereof, and (B) in connection with the redemption or exchange of any Company Partnership Units in accordance with the terms of the Company Operating Partnership Agreement;

(e) acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real property, personal property (other than personal property at a total cost of less than $5,000,000 in the aggregate), corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof;

(f) sell, pledge, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets, except (A) pledges and encumbrances on property and assets in the ordinary course of business consistent with past practices and that would constitute Permitted Liens, and (B) with respect to property or assets with a value of less than $5,000,000 in the aggregate;

(g) incur, create, assume, refinance, replace or prepay any Indebtedness for borrowed money or issue or amend the terms of any debt securities or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the Indebtedness of any other Person (other than the Company Operating Partnership or a Company Subsidiary that is wholly owned by the Company or the Company Operating Partnership), except (A) Indebtedness incurred under the Company’s existing revolving credit facility for working capital purposes in the ordinary course of business consistent with past practice (including to the extent necessary to pay Company Permitted Dividends) or (B) the refinancing of any existing Indebtedness of the Company or the Company Subsidiaries to the extent that the aggregate principal amount of such Indebtedness is not increased as a result thereof (provided, that the terms and conditions of such refinancing are no less favorable than that of the existing Indebtedness and shall provide that the Company or the applicable Company Subsidiary be permitted to pay-off in full without premium or penalty such refinanced Indebtedness at or prior to the Closing);

(h) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, other than (A) by the Company, the Company Operating Partnership or a Company Subsidiary that is wholly owned by the Company or the Company Operating Partnership to the Company, the Company Operating Partnership or a Company Subsidiary that is wholly owned by the Company or the Company Operating Partnership, (B) loans or advances made to non-affiliate tenants in the ordinary course of business consistent with past practice, or (C) the loans or advances set forth on Section 5.1(h) of the Company Disclosure Letter;

(i) enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any Company Material Contract (or any contract that, if existing as of the date hereof, would be a Company Material Contract), other than (A) any termination or renewal in accordance with the terms of such existing Company Material Contract that occur automatically without any action by the Company or any Company Subsidiary, or (B) the entry into any modification or amendment of, or waiver or consent under, any mortgage or related agreement to which the Company or any Company Subsidiary is a party as required or necessitated by this Agreement or the Transactions; provided, that any such modification, amendment, waiver or consent does not increase the principal amount thereunder or otherwise adversely affect the Company, any Company Subsidiary or DLR or any DLR Subsidiary in any material respect;

(j) except as set forth on Section 5.1(j) of the Company Disclosure Letter, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under or enter into any lease expansion with respect to, any Material Company Lease;

(k) except in accordance with the leasing parameters set forth on Section 5.1(k) of the Company Disclosure Letter, enter into or renew any Company Lease;

(l) enter into any new Company Property Lease, or amend, modify, renew, extend, surrender or terminate any Company Property Lease (except for any renewal or extension right exercised in accordance with the existing terms of a Company Property Lease);

(m) except as set forth on Section 5.1(m) of the Company Disclosure Letter, (A) make application to any Governmental Entity for any change in the zoning, approved site plan, special use permit, planned development approval or other land use entitlement, affecting any Company Property; or (B) settle any insurance claims in excess of $5,000,000 or agree to any material condemnation or payment of material condemnation proceeds;

(n) other than with respect to any Security Holder Litigation, which is governed by Section 6.10, waive, release, assign, commence, settle or compromise any pending or threatened Legal Proceeding (A) of or against the Company or any of its Subsidiaries or (B) involving any present, former or purported holder or group of holders of the Company Common Stock, that in the case of (A) or (B) (i) requires payment by the Company of an amount in excess of $1,000,000 in the aggregate, (ii) entails the incurrence of any obligation or liability of the Company in excess of such amount, including costs or revenue reductions or obligations that would impose any material restrictions on the business or operations of the Company or its Subsidiaries or (iii) imposes any non-monetary relief; provided, however, the Company or any Company Subsidiary may waive, release, assign, commence, settle or compromise any property Tax appeals or Legal Proceedings against any tenants under Company Leases in the ordinary course of business consistent with past practice and where the requested relief does not exceed $1,000,000;

(o) (A) hire or engage any employee or consultant, other than the hiring or engagement of employees below the level of director or consultants, in each case, in the ordinary course of business consistent with past practice to replace employees and consultants whose service with the Company or any Company Subsidiary terminates prior to the Closing or to fill a vacant position set forth in Section 5.1 of the Company Disclosure Letter, (B) materially increase the amount, rate or terms of compensation or benefits of any officer or director of the Company or any Company Subsidiary, (C) accelerate the vesting or payment of any compensation or benefits under any Company Benefit Plan except as required by the terms of any Company Benefit Plan as in effect on the date of this Agreement, (D) enter into, adopt, amend or terminate any Company Benefit Plan, except as required by Law, or (E) take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan, other than as required by Law or the terms of any Company Benefit Plan as in effect on the date of this Agreement;

(p) make any material change to its methods of accounting in effect at December 31, 2016, except as required by a change in GAAP (or any interpretation thereof in accordance with the Financial Accounting Standards Board Statements of Financial Accounting Standards and Interpretations) or in applicable Law, or make any change, other than in the ordinary course of business consistent with past practice, with respect to accounting policies, unless required by GAAP or the SEC;

(q) enter into any new line of business;

(r) knowingly take any action, or knowingly fail to take any action, which action or failure would reasonably be expected to cause (A) the Company to fail to qualify as a REIT or (B) any Company Subsidiary to cease to be treated as any of (1) a partnership or disregarded entity for United States federal income tax purposes or (2) a REIT, a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(s) (A) enter into any Company Tax Protection Agreement, (B) make, change or rescind any material election relating to Taxes, (C) change a material method of Tax accounting, (D) file or amend any material Tax Return, (E) settle or compromise any material federal, state, local or foreign Tax liability, audit, claim or assessment, (F) enter into any closing agreement related to material Taxes, (G) knowingly surrender any right to claim any material Tax refund, or (H) give or request any waiver of a statute of limitation with respect to any Tax Return, except in each case (i) if required by Law or (ii) if necessary (x) to preserve the Company’s qualification as a REIT under the Code or (y) to qualify or preserve the status of any Company Subsidiary as a disregarded entity or partnership for United States federal income tax purposes or as a REIT, Qualified REIT Subsidiary or Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(t) adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization;

(u) amend or modify the engagement letters entered into with the Company Financial Advisor or the Persons listed on Section 3.26 of the Company Disclosure Letter, in a manner adverse to the Company, any Company Subsidiary or DLR, or engage other financial advisers in connection with the Transactions;

(v) except (A) as set forth in Section 5.1(v) of the Company Disclosure Letter, or (B) as set forth in the individual property budgets for each Company Property made available to DLR prior to the date hereof, make or commit to make any capital expenditures in excess of $1,000,000 individually or $5,000,000 in the aggregate; provided, however, that the foregoing shall in no way prohibit the Company from making any necessary capital expenditures in connection with an emergency or casualty at any Company Property which (i) do not exceed $5,000,000 or (ii) are required under any Company Leases in effect as of the date hereof;

(w) enter into, amend, modify or terminate, or grant any waiver under any Company Related Party Agreement;

(x) take any action under the Company Governing Documents or otherwise (including by resolution) that would give dissenters’, appraisal or similar rights to the holders of Company Common Stock with respect to the Mergers or the other Transactions;

(y) take or commit to take any action that will result in an adjustment to the Conversion Factor prior to the Partnership Merger Effective Time;

(z) incur or pay transaction expenses of the type specified on Section 5.1(z) of the Company Disclosure Letter greater than the amount specified on Section 5.1(z) of the Company Disclosure Letter; or

(aa) authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit the Company from taking any action, at any time or from time to time, that in the reasonable judgment of the Company, upon advice of counsel to the Company, is reasonably necessary for the Company to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Company Merger Effective Time or to avoid incurring entity level income or excise Taxes under the Code, including making dividend or other distribution payments to stockholders of the Company in accordance with this Agreement or otherwise. If the Company determines that it is necessary to take any such action, it shall notify DLR as soon as reasonably practicable prior to taking such action.

Section 5.2 Conduct of Business by DLR Pending the Closing. DLR agrees that between the date of this Agreement and the Company Merger Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except (a) as set forth in Section 5.2 of the DLR Disclosure Letter, (b) as required pursuant to this Agreement, (c) as may be required by Law or (d) as consented to in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), DLR shall, and shall cause each of the DLR Subsidiaries to, (x) conduct its business in all material respects in the ordinary course of business consistent with past practice (it being understood that this clause (x) shall not restrict DLR or DLR OP or any DLR Subsidiary from the issuance of any DLR Equity Interests if such issuance is permitted by Section 5.2(d) or the incurrence of any indebtedness or the entry into any transactions if such incurrence or entry is permitted by Section 5.2(i)) and (y) use their respective reasonable best efforts to maintain in all material respects their assets and properties in their current condition (ordinary wear and tear excepted), preserve their business organizations intact in all material respects, and maintain existing relations and goodwill with Governmental Entities, alliances, customers, lenders, tenants, employees and business associates in all material respects. Without limiting the generality of the foregoing, and except (i) as set forth in Section 5.2 of the DLR Disclosure Letter, (ii) as required pursuant to this Agreement, (iii) as required by Law or (iv) as consented to in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), between the date of this Agreement and the Company Merger Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, DLR shall not, and shall not permit any DLR Subsidiary to, directly or indirectly:

(a) amend the charter or bylaws or other equivalent organizational documents of DLR or the DLR OP Partnership Agreement of DLR OP, except as contemplated by the Post-Effective Amended and Restated Partnership Agreement;

(b) adjust, split, combine, subdivide or reclassify any shares of capital stock of DLR or any DLR Subsidiary;

(c) subject to the second sentence of Section 6.14(a), authorize, declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of DLR, DLR Equity Interests of DLR, or other equity securities or ownership interests in DLR, except for (A) the authorization and payment by DLR of regular quarterly dividends and by DLR OP of regular quarterly distributions, payable in accordance with past practice at a quarterly rate not to exceed (i) in respect of DLR Common Stock and DLR OP Common Units, $0.93 per share or unit (the dividends and distributions described in this clause (c)(A)(i), the “DLR Permitted Common Dividend”), (ii) $0.367188 per share of DLR Series G Preferred Stock, (iii) $0.460938 per share of DLR Series H Preferred Stock and (iv) $0.396875 per share of DLR Series I Preferred Stock (the dividends described in clauses (c)(A)(ii)-(c)(A)(iv) together with the DLR Permitted Common Dividend, the “DLR Permitted Dividends”) (it being agreed (i) that the timing of any such quarterly dividends will be coordinated so that, if either the holders of Company Common Stock or the holders of DLR Common Stock receive a dividend for a particular quarter prior to the Closing Date, then the holders of DLR Common Stock and the holders of Company Common Stock, respectively, shall receive a dividend for such quarter prior to the Closing Date and (ii) that if the Company authorizes or pays dividends in excess of the Company Permitted Dividend pursuant to Section 6.14(a), then DLR may authorize or pay (as the case may be) dividends in the amount equal to such excess), (B) the declaration and payment of dividends or other distributions to DLR or any DLR Subsidiary by any DLR Subsidiary that is directly or indirectly wholly owned by DLR or DLR OP and (C) dividends or other distributions by any DLR Subsidiary that is not wholly owned, directly or indirectly, by DLR, in accordance with the terms of the organizational documents of such DLR Subsidiary;

(d) redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, directly or indirectly, any capital stock or other DLR Equity Interests, except (i) the withholding of shares of DLR Common Stock to satisfy Tax withholding obligations with respect to, or the surrender of shares of DLR Common Stock to satisfy the exercise price of, DLR Equity Awards, (ii) with respect to the redemption or exchange of any partnership unit of DLR OP in accordance with the terms of the agreement of limited partnership of DLR OP or (iii) in an aggregate amount not to exceed $25,000,000;

(e) enter into any new line of business;

(f) knowingly take any action, or knowingly fail to take any action, which action or failure would reasonably be expected to cause (A) DLR to fail to qualify as a REIT or (B) any DLR Subsidiary to cease to be treated as any of (1) a partnership or disregarded entity for United States federal income tax purposes or (2) a REIT, a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(g) (A) make, change or rescind any material election relating to Taxes, (B) change a material method of Tax accounting, (C) settle or compromise any material federal Tax liability, audit, claim or assessment, or (D) enter into any closing agreement related to material federal Taxes, except in each case (i) if required by Law or (ii) if necessary (x) to preserve the DLR’s qualification as a REIT under the Code or (y) to qualify or preserve the status of any DLR Subsidiary as a disregarded entity or partnership for United States federal income tax purposes or as a REIT, Qualified REIT Subsidiary or Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(h) take any action under the DLR Governing Documents or otherwise (including by resolution) that would give dissenters’, appraisal or similar rights to the holders of DLR Common Stock with respect to the Mergers or the other Transactions; or

(i) authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit DLR from taking any action, at any time or from time to time, that in the reasonable judgment of DLR, upon advice of counsel to DLR, is reasonably necessary for DLR to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Company Merger Effective Time or to avoid incurring entity level income or excise Taxes under the Code, including making dividend or other distribution payments to stockholders of DLR in accordance with this Agreement or otherwise. If DLR determines that it is necessary to take any such action, it shall notify the Company as soon as reasonably practicable prior to taking such action.

Section 5.3 No Solicitation; Change in Recommendation.

(a) Except as otherwise expressly provided in this Section 5.3, from the date hereof until the Company Merger Effective Time or, if earlier, the termination of this Agreement in accordance with Article VIII, the Company shall not, and shall cause each of its Subsidiaries and shall use reasonable best efforts to cause its and its Subsidiaries’ Representatives not to, directly or indirectly, (A) solicit, initiate or knowingly facilitate, encourage or assist any inquiry or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Competing Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding any proposal or offer that constitutes, or would reasonably be expected to lead to, a Competing Proposal, or furnish to any other Person information or afford to any other Person access to the business, properties, assets or personnel of the Company or any of its Subsidiaries, in each case, in connection with, or for the purpose of knowingly encouraging, facilitating or assisting, a Competing Proposal, (C) enter into any Contract (including any letter of intent or agreement in principle) with respect to a Competing Proposal (each, a “Company Acquisition Agreement”), (D) grant any waiver, amendment or release under any standstill or confidentiality agreement or any Takeover Statute (provided, that, notwithstanding anything contained herein to the contrary, the Company may waive any provision that prohibits a confidential proposal being made to the Company Board of Directors (directly or indirectly through the Company’s Representatives)) or (E) otherwise knowingly facilitate any effort or attempt to make a Competing Proposal.

(b) Promptly following the execution of this Agreement, the Company shall, and shall cause each of its Subsidiaries and its and their respective Representatives to, immediately cease any activities, discussions or negotiations with any Persons with respect to a Competing Proposal and request that any such Person promptly return and/or destroy all confidential information concerning the Company and the Company Subsidiaries to the extent permitted pursuant to a confidentiality agreement with any such Persons.

(c) Notwithstanding anything to the contrary contained in Section 5.3(a), if at any time on or after the date hereof and prior to obtaining the Company Stockholder Approval, the Company or any of its Representatives receives a written Competing Proposal from any Person or group of Persons, which Competing Proposal was made on or after the date hereof and was not preceded by a material breach by the Company of this Section 5.3, (A) the Company and its Representatives may contact such Person or group of Persons solely to clarify the terms and conditions thereof and (B) if the Company Board of Directors determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Competing Proposal constitutes or is reasonably expected to lead to a Superior Proposal, then the Company and its Representatives may (x) furnish, pursuant to an Acceptable Confidentiality Agreement (a copy of which the Company shall promptly (and in any event, within twenty-four (24) hours) provide to DLR following the execution thereof), information (including non-public information) with respect to the Company and its Subsidiaries to the Person or group of Persons who has made such Competing Proposal; provided, that the Company shall promptly provide to DLR any material non-public information concerning the Company or any of its Subsidiaries that is provided to any Person given such access which was not previously provided to DLR or its Representatives; and (y) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Competing Proposal. The Company shall promptly (and in any event, within twenty-four (24) hours) notify DLR and DLR OP after it or any of its Subsidiaries or any of their respective Representatives has received any request for discussions, negotiations or non-public information concerning the Company or any Company Subsidiary. Such notice to DLR shall indicate the identity of the Person making such request and include the material terms and conditions of any such Competing Proposal.

(d) Following the date hereof, the Company shall keep DLR reasonably informed on a current basis of any material developments, discussions or negotiations regarding any Competing Proposal (whether made before or after the date hereof) and upon the request of DLR shall apprise DLR of the status of such Competing Proposal. The Company agrees that it and its Subsidiaries will not enter into any agreement with any Person subsequent to the date hereof which prohibits the Company from providing any information to DLR in accordance with this Section 5.3.

(e) Except as expressly permitted by this Section 5.3(e), the Company Board of Directors shall not (i) (A) fail to recommend to the Company’s stockholders that the Company Stockholder Approval be given or fail to include the Company Board Recommendation in the Joint Proxy Statement, (B) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or, in a manner adverse to DLR, modify, the Company Board Recommendation, (C) take any formal action or make any recommendation or public statement or other disclosure in connection with a tender offer or exchange offer other than as provided in Section 5.3(f), (D) adopt, approve or recommend, or publicly propose to approve or recommend to the stockholders of the Company a Competing Proposal, or (E) fail to make or reaffirm the Company Board Recommendation within five (5) business days following DLR’s written request to do so following the Company’s or its Representatives’ receipt of a Competing Proposal or any material change thereto (each of the actions described in this clause (i) being referred to as a “Company Adverse Recommendation Change”), (ii) authorize, cause or permit the Company or any of its Subsidiaries to enter into any Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement) or (iii) take any action pursuant to Section 8.1(e). Notwithstanding anything to the contrary herein, prior to the time the Company Stockholder Approval is obtained, but not after, the Company Board of Directors may make a Company Adverse Recommendation Change and terminate this Agreement pursuant to Section 8.1(e) and enter into a Company Acquisition Agreement with respect to a Competing Proposal, if and only if, the Company receives a Competing Proposal that was not preceded by a material breach by the Company of this Section 5.3 and that the Company Board of Directors determines in good faith, after consultation with its financial advisors and outside legal counsel, constitutes a Superior Proposal; provided, that in order to make a Company Adverse Recommendation

Change or terminate this Agreement to enter into a Company Acquisition Agreement with respect to a Superior Proposal:

(I) the Company Board of Directors shall have determined in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with the directors’ duties under applicable Law;

(II) (A) the Company shall have given DLR at least five (5) business days’ prior written notice of its intention to effect a Company Adverse Recommendation Change or terminate this Agreement pursuant to Section 8.1(e), which notice shall specify in reasonable detail the basis for the Company Adverse Recommendation Change or termination and the identity of the party making such Superior Proposal and the material terms thereof and include copies of the current drafts of all material agreements between the Company and the party making such Superior Proposal and relating to such Superior Proposal (to the extent in the Company’s possession);

(III) the Company shall have negotiated, and shall have caused its Representatives to negotiate, in good faith with DLR during such notice period, to the extent DLR wishes to negotiate; and

(IV) following the end of such notice period, the Company Board of Directors shall have considered in good faith any proposed revisions to this Agreement proposed by DLR (or as to other proposals made by DLR) in writing, and shall have determined, after consultation with its financial advisors and outside legal counsel that such Superior Proposal would continue to constitute a Superior Proposal if such revisions were to be given effect; provided, that in the event of any material change to the material terms of such Superior Proposal, the Company shall, in each case, have delivered to DLR an additional notice consistent with that described in subclause (II) above and the notice period shall have recommenced, except that the notice period shall be at least two (2) business days; and provided, further, that any purported termination of this Agreement pursuant to this Section 5.3(e) shall be void and of no force and effect, unless the Company termination is in accordance with Section 8.1(e) and the Company pays DLR the Company Termination Payment in accordance with Section 8.2(b) prior to or concurrently with such termination.

(f) Nothing in this Section 5.3 shall prohibit the Company Board of Directors from: (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) making any “stop, look and listen” communication to the Company’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act, in either case, if the Company Board of Directors has determined in good faith, after consultation with legal counsel, that the failure to do so would create a material risk of a breach by the Company Board of Directors of the directors’ duties under applicable Law; provided, that any disclosures (other than those made pursuant to clause (ii) of this Section 5.3(f)) that address the approval or recommendation by the Company Board of Directors of the Transactions and that are not an express rejection of any applicable Competing Proposal or an express reaffirmation of the Company Board Recommendation shall be deemed a Company Adverse Recommendation Change.

(g) The Company acknowledges and agrees that any violation of the restrictions set forth in this Section 5.3 by any Subsidiary of the Company or the Representatives of the Company or any Subsidiary of the Company acting at the direction of the Company or any Company Subsidiary shall be deemed to be a breach of this Section 5.3 by the Company.

(h) As used in this Agreement, “Competing Proposal” shall mean any inquiry, proposal or offer from any Person (other than DLR and its Subsidiaries) or “group”, within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any (A) acquisition of assets of the Company and its Subsidiaries equal to 20% or more of the Company’s consolidated assets or to which 20% or more of the Company’s revenues or earnings on a consolidated basis are attributable, (B) acquisition of 20%

or more of the outstanding Company Common Stock, (C) tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of the outstanding Company Common Stock, (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or (E) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated revenues or earnings and Company Common Stock involved is 20% or more, in each case, other than the Transactions.

(i) As used in this Agreement, “Superior Proposal” shall mean any bona fide, written Competing Proposal that was not preceded by a material breach by the Company of this Section 5.3 and that the Company Board of Directors has determined, after consulting with the Company’s outside legal counsel and financial advisors is reasonably likely to be consummated in accordance with its terms and that if consummated, would reasonably be likely to result in a transaction more favorable to the Company’s stockholders from a financial point of view than the Transactions (including any revisions to the terms of this Agreement proposed by DLR in response to such proposal or otherwise); provided, that for purposes of the definition of “Superior Proposal,” the references to “20%” in the definition of Competing Proposal shall be deemed to be references to “50%.”

Section 5.4 Form S-4; Joint Proxy Statement; Election Solicitation Statement.

(a) As promptly as reasonably practicable following the date of this Agreement, (i) the Company and DLR shall jointly prepare and cause to be filed with the SEC the Joint Proxy Statement in preliminary form, (ii) DLR shall prepare and cause to be filed with the SEC, the Form S-4 with respect to the DLR Common Stock issuable in the Mergers, which will include the Joint Proxy Statement with respect to the Company Stockholder Meeting and DLR Stockholder Meeting, and (iii) the Company Operating Partnership and DLR shall jointly prepare a consideration election statement (the “Election Solicitation Statement”) pursuant to which each holder of Company Partnership Units may, in accordance with Section 2.1(b)(i), (A) elect to receive New DLR OP Units or (B) elect to receive DLR Common Stock (the solicitation of such election, the “Election Solicitation”). Each of the Company and DLR shall use its reasonable best efforts to (w) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, (x) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act or Securities Act, (y) mail or deliver the Joint Proxy Statement to its respective stockholders (as applicable) as promptly as practicable after the Form S-4 is declared effective and (z) keep the Form S-4 effective for so long as necessary to complete the Mergers. The Company Operating Partnership shall use reasonable best efforts to mail or deliver the Election Solicitation Statement to the holders of the Company Partnership Units at the same time as the Company mails the Joint Proxy Statement to its stockholders as provided above. DLR shall use its reasonable best efforts to have the application for the listing of the DLR Common Stock and the DLR Series C Preferred Stock accepted by the NYSE as promptly as is practicable following submission. Each of the Company, the Company Operating Partnership and DLR shall furnish all information concerning itself, its affiliates and the holders of its capital stock or units to the other(s) and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4, the Joint Proxy Statement and the Election Solicitation Statement and the preparation and filing of the NYSE listing application. The Form S-4, the Joint Proxy Statement and the Election Solicitation Statement shall include all information reasonably requested by such other Party or Parties to be included therein. Each of the Company and DLR shall promptly notify the other upon the receipt of any comments from the SEC or the NYSE or any request from the SEC for amendments or supplements to the Form S-4 or Joint Proxy Statement or from the NYSE for amendments or supplements to the NYSE listing application, and shall, as promptly as practicable after receipt thereof, provide the other with copies of all correspondence between it and its Representatives, on one hand, and the SEC or NYSE, on the other hand, and all written comments with respect to the Joint Proxy Statement or the Form S-4 received from the SEC or to the NYSE listing application from the NYSE and advise the other party of any oral comments with respect to the Joint Proxy Statement or the Form S-4 received from the SEC or to the NYSE listing application from the NYSE. Each of the Company and DLR shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Joint Proxy Statement, and DLR shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Form S-4 and to any comments from the NYSE with respect to the NYSE listing application. Notwithstanding the foregoing, (x) prior to filing the Form S-4 (or any amendment or supplement thereto), mailing the Joint Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto or mailing the Election Solicitation Statement (or any amendment or supplement thereto), or (y) submitting the NYSE listing application to the NYSE or responding to any comments of the NYSE with respect to thereto, each of the Company, the Company Operating Partnership and DLR, as applicable (i) shall cooperate and provide the other a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response), (ii) shall include in such document or response all comments reasonably proposed by the other and (iii) each of the Company and DLR also shall have consented to the filing and mailing contemplated therein (which consent shall not be unreasonably withheld, conditioned or delayed). DLR shall advise the Company, promptly after it receives notice thereof, (A) of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the DLR Common Stock issuable in connection with the Mergers for offering or sale in any jurisdiction, and DLR shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated and (B) of the time the NYSE listing application is accepted. DLR shall also take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the DLR Common Stock and New DLR OP Units in the Mergers, and the Company and the Company Operating Partnership shall furnish all information concerning the Company, the Company Operating Partnership and the holders of the Company Common Stock or Company Partnership Units as may be reasonably requested in connection with any such actions. DLR and DLR OP shall have the right, to the extent necessary (and following consultation with the Company), to prepare and file a Form S-4 with respect to the New DLR OP Units (the “OP Unit S-4”) to be issued in connection with the Partnership Merger and the Company and the Company OP will cooperate in the preparation of such Form S-4 pursuant to this Section 5.4 in connection with such Form S-4 and the effectiveness of such Form S-4 shall be a condition to the obligations of each Party’s obligations to effect the Mergers consistent with the condition in Section 7.1(c). For the avoidance of doubt, in the event DLR and DLR OP determine to prepare and file the OP Unit S-4, (i) DLR and DLR OP shall prepare and cause to be filed with the SEC, as promptly as reasonably practicable after such determination, the OP Unit S-4, and (ii) all references in this Agreement to “Form S-4” (including this Section 5.4) shall be deemed to refer to the Form S-4 and the OP Unit S-4, collectively.

(b) If, at any time prior to the receipt of the Company Stockholder Approval or the DLR Stockholder Approval, any information relating to the Company or DLR, or any of their respective affiliates, should be discovered by the Company or DLR which, in the reasonable judgment of the Company or DLR, should be set forth in an amendment of, or a supplement to, any of the Form S-4 or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties, and the Company and DLR shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Joint Proxy Statement or the Form S-4 and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to stockholders of the Company and the stockholders of DLR. If, at any time prior to the Partnership Merger Effective Time, any information relating to the Company Operating Partnership, or any of its affiliates, should be discovered by the Company or the Company Operating Partnership which, in the reasonable judgment of the Company Operating Partnership, should be set forth in an amendment of, or a supplement to, the Election Solicitation Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company Operating Partnership shall promptly notify DLR, and the Company Operating Partnership shall promptly prepare any necessary amendment of, or supplement to, the Election Solicitation Statement and disseminate the information contained in such amendment or supplement to the holders of the Company Partnership Units. Nothing in this Section 5.4(b) shall limit the obligations of any Party under Section 5.4(a). For purposes of this Section 5.4, any information concerning or related to the Company or the Company Operating Partnership, their respective affiliates or the Company Stockholder Meeting will be deemed to have been provided by the Company, and any information concerning or related to DLR, its affiliates or the DLR Stockholder Meeting will be deemed to have been provided by DLR.

(c) As promptly as reasonably practicable following the date of this Agreement, the Company shall, in accordance with applicable Law and the Company Governing Documents, establish a record date for, duly call, give notice of, convene and hold the Company Stockholder Meeting. The Company shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to the stockholders of the Company entitled to vote at the Company Stockholder Meeting and to hold the Company Stockholder Meeting as soon as reasonably practicable after the Form S-4 is declared effective under the Securities Act. The Company shall, through the Company Board of Directors, recommend to its stockholders that they give the Company Stockholder Approval, include such recommendation in the Joint Proxy Statement and solicit and use its reasonable best efforts to obtain the Company Stockholder Approval, except to the extent that the Company Board of Directors shall have made a Company Adverse Recommendation Change as permitted by Section 5.3(e). Notwithstanding the foregoing provisions of this Section 5.4(c), if, on a date for which the Company Stockholder Meeting is scheduled, the Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Company Stockholder Approval, whether or not a quorum is present, DLR may require the Company, and the Company shall have the right, to adjourn or postpone the Company Stockholder Meeting up to two (2) times (provided, that the Company Stockholder Meeting shall not be postponed or adjourned to a date that is more than thirty (30) days after the date for which the Company Stockholder Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law)); provided, however, the Company Stockholder Meeting may not be postponed or adjourned on the date the Company Stockholder Meeting is scheduled if the Company shall have received proxies in respect of an aggregate number of shares of Company Common Stock, which have not been withdrawn, such that the Company Stockholder Approval will be obtained at such meeting.

(d) As promptly as reasonably practicable following the date of this Agreement, DLR shall, in accordance with applicable Law and the DLR Governing Documents, establish a record date for, duly call, give notice of, convene and hold the DLR Stockholder Meeting. DLR shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to the stockholders of DLR entitled to vote at the DLR Stockholder Meeting and to hold the DLR Stockholder Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act. DLR shall, through the DLR Board of Directors, recommend to its stockholders that they give the DLR Stockholder Approval, include such recommendation in the Joint Proxy Statement, and solicit and use its reasonable best efforts to obtain the DLR Stockholder Approval. Notwithstanding the foregoing provisions of this Section 5.4(d), if, on a date for which the DLR Stockholder Meeting is scheduled, DLR has not received proxies representing a sufficient number of shares of DLR Common Stock to obtain the DLR Stockholder Approval, whether or not a quorum is present, the Company may require DLR, and DLR shall have the right, to adjourn or postpone the DLR Stockholder Meeting up to two (2) times (provided, that the DLR Stockholder Meeting shall not be postponed or adjourned to a date that is more than thirty (30) days after the date for which the DLR Stockholder Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law)); provided, however, the DLR Stockholder Meeting may not be postponed or adjourned on the date the DLR Stockholder Meeting is scheduled if DLR shall have received proxies in respect of an aggregate number of shares of DLR Common Stock, which have not been withdrawn, such that DLR Stockholder Approval will be obtained at such meeting. Nothing contained in this Agreement shall be deemed to relieve DLR of its obligation to submit the Mergers and the issuance of the DLR Common Stock in the Mergers to its stockholders, in each case, for a vote on the approval thereof.

(e) The Company and DLR will use their respective reasonable best efforts to hold the Company Stockholder Meeting and the DLR Stockholder Meeting on the same date and as soon as reasonably practicable after the date of this Agreement.

(f) For the avoidance of doubt, nothing in this Section 5.4 will limit the rights of the Company pursuant to Section 5.3 of this Agreement.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1 Access; Confidentiality; Notice of Certain Events; Updated Title Policies.

(a) From the date of this Agreement until the Company Merger Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, to the extent permitted by applicable Law and Contracts, and subject to the reasonable restrictions imposed from time to time upon advice of counsel, each of the Company and DLR shall, and shall cause each of the DLR Subsidiaries and the Company Subsidiaries, respectively, to afford to the other Party and to the Representatives of such other Party reasonable access during normal business hours and upon reasonable advance notice to all of their respective properties, offices, books, contracts, commitments, personnel and records and, during such period, each of the Company and DLR shall, and shall cause each of the Company Subsidiaries and the DLR Subsidiaries, respectively, to, furnish reasonably promptly to the other Party (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws (to the extent not publicly available), and (ii) all other information (financial or otherwise) concerning its business, properties and personnel as such other Party may reasonably request, taking into account the relative size of the Parties. Notwithstanding the foregoing, neither the Company nor DLR shall be required by this Section 6.1 to provide the other Party or the Representatives of such other Party with access to or to disclose information, (x) that is subject to the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business consistent with past practice (provided, however, that the withholding Party shall use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure), (y) the disclosure of which would violate any Law or duty (provided, however, that the withholding Party shall use its reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any Law or duty) or (z) that is subject to any attorney-client, attorney work product or other legal privilege (provided, however, that the withholding Party shall use its reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege). Each of the Company and DLR will use its reasonable best efforts to minimize any disruption to the businesses of the other Party that may result from the requests for access, data and information hereunder.

(b) Each of the Company and DLR will hold, and will cause its Representatives and affiliates to hold, any nonpublic information, including any information exchanged pursuant to this Section 6.1, in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreement.

(c) The Company shall give prompt notice to DLR, and DLR shall give prompt notice to the Company, (i) of any notice or other communication received by such Party (A) from any Governmental Entity in connection with this Agreement, the Mergers or the other Transactions, (B) from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the Mergers or the other Transactions, or (C) with respect to the Company only, of any written notice received from any Person in connection with (I) any violation or default under or notice to terminate, not renew or challenge the validity or enforceability of any Company Material Contract or any Material Company Lease or (II) any event or circumstance that would give rise to any option to purchase, right of first refusal or first offer, or any other right to purchase in favor of any Person under any Company Material Contract or Material Company Lease, which, in each case of clause (I) or (II) would, individually, cause losses to the Company or any Company Subsidiary of more than $5,000,000 or, in the aggregate, cause losses to the Company or any Company Subsidiary of more than $1,000,000, (ii) of any Legal Proceeding commenced or, to any Party’s knowledge, threatened against, such Party or any of its Subsidiaries or affiliates or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or affiliates, in each case in connection with, arising from or otherwise relating to the Mergers or any other Transaction, and (iii) upon becoming aware of the occurrence or impending occurrence of any event, change, development or circumstance relating to it or any of the Company Subsidiaries or the DLR Subsidiaries, respectively, which makes or is reasonably likely to make any of the conditions set forth in Article VII to not be satisfied. The failure to deliver any such notice, in and of itself, shall not result in the failure of, or otherwise affect, any of the conditions set forth in Article VII.

(d) DLR shall have the right, but not the obligation, at DLR’s sole cost, to attempt to cause a national title company designated by DLR (a “Title Company”) to deliver as of the Closing, (i) (A) with respect to any Company Property that is owned in fee, an ALTA Form B (revised 2006) extended coverage owner’s title insurance policy issued by a Title Company, dated the Closing Date, in the face amount designated by DLR and showing the Company or a Company Subsidiary to be the holder of the fee interest in such Company Property, and (ii) with respect to any Company Property that is subject to a Company Property Lease, an ALTA Form B (revised 2006) extended coverage leasehold title insurance policy issued by a Title Company, dated the Closing Date (the documents described in (i) and (ii) collectively, the “Updated Title Policies”). The Company and Company Subsidiaries shall use commercially reasonable efforts to deliver to the Title Companies such customary statements, releases, undertakings, affidavits, instruments and indemnities as the Title Companies shall reasonably require to issue the Updated Title Policies, provided no officer, employee or other agent of the Company shall be obligated to assume any personal obligation in connection therewith. For the avoidance of doubt, the receipt of any Updated Title Policies shall not be a condition to Closing.

Section 6.2 Consents and Approvals.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the Company and DLR shall and shall cause their respective Subsidiaries, to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable under applicable Law or pursuant to any Contract to consummate and make effective, as promptly as practicable, the Mergers and the other Transactions, including (i) the taking of all actions necessary to cause the conditions to Closing set forth in Article VII to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities or other Persons necessary in connection with the consummation of the Mergers and the other Transactions and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity or other Persons necessary in connection with the consummation of the Mergers and the other Transactions, (iii) the defending of any Legal Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Mergers or the other Transactions, including seeking to have any stay or temporary restraining Order entered by any court or other Governmental Entity vacated or reversed, the avoidance of each and every impediment under any antitrust, merger control, competition or trade regulation Law that may be asserted by any Governmental Entity with respect to the Mergers so as to enable the Closing to occur as soon as reasonably possible (“Antitrust Clearances”), and (iv) the execution and delivery of any additional instruments necessary to consummate the Mergers and the other Transactions and to fully carry out the purposes of this Agreement; provided, that notwithstanding the foregoing or any other provisions of this Agreement, nothing contained in this Agreement (including this Section 6.2(a)) shall require or obligate DLR or any of its affiliates to, and the Company shall not, without the prior written consent of DLR, in each case in connection with obtaining any approval or consent from any Governmental Entity with respect to the Mergers, (A) commence or defend any litigation with any Governmental Entity or private party, (B) pay or commit to pay any material amount of cash or other consideration, or incur or commit to incur any material liability or other obligation, including any agreement to delay Closing, in connection with obtaining any authorization, consent, Order, registration or approval of a Governmental Entity or (C) agree or otherwise be required to sell, divest, dispose of, license, hold separate, or take or commit to take any action that limits in any respect its freedom of action with respect to, or its ability to retain, any businesses, products, rights, services, licenses, or assets of DLR, the Company or any of their respective Subsidiaries, or any interest or interests therein, except that, to the extent necessary in order to avoid or lift a preliminary or permanent injunction (including, without limitation, if the staff has recommended a suit to enjoin the Transactions to the front office) sought by any Governmental Entity that would prevent the Closing, DLR will agree to do the following and no more than the following: DLR shall offer and continue to offer to agree to divest, hold separate, or otherwise dispose of one or more of its or its Subsidiaries’ properties (excluding any internet gateway property) or one or more of the Company’s or its Subsidiaries’ properties, up to but not exceeding, in the aggregate, 37 megawatts of critical power capacity (an “Acceptable Action”). Notwithstanding the foregoing, so long as DLR has offered an Acceptable Action in order to obtain Antitrust Clearances, DLR shall not be required to undertake any other (x) sale, divestiture or disposition of any assets, properties or businesses of the Company or DLR or their respective Subsidiaries; (y) action with respect to the Company or DLR or their respective Subsidiaries that may limit DLR’s, the Company’s or their respective Subsidiaries’ freedom of action with respect to the operation of their respective businesses; or (z) action of any type.

(b) In connection with and without limiting the foregoing, each of DLR and the Company shall give (or shall cause to be given) any notices to any Person, and each of DLR and the Company shall use, and cause each of their respective affiliates to use, its reasonable best efforts to obtain any consents from any Person not covered by Section 6.2(a) that are necessary, proper or advisable to consummate the Mergers. Each of the Parties will furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required governmental filings or submissions and will cooperate in responding to any inquiry from a Governmental Entity, including promptly informing the other Party of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Entity, and supplying each other with copies of all material correspondence, filings or communications between either Party and any Governmental Entity with respect to this Agreement. To the extent reasonably practicable, the Parties or their Representatives shall have the right to review in advance and each of the Parties will consult the others on, all the information relating to the other and each of their affiliates that appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with the Mergers and the other Transactions, except that confidential competitively sensitive business information may be redacted from such exchanges. To the extent reasonably practicable, neither the Company nor DLR shall, nor shall they permit their respective Representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Entity in respect of any filing, investigation or other inquiry without giving the other Party prior notice of such meeting or conversation and, to the extent permitted by applicable Law, without giving the other Party the opportunity to attend or participate (whether by telephone or in person) in any such meeting with such Governmental Entity. Notwithstanding the foregoing, obtaining any approval or consent from any Person pursuant to this Section 6.2(b) shall not be a condition to the obligations of the Parties to consummate the Mergers.

(c) Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person (other than any Governmental Entity) with respect to the Mergers, none of the Company or any of the Company Subsidiaries, DLR or any of its Subsidiaries or any of their respective Representatives, shall be obligated to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any accommodation or commitment or incur any liability or other obligation to such Person prior to the Company Merger Effective Time. Subject to the foregoing sentence, the Parties shall cooperate with respect to reasonable accommodations that may be requested or appropriate to obtain such consents. The Parties acknowledge and agree that no approval or consent of any such Person is a condition to the obligations of any Party to effect the Mergers.

(d) DLR shall take the lead in coordinating communications with any Governmental Entity, developing strategy for responding to any investigation or other inquiry by any Governmental Entity and formulating proposals to any Governmental Entity related to the consents, approvals or any other matter described in this Section 6.2. DLR shall consult in advance with Company and take Company’s views into account in making any such determination.

Section 6.3 Publicity. So long as this Agreement is in effect, neither the Company nor DLR, nor any of their respective affiliates, shall issue or cause the publication of any press release or other announcement with respect to the Mergers or this Agreement without the prior written consent of the other Party, unless such Party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of any press release or other announcement with respect to the Mergers or this Agreement, in which event such Party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other Party to review and comment upon such press release or other announcement and shall give due consideration to all reasonable additions, deletions or changes suggested thereto; provided, however, that, except as set forth in Section 5.3, the Company shall not be required to provide any such review or comment to DLR in connection with the receipt and existence of a Competing Proposal and matters related thereto or a Company Adverse Recommendation Change; provided, further, each Party and their respective controlled affiliates may make oral statements that are not inconsistent with previous written press releases, public disclosures or public statements made by DLR and the Company in compliance with this Section 6.3; provided, further, that DLR shall not be required to provide any such review or opportunity to comment to the Company, in connection with any prospectus, “road show” materials, press release, or other written materials in connection with any issuance of DLR Equity Interests or other capital raising initiatives as permitted by Section 5.2 so long as such statements are consistent in substance with previous written press releases, written public disclosures or other written statements made by DLR and the Company in compliance with this Section 6.3 and not adverse to the consummation of the Mergers.

Section 6.4 Directors’ and Officers’ Insurance and Indemnification.

(a) DLR shall honor and fulfill in all respects the obligations of the Company to the fullest extent permissible under applicable Law, under the Company Governing Documents in effect on the date hereof and under any indemnification or other similar agreements in effect on the date hereof (the “Indemnification Agreements”) to the individuals covered by such Company Governing Documents or Indemnification Agreements (the “Covered Persons”) arising out of or relating to actions or omissions in their capacity as such occurring at or prior to the Company Merger Effective Time, including in connection with the approval of this Agreement and the Transactions.

(b) Without limiting the provisions of Section 6.4(a), for a period of six (6) years after the Company Merger Effective Time, DLR (but only to the extent the Covered Persons would be permitted to be indemnified by the Company under the Company Governing Documents and applicable Law) shall: (i) indemnify and hold harmless each Covered Person against and from any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to: (A) any action or omission or alleged action or omission in such Covered Person’s capacity as such, or (B) this Agreement and any of the Transactions; and (ii) pay in advance of the final disposition of any such claim, action, suit, proceeding or investigation the expenses (including reasonable attorneys’ fees) of any Covered Person upon receipt, to the extent required by applicable Law, of an undertaking by or on behalf of such Covered Person to repay such amount if it shall ultimately be determined that such Covered Person is not entitled to be indemnified. Notwithstanding anything to the contrary contained in this Section 6.4 or elsewhere in this Agreement, DLR shall not settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding or investigation of a Covered Person for which indemnification may be sought under this Section 6.4(b) unless such settlement, compromise, consent or termination includes an unconditional release of such Covered Person from all liability arising out of such claim, action, suit, proceeding or investigation.

(c) The Indemnification Agreements with Covered Persons that survive the Mergers shall continue in full force and effect in accordance with their terms.

(d) For a period of six (6) years after the Company Merger Effective Time, DLR shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by the Company (provided, that DLR may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from or related to facts or events which occurred at or before the Company Merger Effective Time; provided, however, that DLR shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 300% of the annual premiums paid as of the date hereof by the Company for such insurance (such 300% amount, the “Base Premium”); provided, further, if such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Base Premium, DLR shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to the Base Premium.

(e) In the event the Surviving Entity or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume all of the applicable obligations set forth in this Section 6.4.

(f) The Covered Persons (and their successors and heirs) are intended third party beneficiaries of this Section 6.4, and this Section 6.4 shall not be amended in a manner that is adverse to the Covered Persons (including their successors and heirs) or terminated without the consent of the Covered Persons (including their successors and heirs) affected thereby.

Section 6.5 Employee Matters.

(a) For a period commencing on the Closing Date and ending on December 31 of the calendar year following the calendar year in which the Closing Date occurs, DLR will provide (or cause an affiliate of DLR to provide) to each employee of DF Property Management LLC and each employee of Moose Ventures LP, in each case, who continues in employment with DLR or one of its affiliates following the Closing (each, a “Continuing Employee”) with: (i) a base salary or an hourly wage rate, as applicable, that is no lower than the base salary or hourly wage rate provided to such Continuing Employee immediately prior to the Closing, (ii) (A) with respect to the period commencing on the Closing Date and ending on December 31 of the year in which the Closing Date occurs, annual cash bonus opportunities that are no less favorable than the annual cash bonus opportunities provided to such Continuing Employee immediately prior to the Closing, and (B) with respect to the period from January 1 through December 31 of the calendar year following the calendar year in which the Closing Date occurs, annual cash bonus opportunities that are no less favorable than the annual cash bonus opportunities provided to similarly situated employees of DLR, and (iii) health and welfare benefits (excluding, for the avoidance of doubt, equity compensation, severance and retirement benefits) that are no less favorable, in the aggregate, than those provided to either similarly situated employees of DLR or to such Continuing Employees immediately prior to the Closing.

(b) For purposes of determining eligibility, vesting and participation under DLR Benefit Plans in which the Continuing Employees participate after the Closing Date, each Continuing Employee shall be credited with his or her years of service with the Company and the Company Subsidiaries prior to the Closing Date to the same extent as such Continuing Employee was entitled, before the Closing Date, to credit for such service under Company Benefit Plans, except to the extent providing such credit would result in any duplication of benefits. In addition, DLR shall use commercially reasonable efforts to cause (i) all pre-existing condition exclusions and actively-at-work requirements of any DLR Benefit Plan providing medical, dental, hospital, pharmaceutical or vision benefits to be waived for such Continuing Employee and his or her covered dependents (except to the extent that such exclusions or requirements applied to the Continuing Employee under comparable Company Benefit Plans); and (ii) any co-payments, deductibles and other eligible expenses incurred by such Continuing Employee and/or his or her covered dependents during the plan year ending on the Closing Date to be credited for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year of each comparable DLR Benefit Plan (to the extent such credit would have been given under comparable Company Benefit Plans prior to the Closing).

(c) DLR shall maintain (or cause an affiliate of DLR to maintain) the Company’s 2017 Short-Term Incentive Compensation Plan (the “2017 STIP”), as in effect as of the date of this Agreement, until at least the end of calendar year 2017, and shall pay (or cause an affiliate of DLR to pay) to each Continuing Employee who was a participant in the 2017 STIP immediately prior to the Closing Date an award thereunder for calendar year 2017, in accordance with the terms thereof, with such modifications, if any, to the performance objectives as DLR deems appropriate to reflect the Transactions, subject to each such Continuing Employee’s continued employment with DLR or an affiliate thereof through December 31, 2017, payable at such time(s) as DLR may determine, but in no event later than March 15, 2018; provided, however, that, notwithstanding the foregoing, each such Continuing Employee’s payout under the 2017 STIP in respect of calendar year 2017 shall be no less than his or her target award opportunity thereunder as in effect on the date hereof.

(d) Unless the Company is otherwise notified in writing by DLR no later than fifteen (15) calendar days prior to the Closing, the Company shall take or cause to be taken all actions necessary to terminate any and all Company Benefit Plans intended to qualify as qualified cash or deferred arrangements under Section 401(k) of the Code, effective no later than the day immediately prior to the Closing Date.

(e) Effective as of the Closing, DLR and DLR OP shall jointly and fully assume the Company’s (or the appropriate Company Subsidiary’s) obligations under (i) the Company’s Severance Benefit Plan, dated as of May 10, 2017, and (ii) each severance and employment agreement set forth on Section 3.11(a) of the Company Disclosure Letter, and to fully perform under such plan and agreements in accordance with the terms thereof. For purposes of clarity, this Section 6.5(e) is intended to satisfy the Company’s (or the appropriate Company Subsidiary’s) obligations under the Company’s Severance Benefit Plan and the applicable severance or employment agreements that the Company (or the appropriate Company Subsidiary) obtain a written agreement from any successor to fully assume the Company’s (or the appropriate Company Subsidiary’s) obligations and to perform under such plan and agreements.

(f) Nothing contained in this Agreement shall, or shall be construed so as to, (i) prevent or restrict in any way the right of DLR to terminate, reassign, promote or demote any Service Provider of the Company or any Company Subsidiary (or to cause any of the foregoing actions) at any time following the Closing, or to change (or to cause the change of) the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment or service of any such Service Providers at any time following the Closing, subject to Section 6.5(a)-(c) and the terms of the applicable Company Benefit Plans; (ii) constitute an amendment or modification of any Company Benefit Plan or DLR Benefit Plan or employee benefit plan; or (iii) create any third party rights in any such current or former Service Provider of the Company or any Company Subsidiary (including any beneficiary or dependent thereof); or (iv) obligate DLR or any of its affiliates to adopt or maintain any particular plan or program or other compensatory or benefits arrangement at any time or prevent DLR or any of its affiliates from modifying or terminating any such plan, program or other compensatory or benefits arrangement at any time.

Section 6.6 Takeover Statutes. The Parties and their respective boards of directors (or equivalent) shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Mergers or any of the other Transactions and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Mergers and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute on the Mergers and the other Transactions. The Company shall not take any action to exempt any Person (other than DLR and, at the request of DLR, its affiliates) from any Takeover Statute of any jurisdiction that may purport to be applicable to the Mergers or any of the other Transactions or otherwise cause any restrictions in any Takeover Statute not to apply to any such Person, except in connection with the concurrent termination of this Agreement and entry into a Company Acquisition Agreement that constitutes a Superior Proposal in accordance with Section 8.1(e).

Section 6.7 Obligations of DLR and DLR OP. DLR shall take all action necessary to cause DLR OP, Merger Sub GP, the Surviving Entity and the Surviving Partnership to perform their respective obligations under this Agreement and to consummate the Transactions, including the Mergers, upon the terms and subject to the conditions set forth in this Agreement.

Section 6.8 Rule 16b-3. Prior to the Partnership Merger Effective Time, each of the Company and DLR shall take such steps as may be reasonably necessary or advisable hereto to cause dispositions of Company equity securities (including derivative securities) or acquisitions of DLR equity securities (including derivative securities) pursuant to the Transactions by each individual who is a director or officer of the Company subject to Section 16 of the Exchange Act (or who will become subject to Section 16 of the Exchange Act as a result of the Transactions) to be exempt under Rule 16b-3 promulgated under the Exchange Act. Upon request, the Company will promptly furnish DLR with all requisite information for DLR to take the actions contemplated by this Section  6.8.

Section 6.9 Control of Operations. Without in any way limiting any Party’s rights or obligations under this Agreement, the Parties understand and agree that (i) nothing contained in this Agreement shall give DLR, directly or indirectly, the right to control or direct the Company’s operations prior to the Company Merger Effective Time, and (ii) prior to the Company Merger Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 6.10 Security Holder Litigation. In the event that any Legal Proceeding related to this Agreement, the Mergers or the other Transactions is brought against the Company and/or its officers, directors and/or Representatives by security holders of the Company, or is brought against DLR and/or its officers, directors and/or Representatives by security holders of DLR (a “Security Holder Litigation”), the Company shall promptly notify DLR, and DLR shall promptly notify the Company, as the case may be, of such litigation and shall keep the other party informed on a current basis with respect to the status thereof. The Company shall give DLR the opportunity to participate, subject to a customary joint defense agreement, in the defense and settlement of any such litigation against the Company and/or its directors by security holders of the Company, and no settlement thereof shall be agreed to without DLR’s written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 6.11 Director Resignations. The Company shall use reasonable best efforts to cause to be delivered to DLR resignations executed by each director of the Company and its Subsidiaries in office immediately prior to the Company Merger Effective Time, such resignations to be effective as of the Company Merger Effective Time.

Section 6.12 Tax Matters.

(a) The Company shall use its reasonable best efforts to (i) obtain the opinions of counsel referred to in Section 7.2(d) and Section 7.3(d), (ii) deliver to Hogan Lovells US LLP, counsel to the Company (or such other counsel rendering such opinion), DLR, and Latham & Watkins LLP (or such other counsel as may be rendering the opinion referenced to in Section 7.3(c)), a tax representation letter, dated as of the effective date of the Form S-4 and the Closing Date, respectively, in customary form and substance and approved by DLR, which approval shall not be unreasonably withheld, and signed by an officer of the Company and the Company Operating Partnership, containing representations of the Company and the Company Operating Partnership reasonably necessary or appropriate to enable Hogan Lovells US LLP (or such other counsel rendering such opinion) to render the tax opinion described in Section 7.2(d) and Latham & Watkins LLP (or such other counsel rendering such opinion) to render the tax opinion described in Section 7.3(c), and (iii) deliver to Latham & Watkins LLP (or such other counsel rendering such opinion), counsel to DLR, and Hogan Lovells US LLP (or such other counsel rendering such opinion), counsel to the Company, tax representation letters, dated as of the effective date of the Form S-4 and the Closing Date, respectively, and signed by an officer of the Company, in form and substance as set forth in Exhibit F, with such changes as are mutually agreeable to the Company and DLR (such agreement not to be unreasonably withheld), containing representations of the Company as shall be reasonably necessary or appropriate to enable Latham & Watkins LLP (or such other counsel rendering such opinion) to render an opinion on the effective date of the Form S-4 and on the Closing Date, respectively, as described in Section 7.2(e) and Hogan Lovells US LLP (or such other counsel rendering such opinion) to render an opinion on the effective date of the Form S-4 and on the Closing Date, respectively, as described in Section 7.3(d).

(b) DLR shall use its reasonable best efforts to (i) obtain the opinions of counsel referred to in Section 7.3(c) and Section 7.2(e), (ii) deliver to Latham & Watkins LLP (or such other counsel rendering such opinion), counsel to DLR, the Company, and Hogan Lovells US LLP (or such other counsel as may be rendering the opinion referenced to in Section 7.2(d)), a tax representation letter, dated as of the effective date of the Form S-4 and Closing Date, respectively, in customary form and substance and approved by the Company, which approval shall not be unreasonably withheld, and signed by an officer of DLR and DLR OP, containing representations of DLR and DLR OP reasonably necessary or appropriate to enable Latham & Watkins LLP (or such other counsel rendering such opinion) to render the tax opinion described in Section 7.3(c) and Hogan Lovells US LLP (or such other counsel rendering such opinion) to render the tax opinion described in Section 7.2(d), and (iii) deliver to Hogan Lovells US LLP (or such other counsel rendering such opinion), counsel to the Company, and Latham & Watkins LLP (or such other counsel rendering such opinion), counsel to DLR, tax representation letters, dated as of the effective date of the Form S-4 and the Closing Date, respectively, and signed by an officer of DLR, in form and substance as set forth in Exhibit G, with such changes as are mutually agreeable to DLR and the Company (such agreement not to be unreasonably withheld), containing representations of DLR as shall be reasonably necessary or appropriate to enable Hogan Lovells US LLP (or such other counsel rendering such opinion) to render an opinion on the effective date of the Form S-4 and on the Closing Date, respectively, as described in Section 7.3(d), and Latham & Watkins LLP (or such other counsel rendering such opinion) to render an opinion on the effective date of the Form S-4 and on the Closing Date, respectively, as described in Section 7.2(e).

(c) DLR and the Company shall reasonably cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp Taxes, any transfer, recording, registration and other fees and any similar Taxes that become payable in connection with the Transactions (together with any related interest, penalties or additions to Tax, “Transfer Taxes”), and shall cooperate in attempting to minimize the amount of Transfer Taxes.

(d) Each of DLR and the Company shall use its reasonable best efforts to cause the Company Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code and cause the Partnership Merger to qualify as an “assets-over” merger pursuant to Treasury Regulations Section 1.708-1(c)(3)(i), including by executing and delivering the tax representation letters referred to herein. Neither DLR nor the Company shall take any action, or fail to take any action, that could reasonably be expected to cause the Company Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code or cause the Partnership Merger to fail to qualify as an “assets-over” merger pursuant to Treasury Regulations Section 1.708-1(c)(3)(i). All Parties shall treat the Company Merger as a reorganization under Section 368(a) of the Code and the Partnership Merger as an “assets-over” merger under Treasury Regulations Section 1.708-1(c)(3)(i) and no Party shall take any positions inconsistent therewith for Tax purposes, provided, however, that nothing contained herein shall prevent any Party from settling any proposed deficiency or adjustment by any taxing authority based upon or arising out of the transactions contemplated herein, and no Party shall be required to litigate before any court any such proposed deficiency or adjustment by any taxing authority.

(e) The Company shall distribute cash to its stockholders in its taxable year ending with the Company Merger in an amount equal to or in excess of the amount required to be distributed pursuant to Section 857(a) of the Code in respect of its taxable year ending with the Company Merger (taking into account all distributions made by the Company prior to the Company Merger Effective Time) such that the Company will not be subject to Tax under Sections 857(b) or 4981 of the Code in respect of its taxable year ending with the Company Merger.

(f) In connection with the Mergers and to the extent required by Section 9.3 of the 2007 Tax Protection Agreement, DLR and DLR OP shall agree to be bound by the 2007 Tax Protection Agreement, as amended, and assume all rights and obligations of the Company and the Company Operating Partnership thereunder, except with respect to holders of Company Partnership Units who enter into a New Tax Protection Agreement as contemplated by Section 6.16 and the Terms of New Tax Protection Agreement.

Section 6.13 Financing Cooperation.

(a) Subject to the limitations set forth elsewhere in this Section 6.13, the Company shall provide to DLR, and shall cause the respective officers and employees of the Company, and use its reasonable best efforts to cause the Representatives of the Company to provide to DLR, at DLR’s sole expense, all cooperation reasonably requested by DLR that is necessary or reasonably required in connection with any (i) unsecured third party financing transaction, (ii) any private or public offering of securities of DLR or DLR OP (including, without limitation, DLR Common Stock, preferred stock or debt securities), (iii) any offer to exchange securities of the Company or any Company Subsidiary for any securities of DLR or any DLR Subsidiary but only to the extent effective on or after the Closing (an “Exchange Offer”), or (iv) the consent solicitation and/or redemption of the Notes contemplated by Sections 6.13(e), (f) and (g), in each case, that DLR or DLR OP may pursue in good faith prior to the Partnership Merger Effective Time. DLR and the Company shall cooperate and use reasonable best efforts to obtain customary payoff letters and lien releases with respect to existing indebtedness of the Company and the Company Subsidiaries that DLR or DLR OP intends to repay in full at Closing, subject to the occurrence of the Closing.

(b) With respect to the financing contemplated in Section 6.13(a), such cooperation shall include using its reasonable best efforts to: (i) furnish to DLR upon request by DLR all information with respect to business, operations, financial condition, projections and prospects of the Company as may be reasonably requested by DLR or any third party financing source, including all financial statements, financial data and other information regarding the Company and the Company Subsidiaries of the type that would be required by Regulation S-X and Regulation S-K promulgated under the Securities Act for a public offering of securities of DLR or DLR OP (including for use in DLR’s or DLR OP’s preparation of pro forma financial statements), including updates to any such information as may be reasonably requested by DLR (including so as to remain current pursuant to Rule 3-12 under Regulation S-X); (ii) request the Company’s independent accountants to prepare and deliver “comfort letters,” dated the date of each final offering document used in connection with any securities offering by DLR (with appropriate bring-down comfort letters delivered on each closing date of any such offering, including in connection with the exercise of an option to purchase additional securities of DLR), in compliance with professional standards (including providing “negative assurance” comfort and AU 722, Interim Financial Information (or successor standard) review of interim financial statements) and otherwise on terms reasonably acceptable to DLR; (iii) provide representative letters to the Company’s independent accountants; (iv) request the Company’s independent accountants to provide consent to use of their reports in materials relating to any financing, including SEC filings and offering memoranda that include or incorporate the Company’s consolidated financial information and their reports thereon in accordance with normal customary practice; and (v) provide documentation and other information that debt financing sources reasonably determine is necessary under applicable “know your customer” and anti-money laundering rules and regulations.

(c) Nothing in this Section 6.13 shall require the Company or the Company Subsidiary: (i) to pay any reimbursable fee or incur any liability in connection with any of the financing activities contemplated by Section 6.13; (ii) take any action that would unreasonably interfere with the ongoing operations of the Company or any Company Subsidiary in any material respect; (iii) to provide such cooperation to the extent it would cause any condition to Closing set forth in Article VII to fail to be satisfied or otherwise cause any breach of this Agreement; (iv) to take any action that will conflict with or violate its respective organizational documents or any applicable laws or result in the contravention of, or would reasonably be expected to result in a material violation of, or material default under, any contract to which the Company or any Company Subsidiary is a party or the respective indentures governing the applicable series of Notes (as defined below); (v) prepare separate financial statements for any Company Subsidiary (other than the Company Operating Partnership) or change any fiscal period, or (vi) with respect to an Exchange Offering, to enter into any document, agreement or other instrument that will be effective prior to the Closing. No personal liability shall be imposed on any officers, directors or other Representatives of the Company.

(d) DLR shall promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses paid to third parties (including advisor’s fees and expenses) incurred by the Company or Company Operating Partnership in connection with the cooperation provided or other action taken by Company or Company Operating Partnership pursuant to this Section 6.13 and indemnify and hold harmless the Company, the Company Subsidiaries and their respective officers, directors and other Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties (collectively, “Losses”) suffered or incurred by them in connection with any such financing transaction or public offering, any information utilized in connection therewith or any action taken by the Company or any Company Subsidiary pursuant to this Section 6.13; provided, however, that the foregoing indemnity shall not apply with respect to any Losses resulting from a willful or intentional breach of any representation, warranty, covenant or agreement of the Company or any Company Subsidiaries under this Agreement.

(e) The Company Operating Partnership shall, if requested by DLR, as soon as reasonably practicable after the date of this Agreement, use its reasonable best efforts to commence a consent solicitation with respect to any or all of (x) the Company Operating Partnership’s outstanding 5.875% senior unsecured notes due 2021 (the “2021 Notes”) and (y) the Company Operating Partnership’s outstanding 5.625% senior unsecured notes due 2023 (the “2023 Notes” and, together with the 2021 Notes, the “Notes”), on such terms and conditions as may be specified by DLR to amend or waive, or obtain consent under, certain provisions of the respective indentures governing each series of Notes, which amendments, waivers or consents may include the elimination of all or substantially all of the restrictive covenants and certain other provisions (including, without limitation, provisions that would require the Company Operating Partnership to offer to repurchase the outstanding Notes as a result of any “Change of Control” (as defined in the applicable indenture) occurring in connection with the transactions contemplated by this Agreement) (the “Notes COC Consents”) contained in the respective indentures governing such series of Notes that can be eliminated upon the favorable vote of the holders of a majority of the principal amount thereof (the “Consent Solicitations”). Any documentation relating to any Consent Solicitation (including all amendments or supplements thereto) (the “Solicitation Documents”) and all material requested to be published or mailed to the holders of the Notes in connection with any Consent Solicitation shall be subject to the prior review of (which review shall be made as promptly as reasonably practicable), and comment by the Company and shall be reasonably acceptable to the Company; provided that, in any event, the parties hereby agree that promptly upon expiration of any Consent Solicitation, assuming the requisite consents have been received with respect to such series of Notes, the Company Operating Partnership and the guarantors thereto shall execute a supplemental indenture to the respective indentures governing each series of Notes and shall use reasonable best efforts to cause the trustee under each such indenture to enter into such supplemental indenture prior to or substantially simultaneously with the execution thereof by the Company Operating Partnership and the guarantors party thereto. Any amendment to an indenture contemplated by any Consent Solicitation (other than any Notes COC Consent) shall revert to the form in effect prior to the effectiveness of any such amendment and be of no further effect if the Closing does not occur.

(f) If at any time prior to the completion of any Consent Solicitation any information should be discovered by the Company or DLR that the Company or DLR reasonably believes should be set forth in an amendment or supplement to the Solicitation Documents, so that the Solicitation Documents shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement prepared by DLR and reasonably acceptable to the Company describing such information shall be disseminated by or on behalf of the Company Operating Partnership to the holders of the applicable Notes.

(g) DLR shall select and pay the fees and out-of-pocket expenses of any dealer manager, information agent, depositary, trustee or other agent retained in connection with any Consent Solicitation (in each case reasonably acceptable to the Company), and pay all consent fees (or provide the Company with the funds required therefor in advance of the required payment thereof) payable in connection with any Consent Solicitation. At DLR’s expense, the Company shall use its reasonable best efforts, and shall cause the other Company Subsidiaries to use their reasonable best efforts to, provide all cooperation reasonably requested by DLR that is necessary or reasonably required in connection with the Consent Solicitations, including, without limitation, (i) executing supplemental indentures to the applicable indentures governing each series of Notes, (ii) using reasonable best efforts to cause the trustee under each such indenture to enter such supplemental indenture prior or substantially simultaneously with execution thereof by the Company Operating Partnership and the guarantors party thereto and (iii) providing the information necessary to distribute the applicable Solicitation Documents to the holders of the applicable series of Notes. If requested by DLR in writing in connection with any Consent Solicitation with respect to the Notes, the Company and the Company Subsidiaries shall use their reasonable best efforts, or shall use their reasonable best efforts to cause their counsel to, deliver legal opinions in customary form and scope relating to the Company, the Company Subsidiaries and/or the indentures governing the Notes required in connection with the Consent Solicitations. The Company and the Company Subsidiaries shall, if requested by DLR at DLR’s expense, use their reasonable best efforts, or shall use their reasonable best efforts to cause their counsel to, provide all cooperation reasonably requested by DLR that is necessary or reasonably required in connection with a redemption of either or both series of Notes and the satisfaction and discharge of the respective indentures governing each series of Notes, including, without limitation, (i) delivering to the trustee under the respective indenture governing each series of Notes (each, as applicable, the “trustee”) a notice of redemption with respect to each such series of Notes to be delivered to the holders of each such series of Notes, (ii) requesting a nationally recognized firm of independent public accountants to deliver a written certificate to the trustee regarding the sufficiency of funds or U.S. government obligations deposited in trust to pay principal of and interest on such series of Notes to redemption and to pay all other sums payable under the respective indenture governing such series of Notes, (iii) delivering to the trustee officers’ certificates and opinions of counsel in each case stating that all conditions precedent provided for in the respective indenture governing each series of Notes relating to the satisfaction and discharge of such indenture have been complied with and (iv) requesting that the trustee acknowledge in writing such satisfaction and discharge.

(h) All non-public or other confidential information provided by the Company or any of its Representatives pursuant to this Agreement shall be kept confidential in accordance with the Confidentiality Agreement; provided, that DLR and DLR OP shall be permitted to disclose such information to any third party financing sources or prospective third party financing sources and other financial institutions and investors and to their respective counsel and auditors subject to customary confidentiality arrangements for use by any of them of such information in connection with providing the financing contemplated by this Section 6.13 in connection with the Transactions.

(i) The Parties acknowledge and agree that consummation of any financing transaction, public or private offering, Exchange Offer, consent solicitation and/or tender of Notes contemplated by this Section 6.13 is not a condition to any Party’s obligation to consummate the Mergers.

Section 6.14 Dividends.

(a) From and after the date of this Agreement until the earlier of the Company Merger Effective Time and termination of this Agreement pursuant to Section 8.1, neither the Company nor DLR shall make, declare or set aside any dividend or other distribution to its respective stockholders without the prior written consent of the Company (in the case of DLR) or DLR (in the case of the Company); provided, however, that the written consent of the other Party shall not be required for the authorization and payment of the Company Permitted Dividend or the DLR Permitted Dividends, as applicable, including the payment of dividends under Section 2.2(g). Notwithstanding the foregoing and any other restriction on dividends and other distributions in this Agreement, including the restrictions set forth in Section 5.1(c) and Section 5.2(c), each of the Company, any Company Subsidiary, DLR, and any DLR Subsidiary shall be permitted (without the consent of the other Party) to declare and make dividends and distributions, including under Sections 858 or 860 of the Code, prior to the Closing if the making of such dividends or distributions prior to the Closing is necessary for the Company or DLR, as applicable, to maintain its status as a REIT under the Code or applicable state Law and avoid the imposition of any entity level income or excise Tax under the Code or applicable state Law. If either Party determines that it is necessary to declare a dividend or distribution (whether a Company Permitted Dividend, a DLR Permitted Dividend or otherwise), it shall notify the other Party as soon as reasonably practicable prior to such declaration.

(b) The Parties shall take such actions as are necessary to ensure that if the holders of Company Common Stock and Company Partnership Units receive the Company Permitted Dividend for a particular period prior to the Closing Date, or the holders of DLR Common Stock receive the DLR Permitted Common Dividend for a particular period prior to the Closing Date, then the holders of Company Common Stock and Company Partnership Units or the holders of DLR Common Stock, as the case may be, shall be entitled to receive the applicable Permitted Dividend for such period as necessary to result in the holders of Company Common Stock and Company Partnership Units and the holders of DLR Common Stock receiving the applicable Permitted Dividend covering the same periods prior to the Closing Date.

Section 6.15 Registration Rights. DLR and DLR OP will use reasonable best efforts to cause the New DLR OP Units to be included on its existing registration statement to permit the resale of the DLR Common Stock that may be issued upon redemption of the New DLR OP Units.

Section 6.16 New Tax Protection Agreement.

(a) Certain of the holders of Company Partnership Units, each as set forth on Schedule A hereto, have agreed to enter into a New Tax Protection Agreement with terms substantially as set forth in the Terms of New Tax Protection Agreement attached hereto as Exhibit A, which a New Tax Protection Agreement shall become effective as of and conditioned upon the occurrence of the Closing. The Company and DLR shall jointly cooperate and use their commercially reasonable efforts to offer to the holders of Company Partnership Units who are Protected Partners (other than the holders of Company Partnership Units set forth on Schedule A hereto) the opportunity to enter into the same New Tax Protection Agreement and to enter into guarantees of indebtedness of DLR OP as contemplated by the Terms of New Tax Protection Agreement, to be effective as of and conditioned upon the occurrence of the Closing, and the Company Operating Partnership will facilitate the mailing and communications with such holders of Company Partnership Units to give them such opportunity. The process for such communications and the content thereof shall be as mutually agreed between the Company and DLR, each acting in good faith.

(b) To the extent the Terms of the New Tax Protection Agreement set forth actions to be taken by DLR or the Company or their affiliates, each such party agrees to perform such actions in accordance therewith.

Section 6.17 Loan Agreement. In accordance with the process described in the Terms of New Tax Protection Agreement attached hereto as Exhibit A, the Parties shall use commercially reasonable efforts to cooperate to extend the maturity date of the Quill Loan Agreement or, at DLR’s option, enter into a new secured loan agreement.

Section 6.18 Other Agreements. The Company and DLR agree to take the actions set forth in Section 6.18 of the Company Disclosure Letter.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGERS

Section 7.1 Conditions to Each Party’s Obligations to Effect the Mergers. The respective obligations of each Party to effect the Mergers shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by the written agreement of the Parties, in each case, to the extent permitted by applicable Law:

(a) Stockholder Approval. Each of the Company Stockholder Approval and the DLR Stockholder Approval shall have been duly obtained.

(b) Statutes; Court Orders. No Law shall have been enacted or promulgated by any Governmental Entity of competent jurisdiction (whether temporary, preliminary or permanent) which prohibits, restrains, enjoins or makes illegal the consummation of the Mergers and there shall be no Order (whether temporary, preliminary or permanent) of a court of competent jurisdiction in effect preventing, restraining or enjoining the consummation of the Mergers.

(c) Registration Statement. The Form S-4 and, if applicable, the OP Unit S-4 shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Form S-4 or, if applicable, the OP Unit S-4, shall have been issued by the SEC and remain in effect and no proceeding to that effect shall have been commenced or threatened.

(d) Listing. The shares of DLR Common Stock to be issued in the Mergers shall have been approved for listing on the NYSE, subject only to official notice of issuance.

Section 7.2 Conditions to Obligations of DLR. The obligations of the DLR Parties to effect the Mergers are also subject to the satisfaction or waiver (in writing) by DLR on or prior to the Closing Date of each of the following additional conditions:

(a) Representations and Warranties. (i) Other than the representations and warranties set forth in Section 3.1 (Organization and Qualifications; Subsidiaries), Section 3.2 (Capitalization), Section 3.3 (Authorization; Validity of Agreement; Company Action), Section 3.8(b) (Absence of Certain Changes), Section 3.26 (Brokers; Expenses), Section 3.27 (Takeover Statutes), and Section 3.29 (Vote Required), each of the representations and warranties of the Company and the Company Operating Partnership set forth in this Agreement shall be true and correct (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained in Article III) as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), except where any failures of any such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) the representations and warranties set forth in Section 3.2(a) (Capitalization) shall be true and correct as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), except for de minimis inaccuracies, (iii) the representations and warranties set forth in Section 3.1 (Organization and Qualification; Subsidiaries), Section 3.2(b)-(e) (Capitalization); Section 3.3 (Authorization; Validity of Agreement; Company Action), Section 3.26 (Brokers; Expenses), Section 3.27 (Takeover Statutes), and Section 3.29 (Vote Required), shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date) and (iv) the representations and warranties set forth in Section 3.8(b) (Absence of Certain Changes) shall be true and correct in all respects as of the date of this Agreement; and DLR shall have received a certificate signed on behalf of the Company by a duly authorized executive officer of the Company to the foregoing effect.

(b) Performance of Obligations of the Company. Each of the Company and the Company Operating Partnership shall have performed or complied in all material respects with all obligations required to be performed or complied with by it under this Agreement at or prior to the Company Merger Effective Time (it being understood that, for purposes of this Section 7.2(b), the Company and the Company Operating Partnership shall be deemed to have performed and complied with all obligations under Section 6.13 except where there has been a Willful Breach by the Company or any Company Subsidiary (including the Company Operating Partnership) of its obligations under Section 6.13); and DLR shall have received a certificate signed on behalf of the Company by a duly authorized executive officer of the Company to such effect.

(c) No Material Adverse Effect. Since the date of this Agreement, no Company Material Adverse Effect shall have occurred.

(d) REIT Opinion. DLR shall have received a written opinion of Hogan Lovells US LLP (or if Hogan Lovells US LLP is unable to issue such opinion, such other counsel reasonably acceptable to DLR), counsel to the Company, dated as of the Closing Date and in form and substance as set forth in Exhibit H attached hereto (and in the case of such other counsel rendering such opinion, in the form of such other counsel’s standard REIT opinion that is reasonably acceptable to DLR) and with such changes as are mutually agreeable to DLR and the Company, such agreement not to be unreasonably withheld, to the effect that, commencing with the Company’s taxable year that ended on December 31, 2007 through and including its taxable year that ends on the Company Merger Effective Time, the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code, which opinion will be subject to customary exceptions, assumptions and qualifications and based on representations contained in a tax representation letter described in Section 6.12(a).

(e) Tax Opinion. DLR shall have received the written opinion of its counsel, Latham & Watkins LLP (or if Latham & Watkins LLP is unable to issue such opinion, such other counsel reasonably acceptable to DLR), dated as of the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulations S-K under the Securities Act, and the Closing Date and in form and substance as set forth in Exhibit I attached hereto (and in the case of such other counsel rendering such opinion, in the form of such other counsel’s standard reorganization opinion that is reasonably acceptable to DLR), and with such changes as are mutually agreeable to DLR and the Company, such agreement not to be unreasonably withheld, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Company Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may rely upon the tax representation letters delivered pursuant to Section 6.12(b). The condition set forth in this Section 7.2(e) shall not be waivable after receipt of the DLR Stockholder Approval, unless further stockholder approval is obtained with appropriate disclosure.

Section 7.3 Conditions to Obligations of the Company. The obligations of the Company to effect the Mergers are also subject to the satisfaction or waiver (in writing) by the Company on or prior to the Closing Date of each of the following additional conditions:

(a) Representations and Warranties. (i) Other than the representations and warranties set forth in Section 4.2(a) (Capitalization) and Section 4.8(b) (Absence of Certain Changes), each of the representations and warranties of DLR and DLR OP set forth in this Agreement shall be true and correct (without giving effect to any qualification as to materiality contained in Article IV) as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date) except where any failures of any such representations and warranties to be true and correct would not reasonably be expected, individually or in the aggregate, to prevent, materially impede or materially delay the consummation of the Transactions, (ii) the representations and warranties set forth in Section 4.8(b) (Absence of Certain Changes) shall be true and correct in all respects as of the date of this Agreement and (iii) the representations and warranties set forth in Section 4.2(a) (Capitalization) shall be true and correct as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), except for de minimis inaccuracies; and the Company shall have received a certificate signed on behalf of DLR by a duly authorized executive officer of DLR to the foregoing effect.

(b) Performance of Obligations of DLR and DLR OP. DLR and DLR OP shall have performed or complied in all material respects with all obligations required to be performed or complied with by them under this Agreement at or prior to the Company Merger Effective Time, and the Company shall have received a certificate signed on behalf of DLR by a duly authorized executive officer of DLR to such effect.

(c) REIT Opinion. The Company shall have received a written opinion of Latham & Watkins LLP (or if Latham & Watkins LLP is unable to issue such opinion, such other counsel reasonably acceptable to the Company), counsel to DLR, dated as of the Closing Date and in form and substance as set forth in Exhibit J attached hereto (and in the case of such other counsel rendering such opinion, in the form of such other counsel’s standard REIT opinion that is reasonably acceptable to the Company) and with such changes as are mutually agreeable to DLR and the Company, such agreement not to be unreasonably withheld, to the effect that, commencing with DLR’s taxable year that ended on December 31, 2004 through and including its taxable year ended December 31, 2016, DLR has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its proposed method of operation will enable DLR to continue to meet the requirements for qualification and taxation as a REIT under the Code for its taxable year which includes the Company Merger Effective Time, and future taxable years, which opinion will be subject to customary exceptions, assumptions and qualifications and based on representations contained in a tax representation letter described in Section 6.12(b).

(d) Tax Opinion. The Company shall have received a written opinion of its counsel, Hogan Lovells US LLP (or if Hogan Lovells US LLP is unable to issue such opinion, such other counsel reasonably acceptable to the Company), dated as of the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulations S-K under the Securities Act, and the Closing Date and in form and substance as set forth in Exhibit K attached hereto (and in the case of such other counsel rendering such opinion, in the form of such other counsel’s standard reorganization opinion that is reasonably acceptable to the Company) and with such changes as are mutually agreeable to the Company and DLR, such agreement not to be unreasonably withheld, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Company Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may rely upon the tax representation letters delivered pursuant to Section 6.12(a). The condition set forth in this Section 7.3(d) shall not be waivable after receipt of the Company Stockholder Approval, unless further stockholder approval is obtained with appropriate disclosure.

(e) No Material Adverse Effect. Since the date of this Agreement, no DLR Material Adverse Effect shall have occurred.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. This Agreement may be terminated and the Mergers and the other Transactions may be abandoned (except as otherwise provided below, whether before or after receipt of the Company Stockholder Approval or the DLR Stockholder Approval, if applicable) as follows:

(a) by mutual written consent of DLR and the Company;

(b) (i) by either DLR or the Company, prior to the Company Merger Effective Time, if there has been a breach by the other Party or Parties of any representation or warranty set forth in this Agreement, which breach

(x) in the case of a breach by the Company or the Company Operating Partnership shall result in a condition in Section 7.1 or Section 7.2 not being satisfied and (y) in the case of a breach by DLR or DLR OP shall result in a condition in Section 7.1 or Section 7.3 not being satisfied (and in each case such breach is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (I) thirty (30) calendar days after the receipt of notice thereof by the defaulting Party from the non-defaulting Party or (II) three (3) business days before the Outside Date); provided, however, this Agreement may not be terminated pursuant to this Section 8.1(b)(i) by any Party if such Party is then in material breach of any representation, warranty, covenant or agreement set forth in this Agreement; or (ii) by either DLR or the Company, prior to the Company Merger Effective Time, if there has been a breach by the other Party or Parties of any covenant or agreement set forth in this Agreement, which breach (x) in the case of a breach by the Company or the Company Operating Partnership shall result in a condition in Section 7.1 or Section 7.2 not being satisfied and (y) in the case of a breach by DLR or DLR OP shall result in a condition in Section 7.1 or Section 7.3 not being satisfied (and in each case such breach is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (I) thirty (30) calendar days after the receipt of notice thereof by the defaulting Party from the non-defaulting Party or (II) three (3) business days before the Outside Date); provided, however, this Agreement may not be terminated pursuant to this Section 8.1(b)(ii) by any Party if such Party is then in material breach of any representation, warranty, covenant or agreement set forth in this Agreement;

(c) by either DLR or the Company, if the Company Merger Effective Time shall not have occurred by midnight, Baltimore, Maryland time on the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to any Party to the extent that such Party’s breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the Company Merger Effective Time not occurring prior to the Outside Date;

(d) by DLR at any time prior to the receipt of the Company Stockholder Approval, if the Company Board of Directors shall have effected a Company Adverse Recommendation Change;

(e) by the Company if, prior to the receipt of the Company Stockholder Approval, in order to concurrently enter into a Company Acquisition Agreement that constitutes a Superior Proposal and that was not preceded by a material breach by the Company of Section 5.3, the Company, prior to or concurrently with such termination, pays the Company Termination Payment to DLR in accordance with Section 8.2(b);

(f) by either the Company or DLR if a Governmental Entity of competent jurisdiction, that is within a jurisdiction that is material to the business and operations of the Company, shall have issued a final, non-appealable Order in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the Mergers or other Transactions; provided, however, that the Party seeking to terminate this Agreement pursuant to this Section 8.1(f) shall have complied with its obligations under Section 6.2;

(g) by either the Company or DLR, if the Company Stockholder Approval shall not have been obtained at the Company Stockholder Meeting or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken;

(h) by either DLR or the Company, if the DLR Stockholder Approval shall not have been obtained at the DLR Stockholder Meeting or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken;

(i) by the Company if (i) all of the conditions set forth in Sections 7.1 and 7.2 have been satisfied (other than any such conditions that by their nature are to be satisfied at the Closing and which were, at the time of termination, capable of being satisfied at the Closing) or waived in writing by DLR and DLR OP, (ii) the Company has irrevocably notified DLR in writing that the Company is ready, willing and able to consummate the Closing and all of the conditions set forth in Section 7.3 (other than any such conditions that by their nature are to be satisfied at the Closing and which were, at the time of termination, capable of being satisfied at the

Closing) have been satisfied or that the Company is willing to waive any unsatisfied conditions in Section 7.3 for the purpose of consummating the Closing, and (iii) the Mergers shall not have been consummated on the later of the date the Closing is required to have occurred pursuant to Section 1.3 and the expiration of two (2) business days following the Company’s delivery of such notice; or

(j) by the Company at any time prior to the receipt of the DLR Stockholder Approval, if the DLR Board of Directors shall have (i) failed to recommend to its stockholders that the DLR Stockholder Approval be given or failed to include the DLR Board Recommendation in the Joint Proxy Statement, or (ii) changed, qualified, withheld, withdrawn or modified, or publicly proposed to change, qualify, withhold, withdraw or, in a manner adverse to the Company, modify, the DLR Board Recommendation.

Section 8.2 Effect of Termination.

(a) Notwithstanding anything to the contrary in this Agreement, in the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall forthwith be given to the other Party or Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability on the part of any DLR Party, the Company or the Company Operating Partnership, except that the Confidentiality Agreement, this Section 8.2 and Section 9.3 through Section 9.14 shall survive such termination; provided, however, (i) subject to the following clause (ii), nothing herein shall relieve any Party from liability for Willful Breach of its representations, warranties, covenants or agreements set forth in this Agreement and (ii) an amount equal to the Company Termination Payment or an amount equal to the DLR Termination Payment, respectively, shall be the maximum liability of the parties hereto for any Willful Breach of its representations, warranties, covenants or agreements set forth in this Agreement.

(b) In the event that:

(i) (A) a Competing Proposal shall have been made, proposed or communicated, after the date hereof and prior to the Company Stockholder Meeting (or prior to the termination of this Agreement if there has been no Company Stockholder Meeting), and (B) following the occurrence of an event described in the preceding clause (A), this Agreement is terminated by DLR pursuant to Section 8.1(b) or the Company or DLR pursuant to Section 8.1(c) or Section 8.1(g) (and in the case of a termination pursuant to Section 8.1(g), such Competing Proposal shall have been publicly made, proposed or communicated) and (C) (i) within twelve (12) months of the date of such termination, the Company enters into a definitive agreement with respect to any Competing Proposal which Competing Proposal is later consummated, or (ii) a Competing Proposal is consummated within twelve (12) months of the date of such termination; provided that for purposes of clause (C) of this Section 8.2(b)(i), the references to “20%” in the definition of Competing Proposal shall be deemed to be references to “50%”; or

(ii) this Agreement is terminated by the Company pursuant to Section 8.1(e); or

(iii) this Agreement is terminated by DLR pursuant to Section 8.1(d);

then, in any such event under clause (i), (ii) or (iii) of this Section 8.2(b), the Company shall pay DLR or its designee the Company Termination Payment in accordance with the escrow procedures set forth in Section 8.2(e), (x) in the case of Section 8.2(b)(iii), within two (2) business days after such termination, (y) simultaneously with such termination if pursuant to Section 8.2(b)(ii) or (z) in the case of only Section 8.2(b)(i), two (2) business days after the consummation of a Competing Proposal; it being understood that in no event shall the Company be required to pay the Company Termination Payment on more than one occasion. As used herein, “Company Termination Payment” shall mean a cash amount equal to $150,000,000.

(c) In the event that this Agreement is terminated by the Company pursuant to Section 8.1(i) or Section 8.1(j), then DLR shall pay the Company or its designee the DLR Termination Payment in accordance with the escrow procedures set forth in Section 8.2(f) within two (2) business days after the date of such termination; it being understood that in no event shall DLR be required to pay the DLR Termination Payment on more than one occasion. As used herein, “DLR Termination Payment” shall mean a cash amount equal to $300,000,000.

(d) Notwithstanding anything in this Agreement to the contrary:

(i) if DLR provides a notice of termination and such termination would result in the obligation to pay the Company Termination Payment, the payment of such Company Termination Payment shall be the sole and exclusive remedy of the DLR Related Parties against the Company Related Parties for any loss or damage suffered as a result of the failure of the Mergers to be consummated or for a breach or failure to perform hereunder or otherwise; provided, that the foregoing shall not impair the rights of DLR or DLR OP, if any, to obtain injunctive relief and/or specific performance pursuant to Section 9.14 prior to any termination of this Agreement. Upon payment of the Company Termination Payment, none of the Company, any of its Subsidiaries or any of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, except with respect to any obligations under the Confidentiality Agreement. For the avoidance of doubt, if DLR has the right to terminate this Agreement pursuant to multiple provisions of this Agreement, DLR may elect under which provision it is providing notice of termination.

(ii) if the Company has the right to terminate this Agreement and such termination would result in the obligation to pay the DLR Termination Payment, the payment of such DLR Termination Payment shall be the sole and exclusive remedy of the Company, the Company Operating Partnership and the Company Related Parties against the DLR Related Parties for any loss or damage suffered as a result of the failure of the Mergers to be consummated or for a breach or failure to perform hereunder or otherwise; provided, that the foregoing shall not impair the rights of the Company or the Company Operating Partnership, if any, to obtain injunctive relief and/or specific performance pursuant to Section 9.14 prior to any termination of this Agreement. Upon payment of the DLR Termination Payment, none of the DLR Parties or any of their respective Subsidiaries or any of the DLR Related Parties or any third party financing source shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, except with respect to any obligations under the Confidentiality Agreement. For the avoidance of doubt, if the Company has the right to terminate this Agreement pursuant to multiple provisions of this Agreement, the Company may elect under which provision it is providing notice of termination.

(iii) Neither the Company, the Company Operating Partnership nor any Company Related Parties shall have any rights or claims against any third party financing source in connection with this Agreement or the transactions contemplated hereby, whether at law or equity, in contract, in tort or otherwise; provided that, notwithstanding the foregoing, nothing in this Section 8.2(d)(iii) shall in any way limit or modify the rights and obligations of any DLR Related Party under this Agreement or any third party financing source’s obligations to any DLR Related Party under any agreements with such third party financing source. This Section 8.2(d)(iii) is intended to benefit and may be enforced by the third party financing sources.

(e) Notwithstanding anything in this Agreement to the contrary:

(i) If one Party to this Agreement (the “Termination Payor”) is required to pay another Party to this Agreement (the “Termination Payee”) any payment under Section 8.2(b) or 8.2(c) (such payment, a “Termination Payment”), such Termination Payment shall be paid into escrow on the date such payment is required to be paid by the Termination Payor pursuant to this Agreement by wire transfer of same day funds to an escrow account designated in accordance with this Section 8.2(e). In the event that the Termination Payor is obligated to pay the Termination Payee a Termination Payment, the amount payable to the Termination Payee in any taxable year of the Termination Payee shall not exceed the lesser of (I) such Termination Payment payable to the Termination Payee, and (II) the sum of (A) the maximum amount that can be paid to the Termination Payee without causing the Termination Payee to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code for the relevant taxable year, determined as if the payment of such amount did not constitute income described in Sections 856(c)(2) or 856(c)(3) of the Code (“Qualifying Income”) and the Termination Payee has $4,000,000 of income from unknown sources during such year which is not Qualifying Income (in addition to any known or anticipated income which is not Qualifying Income), in each case, as determined by the Termination Payee’s independent accountants, plus (B) in the event the Termination Payee receives either (x) a letter from the Termination Payee’s counsel indicating that the Termination Payee has received a ruling from the IRS as described below in this Section 8.2(e) or (y) an opinion from the Termination Payee’s outside counsel as described below in this Section 8.2(e), an amount equal to the excess of such Termination Payment, less the amount payable under subclause (A) above.

(ii) To secure the Termination Payor’s obligation to pay these amounts, the Termination Payor shall deposit into escrow an amount in cash equal to such Termination Payment with an escrow agent selected by the Termination Payor on such terms (subject to this Section 8.2(e)) as shall be mutually agreed upon by the Termination Payor, the Termination Payee and the escrow agent. The payment or deposit into escrow of such Termination Payment pursuant to this Section 8.2(e) shall be made at the time the Termination Payor is obligated to pay the Termination Payee such amount pursuant to this Section 8.2 by wire transfer of same day funds. The escrow agreement shall provide that such Termination Payment in escrow or any portion thereof shall not be released to the Termination Payee unless the escrow agent receives any one or combination of the following: (A) a letter from the Termination Payee’s independent accountants indicating the maximum amount that can be paid by the escrow agent to the Termination Payee without causing the Termination Payee to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income and the Termination Payee has $4,000,000 of income from unknown sources during such year which is not Qualifying Income (in addition to any known or anticipated income which is not Qualifying Income), in which case the escrow agent shall release such amount to the Termination Payee, or (B) a letter from the Termination Payee’s counsel indicating that (x) the Termination Payee received a ruling from the IRS holding that the receipt by the Termination Payee of such Termination Payment would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code, or (y) the Termination Payee’s outside counsel has rendered a legal opinion to the effect that the receipt by the Termination Payee of such Termination Payment should either constitute Qualifying Income or should be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code, in which case the escrow agent shall release the remainder of such Termination Payment to the Termination Payee. The Termination Payor agrees to amend this Section 8.2(e) at the reasonable request of the Termination Payee in order to (i) maximize the portion of such Termination Payment that may be distributed to the Termination Payee hereunder without causing the Termination Payee to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, or (ii) assist the Termination Payee in obtaining a favorable ruling or legal opinion from its outside counsel, in each case, as described in this Section 8.2(e). Any amount of such Termination Payment that remains unpaid as of the end of a taxable year shall be paid as soon as possible during the following taxable year, subject to the foregoing limitations of this Section 8.2(e).

(f) Each of the Parties acknowledges that the agreements contained in this Section 8.2 are an integral part of the Transactions and that neither the Company Termination Payment nor the DLR Termination Payment is a penalty, but rather is liquidated damages in a reasonable amount that will compensate DLR and DLR OP or the Company and Company Operating Partnership, as applicable, in the circumstances in which the Company Termination Payment or the DLR Termination Payment is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Amendment and Modification; Waiver.

(a) Subject to applicable Law and except as otherwise provided in this Agreement, this Agreement may be amended, modified and supplemented, whether before or after receipt of the Company Stockholder Approval or DLR Stockholder Approval, if applicable, by written agreement of the Parties (by action taken by their respective boards of directors); provided, however, that after the approval of the Merger by the stockholders of the Company or the approval of the issuance of DLR Common Stock by the stockholders of DLR, no amendment shall be made which by Law requires further approval by such stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties. Notwithstanding anything to the contrary contained herein, Section 8.2(d)(iii), 9.5, 9.9, 9.11, 9.12 and this Section 9.1 (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of such Sections) may not be modified, waived or terminated in a manner that is adverse in any respect to any third party financing source without the prior written consent of such third party financing source.

(b) At any time and from time to time prior to the Company Merger Effective Time, any Party or Parties may, to the extent legally allowed and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of the other Party or Parties, as applicable, (ii) waive any inaccuracies in the representations and warranties made to such Party or Parties contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such Party or Parties contained herein. Any agreement on the part of a Party or Parties to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party or Parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

Section 9.2 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Company Merger Effective Time. This Section 9.2 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Company Merger Effective Time.

Section 9.3 Expenses. All Expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such Expenses, except that the Parties shall each pay fifty percent (50%) of the Expenses of any financial printer (other than printing and mailing expenses relating to sending communications to their own respective stockholders, which each Party shall bear separately). Notwithstanding anything to the contrary contained herein, from and after the Company Merger Effective Time, DLR shall pay the amount of any Transfer Taxes incurred in connection with this Agreement and the Transactions.

Section 9.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), telecopied (notice deemed given upon confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

if to DLR or DLR OP, to:

Digital Realty Trust, Inc.

Four Embarcadero Center

Suite 3200

San Francisco, CA 94111

Attention: Scott Peterson

Joshua Mills

Email:	speterson@digitalrealty.com; jmills@digitalrealty.com

with copies to:

Latham & Watkins LLP

355 South Grand Avenue

Los Angeles, California 90071-1560

Attention:	Julian Kleindorfer

Charles K. Ruck

David M. Wheeler

Email:	julian.kleindorfer@lw.com; charles.ruck@lw.com;

david.wheeler@lw.com

if to the Company or Company Operating Partnership, to:

DuPont Fabros Technology, Inc.

401 9th Street NW, Suite 600

Washington, DC 20004

Attention:	Christopher P. Eldredge
Email:	celdredge@dft.com

with copies to:

Hogan Lovells LLP

555 Thirteenth Street, NW

Washington, DC 20004

Attention:	Stuart Barr
Paul Manca
Les Reese
Email:	stuart.barr@hoganlovells.com; paul.manca@hoganlovells.com;

leslie.reese@hoganlovells.com

Section 9.5 Certain Definitions. For the purposes of this Agreement, the term:

“2007 Tax Protection Agreement” means that certain Tax Protection Agreement, dated as of October 24, 2007.

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains terms that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement; provided, however, that an Acceptable Confidentiality Agreement shall not be required to contain standstill provisions.

“Anti-Corruption Laws” means (i) the U.S. Foreign Corrupt Practices Act of 1977, as amended, (ii) the United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as amended, and any directives or requirements of the Office of Foreign Assets Control of the U.S. Department of the Treasury, and (iii) any anti-bribery, anti-corruption or similar applicable Law of any other jurisdiction.

“Benefit Plan” means (i) each “employee benefit plan” (within the meaning of Section 3(3) of ERISA and whether or not subject to ERISA), (ii) each employment or consulting agreement or arrangement, and (iii) each termination, severance, change in control, separation, retention, stock option, restricted stock, restricted stock unit, profits interest unit, or compensatory equity or equity-based, outperformance, stock purchase, deferred compensation, bonus, incentive compensation, fringe benefit, health, medical, dental, vision, disability, accident, life insurance, welfare benefit, cafeteria, flex spending, vacation, paid time off, perquisite, retirement, pension, profit sharing, or savings or any other compensation or employee benefit plan, agreement, program, policy or other arrangement, in each case, whether written or unwritten.

“business days” has the meaning set forth in Rule 14d-1(g)(3) of the Exchange Act.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Benefit Plan” means each Benefit Plan maintained, sponsored or contributed to by the Company or any of the Company Subsidiaries or under which the Company or any of the Company Subsidiaries has any obligation or liability, whether actual or contingent, direct or indirect, to provide compensation or benefits to or for the benefit of any of their respective current or former Service Providers, or the spouses, beneficiaries or other dependents thereof (other than any statutory plan, program or arrangement that is required under applicable Law, other than the Laws of the United States, and maintained by any Governmental Entity).

“Company Bylaws” means the bylaws of the Company, as amended.

“Company Certificate” means the charter of the Company.

“Company Equity Plans” means the 2007 Equity Compensation Plan and the 2011 Equity Incentive Plan, in each case, as may be amended from time to time.

“Company Governing Documents” means the Company Bylaws and the Company Certificate.

“Company IP” means Owned Company IP and Licensed Company IP.

“Company Material Adverse Effect” means any Effect that, individually or in the aggregate, has had, or would reasonably be expected to have, (a) a material adverse effect on the condition (financial or otherwise), business, properties, assets, liabilities or results of operations of the Company and the Company Subsidiaries, taken as a whole or (b) a material adverse effect on the ability of the Company or the Company Operating Partnership to consummate the Mergers; provided, however, that for the purposes of clause (a), no Effects resulting or arising from the following shall be deemed to constitute a Company Material Adverse Effect or shall be taken into account when determining whether a Company Material Adverse Effect has occurred or is reasonably likely to exist or occur: (i) any changes after the date hereof in general United States or global economic conditions to the extent that such Effects do not disproportionately have a greater adverse impact on the Company or the Company Subsidiaries, taken as a whole, relative to other similarly situated participants in the industries in which the Company and its Subsidiaries operate generally, (ii) any changes after the date hereof to the industry or industries in which the Company and its Subsidiaries operate to the extent that such changes do not disproportionately have a greater adverse impact on the Company or the Company Subsidiaries, taken as a whole, relative to other similarly situated participants in the industries in which the Company and its Subsidiaries operate generally, (iii) any changes after the date hereof in GAAP (or any interpretation thereof in accordance with the Financial Accounting Standards Board Statements of Financial Accounting Standards and Interpretations) to the extent that such changes do not disproportionately have a greater adverse impact on the Company or the Company Subsidiaries, taken as a whole, relative to other similarly situated participants in the industries in which the Company and its Subsidiaries operate generally, (iv) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any applicable Law of or by any Governmental Entity after the date hereof to the extent that such adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal does not disproportionately have a greater adverse impact on the Company or the Company Subsidiaries, taken as a whole, relative to other similarly situated participants in the industries in which the Company and its Subsidiaries operate generally, (v) any actions taken, or the failure to take any action, if such action or such failure to take action is at the written request or with the prior written consent of DLR or DLR OP, (vi) any Effect attributable to the negotiation, execution or announcement of this Agreement and the Transactions (including the Mergers), including any litigation arising therefrom (provided, that this clause (vi) shall be disregarded for purposes of any representations and warranties set forth in Section 3.5 and, to the extent related thereto, Section 7.2(a)), (vii) any failure by the Company to meet any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account), (viii) any Effects after the date hereof arising out of changes in geopolitical conditions, acts of terrorism or sabotage, the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions or other force majeure events, including any material worsening of such conditions threatened or existing as of the date of this Agreement to the extent that such changes do not disproportionately have a greater adverse impact on the Company and the Company Subsidiaries, taken as a whole, relative to other similarly situated participants in the industries in which the Company and its Subsidiaries operate generally and (ix) any reduction in the credit rating of the Company or the Company Subsidiaries, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such reduction that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account).

“Company Operating Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of the Company Operating Partnership, dated as of October 24, 2007, as amended, modified or supplemented from time to time.

“Company Partnership Unit” shall have meaning assigned to the term “Partnership Unit” in the Company Operating Partnership Agreement.

“Company Related Parties” means the Company and its Subsidiaries and any of their respective former, current or future officers, directors, partners, stockholders, managers, members, affiliates or agents.

“Company Series C Preferred Partnership Unit” means a “Series C Preferred Partnership Unit” as such term is defined in the Company Operating Partnership Agreement.

“Company Stockholder Approval” means the affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock entitled to vote at the Company Stockholder Meeting on the Mergers and the other Transactions.

“Company Stockholder Meeting” means the meeting of the holders of shares of Company Common Stock for the purpose of seeking the Company Stockholder Approval, including any postponement or adjournment thereof.

“Confidentiality Agreement” means the Confidentiality Agreement, dated May 13, 2017 between DLR and the Company.

“DLR Benefit Plan” means each Benefit Plan maintained, sponsored or contributed to by DLR, DLR OP or any DLR Subsidiary or under which DLR, DLR OP or any DLR Subsidiary has any obligation or liability, whether actual or contingent, direct or indirect, to provide compensation or benefits to or for the benefit of any of their respective current or former Service Providers, or the spouses, beneficiaries or other dependents thereof (other than any statutory plan, program or arrangement that is required under applicable Law, other than the Laws of the United States, and maintained by any Governmental Entity).

“DLR OP Common Unit” shall mean a “Common Unit” as such term is defined in the Post-Effective Amended and Restated Partnership Agreement.

“DLR Equity Plan” means the Digital Realty Trust, Inc., Digital Services, Inc. and Digital Realty Trust, L.P. 2004 Incentive Award Plan and the Digital Realty Trust, Inc., Digital Services, Inc. and Digital Realty Trust, L.P. 2014 Incentive Award Plan, in each case, as may be amended from time to time.

“DLR Financial Advisors” means Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc.

“DLR General Partner Interest” shall have the meaning assigned to the term “General Partner Interest” in the DLR OP Partnership Agreement.

“DLR Governing Documents” means (i) the charter of DLR, as in effect on the date hereof and (ii) the bylaws of DLR, as in effect on the date hereof.

“DLR Lease” means each lease or sublease or license with respect to each of the applicable DLR Properties that is in effect as of the date hereof and to which DLR or any DLR Subsidiary is a party as lessor or sublessor or licensor, together with all amendments, modifications, renewals and extensions exercised related thereto.

“DLR Material Adverse Effect” means any Effect that, individually or in the aggregate, has had, or would reasonably be expected to have, (a) a material adverse effect on the condition (financial or otherwise), business, properties, assets, liabilities or results of operations of DLR and the DLR Subsidiaries, taken as a whole or (b) a material adverse effect on the ability of DLR or DLR OP to consummate the Mergers; provided, however, that for the purposes of clause (a) no Effects resulting or arising from the following shall be deemed to constitute a DLR Material Adverse Effect or shall be taken into account when determining whether a DLR Material Adverse Effect has occurred or is reasonably likely to exist or occur: (i) any changes after the date hereof in general United States or global economic conditions to the extent that such Effects do not disproportionately have a greater adverse impact on the DLR or the DLR Subsidiaries, taken as a whole, relative to other similarly situated participants in the industries in which DLR and its Subsidiaries operate generally, (ii) any changes after the date hereof to the industry or industries in which DLR and its Subsidiaries operate to the extent that such changes do not disproportionately have a greater adverse impact on DLR or the DLR Subsidiaries, taken as a whole, relative to other similarly situated participants in the industries in which DLR and its Subsidiaries operate generally, (iii) any changes after the date hereof in GAAP (or any interpretation thereof in accordance with the Financial Accounting Standards Board Statements of Financial Accounting Standards and Interpretations) to the extent that such changes do not disproportionately have a greater adverse impact on DLR or the DLR Subsidiaries, taken as a whole, relative to other similarly situated participants in the industries in which DLR and its Subsidiaries operate generally, (iv) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any applicable Law of or by any Governmental Entity after the date hereof to the extent that such adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal does not disproportionately have a greater adverse impact on DLR or the DLR Subsidiaries, taken as a whole, relative to other similarly situated participants in the industries in which DLR and its Subsidiaries operate generally, (v) any actions taken, or the failure to take any action, if such action or such failure to take action is at the written request or with the prior written consent of the Company, (vi) any Effect attributable to the negotiation, execution or announcement of this Agreement and the Transactions (including the Mergers), including any litigation arising therefrom (provided, that this clause (vi) shall be disregarded for purposes of any representations and warranties set forth in Section 4.5 and, to the extent related thereto, Section 7.3(a)), (vii) any failure by the DLR to meet any internal or published projections, estimates or expectations of DLR’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the DLR to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “DLR Material Adverse Effect” may be taken into account), (viii) any Effects after the date hereof arising out of changes in geopolitical conditions, acts of terrorism or sabotage, the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions or other force majeure events, including any material worsening of such conditions threatened or existing as of the date of this Agreement to the extent that such changes do not disproportionately have a greater adverse impact on the DLR and the DLR Subsidiaries, taken as a whole, relative to other similarly situated participants in the industries in which DLR and its Subsidiaries operate generally and (ix) any reduction in the credit rating of the DLR or the DLR Subsidiaries, in and of itself

(it being understood that the facts or occurrences giving rise or contributing to such reduction that are not otherwise excluded from the definition of a “DLR Material Adverse Effect” may be taken into account).

“DLR OP Partnership Agreement” shall mean the Fourteenth Amended and Restated Agreement of Limited Partnership of Digital Realty Trust, L.P., dated as of October 13, 2015, as may be amended from time to time.

“DLR Partnership Unit” shall have the meaning assigned to the term “Partnership Unit” in the DLR OP Partnership Agreement.

“DLR Properties” means all real property owned, leased (as lessee or sublessee) (including ground leased) or licensed (as licensee) by DLR or any DLR Subsidiary as of the date hereof, together with all right, title and interest of DLR and any DLR Subsidiary in and to (i) all buildings, structures and other improvements and fixtures located on or under such real property and (ii) all easements, rights and other appurtenances to such real property.

“DLR Related Parties” means DLR, DLR OP and each of their respective Subsidiaries and any of their respective former, current or future officers, directors, partners, stockholders, managers, members, affiliates or agents.

“DLR OP Series C Preferred Partnership Unit” shall mean a “Series C Preferred Partnership Unit” as such term is defined in the Post-Effective Amended and Restated Partnership Agreement.

“DLR Stockholder Approval” means the affirmative vote of not less than a majority of the votes cast by the holders of DLR Common Stock at the DLR Stockholder Meeting to approve the issuance of DLR Common Stock in connection with the Mergers.

“DLR Stockholder Meeting” means the meeting of the holders of shares of DLR Common Stock for the purpose of seeking the DLR Stockholder Approval, including any postponement or adjournment thereof.

“Effect” means any change, effect, development, circumstance, condition, state of facts, event or occurrence.

“Environmental Law” means any and all applicable Laws which (i) regulate or relate to the protection or clean-up of the environment; the use, treatment, storage, transportation, handling, disposal or release of Hazardous Substances, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or the health and safety of persons or property, including protection of the health and safety of employees, but solely as they relate to exposure to Hazardous Substances; or (ii) impose liability or responsibility with respect to any of the foregoing, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), or any other Law of similar effect.

“Environmental Permits” means any permit, license, authorization, consent, registration, exemption or other approval required under applicable Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means with respect to any Person, any trade or business (whether or not incorporated) that, together with such Person, is or at the relevant time was treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or under common control under Section 4001(b)(1) of ERISA.

“Expenses” means all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party and its affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing and filing of the Form S-4, the preparation, printing, filing and mailing of the Joint Proxy Statement, the preparation, printing and mailing of the Election Solicitation Statement, the solicitation of stockholder and partner approvals, any filings with the SEC and all other matters related to the closing of the Mergers and the other Transactions.

“Hazardous Substances” means any pollutant, chemical, or substance, any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or any hazardous substance, material or waste, whether solid, liquid or gas, in each case, that is subject to regulation, control or remediation under any Environmental Laws, including any quantity of asbestos, urea formaldehyde, polychlorinated biphenyls (PCBs), radon gas, and petroleum products or by-products.

“Indebtedness” means with respect to any Person, (i) all indebtedness, notes payable, accrued interest payable or other obligations for borrowed money, whether secured or unsecured, (ii) all obligations under conditional sale or other title retention agreements, or incurred as financing, in either case with respect to property acquired by such Person, (iii) all obligations issued, undertaken or assumed as the deferred purchase price for any property or assets, (iv) all obligations under capital leases, (v) all obligations in respect of bankers acceptances or letters of credit, (vi) all obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions, and (vii) any guarantee (other than customary non-recourse carve-out or “badboy” guarantees) of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument.

“Infrastructure Agreements” means each infrastructure agreement, conduit lease (and associated easements), dark fiber lease (and associated easements), pathway agreements, utility, HVAC, colocation agreement, concession agreement, services agreements, service orders, or similar agreement affecting the ability to use telecommunications equipment or services at the Company Property to which the Company or any Company Subsidiary is a party, and all amendments, modifications, extensions or supplements thereto; provided, however, that “Infrastructure Agreements” shall not include any Company Leases or Company Property Leases.

“Intellectual Property Rights” means all rights in or to all U.S. or foreign: (i) inventions (whether or not patentable), patents and patent applications and any other governmental grant for the protection of inventions or industrial designs (including any divisions, continuations, continuations-in-part, reissues, reexaminations, interferences and renewals and extensions thereof), (ii) trademarks, service marks, trade dress, logos, taglines, brand names, trade names and corporate names, whether registered or unregistered, and the goodwill associated therewith, together with any registrations and applications for registration thereof, (iii) copyrights, whether registered or unregistered, and any registrations and applications for registration thereof, (iv) trade secrets and confidential information, including know-how, concepts, methods, processes, designs, network configurations and architectures, schematics, drawings, formulae, technical data, specifications, research and development information, technology, business plans and other proprietary information and rights, (v) software (in any form, including source code and executable or object code), (vi) rights in databases and data collections (including knowledge databases, customer lists and customer databases), and (vii) domain name registrations.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IRS” means the United States Internal Revenue Service.

“knowledge” will be deemed to be, as the case may be, the actual knowledge, as of the date hereof, of (i) the Persons listed on Section 9.5 of the DLR Disclosure Letter, with respect to DLR or DLR OP, or (ii) the persons listed on Section 9.5(i) of the Company Disclosure Letter, with respect to the Company or the Company Operating Partnership.

“Law” means any statute, code, common law, rule, regulation, order, ordinance, judgment or decree or other pronouncement of any Governmental Entity having the effect of law, including Anti-Corruption Laws.

“Licensed Company IP” means all Intellectual Property Rights that are licensed to the Company or any Company Subsidiary by third parties.

“Lien” means any lien, pledge, hypothecation, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal or first offer, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“LTIP Unit” shall mean a limited partnership interest structured as a profits interest in DLR OP.

“Material Company Lease” means any Company Lease with aggregate annual rent payments to the Company or any Company Subsidiary in excess of $10,000,000.

“New Tax Protection Agreement” means the New Tax Protection Agreement, which would replace the 2007 Tax Protection Agreement with respect to the parties who execute the New Tax Protection Agreement effective as of the Closing Date, with terms substantially as set forth in the Terms of New Tax Protection Agreement attached hereto as Exhibit A.

“NYSE” means the New York Stock Exchange.

“Operating Company Property” means each Company Property that is not a Development Property.

“Order” means any order, judgment, writ, stipulation, settlement, award, injunction, decree, consent decree, decision, ruling, subpoena, verdict or arbitration award entered, issued, made or rendered by any arbitrator or Governmental Entity of competent jurisdiction.

“Outside Date” means November 15, 2017.

“Owned Company IP” means all Intellectual Property Rights that are owned or purported to be owned by the Company or any Company Subsidiary.

“Permitted Liens” means (i) Liens securing any Indebtedness set forth in Section 3.14(a)(iv) of the Company Disclosure Letter, (ii) Liens that result from any statute or other Liens for Taxes or assessments that are not delinquent or the validity of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves on the Financial Statements (if such reserves are required pursuant to GAAP), (iii) Liens arising under any Company Material Contracts or other service contracts, management agreements, leasing commission agreements, or other agreements or obligations set forth in Section 9.5(ii) of the Company Disclosure Letter, (iv) any Company Leases, (v) zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over any Company Property which do not materially and adversely impair the current use of the underlying asset, (vi) Liens that are disclosed on the existing Company Title Insurance Policies made available by or on behalf of the Company or any Company Subsidiary to DLR prior to the date hereof and, with respect to leasehold interests, Liens on the underlying fee or leasehold interest of the applicable landlord, (vii) any cashiers’, landlords’, workers’, mechanics’, carriers’, workmen’s, repairmen’s and materialmen’s Liens and other similar Liens imposed by Law and incurred in the ordinary course of business that are not yet delinquent or the validity of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves on the Financial Statements (if such reserves are required pursuant to GAAP), and (vii) any other non-monetary Liens, limitations, restrictions or title defects that do not materially impair the value of the applicable Company Property or the continued use and operation of the applicable Company Property as currently used and operated.

“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“Protected Partner” means a Protected Partner as such term is defined in the 2007 Tax Protection Agreement who currently is a guarantor of the Quill Loan Agreement.

“Quill Loan Agreement” means that certain Credit Agreement, dated as of March 27, 2013, by and among Quill Equity LLC, DuPont Fabros Technology, L.P., the lenders from time to time party thereto and KeyBank National Association, as agent, as amended, restated, supplemented or otherwise modified prior to the Closing Date.

“REIT Merger Sub Common Stock” shall mean the common stock of REIT Merger Sub, par value $0.01 per share.

“REIT Merger Sub Governing Documents” shall mean the articles of organization and limited liability company agreement of REIT Merger Sub as in effect on the date hereof.

“Representatives” means, when used with respect to DLR, REIT Merger Sub, DLR OP, Merger Sub GP, OP Merger Sub, the Company or the Company Operating Partnership, the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers, and other agents, advisors and representatives of DLR, REIT Merger Sub, DLR OP, Merger Sub GP, OP Merger Sub the Company or the Company Operating Partnership, as applicable, and its Subsidiaries.

“Service Provider” means any officer, employee, consultant, manager or director.

“Significant Subsidiary” means any Subsidiary of the Company, the Company Operating Partnership or DLR, as applicable, that is material or constitutes a “significant subsidiary” of the Company, the Company Operating Partnership or DLR, as applicable, within the meaning of Rule 1-02 of Regulation S-X promulgated under the Securities Act.

“Subsidiary” or “Subsidiaries” means with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (i) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (ii) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership.

“Tax” or “Taxes” means any and all taxes, levies, duties, tariffs, imposts and other similar charges and fees (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto, whether disputed or not) imposed by any Governmental Entity or domestic or foreign taxing authority, including income, franchise, windfall or other profits, gross receipts, premiums, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, gains tax and license, registration and documentation fees, severance, occupation, environmental, customs duties, disability, real property, personal property, registration, alternative or add-on minimum, or estimated tax.

“Tax Return” means any report, return, certificate, claim for refund, election, estimated tax filing or declaration required to be filed with any Governmental Entity or domestic or foreign taxing authority with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“VWAP of DLR Common Stock” means the volume weighted average price of DLR Common Stock for the ten (10) trading days immediately prior to the Closing.

“Willful Breach” means a deliberate act or a deliberate failure to act, which act or failure to act constitutes in and of itself a material breach of this Agreement, and such action or failure to take action was undertaken with actual knowledge that the taking of such action or the failure to act would reasonably be expected to cause a material breach of this Agreement.

Section 9.6 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

“2021 Notes”	Section 6.13(e)
“2017 STIP” “2023 Notes”	Section 6.5(c) Section 6.13(e)
“Agreement”	Preamble
“Articles of Merger”	Section 1.4(a)
“Articles of Partnership Merger”	Section 1.4(a)
“Assumed Option”	Section 2.4(c)
“Base Premium”	Section 6.4(d)
“Book-Entry Shares”	Section 2.2(b)
“Certificates”	Section 2.2(b)
“Closing”	Section 1.3
“Closing Date”	Section 1.3
“COBRA”	Section 3.11(e)
“Company”	Preamble
“Company Acquisition Agreement”	Section 5.3(a)
“Company Adverse Recommendation Change”	Section 5.3(e)
“Company Board of Directors”	Recitals
“Company Board Recommendation”	Recitals
“Company Common Stock”	Recitals
“Company Disclosure Letter”	Article III
“Company Equity Awards”	Section 2.4(c)
“Company Equity Interests”	Section 3.2(a)
“Company Financial Advisor”	Section 3.21
“Company IP Agreements”	Section 3.17(b)
“Company Leases”	Section 3.19(f)
“Company Material Contract”	Section 3.14(b)
“Company Merger”	Recitals
“Company Merger Effective Time”	Section 1.4(b)
“Company Operating Partnership”	Preamble
“Company Operating Partnership Financial Statements” S	Section 3.6
“Company Options”	Section 2.4(c)
“Company Permits”	Section 3.18(c)
“Company Permitted Dividend”	Section 5.1(c)
“Company Preferred Stock”	Section 3.2(a)
“Company Properties”	Section 3.19(a)
“Company Property Leases”	Section 3.19(g)
“Company PSU”	Section 2.4(b)
“Company Related Party Agreement”	Section 3.23
“Company Series A Preferred Stock”	Section 3.2(a)

“Company Series B Preferred Stock”	Section 3.2(a)
“Company Series C Preferred Stock”	Recitals
“Company SEC Documents”	Section 3.6
“Company Shares”	Recitals
“Company Subsidiary”	Section 3.1(b)
“Company Subsidiary Partnership”	Section 3.13(i)
“Company Tax Protection Agreements”	Section 3.13(i)
“Company Termination Payment”	Section 8.2(b)
“Company Title Insurance Policies”	Section 3.19(k)
“Competing Proposal”	Section 5.3(h)
“Consent Solicitations”	Section 6.13(e)
“Continuing Employee”	Section 6.5(a)
“Contract”	Section 3.14(a)
“Conversion Factor”	Section 3.2(d)
“Covered Persons”	Section 6.4(a)
“Development Property”	Section 3.19(t)
“DLR”	Preamble
“DLR Board of Directors”	Recitals
“DLR Common Stock”	Recitals
“DLR Disclosure Letter”	Article IV
“DLR Equity Awards”	Section 4.2(a)
“DLR Equity Interests”	Section 4.2(a)
“DLR Financial Statements”	Section 4.6
“DLR Ground Lease”	Section 4.19(b)
“DLR Material Contract”	Section 4.14(b)
“DLR OP”	Preamble
“DLR Permits”	Section 4.18(b)
“DLR Permitted Common Dividend”	Section 5.2(c)
“DLR Permitted Dividends”	Section 5.2(c)
“DLR Permitted Liens”	Section 4.19(a)
“DLR SEC Documents”	Section 4.6(a)
“DLR Series G Preferred Stock”	Section 4.2(a)
“DLR Series H Preferred Stock”	Section 4.2(a)
“DLR Series I Preferred Stock”	Section 4.2(a)
“DLR Subsidiary”	Section 4.1(b)
“DLR Termination Payment”	Section 8.2(c)
“DLR Voting Debt”	Section 4.2(a)
“Election Solicitation”	Section 5.4(a)
“Election Solicitation Statement”	Section 5.4(a)
“Exchange Act”	Section 3.5
“Exchange Agent”	Section 2.2(a)
“Exchange Fund”	Section 2.2(a)
“Exchange Ratio”	Section 2.1(a)(i)
“Financial Statements”	Section 3.6
“Foreign Company Benefit Plan	Section 3.11(l)
“Foreign DLR Benefit Plan”	Section 4.11(c)
“Form S-4”	Section 3.5
“Fractional Share Consideration”	Section 2.1(a)(i)
“GAAP”	Section 3.6
“Governmental Entity”	Section 3.5
“Indemnification Agreements”	Section 6.4(a)
“IT Systems”	Section 3.17(g)

“Joint Proxy Statement”	Section 3.5
“Legal Proceeding”	Section 3.10
“Losses”	Section 6.13(d)
“Material DLR Lease”	Section 4.19(b)
“Mergers”	Recitals
“Merger Consideration”	Section 2.1(a)(i)
“MGCL”	Recitals
“Minority Limited Partner”	Section 2.1(b)(i)
“MRULPA”	Recitals
“Notes”	Section 6.13(e)
“Notes COC Consents”	Section 6.13(e)
“Parties”	Preamble
“Partnership Merger”	Recitals
“Partnership Merger Effective Time”	Section 1.4(a)
“Permitted Dividend”	Section 5.1(c)
“Post-Effective Amended and Restated Partnership Agreement”	Section 1.5(c)
“Qualified REIT Subsidiary”	Section 3.1(d)
“Qualifying Income”	Section 8.2(f)(i)
“REIT”	Section 3.1(d)
“REIT Merger Sub” “Restricted Company Shares”	Preamble Section 2.4(a)
“Revocation Date”	Section 3.13(b)
“Revocation Statement”	Section 3.13(b)
“Sarbanes-Oxley Act”	Section 3.6(a)
“SDAT”	Section 1.4(a)
“SEC”	Section 3.5
“Securities Act”	Section 3.5
“Security Holder Litigation”	Section 6.10
“Sensitive Information”	Section 3.17(h)
“Solicitation Documents”	Section 6.13(e)
“Superior Proposal”	Section 5.3(i)
“Surviving Entity”	Section 1.2
“Surviving Partnership”	Section 1.1
“Takeover Statutes”	Section 3.27
“Taxable REIT Subsidiary”	Section 3.1(d)
“Termination Payee”	Section 8.2(f)(i)
“Termination Payment”	Section 8.2(f)(i)
“Termination Payor”	Section 8.2(f)(i)
“Terms of New Tax Protection Agreement	Recitals
“Transactions”	Recitals
“Transfer Taxes”	Section 6.12(d)
“Voting Debt”	Section 3.2(a)

Section 9.7 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the term “affiliates” shall have the meaning set forth in Rule 12b-2 of the Exchange Act. The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof. When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. All references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect

Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 9.8 Counterparts. This Agreement may be executed manually, electronically by email or by facsimile by the Parties, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the Parties and delivered to the other Parties.

Section 9.9 Entire Agreement; Third-Party Beneficiaries.

(a) This Agreement (including the Company Disclosure Letter and the DLR Disclosure Letter) and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all other prior agreements (except that the Confidentiality Agreement shall be deemed amended so that until the termination of this Agreement in accordance with Section 8.1 hereof, DLR and DLR OP shall be permitted to take the actions contemplated by this Agreement) and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof and thereof.

(b) Except (i) as provided in Section 6.4, (ii) the right of the Company, on behalf of its stockholders, to pursue damages (including claims for damages based on loss of the economic benefits of the Transactions to the Company’s stockholders), and (iii) the right of the former holders of Company Common Stock to receive, from and after the Company Merger Effective Time, the applicable Merger Consideration in accordance with Section 2.2, neither this Agreement (including the Company Disclosure Letter and the DLR Disclosure Letter) nor the Confidentiality Agreement are intended to confer upon any Person other than the Parties any rights or remedies hereunder. Notwithstanding the foregoing, the third party financing sources (and their respective Representatives) shall be express third party beneficiaries with respect to Sections 8.2, 9.11 and 9.12.

Section 9.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Mergers is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Mergers are fulfilled to the extent possible.

Section 9.11 Governing Law; Jurisdiction.

(a) This Agreement, and all claims or causes of actions (whether at Law, in contract or in tort) that may be based upon, arise out of or related to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the Laws of the State of Maryland without giving effect to conflicts of laws principles (whether of the State of Maryland or any other jurisdiction that would cause the application of the Laws of any jurisdiction other than the State of Maryland); provided, however, that without limitation of the provisions of Section 9.11 hereof, any and all claims against any third party financing source in connection with this Agreement, any commitment letters entered into with such third party financing source or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise, shall be governed in accordance with the law of the State of New York.

(b) All Legal Proceedings and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Maryland state or federal court. Each of the Parties hereby irrevocably and unconditionally (a) submits to the exclusive jurisdiction of any Maryland state or federal court, for the purpose of any Legal Proceeding arising out of or relating to this Agreement and the Transactions brought by any Party,

(b) agrees not to commence any such action or proceeding except in such courts, (c) agrees that any claim in respect of any such action or proceeding may be heard and determined in any Maryland state or federal court, (d) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding, and (e) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding. Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 9.4. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

(c) Notwithstanding anything in this Agreement to the contrary, each Party hereby irrevocably and unconditionally agrees that it will not bring or support any Legal Proceeding of any kind or description (whether at Law, in contract or in tort) against any debt financing source in any way relating to this Agreement, including any dispute arising out of or relating in any way to any debt commitment letter, third party debt financing or the performance thereof, in any forum other than a court of competent jurisdiction sitting in the Borough of Manhattan of the City of New York, whether a state or federal court, and that the provisions of Section 9.12 relating to the waiver of jury trial shall apply to any such Legal Proceeding.

Section 9.12 Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE MERGERS AND OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.

Section 9.13 Assignment. This Agreement shall not be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties, except that DLR and DLR OP may assign, in their sole discretion and without the consent of any other Party, any or all of their rights, interests and obligations hereunder to any of their lenders or other financing sources from time to time as collateral security. Subject to the preceding sentence, but without relieving any Party of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

Section 9.14 Enforcement; Remedies.

(a) Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b) The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is agreed that prior to the termination of this Agreement pursuant to Article VIII, the non-breaching Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by any other Party and to specifically enforce the terms and provisions of this Agreement.

(c) The Parties’ right of specific enforcement is an integral part of the Transactions and each Party hereby waives any objections to the grant of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by any other Party (including any objection on the basis that there is an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity), and each Party shall be entitled to an injunction or injunctions and to specifically enforce the terms and provisions of this Agreement to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement all in accordance with the terms of this Section 9.14. In the event any Party seeks an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, such Party shall not be required to provide any bond or other security in connection with such order or injunction all in accordance with the terms of this Section 9.14.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, DLR, REIT Merger Sub, DLR OP, Merger Sub GP, OP Merger Sub, the Company and the Company Operating Partnership have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

DIGITAL REALTY TRUST, INC.

By:	/s/ A. William Stein
Name:	A. William Stein
Title:	Chief Executive officer

PENGUINS REIT SUB, LLC
By:	DIGITAL REALTY TRUST, INC.,
Its Sole Member

By:	/s/ A. William Stein
Name:	A. William Stein
Title:	Chief Executive officer

DIGITAL REALTY TRUST, L.P.

By:	DIGITAL REALTY TRUST, INC.,
Its General Partner

By:	/s/ A. William Stein
Name:	A. William Stein
Title:	Chief Executive officer

PENGUINS OP SUB 2, LLC

By:	DIGITAL REALTY TRUST, L.P.,
Its Sole Member

By:	DIGITAL REALTY TRUST, INC.,
Its General Partner

By:	/s/ A. William Stein
Name:	A. William Stein
Title:	Chief Executive officer

PENGUINS OP SUB, LLC

By:	DIGITAL REALTY TRUST, L.P.,
Its Member

By:	DIGITAL REALTY TRUST, INC.,
Its General Partner

By:	/s/ A. William Stein
Name:	A. William Stein
Title:	Chief Executive officer

By:	PENGUINS OP SUB 2, LLC,
Its Member

By:	DIGITAL REALTY TRUST, L.P.,
Its Sole Member

By:	DIGITAL REALTY TRUST, INC.,
Its General Partner

By:	/s/ A. William Stein
Name:	A. William Stein
Title:	Chief Executive officer

DUPONT FABROS TECHNOLOGY, INC.

By:	/s/ Lammot J. du Pont
Name:	Lammot J. du Pont
Title:	Chairman of the Board

DUPONT FABROS TECHNOLOGY, L.P.

By:	DUPONT FABROS TECHNOLOGY, INC.,
Its General Partner

By:	/s/ Lammot J. du Pont
Name:	Lammot J. du Pont
Title:	Chairman of the Board

[Signature Page to Agreement and Plan of Merger]

Annex B

DIGITAL REALTY TRUST, INC.

ARTICLES SUPPLEMENTARY

8,050,000 SHARES OF

6.625% SERIES C CUMULATIVE REDEEMABLE PERPETUAL PREFERRED STOCK

[●], 2017

Digital Realty Trust, Inc., a Maryland corporation (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”) that:

FIRST: Pursuant to the authority expressly vested in the Board of Directors of the Company (the “Board”) by Article V of the Articles of Amendment and Restatement of the Company (as amended and supplemented to date and as may be amended and supplemented from time to time, the “Charter”) and Section 2-105 of the Maryland General Corporation Law, the Board, by resolutions duly adopted on [●], 2017, has classified and designated 6,250,000 authorized but unissued shares of preferred stock of the Company, par value $0.01 per share (“Preferred Stock”), and reclassified and designated 1,050,000 authorized but unissued shares of 4.375% Series C Cumulative Convertible Preferred Stock, par value $0.01 per share, and 750,000 authorized but unissued shares of 6.625% Series F Cumulative Redeemable Preferred Stock, par value $0.01 per share, of the Company as a separate class of Preferred Stock to be known as the “6.625% Series C Cumulative Redeemable Perpetual Preferred Stock,” set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, transfers, qualifications, terms and conditions of redemption and other terms and conditions of such 6.625% Series C Cumulative Redeemable Perpetual Preferred Stock, and authorized the issuance of up to 8,050,000 shares of 6.625% Series C Cumulative Redeemable Perpetual Preferred Stock.

SECOND: The designation, number of shares, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, transfers, qualifications, terms and conditions of redemption and other terms and conditions of the separate class of Preferred Stock of the Company designated as the 6.625% Series C Cumulative Redeemable Perpetual Preferred Stock are as follows, which upon any restatement of the Charter shall be made a part of or incorporated by reference into the Charter with any necessary or appropriate changes to the enumeration or lettering of Sections or subsections thereof:

Section 1. Designation and Number. A series of preferred stock, designated as the “6.625% Series C Cumulative Redeemable Preferred Stock” (the “Series C Preferred Stock”), is hereby established. The par value of the Series C Preferred Stock is $0.01 per share. The number of shares of the Series C Preferred Stock shall be 8,050,000.

Section 2. Ranking. The Series C Preferred Stock will, with respect to rights to receive dividends and to participate in distributions or payments upon liquidation, dissolution or winding up of the Company, rank (a) senior to the Common Stock (as defined in the Charter) and any other capital stock of the Company, now or hereafter issued and outstanding, the terms of which provide that such capital stock ranks, as to dividends and upon liquidation, dissolution or winding up of the Company, junior to such Series C Preferred Stock (“Junior Shares”); (b) on a parity with the Series G Cumulative Redeemable Preferred Stock, par value $0.01 per share, the Series H Cumulative Redeemable Preferred Stock, par value $0.01 per share, and the Series I Cumulative Redeemable Preferred Stock, par value $0.01 per share, of the Company, and any other capital stock of the Company, now or hereafter issued and outstanding, other than the capital stock referred to in clauses (a) and (c) (“Parity Shares”); and (c) junior to all capital stock of the Company the terms of which specifically provide that such capital stock ranks senior to the Series C Preferred Stock.

Section 3. Dividends.

(a) Holders of the then outstanding shares of Series C Preferred Stock shall be entitled to receive, when, as and if authorized by the Board and declared by the Company, out of funds legally available for payment of dividends, cumulative cash dividends at the rate of 6.625% per annum of the $25 liquidation preference of each share of Series C Preferred Stock (equivalent to $1.65625 per annum per share).

(b) Dividends on each outstanding share of Series C Preferred Stock shall accrue and be cumulative from and including the first date on which any shares of Series C Preferred Stock are issued (the “Original Issue Date”) and shall be payable quarterly in arrears on each Dividend Payment Date (as defined below), commencing [●], 2017, provided, however, that if any Dividend Payment Date is not a Business Day (as defined below), then the dividend which would otherwise have been payable on such Dividend Payment Date may be paid, at the Company’s option, on either the immediately preceding Business Day or the next succeeding Business Day, except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if paid on such Dividend Payment Date, and no interest or additional dividends or other sums shall accrue on the amount so payable from such Dividend Payment Date to such next succeeding Business Day. The amount of any dividend payable on the Series C Preferred Stock for any partial Dividend Period (as defined below) shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the stockholder records of the Company at the close of business on the applicable Dividend Record Date (as defined below). Notwithstanding any provision to the contrary contained herein, each outstanding share of Series C Preferred Stock shall be entitled to receive a dividend with respect to any Dividend Record Date equal to the dividend paid with respect to each other share of Series C Preferred Stock that is outstanding on such date. “Dividend Record Date” shall mean the date designated by the Board for the payment of dividends that is not more than 35 or fewer than 10 days prior to the applicable Dividend Payment Date. “Dividend Payment Date” shall mean the last calendar day of each March, June, September and December, commencing on [●], 2017. “Dividend Period” shall mean the respective periods commencing on and including the first day of January, April, July and October of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period (other than the initial Dividend Period, which shall commence on the Original Issue Date and end on and include [●], 2017, and other than the Dividend Period during which any shares of Series C Preferred Stock shall be redeemed pursuant to Section 5 hereof, which shall end on and include the day preceding the redemption date with respect to the shares of Series C Preferred Stock being redeemed).

(c) No dividends on the Series C Preferred Stock shall be authorized and declared by the Board or paid or set apart for payment by the Company at such time as the terms and provisions of any agreement of the Company, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof, or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

(d) So long as any shares of Series C Preferred Stock are outstanding, no dividends, except as described in the immediately following sentence, shall be authorized and declared or paid or set apart for payment on any series or class or classes of Parity Shares for any period unless full cumulative dividends have been declared and paid or are contemporaneously declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series C Preferred Stock for all prior dividend periods. When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all dividends authorized and declared upon the Series C Preferred Stock and all dividends authorized and declared upon any other series or class or classes of Parity Shares shall be authorized and declared ratably in proportion to the respective amounts of dividends accumulated and unpaid on the Series C Preferred Stock and such Parity Shares.

(e) So long as any shares of Series C Preferred Stock are outstanding, no dividends (other than dividends or distributions paid solely in Junior Shares of, or in options, warrants or rights to subscribe for or purchase, Junior

Shares) shall be authorized and declared or paid or set apart for payment or other distribution authorized and declared or made upon Junior Shares, nor shall any Junior Shares be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Common Stock made for purposes of and in compliance with requirements of an employee incentive or benefit plan of the Company or any subsidiary, or a conversion into or exchange for Junior Shares or redemptions for the purpose of preserving the Company’s qualification as a REIT (as defined in Section 9(a) hereof)), for any consideration (or any monies to be paid to or made available for a sinking fund for the redemption of any such shares) by the Company, directly or indirectly (except by conversion into or exchange for Junior Shares), unless in each case full cumulative dividends on all outstanding shares of Series C Preferred Stock and any Parity Shares at the time such dividends are payable shall have been paid or set apart for payment for all past dividend periods with respect to the Series C Preferred Stock and all past dividend periods with respect to such Parity Shares.

(f) Any dividend payment made on the Series C Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

(g) Except as provided herein, the Series C Preferred Stock shall not be entitled to participate in the earnings or assets of the Company.

(h) As used herein, the term “Business Day” shall mean any day, other than a Saturday or a Sunday, which is not a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.

(i) As used herein, the term “dividend” does not include dividends payable solely in shares of Junior Shares on Junior Shares, or in options, warrants or rights to holders of Junior Shares to subscribe for or purchase any Junior Shares.

Section 4. Liquidation Preference.

(a) In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, before any payment or distribution of the assets of the Company shall be made to or set apart for the holders of Junior Shares, the holders of the Series C Preferred Stock shall be entitled to receive $25 per share (the “Liquidation Preference”) plus an amount per share equal to all dividends (whether or not earned or declared) accumulated and unpaid thereon to, but not including, the date of final distribution to such holders; but such holders of the Series C Preferred Stock shall not be entitled to any further payment. If, upon any such liquidation, dissolution or winding up of the Company, the assets of the Company, or proceeds thereof, distributable among the holders of the Series C Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other Parity Shares, then such assets, or the proceeds thereof, shall be distributed among the holders of such Series C Preferred Stock and any such other Parity Shares ratably in accordance with the respective amounts that would be payable on such Series C Preferred Stock and any such other Parity Shares if all amounts payable thereon were paid in full. For the purposes of this Section 4, none of (i) a consolidation or merger of the Company with one or more entities, (ii) a statutory stock exchange or (iii) a sale or transfer of all or substantially all of the Company’s assets shall be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Company.

(b) Subject to the rights of the holders of Parity Shares, upon any liquidation, dissolution or winding up of the Company, after payment shall have been made in full to the holders of the Series C Preferred Stock, as provided in this Section 4, any series or class or classes of Junior Shares shall, subject to any respective terms and provisions applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series C Preferred Stock shall not be entitled to share therein.

Section 5. Optional Redemption.

(a) Except as otherwise permitted by the Charter and paragraph (b) below, or to preserve the status of the Company as a REIT (as defined in Section 9(a) hereof) for United States federal income tax purposes, the Series C Preferred Stock shall not be redeemable by the Company prior to May 15, 2021. On and after May 15, 2021, the Company, at its option, upon giving notice as provided below, may redeem the Series C Preferred Stock, in whole, at any time, or in part, from time to time, for cash at a redemption price of $25.00 per share, plus any accumulated and unpaid dividends on the Series C Preferred Stock (whether or not declared), to, but not including, the redemption date (the “Regular Redemption Right”).

(b) Upon a Change of Control (as defined below), the Company will have the option, upon giving notice as provided below, to redeem the Series C Preferred Stock, in whole, at any time, or in part, from time to time, within 120 days after the first date on which such Change of Control has occurred (the “Special Redemption Right”), for cash at a redemption price of $25.00 per share, plus any accumulated and unpaid dividends on the Series C Preferred Stock (whether or not declared), to, but not including, the redemption date (the “Special Redemption Price”). If, prior to the Change of Control Conversion Date (as defined below), the Company has provided or provides notice of redemption with respect to the Series C Preferred Stock (whether pursuant to the Regular Redemption Right or the Special Optional Redemption Right), the holders of shares of Series C Preferred Stock will not have the conversion right described below in Section 9. If the Company provides the notice described in Section 9(c) below of a holder’s right to exercise the Change of Control Conversion Right, the Company may no longer exercise its Special Redemption Right until the time period during which holders of Series C Preferred Stock may exercise their Change of Control Conversion Right has expired.

A “Change of Control” shall be deemed to have occurred at such time after the original issuance of the Series C Preferred Stock when each of the following has occurred:

(i) the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of the Company entitling that person to exercise more than 50% of the total voting power of all shares of the Company entitled to vote generally in elections of directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

(ii) following the closing of any transaction referred to in clause (i) above, neither the Company nor the acquiring or surviving entity has a class of common securities listed on the New York Stock Exchange (the “NYSE”), the NYSE MKT LLC (“NYSE MKT”), or the NASDAQ Stock Market (“NASDAQ”), or listed on an exchange that is a successor to the NYSE, NYSE MKT or NASDAQ.

(c) The following provisions set forth the procedures for redemption pursuant to the Regular Redemption Right:

(i) A notice of redemption (which may be contingent upon the occurrence of a future event) shall be mailed, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the holders of record of the Series C Preferred Stock at their addresses as they appear on the Company’s stock transfer records. A failure to give such notice or any defect in the notice or in its mailing shall not affect the validity of the proceedings for the redemption of any shares of the Series C Preferred Stock except as to the holder to whom notice was defective or not given. In addition to any information required by law or by the applicable rules of any exchange upon which the Series C Preferred Stock may be listed or admitted to trading, each notice shall state: (A) the redemption date; (B) the redemption price; (C) the number of shares of Series C Preferred Stock to be redeemed and, if fewer than all the shares of Series C Preferred Stock held by such holder are to be redeemed, the number of such shares of Series C Preferred Stock to be redeemed from such holder;

(D) the place or places where the certificates, if any, evidencing the shares of Series C Preferred Stock are to be surrendered for payment of the redemption price; and (E) that dividends on the shares to be redeemed will cease to accrue on such redemption date except as otherwise provided herein.

(ii) At its election, the Company, prior to a redemption date, may irrevocably deposit the redemption price (including accumulated and unpaid dividends to the redemption date) of the Series C Preferred Stock so called for redemption in trust for the holders thereof with a bank or trust company, in which case the redemption notice to holders of the Series C Preferred Stock to be redeemed shall (A) state the date of such deposit, (B) specify the office of such bank or trust company as the place of payment of the redemption price and (C) require such holders to surrender the certificates evidencing such shares at such place on or about the date fixed in such redemption notice (which may not be later than the redemption date) against payment of the redemption price (including all accumulated and unpaid dividends to the redemption date). Subject to applicable escheat laws, any monies so deposited which remain unclaimed by the holders of the Series C Preferred Stock at the end of two years after the redemption date shall be returned by such bank or trust company to the Company.

(iii) If fewer than all the outstanding shares of the Series C Preferred Stock are to be redeemed, the shares to be redeemed shall be selected by lot or pro rata (as nearly as practicable without creating fractional shares).

(iv) Upon any redemption of Series C Preferred Stock, the Company shall pay any accumulated and unpaid dividends in arrears for any dividend period ending on or prior to the redemption date. If a redemption date falls after a record date for a Series C Preferred Stock dividend payment and prior to the corresponding Dividend Payment Date, then each holder of the Series C Preferred Stock at the close of business on such record date shall be entitled to the dividend payable on such Series C Preferred Stock on the corresponding Dividend Payment Date notwithstanding the redemption of such Series C Preferred Stock before such Dividend Payment Date. Except as provided in this Section 5(c)(iv), the Company shall make no payment or allowance for unpaid dividends, whether or not in arrears, on any shares of Series C Preferred Stock called for redemption.

(v) If full cumulative dividends on the Series C Preferred Stock and any other series or class or classes of Parity Shares have not been paid or declared and set apart for payment, except for redemptions for the purpose of preserving the Company’s qualification as a REIT (as defined in the Section 9(a) hereof) or as otherwise permitted under the Charter, the Company may not purchase, redeem or otherwise acquire shares of the Series C Preferred Stock or any Parity Shares other than in exchange for Junior Shares.

(vi) On and after the date fixed for redemption, provided that the Company has made available at the office of the registrar and transfer agent a sufficient amount of cash to effect the redemption, dividends will cease to accumulate on the shares of Series C Preferred Stock called for redemption (except that, in the case of a redemption date after a dividend payment record date and prior to the related Series C Dividend Payment Date, holders of Series C Preferred Stock on the applicable record date will be entitled on such Series C Dividend Payment Date to receive the dividend payable on such shares on the corresponding Series C Dividend Payment Date), such shares shall no longer be deemed to be outstanding and all rights of the holders of such shares as holders of Series C Preferred Stock shall cease except the right to receive the cash payable upon such redemption, without interest from the date of such redemption.

(d) The following provisions set forth the procedures for redemption pursuant to the Special Redemption Right:

(i) A notice of redemption shall be mailed, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the holders of record of the Series C Preferred Stock at their addresses as they appear on the Company’s stock transfer records. A failure to give such notice or any defect in the notice or in its mailing shall not affect the validity of the proceedings for the redemption of any shares of Series C Preferred Stock except as to the holder to whom notice was defective or not given. In addition to any information required by law or by the applicable rules of any exchange upon which the Series C Preferred Stock may be listed or admitted to trading, each notice shall state: (A) the redemption date; (B) the redemption price; (C) the number of shares of Series C Preferred Stock to be redeemed; (D) the place or places where the certificates, if any, evidencing the shares of Series C Preferred Stock are to be surrendered for payment of the redemption price; and (E) that dividends on the shares to be redeemed will cease to accrue on such redemption date except as otherwise provided herein.

(ii) At its election, the Company, prior to a redemption date, may irrevocably deposit the redemption price (including accumulated and unpaid dividends to the redemption date) of the Series C Preferred Stock so called for redemption in trust for the holders thereof with a bank or trust company, in which case the redemption notice to holders of the Series C Preferred Stock to be redeemed shall (A) state the date of such deposit, (B) specify the office of such bank or trust company as the place of payment of the redemption price and (C) require such holders to surrender the certificates evidencing such shares at such place on or about the date fixed in such redemption notice (which may not be later than the redemption date) against payment of the redemption price (including all accumulated and unpaid dividends to the redemption date). Subject to applicable escheat laws, any monies so deposited which remain unclaimed by the holders of the Series C Preferred Stock at the end of two years after the redemption date shall be returned by such bank or trust company to the Company.

(iii) Upon the redemption of Series C Preferred Stock, the Company shall pay any accumulated and unpaid dividends in arrears for any dividend period ending on or prior to the redemption date. If the redemption date falls after a record date for a Series C Preferred Stock dividend payment and prior to the corresponding Series C Dividend Payment Date, then each holder of the Series C Preferred Stock at the close of business on such record date shall be entitled to the dividend payable on such Series C Preferred Stock on the corresponding Series C Dividend Payment Date notwithstanding the redemption of such Series C Preferred Stock before such Series C Dividend Payment Date. Except as provided in Section 5(c)(iv), the Company shall make no payment or allowance for unpaid dividends, whether or not in arrears, on any shares of Series C Preferred Stock called for redemption.

(iv) If full cumulative dividends on the Series C Preferred Stock and any other series or class or classes of Parity Shares have not been paid or declared and set apart for payment, except for redemptions for the purpose of preserving the Company’s qualification as a REIT (as defined in the Charter) or as otherwise permitted under the Charter, the Company may not purchase, redeem or otherwise acquire shares of the Series C Preferred Stock or any Parity Shares other than in exchange for Junior Shares.

(v) On and after the date fixed for redemption, provided that the Company has made available at the office of the registrar and transfer agent a sufficient amount of cash to effect the redemption, dividends will cease to accumulate on the shares of Series C Preferred Stock called for redemption (except that, in the case of a redemption date after a dividend payment record date and prior to the related Series C Dividend Payment Date, holders of Series C Preferred Stock on the applicable record date will be entitled on such Series C Dividend Payment Date to receive the dividend payable on such shares on the corresponding Series C Dividend Payment Date), such shares shall no longer be deemed to be outstanding and all rights of the holders of such shares as holders of Series C Preferred Stock shall cease except the right to receive the cash payable upon such redemption, without interest from the date of such redemption.

(e) Any shares of Series C Preferred Stock that shall at any time have been redeemed shall, after such redemption, have the status of authorized but unissued Preferred Stock, without designation as to series or class.

Section 6. Voting Rights. Holders of the Series C Preferred Stock shall not have any voting rights, except as set forth in this Section 6.

(a) Whenever dividends on any shares of Series C Preferred Stock shall be in arrears for six or more consecutive or non-consecutive quarterly periods (a “Preferred Dividend Default”), the holders of such Series C

Preferred Stock (voting separately as a class together with holders of all other Parity Shares (the “Voting Preferred Shares”), shall be entitled to vote for the election of a total of two additional directors of the Company (the “Preferred Directors”) until all dividends accumulated on such Series C Preferred Stock and Parity Shares for the past Dividend Periods shall have been fully paid. In such case, the entire Board will be increased by two directors. The Preferred Directors will be elected by a plurality of the votes cast in the election for a one-year term and each Preferred Director will serve until his or her successor is duly elected and qualifies or until such Preferred Director’s right to hold the office terminates, whichever occurs earlier, subject to such Preferred Director’s earlier death, disqualification, resignation or removal. The election will take place at (i) either a special meeting called in accordance with Section 6(b) below if the request is received more than 90 days before the date fixed for the Company’s next annual or special meeting of stockholders or (B) the next annual or special meeting of stockholders if the request is received within 90 days of the date fixed for the Company’s next annual or special meeting of stockholders, and (ii) at each subsequent annual meeting of stockholders, or special meeting held in place thereof, until all such dividends in arrears on the Series C Preferred Stock and each such class or series of outstanding Parity Preferred have been paid in full. A dividend in respect of Series C Preferred Stock shall be considered timely made if made within two Business Days after the applicable Dividend Payment Date if at the time of such late payment date there shall not be any prior quarterly Dividend Periods in respect of which full dividends were not timely made at the applicable Dividend Payment Date.

(b) At any time when such voting rights shall have vested, a proper officer of the Company shall call or cause to be called, upon written request of holders of record of at least 10% of the outstanding shares of Series C Preferred Stock and Parity Shares, a special meeting of the holders of Series C Preferred Stock and each class or series of Parity Shares by mailing or causing to be mailed to such holders a notice of such special meeting to be held not fewer than ten or more than 45 days after the date such notice is given. The record date for determining holders of the Series C Preferred Stock and Parity Shares entitled to notice of and to vote at such special meeting will be the close of business on the third Business Day preceding the day on which such notice is mailed. At any such annual or special meeting, all of the holders of the Series C Preferred Stock and Parity Shares, by plurality vote, voting together as a single class without regard to class or series will be entitled to elect two directors on the basis of one vote per $25.00 of liquidation preference to which such Series C Preferred Stock and Parity Shares are entitled by their terms (excluding amounts in respect of accumulated and unpaid dividends) and not cumulatively. The holder or holders of one-third of the Series C Preferred Stock and Parity Shares voting as a single class then outstanding, present in person or by proxy, will constitute a quorum for the election of the Preferred Directors except as otherwise provided by law. Notice of all meetings at which holders of the Series C Preferred Stock and the Parity Shares shall be entitled to vote will be given to such holders at their addresses as they appear in the transfer records. At any such meeting or adjournment thereof in the absence of a quorum, subject to the provisions of any applicable law, a majority of the holders of the Series C Preferred Stock and Parity Shares voting as a single class present in person or by proxy shall have the power to adjourn the meeting for the election of the Preferred Directors, without notice other than an announcement at the meeting, until a quorum is present. If a Preferred Dividend Default shall terminate after the notice of a special meeting has been given but before such special meeting has been held, the Company shall, as soon as practicable after such termination, mail or cause to be mailed notice of such termination to holders of the Series C Preferred Stock and the Parity Shares that would have been entitled to vote at such special meeting.

(c) If and when all accumulated dividends on such Series C Preferred Stock and all classes or series of Parity Shares for the past Dividend Periods shall have been fully paid, the right of the holders of Series C Preferred Stock and the Parity Preferred to elect such additional two directors shall immediately cease (subject to revesting in the event of each and every Preferred Dividend Default), and the term of office of each Preferred Director so elected shall terminate and the entire Board shall be reduced accordingly. Any Preferred Director may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding Series C Preferred Stock and the Parity Shares entitled to vote thereon when they have the voting rights set forth in Section 6(a) hereof (voting as a single class). So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Director may be filled by written consent of the Preferred Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding Series C Preferred Stock when they have the voting rights described above (voting as a single class with all other classes or series of Parity Preferred). Each of the Preferred Directors shall be entitled to one vote on any matter.

(d) So long as any shares of Series C Preferred Stock are outstanding, the approval of two-thirds of the votes entitled to be cast by the holders of outstanding Series C Preferred Stock, voting separately as a class, either at a meeting of stockholders or by written consent, is required (i) to amend, alter or repeal any provisions of the Charter (including these Articles Supplementary), whether by merger, consolidation or otherwise, to affect materially and adversely the voting powers, rights or preferences of the holders of the Series C Preferred Stock, unless in connection with any such amendment, alteration or repeal, the Series C Preferred Stock remains outstanding without the terms thereof being materially changed in any respect adverse to the holders thereof or is converted into or exchanged for preferred stock of the surviving entity having preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption thereof that are substantially similar to those of the Series C Preferred Stock, or (ii) to authorize, create, or increase the authorized amount of any class or series of capital stock having rights senior to the Series C Preferred Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up (provided that if such amendment affects materially and adversely the rights, preferences, privileges or voting powers of one or more but not all of the other series of Voting Preferred Shares, the consent of the holders of at least two-thirds of the outstanding shares of each such series so affected is required). However, the Company may create additional classes of Parity Shares and Junior Shares, amend the Charter and these Articles Supplementary to increase the authorized number of shares of Parity Shares (including the Series C Preferred Stock) and Junior Shares and issue additional series of Parity Shares and Junior Shares without the consent of any holder of Series C Preferred Stock.

(3) The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series C Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

Section 7. Information Rights. During any period in which the Company is not subject to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) and any shares of Series C Preferred Stock are outstanding, the Company will (i) transmit by mail (or other permissible means under the Exchange Act) to all holders of Series C Preferred Stock, as their names and addresses appear in the record books of the Company and without cost to such holders, copies of the annual reports and quarterly reports that the Company would have been required to file with the Securities and Exchange Commission (the “SEC”) pursuant to Section 13 or 15(d) of the Exchange Act if the Company were subject thereto (other than any exhibits that would have been required) and (ii) promptly, upon request, supply copies of such reports to any prospective holder of Series C Preferred Stock. The Company will mail (or otherwise provide) the information to the holders of Series C Preferred Stock within 15 days after the respective dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the SEC if the Company were subject to Section 13 or 15(d) of the Exchange Act.

Section 8. Conversion Upon a Change of Control. The Series C Preferred Stock is not convertible into or exchangeable for any other property or securities of the Company, except as provided in this Section 8.

(a) Upon the occurrence of a Change of Control, each holder of Series C Preferred Stock shall have the right, unless, prior to the Change of Control Conversion Date, the Company has provided or provides notice of its election to redeem the Series C Preferred Stock pursuant to the Regular Redemption Right or Special Redemption Right, to convert some or all of the shares of Series C Preferred Stock held by such holder (the “Change of Control Conversion Right”) on the relevant Change of Control Conversion Date (as defined herein) into a number of shares of Common Stock per share of Series C Preferred Stock to be converted (the “Common Stock Conversion Consideration”) equal to the lesser of (i) the quotient obtained by dividing (A) the sum of

(x) $25.00, plus (y) an amount equal to any accumulated and unpaid dividends (whether or not declared) to, but not including, the Change of Control Conversion Date (as defined herein) except if such Change of Control Conversion Date is after a record date for a Series C Preferred Stock dividend payment and prior to the corresponding Series C Dividend Payment Date, in which case the amount pursuant to this clause (A)(y) shall equal $0.00 in respect of such dividend payment to be made on such Series C Dividend Payment Date, by (B) the Common Stock Price (such quotient, the “Conversion Rate”), and (ii) 0.6389035 (the “Share Cap”), subject to the immediately succeeding paragraph.

The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a Common Stock dividend), subdivisions or combinations (in each case, a “Share Split”) with respect to the Common Stock as follows: the adjusted Share Cap as the result of a Share Split shall be the number of shares of Common Stock that is equivalent to the product of (i) the Share Cap in effect immediately prior to such Share Split multiplied by (ii) a fraction, the numerator of which is the number of shares of Common Stock outstanding after giving effect to such Share Split and the denominator of which is the number of shares of Common Stock outstanding immediately prior to such Share Split.

For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of shares of Common Stock (or equivalent Alternative Conversion Consideration (as defined below)) issuable in connection with the exercise of the Change of Control Conversion Right shall not exceed 5,143,174 shares of Common Stock (or equivalent Alternative Conversion Consideration, as applicable) (the “Exchange Cap”). The Exchange Cap is subject to pro rata adjustments for any Share Splits with respect to Common Stock as follows: The adjusted Exchange Cap as the result of a Share Split shall be the number of shares of Common Stock that is equivalent to the product of (i) the Exchange Cap in effect immediately prior to such Share Split multiplied by (ii) a fraction, the numerator of which is the number of shares of Common Stock outstanding after giving effect to such Share Split and the denominator of which is the number of shares of Common Stock outstanding immediately prior to such Share Split.

In the case of a Change of Control as a result of which holders of Common Stock are entitled to receive consideration other than solely shares of Common Stock, including other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for shares of Common Stock (the “Alternative Form Consideration”), a holder of Series C Preferred Stock shall be entitled thereafter to convert (unless, prior to the Change of Control Conversion Date, the Company has provided or provides notice of its election to redeem the Series C Preferred Stock pursuant to the Regular Redemption Right or Special Redemption Right) such Series C Preferred Stock not into Common Stock but solely into the kind and amount of Alternative Form Consideration which the holder of Series C Preferred Stock would have owned or been entitled to receive upon such Change of Control as if such holder of Series C Preferred Stock then held the Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration”; and the Common Stock Conversion Consideration or the Alternative Conversion Consideration, as may be applicable to a Change of Control, shall be referred to herein as the “Conversion Consideration”).

If the holders of Common Stock have the opportunity to elect the form of consideration to be received in such Change of Control, the Conversion Consideration will be deemed to be the kind and amount of consideration actually received by holders of a majority of the Common Stock that voted for such an election (if electing between two types of consideration) or holders of a plurality of the Common Stock that voted for such an election (if electing between more than two types of consideration), as the case may be, and will be subject to any limitations to which all holders of Common Stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control.

The “Change of Control Conversion Date” shall be a Business Day set forth in the notice of Change of Control provided in accordance with Section 8(c) below that is no less than 20 days nor more than 35 days after the date on which the Company provides such notice pursuant to Section 8(c).

As used herein, “Common Stock Price” shall mean (i) if the consideration to be received in the Change of Control by holders of Common Stock is solely cash, the amount of cash consideration per share of Common Stock, (ii) if the consideration to be received in the Change of Control by holders of Common Stock is other than solely cash, the average of the closing price per share of Common Stock on the ten consecutive trading days immediately preceding, but not including, the effective date of such Change of Control, and (iii) if there is not a readily determinable closing price for the common stock, the fair market value of the Alternative Form Consideration received in the Change of Control per share of Common Stock as determined by the Board or a committee thereof.

(b) No fractional shares of Common Stock shall be issued upon the conversion of Series C Preferred Stock. In lieu of fractional shares, holders shall be entitled to receive the cash value of such fractional shares based on the Common Stock Price.

(c) Unless the Company has exercised its Special Redemption Right in whole during the 15 day period following the occurrence of a Change of Control, within 15 days following the occurrence of a Change of Control, a notice of occurrence of the Change of Control, describing the resulting Change of Control Conversion Right, shall be delivered to the holders of record of the shares of Series C Preferred Stock at their addresses as they appear on the Company’s share transfer records and notice shall be provided to the Company’s transfer agent. A failure to give such notice or any defect in the notice or in its mailing shall not affect the validity of the proceedings for the conversion of any share of Series C Preferred Stock except as to the holder to whom notice was defective or not given. Each notice shall state: (i) the events constituting the Change of Control; (ii) the date of the Change of Control; (iii) the last date on which the holders of Series C Preferred Stock may exercise their Change of Control Conversion Right, which shall be the Change of Control Conversion Date; (iv) the method and period for calculating the Common Stock Price; (v) the Change of Control Conversion Date, which shall be a Business Day occurring within 20 to 35 days following the date of the notice; (vi) if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of Series C Preferred Stock; (vii) the name and address of the paying agent and the conversion agent; and (viii) the procedures that the holders of Series C Preferred Stock must follow to exercise the Change of Control Conversion Right.

(d) The Company shall issue a press release for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if such organizations are not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post notice on the Company’s website, in any event prior to the opening of business on the first Business Day following any date on which the Company provides notice pursuant to Section 8(c) above to the holders of Series C Preferred Stock.

(e) In order to exercise the Change of Control Conversion Right, a holder of shares of Series C Preferred Stock shall be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates (if any) evidencing the shares of Series C Preferred Stock to be converted, duly endorsed for transfer, together with a written conversion notice completed, to the Company’s transfer agent. Such notice shall state: (i) the relevant Change of Control Conversion Date; (ii) the number of shares of Series C Preferred Stock to be converted; and (iii) that the shares of Series C Preferred Stock are to be converted pursuant to the applicable provisions of these Articles Supplementary. Notwithstanding the foregoing, if the shares of Series C Preferred Stock are held in global form, such notice shall comply with applicable procedures of The Depository Trust Company (“DTC”).

(f) Holders of Series C Preferred Stock may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to the Company’s transfer agent prior to the close of business on the Business Day prior to the Change of Control Conversion Date. The notice of withdrawal must state: (i) the number of withdrawn shares of Series C Preferred Stock; (ii) if certificated shares of Series C Preferred Stock have been issued, the certificate numbers of the withdrawn shares of Series C Preferred Stock; and (iii) the number of shares of Series C Preferred Stock, if any, which remain subject to the conversion notice. Notwithstanding the foregoing, if the shares of Series C Preferred Stock are held in global form, the notice of withdrawal shall comply with applicable DTC procedures.

(g) Shares of Series C Preferred Stock as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn shall be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date.

(h) The Company shall deliver the applicable Conversion Consideration no later than the third Business Day following the Change of Control Conversion Date.

(i) Notwithstanding anything to the contrary contained herein, no Series C Preferred Stock may be converted into shares of Common Stock to the extent that receipt of such shares of Common Stock would cause the holder of such shares of Common Stock (or any other person) to have actual ownership, Beneficial Ownership or Constructive Ownership (each as defined in Section 9(a) hereof) in excess of the Ownership Limit (as defined in Section 9(a) hereof), the Aggregate Stock Ownership Limit (as defined in Section 9(a) hereof), or such other limit as permitted by the Board or a committee thereof pursuant to Section 9(i) hereof.

Section 9. Restrictions on Ownership and Transfer to Preserve Tax Benefit.

(a) Definitions. For the purposes of these Articles Supplementary, the following terms shall have the following meanings:

“Aggregate Stock Ownership Limit” has the meaning set forth in Article VI of the Charter.

“Beneficial Ownership” shall mean ownership of Series C Preferred Stock by a Person who is or would be treated as an owner of such Series C Preferred Stock either actually or constructively through the application of Section 544 of the Code, as modified by Sections 856(h)(1)(B) and 856(h)(3) of the Code. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

“Capital Stock” has the meaning set forth in Article VI of the Charter.

“Charitable Beneficiary” shall mean one or more beneficiaries of a Trust, as determined pursuant to Section 9(c)(vi) of these Articles Supplementary, each of which shall be an organization described in Sections 170(b)(1)(A), 170(c)(2) and 501(c)(3) of the Code.

“Code” shall mean the Internal Revenue Code of 1986, as amended. All section references to the Code shall include any successor provisions thereof as may be adopted from time to time.

“Constructive Ownership” shall mean ownership of Series C Preferred Stock by a Person who is or would be treated as an owner of such Series C Preferred Stock either actually or constructively through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

“Individual” means an individual, a trust qualified under Section 401(a) or 501(c)(17) of the Code, a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, or a private foundation within the meaning of Section 509(a) of the Code, provided that a trust described in Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code shall be excluded from this definition.

“IRS” means the United States Internal Revenue Service.

“Market Price” shall mean the last reported sales price reported on the NYSE of the Series C Preferred Stock on the Trading Day immediately preceding the relevant date, or if the Series C Preferred Stock is not then traded on the NYSE, the last reported sales price of the Series C Preferred Stock on the Trading Day immediately preceding the relevant date as reported on any exchange or quotation system over which the Series C Preferred Stock may be traded, or if the Series C Preferred Stock is not then traded over any exchange or quotation system, the market price of the Series C Preferred Stock on the relevant date as determined in good faith by the Board of the Company.

“Ownership Limit” shall mean 9.8% (by value or number of shares, whichever is more restrictive) of the outstanding shares of Series C Preferred Stock of the Company. The number and value of shares of outstanding Series C Preferred Stock of the Company shall be determined by the Board in good faith, which determination shall be conclusive for all purposes hereof.

“Person” shall mean an Individual, corporation, partnership, limited liability company, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), association, joint stock company or other entity; but does not include an underwriter acting in a capacity as such in a public offering of shares of Series C Preferred Stock provided that the ownership of such shares of Series C Preferred Stock by such underwriter would not result in the Company being “closely held” within the meaning of Section 856(h) of the Code, or otherwise result in the Company failing to qualify as a REIT.

“Purported Beneficial Transferee” shall mean, with respect to any purported Transfer (or other event) which results in a transfer to a Trust, as provided in Section 9(b)(ii) of these Articles Supplementary, the Purported Record Transferee, unless the Purported Record Transferee would have acquired or owned shares of Series C Preferred Stock for another Person who is the beneficial transferee or beneficial owner of such shares, in which case the Purported Beneficial Transferee shall be such Person.

“Purported Record Transferee” shall mean, with respect to any purported Transfer (or other event) which results in a transfer to a Trust, as provided in Section 9(b)(ii) of these Articles Supplementary, the record holder of the Series C Preferred Stock if such Transfer had been valid under Section 9(b)(i) of these Articles Supplementary.

“REIT” shall mean a real estate investment trust under Sections 856 through 860 of the Code.

“Restriction Termination Date” shall mean the first day after the date hereof on which the Board of the Company determines that it is no longer in the best interests of the Company to attempt to, or continue to, qualify as a REIT.

“Trading Day” means a day during which trading in securities generally occurs on the NYSE or, if the Common Stock is not quoted on the NYSE, then a day during which trading in securities generally occurs on the principal U.S. securities exchange on which the Common Stock is listed or, if the Common Stock is not listed on a U.S. national or regional securities exchange, then on the principal other market on which the Common Stock is then traded or quoted.

“Transfer” shall mean any sale, issuance, transfer, gift, assignment, devise or other disposition of Series C Preferred Stock as well as any other event that causes any Person to Beneficially Own or Constructively Own Series C Preferred Stock, including (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Series C Preferred Stock or (ii) the sale, transfer, assignment or other disposition of any securities (or rights convertible into or exchangeable for Series C Preferred Stock), whether voluntary or involuntary, whether such transfer has occurred of record or beneficially or Beneficially or Constructively (including but not limited to transfers of interests in other entities which result in changes in Beneficial or Constructive Ownership of Series C Preferred Stock), and whether such transfer has occurred by operation of law or otherwise.

“Trust” shall mean each of the trusts provided for in Section 9(c) of these Articles Supplementary.

“Trustee” shall mean any Person unaffiliated with the Company, or a Purported Beneficial Transferee, or a Purported Record Transferee, that is appointed by the Company to serve as trustee of a Trust.

(b) Restriction on Ownership and Transfers.

(i) Prior to the Restriction Termination Date, but subject to Section 9(l):

(A) except as provided in Section 9(i) of these Articles Supplementary, (1) no Person shall Beneficially Own shares of Series C Preferred Stock in excess of the Ownership Limit and (2) no Person shall Beneficially Own shares of Series C Preferred Stock that, taking into account any other Capital Stock Beneficially Owned by such Person, would result in such Person Beneficially Owning Capital Stock in excess of the Aggregate Stock Ownership Limit;

(B) except as provided in Section 9(i) of these Articles Supplementary, (1) no Person shall Constructively Own shares of Series C Preferred Stock in excess of the Ownership Limit and (2) no Person shall Constructively Own shares of Series C Preferred Stock that, taking into account any other Capital Stock Constructively Owned by such Person, would result in such Person Constructively Owning Capital Stock in excess of the Aggregate Stock Ownership Limit;

(C) no Person shall Beneficially Own or Constructively Own Series C Preferred Stock which, taking into account any other Capital Stock of the Company Beneficially or Constructively Owned by such Person, would result in the Company being “closely held” within the meaning of Section 856(h) of the Code, or otherwise failing to qualify as a REIT (including but not limited to Beneficial or Constructive Ownership that would result in the Company owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Company (either directly or indirectly through one or more subsidiaries) from such tenant would cause the Company to fail to satisfy any of the gross income requirements of Section 856(c) of the Code).

(ii) If, prior to the Restriction Termination Date, any Transfer or other event occurs that, if effective, would result in any Person Beneficially or Constructively Owning Series C Preferred Stock in violation of Section 9(b)(i) of these Articles Supplementary, (A) then that number of shares of Series C Preferred Stock that otherwise would cause such Person to violate Section 9(b)(i) of these Articles Supplementary (rounded up to the nearest whole share) shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Section 9(c), effective as of the close of business on the Business Day prior to the date of such Transfer or other event, and such Purported Beneficial Transferee shall thereafter have no rights in such shares or (B) if, for any reason, the transfer to the Trust described in clause (A) of this sentence is not automatically effective as provided therein to prevent any Person from Beneficially or Constructively Owning Series C Preferred Stock in violation of Section 9(b)(i) of these Articles Supplementary, then the Transfer of that number of shares of Series C Preferred Stock that otherwise would cause any Person to violate Section 9(b)(i) shall be void ab initio, and the Purported Beneficial Transferee shall have no rights in such shares.

(iii) Subject to Section 9(l) and prior to the Restriction Termination Date, any Transfer of Series C Preferred Stock that, if effective, would result in the capital stock of the Company being beneficially owned by fewer than 100 Persons (determined without reference to any rules of attribution) shall be void ab initio, and the intended transferee shall acquire no rights in such Series C Preferred Stock.

(c) Transfers of Series C Preferred Stock in Trust.

(i) Upon any purported Transfer or other event described in Section 9(b)(ii) of these Articles Supplementary, such Series C Preferred Stock shall be deemed to have been transferred to the Trustee in his capacity as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in a transfer to the Trust pursuant to Section 9(b)(ii). The Trustee shall be appointed by the Company and shall be a Person unaffiliated with the Company, any Purported Beneficial Transferee or any Purported Record Transferee. Each Charitable Beneficiary shall be designated by the Company as provided in Section 9(c)(vi) of these Articles Supplementary.

(ii) Series C Preferred Stock held by the Trustee shall be issued and outstanding Series C Preferred Stock of the Company. The Purported Beneficial Transferee or Purported Record Transferee shall have no rights in the shares of the Series C Preferred Stock held by the Trustee. The Purported Beneficial Transferee or Purported Record Transferee shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends and shall not possess any rights to vote or other rights attributable to the shares of Series C Preferred Stock held in the Trust.

(iii) The Trustee shall have all voting rights and rights to dividends with respect to Series C Preferred Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or distribution paid to or on behalf of the Purported Record Transferee or Purported Beneficial Transferee prior to the discovery by the Company that shares of Series C Preferred Stock have been transferred to the Trustee shall be paid to the Trustee upon demand, and any dividend or distribution declared but unpaid shall be paid when due to the Trustee with respect to such Series C Preferred Stock. Any dividends or distributions so paid over to the Trustee shall be held in trust for the Charitable Beneficiary. The Purported Record Transferee and Purported Beneficial Transferee shall have no voting rights with respect to the Series C Preferred Stock held in the Trust and, subject to Maryland law, effective as of the date the Series C Preferred Stock has been transferred to the Trustee, the Trustee shall have the authority (at the Trustee’s sole discretion) (A) to rescind as void any vote cast by a Purported Record Transferee with respect to such Series C Preferred Stock prior to the discovery by the Company that the Series C Preferred Stock has been transferred to the Trustee and (B) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Company has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding any other provision of these Articles Supplementary to the contrary, until the Company has received notification that the Series C Preferred Stock has been transferred into a Trust, the Company shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.

(iv) Within 20 days of receiving notice from the Company that shares of Series C Preferred Stock have been transferred to the Trust, the Trustee of the Trust shall sell the shares of Series C Preferred Stock held in the Trust to a Person, designated by the Trustee, whose ownership of the shares of Series C Preferred Stock will not violate the ownership limitations set forth in Section 9(b)(i). Upon such sale, the interest of the Charitable Beneficiary in the shares of Series C Preferred Stock sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Purported Record Transferee and to the Charitable Beneficiary as provided in this Section 9(c)(iv). The Purported Record Transferee shall receive the lesser of (A) the price paid by the Purported Record Transferee for the shares of Series C Preferred Stock in the transaction that resulted in such transfer to the Trust (or, if the event which resulted in the transfer to the Trust did not involve a purchase of such shares of Series C Preferred Stock at Market Price, the Market Price of such shares of Series C Preferred Stock on the day of the event which resulted in the transfer of such shares of Series C Preferred Stock to the Trust) and (B) the price per share received by the Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares of Series C Preferred Stock held in the Trust. The Trustee may reduce the amount payable to the Purported Record Transferee by the amount of dividends and distributions which have been paid to the Purported Record Transferee and are owed by the Purported Record Transferee to the Trustee pursuant to Section 9(c)(iii). Any net sales proceeds in excess of the amount payable to the Purported Record Transferee shall be immediately paid to the Charitable Beneficiary together with any dividends or other distributions thereon. If, prior to the discovery by the Company that shares of such Series C Preferred Stock have been transferred to the Trustee, such shares of Series C Preferred Stock are sold by a Purported Record Transferee then (1) such shares of Series C Preferred Stock shall be deemed to have been sold on behalf of the Trust and (2) to the extent that the Purported Record Transferee received an amount for such shares of Series C Preferred Stock that exceeds the amount that such Purported Record Transferee was entitled to receive pursuant to this Section 9(c)(iv), such excess shall be paid to the Trustee upon demand.

(v) Series C Preferred Stock transferred to the Trustee shall be deemed to have been offered for sale to the Company, or its designee, at a price per share equal to the lesser of (A) the price paid by the Purported Record Transferee for the shares of Series C Preferred Stock in the transaction that resulted in such transfer to the Trust (or, if the event which resulted in the transfer to the Trust did not involve a purchase of such shares of Series C Preferred Stock at Market Price, the Market Price of such shares of Series C Preferred Stock on the day of the event which resulted in the transfer of such shares of Series C Preferred Stock to the Trust) and (B) the Market Price on the date the Company, or its designee, accepts such offer. The Company may reduce the amount payable to the Purported Record Transferee by the amount of dividends and distributions which have been paid to the Purported Record Transferee and are owed by the Purported Record Transferee to the Trustee pursuant to Section 9(c)(iii). The Company shall have the right to accept such offer until the Trustee has sold the shares of Series C Preferred Stock held in the Trust pursuant to Section 9(c)(iv). Upon such a sale to the Company, the interest of the Charitable Beneficiary in the shares of Series C Preferred Stock sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Purported Record Transferee and any dividends or other distributions held by the Trustee with respect to such Series C Preferred Stock shall thereupon be paid to the Charitable Beneficiary.

(vi) By written notice to the Trustee, the Company shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust such that the Series C Preferred Stock held in the Trust would not violate the restrictions set forth in Section 9(b)(i) in the hands of such Charitable Beneficiary.

(d) Remedies For Breach. If the Board or a committee thereof or other designees if permitted by the MGCL shall at any time determine in good faith that a Transfer or other event has taken place in violation of Section 9(b) of these Articles Supplementary or that a Person intends to acquire, has attempted to acquire or may acquire beneficial ownership (determined without reference to any rules of attribution), Beneficial Ownership or Constructive Ownership of any shares of Series C Preferred Stock of the Company in violation of Section 9(b) of these Articles Supplementary, the Board or a committee thereof or other designees if permitted by the MGCL shall take such action as it deems advisable to refuse to give effect or to prevent such Transfer, including, but not limited to, causing the Company to redeem shares of Series C Preferred Stock, refusing to give effect to such Transfer on the books of the Company or instituting proceedings to enjoin such Transfer; provided, however, that any Transfers (or, in the case of events other than a Transfer, ownership or Constructive Ownership or Beneficial Ownership) in violation of Section 9(b)(i) of these Articles Supplementary, shall automatically result in the transfer to a Trust as described in Section 9(b)(ii) and any Transfer in violation of Section 9(b)(iii) shall automatically be void ab initio irrespective of any action (or non-action) by the Board.

(e) Notice of Restricted Transfer. Any Person who acquires or attempts to acquire shares of Series C Preferred Stock in violation of Section 9(b) of these Articles Supplementary, or any Person who is a Purported Beneficial Transferee such that an automatic transfer to a Trust results under Section 9(b)(ii) of these Articles Supplementary, shall immediately give written notice to the Company of such event and shall provide to the Company such other information as the Company may request in order to determine the effect, if any, of such Transfer or attempted Transfer on the Company’s status as a REIT.

(f) Owners Required To Provide Information. Prior to the Restriction Termination Date each Person who is a beneficial owner or Beneficial Owner or Constructive Owner of Series C Preferred Stock and each Person (including the stockholder of record) who is holding Series C Preferred Stock for a beneficial owner or Beneficial Owner or Constructive Owner shall provide to the Company such information that the Company may request, in good faith, in order to determine the Company’s status as a REIT.

(g) Remedies Not Limited. Nothing contained in these Articles Supplementary (but subject to Section 9(l) of these Articles Supplementary) shall limit the authority of the Board to take such other action as it deems necessary or advisable to protect the Company and the interests of its stockholders by preservation of the Company’s status as a REIT.

(h) Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Section 9 of these Articles Supplementary, including any definition contained in Section 9(a), the Board shall have the power to determine the application of the provisions of this Section 9 with respect to any situation based on the facts known to it (subject, however, to the provisions of Section 9(l) of these Articles Supplementary). In the event Section 9 requires an action by the Board and these Articles Supplementary fail to provide specific guidance with respect to such action, the Board shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Section 9. Absent a decision to the contrary by the Board (which the Board may make in its sole and absolute discretion), if a Person would have (but for the remedies set forth in Section 9(b)) acquired Beneficial or Constructive Ownership of Series C Preferred Stock in violation of Section 9(b)(i), such remedies (as applicable) shall apply first to the shares of Series C Preferred Stock which, but for such remedies, would have been actually owned by such Person, and second to shares of Series C Preferred Stock, which, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such shares of Series C Preferred Stock based upon the relative number of the shares of Series C Preferred Stock held by each such Person.

(i) Exceptions.

(i) Subject to Section 9(b)(i)(C), the Board, in its sole discretion, may exempt (prospectively or retroactively) a Person from the limitation on a Person Beneficially Owning shares of Series C Preferred Stock in violation of Section 9(b)(i)(A) if the Board determines that such exemption will not cause any Individual’s Beneficial Ownership of shares of Capital Stock to violate the Aggregate Stock Ownership Limit and that such exemption will not cause the Company to fail to qualify as a REIT under the Code.

(ii) Subject to Section 9(b)(i)(C), the Board in its sole discretion, may exempt (prospectively or retroactively) a Person from the limitation on a Person Constructively Owning shares of Series C Preferred Stock in violation of Section 9(b)(i)(B), if the Board determines that such ownership would not cause the Company to fail to qualify as a REIT under the Code.

(iii) In granting a Person an exemption under Section 9(i)(i) or (ii) above, the Board may require such Person to make certain representations or undertakings or to agree that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Section 9(b) of these Articles Supplementary) will result in such Series C Preferred Stock being transferred to a Trust in accordance with Section 9(b)(ii) of these Articles Supplementary. In granting any exception pursuant to Section 9(i)(i) or (ii) of these Articles Supplementary, the Board may require a ruling from the IRS, or an opinion of counsel, in either case in form and substance satisfactory to the Board in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Company’s status as a REIT.

(j) Legends. Each certificate for Series C Preferred Stock shall bear substantially the following legends in addition to any legends required to comply with federal and state securities laws:

Classes	of Stock

“THE COMPANY IS AUTHORIZED TO ISSUE CAPITAL STOCK OF MORE THAN ONE CLASS, CONSISTING OF COMMON STOCK AND ONE OR MORE CLASSES OF PREFERRED STOCK. THE BOARD OF DIRECTORS IS AUTHORIZED TO DETERMINE THE PREFERENCES, LIMITATIONS AND RELATIVE RIGHTS OF ANY CLASS OF THE PREFERRED STOCK BEFORE THE ISSUANCE OF SHARES OF SUCH CLASS OF PREFERRED STOCK. THE COMPANY WILL FURNISH, WITHOUT CHARGE, TO ANY STOCKHOLDER MAKING A WRITTEN REQUEST THEREFOR, A COPY OF THE COMPANY’S CHARTER AND A WRITTEN STATEMENT OF THE DESIGNATIONS, RELATIVE RIGHTS, PREFERENCES, CONVERSION OR OTHER RIGHTS, VOTING POWERS, RESTRICTIONS, LIMITATIONS AS TO DIVIDENDS AND OTHER DISTRIBUTIONS, QUALIFICATIONS AND TERMS AND CONDITIONS OF REDEMPTION OF THE STOCK OF EACH CLASS WHICH THE COMPANY HAS THE AUTHORITY TO ISSUE AND, IF THE COMPANY IS AUTHORIZED TO ISSUE ANY PREFERRED OR SPECIAL CLASS IN SERIES, (i) THE DIFFERENCES IN THE RELATIVE RIGHTS AND PREFERENCES BETWEEN THE SHARES OF EACH SERIES TO THE EXTENT SET, AND (ii) THE AUTHORITY OF THE BOARD OF DIRECTORS TO SET SUCH RIGHTS AND PREFERENCES OF SUBSEQUENT SERIES. REQUESTS FOR SUCH WRITTEN STATEMENT MAY BE DIRECTED TO THE SECRETARY OF THE COMPANY AT ITS PRINCIPAL OFFICE.”

Restriction	on Ownership and Transfer

“THE SHARES OF THE COMPANY’S 6.625% SERIES C CUMULATIVE REDEEMABLE PREFERRED STOCK (“SERIES C PREFERRED STOCK”) REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON BENEFICIAL AND CONSTRUCTIVE OWNERSHIP AND TRANSFER FOR THE PURPOSE OF THE COMPANY’S MAINTENANCE OF ITS STATUS AS A REAL ESTATE INVESTMENT TRUST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”). SUBJECT TO CERTAIN FURTHER RESTRICTIONS AND EXCEPT AS EXPRESSLY PROVIDED IN THE ARTICLES SUPPLEMENTARY FOR THE SERIES C PREFERRED STOCK, (i) NO PERSON MAY BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES OF SERIES C PREFERRED STOCK IN EXCESS OF 9.8% (BY VALUE OR BY NUMBER OF SHARES, WHICHEVER IS MORE RESTRICTIVE) OF THE OUTSTANDING SERIES C PREFERRED STOCK OF THE COMPANY; (ii) NO PERSON MAY BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES OF SERIES C PREFERRED STOCK THAT, TAKING INTO ACCOUNT ANY OTHER CAPITAL STOCK OF THE COMPANY BENEFICIALLY OR CONSTRUCTIVELY OWNED BY SUCH PERSON, WOULD RESULT IN SUCH PERSON BENEFICIALLY OR CONSTRUCTIVELY OWNING CAPITAL STOCK WITH A VALUE IN EXCESS OF 9.8% OF THE VALUE OF THE COMPANY’S OUTSTANDING CAPITAL STOCK; (iii) NO PERSON MAY BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES OF SERIES C PREFERRED STOCK THAT, TAKING INTO ACCOUNT ANY OTHER CAPITAL STOCK OF THE COMPANY BENEFICIALLY OR CONSTRUCTIVELY OWNED BY SUCH PERSON, WOULD RESULT IN THE COMPANY BEING “CLOSELY HELD” UNDER SECTION 856(h) OF THE CODE OR OTHERWISE CAUSE THE COMPANY TO FAIL TO QUALIFY AS A REIT; AND (iv) ANY TRANSFER OF SHARES OF SERIES C PREFERRED STOCK THAT, IF EFFECTIVE, WOULD RESULT IN THE CAPITAL STOCK OF THE COMPANY BEING BENEFICIALLY OWNED BY FEWER THAN 100 PERSONS WILL BE VOID AB INITIO AND THE INTENDED TRANSFEREE WILL ACQUIRE NO RIGHTS IN SUCH SHARES OF SERIES C PREFERRED STOCK. ANY PERSON WHO BENEFICIALLY OR CONSTRUCTIVELY OWNS OR ATTEMPTS TO BENEFICIALLY OR CONSTRUCTIVELY OWN SERIES C PREFERRED STOCK WHICH CAUSES OR WILL CAUSE A PERSON TO BENEFICIALLY OR

CONSTRUCTIVELY OWN SERIES C PREFERRED STOCK IN EXCESS OF THE ABOVE LIMITATIONS MUST IMMEDIATELY NOTIFY THE COMPANY. IF ANY OF THE RESTRICTIONS ON TRANSFER OR OWNERSHIP IN (i) THROUGH (iii) ABOVE ARE VIOLATED, THE SERIES C PREFERRED STOCK REPRESENTED HEREBY IN EXCESS OF SUCH RESTRICTIONS WILL BE AUTOMATICALLY TRANSFERRED TO THE TRUSTEE OF A TRUST FOR THE BENEFIT OF ONE OR MORE CHARITABLE BENEFICIARIES. IN ADDITION, THE COMPANY MAY REDEEM SHARES UPON THE TERMS AND CONDITIONS SPECIFIED BY THE BOARD OF DIRECTORS IN ITS SOLE DISCRETION IF THE BOARD OF DIRECTORS DETERMINES THAT OWNERSHIP OR A TRANSFER OR OTHER EVENT MAY VIOLATE THE RESTRICTIONS DESCRIBED ABOVE. FURTHERMORE, UPON THE OCCURRENCE OF CERTAIN EVENTS, ATTEMPTED TRANSFERS IN VIOLATION OF THE RESTRICTIONS DESCRIBED ABOVE MAY BE VOID AB INITIO. ALL TERMS IN THIS LEGEND WHICH ARE DEFINED IN THE ARTICLES SUPPLEMENTARY FOR THE SERIES C PREFERRED STOCK SHALL HAVE THE MEANINGS ASCRIBED TO THEM IN SUCH ARTICLES SUPPLEMENTARY, AS THE SAME MAY BE AMENDED FROM TIME TO TIME, A COPY OF WHICH, INCLUDING THE RESTRICTIONS ON TRANSFER AND OWNERSHIP, WILL BE FURNISHED TO EACH HOLDER OF SERIES C PREFERRED STOCK ON REQUEST AND WITHOUT CHARGE. REQUESTS FOR SUCH A COPY MAY BE DIRECTED TO THE SECRETARY OF THE COMPANY AT ITS PRINCIPAL OFFICE.”

(k) Severability. If any provision of this Section 9 or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

(l) NYSE. Nothing in this Section 9 shall preclude the settlement of any transaction entered into through the facilities of the NYSE. The shares of Series C Preferred Stock that are the subject of such transaction shall continue to be subject to the provisions of this Section 9 after such settlement.

(m) Applicability of Section 9. The provisions set forth in this Section 9 shall apply to the Series C Preferred Stock notwithstanding any contrary provisions of the Series C Preferred Stock provided for elsewhere in these Articles Supplementary.

Section 10. No Conversion Rights. The shares of Series C Preferred Stock shall not be convertible into or exchangeable for any other property or securities of the Company or any other entity, except as otherwise provided herein.

Section 11. Record Holders. The Company and the transfer agent for the Series C Preferred Stock may deem and treat the record holder of any Series C Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Company nor the transfer agent shall be affected by any notice to the contrary.

Section 12. Severability of Provisions. If any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series C Preferred Stock set forth in the Charter and these Articles Supplementary are invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of Series C Preferred Stock set forth in the Charter which can be given effect without the invalid, unlawful or unenforceable provision thereof shall, nevertheless, remain in full force and effect and no preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series C Preferred Stock herein set forth shall be deemed dependent upon any other provision thereof unless so expressed therein.

FOURTH: The Series C Preferred Stock have been classified and designated by the Board pursuant to the powers of the Board as contained in the Charter. These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.

FIFTH: These Articles Supplementary shall be effective upon the occurrence of the “Company Merger Effective Time” as defined in that certain Agreement and Plan of Merger by and among Digital Realty Trust, Inc., Digital Realty Trust, L.P., Penguins REIT Sub, LLC, Penguins OP Sub 2, LLC, Penguins OP Sub, LLC, [Capitals], Inc. and [Capitals], L.P., dated as of June [●], 2017.

SIXTH: The undersigned officer acknowledges these Articles Supplementary to be the corporate act of the Company and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Company has caused these Articles Supplementary to be executed in its name and on its behalf by its Chief Executive Officer as of the date first written above.

DIGITAL REALTY TRUST, INC.

By:
Name:	A. William Stein
Title:	Chief Executive Officer

ATTEST:

DIGITAL REALTY TRUST, INC.

By:
Name:	Joshua A. Mills
Title:	Senior Vice President, General Counsel and Secretary

Annex C

Terms of New Tax Protection Agreement

The following is a summary of (i) the process for addressing the parties’ obligations under the 2007 Tax Protection Agreement and (ii) the terms to be included in the New Tax Protection Agreement, which will replace the 2007 Tax Protection Agreement with respect to the parties entering into the New Tax Protection Agreement. The Limited Partners of the Company Operating Partnership agreeing to such amendment at signing are referred to as “Protected Partners” below.

1. Quill Loan and/or New Loan:

•	[Penguins] and [Capitals] will use commercially reasonable efforts to cooperate to obtain Keybank’s consent for [Penguins] to assume and otherwise waive acceleration of the existing loan (the “Quill Loan”) from Keybank to [Quill Equity LLC] in connection with the transaction or, at [Penguins]’ option, obtain a new nonrecourse mortgage loan in an amount equal to at least $104,000,000 (subject to reduction in the event any current guarantors decide not to enter into a new guarantee), with a term of five (5) years on a [Capitals] and/or [Penguins] asset with a value, as determined in good faith by Penguins, at least equal to 150% of amount of the loan (the “New Loan”).

•	In the event [Penguins] elects to assume the Quill Loan, [Penguins] will obtain a New Loan with a term that does not end before the End Date (as defined below) on or before the maturity date of the Quill Loan and will provide the Protected Partners the opportunity to enter into a guarantee of the New Loan on the “vertical slice” basis described below.

2. Allocation of Liabilities and Guarantee Opportunity:

•	The Protected Partners will agree to enter into a “vertical slice” guarantee with respect to the Quill Loan and/or New Loan, as applicable, or at their option waive their rights to guarantee and indemnification under the 2007 Tax Protection Agreement. As used herein, the term “vertical slice” guarantee means a guarantee structured so that it is limited to a maximum amount (or percentage) of the applicable loan but that qualifies for the exception from treatment as a “bottom dollar payment obligation” set forth in Treas. Reg. 1.752-2T(a)(3)(ii)(C)(2). Except as necessary to meet the requirement of the preceding sentence, the vertical slice guarantee shall be in the form of the guarantees currently in place with respect to the Quill Loan, provided that the form of the guarantee shall be subject to comment by, and must be satisfactory to, the applicable lenders. The Protected Partners who agree to enter into a vertical slice guarantee will agree that the arrangement has not resulted in a breach of the 2007 Tax Protection Agreement, that the vertical slice guarantee satisfies the obligations of [Penguins] under the New Tax Protection Agreement and that [Penguins] is entitled to the benefit of a presumption similar to the presumption set forth in Section 3.7 of the 2007 Tax Protection Agreement.

•	The definition of Minimum Liability Amount will be revised to equal $104,000,000 (subject to reduction in the event any current guarantors decide not to enter into a new guarantee), allocated among the Protected Partners in the same amount as they currently guarantee the Quill Loan.

•	The term Qualifying Indebtedness will be revised to include debt that is recourse to or guaranteed by the Partnership, [Penguins] or [Capitals OP] where the Protected Partner agrees to indemnify or hold harmless [Penguins] for any payment it needs to make under such guarantee. The definition will otherwise remain generally consistent with the existing definition.

•	[Penguins] will agree not to repay the New Loan prior to March 1, 2023 (the “End Date”) unless it provides the Protected Partners with the opportunity to guarantee replacement Qualifying Indebtedness that matures no earlier than the End Date.

•	Any obligations under the New Tax Protection Agreement will terminate upon, and [Penguins] will have no obligation to provide any guarantee or similar opportunity (including a DRO) to the Protected Partners following the End Date.

•	Section 3.5 (addressing limitations on additional guarantees) will be revised to provide that the Partnership, [Penguins] or the [Capitals OP] may guarantee the New Loan, and in such case, the Protected Partners will agree to indemnify and hold harmless [Penguins] for any payment it needs to make under the guarantee (with the language implementing such undertaking to be similar to Section 15 of the current guarantees with respect to the Quill Loan, with such modifications thereto as [Penguins] determines in good faith, after consultation with its tax advisers, are necessary or appropriate to help insure that the guarantee arrangement will be respected for tax purposes).

•	Section 3.9 (addressing additional guarantee and DRO opportunities) will be deleted.

•	The other provisions of Article 3 (e.g., process, deficit restoration obligation and presumptions) will generally remain consistent with the 2007 Tax Protection Agreement.

3. Remedies for Breach: In the event of a breach of the New Tax Protection Agreement, the damages will generally be calculated in the manner set forth in the 2007 Tax Protection Agreement.

4. 704(c) method: [Penguins] agrees to use the “traditional method” under Section 704(c), consistent with Section 5.1 of the 2007 Tax Protection Agreement.

5. Allocations of Liabilities (Article 6).

•	Section 6.1 (regarding allocation methods to be followed) will be revised to take into account the changes being made to the agreement.

•	Section 6.2 (regarding exceptions to using the required allocation method) will be revised to clarify that, in the event [Penguins] determines that it is not more likely than not that a relevant allocation will be respected, subject to receiving an opinion of a tax advisor as described in such section, [Penguins] will have no obligation to make the applicable allocations and shall have no obligation to pay any damages to the Protected Partners.

•	Section 6.3 (which generally provides that the parties will cooperate to develop an alternative allocation method in the event the intended allocation method is no longer supportable, as described in Section 6.2) will be revised to clarify that any revised arrangements will be determined by [Penguins] in its sole discretion, and that, in the event [Penguins] concludes in good faith it is not reasonably able to protect the federal income tax positions of the Protected Partners in the manner contemplated by the New Tax Protection Agreement, [Penguins] will have no obligation to indemnify the Protected Partners. For the avoidance of doubt, in the event the intended allocation method is no longer supportable, in determining whether [Penguins] is reasonably able to protect the federal income tax positions of the Protected Partners in a manner contemplated by the New Tax Protection Agreement, [Penguins] shall not be required to structure or restructure its activities or assets or incur any new debt or other obligation if such action would be adverse to [Penguins] or its affiliates and/or require [Penguins] or any of its affiliates to incur any non-de minimis cost, in each case, as determined by [Penguins] in its sole discretion.

6. Tax Proceedings: [Penguins] and each of the Protected Partners, as applicable, will provide notice to the Protected Partners or [Penguins], as applicable, regarding tax proceedings related to the guarantees, allocations or other matters addressed in the New Tax Protection Agreement. [Penguins] will agree to provide ongoing tax reporting information. [Penguins] will control tax proceedings.

7. Successors: The New Tax Protection Agreement will include provisions substantially similar to those in the 2007 Tax Protection Agreement.

8. No Further Obligations: The New Tax Protection Agreement will include a provision to the effect that the Protected Partners agree that, with respect to the Protected Partners, the New Tax Protection Agreement supersedes the existing agreement in its entirety and terminates the 2007 Tax Protection Agreement, and all prior breaches of the 2007 Tax Protection Agreement with respect to the Protected Partners, if any, are released effective as of the effective date of the New Tax Protection Agreement. It will further provide that, provided [Penguins] has complied with the terms of the New Tax Protection Agreement, [Penguins] will have no obligation to pay any damages in the event the Internal Revenue Service or any other tax authority challenges the allocation of liabilities to the Protected Partners. All obligations of [Penguins] under the New Tax Protection Agreement will terminate on the End Date.

9. Misc.: Deletion of several provisions of the 2007 Tax Protection Agreement, including Article 2 (sale protection), Section 3.9 (regarding additional guarantee and DRO opportunities), Section 7.2 (control of tax proceedings), among others and related definitions.

10. Process for Offering Other Limited Partners the Opportunity to Enter into the New Tax Protection Agreement and/or Enter Into Vertical Slice Guarantees.

•	[Penguins] and [Capitals] shall cooperate in good faith to obtain the agreement of all current parties to the 2007 Tax Protection Agreement to enter into the New Tax Protection Agreement. Consistent with the foregoing, [Penguins] and [Capitals] shall prepare a written communication to all such partners, to be mutually approved by [Penguins] and [Capitals], each in their reasonable discretion, to be mailed not later than [30 days] following the execution of the Merger Agreement, explaining the opportunity and encouraging the recipients to enter into the New Tax Protection Agreement.

•	[Penguins] and [Capitals] also shall cooperate in good faith to offer to all holders of Company Partnership Units who have executed guarantees with respect to the Quill Loan to enter into a vertical slice guarantee with respect to the Quill Loan or the New Loan, as applicable. Consistent with the foregoing, [Penguins] and [Capitals] shall prepare a written communication to all such partners, to be mutually approved by [Penguins] and [Capitals], each in their reasonable discretion, to be mailed not later than [60 days] prior to the expected date for the closing of the Mergers, explaining the opportunity and encouraging the recipients to enter into the vertical slice guarantee.

•	It also shall not be a condition to any holder’s opportunity to enter into a vertical slice guarantee with respect to the Quill Loan or the New Loan, as applicable, that such holder agree to enter into the New Tax Protection Agreement, but such holder shall be required, in connection with entering into such vertical slice guarantee, to agree that such guarantee satisfies the obligations of [Penguins] under the 2007 Tax Protection Agreement with respect to such loan.

Annex D

June 8, 2017

The Board of Directors

Digital Realty Trust, Inc.

Four Embarcadero Center, Suite 3200

San Francisco, California 94111

Members of the Board of Directors:

We understand that Digital Realty Trust, Inc., a Maryland corporation (“DLR”), proposes to enter into an Agreement and Plan of Merger, dated as of June 8, 2017 (the “Agreement”), among DLR, Penguins REIT Sub, LLC, a Maryland limited liability company and wholly owned subsidiary of DLR (“Merger Sub”), Digital Realty Trust, L.P., a Maryland limited partnership and subsidiary of DLR (“DLR OP”), Penguins OP Sub 2, LLC, a Maryland limited liability company and wholly owned subsidiary of DLR OP (“Merger Sub GP”), Penguins OP Sub, LLC, a Maryland limited liability company and subsidiary of DLR OP and Merger Sub GP (“OP Merger Sub”), Dupont Fabros Technology, Inc., a Maryland corporation (“Dupont”), and Dupont Fabros Technology, L.P., a Maryland limited partnership and subsidiary of Dupont (“Dupont OP”), pursuant to which, among other things, Dupont will merge with and into Merger Sub (the “Merger”) and each outstanding share of the common stock, par value $0.001 per share, of Dupont (“Dupont Common Stock”) will be converted into the right to receive 0.545 of a share (the “Exchange Ratio”) of the common stock, par value $0.01 per share, of DLR (“DLR Common Stock”). The terms and conditions of the Merger are more fully set forth in the Agreement.

We also understand that (i) prior to the Merger, OP Merger Sub will merge with and into Dupont OP, with Dupont OP continuing as the surviving entity (the “Partnership Merger”), and (ii) in connection with the Merger, each outstanding share of 6.625% Series C Cumulative Redeemable Perpetual Preferred Stock, $0.001 par value per share, of Dupont (“Dupont Preferred Stock”) will be converted into the right to receive one share of newly established DLR preferred stock having substantially similar rights, privileges and preferences as Dupont Preferred Stock (such transactions described in clauses (i) and (ii) above and the other transactions contemplated by the Agreement (other than the Merger), collectively, the “Related Transactions”).

You have requested our opinion as to the fairness, from a financial point of view, to DLR of the Exchange Ratio provided for in the Merger.

In connection with this opinion, we have, among other things:

(1)	reviewed certain publicly available business and financial information relating to Dupont and DLR;

(2)	reviewed certain internal financial and operating information with respect to the business, operations and prospects of Dupont furnished to or discussed with us by the management of Dupont, including certain financial forecasts relating to Dupont prepared by the management of Dupont (such forecasts, the “Dupont Forecasts”);

(3)	reviewed certain financial forecasts relating to Dupont prepared by the management of DLR based in part upon the Dupont Forecasts (the “DLR-Dupont Forecasts”) and discussed with the management of DLR its assessments as to the relative likelihood of achieving the future financial results reflected in the Dupont Forecasts and the DLR-Dupont Forecasts;

The Board of Directors

Digital Realty Trust, Inc.

(4)	reviewed certain internal financial and operating information with respect to the business, operations and prospects of DLR furnished to or discussed with us by the management of DLR, including certain financial forecasts relating to DLR and certain estimates as to the net asset values of the data center properties owned by DLR, in each case prepared by the management of DLR (such forecasts, the “DLR Forecasts”, and such net asset value estimates, the “DLR NAV Estimates”);

(5)	reviewed certain estimates prepared by the management of DLR as to the amount and timing of cost savings anticipated by the management of DLR to result from the Merger (collectively, the “Cost Savings”) and as to the net asset values of the data center properties owned by Dupont (such estimates, the “Dupont NAV Estimates”);

(6)	discussed the past and current business, operations, financial condition and prospects of Dupont with members of senior managements of Dupont and DLR, and discussed the past and current business, operations, financial condition and prospects of DLR with members of senior management of DLR;

(7)	reviewed the potential pro forma financial impact of the Merger on the future financial performance of DLR, including the potential effect on DLR’s estimated funds from operations and adjusted funds from operations;

(8)	reviewed the trading histories for Dupont Common Stock and DLR Common Stock and a comparison of such trading histories with each other and with the trading histories of other companies we deemed relevant;

(9)	compared certain financial and stock market information of Dupont and DLR with similar information of other companies we deemed relevant;

(10)	reviewed the relative financial contributions of Dupont and DLR to the future financial performance of the combined company on a pro forma basis;

(11)	reviewed a draft, dated June 7, 2017, of the Agreement (the “Draft Agreement”); and

(12)	performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the managements of DLR and Dupont that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Dupont Forecasts, we have been advised by Dupont, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Dupont as to the future financial performance of Dupont. With respect to the DLR- Dupont Forecasts, the DLR Forecasts, the Dupont NAV Estimates, the DLR NAV Estimates and the Cost Savings, we have assumed, at the direction of DLR, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of DLR as to the future financial performance of Dupont, DLR, the values of the data center properties owned by Dupont and DLR, respectively, and the other matters covered thereby and, based on the assessments of the management of DLR as to the relative likelihood of achieving the future financial results reflected in the Dupont Forecasts and the DLR- Dupont Forecasts, we have relied, at the direction of DLR, on the DLR- Dupont Forecasts for purposes of our opinion. We have further relied, at the direction of DLR, on the assessments of the management of DLR as to DLR’s ability to achieve the Cost Savings and have been advised by DLR, and have assumed, that the Cost Savings will be realized in the amounts and at the times projected.

The Board of Directors

Digital Realty Trust, Inc.

We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Dupont or DLR, nor have we made any physical inspection of the properties or assets of Dupont or DLR. We have not evaluated the solvency or fair value of Dupont or DLR under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed, at the direction of DLR, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would be material to our analysis or opinion. We also have assumed, at the direction of DLR, that, for U.S. federal income tax purposes, the Partnership Merger will qualify as and constitute a tax-free “assets-over” form of merger governed by Treasury Regulations Section 1.708-1(c)(3)(i) and the Merger will qualify as a tax-free reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). We have been advised by DLR and Dupont, and we have assumed, at the direction of DLR, that each of DLR and Dupont has operated in conformity with the requirements for qualification as a real estate investment trust (“REIT”) for U.S. federal income tax purposes since it first qualified as a REIT and further have assumed, at the direction of DLR, that the Merger and the Related Transactions will not adversely affect such REIT status or operations of the single combined entity resulting from the Merger for U.S. federal income tax purposes. We also have assumed, at the direction of DLR, that the final executed Agreement will not differ in any material respect from the Draft Agreement reviewed by us.

We express no view or opinion as to any terms or other aspects of the Related Transactions or any terms or other aspects of the Merger (other than the Exchange Ratio to the extent expressly specified herein), including, without limitation, the form or structure of the Merger, the form or structure, or financial or other terms, of any Related Transactions, aspects or implications of any voting agreement or any governance or other arrangements, agreements or understandings entered into in connection with or related to the Merger, the Related Transactions or otherwise. Our opinion is limited to the fairness, from a financial point of view, to DLR of the Exchange Ratio and no opinion or view is expressed with respect to any consideration received in connection with the Merger by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Merger, or class of such persons, relative to the Exchange Ratio. Furthermore, no opinion or view is expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to DLR or in which DLR might engage or as to the underlying business decision of DLR to proceed with or effect the Merger. We are not expressing any opinion as to what the value of DLR Common Stock actually will be when issued or the prices at which DLR Common Stock or Dupont Common Stock will trade at any time, including following announcement or consummation of the Merger. In addition, we express no opinion or recommendation as to how any stockholder should vote or act in connection with the Merger or any related matter.

We have acted as financial advisor to DLR in connection with the Merger and will receive a fee for our services, a portion of which is payable upon the rendering of this opinion and a significant portion of which is contingent upon consummation of the Merger. We and certain of our affiliates will participate in the financing contemplated to be undertaken by DLR in connection with and/or as a result of the Merger, for which services we and our affiliates will receive significant compensation, including acting as joint lead arranger for, and as a lender under, an anticipated bridge loan facility to refinance indebtedness in connection with the Merger and permanent financing contemplated to be obtained by DLR. In addition, DLR has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

The Board of Directors

Digital Realty Trust, Inc.

We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of DLR, Dupont and certain of their respective affiliates.

We and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to DLR and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as financial advisor to DLR in connection with certain acquisition transactions; (ii) having acted or acting as co-lead arranger and bookrunner for, and as a lender (including letter of credit lender) under, certain credit facilities of DLR and/or certain of its affiliates; (iii) having acted or acting as manager or underwriter for various debt and equity offerings of DLR and/or certain of its affiliates and as an agent under DLR’s “at-the-market” equity distribution program; (iv) having provided or providing certain derivatives and foreign exchange trading services to DLR; and (v) having provided or providing certain treasury and trade management services and products to DLR.

It is understood that this letter is for the benefit and use of the Board of Directors of DLR (in its capacity as such) in connection with and for purposes of its evaluation of the Merger.

Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by a fairness opinion review committee of Merrill Lynch, Pierce, Fenner & Smith Incorporated.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Exchange Ratio provided for in the Merger is fair, from a financial point of view, to DLR.

Very truly yours,

/s/	Merrill Lynch, Pierce, Fenner & Smith Incorporated

MERRILL LYNCH, PIERCE, FENNER & SMITH

INCORPORATED

Annex E

June 8, 2017

The Board of Directors

Digital Realty Trust, Inc.

Four Embarcadero Center, Suite, 3200

San Francisco, CA 94111

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to Digital Realty Trust, Inc., a Maryland corporation (“DLR”), of the Exchange Ratio (defined below) set forth in an Agreement and Plan of Merger (the “Merger Agreement”) proposed to be entered into by and among DLR, Penguins REIT Sub, LLC, a Maryland limited liability company and wholly owned subsidiary of DLR (“Merger Sub”), Digital Realty Trust, L.P., a Maryland limited partnership and subsidiary of DLR (“DLR OP”), Penguins OP Sub 2, LLC, a Maryland limited liability company and wholly owned subsidiary of DLR OP (“Merger Sub GP”), Penguins OP Sub, LLC, a Maryland limited liability company and subsidiary of DLR OP and Merger Sub GP (“OP Merger Sub”), Dupont Fabros Technology, Inc., a Maryland corporation (“Dupont”), and Dupont Fabros Technology, L.P., a Maryland limited partnership and subsidiary of Dupont (“Dupont OP”). As more fully described in the Merger Agreement, (i) OP Merger Sub will merge with and into Dupont OP, with Dupont OP continuing as the surviving entity (the “Partnership Merger”) and (ii) Dupont will merge with and into Merger Sub, with Merger Sub continuing as the surviving entity (the “Merger” and together with the Partnership Merger, the “Transaction”) and each issued and outstanding share of the common stock, par value $0.001 per share, of Dupont (“Dupont Common Stock”) will be converted into the right to receive 0.545 of a share (the “Exchange Ratio”) of common stock, par value $0.01 per share, of DLR (“DLR Common Stock”).

In arriving at our opinion, we reviewed a draft, provided to us on June 7, 2017, of the Merger Agreement, held discussions with certain senior officers and other representatives and advisors of DLR and Dupont concerning the businesses, operations and prospects of Dupont and held discussions with certain senior officers, directors and other representatives and advisors of DLR concerning the businesses, operations and prospects of DLR. We examined certain publicly available business and financial information and data relating to Dupont as well as certain financial forecasts and other information and data relating to Dupont that were provided by the management of Dupont. In addition, we were directed to use in connection with this opinion financial forecasts related to Dupont provided by the management of DLR (the “Adjusted Dupont Forecasts”) and discussed with the management of DLR its assessments as to the relative likelihood of achieving the future financial results reflected in the Adjusted Dupont Forecasts. We examined certain publicly available business and financial information and data relating to DLR as well as certain financial forecasts and other information and data relating to DLR that were provided by the management of DLR (the “DLR Forecasts”), including information and data relating to the potential strategic implications and operational benefits, including cost savings (the “Cost Savings”), anticipated by the management of DLR to result from the Transaction (including the amount, timing and achievability thereof). We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices of DLR Common Stock and Dupont Common Stock; the historical and projected operating data of DLR and Dupont, including net asset values of the data center properties owned by DLR and Dupont provided by DLR management (the “NAV Estimates”); and the capitalization and financial condition of DLR and Dupont. We analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of DLR and Dupont. We also evaluated certain potential pro forma financial effects of the Transaction on DLR. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion. The issuance of our opinion has been authorized by our fairness opinion committee.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the managements of Dupont and DLR that they are not aware of any relevant information that has been omitted or that remains undisclosed to us. With respect to the financial forecasts relating to Dupont that were provided by Dupont management, we have been advised by the management of Dupont that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Dupont as to the future financial performance of Dupont and the other matters covered thereby. With respect to the Adjusted Dupont Forecasts, the DLR Forecasts and the NAV Estimates, we have assumed, with your consent, that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of DLR as to the future financial performance of Dupont and DLR and the other matters covered thereby. We have further assumed, with your consent, that the potential strategic implications and operational benefits anticipated to result from the Transaction, including Cost Savings, will be realized in the amounts and at the times projected. We have relied, at your direction, upon the assessments of the managements of DLR and Dupont as to the ability to integrate the business and operations of DLR and Dupont in accordance with these forecasts.

We have assumed, with your consent, that the Transaction will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Transaction, no delay, limitation, restriction or condition will be imposed that would be material to our analysis or opinion. Representatives of DLR have advised us, and we further have assumed, that the final terms of the Merger Agreement will not vary in any material respect from those set forth in the draft reviewed by us. We also have assumed, at the direction of DLR, that, for U.S. federal income tax purposes, the Partnership Merger will qualify as and constitute a tax-free “assets-over” form of merger governed by Treasury Regulations Section 1.708-1(c)(3)(i) and the Merger will qualify as a tax-free reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). We have been advised by DLR and Dupont, and we have assumed, at the direction of DLR, that each of DLR and Dupont has operated in conformity with the requirements for qualification as a real estate investment trust (“REIT”) for U.S. federal income tax purposes since it first qualified as a REIT and further have assumed, at the direction of DLR, that the Transaction will not adversely affect such REIT status or operations of the single combined entity resulting from the Merger for U.S. federal income tax purposes. Our opinion, as set forth herein, relates to the relative values of DLR and Dupont. We are not expressing any opinion as to what the value of DLR Common Stock actually will be when issued pursuant to the Merger or the price at which the DLR Common Stock will trade at any time. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of DLR or Dupont nor have we made any physical inspection of the properties or assets of DLR or Dupont. We express no view as to, and our opinion does not address, the underlying business decision of DLR to effect the Transaction, the relative merits of the Transaction as compared to any alternative business strategies or transactions that might exist for DLR or the effect of any other transaction in which DLR might engage. We also express no view as to, and our opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the Transaction, or any class of such persons, relative to the Exchange Ratio. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing, as of the date hereof.

Citigroup Global Markets Inc. has acted as financial advisor to DLR in connection with the proposed Transaction and will receive a fee for such services, a principal portion of which is contingent upon consummation of the Transaction. We also will receive a fee in connection with the delivery of this opinion. In addition, DLR has agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. As you are aware, at DLR’s request, we and certain of our affiliates expect to participate in certain financings to be undertaken in connection with the Transaction, for which services we and such affiliates will receive compensation, including, without limitation, acting as a lender under DLR’s bridge facility. As you are also aware, we and our affiliates in the past have provided, and currently are providing and in the future may provide investment banking, commercial banking and other similar financial services to DLR and its affiliates unrelated to the Transaction, for which services we and our affiliates have received and expect to receive compensation, including, during the past two years, having acted or acting as (i) joint bookrunner for certain equity and bond offerings and (ii) administrative agent, joint lead arranger and joint lead bookrunner, and as a lender under certain credit facilities. Although we and our affiliates have not provided investment banking, commercial banking or other similar financial services to Dupont in the past two years for which we and our affiliates received compensation, we and our affiliates in the future may provide investment banking, commercial banking and other similar financial services to Dupont and/or its affiliates for which services we and our affiliates would expect to receive compensation. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of DLR, Dupont and their respective affiliates for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with DLR, Dupont and their respective affiliates.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of DLR in its evaluation of the Transaction, and our opinion is not intended to be and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act on any matters relating to the Transaction or any related matter.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to DLR.

Very truly yours,

/s/ Citigroup Global Markets Inc.

CITIGROUP GLOBAL MARKETS INC.

Annex F

PERSONAL AND CONFIDENTIAL

June 8, 2017

Board of Directors

DuPont Fabros Technology, Inc.

401 9th Street NW, Suite 600

Washington, DC 20004

Lady and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than Digital Realty Trust, Inc. (“DLR”) and its affiliates) of the outstanding shares of common stock, par value $0.001 per share (the “Company Shares”), of DuPont Fabros Technology, Inc. (the “Company”) of the exchange ratio of 0.545 shares of common stock, par value $0.01 per share (the “DLR Shares”), of DLR to be paid for each Company Share (the “Exchange Ratio”), pursuant to the Agreement and Plan of Merger, dated as of June 8, 2017 (the “Agreement”), by and among DLR, Penguins REIT Sub, LLC, a wholly owned subsidiary of DLR, Digital Realty Trust, L.P., a subsidiary of DLR (the “DLR Partnership”), Penguins OP Sub 2, LLC, a wholly owned subsidiary of the DLR Partnership (“Merger Sub GP”), Penguins OP Sub, LLC, a subsidiary of the DLR Partnership and Merger Sub GP, the Company, and DuPont Fabros Technology, L.P., a subsidiary of the Company (the “Company Partnership”).

Goldman Sachs & Co. LLC and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs & Co. LLC and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, DLR, any of their respective affiliates and third parties or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, substantially all of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. At your request, in connection with the Agreement, an affiliate of Goldman Sachs & Co. LLC has entered into a commitment to provide the Company Partnership with a 364-day bridge facility, subject to the terms of such commitment, and pursuant to which one or more affiliates of Goldman Sachs & Co. LLC will receive fees. We have provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as a book-running manager with respect to a public offering of the Company Partnership’s 5.625% Senior Notes due 2023 (aggregate principal amount $250,000,000) in June 2015; as a book-running manager with respect to a public offering of 6,620,000 Company Shares in March 2016; and as book-running manager with respect to a public offering of 7,000,000 shares of 6.625% Series C Cumulative Redeemable Perpetual Preferred Stock of the Company in May 2016. We also have provided certain financial advisory and/or underwriting services to DLR and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as a co-manager with respect to a public offering of 10,500,000 DLR Shares in July 2015; as co-manager with respect to a public offering of 10,000,000 shares of 6.350% Series I Cumulative Redeemable Preferred Stock of DLR in August 2015; and as a book-running manager with respect to a private placement of Digital Delta Holdings, LLC’s, a wholly owned subsidiary of DLR, 3.400% Notes due 2020 (aggregate principal amount $500,000,000) and 4.750% Notes due

F-1

2025 (aggregate principal amount $450,000,000) in October 2015. We may also in the future provide financial advisory and/or underwriting services to the Company, DLR and their respective affiliates for which our Investment Banking Division may receive compensation.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to shareholders and Annual Reports on Form 10-K of the Company and DLR for the five fiscal years ended December 31, 2016; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and DLR; certain other communications from the Company and DLR to their respective shareholders; certain publicly available research analyst reports for the Company and DLR; and certain internal financial analyses and forecasts for the Company prepared by its management and for DLR on a stand-alone basis prepared by its management, and certain financial analyses and forecasts for DLR on a pro forma basis for the Transaction prepared by the management of the Company with respect to the quarter ending June 30, 2017 and prepared by the management of DLR with respect to periods thereafter, in each case, as approved for our use by the Company (the “Forecasts”), including certain operating synergies projected by the management of DLR to result from the Transaction, as approved for our use by the Company (the “Synergies”). We have also held discussions with members of the senior managements of the Company and DLR regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial condition and future prospects of DLR and with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Company Shares and DLR Shares; compared certain financial and stock market information for the Company and DLR with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the data center industry and in the real estate investment trust industry generally; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts, including the Synergies, have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or DLR or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or DLR or on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. We were not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition, or other business combination with, the Company or any other alternative transaction. This opinion addresses only the fairness from a financial point of view to the holders (other than DLR and its affiliates) of the Company Shares, as of the date hereof, of the Exchange Ratio pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction, or any term or aspect of any other agreement or

F-2

Board of Directors

DuPont Fabros Technology, Inc.

June 8, 2017

instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the Partnership Merger (as defined in the Agreement), the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company or the holders of any class of securities (including the Company Partnership Units (as defined in the Agreement)), creditors, or other constituencies of the Company Partnership; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the Exchange Ratio pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which the DLR Shares will trade at any time or as to the impact of the Transaction on the solvency or viability of the Company, the Company Partnership, DLR or the DLR Partnership or the ability of the Company, the Company Partnership, DLR or the DLR Partnership to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Company Shares or Company Partnership Units should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the holders (other than DLR and its affiliates) of the Company Shares.

Very truly yours,

/s/ Goldman Sachs & Co. LLC

GOLDMAN SACHS & CO. LLC

F-3

Board of Directors

DuPont Fabros Technology, Inc.

June 8, 2017

Annex G

LIMITED LIABILITY COMPANY AGREEMENT OF PENGUINS REIT SUB, LLC

This LIMITED LIABILITY COMPANY AGREEMENT (the “Agreement”) of Penguins REIT Sub, LLC (the “Company”) is dated effective as of June [●], 2017.

1. Formation of Limited Liability Company. Digital Realty Trust, Inc., a Maryland corporation (the “Member”), hereby forms the Company as a limited liability company pursuant to the provisions of the Maryland Limited Liability Company Act, as it may be amended or succeeded from time to time (the “Act”). The rights and obligations of the Member and the administration of the Company shall be governed by the Agreement and the Act. The Agreement shall be considered the “Limited Liability Company Agreement” of the Company. To the extent this Agreement is inconsistent in any respect with the Act, the Agreement shall control.

2. Name. The name of the Company shall be “Penguins REIT Sub, LLC”.

3. Term of the Company. The Company shall commence on the date the Articles of Conversion and the Articles of Organization are properly filed with the State of Maryland and shall continue in existence in perpetuity unless its business and affairs are earlier wound up following dissolution at such time as this Agreement may specify.

4. Registered Agent and Principal Office. The registered office and registered agent of the Company in the State of Maryland shall be as the Member may designate from time to time. The Company may have such other offices as the Member may designate from time to time. The principal office of the Company is Four Embarcadero Center #3200, San Francisco, CA 94111.

5. Purpose. The purpose of the Company is to engage in any and all lawful businesses or activities in which a limited liability company may be engaged under the applicable law (including, without limitation, the Act).

6. Authorized Person. Anthony Lebron is hereby designated as an authorized person within the meaning of the Act, and shall have the power and authority to execute, deliver and file, or cause to be filed, the Articles of Organization of the Company with the State of Maryland. Upon filing of the Articles of Organization his powers as authorized person shall cease, and the Member thereupon shall become the designated authorized person and shall continue as the designated authorized person within the meaning of the Act.

7. Member. Digital Realty Trust, Inc. is the sole member of the Company.

8. Management of the Company. All decisions relating to the business, affairs and properties of the Company shall be made by the Member. Notwithstanding any other provisions of this Agreement, the Member, acting alone, is authorized to execute and deliver any document on behalf of the Company without any vote or consent of any other person. All decisions relating to the business, affairs, and properties of the Company shall be made by the Member. The Member may appoint managers, directors and/or officers of the Company using any titles, and may delegate all or some decision-making duties and responsibilities to such persons. Any such managers, directors and/or officers shall serve at the pleasure of the Member. To the extent delegated by the Member, managers, directors and/or officers shall have the authority to act on behalf of, bind, and execute and deliver documents in the name and on behalf of the Company. In addition, unless otherwise determined by the Member, any officer(s) so appointed shall have such authority and responsibility as is generally attributable to the holders of such offices in corporations incorporated under the laws of the state of Maryland. No delegation of authority hereunder shall cause the Member to cease to be a Member.

9. Capital Contributions. The Member shall make such capital contributions to the Company in such amounts and at such times as the Member shall determine in its discretion.

10. Distributions and Allocations. Each distribution of cash or other property by the Company shall be made 100% to the Member. Each item of income, gain, loss, deduction and credit of the Company shall be allocated 100% to the Member.

11. Limitation on Distributions. No distribution shall be made to the extent that such distribution would violate the Act or any other applicable law.

12. Transfer of Membership Interest. Member may transfer all or any portion of its membership interest in the Company.

13. Other Activities. The Member may engage or invest in, and devote its time to, any other business venture or activity of any nature and description (independently or with others), whether or not such other activity may be deemed or construed to be in competition with the Company. The Company shall not have any right by virtue of this Agreement or the relationship created hereby in or to such other venture or activity of the Member (or to the income or proceeds derived therefrom), and the pursuit thereof, even if competitive with the business of the Company, shall not be deemed wrongful or improper.

14. Standards of Conduct. Whenever the Member is required or permitted to make a decision, take or approve an action, or omit to do any of the foregoing, then the Member shall be entitled to consider only such interests and factors, including its own, as it desires, and shall have no duty or obligation to consider any other interests or factors whatsoever. To the extent that the Member has, at law or in equity, duties (including, without limitation, fiduciary duties) to the Company or other person bound by the terms of this Agreement, the Member acting in accordance with this Agreement shall not be liable to the Company or any such other person for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties of the Member otherwise existing at law or in equity, replace such other duties to the greatest extent permitted under applicable law.

15. Liability and Indemnification.

(a) Right to Indemnification. Subject to the limitations and conditions set forth herein, the Member who was or is made a party (or is threatened to be made a party) to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative proceeding (hereinafter a “Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was the Member or a manager or officer of the Company or, while such person is or was serving at the request of the Company, as a manager, director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise (each, an “Indemnified Person”), shall be indemnified by the Company to the fullest extent permitted by law (including, without limitation, indemnification against negligence, gross negligence or breach of duty) against judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including, without limitation, attorneys’ fees) actually incurred by such Indemnified Person in connection with such Proceeding, if the Indemnified Person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal Proceeding, had no reasonable cause to believe his conduct was unlawful. The indemnities hereunder shall survive termination of the Company. Each Indemnified Person shall have a claim against the property and assets of the Company for payment of any indemnity amounts from time to time due hereunder, which amounts shall be paid or properly reserved for prior to the making of distributions by the Company to the Member. Indemnification under this section shall continue as to an Indemnified Person who has ceased to serve in the capacity which initially entitled such Indemnified Person to indemnity hereunder. The rights granted pursuant to this section shall be deemed contract rights, and no amendment, modification, or repeal of this Agreement shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings arising prior to any such amendment, modification or repeal.

(b) Advance Payment. The right to indemnification conferred in this section shall include the right to be paid or reimbursed by the Company the reasonable expenses incurred by an Indemnified Person who was, is or is threatened to be made a named defendant or respondent in a Proceeding in advance of the final disposition of the Proceeding and without any determination as to the Indemnified Person’s ultimate entitlement to indemnification; provided, however, that the payment of such expenses incurred by any such Indemnified Person in advance of the final disposition of a Proceeding shall be made only upon delivery to the Company of a written affirmation by such Indemnified Person of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification under this section and a written undertaking, by or on behalf of such Indemnified Person, to repay all amounts so advanced if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified under this Section 14 or otherwise.

(c) Nonexclusivity of Rights. The right to indemnification and the advancement and payment of expenses conferred in this section shall not be exclusive of any other right which the Member or other Indemnified Person indemnified pursuant to this section may have or hereafter acquire under any law (common or statutory), provision of the Certificate, this Agreement, any other agreement, vote of Members or otherwise.

16. Limitation on Liability. The Member shall not have any personal liability whatsoever to the Company by reason of the Member’s acts or omissions in connection with the conduct of the business of the Company; provided, however, that nothing contained herein shall protect the Member against any liability to the Company to which the Member would otherwise be subject by reason of (i) any act or omission of the Member that involves actual fraud or willful misconduct or (ii) any transaction from which the Member derived improper personal benefit. The foregoing shall not apply to any responsibility or liability under a criminal statute or liability for the payment of taxes under Federal, state, or local law.

17. Disregarded Entity. For U.S. federal income tax purposes, at all times that the Member owns 100% of the equity interests in the Company, the Company and the Member intend that the Company be disregarded as an entity separate from the Member pursuant to Treasury Regulations Section 301.7701 and corresponding provisions of state law. Accordingly, no election will be made to treat the Company as a corporation for income tax purposes.

18. Dissolution and Winding Up. The Company shall dissolve and its business and affairs shall be wound up pursuant to a written instrument executed by the Member.

19. Amendments. This Agreement may be amended or modified from time to time only by written instrument executed by the Member.

20. Governing Law. The validity and enforceability of this Agreement shall be governed by and construed in accordance with the laws of the State of Maryland without regard to otherwise governing principles of conflicts of law.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first noted above.

SOLE MEMBER:

DIGITAL REALTY TRUST, INC.

By:
Name:
Title:

Annex H

SIXTEENTH AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

DIGITAL REALTY TRUST, L.P.

H-i

H-ii

H-iii

H-iv

SIXTEENTH AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

DIGITAL REALTY TRUST, L.P.

THIS SIXTEENTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP of Digital Realty Trust, L.P., dated as of [●], 2017, is entered into by and among Digital Realty Trust, Inc., a Maryland corporation (the “Company”), as the General Partner and the Persons whose names are set forth on Exhibit A attached hereto, as the Limited Partners, together with any other Persons who become Partners in the Partnership as provided herein.

WHEREAS, the General Partner and the Limited Partners have entered into that certain Fifteenth Amended and Restated Agreement of Limited Partnership of Digital Realty Trust, L.P., dated as of August 7, 2017 (the “Fifteenth Amended and Restated Partnership Agreement”);

WHEREAS, pursuant to Sections 7.3.C(2) and 7.3.C(3) thereof, the Fifteenth Amended and Restated Partnership Agreement may be amended by the General Partner to reflect the issuance of additional Partnership Interests pursuant to Sections 4.3, 4.4, 4.5, 5.4 and 6.2.B thereof and to set forth or amend the designations, rights, powers, duties and preferences of the holders of any additional Partnership Interests issued pursuant to Article 4 thereof;

WHEREAS, pursuant to Section 7.3.C(4), the Fifteenth Amended and Restated Partnership Agreement may be amended by the General Partner to correct or supplement any provision in the Agreement not inconsistent with law or with other provisions of this Agreement; and

WHEREAS, the General Partner and the Partnership believe it is desirable and in the best interest of the Partnership to amend and restate the Fifteenth Amended and Restated Partnership Agreement as set forth herein.

NOW, THEREFORE, pursuant to Sections 2.4, 7.3.C(2), 7.3.C(3) and 7.3.C(4) of the Fifteenth Amended and Restated Partnership Agreement, the General Partner, on its own behalf and as attorney-in-fact for the Limited Partners, hereby amends and restates the Fifteenth Amended and Restated Partnership Agreement as follows:

ARTICLE 1.

DEFINED TERMS

Section 1.1 Definitions.

The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“Act” means the Maryland Revised Uniform Limited Partnership Act, as it may be amended from time to time, and any successor to such statute.

“Additional Funds” shall have the meaning set forth in Section 4.3.A.

“Additional Limited Partner” means a Person admitted to the Partnership as a Limited Partner pursuant to Section 12.2 and who is shown as such on the books and records of the Partnership.

“Adjusted Capital Account Deficit” means, with respect to any Partner, the deficit balance, if any, in such Partner’s Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:

(i)	decrease such deficit by any amounts which such Partner is obligated to restore pursuant to this Agreement or is deemed to be obligated to restore pursuant to Regulations Section 1.704-1(b)(2)(ii)(c) or the penultimate sentence of each of Regulations Sections 1.704-2(i)(5) and 1.704-2(g); and

(ii)	increase such deficit by the items described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith. A positive balance in a Partner’s Capital Account, after giving effect to the adjustments described above in clauses (i) and (ii), is referred to in this Agreement as an “Adjusted Capital Account Balance.”

“Adjusted Net Income” means for each fiscal year of the Partnership, an amount equal to the Partnership’s Net Income or Net Loss for such fiscal year, computed without regard to the items set forth below, provided if the Adjusted Net Income for such fiscal year is a negative number (i.e., a net loss), then the Adjusted Net Income for that fiscal year shall be treated as if it was zero:

(a) Depreciation; and

(b) Net capital gain or loss realized in connection with the actual or hypothetical sale of all or substantially all of the assets of the Partnership, including but not limited to net capital gain or loss treated as realized in connection with an adjustment to the Gross Asset Value of the Partnership’s assets as set forth in the definition of such term.

“Adjustment Date” means, with respect to any Capital Contribution, the close of business on the Business Day last preceding the date of the Capital Contribution, provided, that if such Capital Contribution is being made by the General Partner in respect of the proceeds from the issuance of REIT Shares (or the issuance of the General Partner’s securities exercisable for, convertible into or exchangeable for REIT Shares), then the Adjustment Date shall be as of the close of business on the Business Day last preceding the date of the issuance of such securities.

“Adjustment Event” shall have the meaning set forth in Section 4.5.A.

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with such Person. “Control” of any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreed Value” means (i) in the case of any Contributed Property set forth in Exhibit A and as of the time of its contribution to the Partnership, the Agreed Value of such property as set forth in Exhibit A; (ii) in the case of any Contributed Property not set forth in Exhibit A and as of the time of its contribution to the Partnership, the fair market value of such property or other consideration as determined by the General Partner, reduced by any liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed; and (iii) in the case of any property distributed to a Partner by the Partnership, the fair market value of such property as determined by the General Partner at the time such property is distributed, reduced by any liabilities either assumed by such Partner upon such distribution or to which such property is subject at the time of the distribution as determined under Section 752 of the Code and the Regulations thereunder.

“Agreement” means this Fifteenth Amended and Restated Agreement of Limited Partnership, as it may be amended, modified, supplemented or restated from time to time.

“Appraisal” means with respect to any assets, the opinion of an independent third party experienced in the valuation of similar assets, selected by the General Partner in good faith; such opinion may be in the form of an opinion by such independent third party that the value for such property or asset as set by the General Partner is fair, from a financial point of view, to the Partnership.

“Assignee” means a Person to whom one or more Common-Equivalent Units have been transferred in a manner permitted under this Agreement, but who has not become a Substituted Limited Partner, and who has the rights set forth in Section 11.5.

“Available Cash” means, with respect to any period for which such calculation is being made,

(i)	the sum of:

a. the Partnership’s Net Income or Net Loss (as the case may be) for such period,

b. Depreciation and all other noncash charges deducted in determining Net Income or Net Loss for such period,

c. the amount of any reduction in reserves of the Partnership referred to in clause (ii)(f) below (including, without limitation, reductions resulting because the General Partner determines such amounts are no longer necessary),

d. the excess of the net proceeds from the sale, exchange, disposition, or refinancing of Partnership property for such period over the gain (or loss, as the case may be) recognized from any such sale, exchange, disposition, or refinancing during such period (excluding any sale or other disposition of all or substantially all of the assets of the Partnership or a related series of transactions that, taken together, result in the sale or other disposition of all or substantially all of the assets of the Partnership), and

e. all other cash received by the Partnership for such period that was not included in determining Net Income or Net Loss for such period;

(ii)	less the sum of:

a. all principal Debt payments made during such period by the Partnership,

b. capital expenditures made by the Partnership during such period,

c. investments in any entity (including loans made thereto) to the extent that such investments are not otherwise described in clauses (ii)(a) or (b),

d. all other expenditures and payments not deducted in determining Net Income or Net Loss for such period,

e. any amount included in determining Net Income or Net Loss for such period that was not received by the Partnership during such period,

f. the amount of any increase in reserves established during such period which the General Partner determines are necessary or appropriate in its sole and absolute discretion,

g. the amount of any working capital accounts and other cash or similar balances which the General Partner determines to be necessary or appropriate in its sole and absolute discretion, and

h. any amount paid in redemption of any Limited Partner Interest or Partnership Units, including any Cash Amount paid.

Notwithstanding the foregoing, Available Cash shall not include any cash received or reductions in reserves, or take into account any disbursements made or reserves, established, after commencement of the dissolution and liquidation of the Partnership.

“Base Amount” shall have the meaning set forth in Section 8.6.C(2).

“Board of Directors” means the board of directors of the General Partner.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to be closed.

“Capital Account” means, with respect to any Partner, the Capital Account maintained for such Partner in accordance with the following provisions:

(a) To each Partner’s Capital Account there shall be added such Partner’s Capital Contributions, such Partner’s share of Net Income and any items in the nature of income or gain which are specially allocated pursuant to Section 6.3, and the amount of any Partnership liabilities assumed by such Partner or which are secured by any property distributed to such Partner.

(b) From each Partner’s Capital Account there shall be subtracted the amount of cash and the Gross Asset Value of any property distributed to such Partner pursuant to any provision of this Agreement, such Partner’s distributive share of Net Losses and any items in the nature of expenses or losses which are specially allocated pursuant to Section 6.3, and the amount of any liabilities of such Partner assumed by the Partnership or which are secured by any property contributed by such Partner to the Partnership (except to the extent already reflected in the amount of such Partner’s Capital Contribution).

(c) In the event any interest in the Partnership is transferred in accordance with the terms of this Agreement (which does not result in a termination of the Partnership for federal income tax purposes), the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

(d) In determining the amount of any liability for purposes of subsections (a) and (b) hereof, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

(e) The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Sections 1.704-1(b) and 1.704-2, and shall be interpreted and applied in a manner consistent with such Regulations. In the event the General Partner shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Partnership, the General Partner, or the Limited Partners) are computed in order to comply with such Regulations, the General Partner may make such modification, provided that it is not likely to have a material effect on the amounts distributable to any Person pursuant to Article 13 of this Agreement upon the dissolution of the Partnership. The General Partner also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Partners and the amount of Partnership capital reflected on the Partnership’s balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b), Section 1.704-2, Regulations Sections 1.704-1(b)(2)(iv)(h)(2) and (s).

“Capital Account Limitation” shall have the meaning set forth in Section 8.7.B.

“Capital Contribution” means, with respect to any Partner, the amount of money and the initial Gross Asset Value of any property (other than money) contributed to the Partnership by such Partner (net of any liabilities assumed by the Partnership relating to such property and any liability to which such property is subject).

“Cash Amount” means, with respect to any Common Units subject to a Redemption, an amount of cash equal to the Deemed Partnership Interest Value attributable to such Common Units.

“Certificate” means the Certificate of Limited Partnership relating to the Partnership filed in the office of the Maryland State Department of Assessments and Taxation on July 20, 2004, as amended from time to time in accordance with the terms hereof and the Act.

“Charter” means the Articles of Amendment and Restatement of the General Partner filed with the Maryland State Department of Assessments and Taxation on October 26, 2004, as amended and restated from time to time.

“Class C Unitholder” means a Partner that holds Class C Units issued pursuant to one or more Class C Units Agreements.

“Class C Units” shall have the meaning set forth in Section 18.1.

“Class C Units Agreement” shall mean the applicable Class C Profits Interest Units Agreement between the Partnership and the applicable Class C Unitholder with respect to the Class C Units.

“Class C Units Change in Control” means, with respect to the Class C Units issued to a Partner pursuant to a Class C Units Agreement, a “Change in Control” as defined in that Class C Units Agreement.

“Class C Units Performance Condition” means, with respect to the Class C Units issued to a Partner pursuant to a Class C Units Agreement, the Performance Condition as defined in that Class C Units Agreement.

“Class D Unitholder” means a Partner that holds Class D Units issued pursuant to one or more Class D Units Agreements.

“Class D Unitholder Percentage Interest” shall have the meaning set forth in Section 19.2.E.

“Class D Units” shall have the meaning set forth in Section 19.1.

“Class D Units Agreement” shall mean the applicable Class D Profits Interest Units Agreement between the Partnership and the applicable Class D Unitholder with respect to the Class D Units.

“Class D Units Change in Control” means, with respect to the Class D Units issued to a Partner pursuant to a Class D Units Agreement, a “Change in Control” as defined in the Plan under which such Class D units were granted.

“Class D Performance Vested Units” means, with respect to the Class D Units issued to a Partner pursuant to a Class D Units Agreement, the Performance Vested Units as defined in that Class D Units Agreement.

“Class D Units Sharing Percentage” means ten percent (10%).

“Code” means the Internal Revenue Code of 1986, as amended from time to time or any successor statute thereto. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

“Common Unit Economic Balance” shall have the meaning set forth in Section 6.2.C.

“Common Units” means Partnership Units that are not entitled to any preferences with respect to any other class or series of Partnership Units as to distribution or voluntary or involuntary liquidation, dissolution or winding-up of the Partnership and shall not include any Profits Interest Units.

“Common-Equivalent Units” means Partnership Units that are either Common Units or Profits Interest Units.

“Consent” means the consent to, approval of, or vote on a proposed action by a Partner given in accordance with Article 14.

“Consent of the Limited Partners” means the Consent of a Majority in Interest of the Limited Partners, which Consent shall be obtained prior to the taking of any action for which it is required by this Agreement and may be given or withheld by a Majority in Interest of the Limited Partners, unless otherwise expressly provided herein, in their sole and absolute discretion.

“Consent of the Partners” means the Consent of Holders of Common-Equivalent Units holding Percentage Interests that in the aggregate are equal to or greater than thirty-five percent (35%) of the aggregate Percentage Interests of all Holders of Common-Equivalent Units, which Consent shall be obtained prior to the taking of any action for which it is required by this Agreement and may be given or withheld by such Holders of Common-Equivalent Units, in their sole and absolute discretion.

“Constituent Person” shall have the meaning set forth in Section 8.7.F.

“Constructively Own” means ownership under the constructive ownership rules described in Exhibit C.

“Contributed Property” means each property or other asset, in such form as may be permitted by the Act, but excluding cash, contributed or deemed contributed to the Partnership (or, to the extent provided in applicable Regulations, deemed contributed to the Partnership on termination and reconstitution thereof pursuant to Section 708 of the Code).

“Conversion Date” shall have the meaning set forth in Section 8.7.B.

“Conversion Notice” shall have the meaning set forth in Section 8.7.B.

“Conversion Right” shall have the meaning set forth in Section 8.7.A.

“Debt” means, as to any Person, as of any date of determination, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services; (ii) all amounts owed by such Person to banks or other Persons in respect of reimbursement obligations under letters of credit, surety bonds, guarantees and other similar instruments guaranteeing payment by such Person; (iii) all indebtedness for borrowed money or for the deferred purchase price of property or services secured by any lien on any property owned by such Person, to the extent attributable to such Person’s interest in such property, even though such Person has not assumed or become liable for the payment thereof; and (iv) lease obligations of such Person which, in accordance with generally accepted accounting principles, should be capitalized.

“Deemed Partnership Interest Value” means, as of any date with respect to any class of Partnership Interests, the Deemed Value of the Partnership Interests of such class multiplied by the applicable Percentage Interest of such class.

“Deemed Value of the Partnership Interests” means, as of any date with respect to any class or series of Partnership Interests, (i) the total number of Partnership Units of the General Partner in such class or series of Partnership Interests (as provided for in Sections 4.1 and 4.3.B) issued and outstanding as of the close of business on such date multiplied by the Fair Market Value determined as of such date of a share of capital stock of the General Partner which corresponds to such class or series of Partnership Interests, as adjusted (x) pursuant to Section 7.5 (in the event the General Partner acquires material assets, other than on behalf of the Partnership) and (y) for stock dividends and distributions, stock splits and subdivisions, reverse stock splits and combinations, distribution of warrants or options and distributions of evidences of indebtedness or assets not received by the General Partner pursuant to a pro rata distribution by the Partnership; (ii) divided by the Percentage Interest of the General Partner in such class or series of Partnership Interests on such date; provided, that if no outstanding shares of capital stock of the General Partner correspond to a class of series of Partnership Interests, the Deemed Value of the Partnership Interests with respect to such class or series shall be equal to an amount reasonably determined by the General Partner.

“Depreciation” means, for each fiscal year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the General Partner.

“Distribution Payment Date” means the dates upon which the General Partner makes distributions in accordance with Section 5.1.

“Distribution Period” means the period from the day immediately following a Distribution Payment Date through the date that is the subsequent Distribution Payment Date.

“Economic Capital Account Balance” shall have the meaning set forth in Section 6.2.C.

“Effective Date” means November 3, 2004.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excess Units” means Common Units that have been tendered for Redemption to the extent the issuance of REIT Shares in exchange for such units would violate the restrictions on ownership or transfer of the REIT Shares set forth in the Charter.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder and any successor statute thereto.

“Fair Market Value” means, with respect to any share of capital stock of the General Partner, the average of the daily market price for the ten (10) consecutive trading days immediately preceding the date with respect to which “Fair Market Value” must be determined hereunder or, if such date is not a Business Day, the immediately preceding Business Day. The market price for each such trading day shall be: (i) if such shares are listed or admitted to trading on any securities exchange, the closing price, regular way, on such day, or if no such sale takes place on such day, the average of the closing bid and asked prices on such day, (ii) if such shares are not listed or admitted to trading on any securities exchange, the last reported sale price on such day or, if no sale takes place on such day, the average of the closing bid and asked prices on such day, as reported by a reliable quotation source designated by the General Partner, or (iii) if such shares are not listed or admitted to trading on any securities exchange and no such last reported sale price or closing bid and asked prices are available, the average of the reported high bid and low asked prices on such day, as reported by a reliable quotation source designated by the General Partner, or if there shall be no bid and asked prices on such day, the average of the high bid and low asked prices, as so reported, on the most recent day (not more than ten (10) days prior to the date in question) for which prices have been so reported; provided that, if there are no bid and asked prices reported during the ten (10) days prior to the date in question, the Fair Market Value of such shares shall be determined by the General Partner acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate. In the event the REIT Shares Amount for such shares includes rights that a holder of such shares would be entitled to receive, then the Fair Market Value of such rights shall be determined by the General Partner acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate; and provided, further that, in connection with determining the Deemed Value of the Partnership Interests for purposes of determining the number of additional Partnership Units issuable upon a Capital Contribution funded by any offering of shares of capital stock of the General Partner by the General Partner, whether registered under the Securities Act or exempt from such registration, underwritten, offered and sold directly to investors or through agents or other intermediaries or otherwise distributed, the Fair Market Value of such shares shall be the gross offering price per share of such class of capital stock sold. Notwithstanding the foregoing, the General Partner in its reasonable discretion may use a different “Fair Market Value” for purposes of making the determinations under subparagraph (b) of the definition of “Gross Asset Value” and Section 4.3.D in connection with the contribution of property or cash to the Partnership by a third party, provided such value shall be based upon the value per REIT Share (or per Partnership Unit) agreed upon by the General Partner and such third party for purposes of such contribution. Notwithstanding the foregoing, the General Partner, in its reasonable discretion, may use the “Common Stock Price” as defined in the Series C Articles Supplementary, the Series G Articles Supplementary, the Series H Articles Supplementary, the Series I Articles Supplementary or the Series J Articles Supplementary, as applicable (or such other price for the REIT Shares that was used to determine the number of REIT Shares issued upon the conversion of REIT Series C Preferred Shares, REIT Series G Preferred Shares, REIT Series H Preferred Shares, REIT Series I Preferred Shares or REIT Series J Preferred Shares, as applicable, into REIT Shares) for purposes of making the determinations under subparagraph (b) of the definition of “Gross Asset Value” in connection with the conversion of the Series C Preferred Units, Series G Preferred Units, Series H Preferred Units, Series I Preferred Units or Series J Preferred Units pursuant to Sections 21.8, 22.8, 23.8, 24.8 and 25.8, as applicable.

“Fifteenth Amended and Restated Partnership Agreement” shall have the meaning set forth in the recitals.

“Forced Conversion” shall have the meaning set forth in Section 8.7.C.

“Forced Conversion Notice” shall have the meaning set forth in Section 8.7.C.

“General Partner” means the Company or its successor as general partner of the Partnership.

“General Partner Interest” means a Partnership Interest held by the General Partner. A General Partner Interest may be expressed as a number of Partnership Units.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a) The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset (subject to any adjustments required with respect to the conversion feature of the Series C Preferred Units, Series G Preferred Units, Series H Preferred Units, Series I Preferred Units, Series J Preferred Units and any other securities issued by the Company that are exercisable or convertible into Common Units, as determined by the General Partner in its sole discretion), as determined by the contributing Partner and the General Partner (as set forth on Exhibit A attached hereto, as such Exhibit may be amended from time to time); provided, that if the contributing Partner is the General Partner then, except with respect to the General Partner’s initial Capital Contribution which shall be determined as set forth on Exhibit A, the determination of the fair market value of the contributed asset shall be determined (i) by the price paid by the General Partner if the asset is acquired by the General Partner contemporaneously with its contribution to the Partnership, (ii) by Appraisal, if otherwise acquired by the General Partner, (iii) by the amount of cash if the asset is cash, and (iv) as reasonably determined by the General Partner if the asset is REIT Shares or other shares of capital stock of the Company.

(b) The Gross Asset Values of all Partnership assets shall be adjusted to equal their respective gross fair market values, as determined by the General Partner using such reasonable method of valuation as it may adopt, provided, however, that for such purpose, the net value of all of the Partnership assets, in the aggregate, shall be equal to the Deemed Value of the Partnership Interests of all classes of Partnership Interests then outstanding, regardless of the method of valuation adopted by the General Partner, immediately prior to the times listed below:

(i)	the acquisition of an additional interest in the Partnership by a new or existing Partner in exchange for more than a de minimis Capital Contribution, if the General Partner reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership;

(ii)	the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership property as consideration for an interest in the Partnership if the General Partner reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership;

(iii)	the liquidation of the Partnership within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g);

(iv)	in connection with the grant of an interest in the Partnership (other than a de minimis interest) as consideration for the performance of services to or for the benefit of the Partnership by an existing Partner acting in a capacity as a Partner of the Partnership or by a new Partner acting in a capacity as a Partner of the Partnership or in anticipation of being a Partner of the Partnership (including the grant of a Profits Interest Unit) if the General Partner reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership;
(v)	the issuance by the Partnership of a Noncompensatory Option which is not treated as a partnership interest pursuant to Regulations Section 1.761-3(a);

(vi)	the acquisition of a Partnership Interest upon the exercise of a Noncompensatory Option in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(s); and

(vii)	at such other times as the General Partner shall reasonably determine necessary or advisable in order to comply with Regulations Sections 1.704-1(b) and 1.704-2.

provided further, if any Noncompensatory Options are outstanding upon the occurrence of an event described in this paragraph (b)(i) through (b)(vi), the Partnership shall adjust the Gross Asset Values of its properties in accordance with Regulations Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2).

(c) The Gross Asset Value of any Partnership asset distributed to a Partner shall be the gross fair market value of such asset on the date of distribution as determined by the distributee and the General Partner, or if the distributee and the General Partner cannot agree on such a determination, by Appraisal.

(d) The Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (d) to the extent that the General Partner reasonably determines that an adjustment pursuant to subparagraph (b) is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d).

(e) If the Gross Asset Value of a Partnership asset has been determined or adjusted pursuant to subparagraph (a), (b), (d) or (f), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Income and Net Losses.

(f) If any unvested Profit Interest Units are forfeited, as described in Section 4.5.C(b), upon such forfeiture, the Gross Asset Value of the Partnership’s assets shall be reduced by the amount of any reduction of such Partner’s Capital Account attributable to the forfeiture of such Profit Interest Units.

“Holder” means either the Partner or Assignee owning a Partnership Unit.

“Immediate Family” means, with respect to any natural Person, such natural Person’s estate or heirs or current spouse or former spouse, parents, parents-in-law, children (whether natural, adopted or by marriage), siblings and grandchildren and any trust or estate, all of the beneficiaries of which consist of such Person or such Person’s spouse, or former spouse, parents, parents-in-law, children, siblings or grandchildren.

“Incapacity” or “Incapacitated” means, (i) as to any individual Partner, death, total physical disability or entry by a court of competent jurisdiction adjudicating him or her incompetent to manage his or her Person or his or her estate; (ii) as to any corporation which is a Partner, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter; (iii) as to any partnership which is a Partner, the dissolution and commencement of winding up of the partnership; (iv) as to any estate which is a Partner, the distribution by the fiduciary of the estate’s entire interest in the Partnership; (v) as to any trustee of a trust which is a Partner, the termination of the trust (but not the substitution of a new trustee); or (vi) as to any Partner, the bankruptcy of such Partner. For purposes of this definition, bankruptcy of a Partner shall be deemed to have occurred when (a) the Partner commences a voluntary proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or other similar law now or hereafter in effect, (b) the Partner is adjudged as bankrupt or insolvent, or a final and nonappealable order for relief under any bankruptcy, insolvency or similar law now or hereafter in effect has been entered against the Partner, (c) the Partner executes and delivers a general assignment for the benefit of the Partner’s creditors, (d) the Partner files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Partner in any proceeding of the nature described in clause (b) above, (e) the Partner seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator for the Partner or for all or any substantial part of the Partner’s properties, (f) any proceeding seeking liquidation, reorganization or other relief of or against such Partner under any bankruptcy, insolvency or other similar law now or hereafter in effect has not been dismissed within 120 days after the commencement thereof, (g) the appointment without the Partner’s consent or acquiescence of a trustee, receiver or liquidator has not been vacated or stayed within 90 days of such appointment, or (h) an appointment referred to in clause (g) is not vacated within 90 days after the expiration of any such stay.

“Indemnitee” means (i) any Person subject to a claim or demand or made or threatened to be made a party to, or involved or threatened to be involved in, an action, suit or proceeding by reason of his or her status as (A) the General Partner or (B) a director or officer, employee or agent of the Partnership or the General Partner, and (ii) such other Persons (including Affiliates of the General Partner or the Partnership) as the General Partner may designate from time to time (whether before or after the event giving rise to potential liability), in its sole and absolute discretion.

“IRS” means the Internal Revenue Service, which administers the internal revenue laws of the United States.

“Junior Units” means Partnership Units representing any class or series of Partnership Interest ranking, as to distributions or voluntary or involuntary liquidation, dissolution or winding-up of the Partnership, junior to the Series C Preferred Units, the Series G Preferred Units, the Series H Preferred Units, the Series I Preferred Units or the Series J Preferred Units.

“Limited Partner” means any Person named as a Limited Partner in Exhibit A attached hereto, as such Exhibit may be amended from time to time, or any Substituted Limited Partner or Additional Limited Partner, in such Person’s capacity as a Limited Partner in the Partnership.

“Limited Partner Interest” means a Partnership Interest of a Limited Partner representing a fractional part of the Partnership Interests of all Limited Partners and includes any and all benefits to which the Holder of such a Partnership Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. A Limited Partner Interest may be expressed as a number of Partnership Units.

“Liquidating Event” shall have the meaning set forth in Section 13.1.

“Liquidator” shall have the meaning set forth in Section 13.2.A.

“Majority in Interest of the Limited Partners” means Limited Partners (other than any Limited Partner fifty percent (50%) or more of whose equity is owned, directly or indirectly, by the General Partner) holding in the aggregate Percentage Interests that are greater than fifty percent (50%) of the aggregate Percentage Interests of all Limited Partners (other than any Limited Partner fifty percent (50%) or more of whose equity is owned, directly or indirectly, by the General Partner).

“Net Income” or “Net Loss” means for each fiscal year of the Partnership, an amount equal to the Partnership’s taxable income or loss for such fiscal year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(a) Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition of Net Income or Net Loss shall be added to such taxable income or loss;

(b) Any expenditures of the Partnership described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition of Net Income or Net Loss shall be subtracted from such taxable income or loss;

(c) In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to subparagraph (b) or subparagraph (c) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Income or Net Loss;

(d) Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(e) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year;

(f) To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partner’s interest in the Partnership, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Income or Net Loss; and

(g) Notwithstanding any other provision of this definition of Net Income or Net Loss, any items which are specially allocated pursuant to Section 6.3 shall not be taken into account in computing Net Income or Net Loss. The amounts of the items of Partnership income, gain, loss, or deduction available to be specially allocated pursuant to Section 6.3 shall be determined by applying rules analogous to those set forth in this definition of Net Income or Net Loss.

“Net Proceeds” shall have the meaning set forth in Section 8.6.C(2).

“New Securities” means (i) any rights, options, warrants or convertible or exchangeable securities having the right to subscribe for or purchase REIT Shares or other shares of capital stock of the General Partner, excluding in each case, grants under any Stock Plan, or (ii) any Debt issued by the General Partner that provides any of the rights described in clause (i).

“Noncompensatory Option” means a “noncompensatory option” within the meaning of Regulations Sections 1.721-2(f) and 1.761-3(b)(2). For purposes of clarification, the Series C Preferred Units, the Series G

Preferred Units, the Series H Preferred Units, the Series I Preferred Units and the Series J Preferred Units shall be treated as Noncompensatory Options.

“Nonrecourse Deductions” shall have the meaning set forth in Regulations Section 1.704-2(b)(1), and the amount of Nonrecourse Deductions for a Partnership Year shall be determined in accordance with the rules of Regulations Section 1.704-2(c).

“Nonrecourse Liability” shall have the meaning set forth in Regulations Section 1.752-1(a)(2).

“Notice of Redemption” means the Notice of Redemption substantially in the form of Exhibit B to this Agreement.

“Offered Shares” shall have the meaning set forth in Section 8.6.C(1).

“Option Agreement” means that certain option agreement by and between the Partnership and Global Innovation Partners, LLC, whereby such entity granted the Partnership an option to acquire the Option Interests.

“Option Agreement Effective Date” means the date the Partnership acquires an Option Interest pursuant to the Option Agreement in exchange for Common Units.

“Option Interests” means that certain property or interest in entities which own certain real property.

“Parity Preferred Unit” means any class or series of Partnership Interests of the Partnership now or hereafter authorized, issued or outstanding expressly designated by the Partnership to rank on a parity with the Series C Preferred Units, the Series G Preferred Units, the Series H Preferred Units, the Series I Preferred Units and the Series J Preferred Units with respect to distributions or rights upon voluntary or involuntary liquidation, winding-up or dissolution of the Partnership, or both, as the context may require.

“Partner” means a General Partner or a Limited Partner, and “Partners” means the General Partner and the Limited Partners.

“Partner Minimum Gain” means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).

“Partner Nonrecourse Debt” shall have the meaning set forth in Regulations Section 1.704-2(b)(4).

“Partner Nonrecourse Deductions” shall have the meaning set forth in Regulations Section 1.704-2(i)(2), and the amount of Partner Nonrecourse Deductions with respect to a Partner Nonrecourse Debt for a Partnership Year shall be determined in accordance with the rules of Regulations Section 1.704-2(i)(2).

“Partnership” means the limited partnership formed under the Act and pursuant to this Agreement, and any successor thereto.

“Partnership Interest” means, an ownership interest in the Partnership of a Limited Partner or the General Partner and includes any and all benefits to which the Holder of such a Partnership Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. There may be one or more classes or series of Partnership Interests as provided in Section 4.3, 4.4 or 4.5. A Partnership Interest may be expressed as a number of Partnership Units. Unless otherwise expressly provided for by the General Partner at the time of the original issuance of any Partnership Interests, all Partnership Interests (whether of a Limited Partner or a General Partner) shall be of the same class or series. The Partnership Interests represented by the Common Units, the Profits Interest Units, the Series C

Preferred Units, the Series G Preferred Units, the Series H Preferred Units, the Series I Preferred Units and the Series J Preferred Units are the only Partnership Interests and each such type of Unit is a separate class of Partnership Interest for all purposes of this Agreement.

“Partnership Minimum Gain” shall have the meaning set forth in Regulations Section 1.704-2(b)(2), and the amount of Partnership Minimum Gain, as well as any net increase or decrease in Partnership Minimum Gain, for a Partnership Year shall be determined in accordance with the rules of Regulations Section 1.704-2(d).

“Partnership Record Date” means the record date established by the General Partner for the distribution of Available Cash pursuant to Section 5.1, which record date shall be the same as the record date established by the General Partner for a distribution to its stockholders of some or all of its portion of such distribution.

“Partnership Unit” or “Unit” means, with respect to any class of Partnership Interest, a fractional, undivided share of such class of Partnership Interest issued pursuant to Sections 4.1 and 4.3, 4.4 or 4.5. The ownership of Partnership Units may be evidenced by a certificate for units substantially in the form of Exhibit D hereto or as the General Partner may determine with respect to any class of Partnership Units issued from time to time under Section 4.1, 4.3, 4.4 and 4.5.

“Partnership Year” means the fiscal year of the Partnership, which shall be the calendar year.

“Percentage Interest” means, as to a Partner holding a class or series of Partnership Interests, its interest in such class or series as determined by dividing the Partnership Units of such class or series owned by such Partner by the total number of Partnership Units of such class then outstanding as specified in Exhibit A attached hereto, as such Exhibit may be amended from time to time. If the Partnership issues more than one class or series of Partnership Interests, the interest in the Partnership among the classes or series of Partnership Interests shall be determined as set forth in the amendment to the Partnership Agreement setting forth the rights and privileges of such additional classes or series of Partnership Interest, if any, as contemplated by Section 4.3.C.

“Person” means an individual or a corporation, partnership, limited liability company, trust, unincorporated organization, association or other entity.

“Plan” means the First Amended and Restated Digital Realty Trust, Inc., Digital Services, Inc. and Digital Realty Trust, L.P. 2004 Incentive Award Plan, as amended from time to time, the Digital Realty Trust, Inc., Digital Services, Inc. and Digital Realty Trust, L.P. 2014 Incentive Award Plan, as amended from time to time, or any successor plan to either such plan, as applicable.

“Plan Asset Regulation” means the regulations promulgated by the United States Department of Labor in Title 29, Code of Federal Regulations, Part 2510, Section 101.3, and any successor regulations thereto.

“Pledge” shall have the meaning set forth in Section 11.3.A.

“Preferred Distribution Shortfall” means, with respect to any Partnership Interests that are entitled to any preference in distributions of Available Cash pursuant to this Agreement, the aggregate amount of the required distributions for such outstanding Partnership Interests for all prior Distribution Periods minus the aggregate amount of the distributions made with respect to such outstanding Partnership Interests pursuant to this Agreement.

“Pricing Agreements” shall have the meaning set forth in Section 8.6.C(3)(b).

“Primary Offering Notice” shall have the meaning set forth in Section 8.6.F(4).

“Profits Interest Unitholder” means a Partner that holds Profits Interest Units.

“Profits Interest Units” means long term incentive partnership units of the Partnership having the rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption and conversion set forth herein and in the Plan (including the Class C Units and Class D Units). Profits Interest Units can be issued in one or more classes, or one or more series of any such classes bearing such relationship to one another as to allocations, distributions, and other rights as the General Partner shall determine in its sole and absolute discretion subject to Maryland law.

“Properties” means such interests in real property and personal property including without limitation, fee interests, interests in ground leases, interests in joint ventures, interests in mortgages, and Debt instruments as the Partnership may hold from time to time.

“Proposed Section 83 Safe Harbor Regulation” shall have the meaning set forth in Section 4.5.D.

“Qualified REIT Subsidiary” means any Subsidiary of the General Partner that is a “qualified REIT subsidiary” within the meaning of Section 856(i) of the Code.

“Qualified Transferee” means an “Accredited Investor” as such term is defined in Rule 501 promulgated under the Securities Act.

“Redemption” shall have the meaning set forth in Section 8.6.A.

“Regulations” means the Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Regulatory Allocations” shall have the meaning set forth in Section 6.3.A(viii).

“REIT” means a real estate investment trust, as defined under Sections 856 through 860 of the Code.

“REIT Requirements” shall have the meaning set forth in Section 5.1.

“REIT Series C Preferred Share” means a share of 6.625% Series C Cumulative Redeemable Perpetual Preferred Stock, par value $0.01 per share, liquidation preference $25 per share, of the General Partner, with such rights, priorities and preferences as shall be designated by the Board of Directors in accordance with the Charter.

“REIT Series G Preferred Share” means a share of 5.875% Series G Cumulative Redeemable Preferred Stock, par value $0.01 per share, liquidation preference $25 per share, of the General Partner, with such rights, priorities and preferences as shall be designated by the Board of Directors in accordance with the Charter.

“REIT Series H Preferred Share” means a share of 7.375% Series H Cumulative Redeemable Preferred Stock, par value $0.01 per share, liquidation preference $25 per share, of the General Partner, with such rights, priorities and preferences as shall be designated by the Board of Directors in accordance with the Charter.

“REIT Series I Preferred Share” means a share of 6.350% Series I Cumulative Redeemable Preferred Stock, par value $0.01 per share, liquidation preference $25 per share, of the General Partner, with such rights, priorities and preferences as shall be designated by the Board of Directors in accordance with the Charter.

“REIT Series J Preferred Share” means a share of 5.250% Series J Cumulative Redeemable Preferred Stock, par value $0.01 per share, liquidation preference $25 per share, of the General Partner, with such rights, priorities and preferences as shall be designated by the Board of Directors in accordance with the Charter.

“REIT Share” means a share of common stock, par value $0.01 per share, of the General Partner.

“REIT Share Market Value” means, with respect to a REIT Share, the average of the daily market price for the ten (10) consecutive trading days immediately preceding the Specified Redemption Date. The market price for each such trading day shall be: (i) if the REIT Shares are listed or admitted to trading on any securities exchange, the closing price, regular way, on such day, or if no such sale takes place on such day, the average of the closing bid and asked prices on such day, in either case as reported in the principal consolidated transaction reporting system, (ii) if the REIT Shares are not listed or admitted to trading on any securities exchange, the last reported sale price on such day or, if no sale takes place on such day, the average of the closing bid and asked prices on such day, as reported by a reliable quotation source designated by the Company, or (iii) if the REIT Shares are not listed or admitted to trading on any securities exchange and no such last reported sale price or closing bid and asked prices are available, the average of the reported high bid and low asked prices on such day, as reported by a reliable quotation source designated by the Company, or if there shall be no bid and asked prices on such day, the average of the high bid and low asked prices, as so reported, on the most recent day (not more than ten (10) days prior to the date in question) for which prices have been so reported; provided that if there are no bid and asked prices reported during the ten (10) days prior to the date in question, the REIT Share Market Value of the REIT Share shall be determined by the Board of Directors of the Company acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate.

“REIT Shares Amount” means, as of any date, an aggregate number of REIT Shares equal to the number of Tendered Units, as adjusted (x) pursuant to Section 7.5 (in the event the General Partner acquires material assets, other than on behalf of the Partnership) and (y) for stock dividends and distributions, stock splits and subdivisions, reverse stock splits and combinations, distributions of rights, warrants or options, and distributions of evidences of indebtedness or assets relating to assets not received by the General Partner pursuant to a pro rata distribution by the Partnership.

“ROFO Agreement” means those certain Right of First Offer Agreements by and between the Partnership and Global Innovation Partners, LLC, whereby Global Innovation Partners, LLC granted the Partnership the right to acquire the ROFO Interests.

“ROFO Agreement Effective Date” means the date the Partnership acquires the ROFO Interests pursuant to the respective ROFO Agreements in exchange for Common-Equivalent Units.

“ROFO Interests” means those certain properties or interests in entities which own certain real property described in the respective ROFO Agreements.

“Section 83 Safe Harbor” shall have the meaning set forth in Section 4.5.D.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder and any successor statute thereto.

“Series C Articles Supplementary” means the Articles Supplementary of the General Partner in connection with its REIT Series C Preferred Shares, as filed with the Maryland State Department of Assessments and Taxation on [●], 2017.

“Series C Preferred Capital” means a Capital Account balance equal to the product of (i) the number of Series C Preferred Units then held by the General Partner multiplied by (ii) the sum of $25, any Preferred Distribution Shortfall per Series C Preferred Unit and any accrued and unpaid distribution per Series C Preferred Unit for the current Distribution Period.

“Series C Preferred Unit Distribution Payment Date” shall have the meaning set forth in Section 21.2.A.

“Series C Preferred Units” shall have the meaning set forth in Section 21.1.

“Series C Priority Return” shall mean an amount equal to 6.625% per annum on the stated value of $25 per Series C Preferred Unit (equivalent to the fixed annual amount of $1.65625 per Series C Preferred Unit), commencing on the date of original issuance of the Series C Preferred Units. For any partial quarterly period, the amount of the Series C Priority Return shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months.

“Series G Articles Supplementary” means the Articles Supplementary of the General Partner in connection with its REIT Series G Preferred Shares, as filed with the Maryland State Department of Assessments and Taxation on April 8, 2013.

“Series G Preferred Capital” means a Capital Account balance equal to the product of (i) the number of Series G Preferred Units then held by the General Partner multiplied by (ii) the sum of $25, any Preferred Distribution Shortfall per Series G Preferred Unit and any accrued and unpaid distribution per Series G Preferred Unit for the current Distribution Period.

“Series G Preferred Unit Distribution Payment Date” shall have the meaning set forth in Section 22.2.A.

“Series G Preferred Units” shall have the meaning set forth in Section 22.1.

“Series G Priority Return” shall mean an amount equal to 5.875% per annum on the stated value of $25 per Series G Preferred Unit (equivalent to the fixed annual amount of $1.46875 per Series G Preferred Unit), commencing on the date of original issuance of the Series G Preferred Units. For any partial quarterly period, the amount of the Series G Priority Return shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months.

“Series H Articles Supplementary” means (i) the Articles Supplementary of the General Partner in connection with its REIT Series H Preferred Shares, as filed with the Maryland State Department of Assessments and Taxation on March 25, 2014, as corrected by the Certificate of Correction filed with, and accepted for record by, the Maryland State Department of Assessments and Taxation on April 4, 2014 and (ii) the Articles Supplementary of the General Partner in connection with its REIT Series H Preferred Shares, as filed with the Maryland State Department of Assessments and Taxation on April 4, 2014.

“Series H Preferred Capital” means a Capital Account balance equal to the product of (i) the number of Series H Preferred Units then held by the General Partner multiplied by (ii) the sum of $25, any Preferred Distribution Shortfall per Series H Preferred Unit and any accrued and unpaid distribution per Series H Preferred Unit for the current Distribution Period.

“Series H Preferred Unit Distribution Payment Date” shall have the meaning set forth in Section 23.2.A.

“Series H Preferred Units” shall have the meaning set forth in Section 23.1.

“Series H Priority Return” shall mean an amount equal to 7.375% per annum on the stated value of $25 per Series H Preferred Unit (equivalent to the fixed annual amount of $1.84375 per Series H Preferred Unit), commencing on the date of original issuance of the Series H Preferred Units. For any partial quarterly period, the amount of the Series H Priority Return shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months.

“Series I Articles Supplementary” means the Articles Supplementary of the General Partner in connection with its REIT Series I Preferred Shares, as filed with the Maryland State Department of Assessments and Taxation on August 21, 2015.

“Series I Preferred Capital” means a Capital Account balance equal to the product of (i) the number of Series I Preferred Units then held by the General Partner multiplied by (ii) the sum of $25, any Preferred Distribution Shortfall per Series I Preferred Unit and any accrued and unpaid distribution per Series I Preferred Unit for the current Distribution Period.

“Series I Preferred Unit Distribution Payment Date” shall have the meaning set forth in Section 24.2.A.

“Series I Preferred Units” shall have the meaning set forth in Section 24.1.

“Series I Priority Return” shall mean an amount equal to 6.350% per annum on the stated value of $25 per Series I Preferred Unit (equivalent to the fixed annual amount of $1.5875 per Series I Preferred Unit), commencing on the date of original issuance of the Series I Preferred Units. For any partial quarterly period, the amount of the Series I Priority Return shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months.

“Series J Articles Supplementary” means the Articles Supplementary of the General Partner in connection with its REIT Series J Preferred Shares, as filed with the Maryland State Department of Assessments and Taxation on August 4, 2017.

“Series J Preferred Capital” means a Capital Account balance equal to the product of (i) the number of Series J Preferred Units then held by the General Partner multiplied by (ii) the sum of $25, any Preferred Distribution Shortfall per Series J Preferred Unit and any accrued and unpaid distribution per Series J Preferred Unit for the current Distribution Period.

“Series J Preferred Unit Distribution Payment Date” shall have the meaning set forth in Section 25.2.A.

“Series J Preferred Units” shall have the meaning set forth in Section 25.1.

“Series J Priority Return” shall mean an amount equal to 5.250% per annum on the stated value of $25 per Series J Preferred Unit (equivalent to the fixed annual amount of $1.3125 per Series J Preferred Unit), commencing on the date of original issuance of the Series J Preferred Units. For any partial quarterly period, the amount of the Series J Priority Return shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months.

“Single Funding Notice” shall have the meaning set forth in Section 8.6.C(1)(b).

“Sixteenth Amended and Restated Partnership Agreement” shall have the meaning set forth in the recitals.

“Specified Redemption Date” means the day of receipt by the General Partner of a Notice of Redemption; provided that in the event the General Partner elects a Stock Offering Funding pursuant to Section 8.6.C, such Specified Redemption Date shall be deferred until the next Business Day following the date of the closing of the Stock Offering Funding.

“Stock Offering Funding” shall have the meaning set forth in Section 8.6.C(1)(a).

“Stock Plan” means any stock incentive, stock option, stock ownership or employee benefits plan of the General Partner.

“Subsequent Redemption” shall have the meaning set forth in Section 8.6.F(4).

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, joint venture or other entity of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests is owned, directly or indirectly, by such Person.

“Subsidiary Partnership” means any partnership or limited liability company that is a Subsidiary of the Partnership.

“Substituted Limited Partner” means a Person who is admitted as a Limited Partner to the Partnership pursuant to Section 11.4.

“Surviving Partnership” shall have the meaning set forth in Section 11.2.B(2)(b).

“Tax Items” shall have the meaning set forth in Section 6.4.A.

“Tenant” means any tenant from which the General Partner derives rent either directly or indirectly through partnerships, including the Partnership.

“Tendered Units” shall have the meaning set forth in Section 8.6.A.

“Tendering Partner” shall have the meaning set forth in Section 8.6.A.

“Termination Transaction” shall have the meaning set forth in Section 11.2.B.

“Transaction” shall have the meaning set forth in Section 8.7.F.

“Twelve-Month Period” means a twelve-month period ending on the first anniversary of the Effective Date or on each subsequent anniversary thereof.

“Unvested Profits Interest Units” shall have the meaning set forth in Section 4.5.C(a).

“Vested Profits Interest Units” shall have the meaning set forth in Section 4.5.C.

“Vesting Agreement” means each or any, as the context implies, vesting agreement entered into by a Profits Interest Unitholder upon acceptance of an award of Unvested Profits Interest Units under the Plan (as such agreement may be amended, modified or supplemented from time to time), including any Class C Units Agreements and Class D Units Agreements.

“Withdrawing Partner” shall have the meaning set forth in Section 8.6.C(3)(c).

Section 1.2 Rules of Construction

Unless otherwise indicated, all references herein to “REIT,” “REIT Requirements,” “REIT Shares” and “REIT Shares Amount” with respect to the General Partner shall apply only with reference to the Company.

ARTICLE 2.

ORGANIZATIONAL MATTERS

Section 2.1 Organization

The Partnership is a limited partnership formed pursuant to the provisions of the Act and upon the terms and conditions set forth in this Agreement. Except as expressly provided herein, the rights and obligations of the Partners and the administration and termination of the Partnership shall be governed by the Act. The Partnership Interest of each Partner shall be personal property for all purposes.

Section 2.2 Name

The name of the Partnership is Digital Realty Trust, L.P. The Partnership’s business may be conducted under any other name or names deemed advisable by the General Partner, including the name of the General Partner or any Affiliate thereof. The words “Limited Partnership,” “L.P.,” “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for the purposes of complying with the laws of any jurisdiction that so requires. The General Partner in its sole and absolute discretion may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

Section 2.3 Registered Office and Agent; Principal Office

The name and address of the registered office and registered agent of the Partnership in the State of Maryland is National Registered Agents, Inc., 2405 York Road, Suite 201, Lutherville Timonium, MD 21093-2264. The address of the principal office of the Partnership in the State of Maryland is c/o National Registered Agents, Inc., 2405 York Road, Suite 201, Lutherville Timonium, MD 21093-2264. The principal office of the Partnership is located at Four Embarcadero Center, Suite 3200, San Francisco, California 94111, or such other place as the General Partner may from time to time designate by notice to the other Partners. The Partnership may maintain offices at such other place or places within or outside the State of Maryland as the General Partner deems advisable.

Section 2.4 Power of Attorney

A. Each Limited Partner and each Assignee constitutes and appoints the General Partner, any Liquidator, and authorized officers and attorneys-in-fact of each, and each of those acting singly, in each case with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead to:

(1) execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (a) all certificates, documents and other instruments (including, without limitation, this Agreement and the Certificate and all amendments or restatements thereof) that the General Partner or the Liquidator deems appropriate or necessary to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the Limited Partners have limited liability) in the State of Maryland and in all other jurisdictions in which the Partnership may conduct business or own property; (b) all instruments that the General Partner or any Liquidator deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms; (c) all conveyances and other instruments or documents that the General Partner or any Liquidator deems appropriate or necessary to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement, including, without limitation, a certificate of cancellation; (d) all instruments relating to the admission, withdrawal, removal or substitution of any Partner pursuant to, or other events described in, Articles 11, 12 or 13 or the Capital Contribution of any Partner; and (e) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of Partnership Interests; and

(2) execute, swear to, acknowledge and file all ballots, consents, approvals, waivers, certificates and other instruments appropriate or necessary, in the sole and absolute discretion of the General Partner or any Liquidator, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action which is made or given by the Partners hereunder or is consistent with the terms of this Agreement or appropriate or necessary, in the sole discretion of the General Partner or any Liquidator, to effectuate the terms or intent of this Agreement.

Nothing contained herein shall be construed as authorizing the General Partner or any Liquidator to amend this Agreement except in accordance with Article 14 or as may be otherwise expressly provided for in this Agreement.

B. The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, in recognition of the fact that each of the Partners will be relying upon the power of the General Partner and any Liquidator to act as contemplated by this Agreement in any filing or other action by it on behalf of the Partnership, and it shall survive and not be affected by the subsequent Incapacity of any Limited Partner or

Assignee and the transfer of all or any portion of such Limited Partner’s or Assignee’s Common-Equivalent Units and shall extend to such Limited Partner’s or Assignee’s heirs, successors, assigns and personal representatives. Each such Limited Partner or Assignee hereby agrees to be bound by any representation made by the General Partner or any Liquidator, acting in good faith pursuant to such power of attorney; and each such Limited Partner or Assignee hereby waives any and all defenses which may be available to contest, negate or disaffirm the action of the General Partner or any Liquidator, taken in good faith under such power of attorney. Each Limited Partner or Assignee shall execute and deliver to the General Partner or any Liquidator, within 15 days after receipt of the General Partner’s or Liquidator’s request therefor, such further designation, powers of attorney and other instruments as the General Partner or the Liquidator, as the case may be, deems necessary to effectuate this Agreement and the purposes of the Partnership.

Section 2.5 Term

The term of the Partnership commenced on July 21, 2004 and shall continue until December 31, 2104 unless it is dissolved sooner pursuant to the provisions of Article 13 or as otherwise provided by law.

ARTICLE 3.

PURPOSE

Section 3.1 Purpose and Business

The purpose and nature of the business to be conducted by the Partnership is (i) to conduct any business that may be lawfully conducted by a limited partnership organized pursuant to the Act, (ii) to enter into any partnership, joint venture or other similar arrangement to engage in any business described in the foregoing clause (i) or to own interests in any entity engaged, directly or indirectly, in any such business and (iii) to do anything necessary or incidental to the foregoing; provided, however, that such business shall be limited to and conducted in such a manner as to permit the General Partner at all times to be classified as a REIT for federal income tax purposes, unless the General Partner ceases to qualify as a REIT for reasons other than the conduct of the business of the Partnership. In connection with the foregoing, and without limiting the General Partner’s right in its sole discretion to cease qualifying as a REIT, the Partners acknowledge that the General Partner’s current status as a REIT inures to the benefit of all the Partners and not solely the General Partner.

Section 3.2 Powers

The Partnership is empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described herein and for the protection and benefit of the Partnership, including, without limitation, full power and authority, directly or through its ownership interest in other entities, to enter into, perform and carry out contracts of any kind, borrow money and issue evidences of indebtedness, whether or not secured by mortgage, deed of trust, pledge or other lien, acquire, own, manage, improve and develop real property, and lease, sell, transfer and dispose of real property; provided, however, notwithstanding anything to the contrary in this Agreement, the Partnership shall not, absent the consent of the General Partner, which may be given or withheld in its sole and absolute discretion, take, or refrain from taking, any action which, in the judgment of the General Partner, in its sole and absolute discretion, could (i) adversely affect the ability of the General Partner to continue to qualify as a REIT, (ii) subject the General Partner to any taxes under Section 857 or Section 4981 of the Code, or (iii) violate any law or regulation of any governmental body or agency having jurisdiction over the General Partner or its securities, unless any such action (or inaction) under (i), (ii) or (iii) shall have been specifically consented to by the General Partner in writing.

Section 3.3 Partnership Only for Purposes Specified

The Partnership shall be a partnership only for the purposes specified in Section 3.1, and this Agreement shall not be deemed to create a partnership among the Partners with respect to any activities whatsoever other than the activities within the purposes of the Partnership as specified in Section 3.1. Except as otherwise provided in this Agreement, no Partner shall have any authority to act for, bind, commit or assume any obligation or responsibility on behalf of the Partnership, its Properties or any other Partner. No Partner, in its capacity as a Partner under this Agreement, shall be responsible or liable for any indebtedness or obligation of another Partner, nor shall the Partnership be responsible or liable for any indebtedness or obligation of any Partner, incurred either before or after the execution and delivery of this Agreement by such Partner, except as to those responsibilities, liabilities, indebtedness or obligations incurred pursuant to and as limited by the terms of this Agreement and the Act.

Section 3.4 Representations and Warranties by the Parties

A. Each Partner that is an individual represents and warrants to each other Partner that (i) such Partner has the legal capacity to enter into this Agreement and perform such Partner’s obligations hereunder, (ii) the consummation of the transactions contemplated by this Agreement to be performed by such Partner will not result in a breach or violation of, or a default under, any agreement by which such Partner or any of such Partner’s property is or are bound, or any statute, regulation, order or other law to which such Partner is subject, (iii) such Partner is a “United States person” within the meaning of Section 7701(a)(30) of the Code, and (iv) this Agreement is binding upon, and enforceable against, such Partner in accordance with its terms.

B. Each Partner that is not an individual represents and warrants to each other Partner that (i) its execution and delivery of this Agreement and all transactions contemplated by this Agreement to be performed by it have been duly authorized by all necessary action, including without limitation, that of its general partner(s), member(s), committee(s), trustee(s), beneficiaries, directors and/or stockholder(s), as the case may be, as required, (ii) the consummation of such transactions shall not result in a breach or violation of, or a default under, its certificate of limited partnership, partnership agreement, trust agreement, limited liability company operating agreement, charter or bylaws, as the case may be, any agreement by which such Partner or any of such Partner’s properties or any of its partners, members, beneficiaries, trustees or stockholders, as the case may be, is or are bound, or any statute, regulation, order or other law to which such Partner or any of its partners, members, trustees, beneficiaries or stockholders, as the case may be, is or are subject, (iii) such Partner is a “United States person” within the meaning of Section 7701(a)(30) of the Code and (iv) this Agreement is binding upon, and enforceable against, such Partner in accordance with its terms.

C. Each Partner represents, warrants, and agrees that it has acquired and continues to hold its interest in the Partnership for its own account for investment only and not for the purpose of, or with a view toward, the resale or distribution of all or any part thereof, nor with a view toward selling or otherwise distributing such interest or any part thereof at any particular time or under any predetermined circumstances. Each Partner further represents and warrants that it is a sophisticated investor, able and accustomed to handling sophisticated financial matters for itself, particularly real estate investments, and that it has a sufficiently high net worth that it does not anticipate a need for the funds it has invested in the Partnership in what it understands to be a highly speculative and illiquid investment. Each Partner represents, warrants and agrees that such Partner is an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D under the Securities Act), unless receipt of such representation is waived by the General Partner.

D. Each Partner acknowledges that (i) the Partnership Units (and any REIT Shares that might be exchanged therefor) have not been registered under the Securities Act and may not be transferred unless they are subsequently registered under the Securities Act or an exemption from such registration is available (it being understood that the Partnership has no intention of so registering the Partnership Units), (ii) a restrictive legend in the form set forth in Exhibit D shall be placed on the certificates representing the Partnership Units, and (iii) a notation shall be made in the appropriate records of the Partnership indicating that the Partnership Units are subject to restrictions on transfer.

E. Each Limited Partner further represents, warrants, covenants and agrees as follows:

(1) Except as provided in Exhibit E, at any time such Partner actually or Constructively Owns a 5% or greater capital interest or profits interest in the Partnership, it does not and will not, without the prior written consent of the General Partner, actually own or Constructively Own (a) with respect to any Tenant that is a corporation, any stock of such Tenant, and (b) with respect to any Tenant that is not a corporation, any interests in either the assets or net profits of such Tenant.

(2) Except as provided in Exhibit F, at any time such Partner actually or Constructively Owns a 25% or greater capital interest or profits interest in the Partnership, it does not, and agrees that it will not without the prior written consent of the General Partner, actually own or Constructively Own, any stock in the General Partner, other than any REIT Shares or other shares of capital stock of the General Partner such Partner may acquire (a) as a result of an exchange of Tendered Units pursuant to Section 8.6 or (b) upon the exercise of options granted or delivery of REIT Shares pursuant to any Stock Plan, in each case subject to the ownership limitations set forth in the General Partner’s Charter.

(3) Upon request of the General Partner, it will disclose to the General Partner the amount of REIT Shares or other shares of capital stock of the General Partner, or shares of capital stock or other interests in Tenants, that it actually owns or Constructively Owns.

(4) It understands that if, for any reason, (a) the representations, warranties or agreements set forth in E(1) or (2) above are violated, or (b) the Partnership’s actual or Constructive Ownership of REIT Shares or other shares of capital stock of the General Partner violates the limitations set forth in the Charter, then (x) some or all of the Redemption rights of the Partners may become non-exercisable, and (y) some or all of the REIT Shares owned by the Partners may be automatically transferred to a trust for the benefit of a charitable beneficiary, as provided in the Charter.

(5) Without the consent of the General Partner, which may be given or withheld in its sole discretion, no Partner shall take any action that would cause (i) the Partnership at any time to have more than 100 partners, including as partners (“flow through partners”) those persons indirectly owning an interest in the Partnership through a partnership, limited liability company, S corporation or grantor trust (such entity, a “flow through entity”), but only if substantially all of the value of such person’s interest in the flow through entity is attributable to the flow through entity’s interest (direct or indirect) in the Partnership; or (ii) the Partnership Interest initially issued to such Partner or its predecessors to be held by more than seven (7) partners, including as partners any flow through partners.

F. The representations and warranties contained in this Section 3.4 shall survive the execution and delivery of this Agreement by each Partner and the dissolution and winding-up of the Partnership.

G. Each Partner hereby acknowledges that no representations as to potential profit, cash flows, funds from operations or yield, if any, in respect of the Partnership or the General Partner have been made by any Partner or any employee or representative or Affiliate of any Partner, and that projections and any other information, including, without limitation, financial and descriptive information and documentation, which may have been in any manner submitted to such Partner shall not constitute any representation or warranty of any kind or nature, express or implied.

Section 3.5 Certain ERISA Matters

Each Partner acknowledges that the Partnership is intended to qualify as a “real estate operating company” (as such term is defined in the Plan Asset Regulation). The General Partner may structure the investments in, relationships with and conduct with respect to Properties and any other assets of the Partnership so that the Partnership will be a “real estate operating company” (as such term is defined in the Plan Asset Regulation).

ARTICLE 4.

CAPITAL CONTRIBUTIONS

Section 4.1 Capital Contributions of the Partners

At the time of their respective execution of this Agreement, the Partners shall make or shall have made Capital Contributions as set forth in Exhibit A to this Agreement. The Partners shall own Partnership Units of the class or series and in the amounts set forth in Exhibit A and shall have a Percentage Interest in the Partnership as set forth in Exhibit A, which Percentage Interest shall be adjusted in Exhibit A from time to time by the General Partner to the extent necessary to reflect accurately exchanges, redemptions, Capital Contributions, the issuance of additional Partnership Units or similar events having an effect on a Partner’s Percentage Interest. Except as required by law, as otherwise provided in Sections 4.3, 4.4, 4.5 and 10.5, or as otherwise agreed to by a Partner and the Partnership, no Partner shall be required or permitted to make any additional Capital Contributions or loans to the Partnership. Unless otherwise specified by the General Partner at the time of the creation of any class of Partnership Interests, the corresponding class or series of capital stock for any Partnership Units issued shall be REIT Shares.

Section 4.2 Loans by Third Parties

Subject to Section 4.3, the Partnership may incur Debt, or enter into other similar credit, guarantee, financing or refinancing arrangements for any purpose (including, without limitation, in connection with any further acquisition of Properties) with any Person that is not the General Partner upon such terms as the General Partner determines appropriate; provided that, the Partnership shall not incur any Debt that is recourse to the General Partner, except to the extent otherwise agreed to by the General Partner in its sole discretion.

Section 4.3 Additional Funding and Capital Contributions

A. General. The General Partner may, at any time and from time to time determine that the Partnership requires additional funds (“Additional Funds”) for the acquisition of additional Properties or for such other Partnership purposes as the General Partner may determine. Additional Funds may be raised by the Partnership, at the election of the General Partner, in any manner provided in, and in accordance with, the terms of this Section 4.3. No Person shall have any preemptive, preferential or similar right or rights to subscribe for or acquire any Partnership Interest, except as set forth in this Section 4.3.

B. Issuance of Additional Partnership Interests. The General Partner, in its sole and absolute discretion, may raise all or any portion of the Additional Funds by accepting additional Capital Contributions of cash. The General Partner may also accept additional Capital Contributions of real property or any other non-cash assets. In connection with any such additional Capital Contributions (of cash or property), the General Partner is hereby authorized to cause the Partnership from time to time to issue to Partners (including the General Partner) or other Persons (including, without limitation, in connection with the contribution of tangible or intangible property, services, or other consideration permitted by the Act to the Partnership) additional Partnership Units or other Partnership Interests, which may be Common Units or other Partnership Units issued in one or more classes, or one or more series of any of such classes, with such designations, preferences and relative, participating, optional, conversion, exchange or other special rights, powers, and duties, including rights, powers, and duties senior to then existing Limited Partner Interests, all as shall be determined by the General Partner in its sole and absolute discretion subject to Maryland law, including without limitation, (i) the allocations of items of Partnership income, gain, loss, deduction, and credit to such class or series of Partnership Interests; (ii) the right of each such class or series of Partnership Interests to share in Partnership distributions; (iii) the rights of each such class or series of Partnership Interests upon dissolution and liquidation of the Partnership; and (iv) the right to vote, including, without limitation, the Limited Partner approval rights set forth in Section 11.2.A; provided, that no such additional Partnership Units or other Partnership Interests shall be issued to the General Partner unless either (a) (1) the additional Partnership Interests are issued in connection with the grant, award, or issuance of shares of the General Partner pursuant to Section 4.3.C below, which shares have designations, preferences, and other rights (except voting rights) such that the economic interests attributable to such shares are substantially similar to the designations, preferences and other rights of the additional Partnership Interests issued to the General Partner in accordance with this Section 4.3.B, and (2) the General Partner shall make a Capital Contribution to the Partnership in an amount equal to any net proceeds raised in connection with such issuance, or (b) the additional Partnership Interests are issued to all Partners holding Partnership Interests in the same class in proportion to their respective Percentage Interests in such class or (c) the additional Partnership Interests are issued pursuant to a Stock Plan. The General Partner’s determination that consideration is adequate shall be conclusive insofar as the adequacy of consideration relates to whether the Partnership Interests are validly issued and paid. In the event that the Partnership issues additional Partnership Interests pursuant to this Section 4.3.B, the General Partner shall make such revisions to this Agreement (including but not limited to the revisions described in Section 5.4, Section 6.2.B, and Section 8.6) as it determines are necessary to reflect the issuance of such additional Partnership Interests.

C. Issuance of REIT Shares or Other Securities by the General Partner. Except as provided in the next following paragraph of this Section 4.3C, the General Partner shall not issue any additional REIT Shares, other shares of capital stock of the General Partner or New Securities (other than REIT Shares issued pursuant to Section 8.6 or such shares, stock or securities pursuant to a dividend or distribution (including any stock split) to all of its stockholders or all of its stockholders who hold a particular class of stock of the General Partner), unless (i) the General Partner shall cause the Partnership to issue to the General Partner, Partnership Interests or rights, options, warrants or convertible or exchangeable securities of the Partnership having designations, preferences and other rights, all such that the economic interests thereof are substantially similar to those of the REIT Shares, other shares of capital stock of the General Partner or New Securities issued by the General Partner and (ii) the General Partner shall make a Capital Contribution of any net proceeds from the issuance of such additional REIT Shares, other shares of capital stock or New Securities, as the case may be, and from any exercise of the rights contained in such additional New Securities, as the case may be. Without limiting the foregoing, the General Partner is expressly authorized to issue REIT Shares, other shares of capital stock of the General Partner or New Securities for no tangible value or for less than fair market value, and the General Partner is expressly authorized to cause the Partnership to issue to the General Partner corresponding Partnership Interests, so long as (x) the General Partner concludes in good faith that such issuance of Partnership Interests is in the interests of the Partnership; and (y) the General Partner contributes all proceeds, if any, from such issuance and exercise to the Partnership.

In connection with the General Partner’s initial public offering of REIT Shares, any other issuance of REIT Shares, other capital stock of the General Partner or New Securities, the General Partner shall contribute to the Partnership, any net proceeds raised in connection with such issuance; provided, that the General Partner may use a portion of the net proceeds from any offering to acquire Partnership Units or other assets (provided such other assets are contributed to the Partnership pursuant to the terms of this Agreement); and provided, further, that if the net proceeds actually received by the General Partner are less than the gross proceeds of such issuance as a result of any underwriter’s discount or other expenses paid or incurred in connection with such issuance then, except to the extent such net proceeds are used to acquire Partnership Units, the General Partner shall be deemed to have made a Capital Contribution to the Partnership in the amount equal to the sum of the net proceeds of such issuance plus the amount of such underwriter’s discount and other expenses paid by the General Partner (which discount and expense shall be treated as an expense for the benefit of the Partnership for purposes of Section 7.4). In the case of issuance of REIT Shares by the General Partner in any offering, whether registered under the Securities Act or exempt from such registration, underwritten, offered and sold directly to investors or through agents or other intermediaries, or otherwise distributed, for purposes of determining the number of additional Common Units issuable upon a Capital Contribution funded by the net proceeds thereof consistently with the immediately preceding sentence, any discount from the then current market price of REIT Shares shall be disregarded such that an equal number of Common Units can be issued to the General Partner as the number of REIT Shares sold by the General Partner in such offering, consistently with the determination of Partners’ Percentage Interests as provided in Section 4.3.D. In the case of issuances of REIT Shares, other capital stock of the General Partner or New Securities pursuant to any Stock Plan at a discount from fair market value or for no value, the amount of such discount representing compensation to the employee, as determined by the General Partner, shall be treated as an expense for the benefit of the Partnership for purposes of Section 7.4 and, as a result, the General Partner shall be deemed to have made a Capital Contribution to the Partnership in an amount equal to the sum of any net proceeds of such issuance plus the amount of such expense.

D. Percentage Interest Adjustments in the Case of Capital Contributions for Partnership Units. Upon the acceptance of additional Capital Contributions in exchange for any class or series of Partnership Units, the Percentage Interest of each Partner in such class or series of Partnership Units shall be equal to a fraction, the numerator of which is equal to the sum of (i) the Deemed Partnership Interest Value of the Partnership Interest of such Partner in respect of such class or series (computed as of the Business Day immediately preceding the Adjustment Date) and (ii) the Agreed Value of additional Capital Contributions, if any, made by such Partner to the Partnership in such class or series of Partnership Interests as of such Adjustment Date, and the denominator of which is equal to the sum of (i) the Deemed Value of the Partnership Interests of such class or series (computed as of the Business Day immediately preceding the Adjustment Date), plus (ii) the aggregate Agreed Value of additional Capital Contributions contributed by all Partners and/or third parties to the Partnership on such Adjustment Date in such class or series. Provided, however, solely for purposes of calculating a Partner’s Percentage Interest pursuant to this Section 4.3.D, (i) in the case of cash Capital Contributions by the General Partner funded by an offering of REIT Shares or other shares of capital stock of the General Partner and (ii) in the case of the contribution of Properties by the General Partner which were acquired by the General Partner in exchange for REIT Shares or other shares of capital stock of the General Partner immediately prior to such contribution, the General Partner shall be issued a number of Partnership Units equal and corresponding to the number of such shares issued by the General Partner in exchange for such cash or Properties, the Partnership Units held by the other Partners shall not be adjusted, and the Partners’ Percentage Interests shall be adjusted accordingly. The General Partner shall promptly give each Partner written notice of its Percentage Interest, as adjusted. This Section 4.3.D shall not apply to the issuance of Profits Interest Units, which shall be governed by Section 4.5, and the General Partner may adjust Percentage Interests in a manner that is different from the provisions of this Section 4.3.D to the extent it reasonably determines it is appropriate to do so to reflect the value of the respective Capital Contributions made to the Partnership and the number of Partnership Units issued with respect thereto.

Section 4.4 Other Contribution Provisions

In the event that any Partner is admitted to the Partnership and is given (or is treated as having received) a Capital Account at the time of admission in exchange for services rendered to the Partnership, such transaction shall be treated by the Partnership and the affected Partner as if the Partnership had compensated such Partner in cash, and the Partner had contributed such cash to the capital of the Partnership. In addition, with the consent of the General Partner, in its sole discretion, one or more Limited Partners may enter into agreements with the Partnership, in the form of a guarantee or contribution agreement, which have the effect of providing a guarantee of certain obligations of the Partnership.

Section 4.5 Profit Interest Units

The General Partner may from time to time issue Profits Interest Units to Persons who provide services to the Partnership, for such consideration or for no consideration as the General Partner may determine to be appropriate, and admit such Persons as Limited Partners. Subject to the following provisions of this Section 4.5 and the special provisions of Sections 4.3.D, 6.2.C, 8.7, 8.8, Article 18 and Article 19, Profits Interest Units shall be treated as Common Units, with all of the rights, privileges and obligations attendant thereto. Subject to Section 18.2.A(4) and 19.2A(4), for purposes of computing the Partners’ Percentage Interests, Profits Interest Units shall be treated as Common Units. In particular, the Partnership shall maintain at all times a one-to-one correspondence between Profits Interest Units and Common Units for conversion, distribution and other purposes, including without limitation complying with the following procedures:

A. If an Adjustment Event occurs, then the General Partner shall make a corresponding adjustment to the Profits Interest Units to maintain a one-for-one conversion and economic equivalence ratio between Common Units and Profits Interest Units. The following shall be “Adjustment Events”: (i) the Partnership makes a distribution on all outstanding Common Units in Partnership Units, (ii) the Partnership subdivides the outstanding Common Units into a greater number of units or combines the outstanding Common Units into a smaller number of units, or (iii) the Partnership issues any Partnership Units in exchange for its outstanding Common Units by way of a reclassification or recapitalization of its Common Units. If more than one Adjustment Event occurs, the adjustment to the Profits Interest Units need be made only once using a single formula that takes into account each and every Adjustment Event as if all Adjustment Events occurred simultaneously. For the avoidance of doubt, the following shall not be Adjustment Events: (x) the issuance of Partnership Units in a financing, reorganization, acquisition or other similar business transaction, (y) the issuance of Partnership Units pursuant to any employee benefit or compensation plan or distribution reinvestment plan, or (z) the issuance of any Partnership Units to the Company in respect of a Capital Contribution to the Partnership of proceeds from the sale of securities by the Company. If the Partnership takes an action affecting the Common Units other than actions specifically described above as “Adjustment Events” and in the opinion of the General Partner such action would require an adjustment to the Profits Interest Units to maintain the one-to-one correspondence described above, the General Partner shall have the right to make such adjustment to the Profits Interest Units, to the extent permitted by law and by any applicable Stock Plan or other compensatory arrangement or incentive program pursuant to which Profits Interest Units are issued, in such manner and at such time as the General Partner, in its sole discretion, may determine to be reasonably appropriate under the circumstances. If an adjustment is made to the Profits Interest Units as herein provided the Partnership shall promptly file in the books and records of the Partnership an officer’s certificate setting forth such adjustment and a brief statement of the facts requiring such adjustment, which certificate shall be conclusive evidence of the correctness of such adjustment absent manifest error. Promptly after filing of such certificate, the Partnership shall mail a notice to each Profits Interest Unitholder setting forth the adjustment to his or her Profits Interest Units and the effective date of such adjustment.

B. Except as otherwise provided in this Agreement (including, without limitation, Article 18 with respect the Class C Units and Article 19 with respect to Class D Units) or by the General Partner with respect to any particular class or series of Profits Interest Units, (a) the Profits Interest Unitholders shall, in respect of each Distribution Payment Date, when, as and if authorized and declared by the General Partner out of assets legally available for that purpose, be entitled to receive distributions in an amount per Profits Interest Unit equal to the distributions per Common Unit, paid to holders of record on the same record date established by the General Partner with respect to such Distribution Payment Date; (b) references to additional Partnership Interests in Section 5.4 shall be deemed to include Profits Interest Units issued during a Distribution Period and such Section 5.4 shall apply in full to Profits Interest Units; (c) during any Distribution Period, so long as any Profits Interest Units are outstanding, no distributions (whether in cash or in kind) shall be authorized, declared or paid on Common Units, unless equal distributions have been or contemporaneously are authorized, declared and paid on the Profits Interest Units for such Distribution Period, (d) the Profits Interest Units shall rank pari passu with the Common Units as to the payment of regular and special periodic or other distributions and distribution of assets, and (e) any class or series of Partnership Units or Partnership Interests which by its terms specifies that it shall rank junior to, on a parity with, or senior to the Common Units with respect to distributions shall also rank junior to, on a parity with, or senior to, as the case may be, the Profits Interest Units. Notwithstanding the foregoing provisions of this Section 4.5.B, proceeds from a Liquidating Event shall be distributed to Holders of Partnership Units as set forth in Sections 5.3 and 13.2. Subject to the terms of any Vesting Agreement, a Profits Interest Unitholder shall be entitled to transfer his or her Profits Interest Units to the same extent, and subject to the same restrictions as holders of Common Units are entitled to transfer their Common Units pursuant to Article 11.

C. Profits Interest Units shall be subject to the following special provisions:

(a) Vesting Agreements. Profits Interest Units may, in the sole discretion of the General Partner, be issued subject to vesting, forfeiture and additional restrictions on transfer pursuant to the terms of a Vesting Agreement. The terms of any Vesting Agreement may be modified by the General Partner from time to time in its sole discretion, subject to any restrictions on amendment imposed by the relevant Vesting Agreement or by the Plan, if applicable. Profits Interest Units that were fully vested when issued or that have vested under the terms of a Vesting Agreement are referred to as “Vested Profits Interest Units”; all other Profits Interest Units shall be treated as “Unvested Profits Interest Units.”

(b) Forfeiture. Unless otherwise specified in the Vesting Agreement or in any applicable Stock Plan or other compensatory arrangement or incentive program pursuant to which Profits Interest Units are issued, upon the occurrence of any event specified in such Vesting Agreement, Stock Plan, arrangement or program as resulting in either the right of the Partnership or the General Partner to repurchase Profits Interest Units at a specified purchase price or some other forfeiture of any Profits Interest Units, then if the Partnership or the General Partner exercises such right to repurchase or forfeiture or upon the occurrence of the event causing forfeiture in accordance with the applicable Vesting Agreement, Stock Plan, arrangement or program, then the relevant Profits Interest Units shall immediately, and without any further action, be treated as cancelled and no longer outstanding for any purpose. Unless otherwise specified in the applicable Vesting Agreement, Stock Plan, arrangement or program, no consideration or other payment shall be due with respect to any Profits Interest Units that have been forfeited, other than any distributions declared with respect to a Partnership Record Date and with respect to such units, prior to the effective date of the forfeiture. Except as otherwise provided in this Agreement or any agreement relating to the grant of Profits Interest Units (including each Class C Units Agreement and Class D Units Agreement), in connection with any repurchase or forfeiture of such units, the balance of the portion of the Capital Account of the Profits Interest Unitholder that is attributable to all of his or her Profits Interest Units shall be reduced by the amount, if any, by which it exceeds the target balance contemplated by Section 6.2.C, calculated with respect to the Profits Interest Unitholder’s remaining Profits Interest Units, if any.

(c) Allocations. Profits Interest Unitholders shall be entitled to certain special allocations of gain under Section 6.2.C and of income under Article 19.

(d) Redemption. The Redemption Right provided to Limited Partners under Section 8.6 shall not apply with respect to Profits Interest Units unless and until they are converted to Common Units as provided in clause (f) below and Section 8.7.

(e) Legend. Any certificate evidencing an Profits Interest Unit shall bear an appropriate legend indicating that additional terms, conditions and restrictions on transfer, including without limitation any Vesting Agreement, apply to the Profits Interest Unit.

(f) Conversion to Common Units. Vested Profits Interest Units are eligible to be converted into Common Units under Section 8.7.

(g) Voting. Profits Interest Units shall have the voting rights provided in Section 8.8.

D. Each Partner authorizes the General Partner to elect to apply the safe harbor (the “Section 83 Safe Harbor”) set forth in proposed Regulations Section 1.83-3(l) and proposed IRS Revenue Procedure published in Notice 2005-43 (together, the “Proposed Section 83 Safe Harbor Regulation”) (under which the fair market value of a Partnership Interest that is transferred in connection with the performance of services is treated as being equal to the liquidation value of the interest) if such Proposed Section 83 Safe Harbor Regulation or similar

Regulations are promulgated as a final or temporary Regulations. If the General Partner determines that the Partnership should make such election, the General Partner is hereby authorized to amend this Agreement without the consent of any other Partner to provide that (i) the Partnership is authorized and directed to elect the Section 83 Safe Harbor, (ii) the Partnership and each of its Partners (including any Person to whom a Partnership Interest, including a Profits Interest Unit, is transferred in connection with the performance of services) will comply with all requirements of the Section 83 Safe Harbor with respect to all Partnership Interests transferred in connection with the performance of services while such election remains in effect and (iii) the Partnership and each of its Partners will take all actions necessary, including providing the Partnership with any required information, to permit the Partnership to comply with the requirements set forth or referred to in the applicable Regulations for such election to be effective until such time (if any) as the General Partner determines, in its sole discretion, that the Partnership should terminate such election. The General Partner is further authorized to amend this Agreement to modify Article 6 to the extent the General Partner determines in its discretion that such modification is necessary or desirable as a result of the issuance of any applicable law, Regulations, notice or ruling relating to the tax treatment of the transfer of a Partnership Interests in connection with the performance of services. Notwithstanding anything to the contrary in this Agreement, each Partner expressly confirms that it will be legally bound by any such amendment.

Section 4.6 No Preemptive Rights

Except to the extent expressly granted by the Partnership pursuant to another agreement, no Person shall have any preemptive, preferential or other similar right with respect to (i) additional Capital Contributions or loans to the Partnership or (ii) issuance or sale of any Partnership Units or other Partnership Interests.

ARTICLE 5.

DISTRIBUTIONS

Section 5.1 Requirement and Characterization of Distributions

The General Partner shall cause the Partnership to distribute quarterly all, or such portion as the General Partner may in its discretion determine, of Available Cash generated by the Partnership to the Partners who are Partners on the applicable Partnership Record Date with respect to such distribution, (1) first, with respect to any class or series of Partnership Interests that are entitled to any preference in distributions, in accordance with the rights of such class or series of Partnership Interests (and within such class or series, pro rata in proportion to the respective Percentage Interests on the applicable Partnership Record Date), and (2) second, with respect to any class or series of Partnership Interests that are not entitled to any preference in distributions, pro rata to each such class or series in accordance with the terms of such class or series to the Partners who are Partners of such class or series on the Partnership Record Date with respect to such distribution (and within each such class or series, pro rata in proportion to the respective Percentage Interests on such Partnership Record Date), subject to any limitations on distributions with respect to any class of Profits Interest Units. Unless otherwise expressly provided for herein or in an agreement, if any, entered into in connection with the creation of a new class or series of Partnership Interests created in accordance with Article 4, no Partnership Interest shall be entitled to a distribution in preference to any other Partnership Interest. The General Partner shall take such reasonable efforts, as determined by it in its sole and absolute discretion and consistent with its qualification as a REIT, to cause the Partnership to distribute sufficient amounts to enable the General Partner, for so long as the General Partner has determined to qualify as a REIT, to pay stockholder dividends that will (a) satisfy the requirements for qualifying as a REIT under the Code and Regulations (“REIT Requirements”), and (b) except to the extent otherwise determined by the General Partner, avoid the imposition of any federal income or excise tax liability on the General Partner, except to the extent that a distribution pursuant to clause (b) would prevent the Partnership from making a distribution to the Holders of Series C Preferred Units in accordance with Section 21.2, Series G Preferred Units in accordance with Section 22.2, Series H Preferred Units in accordance with Section 23.2, Series I Preferred Units in accordance with Section 24.2 and Series J Preferred Units in accordance with Section 25.2.

Section 5.2 Distributions in Kind

Except as expressly provided herein, no right is given to any Partner to demand and receive property other than cash. The General Partner may determine, in its sole and absolute discretion, to make a distribution in-kind to the Partners of Partnership assets, and such assets shall be distributed in such a fashion as to ensure that the fair market value is distributed and allocated in accordance with Articles 5, 6 and 10.

Section 5.3 Distributions Upon Liquidation

Notwithstanding Section 5.1, proceeds from a Liquidating Event shall be distributed to the Partners in accordance with Section 13.2.

Section 5.4 Distributions to Reflect Issuance of Additional Partnership Interests

In the event that the Partnership issues additional Partnership Interests to the General Partner or any Additional Limited Partner pursuant to Section 4.3.B, 4.3.C or 4.5, the General Partner shall make such revisions to this Article 5 as it determines are necessary to reflect the issuance of such additional Partnership Interests. In the absence of any agreement to the contrary, an Additional Limited Partner shall be entitled to the distributions set forth in Section 5.1 (without regard to this Section 5.4) with respect to the period during which the closing of its contribution to the Partnership occurs, multiplied by a fraction the numerator of which is the number of days from and after the date of such closing through the end of the applicable period, and the denominator of which is the total number of days in such period.

ARTICLE 6.

ALLOCATIONS

Section 6.1 Timing and Amount of Allocations of Net Income and Net Loss

Net Income and Net Loss of the Partnership shall be determined and allocated with respect to each Partnership Year of the Partnership as of the end of each such year. Subject to the other provisions of this Article 6, an allocation to a Partner of a share of Net Income or Net Loss shall be treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing Net Income or Net Loss.

Section 6.2 General Allocations

Except as otherwise provided in this Article 6, Net Income and Net Loss allocable with respect to a class of Partnership Interests shall be allocated to each of the Holders holding such class of Partnership Interests in accordance with their respective Percentage Interest of such class.

A. Allocation of Net Income and Net Losses.

(1) Net Income. Except as otherwise provided in Section 6.3, Net Income for any Partnership Year shall be allocated to the Partners in the following manner and order of priority:

(a) First, to the General Partner in an amount equal to the remainder, if any, of the cumulative Net Losses allocated to the General Partner pursuant to Section 6.2.A.2(d) for all prior Partnership Years minus the cumulative Net Income allocated to the General Partner pursuant to this Section 6.2.A.(1)(a) for all prior Partnership Years;

(b) Second, to each Limited Partner in an amount equal to the remainder, if any, of the cumulative Net Losses allocated to each such Limited Partner pursuant to Section 6.2.A.2(c) for all prior Partnership Years minus the cumulative Net Income allocated to such Limited Partner pursuant to this Section 6.2.A.(1)(b) for all prior Partnership Years;

(c) Third, to the General Partner in an amount equal to the remainder, if any, of the cumulative Net Losses allocated to the General Partner pursuant to Section 6.2.A.2(b) for all prior Partnership Years minus the cumulative Net Income allocated to such Partner pursuant to this Section 6.2.A.1(c) for all prior Partnership Years;

(d) Fourth, to the General Partner in an amount equal to the sum of (i) the excess of the cumulative Series G Priority Return on the Series G Preferred Units to the last day of the current Partnership Year or to the date of redemption or conversion of the Series G Preferred Units, to the extent such Series G Preferred Units are redeemed or converted during such year over the cumulative Net Income allocated to the General Partner pursuant to this clause (i) of this Section 6.2.A.1(d) for all prior Partnership Years, (ii) the excess of the cumulative Series H Priority Return on the Series H Preferred Units to the last day of the current Partnership Year or to the date of redemption or conversion of the Series H Preferred Units, to the extent such Series H Preferred Units are redeemed or converted during such year over the cumulative Net Income allocated to the General Partner pursuant to this clause (ii) of this Section 6.2.A.1(d) for all prior Partnership Years, (iii) the excess of the sum of (x) the cumulative Series I Priority Return on the Series I Preferred Units to the last day of the current Partnership Year or to the date of redemption or conversion of the Series I Preferred Units, to the extent such Series I Preferred Units are redeemed or converted during such year and (y) the Series I Preferential Distribution Amount over the cumulative Net Income allocated to the General Partner pursuant to this clause (iii) of this Section 6.2.A.1(d) for all prior Partnership Years, (iv) the excess of the cumulative Series C Priority Return on the Series C Preferred Units to the last day of the current Partnership Year or to the date of redemption or conversion of the Series C Preferred Units, to the extent such Series C Preferred Units are redeemed or converted during such year over the cumulative Net Income allocated to the General Partner pursuant to this clause (iv) of this Section 6.2.A.1(d) for all prior Partnership Years and (v) the excess of the cumulative Series J Priority Return on the Series J Preferred Units to the last day of the current Partnership Year or to the date of redemption or conversion of the Series J Preferred Units, to the extent such Series J Preferred Units are redeemed or converted during such year over the cumulative Net Income allocated to the General Partner pursuant to this clause (v) of this Section 6.2.A.1(d) for all prior Partnership Years, provided however that notwithstanding clauses (i)-(v) of this Section 6.2.A.1(d), in connection with any conversion of any such Partnership Units, the General Partner shall be permitted to make allocations of income or loss with respect to such Partnership Units and the Common Units issued upon such conversion that are consistent with the distributions payable with respect to such Partnership Units and Common Units;

(e) Fifth, to the General Partner and the Limited Partners in an amount equal to the remainder, if any, of the cumulative Net Losses allocated to each such Partner pursuant to Section 6.2.A.2(a) for all prior Partnership Years minus the cumulative Net Income allocated to each Partner pursuant to this Section 6.2.A.(1)(e) for all prior Partnership Years; and

(f) Sixth, to each of the Partners in accordance with their respective Percentage Interests in the Common-Equivalent Units, subject to any limitations on allocations with respect to any class of Profits Interest Units.

To the extent the allocations of Net Income set forth above in any paragraph of this Section 6.2.A.(1) are not sufficient to entirely satisfy the allocation set forth in such paragraph, such allocation shall be made in proportion to the total amount that would have been allocated pursuant to such paragraph without regard to such shortfall.

(2) Net Losses. Except as otherwise provided in Section 6.3, Net Losses for any Partnership Year shall be allocated to the Partners in the following manner and order of priority:

(a) First, to the General Partner and the Limited Partners in accordance with their respective Percentage Interests in the Common-Equivalent Units (to the extent consistent with this Section 6.2.A(2)(a)) until the Adjusted Capital Account Balance (ignoring for this purpose any amounts a Partner is obligated to contribute to the capital of the Partnership or is deemed obligated to contribute pursuant to Regulations Section 1.704-1(b)(2)(ii)(c)(2) and ignoring the General Partner’s Series C Preferred Capital, Series G Preferred Capital, Series H Preferred Capital, Series I Preferred Capital and Series J Preferred Capital) of each such Partner is zero;

(b) Second, to the General Partner (ignoring for this purpose any amounts the General Partner is obligated to contribute to the capital of the Partnership or is deemed obligated to contribute pursuant to Regulations Section 1.704-1(b)(2)(ii)(c)(2)), until the Adjusted Capital Account (as so modified) of the General Partner is zero;

(c) Third, to the Limited Partners to the extent of, and in proportion to, the positive balance (if any) in their Adjusted Capital Accounts; and

(d) Fourth, to the General Partner.

B. Allocations to Reflect Issuance of Additional Partnership Interests. In the event that the Partnership issues additional Partnership Interests to the General Partner, a Limited Partner or any Additional Limited Partner pursuant to Section 4.3, the General Partner shall make such revisions to this Section 6.2 as it determines are necessary to reflect the terms of the issuance of such additional Partnership Interests, including making preferential allocations to certain classes of Partnership Interests, subject to the terms of the Series C Preferred Units, the Series G Preferred Units, the Series H Preferred Units, the Series I Preferred Units and the Series J Preferred Units, in accordance with any method selected by the General Partner.

C. Special Allocation of Gain or Loss to Profits Interest Unitholders.

Notwithstanding the allocations set forth in Section 6.2.A(1) above, any net capital gains or net capital losses realized in connection with the actual or hypothetical sale of all or substantially all of the assets of the Partnership, including but not limited to net capital gain treated as realized in connection with an adjustment to the Gross Asset Value of Partnership assets as set forth in the definition of such term, shall first be allocated to the Profits Interest Unitholders until the Economic Capital Account Balances of such Limited Partners, to the extent attributable to their ownership of Profits Interest Units, are equal to (i) the Common Unit Economic Balance, multiplied by (ii) the number of their Profits Interest Units. For this purpose, the “Economic Capital Account Balances” of the Profits Interest Unitholders will be equal to their Capital Account balances, plus the amount of their shares of any Partner Minimum Gain or Partnership Minimum Gain, in each case to the extent attributable to their ownership of Profits Interest Units. Similarly, the “Common Unit Economic Balance” shall mean (i) the Capital Account balance of the Company, plus the amount of the Company’s share of any Partner Minimum Gain or Partnership Minimum Gain, in either case to the extent attributable to the Company’s ownership of Common Units and computed on a hypothetical basis after taking into account all allocations through the date on which any allocation is made under this Section 6.2.C, divided by (ii) the number of the Company’s Common Units. Any such allocations shall be made among the Profits Interest Unitholders in proportion to the amounts required to be allocated to each under this Section 6.2.C. The parties agree that the intent of this Section 6.2.C is to make the Capital Account balances of the Profits Interest Unitholders with respect to their Profits Interest Units economically equivalent to the Capital Account balance of the Company with respect to its Common Units.

D. Allocations in Connection with a Liquidating Event. Except as otherwise provided in Section 6.3, the allocations of Net Income and Net Loss set forth in the foregoing provisions of this Section 6.2 shall be adjusted to the extent necessary so as to result in the Capital Account balance of each Partner being such that distributions to the Partners pursuant to Section 13.2 upon the occurrence of a Liquidating Event shall be made first to the General Partner in an amount equal to the sum of the Series C Preferred Capital, the Series G Preferred Capital, the Series H Preferred Capital, the Series I Preferred Capital and the Series J Preferred Capital, and thereafter to Holders of Common-Equivalent Units in accordance with their Percentage Interests in such Units.

Section 6.3 Additional Allocation Provisions

Notwithstanding the foregoing provisions of this Article 6:

A. Regulatory Allocations.

(i) Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(f), notwithstanding the provisions of Section 6.2, or any other provision of this Article 6, if there is a net decrease in Partnership Minimum Gain during any Partnership Year, each Holder shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Holder’s share of the net decrease in Partnership Minimum Gain, as determined under Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Holder pursuant thereto. The items to be allocated shall be determined in accordance with Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 6.3.A(i) is intended to qualify as a “minimum gain chargeback” within the meaning of Regulation Section 1.704-2(f) which shall be controlling in the event of a conflict between such Regulation and this Section 6.3.A(i).

(ii) Partner Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(i)(4), and notwithstanding the provisions of Section 6.2, or any other provision of this Article 6 (except Section 6.3.A(i)), if there is a net decrease in Partner Minimum Gain attributable to a Partner Nonrecourse Debt during any Partnership Year, each Holder who has a share of the Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Holder’s share of the net decrease in Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Holder pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 6.3.A(ii) is intended to qualify as a “chargeback of partner nonrecourse debt minimum gain” within the meaning of Regulation Section 1.704-2(i) which shall be controlling in the event of a conflict between such Regulation and this Section 6.3.A(ii).

(iii) Nonrecourse Deductions and Partner Nonrecourse Deductions. Any Nonrecourse Deductions for any Partnership Year shall be specially allocated to the Holders in accordance with their respective Percentage Interests in Common-Equivalent Units. Any Partner Nonrecourse Deductions for any Partnership Year shall be specially allocated to the Holder(s) who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable, in accordance with Regulations Sections 1.704-2(b)(4) and 1.704-2(i).

(iv) Qualified Income Offset. If any Holder unexpectedly receives an adjustment, allocation or distribution described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Partnership income and gain shall be allocated, in accordance with Regulations Section 1.704-1(b)(2)(ii)(d), to the Holder in an amount and manner sufficient to eliminate, to the extent required by such Regulations, the Adjusted Capital Account Deficit of the Holder as quickly as possible provided that an allocation pursuant to this Section 6.3.A(iv) shall be made if and only to the extent that such Holder would have an Adjusted Capital Account Deficit after all other allocations provided in this Article 6 have been tentatively made as if this Section 6.3.A(iv) were not in this Agreement. It is intended that this Section 6.3.A(iv) qualify and be construed as a “qualified income offset”

within the meaning of Regulations 1.704-1(b)(2)(ii)(d), which shall be controlling in the event of a conflict between such Regulations and this Section 6.3.A(iv).

(v) Gross Income Allocation. In the event any Holder has a deficit Capital Account at the end of any Partnership Year which is in excess of the sum of (1) the amount (if any) such Holder is obligated to restore to the Partnership, and (2) the amount such Holder is deemed to be obligated to restore pursuant to Regulations Section 1.704-1(b)(2)(ii)(c) or the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Holder shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible, provided, that an allocation pursuant to this Section 6.3.A(v) shall be made if and only to the extent that such Holder would have a deficit Capital Account in excess of such sum after all other allocations provided in this Article 6 have been tentatively made as if this Section 6.3.A(v) and Section 6.3.A(iv) were not in this Agreement.

(vi) Limitation on Allocation of Net Loss. To the extent any allocation of Net Loss would cause or increase an Adjusted Capital Account Deficit as to any Holder, such allocation of Net Loss shall be reallocated among the other Holders in accordance with their respective Percentage Interests in Common-Equivalent Units subject to the limitations of this Section 6.3.A(vi).

(vii) Section 754 Adjustment. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Holder in complete liquidation of his interest in the Partnership, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Holders in accordance with their interests in the Partnership in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Holders to whom such distribution was made in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(viii) Noncompensatory Options. If, as a result of an exercise of a Noncompensatory Option to acquire an interest in the Partnership, a Capital Account reallocation is required under Regulations Section 1.704-1(b)(2)(iv)(s)(3), the Partnership shall make corrective allocations pursuant to Regulations Section 1.704-1(b)(4)(x).

(ix) Curative Allocation. The allocations set forth in Sections 6.3.A(i), (ii), (iii), (iv), (v), (vi), and (vii) (the “Regulatory Allocations”) are intended to comply with certain regulatory requirements, including the requirements of Regulations Sections 1.704-1(b) and 1.704-2. Notwithstanding the provisions of Sections 6.1 and 6.2 (but subject to Section 6.2.D), the Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss and deduction among the Holders so that, to the extent possible, the net amount of such allocations of other items and the Regulatory Allocations to each Holder shall be equal to the net amount that would have been allocated to each such Holder if the Regulatory Allocations had not occurred.

B. For purposes of determining a Holder’s proportional share of the “excess nonrecourse liabilities” of the Partnership within the meaning of Regulations Section 1.752-3(a)(3), each Holder’s interest in Partnership profits shall be such Holder’s Percentage Interest in Common-Equivalent Units.

Section 6.4 Tax Allocations

A. In General. Except as otherwise provided in this Section 6.4, for income tax purposes each item of income, gain, loss and deduction (collectively, “Tax Items”) shall be allocated among the Holders in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Sections 6.2 and 6.3.

B. Allocations Respecting Section 704(c) Revaluations. Notwithstanding Section 6.4.A, Tax Items with respect to Partnership property that is contributed to the Partnership by a Partner shall be shared among the

Holders for income tax purposes pursuant to Regulations promulgated under Section 704(c) of the Code, so as to take into account the variation, if any, between the basis of the property to the Partnership and its initial Gross Asset Value. With respect to Partnership property that is contributed to the Partnership in connection with the General Partner’s initial public offering or pursuant to the Partnership’s exercise of rights under any Option Agreement or ROFO Agreement, such variation between basis and initial Gross Asset Value shall be taken into account under the “traditional method” as described in Regulations Section 1.704-3(b). With respect to other Properties contributed to the Partnership, the Partnership shall account for such variation under any method consistent with Section 704(c) of the Code and the applicable regulations as chosen by the General Partner. In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to subparagraph (b) of the definition of Gross Asset Value (provided in Article 1), subsequent allocations of Tax Items with respect to such asset shall take account of the variation, if any, between the adjusted basis of such asset and its Gross Asset Value in the same manner as under Section 704(c) of the Code and the applicable regulations consistent with the requirements of Regulations Section 1.704-1(b)(2)(iv)(g) using any method approved under Section 704(c) of the Code and the applicable regulations as chosen by the General Partner, provided, however, that the “traditional method” as described in Regulations Section 1.704-3(b) shall be used with respect to Partnership property that is contributed to the Partnership in connection with the General Partner’s initial public offering or pursuant to the Partnership’s exercise of rights under any Option Agreement or ROFO Agreement.

Section 6.5 Special Allocations

A. Notwithstanding the provisions in Section 6.2.A but subject to the other provisions of this Article 6, if the Partnership has positive Adjusted Net Income for a fiscal year, such Adjusted Net Income shall first be allocated to the General Partner under Section 6.2.A(1)(d) for such fiscal year, with the remaining items of Net Income or Net Loss allocated to the Partners pursuant to Section 6.2.A.

B. Notwithstanding the provisions of Section 6.2.A, but subject to Sections 6.3 and 6.5.A, in the event Net Income, Net Loss or items thereof are being allocated to a Partner to offset prior Net Loss, Net Income or items thereof which have been allocated to such Partner, the General Partner shall attempt to allocate such offsetting Net Income, Net Loss or items thereof which are of the same or similar character (including without limitation Section 704(b) book items versus tax items) to the original allocations with respect to such Partner.

ARTICLE 7.

MANAGEMENT AND OPERATIONS OF BUSINESS

Section 7.1 Management

A. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership are and shall be exclusively vested in the General Partner, and no Limited Partner shall have any right to participate in or exercise control or management power over the business and affairs of the Partnership. The General Partner may not be removed by the Limited Partners with or without cause, except with the consent of the General Partner. In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or which are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to the other provisions hereof including Sections 7.3 and 11.2, shall have full power and authority to do all things deemed necessary or desirable by it to conduct the business of the Partnership (including, without limitation, all actions consistent with allowing the General Partner at all times to qualify as a REIT unless the General Partner voluntarily terminates its REIT status), to exercise all powers set forth in Section 3.2 and to effectuate the purposes set forth in Section 3.1, including, without limitation:

(1) the making of any expenditures, the lending or borrowing of money (including, without limitation, making prepayments on loans and borrowing money to permit the Partnership to make distributions to its Partners in such amounts as will permit the General Partner (so long as the General Partner has determined to qualify as a REIT) to avoid the payment of any federal income tax (including, for this purpose, any excise tax pursuant to Section 4981 of the Code) and to make distributions to its stockholders sufficient to permit the General Partner to maintain REIT status), the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness (including the securing of same by mortgage, deed of trust or other lien or encumbrance on all or any of the Partnership’s assets) and the incurring of any obligations it deems necessary for the conduct of the activities of the Partnership;

(2) the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership, the registration of any class of securities of the Partnership under the Exchange Act, and the listing of any debt securities of the Partnership on any exchange;

(3) subject to the provisions of Section 11.2, the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any assets of the Partnership or the merger or other combination of the Partnership with or into another entity;

(4) the acquisition, disposition, mortgage, pledge, encumbrance or hypothecation of all or any assets of the Partnership, and the use of the assets of the Partnership (including, without limitation, cash on hand) for any purpose consistent with the terms of this Agreement and on any terms it sees fit, including, without limitation, the financing of the conduct or the operations of the General Partner or the Partnership, the lending of funds to other Persons (including, without limitation, the General Partner or any Subsidiaries of the Partnership) and the repayment of obligations of the Partnership, any of its Subsidiaries and any other Person in which it has an equity investment, and the making of capital contributions to its Subsidiaries;

(5) the management, operation, leasing, landscaping, repair, alteration, demolition or improvement of any real property or improvements owned by the Partnership or any Subsidiary of the Partnership;

(6) the negotiation, execution, and performance of any contracts, leases, conveyances or other instruments that the General Partner considers useful or necessary to the conduct of the Partnership’s operations or the implementation of the General Partner’s powers under this Agreement, including contracting with contractors, developers, consultants, accountants, legal counsel, other professional advisors and other agents and the payment of their expenses and compensation out of the Partnership’s assets;

(7) the distribution of Partnership cash or other Partnership assets in accordance with this Agreement;

(8) the establishment of one or more divisions of the Partnership, the selection and dismissal of employees of the Partnership (including, without limitation, employees having titles such as “president,” “vice president,” “secretary” and “treasurer”), and agents, outside attorneys, accountants, consultants and contractors of the Partnership, the determination of their compensation and other terms of employment or hiring, including waivers of conflicts of interest and the payment of their expenses and compensation out of the Partnership’s assets;

(9) the maintenance of such insurance for the benefit of the Partnership and the Partners and directors and officers of the Partnership or the General Partner as it deems necessary or appropriate;

(10) the formation of, or acquisition of an interest in, and the contribution of property to, any further limited or general partnerships, limited liability companies, joint ventures, corporations or other relationships that it deems desirable (including, without limitation, the acquisition of interests in, and the contributions of property to any Subsidiary and any other Person in which it has an equity investment from time to time); provided, that, as long as the General Partner has determined to continue to qualify as a REIT, the Partnership may not engage in any such formation, acquisition or contribution that could cause the General Partner to fail to qualify as a REIT;

(11) the control of any matters affecting the rights and obligations of the Partnership, including the settlement, compromise, submission to arbitration or any other form of dispute resolution, or abandonment of, any claim, cause of action, liability, Debt or damages, due or owing to or from the Partnership, the commencement or defense of suits, legal proceedings, administrative proceedings, arbitration or other forms of dispute resolution, and the representation of the Partnership in all suits or legal proceedings, administrative proceedings, arbitrations or other forms of dispute resolution, the incurring of legal expense, and the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

(12) the undertaking of any action in connection with the Partnership’s direct or indirect investment in any Person (including, without limitation, contributing or loaning Partnership funds to, incurring indebtedness on behalf of, or guarantying the obligations of any such Persons);

(13) subject to the other provisions in this Agreement, the determination of the fair market value of any Partnership property distributed in kind using such reasonable method of valuation as it may adopt, provided, that such methods are otherwise consistent with requirements of this Agreement;

(14) the management, operation, leasing, landscaping, repair, alteration, demolition or improvement of any real property or improvements owned by the Partnership or any Subsidiary of the Partnership or any Person in which the Partnership has made a direct or indirect equity investment;

(15) holding, managing, investing and reinvesting cash and other assets of the Partnership;

(16) the collection and receipt of revenues and income of the Partnership;

(17) the exercise, directly or indirectly through any attorney-in-fact acting under a general or limited power of attorney, of any right, including the right to vote, appurtenant to any asset or investment held by the Partnership;

(18) the exercise of any of the powers of the General Partner enumerated in this Agreement on behalf of or in connection with any Subsidiary of the Partnership or any other Person in which the Partnership has a direct or indirect interest, or jointly with any such Subsidiary or other Person;

(19) the exercise of any of the powers of the General Partner enumerated in this Agreement on behalf of any Person in which the Partnership does not have an interest pursuant to contractual or other arrangements with such Person;

(20) the making, execution and delivery of any and all deeds, leases, notes, deeds to secure debt, mortgages, deeds of trust, security agreements, conveyances, contracts, guarantees, warranties, indemnities, waivers, releases or legal instruments or agreements in writing necessary or appropriate in the judgment of the General Partner for the accomplishment of any of the powers of the General Partner enumerated in this Agreement;

(21) the issuance of additional Partnership Interests as provided in Sections 4.3, 4.4 or 4.5;

(22) the distribution of cash to acquire Common Units held by a Limited Partner in connection with a Limited Partner’s exercise of its Redemption Right under Section 8.6;

(23) the amendment and restatement of Exhibit A hereto to reflect accurately at all times the Capital Contributions and Percentage Interests of the Partners as the same are adjusted from time to time to the extent necessary to reflect redemptions, Capital Contributions, the issuance of Partnership Units, the admission of any Additional Limited Partner or any Substituted Limited Partner or otherwise, which amendment and restatement, notwithstanding anything in this Agreement to the contrary, shall not be deemed an amendment to this Agreement, as long as the matter or event being reflected in Exhibit A hereto otherwise is authorized by this Agreement;

(24) the taking of any and all acts and things necessary or prudent to ensure that the Partnership will not be classified as a “publicly traded partnership” taxable as a corporation under Section 7704 of the Code; and

(25) the delegation to another Person of any powers now or hereafter granted to the General Partner.

B. Each of the Limited Partners agrees that the General Partner is authorized to execute, deliver and perform the above-mentioned agreements and transactions on behalf of the Partnership without any further act, approval or vote of the Partners, notwithstanding any other provisions of this Agreement (except as provided in Section 7.3 or 11.2), the Act or any applicable law, rule or regulation to the fullest extent permitted under the Act or other applicable law, rule or regulation. The execution, delivery or performance by the General Partner or the Partnership of any agreement authorized or permitted under this Agreement shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners or any other Persons under this Agreement or of any duty stated or implied by law or equity.

C. At all times from and after the date hereof, the General Partner may cause the Partnership to obtain and maintain (i) casualty, liability and other insurance on the Properties of the Partnership and (ii) liability insurance for the benefit of any or all Indemnitees.

D. At all times from and after the date hereof, the General Partner may cause the Partnership to establish and maintain working capital and other reserves in such amounts as the General Partner, in its sole and absolute discretion, deems appropriate and reasonable from time to time.

E. In exercising its authority under this Agreement, the General Partner may, but shall be under no obligation to, take into account the tax consequences to any Partner (including the General Partner) of any action taken (or not taken) by the General Partner. The General Partner and the Partnership shall not have liability to a Partner under this Agreement as a result of an income tax liability incurred by such Limited Partner as a result of an action (or inaction) by the General Partner pursuant to its authority under this Agreement.

F. Except as otherwise provided herein, to the extent the duties of the General Partner require expenditures of funds to be paid to third parties, the General Partner shall not have any obligations hereunder except to the extent that Partnership funds are reasonably available to it for the performance of such duties, and nothing herein contained shall be deemed to authorize or require the General Partner, in its capacity as such, to expend its individual funds for payment to third parties or to undertake any individual liability or obligation on behalf of the Partnership.

Section 7.2 Certificate of Limited Partnership

To the extent that such action is determined by the General Partner to be reasonable and necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate and do all the things to maintain the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) under the laws of the State of Maryland and to maintain the Partnership’s qualification to do business as a foreign limited partnership in each other state, the District of Columbia or other jurisdiction, in which the Partnership may elect to do business or own property. Subject to the terms of Section 8.5.A(4), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate or any amendment thereto to any Limited Partner. The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents as may be reasonable and necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Maryland, any other state, or the District of Columbia or other jurisdiction, in which the Partnership may elect to do business or own property.

Section 7.3 Restrictions on General Partner’s Authority

A. The General Partner may not take any action in contravention of an express prohibition or limitation of this Agreement without the written Consent of the Limited Partners and may not (i) perform any act that would subject a Limited Partner to liability as a general partner in any jurisdiction or any liability not contemplated herein or under the Act; or (ii) enter into any contract, mortgage, loan or other agreement that prohibits or restricts, or has the effect of prohibiting or restricting, the ability of a Limited Partner to exercise its rights to a Redemption as provided in Section 8.6, except in each case with the written consent of such Limited Partner.

B. The General Partner shall not, without the prior Consent of the Limited Partners, or except as provided in Section 7.3.C, amend, modify or terminate this Agreement.

C. Notwithstanding Section 7.3.B, the General Partner shall have the exclusive power to amend this Agreement as may be required to facilitate or implement any of the following purposes:

(1) to add to the obligations of the General Partner or surrender any right or power granted to the General Partner or any Affiliate of the General Partner for the benefit of the Limited Partners;

(2) to reflect the issuance of additional Partnership Interests pursuant to Sections 4.3, 4.4, 4.5, 5.4 and 6.2.B or the admission, substitution, termination, or withdrawal of Partners in accordance with this Agreement (which may be effected through the replacement of Exhibit A with an amended Exhibit A);

(3) to set forth or amend the designations, rights, powers, duties, and preferences of the holders of any additional Partnership Interests issued pursuant to Article 4;

(4) to reflect a change that is of an inconsequential nature and does not adversely affect the Limited Partners in any material respect, or to cure any ambiguity, correct or supplement any provision in this Agreement not inconsistent with law or with other provisions, or make other changes with respect to matters arising under this Agreement that will not be inconsistent with law or with the provisions of this Agreement;

(5) to satisfy any requirements, conditions, or guidelines contained in any order, directive, opinion, ruling or regulation of a federal or state agency or contained in federal or state law;

(6) to reflect such changes as are reasonably necessary for the General Partner to maintain its status as a REIT, including changes which may be necessitated due to a change in applicable law (or an authoritative interpretation thereof) or a ruling of the IRS; and

(7) to modify, as set forth in the definition of “Capital Account,” the manner in which Capital Accounts are computed.

The General Partner will provide notice to the Limited Partners when any action under this Section 7.3.C is taken.

D. Notwithstanding Sections 7.3.B and 7.3.C, this Agreement shall not be amended with respect to any Partner adversely affected, and no action may be taken by the General Partner, without the Consent of such Partner adversely affected if such amendment or action would (i) convert a Limited Partner’s interest in the Partnership into a general partner’s interest (except as the result of the General Partner acquiring such interest), (ii) modify the limited liability of a Limited Partner, (iii) alter rights of the Partner to receive distributions pursuant to Article 5, Section 13.2.A(4), Article 21, Article 22, Article 23, Article 24 or Article 25 or the allocations specified in Article 6 (except as permitted pursuant to Sections 4.3, 4.4, 4.5, 5.4, 6.2.B and Section 7.3.C(3)), (iv) adversely alter or modify the rights to a Redemption or the REIT Shares Amount as set forth in Section 8.6, and related definitions hereof, (v) alter the protections of the Limited Partners as set forth in Section 11.2.B or (vi) amend this Section 7.3.D. Further, no amendment may alter the restrictions on the General Partner’s authority set forth elsewhere in this Section 7.3 without the Consent specified in such section. This Section 7.3D does not require unanimous consent of all Partners adversely affected unless the amendment is to be effective against all partners adversely affected.

Section 7.4 Reimbursement of the General Partner

A. Except as provided in this Section 7.4 and elsewhere in this Agreement (including the provisions of Articles 5 and 6 regarding distributions, payments and allocations to which it may be entitled), the General Partner shall not be compensated for its services as general partner of the Partnership.

B. The Partnership shall be responsible for and shall pay all expenses relating to the Partnership’s and the General Partner’s organization, the ownership of its assets and its operations. The General Partner is hereby authorized to cause the Partnership to pay compensation for accounting, administrative, legal, technical, management and other services rendered to the Partnership. Except to the extent provided in this Agreement, the General Partner and its Affiliates shall be reimbursed on a monthly basis, or such other basis as the General Partner may determine in its sole and absolute discretion, for all expenses that the General Partner and its Affiliates incur relating to the ownership and operation of, or for the benefit of, the Partnership (including, without limitation, administrative expenses); provided, that the amount of any such reimbursement shall be reduced by any interest earned by the General Partner with respect to bank accounts or other instruments or accounts held by it on behalf of the Partnership. The Partners acknowledge that all such expenses of the General Partner are deemed to be for the benefit of the Partnership. Such reimbursement shall be in addition to any reimbursement made as a result of indemnification pursuant to Section 7.7. In the event that certain expenses are incurred for the benefit of the Partnership and other entities (including the General Partner), such expenses will be allocated to the Partnership and such other entities in such a manner as the General Partner in its sole and absolute discretion deems fair and reasonable. All payments and reimbursements hereunder shall be characterized for federal income tax purposes as expenses of the Partnership incurred on its behalf, and not as expenses of the General Partner.

C. If the General Partner shall elect to purchase from its stockholders REIT Shares for the purpose of delivering such REIT Shares to satisfy an obligation under any dividend reinvestment program adopted by the General Partner, any employee stock purchase plan adopted by the General Partner, or any similar obligation or arrangement undertaken by the General Partner in the future or for the purpose of retiring such REIT Shares, the purchase price paid by the General Partner for such REIT Shares and any other expenses incurred by the General Partner in connection with such purchase shall be considered expenses of the Partnership and shall be advanced by the Partnership to the General Partner or reimbursed by the Partnership to the General Partner, subject to the condition that: (i) if such REIT Shares subsequently are sold by the General Partner, the General Partner shall pay to the Partnership any proceeds received by the General Partner for such REIT Shares (which sales proceeds shall include the amount of dividends reinvested under any dividend reinvestment or similar program; provided, that a transfer of REIT Shares for Common Units pursuant to Section 8.6 would not be considered a sale for such purposes); and (ii) if such REIT Shares are not retransferred by the General Partner within thirty (30) days after the purchase thereof, or the General Partner otherwise determines not to retransfer such REIT Shares, the General Partner, shall cause the Partnership to redeem a number of Common Units held by the General Partner equal to the number of such REIT Shares, as adjusted (x) pursuant to Section 7.5 (in the event the General Partner acquires material assets, other than on behalf of the Partnership) and (y) for stock dividends and distributions, stock splits and subdivisions, reverse stock splits and combinations, distributions of rights, warrants or options, and distributions of evidences of indebtedness or assets relating to assets not received by the General Partner pursuant to a pro rata distribution by the Partnership (in which case such advancement or reimbursement of expenses shall be treated as having been made as a distribution in redemption of such number of Common Units held by the General Partner).

D. As set forth in Section 4.3, the General Partner shall be treated as having made a Capital Contribution in the amount of all expenses that it incurs relating to the General Partner’s offering of REIT Shares, other shares of capital stock of the General Partner or New Securities.

E. If and to the extent any reimbursements to the General Partner pursuant to this Section 7.4 constitute gross income of the General Partner (as opposed to the repayment of advances made by the General Partner on behalf of the Partnership), such amounts shall constitute guaranteed payments within the meaning of Section 707(c) of the Code, shall be treated consistently therewith by the Partnership and all Partners, and shall not be treated as distributions for purposes of computing the Partners’ Capital Accounts.

Section 7.5 Outside Activities of the General Partner

A. Except in connection with a transaction authorized in Section 11.2, without the Consent of the Limited Partners, the General Partner shall not, directly or indirectly, enter into or conduct any business, other than in connection with the ownership, acquisition and disposition of Partnership Interests as a General Partner and the management of the business of the Partnership, its operation as a public reporting company with a class (or classes) of securities registered under the Exchange Act, its operation as a REIT and such activities as are incidental to the same. Except as otherwise expressly provided in this Section 7.5, without the Consent of the Limited Partners, the General Partner shall not, directly or indirectly, participate in or otherwise acquire any interest in any real or personal property, except its General Partner Interest, its minority interest in any Subsidiary Partnership(s) that the General Partner holds in order to maintain such Subsidiary Partnership’s status as a partnership, and such bank accounts, similar instruments or other short-term investments as it deems necessary to carry out its responsibilities contemplated under this Agreement and the Charter. In the event the General Partner desires to contribute cash to any Subsidiary Partnership to acquire or maintain an interest of 1% or less in the capital of such partnership, the General Partner may acquire or maintain an interest of 1% or less in the capital of such partnership, and the General Partner may acquire such cash from the Partnership as a loan or in exchange for a reduction in the General Partner’s Partnership Units, in an amount equal to the amount of such cash divided by the Fair Market Value of a REIT Share on the day such cash is received by the General Partner. Notwithstanding the foregoing, the General Partner may acquire Properties or other assets in exchange for REIT Shares or cash, to the extent such Properties or other assets are contributed by the General Partner to the Partnership promptly, but in no case more than six months following such acquisition, pursuant to the terms described in Section 4.3.D. Any Limited Partner Interests acquired by the General Partner, whether pursuant to exercise by a Limited Partner of its right of Redemption, or otherwise, shall be automatically converted into a General Partner Interest comprised of an identical number of Partnership Units with the same rights, priorities and preferences as the class or series so acquired. The General Partner may also own one-hundred percent (100%) of the stock or interests of one or more Qualified REIT Subsidiaries or limited liability companies, respectively, provided that any such entity shall be subject to the limitations of this Section 7.5.A. If, at any time, the General Partner acquires material assets (other than Partnership Interests or other assets on behalf of the Partnership), the definition of “REIT Shares Amount” and the definition of “Deemed Value of the Partnership Interests” shall be adjusted, as reasonably determined by the General Partner, to reflect the relative Fair Market Value of a share of capital stock of the General Partner relative to the Deemed Partnership Interest Value of the related Partnership Unit. The General Partner’s General Partner Interest in the Partnership, its minority interest in any Subsidiary Partnership(s) (held directly or indirectly through a Qualified REIT Subsidiary) that the General Partner holds in order to maintain such Subsidiary Partnership’s status as a partnership, and interests in such short-term liquid investments, bank accounts or similar instruments as the General Partner deems necessary to carry out its responsibilities contemplated under this Agreement and the Charter are interests which the General Partner is permitted to acquire and hold for purposes of this Section 7.5.A.

B. In the event the General Partner exercises its rights under the Charter to purchase REIT Shares, other capital stock of the General Partner or New Securities, as the case may be, then the General Partner shall cause the Partnership to purchase from it a number of Partnership Units equal to the number of REIT Shares, other capital stock of the General Partner or New Securities, as the case may be, so purchased on the same terms that the General Partner purchased such REIT Shares, other capital stock of the General Partner or New Securities, as the case may be.

Section 7.6 Contracts with Affiliates

A. The Partnership may lend or contribute to, and borrow funds from, Persons in which it has an equity investment, and such Persons may borrow funds from, and lend or contribute funds to, the Partnership, on terms and conditions established in the sole and absolute discretion of the General Partner. The foregoing authority shall not create any right or benefit in favor of any Person.

B. Except as provided in Section 7.5.A, the Partnership may transfer assets to joint ventures, other partnerships, corporations or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions consistent with this Agreement and applicable law as the General Partner in its sole discretion deems advisable.

C. The General Partner, in its sole and absolute discretion and without the approval of the Limited Partners, may propose and adopt on behalf of the Partnership employee benefit plans (including without limitation plans that contemplate the issuance of Profits Interest Units) funded by the Partnership for the benefit of employees of the General Partner, the Partnership, Subsidiaries of the Partnership or any Affiliate of any of them in respect of services performed or to be performed, directly or indirectly, for the benefit of such entities. The General Partner also is expressly authorized to cause the Partnership to issue to it Common Units corresponding to REIT Shares issued by the General Partner pursuant to any Stock Plan or any similar or successor plan and to repurchase such Partnership Units from the General Partner to the extent necessary to permit the General Partner to repurchase such REIT Shares in accordance with such plan.

D. Except as expressly permitted by this Agreement, neither the General Partner nor any of its Affiliates shall sell, transfer or convey any property to, or purchase any property from, the Partnership, directly or indirectly, except pursuant to transactions that are determined by the General Partner in good faith to be fair and reasonable.

E. The General Partner is expressly authorized to enter into, in the name and on behalf of the Partnership, a right of first opportunity arrangement and other conflict avoidance agreements with various Affiliates of the Partnership and the General Partner, on such terms as the General Partner, in its sole and absolute discretion, believes are advisable.

Section 7.7 Indemnification

A. To the fullest extent permitted by law, the Partnership shall indemnify an Indemnitee from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, settlements, and other amounts arising from any and all claims, demands, subpoenas, requests for information, formal or informal investigations, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the Partnership or the General Partner as set forth in this Agreement in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, unless it is established that: (i) the act or omission of the Indemnitee was material to the matter giving rise to the proceeding and either was committed in bad faith, constituted fraud or was the result of active and deliberate dishonesty; (ii) the Indemnitee actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, the Indemnitee had reasonable cause to believe that the act or omission was unlawful. Without limitation, the foregoing indemnity shall extend to any liability of any Indemnitee, pursuant to a loan guaranty or otherwise, for any indebtedness of the Partnership or any Subsidiary of the Partnership (including, without limitation, any indebtedness which the Partnership or any Subsidiary of the Partnership has assumed or taken subject to), and the General Partner is hereby authorized and empowered, on behalf of the Partnership, to enter into one or more indemnity agreements consistent with the provisions of this Section 7.7 in favor of any Indemnitee having or potentially having liability for any such indebtedness. The termination of any proceeding by judgment, order or settlement does not create a presumption that the Indemnitee did not meet the requisite standard of conduct set forth in this Section 7.7.A. The termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent, or any entry of an order of probation prior to judgment, creates a rebuttable presumption that the Indemnitee acted in a manner contrary to that specified in this Section 7.7.A. Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Partnership, and any insurance proceeds from liability policies covering the General Partner and any Indemnitee, and neither the

General Partner nor any Limited Partner shall have any obligation to contribute to the capital of the Partnership or otherwise provide funds to enable the Partnership to fund its obligations under this Section 7.7, except to the extent otherwise expressly agreed to by such Partner and the Partnership.

B. Reasonable expenses incurred by an Indemnitee who is a party to a proceeding or the recipient of a subpoena or request for information with respect to a proceeding to which such Indemnitee is not a party may be paid or reimbursed by the Partnership in advance of the final disposition of the proceeding upon receipt by the Partnership of (i) a written affirmation by the Indemnitee of the Indemnitee’s good faith belief that the standard of conduct necessary for indemnification by the Partnership as authorized in this Section 7.7 has been met, and (ii) a written undertaking by or on behalf of the Indemnitee to repay the amount if it shall ultimately be determined that the standard of conduct has not been met.

C. The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee or any other Person may be entitled under any agreement, pursuant to any vote of the Partners, as a matter of law or otherwise, and shall continue as to an Indemnitee who has ceased to serve in such capacity unless otherwise provided in a written agreement pursuant to which such Indemnitee is indemnified.

D. The Partnership may, but shall not be obligated to, purchase and maintain insurance, on behalf of the Indemnitees and such other Persons as the General Partner shall determine, against any liability that may be asserted against or expenses that may be incurred by such Person in connection with the Partnership’s activities, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

E. For purposes of this Section 7.7, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute fines within the meaning of Section 7.7; and actions taken or omitted by the Indemnitee with respect to an employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the Partnership.

F. In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

G. An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

H. The provisions of this Section 7.7 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons. Any amendment, modification or repeal of this Section 7.7 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the Partnership’s liability to any Indemnitee under this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

I. If and to the extent any reimbursements to the General Partner pursuant to this Section 7.7 constitute gross income of the General Partner (as opposed to the repayment of advances made by the General Partner on behalf of the Partnership) such amounts shall constitute guaranteed payments within the meaning of Section 707(c) of the Code, shall be treated consistently therewith by the Partnership and all Partners, and shall not be treated as distributions for purposes of computing the Partners’ Capital Accounts.

J. Any indemnification hereunder is subject to, and limited by, the provisions of Section 10-107 of the Act.

K. In the event the Partnership is made a party to any litigation or otherwise incurs any loss or expense as a result of or in connection with any Partner’s personal obligations or liabilities unrelated to Partnership business, such Partner shall indemnify and reimburse the Partnership for all such loss and expense incurred, including legal fees, and the Partnership interest of such Partner may be charged therefor. The liability of a Partner under this Section 7.7.K shall not be limited to such Partner’s Partnership Interest, but shall be enforceable against such Partner personally.

Section 7.8 Liability of the General Partner

A. Notwithstanding anything to the contrary set forth in this Agreement, none of the General Partner nor any of its officers, directors, agents or employees shall be liable or accountable in damages or otherwise to the Partnership, any Partners or any Assignees, or their successors or assigns, for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or any act or omission if the General Partner acted in good faith.

B. The Limited Partners expressly acknowledge that the General Partner is acting for the benefit of the Partnership, the Limited Partners and the General Partner’s stockholders collectively. Neither the General Partner generally nor the Board of Directors of the General Partner specifically is under any obligation to give priority to the separate interests of the Limited Partners or the General Partner’s stockholders (including, without limitation, the tax consequences to Limited Partners or Assignees or to stockholders) in deciding whether to cause the Partnership to take (or decline to take) any actions. If there is a conflict between the interests of the stockholders of the General Partner on one hand and the Limited Partners on the other, the General Partner shall endeavor in good faith to resolve the conflict in a manner not adverse to either the stockholders of the General Partner or the Limited Partners; provided, however, that for so long as the General Partner owns a controlling interest in the Partnership, any such conflict that cannot be resolved in a manner not adverse to either the stockholders of the General Partner or the Limited Partners shall be resolved in favor of the stockholders of the General Partner. The General Partner shall not be liable under this Agreement to the Partnership or to any Partner for monetary damages for losses sustained, liabilities incurred, or benefits not derived by Limited Partners in connection with such decisions; provided, that the General Partner has acted in good faith.

C. Subject to its obligations and duties as General Partner set forth in Section 7.1.A, the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents. The General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by it in good faith.

D. Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the General Partner and any of its officers, directors, agents and employee’s liability to the Partnership and the Limited Partners under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.9 Other Matters Concerning the General Partner

A. The General Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

B. The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion of such Persons as to matters which such General Partner reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

C. The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers and a duly appointed attorney or attorneys-in-fact. Each such attorney shall, to the extent provided by the General Partner in the power of attorney, have full power and authority to do and perform all and every act and duty which is permitted or required to be done by the General Partner hereunder.

D. Notwithstanding any other provisions of this Agreement or any non-mandatory provision of the Act, any action of the General Partner on behalf of the Partnership or any decision of the General Partner to refrain from acting on behalf of the Partnership, undertaken in the good faith belief that such action or omission is necessary or advisable in order to protect the ability of the General Partner, for so long as the General Partner has determined to qualify as a REIT, to (i) continue to qualify as a REIT or (ii) avoid the General Partner incurring any taxes under Section 857 or Section  4981 of the Code, is expressly authorized under this Agreement and is deemed approved by all of the Limited Partners.

Section 7.10 Title to Partnership Assets

Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partners, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner or one or more nominees, as the General Partner may determine, including Affiliates of the General Partner. The General Partner hereby declares and warrants that any Partnership assets for which legal title is held in the name of the General Partner or any nominee or Affiliate of the General Partner shall be held by the General Partner for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use its best efforts to cause beneficial and record title to such assets to be vested in the Partnership as soon as reasonably practicable. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which legal title to such Partnership assets is held.

Section 7.11 Reliance by Third Parties

Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner as if it were the Partnership’s sole party in interest, both legally and beneficially. Each Limited Partner hereby waives any and all defenses or other remedies which may be available against such Person to contest, negate or disaffirm any action of the General Partner in connection with any such dealing. In no event shall any Person dealing with the General Partner or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (i) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (ii) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (iii) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

ARTICLE 8.

RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS

Section 8.1 Limitation of Liability

The Limited Partners shall have no liability under this Agreement except as expressly provided in this Agreement or under the Act.

Section 8.2 Management of Business

No Limited Partner or Assignee (other than the General Partner, any of its Affiliates or any officer, director, employee, partner, agent or trustee of the General Partner, the Partnership or any of their Affiliates, in their capacity as such) shall take part in the operations, management or control (within the meaning of the Act) of the Partnership’s business transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership. The transaction of any such business by the General Partner, any of its Affiliates or any officer, director, employee, partner, agent or trustee of the General Partner, the Partnership or any of their Affiliates, in their capacity as such, shall not affect, impair or eliminate the limitations on the liability of the Limited Partners or Assignees under this Agreement.

Section 8.3 Outside Activities of Limited Partners

Subject to any agreements entered into by a Limited Partner or its Affiliates with the General Partner, Partnership or a Subsidiary, any Limited Partner and any officer, director, employee, agent, trustee, Affiliate or stockholder of any Limited Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership or that are enhanced by the activities of the Partnership. Neither the Partnership nor any Partners shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner or Assignee. Subject to such agreements, none of the Limited Partners nor any other Person shall have any rights by virtue of this Agreement or the partnership relationship established hereby in any business ventures of any other Person, other than the Limited Partners benefiting from the business conducted by the General Partner, and such Person shall have no obligation pursuant to this Agreement to offer any interest in any such business ventures to the Partnership, any Limited Partner or any such other Person, even if such opportunity is of a character which, if presented to the Partnership, any Limited Partner or such other Person, could be taken by such Person.

Section 8.4 Return of Capital

Except pursuant to the rights of Redemption set forth in Section 8.6, no Limited Partner shall be entitled to the withdrawal or return of his or her Capital Contribution, except to the extent of distributions made pursuant to this Agreement or upon termination of the Partnership as provided herein. Except as expressly set forth herein, no Limited Partner or Assignee shall have priority over any other Limited Partner or Assignee either as to the return of Capital Contributions or as to profits, losses, distributions or credits.

Section 8.5 Rights of Limited Partners Relating to the Partnership

A. In addition to other rights provided by this Agreement or by the Act, and except as limited by Section 8.5.C, each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner’s interest as a limited partner in the Partnership, upon written demand with a statement of the purpose of such demand and at such Limited Partner’s expense:

(1) to obtain a copy of the most recent annual and quarterly reports filed with the Securities and Exchange Commission by the General Partner pursuant to the Exchange Act, and each communication sent to the stockholders of the General Partner;

(2) to obtain a copy of the Partnership’s federal, state and local income tax returns for each Partnership Year;

(3) to obtain a current list of the name and last known business, residence or mailing address of each Partner;

(4) to obtain a copy of this Agreement and the Certificate and all amendments thereto, together with executed copies of all powers of attorney pursuant to which this Agreement, the Certificate and all amendments thereto have been executed; and

(5) to obtain true and full information regarding the amount of cash and a description and statement of any other property or services contributed by each Partner and which each Partner has agreed to contribute in the future, and the date on which each became a Partner.

B. The Partnership shall notify each Limited Partner in writing of any adjustment made in the calculation of the REIT Shares Amount within a reasonable time after the date such change becomes effective.

C. Notwithstanding any other provision of this Section 8.5, the General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner determines in its sole and absolute discretion to be reasonable, any information that (i) the General Partner believes to be in the nature of trade secrets or other information the disclosure of which the General Partner in good faith believes is not in the best interests of the Partnership or (ii) the Partnership or the General Partner is required by law or by agreements with unaffiliated third parties to keep confidential.

Section 8.6 Limited Partner Redemption Rights

A. On or after the date fourteen (14) months after (i) the Effective Date, with respect to the Common Units acquired prior to, on or contemporaneously with the Effective Date, (ii) the Option Agreement Effective Date, with respect to the Common Units received pursuant to the Option Agreement, (iii) the ROFO Agreement Effective Date, with respect to the Common Units received pursuant to the ROFO Agreement, and (iv) the date of issuance of any other Common Units, in each case unless a different date is expressly provided in an agreement entered into between the Partnership and any Limited Partner, each Limited Partner shall have the right (subject to the terms and conditions set forth herein and in any other such agreement, as applicable) to require the Partnership to redeem all or a portion of the Common Units held by such Limited Partner (such Common Units being hereafter referred to as “Tendered Units”) in exchange for the Cash Amount (a “Redemption”); provided that the terms of such Common Units do not provide that such Common Units are not entitled to a right of Redemption. Unless otherwise expressly provided in this Agreement or in a separate agreement entered into between the Partnership and the holders of such Common Units, all Common Units shall be entitled to a right of Redemption hereunder. The Tendering Partner shall have no right, with respect to any Common Units so redeemed, to receive any distributions paid on or after the Specified Redemption Date. Any Redemption shall be exercised pursuant to a Notice of Redemption delivered to the General Partner by the Limited Partner who is exercising the right (the “Tendering Partner”). The Cash Amount shall be payable in accordance with the instructions set forth in the Notice of Redemption to the Tendering Partner within ten (10) days of the Specified Redemption Date, except as provided below.

B. REIT Share Election

(1) Notwithstanding Section 8.6.A above, if a Limited Partner has delivered to the General Partner a Notice of Redemption then the General Partner may, in its sole and absolute discretion, (subject to the limitations on ownership and transfer of REIT Shares set forth in the Charter) elect to acquire some or all of the Tendered Units from the Tendering Partner in exchange for the REIT Shares Amount (as of the Specified Redemption Date) and, if the General Partner so elects, the Tendering Partner shall sell the Tendered Units to the General

Partner in exchange for the REIT Shares Amount. In such event, the Tendering Partner shall have no right to cause the Partnership to redeem such Tendered Units. The General Partner shall promptly give such Tendering Partner written notice of its election, and subject to Section 8.6.C below, the Tendering Partner may elect to withdraw its redemption request at any time prior to the receipt of cash pursuant to Section 8.6.A or REIT Shares Amount pursuant to this Section 8.6.B by such Tendering Partner.

(2) The REIT Shares Amount, if applicable, shall be delivered as duly authorized, validly issued, fully paid and nonassessable REIT Shares and, if applicable, free of any pledge, lien, encumbrance or restriction, other than those provided in the Charter, the Bylaws of the General Partner, the Securities Act, relevant state securities or blue sky laws and any applicable registration rights agreement with respect to such REIT Shares entered into by the Tendering Partner. Notwithstanding anything herein to the contrary, with respect to any Redemption pursuant to this Section 8.6, the Tendering Partner shall continue to own all Tendered Units subject to any Redemption (and be treated as a Limited Partner, an Assignee or a Person who is the transferee of a Limited Partner Interest in a permitted transfer pursuant to Section 11.3, as the case may be, with respect to such Tendered Units for all purposes of this Agreement) until such Tendered Units are Transferred to the Partnership and such Tendering Partner has received the Cash Amount or REIT Shares Amount, as the case may be, in exchange for such Tendered Units. Unless and until the Tendering Partner has received the REIT Shares Amount in exchange for such Tendered Units pursuant to this Section 8.6.B, the Tendering Partner shall have no rights as a stockholder of the General Partner with respect to the REIT Shares issuable in connection with such Redemption (including, without limitation, rights to vote or consent, receive dividends and exercise other rights).

(3) In addition, the REIT Shares for which the Common Units might be exchanged shall also bear a legend which generally provides the following:

THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON BENEFICIAL AND CONSTRUCTIVE OWNERSHIP AND TRANSFER FOR THE PURPOSE OF THE CORPORATION’S MAINTENANCE OF ITS STATUS AS A REAL ESTATE INVESTMENT TRUST (“REIT”) UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”). SUBJECT TO CERTAIN FURTHER RESTRICTIONS AND EXCEPT AS EXPRESSLY PROVIDED IN THE CORPORATION’S ARTICLES OF AMENDMENT AND RESTATEMENT, (i) NO PERSON MAY BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES OF CAPITAL STOCK OF THE CORPORATION IN EXCESS OF 9.8% OF THE VALUE OF THE TOTAL OUTSTANDING SHARES OF CAPITAL STOCK OF THE CORPORATION AND NO PERSON MAY BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES OF THE CORPORATION’S COMMON STOCK IN EXCESS OF 9.8% (BY VALUE OR BY NUMBER OF SHARES, WHICHEVER IS MORE RESTRICTIVE) OF THE OUTSTANDING COMMON STOCK OF THE CORPORATION; (ii) NO PERSON MAY BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES OF CAPITAL STOCK THAT WOULD RESULT IN THE CORPORATION BEING “CLOSELY HELD” UNDER SECTION 856(h) OF THE CODE OR OTHERWISE CAUSE THE CORPORATION TO FAIL TO QUALIFY AS A REIT; AND (iii) NO PERSON MAY TRANSFER SHARES OF CAPITAL STOCK IF SUCH TRANSFER WOULD RESULT IN THE CAPITAL STOCK OF THE CORPORATION BEING OWNED BY FEWER THAN 100 PERSONS. ANY PERSON WHO BENEFICIALLY OR CONSTRUCTIVELY OWNS OR ATTEMPTS TO BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES OF CAPITAL STOCK IN VIOLATION OF THE ABOVE LIMITATIONS MUST IMMEDIATELY NOTIFY THE CORPORATION. IF ANY OF THE RESTRICTIONS ON TRANSFER OR OWNERSHIP SET FORTH IN (i) OR (ii) IS VIOLATED, THE SHARES OF COMMON STOCK REPRESENTED HEREBY WILL BE AUTOMATICALLY TRANSFERRED TO THE TRUSTEE OF A TRUST FOR THE BENEFIT OF ONE OR MORE CHARITABLE BENEFICIARIES, AND ANY TRANSFER THAT WOULD RESULT IN THE CAPITAL STOCK OF THE CORPORATION BEING OWNED BY FEWER THAN 100 PERSONS SHALL BE VOID AB INITIO. IN ADDITION, THE CORPORATION MAY REDEEM SHARES UPON THE TERMS AND CONDITIONS SPECIFIED BY THE BOARD OF DIRECTORS IN ITS SOLE DISCRETION IF THE BOARD OF DIRECTORS DETERMINES THAT OWNERSHIP OR A TRANSFER OR OTHER EVENT MAY VIOLATE THE RESTRICTIONS

DESCRIBED ABOVE. FURTHERMORE, UPON THE OCCURRENCE OF CERTAIN EVENTS, ATTEMPTED TRANSFERS IN VIOLATION OF THE RESTRICTIONS DESCRIBED ABOVE MAY BE VOID AB INITIO. ALL TERMS IN THIS LEGEND THAT ARE DEFINED IN THE CHARTER OF THE CORPORATION SHALL HAVE THE MEANINGS ASCRIBED TO THEM IN THE CHARTER OF THE CORPORATION, AS THE SAME MAY BE AMENDED FROM TIME TO TIME, A COPY OF WHICH, INCLUDING THE RESTRICTIONS ON TRANSFER AND OWNERSHIP, WILL BE FURNISHED TO EACH HOLDER OF SHARES OF COMMON STOCK ON REQUEST AND WITHOUT CHARGE. REQUESTS FOR SUCH A COPY MAY BE DIRECTED TO THE SECRETARY OF THE CORPORATION AT ITS PRINCIPAL OFFICE.

C. Stock Offering Funding Option

(1) (a) Notwithstanding Section 8.6.A or Section 8.6.B above, if a Limited Partner has delivered to the General Partner a Notice of Redemption with respect to Excess Units, and (i) the number of Excess Units plus the number of Tendered Units such Limited Partner agrees to treat as Excess Units (the “Offering Units”) exceeds (A) 9.8% of the REIT Shares, calculated in accordance with the methodology for calculating the percentage of ownership of a Person for purposes of the ownership limit pursuant to Article VI of the Charter (subject to adjustment in connection with any Adjustment Event), and (B) $50,000,000 gross value based on a Partnership Unit price equal to the REIT Share Market Value, and (ii) the General Partner is eligible to file a registration statement under Form S-3 (or any successor form similar thereto), then the General Partner may, at its election, either (x) cause the Partnership to redeem the Offering Units with the proceeds of an offering, whether registered under the Securities Act or exempt from such registration, underwritten, offered and sold directly to investors or through agents or other intermediaries, or otherwise distributed (a “Stock Offering Funding”) of a number of REIT Shares (“Offered Shares”) equal to the REIT Shares Amount with respect to the Offering Units pursuant to the terms of this Section 8.6.C; or (y) cause the Partnership to pay the Cash Amount with respect to the Excess Units pursuant to the terms of Section 8.6.A; or (z) acquire the Excess Units in exchange for the REIT Shares Amount pursuant to the terms of Section 8.6.B, but only if the Tendering Partner provides the General Partner with any representations or undertakings which the General Partner has determined, in its sole and absolute discretion, are sufficient to prevent a violation of the Charter. In the event that the General Partner fails to give notice of its exercise of the election described in clause (i) above within the period of time specified in Section 8.6.B for an election to deliver the REIT Share Amount, it will be deemed to have elected not to purchase the Tendered Units through a Stock Offering Funding.

(b) In the event that the General Partner elects a Stock Offering Funding with respect to a Notice of Redemption, it may at such time give notice (a “Single Funding Notice”) of such election to all Limited Partners and require that all Limited Partners elect whether or not to effect a Redemption to be funded through such Stock Offering Funding. In the event a Limited Partner elects to effect such a Redemption, it shall give notice thereof and of the number of Common Units to be made subject thereto in writing to the General Partner within 10 Business Days after receipt of the Single Funding Notice, and such Limited Partner shall be treated as a Tendering Partner for all purposes of this Section 8.6.C. In the event that a Limited Partner does not so elect, it shall be deemed to have waived its right to effect a Redemption for the current Twelve-Month Period, except that it may effect a Redemption for no more than 1.0% of the REIT Shares, calculated in accordance with the methodology for calculating the percentage of ownership of a Person for purposes of the ownership limit pursuant to Article VI of the Charter (subject to adjustment in connection with any Adjustment Event) during such Twelve-Month Period.

(2) In the event that the General Partner elects a Stock Offering Funding, on the Specified Redemption Date determined pursuant to the proviso in the definition thereof it shall purchase each Offering Unit that is still a Tendered Unit on such date for cash in immediately available funds in the amount equal to the lesser of (i) the Cash Amount per Common Unit, calculated pursuant to Section 8.6.A as of the original Specified Redemption Date assuming the General Partner did not elect to conduct a Stock Offering Funding pursuant to Section 8.6.C (the “Base Amount”) or (ii) the net proceeds per Offered Share received by the General Partner from the Stock

Offering Funding, determined after deduction of reasonable expenses related thereto, including underwriting discounts and commissions, legal and accounting fees and expenses, Securities and Exchange Commission registration fees, state blue sky and securities laws fees and expenses, printing expenses, NASD filing fees and listing fees (the “Net Proceeds”).

(3) If the General Partner elects a Stock Offering Funding, the following additional terms and conditions shall apply:

(a) As soon as practicable after the General Partner gives the Tendering Partner notice of its election pursuant to Section 8.6.C(1)(a)(i), the General Partner shall use its reasonable efforts to effect as promptly as possible a registration, qualification or compliance (including, without limitation, the execution of an undertaking to file post-effective amendments, appropriate qualifications under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act and any other governmental requirements or regulations) as would permit or facilitate the sale and distribution of the Offered Shares; provided, that, the General Partner shall not by reason hereof, be required to submit to jurisdiction or taxation, or qualify to do business in any jurisdiction in which such submission or qualification would not be otherwise required; provided, further, that if the General Partner shall deliver a certificate to the Tendering Partner stating that the General Partner has determined in the good faith judgment of the Board of Directors of the General Partner that such filing, registration or qualification would require disclosure of material non- public information, the disclosure of which would have a material adverse effect on the General Partner, then the General Partner may delay making any filing or delay the effectiveness of any registration or qualification for the shorter of (a) the period ending on the date upon which such information is disclosed to the public or ceases to be material or (b) an aggregate period of ninety (90) days in connection with any Stock Offering Funding.

(b) The General Partner shall advise each Tendering Partner, regularly and promptly upon any request, of the status of the Stock Offering Funding process, including the timing of all filings, the selection of and understandings with underwriters, agents, dealers and brokers, the nature and contents of all communications with the Securities and Exchange Commission and other governmental bodies, the expenses related to the Stock Offering Funding as they are being incurred, the nature of marketing activities, and any other matters reasonably related to the timing, price and expenses relating to the Stock Offering Funding and the compliance by the General Partner with its obligations with respect thereto. In addition, the General Partner and each Tendering Partner may, but shall be under no obligation to, enter into understandings in writing (“Pricing Agreements”) whereby the Tendering Partner will agree in advance as to the acceptability of a Net Proceeds amount at or below the Base Amount. Furthermore, the General Partner shall establish pricing notification procedures with each such Tendering Partner, such that the Tendering Partner will have the maximum opportunity practicable to determine whether to become a Withdrawing Partner pursuant to Section 8.6.C(3)(c) below.

(c) The General Partner, upon notification of the price per REIT Share in the Stock Offering Funding from the managing underwriter(s), in the case of a registered public offering, or lead placement agent(s), in the event of an unregistered offering, engaged by the General Partner in order to sell the Offered Shares, shall immediately use its reasonable efforts to notify each Tendering Partner of the price per REIT Share in the Stock Offering Funding and resulting Net Proceeds. Each Tendering Partner shall have one hour (as such time may be extended by the General Partner) to elect to withdraw its Redemption (a Tendering Partner making such an election being a “Withdrawing Partner”), and Common Units with a REIT Shares Amount equal to such excluded Offered Shares shall be considered to be withdrawn from the related Redemption; provided, however, that if Tendering Partners withdraw in excess of 20% of the Offered Shares, all Offered Shares will, at the General Partner’s option, be deemed to have been withdrawn by all Tendering Partners. If a Tendering Partner, within such time period, does not notify the General Partner of such Tendering Partner’s election not to become a Withdrawing Partner, then such Tendering Partner shall, except as otherwise provided in a Pricing Agreement, be deemed not to have withdrawn from the Redemption, without liability to the General Partner. To the extent that the General Partner is unable to notify any Tendering Partner, such unnotified Tendering Partner shall, except as otherwise provided in any Pricing Agreement, be deemed not to have elected to become a Withdrawing Partner.

Each Tendering Partner whose Redemption is being funded through the Stock Offering Funding who does not become a Withdrawing Partner shall have the right, subject to the approval of the managing underwriter(s) or placement agent(s) and restrictions of any applicable securities laws, to submit for Redemption additional Common Units in a number no greater than the number of Common Units withdrawn. If more than one Tendering Partner so elects to redeem additional Common Units, then such Common Units shall be redeemed on a pro rata basis, based on the number of additional Common Units sought to be so redeemed. To the extent that the Net Proceeds would be below the Base Amount, and to the extent that other Partners have not elected to redeem additional Common Units, then the Withdrawing Partners shall bear their pro rata shares of the expenses described in Section 8.6.C(2) (such shares calculated as if such Limited Partners had not been Withdrawing Partners) as reasonably determined by the General Partner.

(d) The General Partner shall take all reasonable action in order to effectuate the sale of the Offered Shares including, but not limited to, the entering into of an underwriting or placement agreement in customary form with the managing underwriter(s) or placement agent(s) selected for such underwriting by the General Partner. Notwithstanding any other provision of this Agreement, if the managing underwriter(s) or placement agent(s) advises the General Partner in writing that marketing factors require a limitation of the number of shares to be offered, then the General Partner shall so advise all Tendering Partners and the number of Common Units to be sold to the General Partner pursuant to the Redemption shall be allocated among all Tendering Partners in proportion, as nearly as practicable, to the respective number of Common Units as to which each Tendering Partner elected to effect a Redemption. No Offered Shares excluded from the underwriting by reason of the managing underwriter’s or placement agent’s marketing limitation shall be included in such offering.

(e) The General Partner may include securities for its own account in any offering made pursuant to Section 8.6.C.1 and, if the managing underwriter or placement agent has not limited the number of Registrable Shares to be offered, the General Partner may include securities for the account of others in such offering, in each case only if and to the extent that the managing underwriter or placement agent, the General Partner and Tendering Partners owning Common Units representing at least seventy-five percent (75%) of the Common Units with respect to which the Stock Offering Funding is being effected so agree in writing.

D. Each Limited Partner covenants and agrees with the General Partner that all Tendered Units shall be delivered to the General Partner free and clear of all liens, claims and encumbrances whatsoever and should any such liens, claims and/or encumbrances exist or arise with respect to such Tendered Units, the General Partner shall be under no obligation to acquire the same. Each Limited Partner further agrees that, in the event any state or local property transfer tax is payable as a result of the transfer of its Tendered Units to the General Partner (or its designee), such Limited Partner shall assume and pay such transfer tax.

E. Notwithstanding the provisions of Section 8.6.A, 8.6.B, 8.6.C or any other provision of this Agreement, a Limited Partner (i) shall not be entitled to effect a Redemption for cash pursuant to Section 8.6.A or an exchange for REIT Shares pursuant to Section 8.6.B to the extent the ownership or right to acquire REIT Shares pursuant to such exchange by such Partner on the Specified Redemption Date could cause such Partner or any other Person, or, in the opinion of counsel selected by the General Partner, may cause such Partner or any other Person, to violate the restrictions on ownership and transfer of REIT Shares set forth in the Charter and (ii) shall have no rights under this Agreement to acquire REIT Shares which would otherwise be prohibited under the Charter. The limitation set forth in Section 8.6.E(i) above shall not limit the ability of a Limited Partner to require a Stock Offering Funding pursuant to the terms of Section 8.6.C if (A) the Offering Units exceed (a) 9.8% of the REIT Shares, calculated in accordance with the methodology for calculating the percentage of ownership of a Person for purposes of the ownership limit pursuant to Article VI of the Charter (subject to adjustment in connection with any Adjustment Event) and (b) $50,000,000 gross value based on a Common Unit price equal to the REIT Share Market Value, and (B) the General Partner is eligible to file a registration statement under Form S-3 (or any successor form similar thereto). To the extent any attempted Redemption or exchange for REIT Shares would be in violation of this Section 8.6.E, it shall be null and void ab initio and such Limited Partner shall not acquire any rights or economic interest in the cash otherwise payable upon such Redemption or the REIT Shares otherwise issuable upon such exchange.

F. Notwithstanding anything herein to the contrary (but subject to Section 8.6.E, with respect to any Redemption or exchange for REIT Shares pursuant to this Section 8.6):

(1) All Common Units acquired by the General Partner pursuant thereto shall automatically, and without further action required, be converted into and deemed to be General Partner Interests comprised of the same number and class of Common Units.

(2) Without the consent of the General Partner, each Limited Partner may not effect a Redemption for less than 1,000 Common Units or, if the Limited Partner holds less than 1,000 Common Units, all of the Common Units held by such Limited Partner.

(3) Without the consent of the General Partner, each Limited Partner may not effect a Redemption during the period after the Partnership Record Date with respect to a distribution and before the record date established by the General Partner for a distribution to its common stockholders of some or all of its portion of such distribution.

(4) Notwithstanding anything herein to the contrary, in the event the General Partner gives notice to all Limited Partners (a “Primary Offering Notice”) that it desires to effect a primary offering of its equity securities for cash (other than an offering in connection with a merger, consolidation or similar transaction, or employee benefit or similar plans) then, unless the General Partner otherwise consents, the actions described in Section 8.6.C as to a Stock Offering Funding with respect to any Notice of Redemption with respect to Excess Units thereafter received may be delayed until the earlier of (a) the completion of the primary offering or (b) 120 days following the giving of the Primary Offering Notice; provided that, to the extent that the managing underwriter(s) of such primary offering advise that the inclusion of such additional REIT Shares will not adversely affect the offering, additional REIT Shares the proceeds of which are to be used to satisfy a Redemption with respect to such Excess Units (a “Subsequent Redemption”) (without regard to the limitations of subparagraph (2) of this paragraph F) shall be included in such offering, and the procedures of this Section 8.6 shall otherwise be followed as closely as practicable; provided, further that a Primary Offering Notice may be given no more than twice in any Twelve-Month Period without the Consent of the Limited Partners.

(5) The General Partner may delay a Stock Offering Funding, such that it will not occur (a) during the same Twelve-Month Period as the General Partner has effected a “Demand Registration” pursuant to the Registration Rights Agreements dated as of October 27, 2004, among the General Partner and certain Limited Partners (it being understood that in the event a Notice of Redemption is received prior to the receipt of requisite requests for a Demand Registration, such Notice of Redemption shall control, and vice versa) or (b) within 120 days following the closing of any prior public offering of similar securities by the General Partner.

(6) The consummation of any Redemption or exchange for REIT Shares shall be subject to the expiration or termination of the applicable waiting period, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(7) Each Tendering Partner shall continue to own all Common Units subject to any Redemption or exchange for REIT Shares, and be treated as a Limited Partner with respect to such Common Units for all purposes of this Agreement, until such Common Units are transferred to the General Partner and paid for or exchanged on the Specified Redemption Date. Until a Specified Redemption Date, and provided the General Partner has issued REIT shares pursuant to Section 8.6.B, the Tendering Partner shall have no rights as a stockholder of the General Partner with respect to such Tendering Partner’s Common Units.

G. Notwithstanding the provisions of this Section 8.6 permitting the General Partner to delay a Public Offering Funding by virtue of an event described in Section 8.6.C, the giving of a Primary Offering Notice, or a delay referred to in Section 8.6.F(5), the General Partner shall use its reasonable efforts to take all such actions, as are consistent with the purposes of such delay provisions, to effect a Stock Offering Funding at the earliest time practicable. It is understood that such periods of delay shall run, to the extent practicable, concurrently, and shall not limit the right of a Limited Partner to deliver a Notice of Redemption.

H. In the event that the Partnership issues additional Partnership Interests to any Additional Limited Partner pursuant to Section 4.3.B, the General Partner shall make such revisions to this Section 8.6 as it determines are necessary to reflect the issuance of such additional Partnership Interests.

Section 8.7 Conversion of Profits Interest Units.

A. A Profits Interest Unitholder shall have the right (the “Conversion Right”), at his or her option, at any time to convert all or a portion of his or her Vested Profits Interest Units into Common Units; provided, however, that a holder may not exercise the Conversion Right for less than one thousand (1,000) Vested Profits Interest Units or, if such holder holds less than one thousand Vested Profits Interest Units, all of the Vested Profits Interest Units held by such holder. Profits Interest Unitholders shall not have the right to convert Unvested Profits Interest Units into Common Units until they become Vested Profits Interest Units; provided, however, that when a Profits Interest Unitholder is notified of the expected occurrence of an event that will cause his or her Unvested Profits Interest Units to become Vested Profits Interest Units, such Profits Interest Unitholder may give the Partnership a Conversion Notice conditioned upon and effective as of the time of vesting and such Conversion Notice, unless subsequently revoked by the Profits Interest Unitholder, shall be accepted by the Partnership subject to such condition. In all cases, the conversion of any Profits Interest Units into Common Units shall be subject to the conditions and procedures set forth in this Section 8.7.

B. A holder of Vested Profits Interest Units may convert such Units into an equal number of fully paid and non-assessable Common Units, giving effect to all adjustments (if any) made pursuant to Section 4.5. Notwithstanding the foregoing, in no event may a holder of Vested Profits Interest Units convert a number of Vested Profits Interest Units that exceeds (x) the Economic Capital Account Balance of such Limited Partner, to the extent attributable to his or her ownership of Profits Interest Units, divided by (y) the Common Unit Economic Balance, in each case as determined as of the effective date of conversion (the “Capital Account Limitation”). In order to exercise his or her Conversion Right, a Profits Interest Unitholder shall deliver a notice (a “Conversion Notice”) in the form attached as Exhibit G to the Partnership (with a copy to the General Partner) not less than 10 nor more than 60 days prior to a date (the “Conversion Date”) specified in such Conversion Notice; provided, however, that if the General Partner has not given to the Profits Interest Unitholders notice of a proposed or upcoming Transaction (as defined below) at least thirty (30) days prior to the effective date of such Transaction, then Profits Interest Unitholders shall have the right to deliver a Conversion Notice until the earlier of (x) the tenth (10th) day after such notice from the General Partner of a Transaction or (y) the third Business Day immediately preceding the effective date of such Transaction. A Conversion Notice shall be provided in the manner provided in Section 15.1. Each Profits Interest Unitholder covenants and agrees with the Partnership that all Vested Profits Interest Units to be converted pursuant to this Section 8.7.A shall be free and clear of all liens. Notwithstanding anything herein to the contrary, a holder of Profits Interest Units may deliver a Redemption Notice pursuant to Section 8.6.A relating to those Common Units that will be issued to such holder upon conversion of such Profits Interest Units into Common Units in advance of the Conversion Date; provided, however, that the redemption of such Common Units by the Partnership shall in no event take place until on or after the Conversion Date. For clarity, it is noted that the objective of this paragraph is to put a Profits Interest Unitholder in a position where, if he or she so wishes, the Common Units into which his or her Vested Profits Interest Units will be converted can be redeemed by the Partnership pursuant to Section 8.6.A simultaneously with such conversion, with the further consequence that, if the Company elects to assume the Partnership’s redemption obligation with respect to such Common Units under Section 8.6.B by delivering to such holder REIT Shares rather than cash, then such holder can have such REIT Shares issued to him or her simultaneously with the conversion of his or her Vested Profits Interest Units into Common Units. The General Partner shall cooperate with a Profits Interest Unitholder to coordinate the timing of the different events described in the foregoing sentence.

C. The Partnership, at any time at the election of the General Partner, may cause any number of Vested Profits Interest Units held by a Profits Interest Unitholder to be converted (a “Forced Conversion”) into an equal number of Common Units, giving effect to all adjustments (if any) made pursuant to Section 4.5; provided, however, that the Partnership may not cause a Forced Conversion of any Profits Interest Units that would not at the time be eligible for conversion at the option of such Profits Interest Unitholder pursuant to Section 8.7.B. In order to exercise its right of Forced Conversion, the Partnership shall deliver a notice (a “Forced Conversion Notice”) in the form attached as Exhibit H to the applicable Profits Interest Unitholder not less than 10 nor more than 60 days prior to the Conversion Date specified in such Forced Conversion Notice. A Forced Conversion Notice shall be provided in the manner provided in Section 15.1.

D. A conversion of Vested Profits Interest Units for which the holder thereof has given a Conversion Notice or the Partnership has given a Forced Conversion Notice shall occur automatically after the close of business on the applicable Conversion Date without any action on the part of such Profits Interest Unitholder, as of which time such Profits Interest Unitholder shall be credited on the books and records of the Partnership with the issuance as of the opening of business on the next day of the number of Common Units issuable upon such conversion. After the conversion of Profits Interest Units as aforesaid, the Partnership shall deliver to such Profits Interest Unitholder, upon his or her written request, a certificate of the General Partner certifying the number of Common Units and remaining Profits Interest Units, if any, held by such person immediately after such conversion. The Assignee of any Limited Partner pursuant to Article 11 may exercise the rights of such Limited Partner pursuant to this Section 8.7 and such Limited Partner shall be bound by the exercise of such rights by the Assignee.

E. For purposes of making future allocations under Section 6.2.C and applying the Capital Account Limitation, the portion of the Economic Capital Account Balance of the applicable Profits Interest Unitholder that is treated as attributable to his or her Profits Interest Units shall be reduced, as of the date of conversion, by the product of the number of Profits Interest Units converted and the Common Unit Economic Balance.

F. If the Partnership or the General Partner shall be a party to any transaction (including without limitation a merger, consolidation, unit exchange, self tender offer for all or substantially all Common Units or other business combination or reorganization, or sale of all or substantially all of the Partnership’s assets, but excluding any transaction which constitutes an Adjustment Event) in each case as a result of which Common Units shall be exchanged for or converted into the right, or the Holders shall otherwise be entitled, to receive cash, securities or other property or any combination thereof (each of the foregoing being referred to herein as a “Transaction”), then the General Partner shall, immediately prior to the Transaction, exercise its right to cause a Forced Conversion with respect to the maximum number of Profits Interest Units then eligible for conversion, taking into account any allocations that occur in connection with the Transaction or that would occur in connection with the Transaction if the assets of the Partnership were sold at the Transaction price or, if applicable, at a value determined by the General Partner in good faith using the value attributed to the Common Units in the context of the Transaction (in which case the Conversion Date shall be the effective date of the Transaction). In anticipation of such Forced Conversion and the consummation of the Transaction, the Partnership shall use commercially reasonable efforts to cause each Profits Interest Unitholder to be afforded the right to receive in connection with such Transaction in consideration for the Common Units into which his or her Profits Interest Units will be converted the same kind and amount of cash, securities and other property (or any combination thereof) receivable upon the consummation of such Transaction by a Holder of the same number of Common Units, assuming such Holder is not a Person with which the Partnership consolidated or into which the Partnership merged or which merged into the Partnership or to which such sale or transfer was made, as the case may be (a “Constituent Person”), or an Affiliate of a Constituent Person. In the event that Holders have the opportunity to elect the form or type of consideration to be received upon consummation of the Transaction, prior to such Transaction the General Partner shall give prompt written notice to each Profits Interest Unitholder of such election, and shall use commercially reasonable efforts to afford the Profits Interest Unitholders the right to elect, by written notice to the General Partner, the form or type of consideration to be received upon conversion of each Profits Interest Unit held by such holder into Common Units in connection with such Transaction. If a Profits

Interest Unitholder fails to make such an election, such holder (and any of its transferees) shall receive upon conversion of each Profits Interest Unit held by him or her (or by any of his or her transferees) the same kind and amount of consideration that a Holder would receive if such Holder failed to make such an election. Subject to the rights of the Partnership and the Company under any Vesting Agreement and the relevant terms of any applicable Stock Plan, the Partnership shall use commercially reasonable effort to cause the terms of any Transaction to be consistent with the provisions of this Section 8.7.F and to enter into an agreement with the successor or purchasing entity, as the case may be, for the benefit of any Profits Interest Unitholders whose Profits Interest Units will not be converted into Common Units in connection with the Transaction that will (i) contain provisions enabling the holders of Profits Interest Units that remain outstanding after such Transaction to convert their Profits Interest Units into securities as comparable as reasonably possible under the circumstances to the Common Units and (ii) preserve as far as reasonably possible under the circumstances the distribution, special allocation, conversion, and other rights set forth in the Agreement for the benefit of the Profits Interest Unitholders.

Section 8.8 Voting Rights of Profits Interest Units

Profits Interest Unitholders shall (a) have those voting rights required from time to time by applicable law, if any, (b) have the same voting rights as a Holder, with the Profits Interest Units voting as a single class with the Common Units and having one vote per Profits Interest Unit; and (c) have the additional voting rights that are expressly set forth below. So long as any Profits Interest Units remain outstanding, the Partnership shall not, without the affirmative vote of the holders of at least a majority of the Profits Interest Units outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class), amend, alter or repeal, whether by merger, consolidation or otherwise, the provisions of the Agreement applicable to Profits Interest Units so as to materially and adversely affect any right, privilege or voting power of the Profits Interest Units or the Profits Interest Unitholders as such, unless such amendment, alteration, or repeal affects equally, ratably and proportionately the rights, privileges and voting powers of the holders of Common Units; but subject, in any event, to the following provisions: (i) with respect to any Transaction, so long as the Profits Interest Units are treated in accordance with Section 8.7.F, the consummation of such Transaction shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers of the Profits Interest Units or the Profits Interest Unitholders as such; and (ii) any creation or issuance of any Partnership Units or of any class or series of Partnership Interest including without limitation additional Partnership Units or Profits Interest Units, whether ranking senior to, junior to, or on a parity with the Profits Interest Units with respect to distributions and the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers of the Profits Interest Units or the Profits Interest Unitholders as such. The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required will be effected, all outstanding Profits Interest Units shall have been converted into Common Units.

ARTICLE 9.

BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 9.1 Records and Accounting

The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership’s business, including without limitation, all books and records necessary to provide to the Limited Partners any information, lists and copies of documents required to be provided pursuant to Section 9.3. Any records maintained by or on behalf of the Partnership in the regular course of its business may be kept on, or be in the form of any information storage device, provided, that the records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial and tax reporting purposes, on an accrual basis in accordance with generally accepted accounting principles.

Section 9.2 Fiscal Year

The fiscal year of the Partnership shall be the calendar year.

Section 9.3 Reports

A. As soon as practicable, but in no event later than 105 days after the close of each Partnership Year, or such earlier date as they are filed with the Securities and Exchange Commission, the General Partner shall cause to be mailed to each Limited Partner as of the close of the Partnership Year, an annual report containing financial statements of the Partnership, or of the General Partner if such statements are prepared solely on a consolidated basis with the General Partner, for such Partnership Year, presented in accordance with generally accepted accounting principles, such statements to be audited by a nationally recognized firm of independent public accountants selected by the General Partner.

B. As soon as practicable, but in no event later than 45 days after the close of each calendar quarter (except the last calendar quarter of each year), or such earlier date as they are filed with the Securities and Exchange Commission, the General Partner shall cause to be mailed to each Limited Partner as of the last day of the calendar quarter, a report containing unaudited financial statements of the Partnership, or of the General Partner, if such statements are prepared solely on a consolidated basis with the applicable law or regulation, or as the General Partner determines to be appropriate.

Section 9.4 Nondisclosure of Certain Information

Notwithstanding the provisions of Sections 9.1 and 9.3, the General Partner may keep confidential from the Limited Partners any information that the General Partner believes to be in the nature of trade secrets or other information the disclosure of which the General Partner in good faith believes is not in the best interest of the Partnership or which the Partnership is required by law or by agreements with unaffiliated third parties to keep confidential.

ARTICLE 10.

TAX MATTERS

Section 10.1 Preparation of Tax Returns

The General Partner shall arrange for the preparation and timely filing of all returns of Partnership income, gains, deductions, losses and other items required of the Partnership for federal and state income tax purposes and shall use all reasonable efforts to furnish, within 120 days of the close of each taxable year, the tax information reasonably required by Limited Partners for federal and state income tax reporting purposes. Each Limited Partner shall promptly provide the General Partner with any information reasonably requested by the General Partner relating to any Contributed Property contributed (directly or indirectly) by such Limited Partner to the Partnership.

Section 10.2 Tax Elections

Except as otherwise provided herein, the General Partner shall, in its sole and absolute discretion, determine whether to make any available election pursuant to the Code, including the election under Section 754 of the Code. The General Partner shall have the right to seek to revoke any such election (including without limitation, any election under Section 754 of the Code) upon the General Partner’s determination in its sole and absolute discretion that such revocation is the best interests of the Partners.

Section 10.3 Tax Matters Partner

A. The General Partner shall be the “tax matters partner” of the Partnership for federal income tax purposes. Pursuant to Section 6230(e) of the Code, upon receipt of notice from the IRS of the beginning of an administrative proceeding with respect to the Partnership, the tax matters partner shall furnish the IRS with the name, address and profit interest of each of the Limited Partners and Assignees; provided, however, that such information is provided to the Partnership by the Limited Partners and Assignees.

B. The tax matters partner is authorized, but not required:

(1) to enter into any settlement with the IRS with respect to any administrative or judicial proceedings for the adjustment of Partnership items required to be taken into account by a Partner for income tax purposes (such administrative proceedings being referred to as a “tax audit” and such judicial proceedings being referred to as “judicial review”), and in the settlement agreement the tax matters partner may expressly state that such agreement shall bind all Partners, except that such settlement agreement shall not bind any Partner (i) who (within the time prescribed pursuant to the Code and Regulations) files a statement with the IRS providing that the tax matters partner shall not have the authority to enter into a settlement agreement on behalf of such Partner or (ii) who is a “notice partner” (as defined in Section 6231 of the Code) or a member of a “notice group” (as defined in Section 6223(b)(2) of the Code);

(2) in the event that a notice of a final administrative adjustment at the Partnership level of any item required to be taken into account by a Partner for tax purposes (a “final adjustment”) is mailed to the tax matters partner, to seek judicial review of such final adjustment, including the filing of a petition for readjustment with the Tax Court or the United States Claims Court, or the filing of a complaint for refund with the District Court of the United States for the district in which the Partnership’s principal place of business is located;

(3) to intervene in any action brought by any other Partner for judicial review of a final adjustment;

(4) to file a request for an administrative adjustment with the IRS at any time and, if any part of such request is not allowed by the IRS, to file an appropriate pleading (petition or complaint) for judicial review with respect to such request;

(5) to enter into an agreement with the IRS to extend the period for assessing any tax which is attributable to any item required to be taken into account by a Partner for tax purposes, or an item affected by such item; and

(6) to take any other action on behalf of the Partners of the Partnership in connection with any tax audit or judicial review proceeding to the extent permitted by applicable law or regulations.

The taking of any action and the incurring of any expense by the tax matters partner in connection with any such proceeding, except to the extent required by law, is a matter in the sole and absolute discretion of the tax matters partner and the provisions relating to indemnification of the General Partner set forth in Section 7.7 shall be fully applicable to the tax matters partner in its capacity as such.

C. The tax matters partner shall receive no compensation for its services. All third party costs and expenses incurred by the tax matters partner in performing its duties as such (including legal and accounting fees) shall be borne by the Partnership. Nothing herein shall be construed to restrict the Partnership from engaging an accounting firm or law firm to assist the tax matters partner in discharging its duties hereunder, so long as the compensation paid by the Partnership for such services is reasonable.

Section 10.4 Organizational Expenses

The Partnership shall elect to deduct expenses, if any, incurred by it in organizing the Partnership ratably over a 60-month period as provided in Section 709 of the Code.

Section 10.5 Withholding

Each Limited Partner hereby authorizes the Partnership to withhold from or pay on behalf of or with respect to such Limited Partner any amount of federal, state, local, or foreign taxes that the General Partner determines that the Partnership is required to withhold or pay with respect to any amount distributable or allocable to such Limited Partner pursuant to this Agreement, including, without limitation, any taxes required to be withheld or paid by the Partnership pursuant to Sections 1441, 1442, 1445 or 1446 of the Code. Any amount paid on behalf of or with respect to a Limited Partner shall constitute a receivable of the Partnership from such Limited Partner, which receivable shall be paid by such Limited Partner within 15 days after notice from the General Partner that such payment must be made unless (i) the Partnership withholds such payment from a distribution which would otherwise be made to the Limited Partner or (ii) the General Partner determines, in its sole and absolute discretion, that such payment may be satisfied out of the available funds of the Partnership which would, but for such payment, be distributed to the Limited Partner. Any amounts withheld pursuant to the foregoing clauses (i) or (ii) shall be treated as having been distributed to such Limited Partner. Each Limited Partner hereby unconditionally and irrevocably grants to the Partnership a security interest in such Limited Partner’s Partnership Interest to secure such Limited Partner’s obligation to pay to the Partnership any amounts required to be paid pursuant to this Section 10.5. Any amounts payable by a Limited Partner hereunder shall bear interest at the base rate on corporate loans at large United States money center commercial banks, as published from time to time in the Wall Street Journal, plus two percentage points (but not higher than the maximum lawful rate) from the date such amount is due (i.e., 15 days after demand) until such amount is paid in full. Each Limited Partner shall take such actions as the Partnership or the General Partner shall request in order to perfect or enforce the security interest created hereunder.

ARTICLE 11.

TRANSFERS AND WITHDRAWALS

Section 11.1 Transfer

A. The term “transfer,” when used in this Article 11 with respect to a Partnership Interest, shall be deemed to refer to a transaction by which the General Partner purports to assign its General Partner Interest to another Person or by which a Limited Partner purports to assign its Limited Partner Interest to another Person, and includes a sale, assignment, gift (outright or in trust), pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise. The term “transfer” when used in this Article 11 does not include any Redemption or exchange for REIT Shares pursuant to Section 8.6 except as otherwise provided herein. No part of the interest of a Limited Partner shall be subject to the claims of any creditor, any spouse for alimony or support, or to legal process, and may not be voluntarily or involuntarily alienated or encumbered except as may be specifically provided for in this Agreement or consented to by the General Partner.

B. No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article 11. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article 11 shall be null and void ab initio unless otherwise consented to by the General Partner in its sole and absolute discretion.

Section 11.2 Transfer of General Partner’s Partnership Interest

A. Except in connection with a Termination Transaction permitted under Section 11.2.B, the General Partner shall not withdraw from the Partnership and shall not transfer all or any portion of its interest in the Partnership (whether by sale, statutory merger or consolidation, liquidation or otherwise), other than to an Affiliate, without the Consent of the Limited Partners, which may be given or withheld by each Limited Partner in its sole and absolute discretion, and only upon the admission of a successor General Partner pursuant to Section 12.1. Upon any transfer of a Partnership Interest in accordance with the provisions of this Section 11.2, the transferee shall become a substitute General Partner for all purposes herein, and shall be vested with the powers and rights of the transferor General Partner, and shall be liable for all obligations and responsible for all duties of the General Partner, once such transferee has executed such instruments as may be necessary to effectuate such admission and to confirm the agreement of such transferee to be bound by all the terms and provisions of this Agreement with respect to the Partnership Interest so acquired. It is a condition to any transfer otherwise permitted hereunder that the transferee assumes, by operation of law or express agreement, all of the obligations of the transferor General Partner under this Agreement with respect to such transferred Partnership Interest, and no such transfer (other than pursuant to a statutory merger or consolidation wherein all obligations and liabilities of the transferor General Partner are assumed by a successor corporation by operation of law) shall relieve the transferor General Partner of its obligations under this Agreement without the Consent of the Limited Partners, in their reasonable discretion. In the event the General Partner withdraws from the Partnership, in violation of this Agreement or otherwise, or otherwise dissolves or terminates, or upon the Incapacity of the General Partner, all of the remaining Partners may elect to continue the Partnership business by selecting a substitute General Partner in accordance with the Act.

B. The General Partner shall not engage in any merger, consolidation or other combination with or into another person, sale of all or substantially all of its assets or any reclassification, recapitalization or change of its outstanding equity interests (“Termination Transaction”) unless (1) the Termination Transaction has been approved by a Consent of the Partners and (2) either clause (a) or (b) below is satisfied:

(a) in connection with such Termination Transaction all Limited Partners either will receive, or will have the right to elect to receive, for each Common Unit an amount of cash, securities, or other property equal to the product of the REIT Shares Amount and the greatest amount of cash, securities or other property paid to a holder of one REIT Share in consideration of one REIT Share in connection with the Termination Transaction; provided, that, if, in connection with the Termination Transaction, a purchase, tender or exchange offer shall have been made to and accepted by the holders of more than fifty percent (50%) of the outstanding REIT Shares, each Holder of Common Units shall receive, or shall have the right to elect to receive, the greatest amount of cash, securities, or other property which such holder would have received had it exercised its right to Redemption (as set forth in Section 8.6) and received REIT Shares in exchange for its Common Units immediately prior to the expiration of such purchase, tender or exchange offer and had thereupon accepted such purchase, tender or exchange offer and then such Termination Transaction shall have been consummated; or

(b) the following conditions are met: (i) substantially all of the assets directly or indirectly owned by the surviving entity are held directly or indirectly by the Partnership or another limited partnership or limited liability company which is the survivor of a merger, consolidation or combination of assets with the Partnership (in each case, the “Surviving Partnership”); (ii) the holders of Common-Equivalent Units own a percentage interest of the Surviving Partnership based on the relative fair market value of the net assets of the Partnership and the other net assets of the Surviving Partnership immediately prior to the consummation of such transaction; (iii) the rights, preferences and privileges of such holders in the Surviving Partnership are at least as favorable as those in effect immediately prior to the consummation of such transaction and as those applicable to any other limited partners or non-managing members of the Surviving Partnership; and (iv) such rights of the Limited Partners include at least one of the following: (a) the right to redeem their interests in the Surviving Partnership for the consideration available to such persons pursuant to Section 11.2.B(a); or (b) the right to redeem their Common Units for cash on terms equivalent to those in effect with respect to their Common Units immediately prior to the consummation of such transaction, or, if the ultimate controlling person of the Surviving Partnership has publicly traded common equity securities, such common equity securities, with an exchange ratio based on the determination of relative fair market value of such securities and the REIT Shares.

Section 11.3 Limited Partners’ Rights to Transfer

A. Prior to the twelve (12) month anniversary of the Effective Date, no Limited Partner shall transfer all or any portion of its Partnership Interest to any transferee without the consent of the General Partner, which consent may be withheld in its sole and absolute discretion, or exercise its right of Redemption set forth in Section 8.6; provided, however, that any Limited Partner may, at any time (whether prior to or after such twelve (12) month anniversary), without the consent of the General Partner, other than by way of exercise of the right of Redemption set forth in Section 8.6, (i) transfer all or any portion of its Partnership Interest to the General Partner, (ii) transfer all or any portion of its Partnership Interest to an Immediate Family Member, subject to the provisions of Section 11.6, (iii) transfer all or any portion of its Partnership Interest to a trust for the benefit of a charitable beneficiary or to a charitable foundation, subject to the provisions of Section 11.6, and (iv) subject to the provisions of Section 11.6, pledge (a “Pledge”) all or any portion of its Partnership Interest to a lending institution, which is not an Affiliate of such Limited Partner, as collateral or security for a bona fide loan or other extension of credit with a scheduled maturity date not sooner than the twelve (12) month anniversary of the Effective Date, and transfer such pledged Partnership Interest to such lending institution in connection with the exercise of remedies under such loan or extension or credit, and the transfer of such pledged Partnership Interest by the lender to any transferee. After such twelve (12) month anniversary, each Limited Partner or Assignee (resulting from a transfer made pursuant to clauses (i)-(iv) of the proviso of the preceding sentence) shall have the right to transfer all or any portion of its Partnership Interest, subject to the provisions of Section 11.6 and the satisfaction of each of the following conditions (in addition to the right of each such Limited Partner or Assignee (A) to continue to make any such transfer permitted by clauses (i)-(iv) of such proviso or (B) to make any transfer to its Affiliates or members, in each case, without satisfying condition (1) below):

(1) General Partner Right of First Refusal. The transferring Partner shall give written notice of the proposed transfer to the General Partner, which notice shall state (i) the identity of the proposed transferee, and (ii) the amount and type of consideration proposed to be received for the transferred Partnership Units. The General Partner shall have ten (10) days upon which to give the transferring Partner notice of its election to acquire the Partnership Units on the proposed terms. If it so elects, it shall purchase the Partnership Units on such terms within ten (10) days after giving notice of such election. If it does not so elect, the transferring Partner may transfer such Partnership Units to a third party, on economic terms no more favorable to the transferee than the proposed terms, subject to the other conditions of this Section 11.3.

(2) Qualified Transferee. Any transfer of a Partnership Interest shall be made only to Qualified Transferees.

It is a condition to any transfer otherwise permitted hereunder that the transferee assumes by operation of law or express agreement all of the obligations of the transferor Limited Partner under this Agreement with respect to such transferred Partnership Interest and no such transfer (other than pursuant to a statutory merger or consolidation wherein all obligations and liabilities of the transferor Partner are assumed by a successor corporation by operation of law) shall relieve the transferor Partner of its obligations under this Agreement without the approval of the General Partner, in its reasonable discretion. Notwithstanding the foregoing, any transferee of any transferred Partnership Interest shall be subject to any and all ownership limitations contained in the Charter, which may limit or restrict such transferee’s ability to exercise its Redemption rights, and to the representations in Section 3.4. Any transferee, whether or not admitted as a Substituted Limited Partner, shall take subject to the obligations of the transferor hereunder. Unless admitted as a Substituted Limited Partner in accordance with Section 11.4.B, no transferee, whether by a voluntary transfer, by operation of law or otherwise, shall have any rights hereunder, other than the rights of an Assignee as provided in and in compliance with Section 11.5.

B. If a Limited Partner is subject to Incapacity, the executor, administrator, trustee, committee, guardian, conservator, or receiver of such Limited Partner’s estate shall have all the rights of a Limited Partner, but not more rights than those enjoyed by other Limited Partners, for the purpose of settling or managing the estate, and such power as the Incapacitated Limited Partner possessed to transfer all or any part of his or its interest in the Partnership. The Incapacity of a Limited Partner, in and of itself, shall not dissolve or terminate the Partnership.

C. The General Partner may prohibit any transfer otherwise permitted under Section 11.3 by a Limited Partner of his or her Partnership Units if, in the opinion of legal counsel to the Partnership, such transfer would require the filing of a registration statement under the Securities Act by the Partnership or would otherwise violate any federal or state securities laws or regulations applicable to the Partnership or the Partnership Units.

Section 11.4 Substituted Limited Partners

A. No Limited Partner shall have the right to substitute a transferee as a Limited Partner in his or her place (including any transferee permitted by Section 11.3). The General Partner shall, however, have the right to consent to the admission of a transferee of the interest of a Limited Partner pursuant to this Section 11.4 as a Substituted Limited Partner, which consent may be given or withheld by the General Partner in its sole and absolute discretion. The General Partner’s failure or refusal to permit a transferee of any such interests to become a Substituted Limited Partner shall not give rise to any cause of action against the Partnership or any Partner.

B. A transferee who has been admitted as a Substituted Limited Partner in accordance with this Article 11 shall have all the rights and powers and be subject to all the restrictions and liabilities of a Limited Partner under this Agreement. The admission of any transferee as a Substituted Limited Partner shall be subject to the transferee executing and delivering to the Partnership an acceptance of all of the terms and conditions of this Agreement (including without limitation, the provisions of Section 2.4 and such other documents or instruments as may be required to effect the admission, each in form and substance satisfactory to the General Partner) and the acknowledgment by such transferee that each of the representations and warranties set forth in Section 3.4 are true and correct with respect to such transferee as of the date of the transfer of the Partnership Interest to such transferee and will continue to be true to the extent required by such representations and warranties.

C. Upon the admission of a Substituted Limited Partner, the General Partner shall amend Exhibit A to reflect the name, address, number of Partnership Units, and Percentage Interest of such Substituted Limited Partner and to eliminate or adjust, if necessary, the name, address and interest of the predecessor of such Substituted Limited Partner.

Section 11.5 Assignees

If the General Partner, in its sole and absolute discretion, does not consent to the admission of any permitted transferee under Section 11.3 as a Substituted Limited Partner, as described in Section 11.4, such transferee shall be considered an Assignee for purposes of this Agreement. An Assignee shall be entitled to all the rights of an assignee of a limited partnership interest under the Act, including the right to receive distributions from the Partnership and the share of Net Income, Net Losses, gain and loss attributable to the Partnership Units assigned to such transferee, the rights to transfer the Partnership Units provided in this Article 11 and the right of Redemption provided in Section 8.6, but shall not be deemed to be a Holder of Partnership Units for any other purpose under this Agreement, and shall not be entitled to effect a Consent with respect to such Partnership Units on any matter presented to the Limited Partners for approval (such Consent remaining with the transferor Limited Partner). In the event any such transferee desires to make a further assignment of any such Partnership Units, such transferee shall be subject to all the provisions of this Article 11 to the same extent and in the same manner as any Limited Partner desiring to make an assignment of Partnership Units. Notwithstanding anything contained in this Agreement to the contrary, as a condition to becoming an Assignee, any prospective Assignee must first execute and deliver to the Partnership an acknowledgment that each of the representations and warranties set forth in Section 3.4 are true and correct with respect to such prospective Assignee as of the date of the prospective assignment of the Partnership Interest to such prospective Assignee and will continue to be true to the extent required by such representations or warranties.

Section 11.6 General Provisions

A. No Limited Partner may withdraw from the Partnership other than as a result of (i) a permitted transfer of all of such Limited Partner’s Partnership Units in accordance with this Article 11 and the transferee(s) of such Partnership Units being admitted to the Partnership as a Substituted Limited Partner or (ii) pursuant to the exercise of its right of Redemption of all of such Limited Partner’s Partnership Units under Section 8.6; provided that after such transfer, exchange or redemption such Limited Partner owns no Partnership Interest.

B. Any Limited Partner who shall transfer all of such Limited Partner’s Partnership Units in a transfer permitted pursuant to this Article 11 where such transferee was admitted as a Substituted Limited Partner or pursuant to the exercise of its rights of Redemption of all of such Limited Partner’s Partnership Units under Section 8.6 shall cease to be a Limited Partner; provided that after such transfer, exchange or redemption such Limited Partner owns no Partnership Interest.

C. Transfers pursuant to this Article 11 may only be made on the first day of a fiscal quarter of the Partnership, unless the General Partner otherwise agrees.

D. If any Partnership Interest is transferred, assigned or redeemed during any quarterly segment of the Partnership’s Partnership Year in compliance with the provisions of this Article 11 or transferred, redeemed or converted pursuant to Sections 8.6, 21.4, 21.8, 22.4, 22.8, 23.4, 23.8, 24.4, 24.8, 25.4 or 25.8 on any day other than the first day of a Partnership Year, then Net Income, Net Losses, each item thereof and all other items attributable to such Partnership Interest for such Partnership Year shall be divided and allocated between the transferor Partner and the transferee Partner by taking into account their varying interests during the Partnership Year using a method selected by the General Partner that is in accordance with the Code. Except as otherwise agreed by the General Partner, all distributions of Available Cash with respect to which the Partnership Record Date is before the date of such transfer, assignment, exchange or redemption shall be made to the transferor Partner, and all distributions of Available Cash thereafter, in the case of a transfer or assignment other than a redemption, shall be made to the transferee Partner.

E. In addition to any other restrictions on transfer herein contained, including without limitation the provisions of this Article 11 and Section 2.6, in no event may any transfer or assignment of a Partnership Interest by any Partner (including pursuant to a Redemption or exchange for REIT Shares by the Partnership or the General Partner) be made (i) to any person or entity who lacks the legal right, power or capacity to own a Partnership Interest; (ii) in violation of applicable law; (iii) except with the consent of the General Partner, which may be given or withheld in its sole and absolute discretion, of any component portion of a Partnership Interest, such as the Capital Account, or rights to distributions, separate and apart from all other components of a Partnership Interest; (iv) except with the consent of the General Partner, which may be given or withheld in its sole and absolute discretion, if in the opinion of legal counsel to the Partnership such transfer could cause a termination of the Partnership for federal or state income tax purposes (except as a result of the Redemption or exchange for REIT Shares of all Common Units held by all Limited Partners or pursuant to a transaction expressly permitted under Section 11.2); (v) if in the opinion of counsel to the Partnership such transfer could cause the Partnership to cease to be classified as a partnership for federal income tax purposes (except as a result of the Redemption or exchange for REIT Shares of all Common Units held by all Limited Partners); (vi) if such transfer could, in the opinion of counsel to the Partnership, cause the Partnership to become, with respect to any employee benefit plan subject to Title I of ERISA, a “party-in-interest” (as defined in Section 3(14) of ERISA) or a “disqualified person” (as defined in Section 4975(e) of the Code); (vii) if such transfer could, in the opinion of counsel to the Partnership, cause any portion of the assets of the Partnership to constitute assets of any employee benefit plan pursuant to Department of Labor Regulations Section 2510.2-101; (viii) if such transfer requires the registration of such Partnership Interest pursuant to any applicable federal or state securities laws; (ix) except with the consent of the General Partner, which may be given or withheld in its sole and absolute discretion, if such transfer (1) could be treated as effectuated through an “established securities market” or a “secondary market” (or the substantial equivalent thereof) within the meaning of Section 7704 of the Code, (2) could cause the Partnership to become a “Publicly Traded Partnership,” as such term is defined in Sections 469(k)(2) or 7704(b) of the Code, (3) could be in violation of Section 3.4.E(5), or (4) could cause the Partnership to fail one or more of the Safe Harbors (as defined below); (x) if such transfer subjects the Partnership to be regulated under the Investment Company Act of 1940, the Investment Advisors Act of 1940 or the Employee Retirement Income Security Act of 1974, each as amended; (xi) except with the consent of the General Partner, which may be given or withheld in its sole discretion, if the transferee or Assignee of such Partnership Interest is unable to make the representations set forth in Section 3.4.C; (xii) if such transfer is made to a lender to the Partnership or any Person who is related (within the meaning of Section 1.752-4(b) of the Regulations) to any lender to the Partnership whose loan constitutes a Nonrecourse Liability, except with the consent of the General Partner, which may be given or withheld in its sole and absolute discretion; and provided, that, as a condition to granting such consent the lender may be required to enter into an arrangement with the Partnership and the General Partner to redeem or exchange for the REIT Shares Amount any Partnership Units in which a security interest is held simultaneously with the time at which such lender would be deemed to be a partner in the Partnership for purposes of allocating liabilities to such lender under Section 752 of the Code; or (xiii) if in the opinion of legal counsel for the Partnership such transfer could adversely affect the ability of the General Partner to continue to qualify as a REIT or, except with the consent of the General Partner, which may be given or withheld in its sole and absolute discretion, subject the General Partner to any additional taxes under Section 857 or Section 4981 of the Code.

F. The General Partner shall monitor the transfers of interests in the Partnership (including any acquisition of Common Units by the Partnership or the General Partner) to determine (i) if such interests could be treated as being traded on an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code and (ii) whether such transfers of interests could result in the Partnership being unable to qualify for the “safe harbors” set forth in Regulations Section 1.7704-1 (or such other guidance subsequently published by the IRS setting forth safe harbors under which interests will not be treated as “readily tradable on a secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code) (the “Safe Harbors”). The General Partner shall have the authority (but shall not be required) to take any steps it determines are necessary or appropriate in its sole and absolute discretion to prevent any trading of interests which could cause the Partnership to become a “publicly traded partnership,” within the meaning of Code Section 7704, or any recognition by the Partnership of such transfers, or to insure that one or more of the Safe Harbors is met.

ARTICLE 12.

ADMISSION OF PARTNERS

Section 12.1 Admission of Successor General Partner

A successor to all of the General Partner’s General Partner Interest pursuant to Section 11.2 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective upon such transfer. Any such transferee shall carry on the business of the Partnership without dissolution. In each case, the admission shall be subject to the successor General Partner executing and delivering to the Partnership an acceptance of all of the terms and conditions of this Agreement and such other documents or instruments as may be required to effect the admission. In the case of such admission on any day other than the first day of a Partnership Year, all items attributable to the General Partner Interest for such Partnership Year shall be allocated between the transferring General Partner and such successor as provided in Article 11.

Section 12.2 Admission of Additional Limited Partners

A. After the admission to the Partnership of the initial Limited Partners on the date hereof, a Person who makes a Capital Contribution to the Partnership in accordance with this Agreement shall be admitted to the Partnership as an Additional Limited Partner only upon furnishing to the General Partner (i) evidence of acceptance in form satisfactory to the General Partner of all of the terms and conditions of this Agreement, including, without limitation, the power of attorney granted in Section 2.4 and (ii) such other documents or instruments as may be required in the discretion of the General Partner in order to effect such Person’s admission as an Additional Limited Partner.

B. Notwithstanding anything to the contrary in this Section 12.2, no Person shall be admitted as an Additional Limited Partner without the consent of the General Partner, which consent may be given or withheld in the General Partner’s sole and absolute discretion. The admission of any Person as an Additional Limited Partner shall become effective on the date upon which the name of such Person is recorded on the books and records of the Partnership, following the receipt of the Capital Contribution in respect of such Limited Partner and the consent of the General Partner to such admission. If any Additional Limited Partner is admitted to the Partnership on any day other than the first day of a Partnership Year, then Net Income, Net Losses, each item thereof and all other items allocable among Partners and Assignees for such Partnership Year shall be allocated among such Limited Partner and all other Partners and Assignees by taking into account their varying interests during the Partnership Year using a method selected by the General Partner that is in accordance with the Code. Except as otherwise agreed to by the Additional Limited Partners and the General Partner, all distributions of Available Cash with respect to which the Partnership Record Date is before the date of such admission shall be made solely to Partners and Assignees other than the Additional Limited Partner (other than in its capacity as an Assignee) and all distributions of Available Cash thereafter shall be made to all Partners and Assignees including such Additional Limited Partner.

Section 12.3 Amendment of Agreement and Certificate of Limited Partnership

For the admission to the Partnership of any Partner, the General Partner shall take all steps necessary and appropriate under the Act to amend the records of the Partnership and, if necessary, to prepare as soon as practical an amendment of this Agreement (including an amendment of Exhibit A) and, if required by law, shall prepare and file an amendment to the Certificate and may for this purpose exercise the power of attorney granted pursuant to Section 2.4.

ARTICLE 13.

DISSOLUTION AND LIQUIDATION

Section 13.1 Dissolution

The Partnership shall not be dissolved by the admission of Substituted Limited Partners or Additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the withdrawal of the General Partner, any successor General Partner (selected as described in Section 13.1.B below) shall continue the business of the Partnership. The Partnership shall dissolve, and its affairs shall be wound up, upon the first to occur of any of the following (each a “Liquidating Event”):

A. the expiration of its term as provided in Section 2.5;

B. an event of withdrawal of the General Partner, as defined in the Act, unless, within 90 days after the withdrawal, all of the remaining Partners agree in writing, in their sole and absolute discretion, to continue the business of the Partnership and to the appointment, effective as of the date of withdrawal, of a substitute General Partner;

C. subject to compliance with Section 11.2 an election to dissolve the Partnership made by the General Partner, in its sole and absolute discretion;

D. entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Act;

E. any sale or other disposition of all or substantially all of the assets of the Partnership or a related series of transactions that, taken together, result in the sale or other disposition of all or substantially all of the assets of the Partnership;

F. the Incapacity of the General Partner, unless all of the remaining Partners in their sole and absolute discretion agree in writing to continue the business of the Partnership and to the appointment, effective as of a date prior to the date of such Incapacity, of a substitute General Partner;

G. the Redemption or exchange for REIT Shares of all Partnership Interests (other than those of the General Partner) pursuant to this Agreement; or

H. a final and non-appealable judgment is entered by a court of competent jurisdiction ruling that the General Partner is bankrupt or insolvent, or a final and non-appealable order for relief is entered by a court with appropriate jurisdiction against the General Partner, in each case under any federal or state bankruptcy or insolvency laws as now or hereafter in effect, unless prior to the entry of such order or judgment all of the remaining Partners agree in writing to continue the business of the Partnership and to the appointment, effective as of a date prior to the date of such order or judgment, of a substitute General Partner.

Section 13.2 Winding Up

A. Upon the occurrence of a Liquidating Event, the Partnership shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Partners. No Partner shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Partnership’s business and affairs. The General Partner (or, in the event there is no remaining General Partner, any Person elected by a Majority in Interest of the Limited Partners (the “Liquidator”)) shall be responsible for overseeing the winding-up and dissolution of the Partnership and shall take full account of the Partnership’s liabilities and property and the Partnership property shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom (which may, to the extent determined by the General Partner, include shares of stock in the General Partner) shall be applied and distributed in the following order:

(1) First, to the payment and discharge of all of the Partnership’s debts and liabilities to creditors other than the Partners;

(2) Second, to the payment and discharge of all of the Partnership’s debts and liabilities to the General Partner;

(3) Third, to the payment and discharge of all of the Partnership’s debts and liabilities to the other Partners; and

(4) The balance, if any, to the General Partner and Limited Partners in accordance with their positive Capital Account balances, determined after taking into account all Capital Account adjustments for all prior periods and the Partnership taxable year during which the liquidation occurs (other than those made as a result of the liquidating distribution set forth in this Section 13.2.A(4)).

The General Partner shall not receive any additional compensation for any services performed pursuant to this Article 13 other than reimbursement of its expenses as provided in Section 7.4.

B. Notwithstanding the provisions of Section 13.2.A which require liquidation of the assets of the Partnership, but subject to the order of priorities set forth therein, if prior to or upon dissolution of the Partnership the Liquidator determines that an immediate sale of part or all of the Partnership’s assets would be impractical or would cause undue loss to the Partners, the Liquidator may, in its sole and absolute discretion, defer for a reasonable time the liquidation of any assets except those necessary to satisfy liabilities of the Partnership (including to those Partners as creditors) and/or distribute to the Partners, in lieu of cash, as tenants in common and in accordance with the provisions of Section 13.2.A, undivided interests in such Partnership assets as the Liquidator deems not suitable for liquidation. Any such distributions in-kind shall be made only if, in the good faith judgment of the Liquidator, such distributions in-kind are in the best interest of the Partners, and shall be subject to such conditions relating to the disposition and management of such Properties as the Liquidator deems reasonable and equitable and to any agreements governing the operation of such Properties at such time. The Liquidator shall determine the fair market value of any property distributed in kind using such reasonable method of valuation as it may adopt.

Section 13.3 Capital Contribution Obligation

If any Partner has a deficit balance in his or her Capital Account (after giving effect to all contributions, distributions and allocations for the taxable years, including the year during which such liquidation occurs), such Partner shall have no obligation to make any contribution to the capital of the Partnership with respect to such deficit, and such deficit at any time shall not be considered a Debt owed to the Partnership or to any other Person for any purpose whatsoever, except to the extent otherwise expressly agreed to by such Partner and the Partnership (for example, in a “deficit restoration obligation agreement” or DRO).

Section 13.4 Compliance with Timing Requirements of Regulations

In the discretion of the Liquidator or the General Partner, a pro rata portion of the distributions that would otherwise be made to the General Partner and Limited Partners pursuant to this Article 13 may be:

(1) distributed to a trust established for the benefit of the General Partner and Limited Partners for the purposes of liquidating Partnership assets, collecting amounts owed to the Partnership, and paying any contingent or unforeseen liabilities or obligations of the Partnership or of the General Partner arising out of or in connection with the Partnership. The assets of any such trust shall be distributed to the General Partner and Limited Partners from time to time, in the reasonable discretion of the Liquidator or the General Partner, in the same proportions and the amount distributed to such trust by the Partnership would otherwise have been distributed to the General Partner and Limited Partners pursuant to this Agreement; or

(2) withheld or escrowed to provide a reasonable reserve for Partnership liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Partnership, provided, that such withheld or escrowed amounts shall be distributed to the General Partner and Limited Partners in the manner and priority set forth in Section 13.2.A as soon as practicable.

Section 13.5 Deemed Distribution and Recontribution

Notwithstanding any other provision of this Article 13, in the event the Partnership is liquidated within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g) but no Liquidating Event has occurred, the Partnership’s property shall not be liquidated, the Partnership’s liabilities shall not be paid or discharged, and the Partnership’s affairs shall not be wound up. Instead, the Partnership shall be deemed to have contributed all of its assets and liabilities to a new partnership in exchange for an interest in the new partnership. Immediately thereafter, the Partnership shall be deemed to distribute interests in the new partnership to the General Partner and Limited Partners in proportion to their respective interests in the Partnership in liquidation of the Partnership.

Section 13.6 Rights of Limited Partners

Except as otherwise provided in this Agreement, each Limited Partner shall look solely to the assets of the Partnership for the return of his Capital Contribution and shall have no right or power to demand or receive property from the General Partner. No Limited Partner shall have priority over any other Limited Partner as to the return of his Capital Contributions, distributions or allocations.

Section 13.7 Notice of Dissolution

In the event a Liquidating Event occurs or an event occurs that would, but for provisions of Section 13.1, result in a dissolution of the Partnership, the General Partner shall, within 30 days thereafter, provide written notice thereof to each of the Partners and to all other parties with whom the Partnership regularly conducts business (as determined in the discretion of the General Partner) and shall publish notice thereof in a newspaper of general circulation in each place in which the Partnership regularly conducts business (as determined in the discretion of the General Partner).

Section 13.8 Cancellation of Certificate of Limited Partnership

Upon the completion of the liquidation of the Partnership cash and property as provided in Section 13.2, the Partnership shall be terminated and the Certificate and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Maryland shall be cancelled and such other actions as may be necessary to terminate the Partnership shall be taken.

Section 13.9 Reasonable Time for Winding-Up

A reasonable time shall be allowed for the orderly winding-up of the business and affairs of the Partnership and the liquidation of its assets pursuant to Section 13.2, in order to minimize any losses otherwise attendant upon such winding-up, and the provisions of this Agreement shall remain in effect between the Partners during the period of liquidation.

Section 13.10 Waiver of Partition

Each Partner hereby waives any right to partition of the Partnership property.

ARTICLE 14.

AMENDMENT OF PARTNERSHIP AGREEMENT; CONSENTS

Section 14.1 Amendments

A. The actions requiring consent or approval of the Partners or of the Limited Partners pursuant to this Agreement, including Section 7.3, or otherwise pursuant to applicable law, are subject to the procedures in this Article 14.

B. Amendments to this Agreement requiring the consent or approval of Limited Partners may be proposed by the General Partner or by Limited Partners holding twenty-five percent (25%) or more of the Partnership Interests held by Limited Partners. The General Partner shall seek the written consent of the Limited Partners on the proposed amendment or shall call a meeting to vote thereon and to transact any other business that it may deem appropriate. For purposes of obtaining a written consent, the General Partner may require a response within a reasonable specified time, but not less than 15 days, and failure to respond in such time period shall constitute a consent which is consistent with the General Partner’s recommendation (if so recommended) with respect to the proposal; provided, that, an action shall become effective at such time as requisite consents are received even if prior to such specified time.

Section 14.2 Action by the Partners

A. Meetings of the Partners may be called by the General Partner and shall be called upon the receipt by the General Partner of a written request by Limited Partners holding twenty-five percent (25%) or more of the Partnership Interests held by Limited Partners. The notice shall state the nature of the business to be transacted. Notice of any such meeting shall be given to all Partners not less than seven days nor more than 30 days prior to the date of such meeting. Partners may vote in person or by proxy at such meeting. Whenever the vote or Consent of the Limited Partners or of the Partners is permitted or required under this Agreement, such vote or Consent may be given at a meeting of Partners or may be given in accordance with the procedure prescribed in Section 14.1.

B. Any action required or permitted to be taken at a meeting of the Partners may be taken without a meeting if a written consent setting forth the action so taken is signed by the percentage as is expressly required by this Agreement for the action in question. Such consent may be in one instrument or in several instruments, and shall have the same force and effect as a vote of the Percentage Interests of the Partners (expressly required by this Agreement). Such consent shall be filed with the General Partner. An action so taken shall be deemed to have been taken at a meeting held on the effective date so certified.

C. Each Limited Partner may authorize any Person or Persons to act for him by proxy on all matters in which a Limited Partner is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by the Limited Partner or his attorney-in-fact. No proxy shall be valid after the expiration of 11 months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Limited Partner executing it.

D. Each meeting of Partners shall be conducted by the General Partner or such other Person as the General Partner may appoint pursuant to such rules for the conduct of the meeting as the General Partner or such other Person deems appropriate.

E. On matters on which Limited Partners are entitled to vote, each Limited Partner shall have a vote equal to the number of Partnership Units held.

ARTICLE 15.

GENERAL PROVISIONS

Section 15.1 Addresses and Notice

Any notice, demand, request or report required or permitted to be given or made to a Partner or Assignee under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner or Assignee at the address set forth in Exhibit A or such other address as the Partners shall notify the General Partner in writing.

Section 15.2 Titles and Captions

All article or section titles or captions in this Agreement are for convenience only. They shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof. Except as specifically provided otherwise, references to “Articles” and “Sections” are to Articles and Sections of this Agreement.

Section 15.3 Pronouns and Plurals

Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

Section 15.4 Further Action

The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 15.5 Binding Effect

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 15.6 Creditors

Other than as expressly set forth herein with respect to Indemnitees, none of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

Section 15.7 Waiver

No failure or delay by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon any breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

Section 15.8 Counterparts

This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto.

Section 15.9 Applicable Law

This Agreement shall be construed in accordance with and governed by the laws of the State of Maryland, without regard to the principles of conflicts of law.

Section 15.10 Invalidity of Provisions

If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. The failure of any amendment to this Agreement to be effective as to any particular Limited Partner shall not render it ineffective as to any other Limited Partner.

Section 15.11 Entire Agreement

This Agreement contains the entire understanding and agreement among the Partners with respect to the subject matter hereof and supersedes any other prior written or oral understandings or agreements among them with respect thereto.

Section 15.12 No Rights as Stockholders

Nothing contained in this Agreement shall be construed as conferring upon the holders of Partnership Units any rights whatsoever as stockholders of the General Partner, including without limitation any right to receive dividends or other distributions made to stockholders of the General Partner or to vote or to consent or to receive notice as stockholders in respect of any meeting of stockholders for the election of directors of the General Partner or any other matter.

ARTICLE 16.

[INTENTIONALLY OMITTED]

ARTICLE 17.

[INTENTIONALLY OMITTED]

ARTICLE 18.

CLASS C PROFITS INTEREST UNITS

Section 18.1 Designation and Number

A series of Partnership Units in the Partnership designated as the Class C Profits Interest Units (the “Class C Units”) is hereby established. Pursuant to Section 4.5 of this Agreement, the General Partner may from time to time issue Class C Units to Persons who provide services to or for the benefit of the Partnership or as otherwise permitted by the Plan, for such consideration or for no consideration as the General Partner may determine to be appropriate, and admit such Persons as Limited Partners. The number of Class  C Units shall be determined from time to time by the General Partner in accordance with the terms of the Plan.

Section 18.2 Terms of Class C Units

A. General. Each Class C Unit that has satisfied the Class C Units Performance Condition shall be treated in the same manner as a Profits Interest Unit which has no separate class designation with all of the rights, privileges and obligations attendant thereto and all references to Profits Interest Units in this Agreement shall refer equally to Class C Units. During such time as any Class C Unit has not satisfied the Class C Units Performance Condition, each such Unit shall be treated in the same manner as a Profits Interest Unit which has no separate class designation except the following provisions shall apply:

B. Distributions. The holder of such Class C Unit shall not be entitled to receive any distributions with respect to such Class C Unit, except in accordance with Section 5.3 or Section 13.2;

C. Allocations. The holder of such Class C Unit shall not be entitled to receive allocations of Net Income or Net Loss of the Partnership (or items thereof) with respect to such Class C Unit, other than the special allocation of gain set forth in Section 6.2.C and the allocations set forth in Section 6.2.D, Section 6.3 and Section 6.4;

D. Conversion. Except as set forth below in Sections 18.2.D(1)—(4), the provisions of Section 4.5.C(f) and Section 8.7 shall not apply with respect to such Class C Unit:

(1) When a Class C Unitholder is notified of the expected occurrence of an event that will cause such Class C Unit to become a Vested Profits Interest Unit, such Class C Unitholder may give the Partnership a Conversion Notice with respect to such Unit conditioned upon and effective as of the time of vesting, and such Conversion Notice, unless subsequently revoked by the Class C Unitholder, shall be accepted by the Partnership subject to such condition.

(2) Upon the expected occurrence of an event that will cause such Class C Unit to become a Vested Profits Interest Unit, the Partnership may issue a Forced Conversion Notice with respect to such Unit conditioned upon and effective on or after the time of vesting of such Unit.

(3) In the event that a Transaction would constitute a Class C Units Change in Control and would result in the Class C Units Performance Condition being satisfied with respect to such Class C Unit, then for purposes of Section 8.7.F, references to a Profits Interest Unit shall include any such Class C Unit.

(4) In all cases, the conversion of such Class C Unit in accordance with this Section 18.2.D and pursuant to the applicable provisions of Section 8.7 shall be subject to the conditions and procedures set forth in Section 8.7.

E. Percentage Interests. Notwithstanding the designation of Percentage Interests in Exhibit A to this Agreement, for the Partners who hold such Class C Units, the Percentage Interest of each Partner with respect to such Class C Units shall be zero, and such Class C Units shall be disregarded for purposes of calculating the Percentage Interest of the Partners, in each case solely for the purposes set forth in subparagraphs (1) and (2)

below. Accordingly, Exhibit A to this Agreement shall reflect two Percentage Interests for each Partner owning such Class C Units, one which reflects the Percentage Interests assigned to such Class C Units and one which reflects the assignment of a zero Percentage Interest to such Class C Units. The Percentage Interest of each Partner who holds such Class C Units, with respect to such Units, shall be zero solely for purposes of:

(1) The provisions of this Agreement regarding distributions to the Partners, except the distributions made in accordance with Section 5.3 or Section 13.2.

(2) The provisions of this Agreement regarding the allocation of Net Income or Net Loss of the Partnership (or items thereof) with respect to the Class C Units, other than the allocations set forth in Section 6.2.C, Section 6.2.D and Section 6.3.

ARTICLE 19.

CLASS D PROFITS INTEREST UNITS

Section 19.1 Designation and Number

A series of Partnership Units in the Partnership designated as the Class D Profits Interest Units (the “Class D Units”) is hereby established. Pursuant to Section 4.5 of this Agreement, the General Partner may from time to time issue Class D Units to Persons who provide services to or for the benefit of the Partnership or as otherwise permitted by the Plan, for such consideration or for no consideration as the General Partner may determine to be appropriate, and admit such Persons as Limited Partners. The number of Class  D Units shall be determined from time to time by the General Partner in accordance with the terms of the Plan.

Section 19.2 Terms of Class D Units

A. General. Each Class D Unit that has become a Class D Performance Vested Unit shall be treated in the same manner as a Profits Interest Unit which has no separate class designation with all of the rights, privileges and obligations attendant thereto and all references to Profits Interest Units in this Agreement shall refer equally to Class D Units. During such time as any Class D Unit has not become a Class D Performance Vested Unit, each such Unit shall be treated in the same manner as a Profits Interest Unit which has no separate class designation except the following provisions shall apply:

B. Distributions. The holder of a Class D Unit shall not be entitled to receive any distributions with respect to such Class D Unit, except (i) in accordance with Section 5.3 or Section 13.2 and (ii) at such times as distributions are made with respect to Common Units pursuant to Section 5.1, a holder of a Class D Unit shall be entitled to receive a distribution with respect to such Class D Unit in an amount equal to the product of the distribution per Profits Interest Unit made to holders of Common Units on the Partnership Record Date with respect to such distribution multiplied by the Class D Units Sharing Percentage;

C. Allocations. The holder of such Class D Unit shall not be entitled to receive allocations of Net Income or Net Loss of the Partnership (or items thereof) with respect to such Class D Unit, other than (i) the special allocation of gain set forth in Section 6.2.C and the allocations set forth in Section 6.2.D, Section 6.3 and Section 6.4 and (ii) allocations of Net Income and Net Loss pursuant to Sections 6.2.A and 6.2.B, treating, for purposes of such allocations, each Class D Unit as a fraction of one outstanding Common Unit equal to one Common Unit multiplied by the Class D Units Sharing Percentage;

D. Conversion. Except as set forth below in Sections 19.2.D(1) – (4), the provisions of Section 4.5.C(f) and Section 8.7 shall not apply with respect to such Class D Unit:

(1) When a Class D Unitholder is notified of the expected occurrence of an event that will cause such Class D Unit to become a Vested Profits Interest Unit, such Class D Unitholder may give the Partnership a

Conversion Notice with respect to such Unit conditioned upon and effective as of the time of vesting, and such Conversion Notice, unless subsequently revoked by the Class D Unitholder, shall be accepted by the Partnership subject to such condition.

(2) Upon the expected occurrence of an event that will cause such Class D Unit to become a Vested Profits Interest Unit, the Partnership may issue a Forced Conversion Notice with respect to such Unit conditioned upon and effective on or after the time of vesting of such Unit.

(3) In the event that a Transaction would constitute a Class D Units Change in Control and would result in such Class D Unit becoming a Class D Performance Vested Unit, then for purposes of Section 8.7.F, references to a Profits Interest Unit shall include any such Class D Unit.

(4) In all cases, the conversion of such Class D Unit in accordance with this Section 19.2.D and pursuant to the applicable provisions of Section 8.7 shall be subject to the conditions and procedures set forth in Section 8.7.

E. Percentage Interests. Notwithstanding the designation of Percentage Interests in Exhibit A to this Agreement, for the purposes set forth in subparagraphs (1) and (2) below, the Percentage Interest of each Partner holding Class D Units with respect to such Class D Units shall equal the Percentage Interest of a Partner who holds an equivalent number of Common Units multiplied by the Class D Units Sharing Percentage (the “Class D Unitholder Percentage Interest”). Accordingly, Exhibit A to this Agreement shall reflect two Percentage Interests for each Partner owning such Class D Units, one which reflects the Percentage Interests assigned to such Class D Units and one which reflects the Class D Unitholder Percentage Interest. The Percentage Interest of each Partner who holds such Class D Units, with respect to such Units, shall equal the Class D Unitholder Percentage Interest for purposes of:

(1) The provisions of this Agreement regarding distributions to the Partners, except the distributions made in accordance with Section 5.3 or Section 13.2.

(2) The provisions of this Agreement regarding the allocation of Net Income or Net Loss of the Partnership (or items thereof) with respect to the Class D Units, other than the allocations set forth in Section 6.2.C, Section 6.2.D, Section 6.3 and Section 6.4.

ARTICLE 20.

[INTENTIONALLY OMITTED]

ARTICLE 21.

SERIES C PREFERRED UNITS

Section 21.1 Designation and Number

A series of Partnership Units in the Partnership designated as the “6.625% Series C Cumulative Redeemable Perpetual Preferred Units” (the “Series C Preferred Units”) is hereby established, with the rights, priorities and preferences set forth herein. The number of Series C Preferred Units shall be 8,050,000.

Section 21.2 Distributions

A. Payment of Distributions. Subject to the rights of Holders of Parity Preferred Units as to the payment of distributions, pursuant to Section 5.1, the General Partner, as holder of the Series C Preferred Units, will be entitled to receive, when, as and if declared by the Partnership acting through the General Partner, out of

Available Cash, cumulative preferential cash distributions in an amount equal to the Series C Priority Return. Such distributions shall be cumulative, shall accrue from the original date of issuance and will be payable (i) quarterly (such quarterly periods for purposes of payment and accrual will be the quarterly periods ending on the dates specified in this sentence and not calendar quarters) in arrears, on the last calendar day of March, June, September and December, of each year commencing on December 29, 2017, and, (ii), in the event of a redemption of Series C Preferred Units, on the redemption date (each a “Series C Preferred Unit Distribution Payment Date”). If any date on which distributions are to be made on the Series C Preferred Units is not a Business Day, then payment of the distribution to be made on such date will be made, at the General Partner’s option, on either the immediately preceding Business Day or next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date.

B. Distributions Cumulative. Notwithstanding the foregoing, distributions on the Series C Preferred Units will accrue whether or not the terms and provisions set forth in Section 21.2.C at any time prohibit the current payment of distributions, whether or not the Partnership has earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are authorized.

C. Priority as to Distributions

(1) Except as provided in Section 21.2.C(2) below, no distributions shall be declared and paid or declared and set apart for payment and no other distribution of cash or other property may be declared and made on or with respect to any Parity Preferred Unit or Junior Unit as to distributions (other than a distribution paid in Junior Units as to distributions and upon liquidation) for any period, nor shall any Junior Units or Parity Preferred Units as to distributions or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (and no funds shall be paid or made available for a sinking fund for the redemption of such units) and no other distribution of cash or other property may be made, directly or indirectly, on or with respect thereto by the Partnership (except by conversion into or exchange for Junior Units as to distributions and upon liquidation, and except for the redemption of Partnership Interests corresponding to any REIT Series C Preferred Shares or any other REIT shares of any other class or series of capital stock ranking, as to dividends or upon liquidation, on parity with or junior to the REIT Series C Preferred Shares to be purchased by the General Partner pursuant to the Charter to the extent necessary to preserve the General Partner’s status as a real estate investment trust, provided that such redemption shall be upon the same terms as the corresponding stock purchase pursuant to the Charter), unless full cumulative distributions on the Series C Preferred Units for all past periods shall have been or contemporaneously are (i) declared and paid in cash or (ii) declared and a sum sufficient for the payment thereof in cash is set apart for such payment.

(2) When distributions are not paid in full (and a sum sufficient for such full payment is not so set apart) upon the Series C Preferred Units and any other Parity Preferred Units as to distributions, all distributions declared upon the Series C Preferred Units and such other classes or series of Parity Preferred Units as to the payment of distributions shall be declared pro rata so that the amount of distributions declared per Series C Preferred Unit and each such other class or series of Parity Preferred Units shall in all cases bear to each other the same ratio that accrued distributions per Series C Preferred Unit and such other class or series of Parity Preferred Units (which shall not include any accrual in respect of unpaid distributions on such other class or series of Parity Preferred Units for prior distribution periods if such other class or series of Parity Preferred Unit does not have a cumulative distribution) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the Series C Preferred Units which may be in arrears.

D. No Further Rights. The General Partner, as holder of the Series C Preferred Units, shall not be entitled to any distributions, whether payable in cash, other property or otherwise, in excess of the full cumulative distributions described herein. Any distribution payment made on the Series C Preferred Units shall first be credited against the earliest accrued but unpaid distribution due with respect to such Series C Preferred Units which remains payable. Accrued but unpaid distributions on the Series C Preferred Units will accumulate as of the Series C Preferred Unit Distribution Payment Date on which they first become payable.

Section 21.3 Liquidation Proceeds

A. Distributions. Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Partnership, distributions on the Series C Preferred Units shall be made in accordance with Article 13.

B. Notice. Written notice of any such voluntary or involuntary liquidation, dissolution or winding-up of the Partnership, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by the General Partner pursuant to Section 13.7.

C. No Further Rights. After payment of the full amount of the liquidating distributions to which it is entitled, the General Partner, as holder of the Series C Preferred Units, will have no right or claim to any of the remaining assets of the Partnership.

D. Consolidation, Merger or Certain Other Transactions. The voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Partnership to, or the consolidation or merger or other business combination of the Partnership with or into, any corporation, trust or other entity (or of any corporation, trust or other entity with or into the Partnership) shall not be deemed to constitute a liquidation, dissolution or winding-up of the Partnership.

Section 21.4 Redemption

A. Redemption. If the General Partner elects to redeem any of the REIT Series C Preferred Shares in accordance with the terms of the Series C Articles Supplementary, the Partnership shall, on the date set for redemption of such REIT Series C Preferred Shares, redeem the number of Series C Preferred Units equal to the number of REIT Series C Preferred Shares for which the General Partner has given notice of redemption pursuant to Section 5 of Article SECOND of the Series C Articles Supplementary, at a redemption price, payable in cash, equal to the product of (i) the number of Series C Preferred Units being redeemed, and (ii) an amount equal to the sum of $25, any Preferred Distribution Shortfall per Series C Preferred Unit, and any accrued and unpaid distribution per Series C Preferred Unit for the current distribution period.

B. Procedures for Redemption. The following provisions set forth the procedures for redemption:

(1) Notice of redemption will be given by the General Partner to the Partnership concurrently with the notice of the General Partner sent to the holders of its REIT Series C Preferred Shares in connection with such redemption. Such notice shall state: (A) the redemption date; (B) the redemption price; (C) the number of Series C Preferred Units to be redeemed; (D) the place or places where the Series C Preferred Units are to be surrendered for payment of the redemption price; and (E) that distributions on the Series C Preferred Units to be redeemed will cease to accumulate on such redemption date.

(2) On or after the redemption date, the General Partner shall present and surrender the certificates, if any, representing the Series C Preferred Units to the Partnership at the place designated in the notice of redemption and thereupon the redemption price of such Units (including all accumulated and unpaid distributions up to but excluding the redemption date) shall be paid to the General Partner and each surrendered Unit certificate, if any, shall be canceled. If fewer than all the Units represented by any such certificate representing Series C Preferred Units are to be redeemed, a new certificate shall be issued representing the unredeemed Units.

(3) From and after the redemption date (unless the Partnership defaults in payment of the redemption price), all distributions on the Series C Preferred Units designated for redemption in such notice shall cease to accumulate and all rights of the General Partner, except the right to receive the redemption price thereof

(including all accumulated and unpaid distributions up to but excluding the redemption date), shall cease and terminate, and such Series C Preferred Units shall not be deemed to be outstanding for any purpose whatsoever. At its election, the Partnership, prior to a redemption date, may irrevocably deposit the redemption price (including accumulated and unpaid distributions to but not including the redemption date) of the Series C Preferred Units so called for redemption in trust for the General Partner with a bank or trust company, in which case the redemption notice to the General Partner shall (A) state the date of such deposit, (B) specify the office of such bank or trust company as the place of payment of the redemption price and (C) require the General Partner to surrender the certificates, if any, representing such Series C Preferred Units at such place on or about the date fixed in such redemption notice (which may not be later than the redemption date) against payment of the redemption price (including all accumulated and unpaid distributions to the redemption date). Any monies so deposited which remain unclaimed by the General Partner at the end of two years after the redemption date shall be returned by such bank or trust company to the Partnership.

Section 21.5 Ranking

The Series C Preferred Units shall, with respect to distribution rights and rights upon voluntary or involuntary liquidation, winding-up or dissolution of the Partnership, rank (i) senior to the Common Units and to all other Partnership Units the terms of which provide that such Partnership Units shall rank junior to the Series C Preferred Units; (ii) on a parity with all Parity Preferred Units, including the Series G Preferred Units, the Series H Preferred Units, the Series I Preferred Units and the Series J Preferred Units; and (iii)  junior to all Partnership Units the terms of which provide that such Partnership Units shall rank senior to the Series C Preferred Units.

Section 21.6 Voting Rights

The General Partner shall not have any voting or consent rights in respect of its partnership interest represented by the Series C Preferred Units.

Section 21.7 Transfer Restrictions

The Series C Preferred Units shall not be transferable except in accordance with Section 11.2.

Section 21.8 Conversion

In the event of a conversion of REIT Series C Preferred Shares into REIT Shares at the option of the holders of REIT Series C Preferred Shares pursuant to the terms of the Series C Articles Supplementary, then, upon conversion of such REIT Series C Preferred Shares, the General Partner shall convert an equal whole number of Series C Preferred Units into Common Units as such REIT Series C Preferred Shares are converted into REIT Shares, as adjusted to take into account any changes to the REIT Shares Amount pursuant to subparagraph (y) of the definition of REIT Shares Amount. In the event of a conversion of REIT Series C Preferred Shares into REIT Shares, (a) to the extent the General Partner is required to pay cash in lieu of fractional REIT Shares pursuant to the Series C Articles Supplementary in connection with such conversion, the Partnership shall distribute an equal amount of cash to the General Partner; and (b) to the extent the General Partner receives cash proceeds in addition to the REIT Series C Preferred Shares tendered for conversion, the General Partner shall contribute such proceeds to the Partnership.

Section 21.9 No Sinking Fund

No sinking fund shall be established for the retirement or redemption of Series C Preferred Units.

ARTICLE 22.

SERIES G PREFERRED UNITS

Section 22.1 Designation and Number

A series of Partnership Units in the Partnership designated as the “5.875% Series G Cumulative Redeemable Preferred Units” (the “Series G Preferred Units”) is hereby established, with the rights, priorities and preferences set forth herein. The number of Series G Preferred Units shall be 10,350,000.

Section 22.2 Distributions

A. Payment of Distributions. Subject to the rights of Holders of Parity Preferred Units as to the payment of distributions, pursuant to Section 5.1, the General Partner, as holder of the Series G Preferred Units, will be entitled to receive, when, as and if declared by the Partnership acting through the General Partner, out of Available Cash, cumulative preferential cash distributions in an amount equal to the Series G Priority Return. Such distributions shall be cumulative, shall accrue from the original date of issuance and will be payable (i) quarterly (such quarterly periods for purposes of payment and accrual will be the quarterly periods ending on the dates specified in this sentence and not calendar quarters) in arrears, on the last calendar day of March, June, September and December, of each year commencing on June 28, 2013, and, (ii), in the event of a redemption of Series G Preferred Units, on the redemption date (each a “Series G Preferred Unit Distribution Payment Date”). If any date on which distributions are to be made on the Series G Preferred Units is not a Business Day, then payment of the distribution to be made on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date.

B. Distributions Cumulative. Notwithstanding the foregoing, distributions on the Series G Preferred Units will accrue whether or not the terms and provisions set forth in Section 22.2.C at any time prohibit the current payment of distributions, whether or not the Partnership has earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are authorized.

C. Priority as to Distributions

(1) Except as provided in Section 22.2.C(2) below, no distributions shall be declared and paid or declared and set apart for payment and no other distribution of cash or other property may be declared and made on or with respect to any Parity Preferred Unit or Junior Unit as to distributions (other than a distribution paid in Junior Units as to distributions and upon liquidation) for any period, nor shall any Junior Units or Parity Preferred Units as to distributions or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (and no funds shall be paid or made available for a sinking fund for the redemption of such units) and no other distribution of cash or other property may be made, directly or indirectly, on or with respect thereto by the Partnership (except by conversion into or exchange for Junior Units as to distributions and upon liquidation, and except for the redemption of Partnership Interests corresponding to any REIT Series G Preferred Shares or any other REIT shares of any other class or series of capital stock ranking, as to dividends or upon liquidation, on parity with or junior to the REIT Series G Preferred Shares to be purchased by the General Partner pursuant to the Charter to the extent necessary to preserve the General Partner’s status as a real estate investment trust, provided that such redemption shall be upon the same terms as the corresponding stock purchase pursuant to the Charter), unless full cumulative distributions on the Series G Preferred Units for all past periods shall have been or contemporaneously are (i) declared and paid in cash or (ii) declared and a sum sufficient for the payment thereof in cash is set apart for such payment.

(2) When distributions are not paid in full (and a sum sufficient for such full payment is not so set apart) upon the Series G Preferred Units and any other Parity Preferred Units as to distributions, all distributions declared upon the Series G Preferred Units and such other classes or series of Parity Preferred Units as to the payment of distributions shall be declared pro rata so that the amount of distributions declared per Series G Preferred Unit and each such other class or series of Parity Preferred Units shall in all cases bear to each other the same ratio that accrued distributions per Series G Preferred Unit and such other class or series of Parity Preferred Units (which shall not include any accrual in respect of unpaid distributions on such other class or series of Parity Preferred Units for prior distribution periods if such other class or series of Parity Preferred Unit does not have a cumulative distribution) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the Series G Preferred Units which may be in arrears.

D. No Further Rights. The General Partner, as holder of the Series G Preferred Units, shall not be entitled to any distributions, whether payable in cash, other property or otherwise, in excess of the full cumulative distributions described herein. Any distribution payment made on the Series G Preferred Units shall first be credited against the earliest accrued but unpaid distribution due with respect to such Series G Preferred Units which remains payable. Accrued but unpaid distributions on the Series G Preferred Units will accumulate as of the Series G Preferred Unit Distribution Payment Date on which they first become payable.

Section 22.3 Liquidation Proceeds

A. Distributions. Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Partnership, distributions on the Series G Preferred Units shall be made in accordance with Article 13.

B. Notice. Written notice of any such voluntary or involuntary liquidation, dissolution or winding-up of the Partnership, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by the General Partner pursuant to Section 13.7.

C. No Further Rights. After payment of the full amount of the liquidating distributions to which it is entitled, the General Partner, as holder of the Series G Preferred Units, will have no right or claim to any of the remaining assets of the Partnership.

D. Consolidation, Merger or Certain Other Transactions. The voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Partnership to, or the consolidation or merger or other business combination of the Partnership with or into, any corporation, trust or other entity (or of any corporation, trust or other entity with or into the Partnership) shall not be deemed to constitute a liquidation, dissolution or winding-up of the Partnership.

Section 22.4 Redemption

A. Redemption. If the General Partner elects to redeem any of the REIT Series G Preferred Shares in accordance with the terms of the Series G Articles Supplementary, the Partnership shall, on the date set for redemption of such REIT Series G Preferred Shares, redeem the number of Series G Preferred Units equal to the number of REIT Series G Preferred Shares for which the General Partner has given notice of redemption pursuant to Section 5 or Section 6, as applicable, of Article THIRD of the Series G Articles Supplementary, at a redemption price, payable in cash, equal to the product of (i) the number of Series G Preferred Units being redeemed, and (ii) an amount equal to the sum of $25, any Preferred Distribution Shortfall per Series G Preferred Unit, and any accrued and unpaid distribution per Series G Preferred Unit for the current distribution period.

B. Procedures for Redemption. The following provisions set forth the procedures for redemption:

(1) Notice of redemption will be given by the General Partner to the Partnership concurrently with the notice of the General Partner sent to the holders of its REIT Series G Preferred Shares in connection with such redemption. Such notice shall state: (A) the redemption date; (B) the redemption price; (C) the number of Series G Preferred Units to be redeemed; (D) the place or places where the Series G Preferred Units are to be surrendered for payment of the redemption price; and (E) that distributions on the Series G Preferred Units to be redeemed will cease to accumulate on such redemption date. If less than all of the Series G Preferred Units are to be redeemed, the notice shall also specify the number of Series G Preferred Units to be redeemed.

(2) On or after the redemption date, the General Partner shall present and surrender the certificates, if any, representing the Series G Preferred Units to the Partnership at the place designated in the notice of redemption and thereupon the redemption price of such Units (including all accumulated and unpaid distributions up to but excluding the redemption date) shall be paid to the General Partner and each surrendered Unit certificate, if any, shall be canceled. If fewer than all the Units represented by any such certificate representing Series G Preferred Units are to be redeemed, a new certificate shall be issued representing the unredeemed Units.

(3) From and after the redemption date (unless the Partnership defaults in payment of the redemption price), all distributions on the Series G Preferred Units designated for redemption in such notice shall cease to accumulate and all rights of the General Partner, except the right to receive the redemption price thereof (including all accumulated and unpaid distributions up to but excluding the redemption date), shall cease and terminate, and such Series G Preferred Units shall not be deemed to be outstanding for any purpose whatsoever. At its election, the Partnership, prior to a redemption date, may irrevocably deposit the redemption price (including accumulated and unpaid distributions to but not including the redemption date) of the Series G Preferred Units so called for redemption in trust for the General Partner with a bank or trust company, in which case the redemption notice to the General Partner shall (A) state the date of such deposit, (B) specify the office of such bank or trust company as the place of payment of the redemption price and (C) require the General Partner to surrender the certificates, if any, representing such Series G Preferred Units at such place on or about the date fixed in such redemption notice (which may not be later than the redemption date) against payment of the redemption price (including all accumulated and unpaid distributions to the redemption date). Any monies so deposited which remain unclaimed by the General Partner at the end of two years after the redemption date shall be returned by such bank or trust company to the Partnership.

Section 22.5 Ranking

The Series G Preferred Units shall, with respect to distribution rights and rights upon voluntary or involuntary liquidation, winding-up or dissolution of the Partnership, rank (i) senior to the Common Units and to all other Partnership Units the terms of which provide that such Partnership Units shall rank junior to the Series G Preferred Units; (ii) on a parity with all Parity Preferred Units, including the Series C Preferred Units, the Series H Preferred Units, the Series I Preferred Units and the Series J Preferred Units; and (iii) junior to all Partnership Units the terms of which provide that such Partnership Units shall rank senior to the Series G Preferred Units.

Section 22.6 Voting Rights

The General Partner shall not have any voting or consent rights in respect of its partnership interest represented by the Series G Preferred Units.

Section 22.7 Transfer Restrictions

The Series G Preferred Units shall not be transferable except in accordance with Section 11.2.

Section 22.8 Conversion

In the event of a conversion of REIT Series G Preferred Shares into REIT Shares at the option of the holders of REIT Series G Preferred Shares pursuant to the terms of the Series G Articles Supplementary, then, upon conversion of such REIT Series G Preferred Shares, the General Partner shall convert an equal whole number of Series G Preferred Units into Common Units as such REIT Series G Preferred Shares are converted into REIT Shares, as adjusted to take into account any changes to the REIT Shares Amount pursuant to subparagraph (y) of the definition of REIT Shares Amount. In the event of a conversion of REIT Series G Preferred Shares into REIT Shares, (a) to the extent the General Partner is required to pay cash in lieu of fractional REIT Shares pursuant to the Series G Articles Supplementary in connection with such conversion, the Partnership shall distribute an equal amount of cash to the General Partner; and (b) to the extent the General Partner receives cash proceeds in addition to the REIT Series G Preferred Shares tendered for conversion, the General Partner shall contribute such proceeds to the Partnership.

Section 22.9 No Sinking Fund

No sinking fund shall be established for the retirement or redemption of Series G Preferred Units.

ARTICLE 23.

SERIES H PREFERRED UNITS

Section 23.1 Designation and Number

A series of Partnership Units in the Partnership designated as the “7.375% Series H Cumulative Redeemable Preferred Units” (the “Series H Preferred Units”) is hereby established, with the rights, priorities and preferences set forth herein. The number of Series H Preferred Units shall be 15,800,000.

Section 23.2 Distributions

A. Payment of Distributions. Subject to the rights of Holders of Parity Preferred Units as to the payment of distributions, pursuant to Section 5.1, the General Partner, as holder of the Series H Preferred Units, will be entitled to receive, when, as and if declared by the Partnership acting through the General Partner, out of Available Cash, cumulative preferential cash distributions in an amount equal to the Series H Priority Return. Such distributions shall be cumulative, shall accrue from the original date of issuance and will be payable (i) quarterly (such quarterly periods for purposes of payment and accrual will be the quarterly periods ending on the dates specified in this sentence and not calendar quarters) in arrears, on the last calendar day of March, June, September and December, of each year commencing on June 30, 2014, and, (ii), in the event of a redemption of Series H Preferred Units, on the redemption date (each a “Series H Preferred Unit Distribution Payment Date”). If any date on which distributions are to be made on the Series H Preferred Units is not a Business Day, then payment of the distribution to be made on such date will be made, at the General Partner’s option, on either the immediately preceding business day or next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date.

B. Distributions Cumulative. Notwithstanding the foregoing, distributions on the Series H Preferred Units will accrue whether or not the terms and provisions set forth in Section 23.2.C at any time prohibit the current payment of distributions, whether or not the Partnership has earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are authorized.

C. Priority as to Distributions

(1) Except as provided in Section 23.2.C(2) below, no distributions shall be declared and paid or declared and set apart for payment and no other distribution of cash or other property may be declared and made on or with respect to any Parity Preferred Unit or Junior Unit as to distributions (other than a distribution paid in Junior Units as to distributions and upon liquidation) for any period, nor shall any Junior Units or Parity Preferred Units as to distributions or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (and no funds shall be paid or made available for a sinking fund for the redemption of such units) and no other distribution of cash or other property may be made, directly or indirectly, on or with respect thereto by the Partnership (except by conversion into or exchange for Junior Units as to distributions and upon liquidation, and except for the redemption of Partnership Interests corresponding to any REIT Series H Preferred Shares or any other REIT shares of any other class or series of capital stock ranking, as to dividends or upon liquidation, on parity with or junior to the REIT Series H Preferred Shares to be purchased by the General Partner pursuant to the Charter to the extent necessary to preserve the General Partner’s status as a real estate investment trust, provided that such redemption shall be upon the same terms as the corresponding stock purchase pursuant to the Charter), unless full cumulative distributions on the Series H Preferred Units for all past periods shall have been or contemporaneously are (i) declared and paid in cash or (ii) declared and a sum sufficient for the payment thereof in cash is set apart for such payment.

(2) When distributions are not paid in full (and a sum sufficient for such full payment is not so set apart) upon the Series H Preferred Units and any other Parity Preferred Units as to distributions, all distributions declared upon the Series H Preferred Units and such other classes or series of Parity Preferred Units as to the payment of distributions shall be declared pro rata so that the amount of distributions declared per Series H Preferred Unit and each such other class or series of Parity Preferred Units shall in all cases bear to each other the same ratio that accrued distributions per Series H Preferred Unit and such other class or series of Parity Preferred Units (which shall not include any accrual in respect of unpaid distributions on such other class or series of Parity Preferred Units for prior distribution periods if such other class or series of Parity Preferred Unit does not have a cumulative distribution) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the Series H Preferred Units which may be in arrears.

D. No Further Rights. The General Partner, as holder of the Series H Preferred Units, shall not be entitled to any distributions, whether payable in cash, other property or otherwise, in excess of the full cumulative distributions described herein. Any distribution payment made on the Series H Preferred Units shall first be credited against the earliest accrued but unpaid distribution due with respect to such Series H Preferred Units which remains payable. Accrued but unpaid distributions on the Series H Preferred Units will accumulate as of the Series H Preferred Unit Distribution Payment Date on which they first become payable.

Section 23.3 Liquidation Proceeds

A. Distributions. Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Partnership, distributions on the Series H Preferred Units shall be made in accordance with Article 13.

B. Notice. Written notice of any such voluntary or involuntary liquidation, dissolution or winding-up of the Partnership, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by the General Partner pursuant to Section 13.7.

C. No Further Rights. After payment of the full amount of the liquidating distributions to which it is entitled, the General Partner, as holder of the Series H Preferred Units, will have no right or claim to any of the remaining assets of the Partnership.

D. Consolidation, Merger or Certain Other Transactions. The voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Partnership to, or the consolidation or merger or other business combination of the Partnership with or into, any corporation, trust or other entity (or of any corporation, trust or other entity with or into the Partnership) shall not be deemed to constitute a liquidation, dissolution or winding-up of the Partnership.

Section 23.4 Redemption

A. Redemption. If the General Partner elects to redeem any of the REIT Series H Preferred Shares in accordance with the terms of the Series H Articles Supplementary, the Partnership shall, on the date set for redemption of such REIT Series H Preferred Shares, redeem the number of Series H Preferred Units equal to the number of REIT Series H Preferred Shares for which the General Partner has given notice of redemption pursuant to Section 5 or Section 6, as applicable, of Article THIRD of the Series H Articles Supplementary, at a redemption price, payable in cash, equal to the product of (i) the number of Series H Preferred Units being redeemed, and (ii) an amount equal to the sum of $25, any Preferred Distribution Shortfall per Series H Preferred Unit, and any accrued and unpaid distribution per Series H Preferred Unit for the current distribution period.

B. Procedures for Redemption. The following provisions set forth the procedures for redemption:

(1) Notice of redemption will be given by the General Partner to the Partnership concurrently with the notice of the General Partner sent to the holders of its REIT Series H Preferred Shares in connection with such redemption. Such notice shall state: (A) the redemption date; (B) the redemption price; (C) the number of Series H Preferred Units to be redeemed; (D) the place or places where the Series H Preferred Units are to be surrendered for payment of the redemption price; and (E) that distributions on the Series H Preferred Units to be redeemed will cease to accumulate on such redemption date. If less than all of the Series H Preferred Units are to be redeemed, the notice shall also specify the number of Series H Preferred Units to be redeemed.

(2) On or after the redemption date, the General Partner shall present and surrender the certificates, if any, representing the Series H Preferred Units to the Partnership at the place designated in the notice of redemption and thereupon the redemption price of such Units (including all accumulated and unpaid distributions up to but excluding the redemption date) shall be paid to the General Partner and each surrendered Unit certificate, if any, shall be canceled. If fewer than all the Units represented by any such certificate representing Series H Preferred Units are to be redeemed, a new certificate shall be issued representing the unredeemed Units.

(3) From and after the redemption date (unless the Partnership defaults in payment of the redemption price), all distributions on the Series H Preferred Units designated for redemption in such notice shall cease to accumulate and all rights of the General Partner, except the right to receive the redemption price thereof (including all accumulated and unpaid distributions up to but excluding the redemption date), shall cease and terminate, and such Series H Preferred Units shall not be deemed to be outstanding for any purpose whatsoever. At its election, the Partnership, prior to a redemption date, may irrevocably deposit the redemption price (including accumulated and unpaid distributions to but not including the redemption date) of the Series H Preferred Units so called for redemption in trust for the General Partner with a bank or trust company, in which case the redemption notice to the General Partner shall (A) state the date of such deposit, (B) specify the office of such bank or trust company as the place of payment of the redemption price and (C) require the General Partner to surrender the certificates, if any, representing such Series H Preferred Units at such place on or about the date fixed in such redemption notice (which may not be later than the redemption date) against payment of the redemption price (including all accumulated and unpaid distributions to the redemption date). Any monies so deposited which remain unclaimed by the General Partner at the end of two years after the redemption date shall be returned by such bank or trust company to the Partnership.

Section 23.5 Ranking

The Series H Preferred Units shall, with respect to distribution rights and rights upon voluntary or involuntary liquidation, winding-up or dissolution of the Partnership, rank (i) senior to the Common Units and to all other Partnership Units the terms of which provide that such Partnership Units shall rank junior to the Series H Preferred Units; (ii) on a parity with all Parity Preferred Units, including the Series C Preferred Units, the Series G Preferred Units, the Series I Preferred Units and the Series J Preferred Units; and (iii) junior to all Partnership Units the terms of which provide that such Partnership Units shall rank senior to the Series H Preferred Units.

Section 23.6 Voting Rights

The General Partner shall not have any voting or consent rights in respect of its partnership interest represented by the Series H Preferred Units.

Section 23.7 Transfer Restrictions

The Series H Preferred Units shall not be transferable except in accordance with Section 11.2.

Section 23.8 Conversion

In the event of a conversion of REIT Series H Preferred Shares into REIT Shares at the option of the holders of REIT Series H Preferred Shares pursuant to the terms of the Series H Articles Supplementary, then, upon conversion of such REIT Series H Preferred Shares, the General Partner shall convert an equal whole number of Series H Preferred Units into Common Units as such REIT Series H Preferred Shares are converted into REIT Shares, as adjusted to take into account any changes to the REIT Shares Amount pursuant to subparagraph (y) of the definition of REIT Shares Amount. In the event of a conversion of REIT Series H Preferred Shares into REIT Shares, (a) to the extent the General Partner is required to pay cash in lieu of fractional REIT Shares pursuant to the Series H Articles Supplementary in connection with such conversion, the Partnership shall distribute an equal amount of cash to the General Partner; and (b) to the extent the General Partner receives cash proceeds in addition to the REIT Series H Preferred Shares tendered for conversion, the General Partner shall contribute such proceeds to the Partnership.

Section 23.9 No Sinking Fund

No sinking fund shall be established for the retirement or redemption of Series H Preferred Units.

ARTICLE 24.

SERIES I PREFERRED UNITS

Section 24.1 Designation and Number

A series of Partnership Units in the Partnership designated as the “6.350% Series I Cumulative Redeemable Preferred Units” (the “Series I Preferred Units”) is hereby established, with the rights, priorities and preferences set forth herein. The number of Series I Preferred Units shall be 11,500,000.

Section 24.2 Distributions

A. Payment of Distributions. Subject to the rights of Holders of Parity Preferred Units as to the payment of distributions, pursuant to Section 5.1, the General Partner, as holder of the Series I Preferred Units, will be entitled to receive, when, as and if declared by the Partnership acting through the General Partner, out of Available Cash, cumulative preferential cash distributions in an amount equal to the Series I Priority Return. Such distributions shall be cumulative, shall accrue from the original date of issuance and will be payable (i) quarterly (such quarterly periods for purposes of payment and accrual will be the quarterly periods ending on the dates specified in this sentence and not calendar quarters) in arrears, on the last calendar day of March, June, September and December, of each year commencing on December 31, 2015, and, (ii), in the event of a redemption of Series I Preferred Units, on the redemption date (each a “Series I Preferred Unit Distribution Payment Date”). If any date on which distributions are to be made on the Series I Preferred Units is not a Business Day, then payment of the distribution to be made on such date will be made, at the General Partner’s option, on either the immediately preceding business day or next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. With respect to the Series I Preferred Unit Distribution Payment Date occurring on December 31, 2015, in addition to the amount distributable pursuant to the first sentence of this Section 24.2.A, the General Partner, as holder of the Series I Preferred Units, will be entitled to receive, when, as and if declared by the Partnership acting through the General Partner, out of Available Cash, a preferential cash distribution in an amount equal to $795,638.65 (the “Series I Preferential Distribution Amount”).

B. Distributions Cumulative. Notwithstanding the foregoing, distributions on the Series I Preferred Units will accrue whether or not the terms and provisions set forth in Section 24.2.C at any time prohibit the current payment of distributions, whether or not the Partnership has earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are authorized.

C. Priority as to Distributions

(1) Except as provided in Section 24.2.C(2) below, no distributions shall be declared and paid or declared and set apart for payment and no other distribution of cash or other property may be declared and made on or with respect to any Parity Preferred Unit or Junior Unit as to distributions (other than a distribution paid in Junior Units as to distributions and upon liquidation) for any period, nor shall any Junior Units or Parity Preferred Units as to distributions or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (and no funds shall be paid or made available for a sinking fund for the redemption of such units) and no other distribution of cash or other property may be made, directly or indirectly, on or with respect thereto by the Partnership (except by conversion into or exchange for Junior Units as to distributions and upon liquidation, and except for the redemption of Partnership Interests corresponding to any REIT Series I Preferred Shares or any other REIT shares of any other class or series of capital stock ranking, as to dividends or upon liquidation, on parity with or junior to the REIT Series I Preferred Shares to be purchased by the General Partner pursuant to the Charter to the extent necessary to preserve the General Partner’s status as a real estate investment trust, provided that such redemption shall be upon the same terms as the corresponding stock purchase pursuant to the Charter), unless full cumulative distributions on the Series I Preferred Units for all past periods shall have been or contemporaneously are (i) declared and paid in cash or (ii) declared and a sum sufficient for the payment thereof in cash is set apart for such payment.

(2) When distributions are not paid in full (and a sum sufficient for such full payment is not so set apart) upon the Series I Preferred Units and any other Parity Preferred Units as to distributions, all distributions declared upon the Series I Preferred Units and such other classes or series of Parity Preferred Units as to the payment of distributions shall be declared pro rata so that the amount of distributions declared per Series I Preferred Unit and each such other class or series of Parity Preferred Units shall in all cases bear to each other the same ratio that accrued distributions per Series I Preferred Unit and such other class or series of Parity Preferred Units (which shall not include any accrual in respect of unpaid distributions on such other class or series of Parity Preferred Units for prior distribution periods if such other class or series of Parity Preferred Unit does not have a cumulative distribution) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the Series I Preferred Units which may be in arrears.

D. No Further Rights. The General Partner, as holder of the Series I Preferred Units, shall not be entitled to any distributions, whether payable in cash, other property or otherwise, in excess of the full cumulative distributions described herein. Any distribution payment made on the Series I Preferred Units shall first be credited against the earliest accrued but unpaid distribution due with respect to such Series I Preferred Units which remains payable. Accrued but unpaid distributions on the Series I Preferred Units will accumulate as of the Series I Preferred Unit Distribution Payment Date on which they first become payable.

Section 24.3 Liquidation Proceeds

A. Distributions. Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Partnership, distributions on the Series I Preferred Units shall be made in accordance with Article 13.

B. Notice. Written notice of any such voluntary or involuntary liquidation, dissolution or winding-up of the Partnership, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by the General Partner pursuant to Section 13.7.

C. No Further Rights. After payment of the full amount of the liquidating distributions to which it is entitled, the General Partner, as holder of the Series I Preferred Units, will have no right or claim to any of the remaining assets of the Partnership.

D. Consolidation, Merger or Certain Other Transactions. The voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Partnership to, or the consolidation or merger or other business combination of the Partnership with or into, any corporation, trust or other entity (or of any corporation, trust or other entity with or into the Partnership) shall not be deemed to constitute a liquidation, dissolution or winding-up of the Partnership.

Section 24.4 Redemption

A. Redemption. If the General Partner elects to redeem any of the REIT Series I Preferred Shares in accordance with the terms of the Series I Articles Supplementary, the Partnership shall, on the date set for redemption of such REIT Series I Preferred Shares, redeem the number of Series I Preferred Units equal to the number of REIT Series I Preferred Shares for which the General Partner has given notice of redemption pursuant to Section 5 or Section 6, as applicable, of Article THIRD of the Series I Articles Supplementary, at a redemption price, payable in cash, equal to the product of (i) the number of Series I Preferred Units being redeemed, and (ii) an amount equal to the sum of $25, any Preferred Distribution Shortfall per Series I Preferred Unit, and any accrued and unpaid distribution per Series I Preferred Unit for the current distribution period.

B. Procedures for Redemption. The following provisions set forth the procedures for redemption:

(1) Notice of redemption will be given by the General Partner to the Partnership concurrently with the notice of the General Partner sent to the holders of its REIT Series I Preferred Shares in connection with such redemption. Such notice shall state: (A) the redemption date; (B) the redemption price; (C) the number of Series I Preferred Units to be redeemed; (D) the place or places where the Series I Preferred Units are to be surrendered for payment of the redemption price; and (E) that distributions on the Series I Preferred Units to be redeemed will cease to accumulate on such redemption date. If less than all of the Series I Preferred Units are to be redeemed, the notice shall also specify the number of Series I Preferred Units to be redeemed.

(2) On or after the redemption date, the General Partner shall present and surrender the certificates, if any, representing the Series I Preferred Units to the Partnership at the place designated in the notice of redemption and thereupon the redemption price of such Units (including all accumulated and unpaid distributions up to but excluding the redemption date) shall be paid to the General Partner and each surrendered Unit certificate, if any, shall be canceled. If fewer than all the Units represented by any such certificate representing Series I Preferred Units are to be redeemed, a new certificate shall be issued representing the unredeemed Units.

(3) From and after the redemption date (unless the Partnership defaults in payment of the redemption price), all distributions on the Series I Preferred Units designated for redemption in such notice shall cease to accumulate and all rights of the General Partner, except the right to receive the redemption price thereof (including all accumulated and unpaid distributions up to but excluding the redemption date), shall cease and terminate, and such Series I Preferred Units shall not be deemed to be outstanding for any purpose whatsoever. At its election, the Partnership, prior to a redemption date, may irrevocably deposit the redemption price (including accumulated and unpaid distributions to but not including the redemption date) of the Series I Preferred Units so called for redemption in trust for the General Partner with a bank or trust company, in which case the redemption notice to the General Partner shall (A) state the date of such deposit, (B) specify the office of such bank or trust company as the place of payment of the redemption price and (C) require the General Partner to surrender the certificates, if any, representing such Series I Preferred Units at such place on or about the date fixed in such redemption notice (which may not be later than the redemption date) against payment of the redemption price (including all accumulated and unpaid distributions to the redemption date). Any monies so deposited which remain unclaimed by the General Partner at the end of two years after the redemption date shall be returned by such bank or trust company to the Partnership.

Section 24.5 Ranking

The Series I Preferred Units shall, with respect to distribution rights and rights upon voluntary or involuntary liquidation, winding-up or dissolution of the Partnership, rank (i) senior to the Common Units and to all other Partnership Units the terms of which provide that such Partnership Units shall rank junior to the Series I Preferred Units; (ii) on a parity with all Parity Preferred Units, including the Series C Preferred Units, the Series G Preferred Units, the Series H Preferred Units and the Series J Preferred Units; and (iii) junior to all Partnership Units the terms of which provide that such Partnership Units shall rank senior to the Series I Preferred Units.

Section 24.6 Voting Rights

The General Partner shall not have any voting or consent rights in respect of its partnership interest represented by the Series I Preferred Units.

Section 24.7 Transfer Restrictions

The Series I Preferred Units shall not be transferable except in accordance with Section 11.2.

Section 24.8 Conversion

In the event of a conversion of REIT Series I Preferred Shares into REIT Shares at the option of the holders of REIT Series I Preferred Shares pursuant to the terms of the Series I Articles Supplementary, then, upon conversion of such REIT Series I Preferred Shares, the General Partner shall convert an equal whole number of Series I Preferred Units into Common Units as such REIT Series I Preferred Shares are converted into REIT Shares, as adjusted to take into account any changes to the REIT Shares Amount pursuant to subparagraph (y) of the definition of REIT Shares Amount. In the event of a conversion of REIT Series I Preferred Shares into REIT Shares, (a) to the extent the General Partner is required to pay cash in lieu of fractional REIT Shares pursuant to the Series I Articles Supplementary in connection with such conversion, the Partnership shall distribute an equal amount of cash to the General Partner; and (b) to the extent the General Partner receives cash proceeds in addition to the REIT Series I Preferred Shares tendered for conversion, the General Partner shall contribute such proceeds to the Partnership.

Section 24.9 No Sinking Fund

No sinking fund shall be established for the retirement or redemption of Series I Preferred Units.

ARTICLE 25.

SERIES J PREFERRED UNITS

Section 25.1 Designation and Number

A series of Partnership Units in the Partnership designated as the “5.250% Series J Cumulative Redeemable Preferred Units” (the “Series J Preferred Units”) is hereby established, with the rights, priorities and preferences set forth herein. The number of Series J Preferred Units shall be 9,200,000.

Section 25.2 Distributions

A. Payment of Distributions. Subject to the rights of Holders of Parity Preferred Units as to the payment of distributions, pursuant to Section 5.1, the General Partner, as holder of the Series J Preferred Units, will be entitled to receive, when, as and if declared by the Partnership acting through the General Partner, out of Available Cash, cumulative preferential cash distributions in an amount equal to the Series J Priority Return. Such distributions shall be cumulative, shall accrue from the original date of issuance and will be payable (i) quarterly (such quarterly periods for purposes of payment and accrual will be the quarterly periods ending on the dates specified in this sentence and not calendar quarters) in arrears, on the last calendar day of March, June, September and December, of each year commencing on December 29, 2017, and, (ii), in the event of a redemption of Series J Preferred Units, on the redemption date (each a “Series J Preferred Unit Distribution Payment Date”). If any date on which distributions are to be made on the Series J Preferred Units is not a Business Day, then payment of the distribution to be made on such date will be made, at the General Partner’s option, on either the immediately preceding business day or next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date.

B. Distributions Cumulative. Notwithstanding the foregoing, distributions on the Series J Preferred Units will accrue whether or not the terms and provisions set forth in Section 25.2.C at any time prohibit the current payment of distributions, whether or not the Partnership has earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are authorized.

C. Priority as to Distributions

(1) Except as provided in Section 25.2.C(2) below, no distributions shall be declared and paid or declared and set apart for payment and no other distribution of cash or other property may be declared and made on or with respect to any Parity Preferred Unit or Junior Unit as to distributions (other than a distribution paid in Junior Units as to distributions and upon liquidation) for any period, nor shall any Junior Units or Parity Preferred Units as to distributions or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (and no funds shall be paid or made available for a sinking fund for the redemption of such units) and no other distribution of cash or other property may be made, directly or indirectly, on or with respect thereto by the Partnership (except by conversion into or exchange for Junior Units as to distributions and upon liquidation, and except for the redemption of Partnership Interests corresponding to any REIT Series J Preferred Shares or any other REIT shares of any other class or series of capital stock ranking, as to dividends or upon liquidation, on parity with or junior to the REIT Series J Preferred Shares to be purchased by the General Partner pursuant to the Charter to the extent necessary to preserve the General Partner’s status as a real estate investment trust, provided that such redemption shall be upon the same terms as the corresponding stock purchase pursuant to the Charter), unless full cumulative distributions on the Series J Preferred Units for all past periods shall have been or contemporaneously are (i) declared and paid in cash or (ii) declared and a sum sufficient for the payment thereof in cash is set apart for such payment.

(2) When distributions are not paid in full (and a sum sufficient for such full payment is not so set apart) upon the Series J Preferred Units and any other Parity Preferred Units as to distributions, all distributions declared upon the Series J Preferred Units and such other classes or series of Parity Preferred Units as to the payment of distributions shall be declared pro rata so that the amount of distributions declared per Series J Preferred Unit and each such other class or series of Parity Preferred Units shall in all cases bear to each other the same ratio that accrued distributions per Series J Preferred Unit and such other class or series of Parity Preferred Units (which shall not include any accrual in respect of unpaid distributions on such other class or series of Parity Preferred Units for prior distribution periods if such other class or series of Parity Preferred Unit does not have a cumulative distribution) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the Series J Preferred Units which may be in arrears.

D. No Further Rights. The General Partner, as holder of the Series J Preferred Units, shall not be entitled to any distributions, whether payable in cash, other property or otherwise, in excess of the full cumulative distributions described herein. Any distribution payment made on the Series J Preferred Units shall first be credited against the earliest accrued but unpaid distribution due with respect to such Series J Preferred Units which remains payable. Accrued but unpaid distributions on the Series J Preferred Units will accumulate as of the Series J Preferred Unit Distribution Payment Date on which they first become payable.

Section 25.3 Liquidation Proceeds

A. Distributions. Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Partnership, distributions on the Series J Preferred Units shall be made in accordance with Article 13.

B. Notice. Written notice of any such voluntary or involuntary liquidation, dissolution or winding-up of the Partnership, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by the General Partner pursuant to Section 13.7.

C. No Further Rights. After payment of the full amount of the liquidating distributions to which it is entitled, the General Partner, as holder of the Series J Preferred Units, will have no right or claim to any of the remaining assets of the Partnership.

D. Consolidation, Merger or Certain Other Transactions. The voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Partnership to, or the consolidation or merger or other business combination of the Partnership with or into, any corporation, trust or other entity (or of any corporation, trust or other entity with or into the Partnership) shall not be deemed to constitute a liquidation, dissolution or winding-up of the Partnership.

Section 25.4 Redemption

A. Redemption. If the General Partner elects to redeem any of the REIT Series J Preferred Shares in accordance with the terms of the Series J Articles Supplementary, the Partnership shall, on the date set for redemption of such REIT Series J Preferred Shares, redeem the number of Series J Preferred Units equal to the number of REIT Series J Preferred Shares for which the General Partner has given notice of redemption pursuant to Section 5 or Section 6, as applicable, of Article THIRD of the Series J Articles Supplementary, at a redemption price, payable in cash, equal to the product of (i) the number of Series J Preferred Units being redeemed, and (ii) an amount equal to the sum of $25, any Preferred Distribution Shortfall per Series J Preferred Unit, and any accrued and unpaid distribution per Series J Preferred Unit for the current distribution period.

B. Procedures for Redemption. The following provisions set forth the procedures for redemption:

(1) Notice of redemption will be given by the General Partner to the Partnership concurrently with the notice of the General Partner sent to the holders of its REIT Series J Preferred Shares in connection with such redemption. Such notice shall state: (A) the redemption date; (B) the redemption price; (C) the number of Series J Preferred Units to be redeemed; (D) the place or places where the Series J Preferred Units are to be surrendered for payment of the redemption price; and (E) that distributions on the Series J Preferred Units to be redeemed will cease to accumulate on such redemption date. If less than all of the Series J Preferred Units are to be redeemed, the notice shall also specify the number of Series J Preferred Units to be redeemed.

(2) On or after the redemption date, the General Partner shall present and surrender the certificates, if any, representing the Series J Preferred Units to the Partnership at the place designated in the notice of redemption and thereupon the redemption price of such Units (including all accumulated and unpaid distributions up to but excluding the redemption date) shall be paid to the General Partner and each surrendered Unit certificate, if any, shall be canceled. If fewer than all the Units represented by any such certificate representing Series J Preferred Units are to be redeemed, a new certificate shall be issued representing the unredeemed Units.

(3) From and after the redemption date (unless the Partnership defaults in payment of the redemption price), all distributions on the Series J Preferred Units designated for redemption in such notice shall cease to accumulate and all rights of the General Partner, except the right to receive the redemption price thereof (including all accumulated and unpaid distributions up to but excluding the redemption date), shall cease and terminate, and such Series J Preferred Units shall not be deemed to be outstanding for any purpose whatsoever. At its election, the Partnership, prior to a redemption date, may irrevocably deposit the redemption price (including accumulated and unpaid distributions to but not including the redemption date) of the Series J Preferred Units so called for redemption in trust for the General Partner with a bank or trust company, in which case the redemption notice to the General Partner shall (A) state the date of such deposit, (B) specify the office of such bank or trust company as the place of payment of the redemption price and (C) require the General Partner to surrender the certificates, if any, representing such Series I Preferred Units at such place on or about the date fixed in such redemption notice (which may not be later than the redemption date) against payment of the redemption price (including all accumulated and unpaid distributions to the redemption date). Any monies so deposited which remain unclaimed by the General Partner at the end of two years after the redemption date shall be returned by such bank or trust company to the Partnership.

Section 25.5 Ranking

The Series J Preferred Units shall, with respect to distribution rights and rights upon voluntary or involuntary liquidation, winding-up or dissolution of the Partnership, rank (i) senior to the Common Units and to all other Partnership Units the terms of which provide that such Partnership Units shall rank junior to the Series J Preferred Units; (ii) on a parity with all Parity Preferred Units, including the Series C Preferred Units, the Series G Preferred Units, the Series H Preferred Units and the Series I Preferred Units; and (iii) junior to all Partnership Units the terms of which provide that such Partnership Units shall rank senior to the Series J Preferred Units.

Section 25.6 Voting Rights

The General Partner shall not have any voting or consent rights in respect of its partnership interest represented by the Series J Preferred Units.

Section 25.7 Transfer Restrictions

The Series J Preferred Units shall not be transferable except in accordance with Section 11.2.

Section 25.8 Conversion

In the event of a conversion of REIT Series J Preferred Shares into REIT Shares at the option of the holders of REIT Series J Preferred Shares pursuant to the terms of the Series J Articles Supplementary, then, upon conversion of such REIT Series J Preferred Shares, the General Partner shall convert an equal whole number of Series J Preferred Units into Common Units as such REIT Series J Preferred Shares are converted into REIT Shares, as adjusted to take into account any changes to the REIT Shares Amount pursuant to subparagraph (y) of the definition of REIT Shares Amount. In the event of a conversion of REIT Series J Preferred Shares into REIT Shares, (a) to the extent the General Partner is required to pay cash in lieu of fractional REIT Shares pursuant to the Series J Articles Supplementary in connection with such conversion, the Partnership shall distribute an equal amount of cash to the General Partner; and (b) to the extent the General Partner receives cash proceeds in addition to the REIT Series J Preferred Shares tendered for conversion, the General Partner shall contribute such proceeds to the Partnership.

Section 25.9 No Sinking Fund

No sinking fund shall be established for the retirement or redemption of Series J Preferred Units.

IN WITNESS WHEREOF, the undersigned has executed this Fifteenth Amended and Restated Agreement of Limited Partnership as of the date first written above.

DIGITAL REALTY TRUST, L.P.

By:	Digital Realty Trust, Inc.,
a Maryland corporation Its General Partner

By:	/s/ A. William Stein
A. William Stein Chief Executive Officer

Signature Page to Fifteenth Amended and Restated Agreement of Limited Partnership of Digital Realty Trust, L.P.

S-1

EXHIBIT A1

(Dated [●], 2017)

PARTNERS, CONTRIBUTIONS AND PARTNERSHIP INTERESTS

Common or Profits Interest Units:

Name and Address of Partner	Cash Contributions	Agreed Value of Contributed Property*#	Total Contributions**	Common or Profits Interest Units	Percentage Interest - Including Class C	Percentage Interest - Including Classes C & D	Percentage Interest - Including Class C & Class D at 10%

General Partner
Digital Realty Trust, Inc.	$4,258,845,750	$484,290,000	$4,743,135,750	146,343,684	98.0992%	97.3494%	98.0237%

Limited Partners
Cambay Tele.com, LLC		$11,118,336	$11,118,336	926,528	0.6211%	0.6163%	0.6206%
Dell’Osso Family Revocable Trust		$660,000	$660,000	55,000	0.0369%	0.0366%	0.0368%
William C. Scott		$452,796	$452,796	37,733	0.0253%	0.0251%	0.0253%
Nancy A. Scott		$223,860	$223,860	18,655	0.0125%	0.0124%	0.0125%
Wilson Family Revocable Trust		$3,384,300	$3,384,300	282,025	0.1891%	0.1876%	0.1889%
Cedar Kilo Investments, LLC				33,791	0.0227%	0.0225%	0.0226%
Magnolia Kilo Investments, LLC				33,791	0.0227%	0.0225%	0.0226%
Redwood Kilo Investments, LLC				33,791	0.0227%	0.0225%	0.0226%
Total Limited Partners				1,421,314

Profits Interest Unit Holders
Richard A. Magnuson				160,124	0.1073%	0.1065%	0.1073%
Mary White as Trustee of the Magnuson 2008 Digital Irrevocable Trust				100,000	0.0670%	0.0665%	0.0670%
Michael F. Foust				19,620	0.0132%	0.0131%	0.0131%
A. William Stein				142,234	0.0953%	0.0946%	0.0953%
Scott E. Peterson				94,913	0.0636%	0.0631%	0.0636%
Wayne Allen				4,081	0.0027%	0.0027%	0.0027%
Dave Caron				91,106	0.0611%	0.0606%	0.0610%
Chris Kenney				49,074	0.0329%	0.0326%	0.0329%
Jon Paulsen				30,881	0.0207%	0.0205%	0.0207%
Joshua Mills				42,388	0.0284%	0.0282%	0.0284%
Edward Sham				40,813	0.0274%	0.0271%	0.0273%
Ellen Jacobs				50,267	0.0337%	0.0334%	0.0337%
Wendy Will				11,149	0.0075%	0.0074%	0.0075%
Laurence A. Chapman				1,932	0.0013%	0.0013%	0.0013%
Ruann F. Ernst, Ph.D.				10,489	0.0070%	0.0070%	0.0070%
Kathleen Earley (Reed)				6,232	0.0042%	0.0041%	0.0042%
Dennis E. Singleton				22,408	0.0150%	0.0149%	0.0150%
Robert H. Zerbst				10,192	0.0068%	0.0068%	0.0068%
Glenn Benoist				10,566	0.0071%	0.0070%	0.0071%
Jennifer Xiao				8,689	0.0058%	0.0058%	0.0058%
James Smith				1,634	0.0011%	0.0011%	0.0011%
Adil Attlassy				2,488	0.0017%	0.0017%	0.0017%
Keith Dines				1,279	0.0009%	0.0009%	0.0009%
Mark Walker				5,480	0.0037%	0.0036%	0.0037%
David Schirmacher				5,149	0.0035%	0.0034%	0.0034%
Kevin Kennedy				5,906	0.0040%	0.0039%	0.0040%
William LaPerch				5,906	0.0040%	0.0039%	0.0040%
Steve Kundich				2,976	0.0020%	0.0020%	0.0020%

[1]	To be updated.

H-A-1

Name and Address of Partner	Cash Contributions	Agreed Value of Contributed Property*#	Total Contributions**	Common or Profits Interest Units	Percentage Interest - Including Class C	Percentage Interest - Including Classes C & D	Percentage Interest - Including Class C & Class D at 10%
Matthew Miszewski				18,351	0.0123%	0.0122%	0.0123%
John Stewart				3,454	0.0023%	0.0023%	0.0023%
Jarett Appleby				9,878	0.0066%	0.0066%	0.0066%
Andrew Power				15,596	0.0105%	0.0104%	0.0104%
Michael Henry				3,092	0.0021%	0.0021%	0.0021%
William Bradley				3,092	0.0021%	0.0021%	0.0021%
Chris Sharp				38,604	0.0259%	0.0257%	0.0259%
Philip Lin				5,019	0.0034%	0.0033%	0.0034%
Total Profits Interest Units				1,035,062

*	Net of Debt (if any)
#	Agreed Value as of contribution date. Units received in exchange for such contribution may have been distributed to the owners of the contributing Limited Partners from time to time.
**	Total contributions shown for applicable Limited Partners are as of applicable contribution date. Units received in exchange for such contributions may have been distributed to the owners of the contributing Limited Partners from time to time.

Class C Unit Holders
	Class C Units	Percentage Interest (All Classes)
10/27/2005-12/28/2005
Richard A. Magnuson	216,451	0.1440%

5/2/2007
Richard A. Magnuson	100,848	0.0671%
Dave Caron	2,037	0.0014%
Chris Kenney	20,169	0.0134%
Edward Sham	8,447	0.0056%
Ellen Jacobs	11,116	0.0074%
Glenn Benoist	20,169	0.0134%
Total Class C Units	379,237

Class D Unit Holders
	Class D Units	Percentage Interest (All Classes)
Michael Foust	169,197	0.1126%
A. William Stein	241,064	0.1604%
David Caron	62,039	0.0413%
Scott Peterson	132,500	0.0881%
Matthew Miszewski	77,658	0.0517%
Joshua Mills	60,564	0.0403%
Ellen Jacobs	40,196	0.0267%
Edward Sham	40,196	0.0267%
David Schirmacher	47,875	0.0318%
Christopher Kenney	24,144	0.0161%
Winnifred Will	21,280	0.0142%

H-A-2

Class D Unit Holders
	Class D Units	Percentage Interest (All Classes)
Jennifer Xiao	21,280	0.0142%
John Stewart	28,916	0.0192%
Glenn Benoist	11,323	0.0075%
Mark Walker	18,027	0.0120%
Stephen Kundich	6,345	0.0042%
Jon Paulsen	5,499	0.0037%
Joseph Goldsmith	5,287	0.0035%
Carrie Pedraza	6,562	0.0044%
Jarett Appleby	51,151	0.0340%
Andrew Power	48,435	0.0322%
Michael Henry	22,090	0.0147%
William Bradley	7,363	0.0049%
Total Class D Units	1,148,991

Series C Preferred Units:

Name and Address of Partner	Gross Asset Value†			Cash Contributions	Total Contributions			Preferred	Percentage Interest
Digital Realty Trust, Inc.	$	[201,250,000.00	]		$	[201,250,000.00	]	8,050,000	100.0000%

†	Gross Asset Value as of contribution date and as determined by the General Partner.

Series G Preferred Units:

Name and Address of Partner	Gross Asset Value	Cash Contributions	Total Contributions	Preferred	Percentage Interest
Digital Realty Trust, Inc.		$241,467,912.52	$241,467,912.52	10,000,000	100.0000%

Series H Preferred Units:

Name and Address of Partner	Gross Asset Value	Cash Contributions	Total Contributions	Preferred	Percentage Interest
Digital Realty Trust, Inc.		$353,290,313.14	$353,290,313.14	14,600,000	100.0000%

Series I Preferred Units:

Name and Address of Partner	Gross Asset Value†	Cash Contributions	Total Contributions	Preferred	Percentage Interest
Digital Realty Trust, Inc.	$242,688,931.25		$242,688,931.25	10,000,000	100.0000%

†	Gross Asset Value as of contribution date and as determined by the General Partner.

Series J Preferred Units:

Name and Address of Partner	Gross Asset Value	Cash Contributions	Total Contributions	Preferred	Percentage Interest
Digital Realty Trust, Inc.		$193,164,299	$193,164,299	8,000,000	100.0000%

H-A-3

EXHIBIT B

NOTICE OF REDEMPTION

The undersigned hereby irrevocably (i) transfers                      Limited Partnership Units in Digital Realty Trust, L.P. in accordance with the terms of the Limited Partnership Agreement of Digital Realty Trust, L.P. and the rights of Redemption referred to therein, (ii) surrenders such Limited Partnership Units and all right, title and interest therein, and (iii) directs that the cash (or, if applicable, REIT Shares) deliverable upon Redemption or exchange be delivered to the address specified below, and if applicable, that such REIT Shares be registered or placed in the name(s) and at the address(es) specified below.

Dated:

Name of Limited Partner:

(Signature of Limited Partner)

(Street Address)

(City) (State) (Zip Code)

Signature Guaranteed by:

Issue REIT Shares to:

Please insert social security or identifying number:

Name:

H-B-1

EXHIBIT C

CONSTRUCTIVE OWNERSHIP DEFINITION

The term “Constructively Owns” means ownership determined through the application of the constructive ownership rules of Section 318 of the Code, as modified by Section 856(d)(5) of the Code. Generally, these rules provide the following:

a. an individual is considered as owning the Ownership Interest that is owned, actually or constructively, by or for his spouse, his children, his grandchildren, and his parents;

b. an Ownership Interest that is owned, actually or constructively, by or for a partnership, limited liability company or estate is considered as owned proportionately by its partners or beneficiaries;

c. an Ownership Interest that is owned, actually or constructively, by or for a trust is considered as owned by its beneficiaries in proportion to the actuarial interest of such beneficiaries (provided, however, that in the case of a “grantor trust” the Ownership Interest will be considered as owned by the grantors);

d. if ten (10) percent or more in value of the stock in a corporation is owned, actually or constructively, by or for any person, such person shall be considered as owning the Ownership Interest that is owned, actually or constructively, by or for such corporation in that proportion which the value of the stock which such person so owns bears to the value of all the stock in such corporation;

e. an Ownership Interest that is owned, actually or constructively, by or for a partner or member which actually or constructively owns a 25% (except 5% for purposes of Section 3.4.E.(1)) or greater capital interest or profits interest in a partnership or limited liability company, or by or to or for a beneficiary of an estate or trust shall be considered as owned by the partnership, limited liability company, estate, or trust (or, in the case of a grantor trust, the grantors);

f. if ten (10) percent or more in value of the stock in a corporation is owned, actually or constructively, by or for any person, such corporation shall be considered as owning the Ownership Interest that is owned, actually or constructively, by or for such person;

g. if any person has an option to acquire an Ownership Interest (including an option to acquire an option or any one of a series of such options), such Ownership Interest shall be considered as owned by such person;

h. an Ownership Interest that is constructively owned by a person by reason of the application of the rules described in paragraphs (a) through (g) above shall, for purposes of applying paragraphs (a) through (g), be considered as actually owned by such person provided, however, that (i) an Ownership Interest constructively owned by an individual by reason of paragraph (a) shall not be considered as owned by him for purposes of again applying paragraph (a) in order to make another the constructive owner of such Ownership Interest, (ii) an Ownership Interest constructively owned by a partnership, estate, trust, or corporation by reason of the application of paragraphs (e) or (f) shall not be considered as owned by it for purposes of applying paragraphs (b), (c), or (d) in order to make another the constructive owner of such Ownership Interest, (iii) if an Ownership Interest may be considered as owned by an individual under paragraphs (a) or (g), it shall be considered as owned by him under paragraph (g), and (iv) for purposes of the above described rules, an S corporation shall be treated as a partnership and any stockholder of the S corporation shall be treated as a partner of such partnership except that this rule shall not apply for purposes of determining whether stock in the S corporation is constructively owned by any person.

i. For purposes of the above summary of the constructive ownership rules, the term “Ownership Interest” means the ownership of stock with respect to a corporation and, with respect to any other type of entity, the ownership of an interest in either its assets or net profits.

H-C-1

EXHIBIT D

FORM OF PARTNERSHIP UNIT CERTIFICATE

CERTIFICATE FOR PARTNERSHIP UNITS OF

DIGITAL REALTY TRUST, L.P.

No.	UNITS

Digital Realty Trust, Inc., as the General Partner of Digital Realty Trust, L.P., a Maryland limited partnership (the “Operating Partnership”), hereby certifies that                  is a Limited Partner of the Operating Partnership whose Partnership Interests therein, as set forth in the Amended and Restated Agreement of Limited Partnership of Digital Realty Trust, L.P., (the “Partnership Agreement”), under which the Operating Partnership is existing and as filed in the office of the Maryland State Department of Assessments and Taxation (copies of which are on file at the Operating Partnership’s principal office at Four Embarcadero Center, Suite 3200, San Francisco, California 94111), represent              units of limited partnership interest in the Operating Partnership.

THE UNITS REPRESENTED BY THIS CERTIFICATE OR INSTRUMENT MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS SUCH TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION COMPLIES WITH THE PROVISIONS OF THE AMENDED AND RESTATED PARTNERSHIP AGREEMENT AS OF [●], 2017 AS IT MAY BE AMENDED FROM TIME TO TIME (A COPY OF WHICH IS ON FILE WITH THE OPERATING PARTNERSHIP). EXCEPT AS OTHERWISE PROVIDED IN SUCH AGREEMENT, THE UNITS EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION, UNLESS THE TRANSFEROR DELIVERS TO THE GENERAL PARTNER AN OPINION OF COUNSEL SATISFACTORY TO THE GENERAL PARTNER, TO THE EFFECT THAT THE PROPOSED SALE, TRANSFER OR OTHER DISPOSITION MAY BE EFFECTED WITHOUT REGISTRATION UNDER THE ACT AND UNDER APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS.

DATED:

DIGITAL REALTY TRUST, INC.

General Partner of
Digital Realty Trust, L.P.

ATTEST:

By:	By:

H-D-1

EXHIBIT E

SCHEDULE OF PARTNERS’ OWNERSHIP

WITH RESPECT TO TENANTS

•	Global Innovation Partners, LLC makes no representation, warranty or covenant regarding its constructive ownership of interests in Tenants to the extent such ownership is caused by the actual or constructive ownership of such interests by CALPERS in its capacity as a member of Global Innovation Partners, LLC, and the General Partner hereby consents to such ownership.

H-E-1

EXHIBIT F

SCHEDULE OF REIT SHARES

ACTUALLY OR CONSTRUCTIVELY OWNED BY LIMITED PARTNERS

OTHER THAN THOSE ACQUIRED PURSUANT TO AN EXCHANGE

None

H-F-1

EXHIBIT G

NOTICE OF ELECTION BY PARTNER TO CONVERT

PROFITS INTEREST UNITS INTO PARTNERSHIP UNITS

The undersigned Profits Interest Unitholder hereby irrevocably [(i)] elects to convert the number of Profits Interest Units in Digital Realty Trust, L.P. (the “Partnership”) set forth below into Partnership Units in accordance with the terms of the Amended and Restated Agreement of Limited Partnership of the Partnership, as amended[; and (ii) directs that any cash in lieu of Partnership Units that may be deliverable upon such conversion to be deliverable upon such conversion be delivered to the address specified below]. The undersigned hereby represents, warrants, and certifies that the undersigned (a) has title to such Profits Interest Units, free and clear of the rights or interests of any other person or entity other than the Partnership; (b) has the full right, power, and authority to cause the conversion of such Profits Interest Units as provided herein; and (c) has obtained the consent or approval of all persons or entities, if any, having the right to consent or approve such conversion.

Name of Profits Interest Unitholder:

(Please Print: Exact Name as Registered with Partnership)

Number of Profits Interest Units to be Converted:

Date of this Notice:

(Signature of Limited Partner: Sign Exact Name as Registered with Partnership)

(Street Address)

(City)                 (State)                 (Zip Code)

[Signature Guaranteed by:                                                                    ]

H-G-1

EXHIBIT H

NOTICE OF ELECTION BY PARTNERSHIP TO FORCE CONVERSION

OF PROFITS INTEREST UNITS INTO PARTNERSHIP UNITS

Digital Realty Trust, L.P. (the “Partnership”) hereby irrevocably (i) elects to cause the number of Profits Interest Units held by the Profits Interest Unitholder set forth below to be converted into Partnership Units in accordance with the terms of Amended and Restated Agreement of Limited Partnership of the Partnership, as amended.

Name of Profits Interest
Unitholder:
(Please Print: Exact Name as Registered with Partnership)

Number of Profits Interest Units to be Converted:

Date of this Notice:

H-H-1

Annex I

AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

OF

DUPONT FABROS TECHNOLOGY, L.P.

This AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT (as amended from time to time, this “Agreement”) of DuPont Fabros Technology, L.P. (the “Partnership”) is entered into as of [ ● ], by and between Penguins OP Sub 2, LLC, a Maryland limited liability company, as general partner (the “General Partner”), and Digital Realty Trust, L.P., a Maryland limited partnership (the “Initial Limited Partner” and together with the General Partner, the “Partners”).

RECITALS

WHEREAS, the General Partner and the Initial Limited Partner were admitted as Partners of the Partnership in connection with the Closing of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of June 8, 2017, by and among the General Partner, the Limited Partner, the Partnership and the other parties thereto; and

WHEREAS, the General Partner and the Initial Limited Partner desire to amend and restate the prior agreement of limited partnership and enter into this Agreement to provide for the Partnership’s management and to provide for certain other matters, all as permitted under the Maryland Revised Uniform Limited Partnership Act, as it may be amended from time to time, and any successor statute (the “Act”).

NOW, THEREFORE, in consideration of the covenants and promises contained herein and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Formation. the Partnership was formed as a limited partnership under the laws of the State of Maryland pursuant to a Certificate of Limited Partnership filed on July 6, 2007 with the State Department of Assessment and Taxation of the State of Maryland.

2. Name. The name of the limited partnership is “DuPont Fabros Technology, L.P.”

3. Purpose. The purpose of the Partnership is to engage in any and all lawful businesses, purposes or activities and exercise any powers in which a limited partnership may be engaged under applicable law (including, without limitation, the Act).

4. Resident Agent; Principal Office. The name and address of the resident agent of the Partnership in the State of Maryland is CSC-Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 1660, Baltimore, MD 21202. The address of the principal office of the Partnership in the State of Maryland is c/o CSC-Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 1660, Baltimore, MD 21202. The principal executive office of the Partnership is located at Four Embarcadero Center, Suite 3200, San Francisco, California 94111, or such other place as the General Partner may from time to time designate by notice to the other Partners. The Partnership may maintain offices at such other place or places within or outside the State of Maryland as the General Partner deems advisable.

5. Partners. The names and the business, residence or mailing addresses of the General Partner and the Initial Limited Partner are as follows:

General Partner

Penguins OP Sub 2, LLC

Four Embarcadero Center, Suite 3200

San Francisco, California 94111

Initial Limited Partner

Digital Realty Trust, L.P.

Four Embarcadero Center, Suite 3200

San Francisco, California 94111

The General Partner was admitted as a general partner of the Partnership upon its execution of a counterpart to this Agreement. The Initial Limited Partner was admitted as a limited partner of the Partnership upon its execution of a counterpart to this Agreement.

6. Dissolution. The Partnership shall dissolve, and its affairs shall be wound up, at such time as (a) the General Partner of the Partnership approves in writing, (b) a consent to dissolution by all partners, (c) an event of withdrawal of a general partner, or (d) an entry of a decree of judicial dissolution has occurred under the Act; provided, however, the Partnership shall not be dissolved and required to be wound up upon an event of withdrawal of a general partner described in Section 6(c) if (A) at the time of the occurrence of such event there is at least one remaining general partner of the Partnership who is hereby authorized to and does carry on the business of the Partnership, or (B) within 90 days after the occurrence of such event, all partners of the Partnership other than the withdrawn general partner agree in writing to continue the business of the Partnership and to the appointment, effective as of the date of such event, if required, of one or more additional general partners of the Partnership.

7. Capital Contributions. The partners of the Partnership have made capital contributions to the Partnership to the extent set forth in the books and records of the Partnership.

8. Additional Contributions. No partner of the Partnership is required to make any additional capital contribution to the Partnership.

9. Allocations of Profit and Losses. The Partnership’s profits and losses shall be allocated in proportion to the capital contributions of the partners of the Partnership.

10. Distributions. At any time determined by the General Partner, the General Partner may cause the Partnership to distribute any cash held by it to the partners of the Partnership that is not reasonably necessary for the operation of the Partnership. Such distributions shall be made in proportion to their Percentage Interests as set forth on Schedule A . Notwithstanding anything to the contrary contained in this Agreement, the Partnership, and the General Partner on behalf of the Partnership, shall not be required to make a distribution to any partner on account of its interest in the Partnership if such distribution would violate the Act or other applicable law.

11. Management of Partnership. The General Partner shall have exclusive control over the business of the Partnership and shall have all rights, powers and authority generally conferred by law or necessary, advisable or consistent in connection therewith. The Initial Limited Partner shall have no right to participate in or vote upon any Partnership matters except as specifically provided by this Agreement or required by any mandatory provision of the Act. Notwithstanding any other provision of this Agreement, the General Partner have the authority to bind the Partnership and is authorized to execute and deliver any document on behalf of the Partnership without any vote or consent of any other partner or other person or entity.

12. Transfer or Pledge. A partner’s interest in the Partnership shall not be assigned, pledged, sold or otherwise transferred, in whole or in part, without the prior written consent of the General Partner, which consent may be given or withheld in each General Partner’s sole and absolute discretion. No assignee of a partner’s interest in the Partnership shall be admitted into the Partnership as a substituted partner without: (a) the prior written consent of the General Partner, which consent may be given or withheld in the General Partner’s sole and absolute discretion; and (b) such assignee executing a counterpart to this Agreement.

13. Withdrawal. Except as provided in Section 10-402 of the Act, no partner of the Partnership may withdraw from the Partnership.

14. Additional Limited Partners.

(a) Without the approval of the Initial Limited Partner, the General Partner may admit additional limited partners to the Partnership.

(b) After the admission of any additional limited partners pursuant to this Section 14, the Partnership shall continue as a limited partnership under the Act without dissolution.

(c) The admission of additional limited partners to the Partnership pursuant to this Section 14 shall be accomplished by the execution of a counterpart to this Agreement by such additional limited partner or, if necessary, the amendment of this Agreement and any other actions as may be required by the Act.

15. Tax Treatment. For federal income tax purposes, at all times that the Initial Limited Partner owns 100% of the equity interests in the General Partner and no election has been made to treat the General Partner as an association, the Partners intend that the Partnership be disregarded as an entity separate from the Limited Partner pursuant to Treasury Regulations Section 301.7701 and corresponding provisions of applicable state law.

16. Governing Law. This Agreement, and all rights and remedies in connection therewith, shall be governed by, and construed under, the laws of the State of Maryland, without regard to otherwise governing principles of conflicts of law or choice of laws.

17. Amendments. This Agreement may be amended or modified from time to time only by a written instrument executed by the General Partner.

18. Counterparts. This Agreement may be executed in any number of multiple counterparts, any of which may be delivered via facsimile, PDF, or other forms of electronic delivery, each of which shall be deemed to be an original copy and all of which together shall constitute one agreement, binding on all parties hereto.

19. Severability of Provisions. Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto, intending to be bound hereby, have duly executed this Agreement as of the date first set forth above.

GENERAL PARTNER

[ ● ]

By:
Name:
Title:

INITIAL LIMITED PARTNER

[ ● ]

By:
Name:
Title:

Schedule A

Percentage Interests

[ ● ]